                           EINSTEIN/NOAH BAGEL CORP.

                 MARCH 29, 1996, AS AMENDED SEPTEMBER 1, 1996

                 INFORMATION FOR PROSPECTIVE FRANCHISE OWNERS

                     REQUIRED BY FEDERAL TRADE COMMISSION

                                  * * * * * *



     TO PROTECT YOU, WE'VE REQUIRED YOUR FRANCHISOR TO GIVE YOU THIS INFORMATION. WE HAVEN'T CHECKED IT, AND DON'T KNOW IF IT'S CORRECT. IT SHOULD
             -----------------------------------------------------
HELP YOU MAKE UP YOUR MIND. STUDY IT CAREFULLY. WHILE IT INCLUDES SOME INFORMATION ABOUT YOUR CONTRACT, DON'T RELY ON IT ALONE TO UNDERSTAND YOUR CONTRACT. READ ALL OF YOUR CONTRACT CAREFULLY. BUYING A FRANCHISE IS A COMPLICATED INVESTMENT. TAKE YOUR TIME TO DECIDE. IF POSSIBLE, SHOW YOUR CONTRACT AND THIS INFORMATION TO AN ADVISOR, LIKE A LAWYER OR AN ACCOUNTANT. IF YOU FIND ANYTHING YOU THINK MAY BE WRONG OR ANYTHING IMPORTANT THAT'S BEEN LEFT OUT, YOU SHOULD LET US KNOW ABOUT IT. IT MAY BE AGAINST THE LAW.


     THERE MAY ALSO BE LAWS ON FRANCHISING IN YOUR STATE. ASK YOUR STATE AGENCIES ABOUT THEM.

                           FEDERAL TRADE COMMISSION
                           ------------------------
                            WASHINGTON, D.C. 20580
                            ----------------------

                        [LOGO OF EINSTEIN BROS BAGELS]
                            [LOGO OF NOAH'S BAGELS]

                          FRANCHISE OFFERING CIRCULAR

                           EINSTEIN/NOAH BAGEL CORP.
                            A DELAWARE CORPORATION
                           14103 DENVER WEST PARKWAY
                        P.O. BOX 4086 GOLDEN, CO 80401
                                (303) 278-9500

     The franchise offered is to operate food service businesses which sell bagels, bagel-related products, beverages, and other items and food products ENBC approves or requires for sale ("Units") and to develop and operate a specified number of Units at approved locations within defined geographic areas according to a specified development schedule.

     Initial payments you must make under the Franchise Agreement and Development Agreement are described in this paragraph. The initial franchise fee is $35,000 under the Franchise Agreement for a Unit, and the development fee under the Development Agreement is $5,000 for each Unit to be developed under the Development Agreement. Under the Development Agreement, a real estate services fee equal to $5,000 for each Unit to be developed will be due to ENBC. Under both the Development and the Franchise Agreement, you will purchase the computer system ENBC designates that will cost $15,000 to $30,000, and you will pay to ENBC a software license fee of $15,000. A demographic detail report fee of $50 per site for each proposed or potential site for a Unit is payable under the Development Agreement only and is due before each Unit opens. In addition, before each Unit opens, you will make the first payment of the monthly $400 software support fee. The estimated initial investment for a Unit ranges from $268,700 to $591,700. The estimated initial investment to operate as a developer ranges from $69,950 to $124,200.

RISK FACTORS:

     1. THE FRANCHISE AGREEMENT AND DEVELOPMENT AGREEMENT PERMIT THE FRANCHISEE AND DEVELOPER,RESPECTIVELY, TO SUE ONLY IN COLORADO. OUT OF STATE LITIGATION MAY FORCE YOU TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. IT MAY ALSO COST MORE TO SUE THE FRANCHISOR IN COLORADO THAN IN YOUR HOME STATE.

     2. EACH OF THE FRANCHISE AGREEMENT AND DEVELOPMENT AGREEMENT STATES THAT COLORADO LAW GOVERNS THE AGREEMENT, AND THIS LAW MAY NOT PROVIDE THE SAME PROTECTIONS AND BENEFITS AS LOCAL LAW. YOU MAY WANT TO COMPARE THESE LAWS. SOME STATE FRANCHISE LAWS PROVIDE THAT CHOICE OF LAW PROVISIONS ARE VOID OR SUPERSEDED. YOU

        MAY WANT TO INVESTIGATE WHETHER YOU ARE PROTECTED BY A STATE FRANCHISE LAW. YOU SHOULD REVIEW ANY ADDENDA OR RIDERS ATTACHED TO THIS OFFERING CIRCULAR FOR DISCLOSURES REGARDING STATE FRANCHISE LAWS.

     3. THERE MAY BE OTHER RISKS CONCERNING THIS FRANCHISE.

Information comparing franchisors is available. Call the state administrators listed in Exhibit A or your public library for sources of information.
          ---------


REGISTRATION OF THIS FRANCHISE BY A STATE DOES NOT MEAN THAT THE STATE RECOMMENDS IT OR HAS VERIFIED THE INFORMATION IN THIS OFFERING CIRCULAR. If you learn that anything in the offering circular is untrue, contact the Federal Trade Commission and the state authority listed in Exhibit A.
                                                   ---------

     Effective Date: March 29, 1996, as amended September 1, 1996

                               TABLE OF CONTENTS

ITEM                                                                       PAGE
1    THE FRANCHISOR, ITS PREDECESSORS AND AFFILIATES  ......................   1

2    BUSINESS EXPERIENCE  ..................................................   9

3    LITIGATION  ...........................................................  14

4    BANKRUPTCY  ...........................................................  18

5    INITIAL FRANCHISE FEE  ................................................  18

6    OTHER FEES  ...........................................................  20

7    INITIAL INVESTMENT  ...................................................  28

8    RESTRICTIONS ON SOURCES OF PRODUCTS AND SERVICES  .....................  36

9    FRANCHISEE'S OBLIGATIONS  .............................................  47

10   FINANCING  ............................................................  50

11   FRANCHISOR'S OBLIGATIONS  .............................................  54

12   TERRITORY  ............................................................  72

13   TRADEMARKS  ...........................................................  81

14   PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION  ......................  84

15   OBLIGATION TO PARTICIPATE IN THE
     ACTUAL OPERATION OF THE FRANCHISE BUSINESS  ...........................  87

16   RESTRICTIONS ON WHAT THE FRANCHISEE MAY SELL  .........................  91

17   RENEWAL, TERMINATION, TRANSFER AND DISPUTE RESOLUTION  ................  92

18   PUBLIC FIGURES  .......................................................  97

19   EARNINGS CLAIMS........................................................  97

                          TABLE OF CONTENTS    CONTINUED
                          -----------------


ITEM                                                                       PAGE
- ----                                                                       ----
20   LIST OF OUTLETS  .....................................................  97

21   FINANCIAL STATEMENTS  ................................................ 102

22   CONTRACTS  ........................................................... 102

23   RECEIPTS  ................................................  (Last 2 pages)

     EXHIBITS
     --------

     EXHIBIT A STATE AGENCIES/AGENTS FOR SERVICE OF PROCESS EXHIBIT B EINSTEIN/NOAH BAGEL CORP. DEVELOPMENT AGREEMENT EXHIBIT C EINSTEIN/NOAH BAGEL CORP. FRANCHISE AGREEMENT EXHIBIT D ADDENDUM TO LEASE
     EXHIBIT E EINSTEIN/NOAH BAGEL CORP. FINANCIAL STATEMENTS EXHIBIT F FINANCED AREA DEVELOPER PROGRAM LOAN AGREEMENT

APPLICABLE STATE LAW MAY REQUIRE ADDITIONAL DISCLOSURES RELATED TO THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR. THESE ADDITIONAL DISCLOSURES, IF ANY, APPEAR IN AN ADDENDUM.

                                    ITEM 1
                                    ------

                THE FRANCHISOR, ITS PREDECESSORS AND AFFILIATES

ENBC PREDECESSORS, AFFILIATES AND THE ENBC SYSTEM
- -------------------------------------------------

     The franchisor is Einstein/Noah Bagel Corp. The franchisor will be referred to in this offering circular as "ENBC." A person who buys a franchise from ENBC will be referred in this offering circular as "you." If you are a privately held corporation, limited liability company, partnership or other legal entity, certain provisions of ENBC's franchise agreement, development agreement, and related agreements also will apply to your owners.

     ENBC is a Delaware corporation incorporated on February 2, 1995 and currently maintains its principal office at 1526 Cole Boulevard, Suite 200, Golden, Colorado 80401-4086. ENBC's agents for service of process are disclosed in Exhibit A to this offering circular. ENBC has no predecessors. ENBC was
   ---------
formerly known as Progressive Bagel Concepts, Inc. until it changed its corporate name in December 1995 to Einstein Bros. Bagels, Inc. and again in May 1996 to Einstein/Noah Bagel Corp.

     ENBC's business began when it acquired and consolidated three regional bagel chains in March 1995. On March 24, 1995, ENBC acquired the stock of Brackman Brothers, Inc., a corporation which owns and operates stores under the name "Brackman Brothers." Brackman Brothers, Inc. maintained its office at 3541
S. 300 West, Salt Lake City, Utah 84115. Brackman Brothers, Inc. began operating bagel shops in April 1989 and has operated them continuously since then. Brackman Brothers has not offered franchises for bagel shops or for any other lines of business. Brackman Brothers, Inc. remains a wholly owned subsidiary of ENBC, and its principal office address is the same as ENBC's.

     Also on March 24, 1995, ENBC acquired the assets of Bagel & Bagel, Inc., a corporation which owned and operated stores under the name "Bagel & Bagel" in and around Kansas City, Kansas and maintained its offices at 8595 College Boulevard #150, Overland Park, Kansas 66210. Bagel & Bagel, Inc. began operating bagel shops in 1988 and operated them continuously until ENBC acquired the company's assets. Bagel & Bagel did not offer franchises for bagel shops or for any other lines of business. It did grant certain development rights in Dallas, Texas to a joint venture, Bagel & Bagel Development Corp. that built two stores in Dallas. The joint venture has since dissolved, and its rights have been cancelled.

     On March 31, 1995, ENBC acquired the assets of Offerdahl's Bagel Gourmet, Inc., a corporation which owned and operated stores under the "Offerdahl's" name in and around Miami and Fort Lauderdale, Florida and maintained its offices at 929 Shotgun Road, Sunrise, Florida 33326. Offerdahl's Bagel Gourmet, Inc. began operating bagel shops in October 1990 and operated them continuously until March 31, 1995, when ENBC acquired the company's assets. Offerdahl's did not offer franchises for bagel shops or for any other lines of business.

     On August 4, 1995, ENBC acquired the assets of nine franchised "Bagel Stop" bagel stores in the Denver, Colorado area from the franchisees who owned and operated them. The franchisor consented to those sales. The franchisor and franchisee by mutual consent terminated the franchise agreement applicable to each of those stores concurrently with the sale of the store assets to ENBC.

     On August 10, 1995, San Diego-based Baltimore Bagel Co., formerly located at 7007 Carroll Road, San Diego, California 92121 was merged into Baltimore Bagel Co., a Delaware corporation and a wholly-owned subsidiary of ENBC. At the time of the merger, Baltimore Bagel Co. owned and operated its 15 bagel stores in San Diego and Orange County, California, under the name "Baltimore Bagels." Baltimore Bagels began operating bagel shops in April 1980 and operated them continuously until the date of the merger. Baltimore Bagel Co. did not offer franchises for bagel shops or any other lines of business.

     On January 31, 1996, Noah's New York Bagels, Inc., formerly located at 14054 Catalina St., San Leandro, California 94577 was merged with NNYB Acquisition Corp., ENBC's wholly owned subsidiary. At the time of the merger, Noah's New York Bagels, Inc. owned and operated 38 bagel stores in California and Washington under the name "Noah's New York Bagels." In this offering circular, ENBC refers to Noah's New York Bagels Units as "Noah's Units." Noah's New York Bagels, Inc. began operating bagel shops in June 1989 and operated them continuously until the date of the merger. It did not grant franchises before the merger for bagel shops or any other lines of business.

     ENBC operates, and offers and sells development rights for multiple franchises to operate, food service businesses, referred to in this offering circular as "Units," which sell, among other things, bagels, bagel-related products, cream cheese and/or other spreads, sandwiches, soups, salads, baked goods, breakfast items, and an assortment of hot and cold beverages, teas (leaves, bags or dry mixes), coffee (whole beans, ground and prepared) and other food and beverage products and mixes that ENBC approves or requires to be sold at Units ("Products"). Units offer Products for on-premises and carry-out dining.

     Units operate at locations which feature distinctive food service formats and "trade dress" and use one or more of ENBC's trademarks, service marks and associated logos, including "Einstein Bros.," "Brackman Brothers," "Bagel & Bagel," "Offerdahl's," "Baltimore Bagels," "Noah's New York Bagels," and/or other trademarks, service marks and associated logos which ENBC is continuing to develop and refine and may adopt (collectively, the "Marks"). "Trade dress" means the total image or overall impression which ENBC's stores, products and packaging create, including the individual elements which make up that image or impression. Units use ENBC's distinctive formats, specifications, employee selection and training programs, signs, equipment, layouts, systems, menu, recipes, methods, procedures, designs and marketing and advertising standards and formats, all of which ENBC may modify periodically in its sole discretion, and all of which may have one or more variations which ENBC may approve or specify (the "System").

     As described in Item 12, the Unit you operate or develop will be under a distinct concept identified by certain Marks that will operate under the System that ENBC develops for Units using those Marks; the Unit you operate or develop will be referred to in this offering circular as the "Store" or "Stores." For example, if ENBC grants you rights to operate a Store under the "Einstein Bros. Bagels" Mark, you will use the concept and System that ENBC has established, and must operate under the standards and specifications ENBC designates, for Einstein Bros. Bagels Units as described in manuals developed for those Units. ENBC may, in its discretion, offer you the opportunity to offer Delivery Service (described below and defined in Item 12), Catering Service (described below and defined in Item 12) and/or operate special distribution arrangements (defined below). ENBC is currently exploring a number of different distribution methods other than through branded retail food service outlets, including wholesaling to other retail stores and sales to other distribution channels (e.g., hotels, airlines and institutional facilities). While ENBC has not yet determined what other means of distribution it will utilize, it reserves the right to use any other means not expressly included in the exclusive rights of its franchisees.

     ENBC, directly and through its subsidiaries as of December 31, 1995, owned and operated 59 bagel stores under the names "Einstein Bros.," "Brackman Brothers," "Bagel & Bagel," "Offerdahl's," "The Bagel Shop," "Bagel Stop," and "Baltimore Bagels." As of April 1, 1996, ENBC owned and operated through a subsidiary 45 Noah's New York Bagel shops. (See Item 20) ENBC engages in no other business activities. ENBC began operating Stores in March, 1995 and began offering franchises for Stores as of the date of this offering circular. ENBC has not offered franchises in other lines of business.

     Throughout the United States, the food service industry is highly competitive, with constantly changing market conditions, and is characterized by a profusion of operators, including well-financed and highly sophisticated national and regional chains. Stores will compete with restaurants, fast food outlets and other bagel shops operated by national and regional chains and independent operators and, to some extent, with grocery and convenient stores that sell various prepared food products. Units will compete with these competitors for market share and access to desirable locations and to recruit food service personnel. Units will offer Products primarily to individual consumers for on-site or off-site consumption. The market for the Products is developed in some areas and developing in other areas, depending on the number of restaurants and stores operating in the particular area.

     Boston Chicken, Inc. ("BCI") made a secured loan to ENBC for $40,000,000 which was subsequently increased to $120,000,000. The loan was convertible into shares of common stock of ENBC, and BCI had, as part of the loan transaction, the option to acquire ENBC stock. In June 1996, BCI converted the loan and exercised its option; BCI currently holds shares of common stock of ENBC representing 59.6% of ENBC's issued and outstanding common stock. Since March 1989, BCI has operated, and offered and sold development rights for multiple franchises and single-unit franchises for the operation of food service businesses that sell rotisserie chicken, ham, turkey and other food products under the mark "Boston Market"for on-premises and carry-out dining. BCI does not offer or sell franchises in any other lines of business than as described in this Item.

     In August 1996, ENBC completed (a) an underwritten initial offering of 3,105,000 shares of its common stock to the public, (b) a concurrent non-underwritten public offering of 425,000 shares of its common stock to certain individuals and entities and (c) a concurrent private placement of 2,000,000 shares of its common stock to BCI, raising aggregate net proceeds of approximately $86,000,000.

DEVELOPMENT AND FRANCHISE RIGHTS OFFERED.
- ----------------------------------------

     (a)  DEVELOPMENT RIGHTS. For each Store you develop under the Development
          ------------------
Agreement, you must execute ENBC's then-current standard franchise agreement and any riders, exhibits, guarantees and other agreements ENBC uses. The following paragraphs describe the rights and obligations you will have under the Development Agreement and/or the Franchise Agreement.

     ENBC will offer and sell to certain qualified persons or entities ("Developers") the right to acquire franchises to develop, own and operate a specified number of Stores at approved location(s) ("Approved Sites") within a defined geographic area (the "Development Area") under the terms of ENBC's development agreement (the "Development Agreement"), a copy of which is attached to this offering circular as Exhibit B. The Development Area may be composed of
                             ---------
a number of smaller areas referred to as "Sub-Areas." If you are a Developer, the total number of Stores which you must develop under the Development Agreement (the "Development Obligations") and the development schedule (the "Development Schedule") specifying the number of Stores you open and operate in each Sub-Area and the required opening dates for each of them will be inserted in the Development Agreement before it is executed. The material terms and conditions of the then-current standard franchise agreement may vary substantially from the terms and conditions of the Franchise Agreement (defined below) described in this offering circular. However, under the Development Agreement, the initial franchise fee under each standard franchise agreement you sign will not exceed $35,000, and the royalty fee under each standard franchise agreement you sign will not exceed 5% of the Store's Royalty Base Revenue (as defined in Item 6). (See Items 5 and 6) ENBC may in some instances require or permit developers of Stores that previously entered into development agreements with ENBC to enter into the form of franchise agreement attached to their development agreement rather than the Franchise Agreement described in this offering circular.

     Under the Development Agreement, ENBC may require you to establish and operate one or more food preparation facilities to prepare and distribute the Products to Stores in your Development Area ("Commissaries"). Commissaries will not serve Products or any service to the general public, and they will operate according to ENBC's standards and specifications.

     In order to meet ENBC's standards and specifications for products sold through the Stores and to maintain quality controls, it will at some point be necessary to establish one or more Commissaries in the Development Area. You agree in the Development Agreement to establish in the Development Area the number of Commissaries ENBC reasonably determines to be necessary for the stores in the Development Area and to operate the commissaries according to ENBC's standards and specifications.

     (b) FRANCHISE RIGHTS. ENBC will offer and sell to certain qualified persons
         ----------------
("Franchisees") a franchise to establish and operate a Store using the System under the Marks ENBC designates and offering Products (the "Franchise") under the terms of ENBC's franchise agreement (the "Franchise Agreement") attached to this offering circular as Exhibit C. ENBC anticipates that Developers will own
                          ---------
and operate most or all Stores. Each Store will operate at a site ENBC has approved (a "Site") within a certain designated geographic area (a "Territory"). Under the Franchise Agreement, ENBC may offer you the opportunity to sign an agreement to sell Products at a facility or location such as a convenience store or airport (a "Special Distribution Agreement"). ENBC may also offer you the opportunity to or require you to sign a rider to the Franchise Agreement that allows you to deliver Products to consumers inside or outside of your Territory (a "Delivery Rider") and/or may offer you the opportunity to or require you to sign a rider to the Franchise Agreement that allows you to cater Products to consumers within a designated area (a "Catering Rider"). Copies of the Delivery Rider and the Catering Rider are attached to the Franchise Agreement (see Exhibit C to this offering circular).
- ---------

VARIATIONS IN THE OPERATING SYSTEM
- ----------------------------------

     Some aspects of ENBC's franchise program and its retail store concept are still in the development stage. ENBC believes that it is desirable, and part of its mission is, to take full advantage of the customer base, customer loyalty, market strength and operating efficiencies of each of the concepts it has acquired. As a result, it expects that there will be some significant variations in the System. These variations may be for an initial or transitional period, or they may be permanent, depending on whether ENBC in its sole discretion ultimately determines that it can best capture those advantages by developing and operating only Einstein Bros. Units or stores using all or some of the components of the original acquired concepts in those markets where those brands already have a strong presence, or some combination of both. ENBC may, for instance, allow certain Developers to use one recipe for bagels, cream cheeses or other items while allowing other Developers to use different recipes. ENBC may also allow variations between Developers in the areas of trademarks, trade dress, operational items or other aspects of Units. However, you must acknowledge and agree that only ENBC may determine what variations are allowable and that you will in any event conform strictly to the standards and specifications which ENBC establishes for your Stores.

     ENBC intends to allow these variations for at least two reasons: (a) as part of ongoing research and development for Units generally; and (b) to test whether regional variations in Units may be advantageous. It is ENBC's expectation that over time during the term of your

Development Agreement and Franchise Agreements ENBC will continue to develop and refine various aspects of the ENBC program based, in part, on the experiences of Developers and Franchisees with any different recipes and other variations in Units it may allow. ENBC expects, and you should expect, that as new products, new operating procedures, new trade dress and other refinements occur, ENBC may, in its sole discretion, cease to allow some or all of the variations and may require local or regional variations or national uniformity among Stores in aspects for which it had previously allowed variations. This may mean that you may be required, for example, to change one or more of: (a) the recipes you use for bagels, cream cheese or other items; (b) the trademarks and/or service marks you use; (c) the trade dress or operational procedures you use; or (d) other aspects of your Stores. Some or all of these changes may require you to make substantial additional capital expenditures or other expenses to conform your operations to ENBC's revised local, regional and/or national requirements for particular aspects of your business. By signing a Development Agreement and Franchise Agreements, you acknowledge and agree that if ENBC decides to do so, it may discontinue any of the variations which ENBC had allowed previously and that you will conform to all required local, regional and/or national standards and specifications and other requirements which ENBC may establish periodically as part of the development and refinement of ENBC's retail store concept, even if it means substantial additional expense for you. Furthermore, you acknowledge and agree that you will provide to ENBC the data it requires concerning your operations to allow ENBC to assess the success of various variations in its retail store concept.

     In addition to those considerations, you should also be aware that ENBC may continue to operate and/or to allow you and other Developers and Franchisees in certain regions to operate Stores under trademarks and service marks including both "Einstein Bros." and "Noah's New York Bagels." Thus, you may have franchise rights to the Einstein Bros. Bagels concept in a market, while another party may have franchise rights for the Noah's New York Bagels concept in the same market. ENBC currently anticipates that it eventually will convert all Units to operate under either the "Einstein Bros. Bagels" Mark or the "Noah's New York Bagel" Mark. However, ENBC may allow the use of other marks (such as "Bagel & Bagel," "Offerdahl's" and "Baltimore Bagels") temporarily in the regions where stores are currently operating under those names, pending conversion of those stores to Einstein Bros. or Noah's New York Bagels units. By signing a Development Agreement and Franchise Agreements, you acknowledge and agree that such trademark variations may exist and that, if they do, ENBC's franchise program may not be for a nationwide chain of stores all operating under a single mark, but rather a dual-branded program using the Einstein Bros. and Noah's New York Bagels Marks. Thus, you should be aware that ENBC uses the term "Units" throughout this offering circular for convenience to refer to the various bagel stores for which ENBC may offer franchises, and that other Developers and Franchisees may do business under more than one brand.

     As described in Item 12 of the offering circular, the Store(s) you develop and/or operate will be under a particular branded concept and will operate using the Marks and the System that ENBC designates for that variety of Units. ENBC reserves rights to develop and distribute

Products under other Marks and through channels of distribution other than retail stores. (See Item 12)

STORE MANAGER INCENTIVE PROGRAM
- -------------------------------

     ENBC is considering a program under which Developers would be required to offer an incentive program designed to attract individuals experienced in restaurant management ("operators") to operate one or more of their Stores. The Developer would enter into an employment agreement with the operator making the operator the manager of a Store and giving the operator the right to receive, in addition to a fixed draw, a percentage of the Store's income or cash flow as specifically defined for that program. This is the only compensation the operator would receive under the employment agreement. As of the date of this offering circular, ENBC is still working out the details of this incentive program. The final program may differ somewhat from this description, but ENBC expects that it will be substantially similar.

GENERAL COMMENTS
- ----------------

     This offering circular describes information about (a) the development rights ENBC offers for Stores; (b) the Franchise; (c) Delivery Service, Catering Service, Commissaries and Special Distribution Arrangements (as described in
Item 12); (d) the terms and conditions of the current Development Agreement, Franchise Agreement, Delivery Rider, Catering Rider and Special Distribution Arrangements Rider; and (e) certain financing arrangements which may be available to you.

     There may be instances when ENBC will vary the terms and conditions of the agreements and riders, depending on the circumstances of a particular transaction. ENBC intends only to enter into multi-unit development transactions with sophisticated investors who are experienced food service operators, or who employ management personnel with food service expertise, and who have access to substantial capital necessary to finance multi-unit development of Stores over development terms which will typically be of 2 to 5 years, depending on the number of Stores to be developed.

     You must comply with all local, state and federal laws and regulations that apply to food service operations, including health and sanitation laws and regulations, when you develop and operate Stores and, if applicable, when you offer Delivery Service or Catering Service or operate Commissaries or Special Distribution Arrangements.

DEFINITIONS
- -----------

     As used in the Franchise Agreement, Development Agreement and this offering circular, the following terms will have the following meanings:

     (a) "Owner" means all persons or entities that hold direct or indirect, record or beneficial Ownership Interests (defined below) in you as specified in the applicable agreement. The term Owner also refers to any person who has any other direct or indirect property rights in you, the Franchise Agreement, the Development Agreement, the Franchise or a Store;

     (b) "Ownership Interest" means in relation to a: (i) corporation, the record or beneficial ownership of shares in the corporation; (ii) limited liability company, the record or beneficial ownership of membership interests in the company; (iii) partnership, the record or beneficial ownership of a general or limited partnership interest; or (iv) trust, the ownership of beneficial interest of that trust;

     (c) "Principal Owner" means each Owner which (1) is a general partner in the Developer; or (2) has a direct or indirect equity interest of 10% or more (regardless of whether such Owner is entitled to vote thereon) in (a) you or (b) any Store or (c) any developer and/or franchise owner of Stores other than you; provided, however, that a reduction in a Principal Owner's equity interest below 10% will not affect his/her/its status as a Principal Owner unless such reduction is the result of the transfer of all his/her/its equity interests in DEVELOPER, an a Store or a developer and/or franchise owner of a Store; and

     (d) "Immediate Family" means: (1) a person's spouse; and (2) a person's natural and adoptive parents and natural and adopted children and siblings and their spouses; and (3) the natural and adoptive parents and natural and adopted children and siblings of a person's spouse; and (4) any other member of the person's household; so long as, in the case of children, siblings and their spouses and the parents, children and siblings of the spouses, that these people received or had access to Confidential Information including as your employee, supplier, officer, director, stockholder or agent.

                                   ITEM 2
                                   ------

                              BUSINESS EXPERIENCE

                      [PLEASE SEND REVISIONS AS NECESSARY]

CHAIRMAN OF THE BOARD:  SCOTT A. BECK
- -------------------------------------

     Scott A. Beck has been Chairman of the Board since June 1996. He previously served as Chairman and Chief Executive Officer of ENBC from April 1995 to June 1995. He was also a Director from April 1995 until June 1996. He has been Chairman, Chief Executive Officer and a Director of BCI since June 1992. He was Vice Chairman of the Board of Blockbuster Entertainment Corporation in Fort Lauderdale, Florida from September 1989 until January 1992, and Chief Operating Officer from September 1989 to January 1991. From 1980 to the present, Mr. Beck also has been President of Pace Affiliated, Inc., an investment banking firm he founded.

PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR:  MARK GOLDSTON
- ---------------------------------------------------------------

     Mr. Goldston became ENBC's President and CEO in April 1996. From July 1994 to April 1996, was Chairman and CEO of The Goldston Group, an advisory firm in Los Angeles, California, through which he provided consulting services to BCI. From October 1991 through June 1994, Mr. Goldston was employed by L.A. Gear, Inc. in Santa Monica, California, most recently as President and Chief Operating Officer. From September 1989 to October 1991, he was a principal in Odyssey Partners, L.P. in New York, New York. Since December 1995 Mr. Goldston has been a Director of Bohbot Entertainment and Media, Inc. in New York, New York. In August 1996, Mr. Goldston was elected to the Board of Directors of BCI.

DIRECTOR:  KYLE T. CRAIG
- ------------------------

     Mr. Craig has been one of ENBC's Directors since February 1995. He served as ENBC's Vice President from the date the company was formed in February 1995 until his appointment as Chairman of the Board in June 1995, a position he held until June 1996. Mr. Craig also served as the Chief Concept Officer of BCI from April 1994 through June 1995. From November 1993 until April 1994, he was President of KFC-Brand Development, a unit of KFC Corp. in Louisville, Kentucky, and from April 1990 until November 1993, he was President of KFC-USA, also a unit of KFC Corp. in Louisville, Kentucky. KFC Corp. is a wholly owned subsidiary of PepsiCo, Inc.

SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER:  W. ERIC CARLBORG
- -----------------------------------------------------------------

     Mr. Carlborg was appointed to his current position in July 1996. From September 1995 to July 1996, he served as Vice President of Planning for Boston Chicken, Inc. From August 1989 to September 1995, he was a Vice President with Merrill Lynch & Co. in Chicago.

VICE CHAIRMAN:  NOAH C. ALPER
- -----------------------------

     Mr. Alper joined ENBC's Board of Directors as Vice Chairman when ENBC's subsidiary, NNYB Acquisition Corp., merged with Noah's New York Bagels, Inc. on January 31, 1996. Mr. Alper founded the Noah's New York Bagels chain and served as its chairman from August 1988 to January 31, 1996.

DIRECTOR:  LLOYD D. RUTH
- ------------------------

     Mr. Ruth became a member of ENBC's Board of Directors when it formed in February 1995. Since January 1987 he has been a General Partner at Marquette Management Partners in Deerfield, Illinois.

DIRECTOR:  JOHN H. MUEHLSTEIN, JR.
- ----------------------------------

     Mr. Muehlstein has been a member of ENBC's Board of Directors since it formed in February 1995. He has also been an attorney at the Chicago law firm of Pedersen & Houpt since June 1980.

DIRECTOR:  M. LAIRD KOLDYKE
- ---------------------------

     Mr. Koldyke has been a member of ENBC's Board of Directors since February 1995. Mr. Koldyke has served as the General Partner of the Frontenac Company in Chicago, Illinois since 1989.

DIRECTOR, VICE PRESIDENT AND CHIEF DEVELOPMENT OFFICER:  DAVID G. STANCHAK
- --------------------------------------------------------------------------

     Mr. Stanchak has been a member of ENBC's Board of Directors, ENBC's Chief Development Officer and a Vice President since ENBC formed in February 1995. From June 1992 until February 1995, he served as the Senior Vice President of BCI, and from August 1989 until June 1992, Mr. Stanchak was the National Director of Real Estate and Real Estate Legal Counsel for Blockbuster Entertainment Corporation.

DIRECTOR:   JOHN A. OFFERDAHL
- -----------------------------

     Mr. Offerdahl was a founder of Offerdahl's Bagel Gourmet, Inc., which ENBC acquired in March 1995. When ENBC acquired that company, Mr. Offerdahl was appointed as a Director and the Vice President-Operations, Southeast Zone. He ceased acting as a Vice President in January 1996, but remains a Director of ENBC. Mr. Offerdahl served as the Chairman and President of Offerdahl's Bagel Gourmet in Fort Lauderdale, Florida from December 1989 until March 1995. From May 1986 until September 1994, Mr. Offerdahl played professional football for the Miami Dolphins in the National Football League.

VICE PRESIDENT OF PRODUCT:  MICHAEL BRAU
- ----------------------------------------

     In April 1980, Mr. Brau founded Baltimore Bagel Co. in San Diego, California, where he served as President until that company's acquisition by ENBC in August 1995. He served as ENBC's acting Zone President for the Western Zone from August 1995 until May 1996, when he became ENBC's Vice President of Product. He is based in San Diego, California.

DIRECTOR, VICE PRESIDENT -- DESIGN AND MERCHANDISING:  GAIL LOZOFF
- ------------------------------------------------------------------

     Ms. Lozoff began serving as a Director of ENBC and the Vice President-Design and Merchandising in April 1995, after working with Bagel & Bagel, Inc. in Prairie Village, Kansas from June 1988. She also served as President and Chief Executive Officer of Bagel & Bagel from May 1992 to April 1995. Ms. Lozoff has also served as a Director of Three Dog Bakery in Kansas City, Missouri since September 1994.

PRESIDENT, EINSTEIN BROS. CONCEPT:  JEFFREY L. BUTLER
- -----------------------------------------------------

     Mr. Butler was appointed ENBC's Chief Operating Officer in February 1996, after having been a partner in BC Great Lakes, the franchisee of Boston Chicken, Inc. headquartered in Chicago, Illinois, from June 1995 until February 1996. Prior to that, Mr. Butler served in Madison Heights, Michigan, as President and CEO of BC Detroit, the Detroit area franchise of Boston Chicken, Inc., from June 1993 to June 1995 (BC Detroit was later merged into BC Great Lakes). From January 1992 to June 1993, he served as Vice President-Human Resources for Boston Chicken, Inc. in Naperville, Illinois. July 1991 to January 1992, he was an independent consultant and from April 1990 to June 1991, he was Regional Director of Operations for Blockbuster Entertainment in San Diego, California.

SENIOR VICE PRESIDENT - SUPPLY CHAIN:  MICHAEL BEAUDOIN
- -------------------------------------------------------

     Mr. Beaudoin became ENBC's Senior Vice President - Supply Chain in July 1996. He served as ENBC's Vice President and Chief Financial Officer from July 1995 to July 1996, after serving as Assistant to the Chairman of Boston Chicken, Inc. from February 1995. From December 1992 to February 1995, he was employed by Soundsational, Inc. and NewLeaf Entertainment (both subsidiaries of Blockbuster Entertainment Corporation in Ft. Lauderdale, Florida), first as Director of Strategic Planning for Soundsational, Inc. (December 1992 to May 1993), then as Sr. Director of Operations for Soundsational, Inc. (May 1993 to July 1993) and Vice President of NewLeaf (July 1993 to February 1995). From June 1990 through November 1992, Mr. Beaudoin was an associate with Pfingsten Partners, L.P. in Deerfield, Illinois.

VICE PRESIDENT AND SECRETARY:  JOEL M. ALAM
- -------------------------------------------

     Mr. Alam became a Vice President and the Secretary of ENBC in May 1995. From January 1994 until May 1995, he was Vice President, Associate General Counsel and Assistant Secretary of BCI. From May 1993 until January 1994, Mr. Alam was Assistant General Counsel of BCI. Before that, he was an associate in the corporate department of the Chicago law firm Bell, Boyd & Lloyd for more than five years.

VICE PRESIDENT -- BUSINESS DEVELOPMENT:  ALBERT S. BALDOCCHI
- ------------------------------------------------------------

     Mr. Baldocchi became ENBC's Vice President-Business Development in February 1995. From April 1994 until February 1995, he was President of Albert S. Baldocchi, Inc. an investment firm in San Francisco, California. Before that, Mr. Baldocchi was a Principal of Montgomery Securities in San Francisco from January 1991 to March 1994, and he served as a Director of Morgan Stanley & Co. from January 1986 until December 1991 in San Francisco and New York.

VICE PRESIDENT -- DEVELOPMENT:  PAUL D. BOOHER
- ----------------------------------------------

     Mr. Booher became the Vice President-Development of ENBC in May 1995. From March 1985 until April 1995, he served as Vice President of Development for Wal-Mart Stores, Inc. in Bentonville, Arkansas.

VICE PRESIDENT -- PARTNER DEVELOPMENT:  MICHAEL R. DAIGLE
- ---------------------------------------------------------

     Mr. Daigle has served as ENBC's Vice President-Partner Development since May 1995 after having held various legal and franchise positions with Blockbuster Entertainment Corporation and its successor, Viacom, Inc., in Fort Lauderdale, Florida, including as Vice President-Domestic Franchising from September 1994 to April 1995, Vice President-Franchise Development from February 1994 to September 1995, Director-Franchise Development from January 1992 to February 1994, Senior Franchise Counsel from September 1990 to January 1992. He has been the Vice President - Partner Development for BCI since October 1995. From April 1989 until September 1990, Mr. Daigle was the Senior Franchise Counsel for Al Copeland Enterprises, Inc. (owner of Popeye's Fried Chicken and Church's Chicken) in New Orleans, Louisiana.

VICE PRESIDENT - PARTNER DEVELOPMENT:  THOMAS BECK
- --------------------------------------------------

     Thomas Beck became ENBC's Vice President - Partner Development in October 1995. He has been Vice President - Franchise Development for BCI since June 1993. Mr. Beck was BCI's Director of Franchise Development from April 1992 to May 1993. From August 1989 to March 1992, he was a director of and consultant to the KCEB Foundation in Chicago, Illinois.

VICE PRESIDENT AND GENERAL COUNSEL:  PAUL A. STRASEN
- ----------------------------------------------------

     Mr. Strasen became a Vice President and General Counsel of ENBC in April 1995. Before that, he was a partner at the Chicago law firm of Bell, Boyd and Lloyd from 1988 to April 1995.

VICE PRESIDENT -- MARKETING AND ADVERTISING:  GARY T. NAIFEH
- ------------------------------------------------------------

     Mr. Naifeh became ENBC's Vice President -- Marketing and Advertising in August 1995. He was employed from September 1994 to August 1995 as BCI's Vice President, National Marketing. From June 1994 to September 1994 he was the Senior Vice President of Operations for Baskin Robbins, Inc. in Glendale, CA. From June 1994 to March 1993, Mr. Naifeh was the Vice President of Marketing for Pizza Hut, Inc. in Wichita, Kansas, and he was Zone Vice President of Operations for Taco Bell Corp in Irving, California from June 1990 to March 1993. He was Vice President, Branch Management for Coors Brewing Co. in Golden, Colorado from February 1982 until June 1990.

VICE PRESIDENT -- PRODUCT DEVELOPMENT AND QUALITY ASSURANCE:  RONALD SAVELLI
- ----------------------------------------------------------------------------

     Mr. Savelli joined ENBC in September 1995 as Vice President - Product and Production. In July 1996, he became ENBC's Vice President - Product Development and Quality Assurance. From September 1989 to September 1995, he was Product Manager of Caravan Products, Inc. in Totowa, NJ.

VICE PRESIDENT -- OPERATIONS SERVICES:  W. BENJAMIN NOVAK
- ---------------------------------------------------------

     Mr. Novak joined ENBC in July 1995 as Director of Financial Systems and Process Planning, after serving in the same capacity with BCI from March 1994 to July 1995. He became ENBC's Vice President of Operations Services in January 1996. From September 1989 to March 1994, Mr. Novak served as Director of Finance for Blockbuster Entertainment Corporation in Ft. Lauderdale, Florida.

VICE PRESIDENT -- PERFORMANCE EVALUATION:  TED P. HEININGER
- -----------------------------------------------------------

     Mr. Heininger joined ENBC in April 1995 and served as its Controller until January 1996, when he was appointed ENBC's Vice President of Performance Evaluation. From June 1993 to March 1995, Mr. Heininger was employed as Vice President and Chief Financial Officer with Meyercord Co., a subsidiary of the Berwind Group in Carol Stream, Illinois. He served as Vice President and Chief Financial Officer of GPS Healthcare, also a subsidiary of the Berwind Group, in Pottsville, Pennsylvania, from October 1990 to May 1993.

VICE PRESIDENT-PEOPLE AND CULTURE DEVELOPMENT:  JANICE ELLIS
- ------------------------------------------------------------

     Ms. Ellis joined ENBC in September 1995. Before that, she had been an Executive Vice President of Nathan's Famous, Inc. in Westbury, New York since March 1994. From February 1993 to March 1994, Ms. Ellis was Senior Vice President - Restaurant Services with Long John Silver's, Inc. in Lexington, Kentucky. She worked with KFC Corp. in Louisville, Kentucky, from August 1990 to February 1991 as the Director of Operations Services and Training, from February 1991 to March 1992 as Vice President New Work Processes and from March 1992 to February 1993 as Vice President Restaurant Support Services.


                                    ITEM 3
                                    ------

                                  LITIGATION

     Dr. Frederick Sklar, Ray Schondak, Irving Smith, Ron Woodall, Atteberry
     -----------------------------------------------------------------------
Children's Trust, Stan Fernald, Michael Boyd, and David Hickman v. Scott A.
- ---------------------------------------------------------------------------
Beck, Video Superstore Management, Inc., Pace Financial Management, Inc., Pace
- ------------------------------------------------------------------------------
Affiliated, Inc., Blockbuster Entertainment Corporation, Chuck Rice, Kevin
- --------------------------------------------------------------------------
Shepherd, and Jerry Reeves, (District Court,
- --------------------------

Dallas County, Texas, Cause No. 91-10192). On October 10, 1991, Plaintiffs (who are not related to ENBC) began an action against Defendants by filing a complaint in the District Court for Dallas County, Texas. In the Complaint, plaintiffs have asserted various causes of action including breach of fiduciary duty, fraud, civil conspiracy, violation of the Texas Securities Act, breach of contract and negligence from Blockbuster's purchase of the general partnership interest of Video Superstore Management, Inc. ("VSMI") in VSMI/Blockbuster Ltd.
II. On December 20, 1991, Blockbuster filed an Answer denying liability. On October 18, 1993, Plaintiffs agreed to drop all of their claims and settle this lawsuit, and Defendants agreed to pay $50,000 to Plaintiffs.

     7547 Partners v. Scott A. Beck, Saad J. Nadhir, Jeffry J. Shearer, J. Bruce
     ---------------------------------------------------------------------------
Harreld, Arnold C. Greenberg, M. Howard Jacobson, Peer Pedersen and Boston
- --------------------------------------------------------------------------
Chicken, Inc., (Court of Chancery of the State of Delaware, Docket No. 13252).
- --------------
Plaintiff, 7547 Partners, is a Florida general partnership owning shares of common stock of BCI which brought this action derivatively for BCI on November 16, 1993. This suit arises out of BCI's initial public offering in which BCI sold 1,900,000 shares of its common stock at $20 per share ($18.60 net to BCI after underwriting commissions) and concurrently sold 900,000 shares of its common stock to its executive officers in a private placement at a price of $18.60 per share. A majority of the private placement shares were sold to Messrs. Beck, Nadhir, Shearer and Harreld, all of whom are directors of BCI; Mr. Beck is ENBC's Chairman of the Board. The public trading of BCI stock opened at a per share price of $45.50 on November 9, 1993 and closed that day at $48.50. Plaintiff alleges that the defendants were grossly negligent in pricing BCI's shares for the initial public offering at $20 per share when market conditions were such that BCI stock could be fairly sold for, and would initially trade at, substantially in excess of $20 per share. The share amounts and per share prices mentioned above refer to share prices and numbers of shares before any share splits or other adjustments which occurred later. The complaint goes on to allege that, as a result of the pricing BCI set for the initial public offering and the private placement, executive officers of BCI, including the majority of its Board of Directors, reaped profits in excess of $25 million which rightfully belong to BCI. Plaintiff contends that the director defendants wasted BCI's assets and did not act independently, did not remove or properly resolve conflicts of interest, and did not exercise rational business judgment in allowing certain of BCI's executives to purchase shares at the aforementioned prices. Plaintiff alleges that Defendants committed a gross abuse of trust and breached their fiduciary duties to BCI and its public stockholders. For BCI, plaintiff asks the court to impose a constructive trust in favor of BCI on all shares of its stock any of Defendants wrongfully acquired and to direct the individual defendants to account to BCI for its damages and for all profits they obtained as a result of the wrongs alleged in the complaint. BCI, the Board of Directors and the individuals named in this action note that no executive officer purchasing in the concurrent private placement was a member of the special Pricing Committee which established the price of the stock issued and dispute each and every claim asserted in this action and will vigorously defend it. In February 1995, the court granted BCI's motion to dismiss the litigation. In March 1995, Plaintiff filed a motion for re-argument and a motion seeking permission to file an amended complaint. The court denied Plaintiff's motion in August 1995. Plaintiff has filed a second motion for re-argument in August 1995, which the court also denied in October 1995. In October 1995, the plaintiff filed a Notice of Appeal with the Supreme Court of the State of Delaware seeking reversal of the Chancery Court's rulings (Case No. 432, 1995). The appeal is in the pre-hearing briefing stage.

     Kathleen Pessin v. H. Wayne Huizenga, A. Clinton Allen, John J. Melk, Scott
     ---------------------------------------------------------------------------
A. Beck, Donald J. Flynn, Steven R. Berrard, John W. Croghan, Blockbuster
- -------------------------------------------------------------------------
Entertainment Corporation and Viacom Inc., (Court of Chancery, New Castle
- -----------------------------------------
County, Delaware (Civil Action No. 13456)). This is a suit, filed on April 8, 1994, was brought by a shareholder of Blockbuster Entertainment Corporation ("Blockbuster") (who is not related to ENBC), against, among others, certain directors of Blockbuster, including Mr. Scott Beck, ENBC's Chairman of the Board. The first count, a shareholder's derivative action, alleged a breach of fiduciary duty, waste of corporate assets and usurpation of corporate opportunity on the part of the directors. Plaintiff's claims arise out of various franchise transactions with certain directors of Blockbuster or members of their immediate families or entities they control, including allegations that franchised stores these persons owned were sold to Blockbuster at inflated prices and also that the grants of these franchises were made on favorable terms. None of the specific transactions recited was with Mr. Beck or any member of his immediate family or any entity he controls. The second count of the complaint was filed individually and as a class action for all stockholders of Blockbuster against Viacom, Inc. and the directors of Blockbuster and alleged that as a result of the alleged self-dealing described above, the proposed merger of Blockbuster and Viacom, Inc. resulted in an artificially low purchase price and was unfair and a breach of fiduciary duty. Plaintiff sought an order for an accounting with respect to the transactions described in the first count and, with respect to the second count, sought to be certified as a class, a declaration that Defendants breached their fiduciary and other duties, an order enjoining them from proceeding with the Blockbuster/Viacom merger or rescinding the merger if it was completed and an unspecified amount of damages, costs and attorneys' and accountants' fees. Mr. Beck is no longer on the Blockbuster Board of Directors and was not on the Board at the time of the approval of the proposed merger. In January 1995, Plaintiff and Defendants signed a proposed settlement agreement which provided that all claims would be dismissed with prejudice and that Defendants would pay Plaintiff's attorneys' fees and costs. On April 5, 1995, the court determined that the proposed settlement was fair, reasonable, adequate and in the best interest of Plaintiff and the lawsuit was dismissed.

     Charles D. Howell, in his Capacity as the Trustee of the Doug Howell Family
     ---------------------------------------------------------------------------
Trust, and Charles D. Howell, Individually, Plaintiffs, v. Blockbuster
- ----------------------------------------------------------------------
Entertainment Corporation, Scott A. Beck, Video Superstores Master Limited
- --------------------------------------------------------------------------
Partnership, Video Superstores Management, Inc., VSMI Limited Partnership,
- --------------------------------------------------------------------------
Blockbuster Midwest Limited Partnership, and SAB Acquisition Company, Inc.,
- ---------------------------------------------------------------------------
Defendants, (District Court, Dallas County, Texas, Cause No. 91-10193-M, removed
- ----------
to U.S. District Court, Northern District of Texas, Case No. 91 CV 1901-G and then remanded to the Texas State District Court). Charles D. Howell individually and in his capacity as trustee of the Doug Howell Family Trust (the "Trust") began this action on August 23, 1991 by filing a Complaint in the District Court for Dallas County, Texas against Defendants.

Plaintiffs (who are not related to BCI) asserted causes of action for breach of fiduciary duty, fraud, conspiracy, breach of contract and intentional interference with contract arising out of Blockbuster's acquisition in August 1989 of the business operations of Video Superstores Master Limited Partnership ("VSMLP") and VSMI Limited Partnership ("VSMILP") and the failure at that time to have included in that acquisition the limited partners' interest in VSMI/Blockbuster Ltd. I, in which plaintiffs were an 18.75% limited partner. Plaintiffs sought actual damages, exemplary damages, attorneys' fees and interest. Following the trial of the case, on August 18, 1994, the court entered a judgment in favor of plaintiffs on all causes of action. Defendants filed an appeal with the Dallas Court of Appeal. While the appeal was pending, the parties entered into a settlement agreement. Under the settlement agreement, the parties exchanged mutual releases and Scott Beck and Viacom, Inc., as successor to the other defendants, agreed to pay to the plaintiffs $30,750,000. The trial court vacated its findings and judgment and dismissed all of the plaintiffs' claims with prejudice.

     Karen Murphy, as Temporary Administrator of the Estate of Doris Berglund
     ------------------------------------------------------------------------
Brock, and B. Coleman Renick, Jr. v. Blockbuster Entertainment Corporation,
- ---------------------------------------------------------------------------
Scott A. Beck, Video Superstores Master Limited Partnership f/k/a Blockbuster
- -----------------------------------------------------------------------------
Midwest Limited Partnership, VSMI Limited Partnership, SAB Acquisition Company,
- -------------------------------------------------------------------------------
Inc. and Zenith Capital, Inc. f/k/a Pace Financial Management, Inc., (District
- -------------------------------------------------------------------
Court of Dallas County, Texas, Case No. 94-10051M). Karen Murphy, in her
capacity as trustee of the Estate of Doris Berglund Brock and B. Coleman Renick, Jr. began this action on September 27, 1994 by filing a Complaint in the
District Court for Dallas County, Texas against Defendants. Plaintiffs (who are not related to ENBC) asserted causes of action identical to those Plaintiff Howell asserted in the case described above, which causes of action allegedly arise out of the facts described above in the Howell case. Plaintiffs claim to
                                              ------
be similarly situated to Plaintiff Howell. Plaintiffs seek actual damages in the amount of at least $6.0 million, all profits which defendants Mr. Beck, Video Superstores Master Limited Partnership, VSMI Limited Partnership and SAB Acquisition Company, Inc. derived in an amount of at least $118 million and all profits defendant Blockbuster made in an additional amount of at least $117 million, $350,000 in returned or forfeited compensation paid to one of Defendants, exemplary damages in the amount of at least $1 billion, attorneys' fees, costs, expenses, interest and other and further relief as the court may determine. Certain of Defendants filed a Plea in Abatement and a Motion to Stay discovery in this case. In December 1994, the court granted the Motion to Stay discovery pending its ruling on the Plea in Abatement. In January 1995, the court determined that no discovery would occur in this case until disposition of the Howell case in the Dallas Court of Appeal. As of the date of this offering
    ------
circular, the parties have not commenced discovery and trial has been scheduled for late 1996. Defendants deny the material allegations asserted in the Complaint and intend to vigorously defend against the Complaint.

     Robert L. Lambert, Robert F. Lambert and American Maritime Officers, f/k/a
     --------------------------------------------------------------------------
District 2 Marine Engineers Beneficial Association -- Associated Maritime
- -------------------------------------------------------------------------
Officers, AFL-CIO v. Viacom, Inc., H. Wayne Huizenga, Scott A. Beck, Steven R.
- ------------------------------------------------------------------------------
Berrard, Joseph J. Burke, B&L Holding Corp., Blockbuster Holding Corp., and FLC
- -------------------------------------------------------------------------------
Holding Corp., Inc., (Circuit Court, Broward
- -------------------

County, Florida Case No. 95-08900). On June 27, 1995, Robert F. and Robert L. Lambert (the "Lamberts"), founders of Florida Princess Cruise Lines, Inc., Standard Cruise Lines, Inc. and Fort Lauderdale Charter Corp. (the "Lambert Companies"), and the American Maritime Officers, f/k/a District 2 Marine Engineers Beneficial Association -- Associated Maritime Officers AFL-CIO (the "Union"), a New York corporation and an American maritime union, brought this action against the defendants. Scott A. Beck is included as a defendant, although the complaint in the lawsuit does not make any specific allegations concerning Mr. Beck. The plaintiffs' claims arise from a business enterprise in which Blockbuster Entertainment Corporation ("Blockbuster Entertainment") (which was subsequently merged into Viacom, Inc.) and certain of its affiliates entered into transactions with the Lamberts and companies they controlled to purchase 60% of the stock in B&L Holding Corp. ("B&L Holding"), which controlled the Lamberts' luxury cruise line operations, and to develop a cruise business. On July 16, 1990, Blockbuster Holding Corp. ("Blockbuster Holding"), a wholly-owned subsidiary of Blockbuster Entertainment, paid the Lamberts $31,000 in cash and issued a promissory note for $569,000 (the "Blockbuster Note") as consideration for the 60% interest in B&L Holding. The Lamberts retained a 40% interest in B&L Holding. The Lamberts allege that, through a stock redemption agreement dated December 14, 1990, Blockbuster Entertainment caused B&L Holding to redeem the Blockbuster Note and coerced Florida Princess Cruise Lines to issue a promissory note (the "Princess Note") to Blockbuster Entertainment in the amount of $600,000. The Lamberts allege that the inability of Florida Princess Cruise Lines to pay the Princess Note and the defendants' failure to provide financing to B&L Holding caused the Lambert Companies to fail. They further allege that this allowed defendant FLC Holding Corp. to acquire a cruise ship from the Lambert Companies on favorable terms.

     Specifically, the Lamberts allege that the defendants: (1) fraudulently misrepresented that they would adequately promote the cruise line business of B&L Holding and adequately finance B&L Holding so that it could pay the Princess Note and its other debts; (2) interfered with the Lamberts' business opportunities and relationships by causing the Lambert Companies to fail; (3) individually and as directors and officers of Blockbuster Entertainment and Blockbuster Holding breached their fiduciary duty to the Lamberts as minority shareholders of B&L Holding by causing B&L Holding to incur debt which B&L Holding could not repay; and (4) conspired to defraud the Lamberts out of their businesses. The Lamberts claim compensatory damages of more than $25,000,000 and exemplary damages of more than $250,000,000 in each count of the complaint.

     The American Maritime Officers union (the "Union") claims that the defendants: (1) interfered with the Union's business relationships and opportunity to generate union dues and economic benefits for its members who would have served as crew members on the vessels the cruise lines operated if the cruise lines had not failed; and (2) caused Blockbuster Holding and B&L Holding to breach the Memorandum of Understanding with the Union under which the Union was to provide crew members for the cruise ships. The Union claims more than $500,000 in compensatory damages and more than $250,000,000 in exemplary damages.

     The defendants have filed a motion for summary judgment and a motion to dismiss stating that the claims the Lamberts asserted were all previously decided against the plaintiffs and in favor of the defendants in earlier litigation among the parties which occurred in 1991. The court denied the motion for summary judgment and granted the motion to dismiss the Union's breach of contract claim. The case remains in the pre-trial stage and the defendants intend to vigorously defend against the plaintiffs' claims.

     Other than these six actions, no litigation is required to be disclosed in this offering circular.

                                    ITEM 4
                                    ------

                                  BANKRUPTCY

     On August 14, 1989, Gail Lozoff filed for bankruptcy under Chapter 7 of the U.S. Bankruptcy Code under her maiden name (Pasternak) (U.S. Bankruptcy Court for the Western District of Missouri Case 89-41819-FWK). The case was discharged on February 9, 1990.

     Other than this one action, no person previously identified in Item 1, and no officer identified in Item 2 of this offering circular has been involved as a debtor in proceedings under the U.S. Bankruptcy Code required to be disclosed in this Item.

                                   ITEM 5
                                   ------

                             INITIAL FRANCHISE FEE

DEVELOPMENT AGREEMENT
- ---------------------

     DEVELOPMENT FEE.
     ---------------

     You must pay ENBC a non-refundable development fee (the "Development Fee") in a lump sum when you sign the Development Agreement. The Development Fee will be an amount equal to $5,000 multiplied by the number of Stores you will develop under the Development Agreement. The Development Fee is uniform for all Developers and is deemed fully earned upon payment.

     REAL ESTATE SERVICES FEE.
     ------------------------

     When you sign the Development Agreement you will pay ENBC a non-refundable, lump sum real estate services fee (the "Real Estate Services Fee") in an amount equal to $5,000 multiplied by the number of Stores you will develop under the Development Agreement. The Real Estate Services Fee compensates ENBC for the real estate services it will provide you, including advisory services, analyses and studies of trade areas, and maintenance of lease files. The Real Estate Services Fee is uniform for all Developers.

     DEMOGRAPHIC DETAIL REPORT FEE.
     -----------------------------

     When you sign the Development Agreement and annually during the Development Term, you must purchase from ENBC demographic detail reports on the demographics of each Sub-Area (the "Demographic Detail Report") in which you retain the right to develop Stores. ENBC's current charge for the Demographic Detail Report is $50 per Site which is payable in a lump sum and is non-refundable.

     COMMUNICATION AND INFORMATION SYSTEMS.
     -------------------------------------

     You must install and use the computer system ENBC designates (the "Computer System") in your office before you begin operating as a Developer as described in Item 11. The Computer System currently costs $15,000 to $30,000 which is payable in a non-refundable lump sum and is uniform for all Developers. You must also use the computer programs ENBC designates as described in Item 8. You must pay ENBC a $15,000 software license fee (the "Software License Fee") at the time of installation of the Computer System at your office. You must pay a periodic payment of $400 as a software support service fee (the "Software Support Fee"); $77 of which is paid to ENBC and $323 of which is paid to BCI. The first payment of the Software Support Fee will be due before each Store opens. The Software License Fee and the Software Support Fee are uniform for all Franchisees, and are not refundable.

     If you do not purchase the Computer System from ENBC, you must pay ENBC a reasonable fee for installation and testing when ENBC installs and tests the operation of the programs with your computer system. ENBC's current fee for this service is $3,500. The installation and testing fee is uniform for all Developers who do not purchase the Computer System from ENBC, and it is not refundable.

FRANCHISE AGREEMENT
- -------------------

     INITIAL FRANCHISE FEE.
     ---------------------

     You must pay ENBC's current initial franchise fee (the "Initial Franchise Fee") of $35,000 in a lump sum when you sign the Franchise Agreement. The Initial Franchise Fee is non-refundable and deemed earned upon payment. The Initial Franchise Fee is uniform for all Franchisees that execute a Franchise Agreement with ENBC.

     COMMUNICATION AND INFORMATION SYSTEMS.
     -------------------------------------

     You must install and use the Computer System at each Store as described in
Item 11. The Computer System currently costs $15,000 to $30,000 which is payable in a non-refundable lump sum and is uniform for all Franchisees. In addition, you must use the computer programs ENBC designates as described in Item 8. You will pay ENBC a $15,000 software license fee (the "Software License Fee") at the time of installation of the Computer System at your office. You must also pay to ENBC a periodic payment of $400 as a software support service fee (the "Software Support Fee"); $77 of which is paid to ENBC and $323 of which is paid to BCI. The first payment of the Software Support Fee will be due before your Store opens. The Software License Fee and the Software Support Fee are uniform for all Franchisees, and are not refundable.

     If you do not purchase the Computer System from ENBC, you must pay ENBC a lump sum fee for installation and testing when ENBC installs and tests the operation of the programs with your computer system. ENBC's current fee for this service is $3,500. The installation and testing fee is uniform for all Franchisees who do not purchase the Computer System from ENBC, and it is not refundable.

                                    ITEM 6
                                    ------

                                  OTHER FEES


=====================================================================================================================
                          DEVELOPMENT AGREEMENT/(1)/
- ---------------------------------------------------------------------------------------------------------------------
NAME OF FEE/(2)/                 AMOUNT          DUE DATE          REMARKS
- ---------------------------------------------------------------------------------------------------------------------
Software Support Fee         $400 per          8th day        ENBC may increase
                             Accounting        before each    fee with written
                             Period/(3)/       Accounting     notice to you.
                                               Period         You must submit a
                                                              portion of this
                                                              fee (currently
                                                              $323) to BCI.
- ---------------------------------------------------------------------------------------------------------------------
Demographic Detail Report    ENBC's then       Each year,     As further
                             current charge    upon your      described in
                             (current          request        Items 8 and 11.
                             charge -- $50
                             per site)
=====================================================================================================================

=====================================================================================================================
                          DEVELOPMENT AGREEMENT/(1)/
- ---------------------------------------------------------------------------------------------------------------------
NAME OF FEE(2)                   AMOUNT          DUE DATE          REMARKS
- ---------------------------------------------------------------------------------------------------------------------
Initial Management Training  Will vary         As incurred    We will train your training director with
                             under                            no charge to you. At your request,
                             circumstances                    additional personnel and replacement
                                                              personnel will be trained at the then
                                                              current charges which you will pay to ENBC
                                                              or the Developer who provides the training.
                                                              (See Item 11)
- ---------------------------------------------------------------------------------------------------------------------
Training Materials           Will vary         As incurred    If ENBC or its designee provides you with
                             under                            training materials and refresher/updated
                             circumstances                    materials, you will pay ENBC the then-
                                                              current standard charges. (See Item 11)
- ---------------------------------------------------------------------------------------------------------------------
Accounting Services          See footnote      By the 20th    If you participate in the Financed Area
 Fee/(4)/                    (4)               day            Developer Program (see Item 10), you must
                                               following      use accounting services under the
                                               each           Accounting and Administration Services
                                               Accounting     Agreement you will sign with BCI, which is
                                               Period         attached to the Secured Loan Agreement and
                                                              pay a fee to BCI (see footnote (4)).
- ---------------------------------------------------------------------------------------------------------------------
Indemnification              Will vary         As incurred    You must reimburse ENBC for, and defend
                             under                            ENBC against, claims against ENBC and taxes
                             circumstances                    imposed on ENBC due to your activities
                                                              related to the Development Agreement.
- ---------------------------------------------------------------------------------------------------------------------
Legal Fees and Costs         Will vary         As incurred    Payable if you fail to comply with
                             under                            Development Agreement.
                             circumstances
- ---------------------------------------------------------------------------------------------------------------------
Transfer Fee                 $10,000 plus      Before         You may only transfer subject to certain
                             out-of-pocket     beginning      conditions and with ENBC's consent. (See
                             expenses          transfer       Item 17)
                                               transaction
=====================================================================================================================

=====================================================================================================================
                          DEVELOPMENT AGREEMENT/(1)/
- ---------------------------------------------------------------------------------------------------------------------
NAME OF FEE(2)                   AMOUNT          DUE DATE          REMARKS
- ---------------------------------------------------------------------------------------------------------------------
Offering Expenses            Will vary         As incurred    You must reimburse ENBC for its reasonable
                             under                            expenses (including attorneys' fees) it
                             circumstances                    incurs if you, a Franchise Owner, or an
                                                              entity having an interest in you, a
                                                              Franchise Owner or the Development
                                                              Agreement offers securities.
- ---------------------------------------------------------------------------------------------------------------------
Local Ad Fund                Will vary         As specified   See footnote (5).
 Contribution/(5)/           under             in Franchise
                             circumstances     Agreement
- ---------------------------------------------------------------------------------------------------------------------
Sublease of Approved Sites   Will vary         As specified    If ENBC Sites you own to ENBC and then ENBC
                             under             in sublease     will sublease the Sites back to you. (See
                             circumstances                     Items 8 and 10)

- ---------------------------------------------------------------------------------------------------------------------
Target Site Fee              $10,000 as a      Within 10       See Item 12 for information about your
                             Site Location     days after      acquisition of Target Sites.
                             Fee or $20,000    ENBC
                             as a Site         delivers a
                             Location and      lease or
                             Negotiation Fee   purchase
                                               agreement
                                               for a Target
                                               Site to you.
- ---------------------------------------------------------------------------------------------------------------------
Conversion Site Costs        ENBC's purchase   Upon your      See Item 12 for
                             price, plus       purchase of    of information about
                             costs and         the            your acquisition
                             liabilities       Conversion     of Conversion
                             associated with   Site.          Sites.
                             ENBC's
                             acquisition and
                             other expen-ses,
                             plus interest
=====================================================================================================================

_____________________________

     (1) You will also be responsible for other fees and payments as required under the Franchise Agreements you sign under the Development Agreement, which are described below.

     (2) Except as noted, ENBC imposes all fees, which are non-refundable and payable to ENBC.

     (3) An "Accounting Period" is one of 13 periods of four consecutive weeks in each fiscal year, as ENBC designates.

     (4) You will pay a fee for the accounting and administration services BCI provides you under the Accounting and Administration Services Agreement. Each Accounting Period, you will pay BCI a base fee of $4,500. You will also pay BCI a per-Store fee for each Store you have open and operating during all or any portion of an Accounting Period. This fee will depend on the number of Stores you own and operate under the Development Agreement. Under the Accounting and Administrative Services Agreement, BCI has the right to increase the base fee and the unit fees described below if it provides written notice to you, but BCI will not increase the base fee and the unit fee by more than 10% cumulatively per fiscal year. Store fees you will owe will be equal to:

               (a) $850 per Accounting Period for each Store open and operating during any portion of an Accounting Period, until you open and operate up to 11 Stores;

               (b) $750 per Accounting Period after you open your 12th Store and before you open your 30th Store;

               (c) $650 per Accounting Period after you open your 30th Store and before you open your 50th Store;

               (d) $550 per Accounting Period after you open your 50th Store and before you open your 100th Store;

               (e) $450 per Accounting Period after you open your 100th Store and before you open your 200th Store; and

               (f) $350 per Accounting Period after you open your 200th Store and for all Stores you open after that time.

               If you and your Stores meet certain reporting requirements, administrative procedure compliance requirements, and timeliness deadlines that BCI establishes and announces periodically, the unit fees described above may be reduced at BCI's discretion.

               You must also pay BCI for all non-ordinary, out-of-pocket expenses BCI (or its affiliates) or its designee incurs to provide the services they render under the Accounting and Administrative Services Agreement including travel expenses, legal fees, fees of experts, audit fees, tax fees, and payroll service fees. However, you must approve all non-ordinary, out-of-pocket expenses before those expenses are incurred.

     (5) You must contribute to the Local Ad Fund the standard amount required periodically under the Franchise Agreement or, if it is greater, an amount which, when aggregated with the Local Ad Fund contributions of your Stores, will be sufficient to enable you, through the Local Ad Fund, to begin, within one year of opening your first Store, television advertising in the Designated Market Area ("DMA") where the applicable Sub-Areas or Development Areas are located.

=====================================================================================================================
                              FRANCHISE AGREEMENT
- ---------------------------------------------------------------------------------------------------------------------
NAME OF FEE/(1)/               AMOUNT            DUE DATE           REMARKS
Royalty                      8% of Royalty Base     20th day      ENBC has the right to change the timing
                             Revenue/(2)(3)/        following     of your payment, but will not require
                                                    each          payment more than twice in each
                                                    Accounting    Accounting Period. Your Royalty
                                                    Period/(4)/   payments must be accompanied by report
                                                                  forms that ENBC designates.
- ---------------------------------------------------------------------------------------------------------------------
Marketing Fund Contribution  2% of Royalty Base     20th day      ENBC has the right to increase your
                             Revenue                following     contribution up to 0.25% per year. ENBC
                                                    each          has the right to change the timing of
                                                    Accounting    your payment, but will not require
                                                    Period        payment more than twice in each
                                                                  Accounting Period. (See Item 11)
- ---------------------------------------------------------------------------------------------------------------------
Local Advertising Fund       4% of Royalty Base     20th day      ENBC may periodically require you to
 Contribution                Revenue                following     increase your Local Ad Fund
                                                    each          contributions up to 0.25% per year. If
                                                    Accounting    you are not a member of a Local
                                                    Period        Advertising Fund, you must spend these
                                                                  amounts on local advertising on your
                                                                  own, rather than contribute them to a
                                                                  Local Advertising Fund. (See Item 11)
- ---------------------------------------------------------------------------------------------------------------------
Software Support Fee         $400 per Accounting    8th day       Subject to increase upon written
                             Period                 before        notice. You must submit a portion of
                                                    Accounting    this fee (currently $323) to BCI. (See
                                                    Period        Items 7 and 11)
=====================================================================================================================

========================================================================================================
                                         FRANCHISE AGREEMENT
- --------------------------------------------------------------------------------------------------------
  NAME OF FEE(1)                 AMOUNT              DATE DUE                REMARDS
- --------------------------------------------------------------------------------------------------------
Training Materials           Will vary under        As incurred   You and/or your management
                             circumstances                        personnel may have to attend
                                                                  additional or refresher training
                                                                  programs and may charge you the
                                                                  costs of training materials that
                                                                  ENBC provides at those sessions.
- --------------------------------------------------------------------------------------------------------
Special Assistance           Will vary under        As incurred   If you request special training and
                             circumstances                        ENBC agrees that the training is
                                                                  necessary, you will pay ENBC's
                                                                  then current charge (currently
                                                                  $1,500 per employee trained) plus
                                                                  expenses of training personnel for
                                                                  training that takes place at your
                                                                  Store. (See Item 11)
- --------------------------------------------------------------------------------------------------------
Interest on Late             Lesser of 18% per      Upon payment  After the date they are due, all
Payments                     year or highest        of past due   payments that you owe to ENBC or
                             legal rate             amounts owed  its affiliates will bear interest.
                                                    to ENBC or
                                                    its
                                                    affiliates
- --------------------------------------------------------------------------------------------------------
Cleaning, Repair,            Will vary under        5th day       Payable if you do not maintain the
Remodeling, Upgrading        circumstances          after         condition and appearance of
                                                    receipt of    the Store and ENBC arranges
                                                    bill          to do so.
- --------------------------------------------------------------------------------------------------------
Required Purchases           Will vary under        As incurred   You must buy goods and obtain services
                             circumstances                        according to ENBC's standards and
                                                                  specifications and from suppliers
                                                                  ENBC designates or approves, which
                                                                  may include ENBC and its affiliates.
                                                                  (See Item 8)
- --------------------------------------------------------------------------------------------------------
Product Evaluation Costs     Cost of evaluation,    As incurred   You must pay ENBC's costs to test new
                             inspection, and                      products, goods and supplies or
                             supervision of                       inspect new suppliers you propose.
                             distributor/supplier                 (See Item 8)
- --------------------------------------------------------------------------------------------------------
Reimbursement of Insurance   Will vary under        As incurred   Payable if you fail to obtain
Costs                        circumstances                        required insurance and ENBC obtains
                                                                  coverage on your behalf.
========================================================================================================

========================================================================================================
                                         FRANCHISE AGREEMENT
- --------------------------------------------------------------------------------------------------------
  NAME OF FEE(1)                 AMOUNT              DUE DATE                  REMARKS
- --------------------------------------------------------------------------------------------------------
Reimbursement of             Will vary under        As incurred   ENBC may conduct quality, service,
Inspection Costs             circumstances                        cleanliness and other inspections
                                                                  of the Store including designating
                                                                  an independent evaluation service to
                                                                  conduct a customer satisfaction
                                                                  quality control and evaluation
                                                                  program.  You must participate
                                                                  in these programs and pay for the
                                                                  costs of these evaluation
                                                                  services.
- --------------------------------------------------------------------------------------------------------
Reimbursement of Audit       Will vary under        As incurred   If ENBC inspects or audits your
 Costs                       circumstances                        financial records and other
                                                                  information because you have
                                                                  failed to submit reports,
                                                                  records or other information
                                                                  on a timely basis, or if
                                                                  an audit reveals that you have
                                                                  understated revenue by more
                                                                  than 2%, you must reimburse
                                                                  ENBC for the cost of the
                                                                  audit or inspection.
- --------------------------------------------------------------------------------------------------------
Transfer Fee                 $5,000 plus            Before        You may only transfer subject to
                             out-of-pocket          beginning     certain conditions and with ENBC's
                             expenses               transfer      consent. (See Item 17)
                                                    transaction
- --------------------------------------------------------------------------------------------------------
Offering Expenses            Will vary under        As incurred   You must reimburse ENBC for
                             circumstances                        reasonable expenses (including
                                                                  attorneys' fees) incurred if
                                                                  you or an entity having
                                                                  an interest in you or the
                                                                  Franchise Agreement offers
                                                                  securities.
- --------------------------------------------------------------------------------------------------------
Successor Franchise Fee      33 1/3% of             When you      If ENBC is not then offering
                             then-current Initial   sign          franchises, the Successor
                             Franchise Fee          successor     Franchise Fee will be 33
                                                    Franchise     1/3% of the higher of (a)
                                                    Agreement     the most recent standard
                                                                  Initial Franchise Fee ENBC
                                                                  charged under its franchise
                                                                  program or (b) the Initial
                                                                  Franchise Fee under the
                                                                  franchise agreement which is
                                                                  expiring.
========================================================================================================

========================================================================================================
                                           FRANCHISE AGREEMENT
- --------------------------------------------------------------------------------------------------------
  NAME OF FEE(1)                 AMOUNT              DATE DUE                REMARKS
- --------------------------------------------------------------------------------------------------------
Indemnification              Will vary under        As incurred   You must reimburse ENBC for, and
                             circumstances                        defend ENBC against, claims
                                                                  against ENBC and taxes imposed on
                                                                  ENBC arising out of your activities
                                                                  related to the Franchise Agreement
- --------------------------------------------------------------------------------------------------------
Legal Fees and Costs         Will vary under        As incurred   Payable upon your failure
                             circumstances                        to comply with the Franchise
                                                                  Agreement
========================================================================================================

(1) Except for the product evaluation charges (which are payable to an independent evaluation service), ENBC imposes all fees, which you must pay to ENBC or its designee if ENBC delegates the service for which the fee is payable. All fees are non-refundable unless otherwise stated or arranged.

(2) The term "Royalty Base Revenue" means and includes the gross revenue from all sales of Products and all other products and services you or your Store sells, performs or arranges to be sold or performed in, upon, from, or away from the Store, or through or by means of the business conducted under the Franchise Agreement, whether for cash or credit, including any assumed gross revenue calculated for the purpose of an insurance claim for lost profits to the extent an insurer pays a claim, but excluding: (1) all sales or service taxes collected from customers and paid or payable to the appropriate taxing authority; (2) all customer refunds, valid discounts and coupons, and credits the Store makes (exclusions will not include any reductions for credit card user fees, returned checks or reserves for bad credit or doubtful accounts); (3) any portion of employee meals for which you do not charge the employee; and (4) revenue, if any, you derive from the sale of Products or other materials and supplies from a Commissary you operate to Stores for resale to the public.

(3) Depending on certain factors, ENBC may negotiate with you for the amount of Royalty payable under your Franchise Agreement. Those factors will include whether you purchase ENBC-owned Stores that are operating in your Territory when you sign a Development Agreement, the size of your Territory and the size of your Total Development Quota (as defined in Item 12). However, the Royalty will not be greater than 8% or less than 5% of Royalty Base Revenue. If your Territory is within markets where ENBC purchased existing bagel chains (including metropolitan Kansas City, Salt Lake City, the Miami/Fort Lauderdale/Boca Raton metropolitan area, the Los Angeles and San Francisco metropolitan areas and the states of Oregon and Washington) (the "Founder Company Markets"), your Royalty will not be less than 6% of Royalty Base Revenue for all Stores you develop, regardless of whether they are in a Founder

     Company Market, in recognition of the established customer base and goodwill in the Founder Company Markets.

(4) An "Accounting Period" is one of 13 periods of four consecutive weeks in each fiscal year, as ENBC designates.

                                   ITEM 7
                                   ------

                              INITIAL INVESTMENT

     The charts and explanatory notes below describe the initial investment you must make under a Development Agreement and a Franchise Agreement.



           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

                       YOUR ESTIMATED INITIAL INVESTMENT
                        UNDER THE DEVELOPMENT AGREEMENT

====================================================================================================================================

           ITEM               ESTIMATED AMOUNT/       METHOD OF                                                        TO WHOM
                               LOW-HIGH RANGE          PAYMENT              WHEN DUE           WHETHER REFUNDABLE        PAID
====================================================================================================================================
Development Fee(1)            $5,000 per Store        Lump sum         When you sign the                No            ENBC
                               to be developed                         Development Agreement
- ------------------------------------------------------------------------------------------------------------------------------------

Real Estate Service Fee(2)    $5,000 per Store        Lump sum         When you sign the                No            ENBC
                               to be developed                         Development Agreement
- ------------------------------------------------------------------------------------------------------------------------------------

Software License Fee(3)                $15,000        Lump sum         When your Licensed               No            ENBC
                                                                       Program is installed
- ------------------------------------------------------------------------------------------------------------------------------------

Computer System (including  $16,200 to $36,200        Lump sum         As incurred                      No            ENBC,
 the Specified Software                                                                                               approved
 and related fees )(4)                                                                                                suppliers
- ------------------------------------------------------------------------------------------------------------------------------------

Accounting Services Fee(5)  $12,750 to $16,500        As agreed        By the 20th day following        No            ENBC
                                                                       each Accounting Period
- ------------------------------------------------------------------------------------------------------------------------------------

Demographic Detail            $1,000 to $1,500        Lump sum         As incurred                      No            ENBC
 Reports(6)
- ------------------------------------------------------------------------------------------------------------------------------------

Miscellaneous Costs(7)       $5,000 to $15,000        As agreed        As incurred                  See note 7        Third parties
- ------------------------------------------------------------------------------------------------------------------------------------

Additional Funds - 3        $10,000 to $30,000        As agreed        As incurred                  See note 8        Third parties,

 Months(8)                                                                                                            suppliers,
                                                                                                                      utilities
- ------------------------------------------------------------------------------------------------------------------------------------

TOTAL ESTIMATED INITIAL    $69,950 to $124,200
INVESTMENT(9)

(FOOTNOTES FOLLOW CHART)
====================================================================================================================================

EXPLANATORY NOTES TO ESTIMATED INITIAL INVESTMENT -- DEVELOPMENT AGREEMENT
- --------------------------------------------------------------------------

     The amounts shown are ENBC's reasonable estimates of the amounts that you will typically spend for the purposes stated

     (1)  DEVELOPMENT FEE.  As described in Item 5.
          ---------------

     (2)  REAL ESTATE SERVICE FEE.  This amount compensates ENBC for the real
          -----------------------
estate advice and analysis it will provide you as you develop each Store. (See
Item 5)

     (3)  SOFTWARE LICENSE FEE.  You will pay this amount to use the proprietary
          --------------------
software programs that ENBC specifies, including ENBC's licensed program (the "Licensed Program") as described in Items 8 and 11.

     (4)  COMPUTER SYSTEM (INCLUDING SPECIFIED SOFTWARE AND RELATED FEES).  You
          ---------------------------------------------------------------
must purchase and install the Computer System and Specified Software that ENBC designates, as described in Item 11. This amount reflects the estimated combined cost of the Computer System Specified Software (which is approximately $15,000 to $35,000) and the Software Support Fee of $400 per month for 3 months.

     If you do not purchase the Computer System from ENBC, you will pay ENBC a $3,500 fee for installing and testing the Licensed Program on your Computer System. (See Item 5) This amount includes the estimated cost of purchasing, leasing or obtaining all aspects of the Computer System as currently configured. However, if ENBC chooses, you will have to incur certain costs and expenses to purchase, lease or obtain revised or upgraded components of the Computer System when ENBC specifies.

     (5)  ACCOUNTING SERVICES FEE.  This item reflects the amount you will pay
          -----------------------
for BCI's accounting services under the Accounting and Administration Services Agreement for the first 3 months after you sign the Development Agreement, assuming that you open between one and six Stores during this time. The payment schedule is described fully in Item 6.

     (6)  DEMOGRAPHIC DETAIL REPORTS.  Demographic Detail Reports will provide
          --------------------------
you information about the demographics of each Sub-Area where you develop Stores. Each report currently costs $50. Your costs for the Demographic Detail Reports may vary depending on the number of reports you purchase and if you request additional demographic services.

     (7)  MISCELLANEOUS COSTS.  This is an estimate of the funds you may need to
          -------------------
cover expenses in your start-up phase, including lodging, meals and travel expenses for your training director to attend the initial training program, wages, and insurance premiums. These amounts may be refundable, depending on arrangements you make with third parties.

     (8)  ADDITIONAL FUNDS.  This amount represents ENBC's estimate all of your
          ----------------
payments, costs and expenses necessary to operate as a Developer for the first 3 months after you execute the Development Agreement. It includes amounts for utilities, bank charges, telephone and mail charges, office supplies, and financing payments. The amount will vary, depending on your development activities in the first 3 months. You should set aside an additional amount for living expenses during the start-up period as this amount has not been included in these figures since they vary widely with each individual. These amounts may be refundable, depending on arrangements you make with third parties.

     (9)  TOTAL ESTIMATED INITIAL INVESTMENT.  The amounts shown are ENBC's
          ----------------------------------
reasonable estimates of the amounts that you will typically spend for the purposes indicated. However, the actual costs you incur may be higher or lower based upon your particular circumstances, including factors like the number of Stores you will develop, the size and location of your Development Area and the extent to which you can use existing resources which might be available in your existing organization. ENBC relied on the experience in the food service business of certain of its officers to compile these estimates. (See Item 2) You should review these figures carefully with a business advisor before you make any decision to sign a Development Agreement. You will have additional initial investment expenses for each Store you develop, and those costs are described in the chart below.

     ENBC does not offer, either directly or indirectly, financing to you for any of the above items other than under its Financed Area Developer Program. (See Item 10) The availability and terms of financing from independent third parties will depend on factors including the availability of financing generally, your creditworthiness and the collateral you make available to secure any financing. Pledges of assets are subject to the transfer provisions of the Development Agreement and Franchise Agreement. (See Item 17) The terms of the financing arrangement that may be available to you, including amounts available, applicable interest rate and down payment requirements, if any, are described in
Item 10.

          [THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.]

                       YOUR ESTIMATED INITIAL INVESTMENT
                         UNDER THE FRANCHISE AGREEMENT

====================================================================================================================================

           ITEM              ESTIMATED AMOUNT/     METHOD OF                                     WHETHER          TO WHOM
                               LOW-HIGH RANGE       PAYMENT              WHEN DUE                REFUNDABLE         PAID
====================================================================================================================================
Initial Franchise Fee(1)                $35,000    Lump sum         Upon execution of               No          ENBC
                                                                    Franchise Agreement

Real Estate Brokerage             $0 to $18,000    As incurred      Upon satisfaction of            No          Real estate brokers
Fees(2)                                                             lease contingencies

Professional Fees and Due     $5,000 to $10,000    As incurred      Before execution                No          Attorneys and
Diligence(3)                                                                                                    consultants

Lease Deposits(4)                 $0 to $10,000    Lump sum         Upon execution of           See note 4      Lessor
                                                                    lease

Leasehold Improvements(5)        $0 to  $50,000    As incurred      Before construction             No          Architects,
                                                                    or renovation                               engineers and
                                                                                                                contractors

Furniture, Fixtures,                $125,000 to    Lump sum         Before opening                  No          Suppliers
Smallwares and Equipment            $150,000
(including Signage)(6)

Opening Inventory and          $2,500 to $7,500    Lump sum         Before opening                  No          ENBC and suppliers
Supplies(7)

Architectural or             $15,000 to $20,000    As incurred      Before construction             No          Architects or
Engineering Fees and                                                or renovation                               engineers;
Permit and Impact Fees(8)                                                                                       governmental
                                                                                                                agencies

Grand Opening Advertising               $10,000    As incurred      As incurred                     No          Suppliers
and Promotion(9)

Miscellaneous Opening        $10,000 to $20,000    As incurred      Before opening and         See note 10      Suppliers,
Costs(10)                                                           shortly after opening                       Employees, and
                                                                                                                other Creditors
====================================================================================================================================

====================================================================================================================================
                             ESTIMATED AMOUNT/      METHOD OF                                   WHETHER           TO WHOM
          ITEM                LOW-HIGH RANGE         PAYMENT            WHEN DUE               REFUNDABLE           PAID
- ------------------------------------------------------------------------------------------------------------------------------------
Software License Fee(11)                $15,000     Lump sum        When Licensed Program           No          ENBC
                                                                    is installed

Computer System (including   $16,200 to $36,200     As incurred     Before opening                  No          ENBC and/or
 Specified Software and                                                                                         Suppliers
 related fees)(12)

Additional Funds - 3        $35,000 to $110,000     As incurred     As incurred                See note 13      ENBC, Suppliers,
 Months(13)                                                                                                     Employees and other
                                                                                                                Creditors
TOTAL ESTIMATED INITIAL             $268,700 to
 INVESTMENT(14)                        $591,700

(FOOTNOTES FOLLOW CHART)
====================================================================================================================================

EXPLANATORY NOTES TO ESTIMATED INITIAL INVESTMENT - FRANCHISE AGREEMENT
- -----------------------------------------------------------------------

     (1)  INITIAL FRANCHISE FEE.  The Initial Franchise Fee is $35,000.  As
          ---------------------
described in Item 6, if you elect to accept ENBC's offer to operate a Store at a Target Site, you must pay a Site Location Fee or a Site Location and Negotiation Fee to ENBC.

     (2)  REAL ESTATE BROKERAGE FEES.  These fees represent commissions you may
          --------------------------
pay to real estate brokers to secure a Site for your Store by lease.

     (3)  PROFESSIONAL FEES.  This amount represents fees you may pay to
          -----------------
professional advisors (attorneys and accountants) to evaluate the franchise and real estate contracts, as well as the cost of any negotiations.

     (4)  LEASE DEPOSITS.  This amount represents an estimate of up 6 months'
          --------------
security deposit under the lease for the premises of a Store where rent is $20,000 to $80,000 annually. Lease deposits vary widely from location to location, and generally are refundable.

     ENBC estimates that the typical Store location will have approximately 2,000 square feet with rentals that vary greatly depending on geographic location, but broadly range from $10-$40 per square foot or more per year. ENBC estimates an average rental rate of $15 to $20 per square foot. As described in
Item 8, if you own an Approved Site, you may have to lease the Approved Site to ENBC and ENBC will sublease the Approved Site back to you.

     ENBC expects that nearly all Store locations will be leased rather than purchased. However, if you purchase the Site for the Store, the initial investment will be significantly higher, approximately $200,000 to $750,000 or more in incremental cost depending on the location and costs of development of the Site and construction of improvements. Purchase contracts generally require earnest money deposits of 5% to 25% or more of the purchase price; earnest money deposits may or may not be refundable.

     (5)  LEASEHOLD IMPROVEMENTS.  ENBC assumes a Store will require
          ----------------------
approximately 2,000 square feet with frontage of typically 20 feet. Leasehold improvement costs are expected to range from $0 - $7.50 or more per square foot. The costs of leasehold improvements may increase if a particular Site has unusual dimensions or seating requirements. Variations in leasehold improvements also are attributable to size and condition of the premises, construction, labor and installation costs, geographic location and compliance with state and municipal building and zoning laws and regulations. The interior and exterior of the Store must be renovated to conform to ENBC's store design specifications. The total cost of leasehold improvements may vary significantly depending on factors including the amount of heating, ventilation and air conditioning, an adequate electrical system and adequate access to water, among other items.

     (6)  FURNITURE, FIXTURES, SMALLWARES AND EQUIPMENT.  Furniture, fixtures,
          ---------------------------------------------
smallwares and equipment includes interior and exterior signs, serving-line equipment, refrigeration, cooking and heating equipment, cash registers (including capacity for computerized financial information collection) decor, furniture, and smallwares.

     (7)  OPENING INVENTORY AND SUPPLIES.  This item includes all initial food
          ------------------------------
products, inventory and paper supplies inventory.  (See Item 8)

     (8)  ARCHITECTURAL OR ENGINEERING FEES AND PERMIT AND IMPACT FEES.  Charges
          ------------------------------------------------------------
for architects or engineers vary widely depending on the quality, reputation and experience of the professionals engaged, the geographic area and the nature and extent of the work to be performed. At a minimum, you will have to incur costs to prepare initial schematic drawings (approximately $750) as well as the final site construction plan (estimated to range from $7,000 to $9,000 or more). Permit and impact fees vary widely depending on the geographic area but range from $1,000 to $10,000 or more.

     (9)  GRAND OPENING ADVERTISING.  You must spend no less than $10,000 for
          -------------------------
the Store's grand opening advertising and promotion program during the period 30 days before, and 90 days after, the opening of the Store. You can anticipate engaging in a variety of promotions including the use of print media, direct mail, and/or radio or television. The costs can vary widely depending on the quality, reputation and experience of the advertising agencies engaged, the geographic area and the nature and extent of advertising and promotions which will take place.

     (10) MISCELLANEOUS OPENING COSTS.  This is an estimate of the funds you
          ---------------------------
will need to cover pre-opening expenses including: initial employee wages; utility deposits; insurance premiums; architectural fee for preparation of the Store's initial schematic drawing; the fee for ENBC's Demographic Detail Report used for site selection; license and permit costs; uniforms; recruitment and in-store training expenses as well as additional operating capital for other variable costs (e.g., electricity, telephone or heating costs). These amounts may be refundable, depending on the arrangements you make with third parties.

     (11) SOFTWARE LICENSE FEE.  You will pay this amount to use the proprietary
          --------------------
software programs that ENBC specifies, including the Licensed Program. (See Items 8 and 11)

     (12) COMPUTER SYSTEM (INCLUDING SPECIFIED SOFTWARE AND RELATED FEES).
          ---------------------------------------------------------------
Please see the footnote under "Computer System" in the chart for the Development Agreement above in this Item 7.

     (13) ADDITIONAL FUNDS.  This amount represents an estimate of all payments,
          ----------------
costs, and expenses necessary to operate the Store during the first 3 months of operation. It includes amounts required for inventory, employee compensation and benefits, recruitment and training expenses, utilities, supplies, telephone and mail charges, security system, music, repair and maintenance, uniforms and laundry, bank charges, financing payments, royalties, advertising contributions, and rental and all other related charges. This amount includes the fee for initial training (which is payable to the existing Franchisee who conducts the training, as described in Item 11) for 5 to 10 of your employees. The amount will vary, depending in part upon the Store's revenues during the first 3 months of operation. You should set aside an additional amount for living expenses during the Store's start-up period as this amount has not been included in these figures since they vary widely with each individual. The amounts you spend as additional funds may be refundable, depending on the arrangements you make with third parties.

     (14) TOTAL ESTIMATED INITIAL INVESTMENT.  The amounts shown are ENBC's
          ----------------------------------
reasonable estimates of the amounts that you will typically spend for the purpose indicated. However, the actual costs incurred may be higher or lower for any given Store based upon the particular circumstances applicable to that Store, including factors like its location, size, number and experience of personnel, and whether you own and operate Commissary Store during the initial period. ENBC relied on the experience in the food service business of certain of its officers to compile these estimates. (See Item 2) You should review these figures carefully with a business advisor before making any decision to purchase the Franchise.

     ENBC does not offer, either directly or indirectly, financing to you for any of the above items other than under its Financed Area Developer Program. (See Item 10) The availability and terms of financing from independent third parties will depend on factors including the availability of financing generally, your creditworthiness and the collateral you make available to secure any financing. Pledges of assets are subject to the transfer provisions of the Development Agreement and Franchise Agreement. (See Item 17) The terms of the financing arrangement that may be available to you, including amounts available, applicable interest rate and down payment requirements, if any, are described in
Item 10.

                                    ITEM 8
                                    ------

               RESTRICTIONS ON SOURCES OF PRODUCTS AND SERVICES

     If you sign a Development Agreement and/or a Franchise Agreement, you must purchase, lease and conduct your operations according to ENBC's specifications. You must obtain goods and services from designated or approved suppliers (which may include ENBC or its affiliates). As described in Items 1 and 12, you must comply with the standards, specifications and System that ENBC designates for the Mark under which you are authorized to operate your Store. Collectively, the purchases, leases and services you obtain according to ENBC's specifications or from approved or designated suppliers represent virtually 100% of your total purchases and leases to establish, and virtually 100% of your total purchases and leases to operate as a Developer. The purchases and leases that you must make according to ENBC's specifications or from ENBC or its affiliates are described below. ENBC may negotiate purchase arrangements (including price terms) for the benefit of Developers and Franchisees, and those arrangements are described below in this Item.

DEVELOPMENT AGREEMENT
- ---------------------

     FINANCED AREA DEVELOPER PROGRAM.
     -------------------------------

     ENBC generally requires all Developers to participate in the Financed Area Developer program described in Item 10.

     COMPUTER SYSTEM.
     ---------------

     Under the Development Agreement, you must purchase, install and use the Computer System, including all programs and software that ENBC requires during the term of the Development Agreement, as further described in Item 11. The "Computer System" includes those brands, types, makes, and/or models of communications and computer systems and hardware which ENBC specifies or requires you to use in the operation of your Store and to communicate with other Stores and with ENBC. The "Specified Software" means the software, programming, and services other than the Licensed Program, which ENBC specifies during the term of the Franchise Agreement for use with the Computer System.You must use the Licensed Program under the Development Agreement. The Licensed Program consists of the retail store-level computer software programs BCI develops (or has developed) and licenses to ENBC. The Licensed Program may include ENBC's point-of-sale, bookkeeping, inventory, training, marketing, employee selection, operations and financial information, collection and retrieval systems (including ENBC's general ledger system using the standard chart of accounts ENBC requires) for use in the operation of Stores, including any updates, supplements, modifications or enhancements ENBC may make or prescribe, all related documentation, the tangible media upon which programs are recorded, and the database file structure. The Licensed Program does not include any data or databases ENBC or its affiliates own or compile for use with the Licensed Program or otherwise or any data ENBC or its affiliates generate by using the Licensed Program. You must purchase the hardware from MCR/AT&T GIS and the software for the point of sale devices that ENBC licenses to you is the property of Compris Technologies, Inc. (See Item 11) The cost of your computer equipment will range from $15,000 to $35,000. (See Item 7)

     ENBC attempts to negotiate its contracts with computer hardware and software vendors to make discounted pricing available to you. In some instances this may involve remarketing arrangements, and if it does, ENBC would derive revenue from sales to you. ENBC estimates that the costs of the Computer System, Licensed Program and Support/Control Programs will represent approximately 30%- 35% of the purchases and leases of goods and services you will make or enter into in the establishment your business and will represent approximately 30%-35% of the purchases and leases that you will make or enter into in the ongoing operation of your business if you do not operate a Commissary and 1%-10% if you do operate a Commissary.

     DEMOGRAPHIC DETAIL REPORTS.
     --------------------------

     At the beginning of the Development Term, and on an annual basis during the Development Term, you must purchase Demographic Detail Reports from ENBC for those Sub-Areas where you retain development rights, as noted in Items 5, 6 and
7. ENBC will derive revenue from providing Demographic Detail Reports to you. ENBC cannot estimate what percentage the cost of Demographic Detail Reports will represent of your initial and ongoing purchases and leases of goods and services because the cost will vary with the number of Sites included in each report. The Demographic Detail Reports currently cost $50 per Site. (See Item 6)

     SITE REVIEW AND APPROVAL.
     ------------------------

     You must comply with ENBC's standards and specifications when you select the site for a Store or a Commissary. ENBC will evaluate your site according to a required site approval procedure that is described in Item 11. You must use forms that ENBC directs to request a site, and ENBC will evaluate the site you propose according to its criteria. When you refurbish your Site or construct the Store, you may have to engage contractors and real estate developers and brokers which ENBC has approved. (See Item 11)

     LEASE AGREEMENT TERMS.
     ---------------------

     You must present the lessor of your Site with a lease in the form that ENBC prescribes. If the lessor does not use the approved form, you may only sign a lease that ENBC has approved and which has certain terms that ENBC may specify. These terms and the procedure to seek ENBC's approval of the lease are described in Item 11.

     INSURANCE.
     ---------

     In addition to the insurance required for the development and operation of a Store under a Franchise Agreement, during the Agreement Term you must maintain insurance policies with insurers rated "A-" or better by Alfred M. Best & Company, Inc. that ENBC approves. The policies must include: (1) insurance necessary to comply with all legal requirements concerning insurance coverage (including workers' compensation requirements) for persons attending ENBC training programs; and (2) general and motor vehicle (whether or not you own the vehicles) liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in the conduct of your business under the Development Agreement, under one or more insurance policies containing minimum liability coverage ENBC periodically requires. You will have additional requirements that are similar to those under the Franchise Agreement, as discussed below in this Item. You must purchase insurance for each Store you open as described below under the heading "Franchise Agreement" in this Item 8.

     If you operate one or more a Commissaries, you must maintain insurance policies for each Commissary that meet ENBC's requirements for insurance coverage for Stores under the Franchise Agreement, as discussed below in this Item.

     COMMISSARY DEVELOPMENT.
     ----------------------

     If ENBC chooses, you will have to develop and operate one or more Commissaries under the Development Agreement on terms substantially similar to the terms for developing and operating Stores described below in this Item 8.

     SPECIFICATIONS, STANDARDS AND PROCEDURES.
     ----------------------------------------

     The operation of your development business in strict compliance with ENBC's high standards is important to ENBC and Stores, and you must maintain those high standards under the Development Agreement. You must comply strictly with all of ENBC's mandatory specifications, standards and operating and inspection procedures regarding your business, and operation of Stores under Franchise Agreements designated in your Development Agreement. ENBC formulates its specifications and standards for Developers based on factors including its business judgment and local, regional and national experience and market trends. ENBC may modify its specifications, standards and procedures at any time with notice to you.

     ENBC will periodically provide you with its mandatory specifications, standards and operating and inspection procedures in the Development Manual or otherwise communicate them to you in writing. These specifications, standards and procedures will constitute binding obligations on your part as if fully set forth in the Development Agreement, and if you fail to adhere to the mandatory specifications, standards and operating and inspection procedures, ENBC may terminate the Development Agreement. (See Item 17)

     OTHER OBLIGATIONS.
     -----------------

     You must maintain the number and level of management personnel for adequate management and supervision of all Stores developed under the Development Agreement. (See Item 15)

     FRANCHISOR REVENUE.
     ------------------

     ENBC did not receive revenue in the past fiscal year from Developers' required purchases, but ENBC expects that in the future it will derive revenue from Developers' purchases of items and services for which ENBC is an approved or designated supplier.

FRANCHISE AGREEMENT
- -------------------

     COMPUTER SYSTEM.
     ---------------

     You must purchase and install the Computer System, including all programs and software that ENBC requires during the term of the Franchise Agreement. This obligation is the same as under the Development Agreement, as described above in this Item 8.

     ENBC attempts to negotiate its contracts with computer hardware and software vendors to make discounted pricing available to you. In some instances this may involve remarketing arrangements, in which event ENBC would derive revenue from sales to you. ENBC estimates that the costs of the Computer System and Specified Software will represent approximately 8% of the purchases and leases of goods and services you will make or enter into in the establishment of the Store and will represent approximately 1% to 2% of the purchases and leases that you will make or enter into in the ongoing operation of the Store.

     PRODUCT PURCHASES.
     -----------------

     ENBC may develop certain proprietary food products which ENBC prepares, or which third party contractors prepare for ENBC, according to ENBC's proprietary recipes and formulae and certain private label food products, materials and supplies ("Proprietary Items"). As described below, ENBC has designated cream cheese and other spreads and bagel dough as Proprietary Items as of the date of this offering circular. ENBC intends to develop Proprietary Items in the future, which you must purchase. ENBC will require you to purchase the Proprietary Items only from ENBC or its designees whom ENBC licenses to manufacture, prepare, distribute and/or sell particular products. ENBC will designate in the Manuals (defined in Item 11 below) which Products constitute Proprietary Items, and which of the Proprietary Items must be purchased from ENBC or its designated suppliers and/or which are to be prepared at the Store. ENBC may derive revenue in the future from designated suppliers' sales of Proprietary Items and other products or supplies to you.

     You must purchase proprietary cream cheese and other spreads only from the supplier or suppliers ENBC designates. Currently, Doc's Cheese Company, L.L.C. (the "Cheese Company") is the only supplier ENBC has approved to provide its proprietary cream cheese and other spreads for sale to Einstein Bros. stores. ENBC will derive no revenue from the Cheese Company's sales to Franchisees. ENBC has the option until the year 2000 to purchase the assets of the Cheese Company, and if it exercises its option and ENBC becomes the only approved supplier of cream cheese and spreads as a result, ENBC will derive revenue from sales of cream cheese and spreads to Franchisees. You must also purchase ENBC's proprietary bagel products only from the supplier or suppliers ENBC designates. ENBC has entered into a supply agreement with Harlan Bagel Supply Company, L.L.C., which is not an affiliate of ENBC and which is the only supplier ENBC has approved to provide its proprietary bagel dough for sale to Einstein Bros. stores. ENBC would not derive revenue from that supplier's sales of proprietary bagel dough to Franchisees.

     APPROVED EQUIPMENT, FIXTURES, FURNISHINGS AND SIGNS.
     ---------------------------------------------------

     You must use to develop and operate your Store only the brands, types and/or models of equipment, vehicles, signs displaying the Marks, fixtures and furnishings which meet ENBC's specifications. You may purchase approved brands, types and/or models of equipment, fixtures, furnishings and signs which meet ENBC's specifications only from suppliers ENBC designates or approves, which may include ENBC. ENBC will periodically supply you with a list of suppliers who sell items which meet ENBC's specifications, at your request.

     SITE SELECTION AND LEASE.
     ------------------------

     Before signing the Franchise Agreement, you must have obtained ENBC's approval of, and the legal right of possession of, the Site according to the terms of the Development Agreement. If the Franchise Agreement is not signed under a Development Agreement, then you must comply with the site and lease review and approval provisions specified in the form of Development Agreement included in ENBC's most recent offering circular delivered to you for the state in which the Site will be located. Other than as described in this Item, ENBC will not derive revenue as a result of your selection of the Site and execution of a lease for the Site according to ENBC's standards and specifications.

     STORE DESIGN SPECIFICATIONS AND CONSTRUCTION PLANS.
     --------------------------------------------------

     ENBC will furnish to you specifications of ENBC's requirements for design, decoration, layout, equipment, furnishings, seating for on-premises dining, fixtures and signs for your Stores (the "Design Specifications"). The Design Specifications are an integral part of the System and include ENBC's trade dress which ENBC has specified for your Stores and, therefore, the Store must be designed and constructed according to the Design Specifications. You must cause to be prepared the preliminary layout for the Store (if not already submitted to ENBC) and detailed construction plans and specifications and space plans for the Store (the "Construction Plans") that comply with the Design Specifications and all applicable ordinances, building codes, permit requirements, and lease requirements and restrictions. Other than as described elsewhere in this offering circular, ENBC will not derive revenue as a result of your development of the Store according to ENBC's standards and specifications.

     DEVELOPMENT OF THE STORE.
     ------------------------

     Within 120 days after signing the Franchise Agreement, you must, at your expense, do or cause to be done the following: (1) secure all financing required to fully develop the Store; (2) if you have not done so previously, submit the Construction Plans to ENBC for approval;

(3) obtain all required zoning changes, planning consents, building, utility, sign, health, sanitation and business permits, licenses and approvals and any other required permits and licenses; (4) construct all required improvements in compliance with Construction Plans ENBC approves; (5) decorate and lay out the Store in compliance with Design Specifications and plans and specifications ENBC approves; (6) purchase, lease or license the Computer System, the Licensed Program Support/Control Program and the Specified Software; (7) purchase or lease and install all required equipment, vehicles, furnishings, fixtures and signs and the Computer System; (8) purchase an adequate opening inventory of Products, materials and supplies; (9) obtain all customary contractors' sworn statements and partial and final waivers of lien for construction, remodeling, decorating and installation services and (10) open the Store for business and operate the Store on a regular and continuing basis.

     STORE MENU AND SERVICES.
     -----------------------

     The Store will (1) offer for sale all Products (and no other products) and
(2) provide only the following services (and no other services): (a) the carry-out service that ENBC authorizes and requires, (b) the Delivery Service that ENBC, in its discretion, may authorize for the Store under a Delivery Rider and
(c) the Catering Service that ENBC in its discretion may authorize you to provide from the Store (or a Catering Facility) under a Catering Rider. The Store may not offer for sale or sell any products or services at or from the Store which ENBC has not approved in writing. You may not use the Site or Store for any purpose other than the operation of a Store. You must meet ENBC's specifications, standards and procedures for carry-out service, on-premises dining services, if applicable, Delivery Service and Catering Service, which ENBC periodically requires in the Manuals or otherwise in writing. The Store may not provide any services at, from or away from the Site until ENBC, in its discretion, has approved the Store (or a Catering Facility) in writing for the conduct of these services and ENBC and you have executed the applicable Rider to the Franchise Agreement.

     You may not sell any Products that have not been packaged according to ENBC's specifications, standards and procedures required in the Manuals or otherwise in writing. If ENBC requires your Store and other Units in the Marketing Area (or, in ENBC's discretion, the trade area of your Store) to offer new or substitute products or services not currently offered at Units in the Marketing Area (or trade area), you must offer required services and/or products in compliance with ENBC's specifications, standards and procedures required in the Manuals or otherwise in writing and diligently pursue obtaining any permits and take actions (including constructing improvements and acquiring fixtures, furnishings, equipment, supplies and materials) required to offer the products and/or services. Modifications to the services and/or products the Store offers may require you to incur additional costs and expenses to operate the Store, including the purchase and/or lease of additional or substitute furnishings, furniture, fixtures, vehicles or equipment for Catering Service and/or Delivery Service. You must incur those costs and expenses. The "Marketing Area" is the geographic area in which the Store is located, the size and shape of which ENBC determines periodically in its discretion, and which is typically a metropolitan area. The "trade area" is typically the geographic area from which a Store draws its customers. In determining the Marketing Area, ENBC may take into consideration a number of factors, as described in the Franchise Agreement.

     QUALITY CONTROL PROGRAM.
     -----------------------

     ENBC may conduct quality, service, cleanliness, and other inspections of Stores periodically to determine compliance with applicable contract provisions and the standards and specifications ENBC applies periodically. ENBC requires that your performance in the inspections is satisfactory. ENBC may designate an independent evaluation service to conduct a "customer satisfaction" quality control and evaluation program, as may be more fully described in the Manuals or in writing, with respect to ENBC-owned and franchised Units. You must participate in the mystery shopper program. ENBC-owned and other franchised Units also will participate in the program to the extent ENBC has the right to require participation. (See Item 6)

     ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS.
     --------------------------------------------

     You must install and use at the Store the Computer System in the form ENBC specifies during the term of the Franchise Agreement, and transmit to, or permit the electronic collection of information by, ENBC through use of the Computer System. You, at your own expense, must establish and maintain at the Store, (i) a telephone modem and dedicated line (or other mechanisms for data transmission ENBC may periodically require) that ENBC may use to access the Computer System,
(ii) full, complete and accurate records and reports and, (iii) if ENBC requires, computer diskettes and databases in the form ENBC specifies pertaining to the operation of the Store, including site reports on the Store which you must prepare and submit to ENBC, the Site Agreement (defined in the Development Agreement), supervisory reports on operations, bookkeeping, accounting, recordkeeping and records retention system conforming to ENBC's requirements (including requirements for a general ledger system which uses a standard chart of accounts ENBC requires periodically, and for timely entry of information into data bases of the Computer System and periodic printouts of reports generated from the Computer System), information on employee turnover and any other records, reports and information ENBC periodically requires.

     APPROVED PRODUCTS, DISTRIBUTORS AND SUPPLIERS.
     ---------------------------------------------

     ENBC has developed and may continue to develop standards and specifications for bagels, Products, other food products, ingredients, seasonings, spices, mixes, beverages, materials and supplies you will incorporate in or use to prepare, cook, serve, package, cater and deliver the prepared food products ENBC authorizes for sale at or from Stores and for advertising those items. ENBC has approved and will review and continue to approve suppliers and distributors of the products, supplies and materials that meet its standards and requirements. ENBC's criteria for evaluating, approving or disapproving suppliers and distributors are based on its standards and requirements for quality, quantity and portions, prices, volume capability, frequency of delivery, distribution methods and locations, standards of service, including prompt attention to complaints, consistency, reliability, financial capability, labor and customer relations and other criteria. The evaluation criteria will be available to you at your request. You must purchase only from distributors and suppliers ENBC approves or requires all goods, food products, ingredients, spices, seasonings, mixes and beverages. ENBC will also approve certain suppliers for materials and supplies used to prepare, freeze, bake, cook, serve, package and deliver the Products, for providing Catering Service and for your equipment, menus, forms, paper and plastic products, packaging or other materials (collectively, "Supplies and Materials"), and all advertising media placement services you purchase for local store marketing. ENBC does not provide material benefits to you based on your use of designated or approved sources.

     ENBC may modify the list of approved or required suppliers and distributors during the term of the Franchise Agreement, and may designate itself or an affiliate as a required manufacturer, supplier and/or distributor of certain equipment, products, materials, supplies or other items. You may not, after you receive written notice from ENBC of a modification, reorder any product from any supplier or distributor that is no longer approved. ENBC may approve or require a single distributor or supplier for any products, materials or supplies and may approve or require a distributor or supplier only as to certain products, materials and supplies, and approval may be temporary pending ENBC's more comprehensive evaluation of a distributor or supplier. ENBC may concentrate purchases with one or more distributors or suppliers to obtain lower prices and/or advertising support and/or services for the benefit of the System and/or Stores. ENBC may establish company or affiliate-owned and operated food commissaries and distribution facilities which ENBC may designate as an approved or required distributor or supplier. You must at all times maintain an adequate inventory of approved food and paper products, beverages, ingredients and other products of sufficient quality and variety to realize the full potential of the Store.

     ENBC will derive revenue as a result of your purchase of approved products and supplies from ENBC and may, in its discretion, collect and retain all allowances, benefits, credits, monies, payments or rebates (collectively "Promotional Allowances"), whether for promotional, advertising or other purposes, which manufacturers, suppliers and distributors offer to you or ENBC or its affiliates based upon your purchases of Non-Proprietary Products, Proprietary Items and Supplies and Materials. You must assign to ENBC or its designee all of your right, title and interest in and to any and all Promotional Allowances and authorize ENBC or its designee to collect any Promotional Allowances to remit to the Marketing Fund to the extent based on your purchase of Products which are not Proprietary Items (the "Non-Proprietary Products") and Supplies and Materials. However, ENBC may also retain in its general operating funds the Promotional Allowances it receives from your purchases of Proprietary Items from any source and the Promotional Allowances it receives from your purchases from ENBC or its affiliates of Non-Proprietary Products and Supplies and Materials. ENBC is not obligated to contribute to the Marketing Fund any revenue it or its affiliates make or collect from sales to you or from your purchases of any goods or services. Designated suppliers will not make payments to ENBC because of transactions with Franchisees.

     You must notify ENBC and submit to ENBC any information, specifications and samples as ENBC requests if you propose to purchase any goods, food products, ingredients, seasonings, spices, mixes, beverages, menus, equipment, forms, paper or plastic products, packaging or other materials or utensils from a distributor or supplier whom ENBC has disapproved or not previously approved. ENBC will use its reasonable best efforts to notify you within 120 days after receipt of all requested information and materials whether you are authorized to purchase products from a certain distributor or supplier. If you fail to receive a notice of disapproval within the 120 day period, you may purchase the products from the distributor or supplier until ENBC otherwise notifies you. ENBC's failure to give its approval or disapproval will not be deemed to constitute ENBC's approval of that distributor or supplier. If ENBC chooses, you will have to reimburse ENBC for its reasonable costs incurred in evaluating, inspecting and supervising a distributor or supplier. (See Item 6)

     All approved suppliers will be evaluated continuously for things like ability to deliver products or services, quality of products and services, timeliness of delivery and cost. ENBC may revoke its approval of any supplier who ENBC, in its reasonable judgment, believes is falling short in any category. ENBC may remove a supplier from the list of approved suppliers at any time but with notice.

     SPECIFICATIONS, STANDARDS AND PROCEDURES.
     ----------------------------------------

     Your obligations under the Franchise Agreement to operate according to ENBC's specifications, standards and procedures are the same as those under the Development Agreement, as described above in this Item 8.

     INSURANCE.
     ---------

     During the term of the Franchise Agreement, you must maintain in force, insurance policies with insurers rated "A-" or better by Alfred M. Best & Company, Inc. that ENBC approves: (1) commercial general liability insurance (including coverage for motor vehicles used in the operation of the Store, whether or not you own the vehicles), against claims for bodily and personal injury, death and property damage caused by or occurring in the operation of the Store or otherwise in your conduct of business under the Franchise Agreement, under one or more insurance policies containing minimum liability coverage ENBC requires periodically; and (2) all risk property and casualty insurance for the replacement value of the Store and its contents (including leasehold improvements, furnishings, fixtures, equipment, signs, inventory, supplies, and materials). You must also maintain the insurance necessary to comply with all legal requirements concerning insurance coverage (including worker's compensation requirements), including coverage for persons attending ENBC training programs on your behalf. ENBC may periodically increase the amounts of coverage required under insurance policies and require different or additional kinds of insurance at any time, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances. You will be responsible for maintaining sufficient insurance coverage.

     Each insurance policy you obtain under the Franchise Agreement or the Development Agreement must name ENBC as an additional insured, must contain a waiver of all subrogation rights against ENBC, its affiliates, and their successors and assigns, and must provide for 30 days' prior written notice to ENBC if the insurer materially modifies or cancels the policy or if the policy expires. When you sign the Development Agreement or the Franchise Agreement, you must provide ENBC with evidence of the required insurance, and you must furnish to ENBC a copy of the certificate of insurance, or other evidence ENBC requests that the required insurance coverage is in force, each year and/or when you replace any policy.

     As of the date of this offering circular, ENBC's requirements for insurance coverage are the following: (1) employers' liability insurance of at least $1,000,000 per accident and $1,000,000 per disease with a $1,000,000 policy limit on disease; (2) business automobile liability insurance of at least $20,000,000 with combined single limit per occurrence for bodily injury and property damage; (3) commercial general liability insurance on an occurrence basis of $20,000,000 combined single limit for claims against bodily injury, property damage liability and personal injury; (4) "all risk" property and boiler and machinery insurance in an amount at least equal to the full replacement cost of your Store and its contents.

     CREDIT CARDS AND OTHER METHODS OF PAYMENT.
     -----------------------------------------

     You must at all times have arrangements with a full range of credit and debit card issuers or sponsors, check verification services and electronic fund transfer systems as ENBC periodically designates in its discretion during the term of the Franchise Agreement in order that the Store may accept customers' credit and debit cards, checks and other methods of payment. You may use only the payment methods that ENBC authorizes or approves.

     ADVERTISING.
     -----------

     You must advertise and conduct promotions only according to ENBC's standards and specifications, as described in Item 11.

     DELIVERY SERVICE.
     ----------------

     If you sign a Delivery Rider, you must take actions (including constructing improvements and acquiring fixtures, equipment, delivery vehicles, and other materials and supplies) at your own expense and obtain the required permits to begin Delivery Service within the time period specified in the Delivery Rider. You must maintain the condition and appearance of, and perform maintenance with respect to, the delivery vehicles, facilities, fixtures and equipment used to provide Delivery Service according to ENBC's standards, specifications and procedures, and consistent with the image of Stores as first class, clean, sanitary, attractive and efficiently operated food service businesses.

     CATERING SERVICE.
     ----------------

     If you sign a Catering Rider, you must take actions (including constructing improvements and acquiring fixtures, equipment, vehicles, and other materials and supplies) at your own expenses and obtain the required permits to begin Catering Service from the Catering Facility (defined below) within the time period specified in the Catering Rider. You must maintain the condition and appearance of, and perform maintenance with respect to, the Catering Facility, catering vehicles, furniture, fixtures and equipment used in the provision of Catering Service according to ENBC's standards, specifications and procedures, and consistent with the image of Stores and related facilities as first class, clean, sanitary, attractive and efficiently operated food service businesses.

     FRANCHISOR REVENUE.
     ------------------

     ENBC did not receive revenue in the past fiscal year from Franchisees' required purchases, but ENBC expects that in the future it will derive revenue from Franchisees' purchases of items and services for which ENBC is an approved or designated supplier.

                                    ITEM 9
                                    ------

                           FRANCHISEE'S OBLIGATIONS

     THIS TABLE LISTS YOUR PRINCIPAL OBLIGATIONS UNDER THE FRANCHISE AND OTHER AGREEMENTS. IT WILL HELP YOU FIND MORE DETAILED INFORMATION ABOUT YOUR OBLIGATIONS IN THESE AGREEMENTS AND IN OTHER ITEMS OF THIS OFFERING CIRCULAR.

================================================================================

                                                                ITEM IN
                                                               OFFERING
         OBLIGATION             SECTION IN AGREEMENT           CIRCULAR
- --------------------------------------------------------------------------------
 (a)  Site selection and         Section 4.A of Franchise   6, 8, 10 and 11
      acquisition/lease          Agreement/Sections 6.A
                                 and 6.B of Development
                                 Agreement
===============================================================================

================================================================================

                                                                  ITEM IN
                                                                  OFFERING
         OBLIGATION             SECTION IN AGREEMENT              CIRCULAR
- --------------------------------------------------------------------------------
 (b)  Pre-opening                  Sections 4.B, 4.C, 4.D.,     8
      purchases/leases             4.E and 4.G of Franchise
                                   Agreement/Sections 6.B.,
                                   10 and 12.J of
                                   Development Agreement
- --------------------------------------------------------------------------------
 (c)  Site development and other   Sections 4.C, 4.G and 4.I    5, 6, 7 and 11
      pre-opening requirements     of Franchise Agreement/
                                   Sections 5.B, 6.C and 6.D
                                   of Development Agreement
- --------------------------------------------------------------------------------
 (d)  Initial and ongoing          Sections 5.A and 5.B of      6 and 11
      training                     Franchise Agreement/
                                   Sections 5.C, 13.D and
                                   13.F  of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (e)  Opening                      Section 4.F of Franchise     11
                                   Agreement/Section 5.B. of
                                   Development Agreement
- --------------------------------------------------------------------------------
 (f)  Fees                         Sections 4.E, 8.B and        5 and 6
                                   8.D, 11.A-11.F, 13.A-13.C
                                   of Franchise Agreement/
                                   Sections 3.E, 6.D., 6.E,
                                   7.A to 7.C, 10.B to 10.D
                                   and 12.J of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (g)  Compliance with standards    Sections 4.B, 4.C, 4.D,      11, 13 and 14
      and policies/Operations      5.B, 5.C, 6.A, 6.B, 7.B,
      Manual                       12.A-12.H, 13 and 15 of
                                   Franchise Agreement/
                                   Sections 5.D., 6.A, 6.B,
                                   8, 10.A, 10.B, 11.B,
                                   13.J and 13.K of
                                   Development Agreement
- --------------------------------------------------------------------------------
 (h)  Trademarks and proprietary   Sections 4.E., 6.A-6.D,      13 and 14
      information                  7.A-7.D, 9.A, 9.B, 19.B,
                                   and 19.C of Franchise
                                   Agreement/Sections 8,
                                   10.A-10.E, 11.A-11.D and
                                   13.J of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (i)  Restrictions on              Sections 12.B-12.D, 12.H     16
      products/services offered    of Franchise Agreement/
                                   5.A. of Development
                                   Agreement
================================================================================

================================================================================

                                                                 ITEM IN
                                                                 OFFERING
         OBLIGATION             SECTION IN AGREEMENT             CIRCULAR
- --------------------------------------------------------------------------------
 (j)  Warranty and customer        None
      service requirements
- --------------------------------------------------------------------------------
 (k)  Territorial development      Sections 2.B-2.D and         12
      and sales quotas             3.A-3.C of Franchise
                                   Agreement/Sections
                                   3.B-3.F and 4.A-4.C of
                                   Development Agreement;
                                   Exhibit E to Development
                                   Agreement
- --------------------------------------------------------------------------------
 (l)  Ongoing product/service      Sections 12.B-12.D of        8
      purchases                    Franchise Agreement/
                                   Section 5.E.(7)
                                   of Development Agreement
- --------------------------------------------------------------------------------
 (m)  Maintenance, appearance      Section 12.A of Franchise    9
      and remodeling requirements  Agreement/ Section 5.E
                                   (3) and (8) of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (n)  Insurance                    Section 12.G of Franchise    6 and 8
                                   Agreement/Sections 5.F
                                   and 12.H of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (o)  Advertising                  Sections 13.A-13.C of        6 and 11
                                   Franchise Agreement/
                                   Section 6.E of
                                   Development Agreement
- --------------------------------------------------------------------------------
 (p)  Indemnification              Section 8.D of Franchise     6
                                   Agreement/Sections 8.E
                                   and 16 of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (q)  Owner's                      Section 12.F of Franchise    11 and 15
      participation/management/    Agreement/Sections 5.C.,
      staffing                     13.A-13.F of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (r)  Records/reports              Section 14 of Franchise      8
                                   Agreement/Section 13.I of
                                   Development Agreement
- --------------------------------------------------------------------------------
 (s)  Inspections/audits           Sections 15.A and 15.B of    6 and 11
                                   Franchise Agreement
================================================================================

================================================================================

                                                                 ITEM IN
                                                                 OFFERING
         OBLIGATION             SECTION IN AGREEMENT             CIRCULAR
- --------------------------------------------------------------------------------
 (t)  Transfer                     Sections 16.A-16.J of        6 and 17
                                   Franchise Agreement
                                   /Sections 5.G., 14.
                                   A-14.I of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (u)  Renewal                      Sections 17.A-17.C of        6 and 17
                                   Franchise Agreement
 -------------------------------------------------------------------------------
 (v)  Post-termination             Sections 19.A-19.F of        17
   obligations                     FranchiseAgreement
                                   /Sections 5.I., 16.A-
                                   16.E of Development
                                   Agreement
- --------------------------------------------------------------------------------
 (w)  Non-competition covenants    Sections 9.B, 15.C (6)       17
                                   and 19.D of Franchise
                                   Agreement/Sections 9,
                                   14.D (6) and 15.D of
                                   Development Agreement
- --------------------------------------------------------------------------------
(x)  Dispute resolution            Sections 20.C, 20.E, and     17
                                   20.F-20.J of Franchise
                                   Agreement/18.C,
                                   18.E-18.J. of Development
                                   Agreement
================================================================================


                                   ITEM 10
                                   -------

                                   FINANCING


     Neither ENBC nor any agent or affiliate of ENBC offers, directly or indirectly, any financing arrangements to you, except as described below. Copies of the financing documents are attached to this offering circular as Exhibit F.
- ---------

     FINANCED AREA DEVELOPER PROGRAM.
     -------------------------------

     ENBC offers financing under its "Financed Area Developer Program," as described below, and expects to require all developers to participate in this program. The Financed Area Developer Program, a copy of which is attached to this offering circular as Exhibit F, provides developers with a substantial
                          ---------
portion of the funds necessary to develop Stores. Because of restrictions on when drawdowns of financing may occur, it is generally not available to be used for the payment of the Development Fee or the Real Estate Services Fee. The amount of financing available to you, if you are a qualified Developer, will depend upon various factors such as the location of your Development Area, the number of Stores you intend to develop, and the amount of equity capital you raised for initial and ongoing operations. The maximum amount of financing offered is typically four times the amount of your equity capital.

     Under the Financed Area Developer Program, you and ENBC will execute a secured loan agreement (the "Loan Agreement"), which provides, among other things, that you must spend at least 75% of your equity capital toward developing Stores before drawing on the agreed loan amount. Draws will be permitted during a pre-determined draw period, which will typically be two to three years. Upon expiration of the draw period, the loan converts to an amortizing term loan payable in 65 substantially equal periodic installments of principal (the amount of which periodic installments of principal is determined at the end of the draw period based on a schedule amortizing the outstanding principal balance as of that date in 130 substantially equal periodic installments of principal) plus accrued interest, with a final payment of the remaining principal balance of the loan and all accrued but unpaid interest on the principal balance due approximately five years after the expiration of the draw period. The maximum loan amount available must be an amount at least equal to the amount which, if converted into equity in you, would give ENBC control of you under applicable state law, and will typically be in an amount that if converted, would give ENBC approximately 75% ownership of you. For example, if you are a corporation and the total capital paid in for your shares is $6 million, the maximum amount of your loan would be $24 million. With equity capital of $6 million, you could begin drawing on the loan amount once you had spent $4.5 million of your equity capital to develop Stores, and you could continue drawing on the loan for at least 2 years. If you have borrowed the entire $24 million at the end of the two-year draw period, you will begin repayment in installments of 65 payments of approximately $184,615 each ($24 million divided by 130) plus accrued interest. Five years after your draw period expires, you must make a final payment of the remaining principal and all accrued interest on the outstanding principal.

     Any amounts loaned to you will accrue interest daily on the aggregate outstanding principal balance of the loan at a yearly rate equal to the rate the Bank of America, Illinois (the "Bank") periodically designates and announces as its "reference rate" in effect at its principal office in Chicago, Illinois, plus 1%. The interest rate will be adjusted, periodically, on the same day on which the Bank adjusts its reference rate. The annual percentage rate under the Financed Area Developer Program as of July 1, 1996 was 9.25%. [UPDATE] Interest on the outstanding principal balance of the loan will be payable on the first day of each of ENBC's four-week accounting periods during the draw period. The interest that you will pay will be the amount that accrued during the four-week accounting period immediately before the date the interest payment is due. Upon expiration of the draw period and conversion of the loan to a term loan, the principal amount of the loan and interest on the principal balance will be payable to ENBC in substantially equal periodic installments of principal over the balance of the term, plus accrued interest as described above. (Sections
3.1 - 3.6 of Loan Agreement). At the time you sign the Loan Agreement, you must also sign a promissory note (the "Note") for the maximum loan amount.

     Although there is no prepayment penalty, the Note may not be prepaid at any time without ENBC's consent. You expressly waive demand, delivery of the note for payment, protest, diligence, notice of dishonor, and any other formality under the Loan Agreement. (Page 2 of the Note).

     ENBC may, at any time after the earlier of (1) any acceleration of the loan or (2) both the second anniversary of the execution of the Loan Agreement and your completion of at least 80% of the Development Schedule, and up to the later of the date on which you have properly repaid the outstanding principal balance of the loan in full or a specified date which ENBC and you will negotiate, convert the outstanding principal balance of the Note or any portion of the outstanding principal balance (but not interest) into shares of your common stock (or corresponding equity interests if you are not a corporation) under the terms of the Loan Agreement at a premium to the original issue price of equity interests in you ENBC will negotiate the amount of this premium with you at the time you enter into the Development Agreement and the Loan Agreement. Conversion of any portion of the principal balance of the loan will not relieve you of your obligation to pay any accrued but unpaid interest on the portion of the principal balance of the loan so converted. (Section 3.8(a) of Loan Agreement, Article 1 of the Note).

     ENBC also may, at any time after the earlier of (1) the acceleration of the loan or (2) both the second anniversary of the execution of the Loan Agreement and your completion of at least 80% of the Development Schedule, and up to the later of the date on which you have properly repaid the outstanding principal balance of the loan and all accrued interest thereon in full or a specified date which you and ENBC will negotiate, purchase up to that number of shares of common stock at the price determined by applying the formula set out in the Loan Agreement so that the shares obtained by option and by conversion equal the maximum number of shares which could have been obtained by conversion if the loan were fully drawn and no portion repaid. (Section 3.9 of Loan Agreement).

     To secure payment and performance of your obligations under the Loan Agreement and all of your other obligations to ENBC, you must grant ENBC a continuing security interest in and to substantially all of your property and interest in property, whenever you acquire the property and wherever it is located, consisting of the following: (a) all of your real estate, accounts, equipment (including furniture, fixtures, tools, vehicles, and other tangible property), inventory, leasehold improvements, contract rights (including your rights as lessee under all leases of real property), general intangibles, deposit accounts, tax refunds, chattel paper, instruments, notes, letters of credit, documents, and documents of title (collectively, the "Collateral"); (b) all insurance proceeds of or relating to any of the Collateral; (c) all of your books, records, and computer programs and data relating to any of the Collateral; and (d) all accessories and additions to, substitutions for, and replacements, products and proceeds of, any of the Collateral. Section 4.1 of Loan Agreement).

     In addition to the security interest in the Collateral, your obligations under the Loan Agreement and all of your other obligations to ENBC must be secured by a pledge of all outstanding shares or other equity interests in you. The stockholders generally do not need to personally guarantee payment of the loan. (Section 4.2 of Loan Agreement).

     Under the Loan Agreement, ENBC also has a right of first negotiation, a right of first refusal and preemptive equity rights regarding any future financing you may prepare to arrange. ENBC will subordinate its loan to your other debts incurred later if you meet certain conditions contained in the Loan Agreement. In addition, the Loan Agreement provides that you may have an employee stock option plan which provides for grants of options aggregating up to an agreed upon portion of your fully-diluted equity, with a four-year (10%, 20%, 30%, 40%) vesting schedule for option grants. (Sections 7.9 and 8.3 of Loan Agreement). Applicable federal and state law may require you to register or qualify your stock option plan as a security.

     Upon a default under the Loan Agreement, ENBC may: (1) terminate its obligations under the Loan Agreement, cease to make advances and declare the Note due and payable in full, without demand, presentment or notice of any kind;
(2) exercise its rights as a secured party under applicable law; (3) exercise its rights under the various security documents; (4) convert any portion of the outstanding principal balance of the loan into shares of common stock or other equity interests in you; and (5) exercise all or a portion of its option right (described above). Among other things, your default under the Development Agreement or termination of the lesser of (1) 50% or (2) three of the Franchise Agreements to which you or your affiliates and ENBC are parties constitutes a default under the Loan Agreement. (Sections 10.1 and 10.2 of Loan Agreement). You must also pay all reasonable attorneys' fees and any costs and charges relating to or arising out of ENBC's enforcement of its rights to collect any portion of the Loan (Section 11.3 of the Loan Agreement).

     The Loan Agreement requires you to acknowledge that ENBC may not have cash, cash equivalents or credit resources sufficient to permit ENBC to make all requested advances and to agree that if ENBC fails to fund the loan as required under the Loan Agreement (and if the failure constitutes a breach of the Loan Agreement), the failure will not (a) constitute fraud, or (b) give rise to any liability of any person or entity (other than ENBC, its successors and assigns) for any other tort and, that you will be limited to your remedies in contract and in a non-fraud tort action against ENBC. (Section 3.11 of Loan Agreement).

     Under the Loan Agreement, the parties agree that they will not be liable for consequential, indirect, incidental, special, speculative or punitive damages. The parties also agree to waive their right, if any, to a jury trial, subject to any limitations under applicable state law. (Section 11.14 of Loan Agreement).

     Under the Financed Area Developer Program, you must use ENBC's accounting services under an Accounting Services Agreement, a copy of which is attached to the Financed Area Developer Loan Program Agreement, which is attached to this offering circular as Exhibit F. The fees you will pay ENBC under the Accounting
                     ---------
Services Agreement are described in Item 6.

     GENERAL.
     -------

     The terms of the financing described above in this Item 10 may vary depending on the particular circumstances. ENBC does not place financing with anyone, and, therefore, it does not receive any payment for the placement of financing.

     Except for a qualified Developer's participation in the Financed Area Developer Program, ENBC is unable to estimate whether you can to obtain financing for any part or all of your investment or the terms of any of the financing, which will depend on general credit conditions and your creditworthiness. The terms on which financing is offered under the Financed Area Developer Program are limited by ENBC's credit arrangement with its lenders.

     Under the terms of the Franchise Agreement, a pledge of the Franchise Agreement or the lease for a Store made to secure financing constitutes a transfer requiring ENBC's approval, and ENBC's policy is not to approve pledges of leasehold improvements or franchise rights or other liens, royalty deferrals or subordination provisions which the SBA or bank lenders request. Pledges of equipment for equipment financing in the ordinary course of business are generally outside the scope of this restriction.

     ENBC does not have any past or present practice or intention to sell, assign or discount to any third party any note, contract or other instrument you execute, except that ENBC's rights to security interests in you and in shares of common stock or other equity interests in you may be pledged to any secured lender of ENBC.

                                    ITEM 11
                                    -------

                              FRANCHISOR'S OBLIGATIONS


DEVELOPMENT AGREEMENT
- ---------------------

     Except as listed below, ENBC need not provide any assistance to you under the Development Agreement.

     Before you begin operations under the Development Agreement, ENBC will:

     (1)  LOAN YOU A DEVELOPMENT MANUAL.  ENBC will loan to you for your sole
          -----------------------------
use during the Agreement Term one copy of a confidential manual relating to the development and operation of Stores, which may be one or more volumes, handbooks, manuals, written materials, video or audio cassette tapes, or computer diskettes, and other materials and intangibles, as ENBC may periodically modify, add to, replace or supplement in its discretion, whether by supplements, replacement pages, bulletins or other official pronouncements or means (collectively the "Development Manual").

     ENBC also will loan to you for your use during the term of each Franchise Agreement 1 copy of the Manuals (defined below) for each Store you develop and open under the Development Agreement (the Manuals for the first Store to be developed under the Development Agreement will be made available to you promptly after you execute the Development Agreement) and one copy of the commissary manual (the "Commissary Manual") for each Commissary you operate under the Development Agreement. The Commissary Manual will be comparable to the Manuals (as defined below in this Item), as applicable, and will relate to the comparable aspects of the development and operation of a Commissary. The Development Manual will contain specifications, standards, policies and procedures ENBC periodically requires for developers of Stores and information relative to other of your obligations and the operation of Stores. The Development Manual and Commissary Manual, in whole or in part, will be specific to the brand of Stores for which ENBC grants you rights to develop. See Items 1 and 12. The Development Manual and Commissary Manual may be periodically modified in ENBC's discretion to reflect changes in the System or specifications, standards, policies and procedures for Stores or other changes or additions as ENBC deems necessary. You must keep your copy of the Development Manual current by immediately inserting all modified pages or materials ENBC furnishes. If a dispute about the contents of the Development Manual arises, the master copies ENBC maintains at its principal office will be controlling. The Development Manual is proprietary and confidential. Accordingly, you may not, at any time, disclose, copy or distribute any part of the Development Manual. Copies of the ENBC manuals that are in effect as of the date of this offering circular, including the Development Manual, the Commissary Manual and the Manuals, will be available for you to review before you sign the Development Agreement. (Sections 5.D and 12.J of Development Agreement)

     (2)  REVIEW YOUR DEVELOPMENT PLAN.  ENBC will review and may amend and
          ----------------------------
approve a real estate development plan for developing Stores in the Development Area that you prepare and submit to ENBC for consideration. In addition, if you are in full compliance with all of the terms and conditions of the Development Agreement and you are in full compliance with all obligations under all Franchise Agreements executed under the Development Agreement, ENBC will grant to you during the Development Term and according to the Development Agreement, the right to develop and operate Stores in the Development Area. (Sections 3.A and 6.A of Development Agreement).

     (3)  REVIEW YOUR PERSONNEL.  ENBC will review and determine whether your
          ---------------------
proposed Chief Operating Officer, Development Director, Training Director and Marketing Director, as defined in this Item and Item 15, are acceptable to ENBC. (See Item 15) (Sections 13.B-13.E of Development Agreement).

     (4)  PROVIDE TRAINING.  ENBC will train your training director (the
          ----------------
"Training Director") in the relevant aspects of the operations of Stores and, if applicable, Commissaries. See below in this Item. (Sections 5.C and 13.D of Development Agreement).

     During your operation under the Development Agreement, ENBC will:

     (1)  IDENTIFY TARGET SITES.  If during the Sub-Area Term of a particular
          ---------------------
Sub-Area ENBC locates a site suitable for a Store within the Sub-Area (a "Target Site"), ENBC will notify you in writing of a Target Site if ENBC intends that a certain Target Site be developed and operated as a Store. If ENBC has fully negotiated a lease or purchase agreement for the Target Site, ENBC will fully cooperate with you in obtaining the landlord's consent to execute the lease or the seller's consent to execute the purchase agreement or assignment of purchase agreement. If ENBC has not fully negotiated a lease or purchase agreement for the Target Site, then you will have 30 days in which to negotiate and deliver to ENBC for review a lease or purchase agreement for the Target Site in form for execution. Your right to develop a Store at the Target Site, conditions to your exercise of the right and the consequences of not exercising this right are further described in Item 12 of this offering circular and the Development Agreement. (Section 3.E of Development Agreement).

     (2)  OFFER YOU CONVERSION SITES.  If, during the applicable Sub-Area
          --------------------------
Term for a particular Sub-Area, ENBC acquires the shares or assets (which may include furniture, fixtures, equipment, leasehold improvements and/or leasehold interests) of any business operating at one or more sites located within the Sub-Area which meet ENBC's specifications and standards as in effect periodically for conversion to Stores (the "Conversion Sites"), and ENBC determines in its discretion to convert a Conversion Site to a Store, ENBC agrees to offer to sell the Conversion Sites to you for the price ENBC paid plus any other direct or indirect costs and liabilities that ENBC incurs due to the acquisition. Additional information concerning your right to purchase Conversion Sites and the consequences of not exercising this right are described elsewhere in this offering circular and in the Development Agreement (Section 3.F of Development Agreement).

     (3)  PROVIDE YOU DEMOGRAPHIC SERVICES.  Annually throughout the
          --------------------------------
Development Term, ENBC will sell to you demographic detail reports on the demographics of each Sub-Area ("Demographic Detail Report") in which you retain the right to develop Stores. At your request, ENBC may provide other demographic services at ENBC's then-current charges, which charges will vary with the type of service requested. At your request, ENBC will provide to you, at ENBC's then-current charges, a report and grid map containing certain demographic information concerning a proposed site and surrounding area. ENBC or an independent demographic statistics service may prepare the report and grid map at ENBC's discretion.

(Section 6.A of Development Agreement)

     (4)  PROVIDE SITE EVALUATION.   ENBC will provide you with the site
          -----------------------
selection criteria it periodically establishes in its discretion. ENBC will approve or disapprove a site by delivering written notice to you. ENBC will exert its reasonable best efforts to deliver the notification to you within 30 days after ENBC receives a complete site approval request package and location feasibility analysis on ENBC's specified forms (containing the demographic, commercial, and other information and photographs as ENBC may periodically require) for each site at which you propose and intend in good faith to establish and operate a Store and which you believe to conform to ENBC's minimum site selection criteria. (Section 6.A of the Development Agreement).


     (5)  FURNISH FORM LEASE.  ENBC will furnish you with a copy of its current
          ------------------
standard requirements for your lease, including form or addenda that you must use. ENBC's current form of Addenda to Lease is attached as Exhibit D. ENBC may periodically modify its standards for leases in its discretion. After receiving a copy of a proposed Site Agreement for an Approved Site, ENBC will have the right, in its discretion, to approve, approve with modification or disapprove the Site Agreement. ENBC will exert its best efforts to deliver notification to you within 20 days after ENBC receives the proposed Site Agreement. See below in this Item. (Section 6.B of Development Agreement).

     (6)  OFFER YOU FRANCHISES.  If (1) you are in full compliance with all of
          --------------------
the terms and conditions of the Development Agreement, (2) you are in full compliance with all Franchise Agreements you have entered into, and (3) you have obtained legal possession of an Approved Site, ENBC will offer to you a Franchise to operate a Store at the Approved Site by delivering a Franchise Agreement to you in a form for you and your Principal Owners to sign. (Section 6.C of Development Agreement).

     (7)  PROVIDE COMMISSARY ASSISTANCE.  If you operate a Commissary, ENBC will
          -----------------------------
furnish you with its standards, specifications and procedures for Commissaries. (Development Agreement - Section 5).

     (8)  DISCLOSE CONFIDENTIAL INFORMATION.  ENBC will disclose parts of the
          ---------------------------------
Confidential Information (defined in Item 14 below) as ENBC periodically deems necessary or advisable in its discretion for the development of Stores to you in providing training, and in guidance and assistance furnished to you under the Development Agreement and you may learn or otherwise obtain additional Confidential Information from ENBC during the Agreement Term. (See Item 14) (Section 11 of Development Agreement).

     (9)  REVIEW YOUR FUNDING PLAN.  ENBC will review the written plans for your
          ------------------------
funding which you must periodically submit to ENBC, which plans must be reasonably acceptable to ENBC and which must include details of the sources and terms of funding and any other information or documents ENBC requires. (Section 13.G of Development Agreement).

     (10) CONDUCT INSPECTIONS AND AUDITS.  To determine whether you are
          ------------------------------
complying with the Development Agreement, ENBC or its agents will have the right, at any reasonable time, to inspect, audit and copy any books, records, reports, computer data bases and documents pertaining to your obligations under the Development Agreement. (Section 13.I. of Development Agreement).

     (11) IDENTIFY COMPUTER SYSTEM AND REQUIRED SOFTWARE.  ENBC will
          ----------------------------------------------
periodically identify those brands, types, makes, and/or models of communications and computer systems or hardware which ENBC specifies or requires for the Computer System, Specified Software and the Licensed Program. (Section 10 of Development Agreement).

     (12) REVIEW PROPOSED TRANSFERS.  ENBC will review and consider for approval
          -------------------------
proposed transfers as described in Item 17. You must deliver to ENBC written notice of your intent to transfer ownership interests in you 30 days before the transfer is to occur, and ENBC will have 30 days to evaluate the proposed transfer.(Development Agreement - Sections 15.B. and 15.D).

     ENBC has the right to periodically delegate the performance of any portion or all of its obligations and duties under the Development Agreement to designees, whether they are agents or affiliates of ENBC or independent contractors with which ENBC has contracted to provide services. (Section 14.I of Development Agreement).

FRANCHISE AGREEMENT
- -------------------

     Before you open your Store, ENBC will:

     (1)  REVIEW YOUR FUNDING PLAN.  Before beginning development of the Store,
          ------------------------
you must obtain ENBC's consent to your plan for funding the development and initial operation of the Store. You must submit a written plan for financing the Store's development, which must include the sources and terms of financing and other information ENBC may require. ENBC will review the funding plan and may approve or disapprove it in its discretion. (Section 4.I of the Franchise Agreement).

     (2)  EVALUATE YOUR SITE SELECTION AND LEASE.  ENBC will evaluate your
          --------------------------------------
proposed site and lease terms, if necessary, according to the procedures under the Development Agreement and as described below in this Item. (Section 4.A of the Franchise Agreement).

     (3)  PROVIDE YOU WITH STORE SPECIFICATIONS.  ENBC will furnish you with
          -------------------------------------
mandatory and suggested plans and specifications for a Store as described in
Item 8 (Section 4.B of the Franchise Agreement).

     (4)  PROVIDE YOU WITH THE MANUALS.  ENBC will loan to you, for your sole
          ----------------------------
use, one copy of a set of ENBC's confidential manuals on the development and operation of Stores, which may be one or more volumes, handbooks, manuals, written materials, video or audio cassette tapes, computer diskettes or any other materials or intangibles, as ENBC may periodically modify, add, replace or supplement in its discretion, whether by supplements, replacement pages, bulletins, or other official pronouncements or means (collectively the "Manuals"). The Manuals will contain specifications, standards, policies and procedures ENBC periodically requires for Stores and information relative to your other obligations and the operation of a Store. The Manuals, in whole or in part, will be specific to the brand of Store for which ENBC grants you rights to operate. See Items 1 and 12. The Manuals may be periodically modified at ENBC's discretion to reflect changes in the System or specifications, standards, policies and procedures for Stores, to specify brands, types and/or models of equipment which you must you to operate the Store, and to specify changes in the decor, format, image, products, services and operations of a Store ENBC requires or other changes or additions as ENBC deems necessary or advisable. Copies of the Manuals in effect as of the date of this offering circular will be available for you to review before you sign the Franchise Agreement. (Section 5.C of the Franchise Agreement).

     (5)  IDENTIFY THE COMPUTER SYSTEM AND REQUIRED SOFTWARE.  Both before you
          --------------------------------------------------
open and during operation of your Store, ENBC will identify the Computer System and required software that you must use as described below in this Item and in
Item 8. (Section 4.E of the Franchise Agreement).

     During the operation of the Store, ENBC will:

     (1)  PROVIDE SYSTEM STANDARDS.  As described in Item 8, ENBC will prescribe
          ------------------------
mandatory specifications, standards and procedures for the operation of Stores. (Section 12.D of the Franchise Agreement)

     (2)  FURNISH GUIDANCE AND ASSISTANCE.  ENBC may, in its discretion, furnish
          -------------------------------
guidance to you with respect to: (1) recipes, methods, specifications, standards and operating procedures used in Stores along with any modifications; and (2) purchasing approved equipment, fixtures, furnishings, signs, products, and materials and supplies; and (3) development and implementation of local advertising and promotional programs; and (4) general operating and management procedures of Stores; and (5) establishing and conducting employee training programs at the Store; and (6) opening the Store. Any guidance will, in the discretion of ENBC, be furnished in the form of ENBC's Manuals, bulletins, video or audio cassette tapes, computer diskettes, written materials, reports and recommendations, other materials and intangibles, refresher training programs and/or telephonic consultations or consultations at the offices of ENBC or at the Store. (Section 5.B of the Franchise Agreement)

     OPENING OF THE STORE.
     --------------------

     ENBC estimates there will be an interval of approximately 120 days between the execution of the Franchise Agreement and the opening of a Store, but the interval may vary based upon factors including weather, the location and condition of the Site and the construction schedule for the Store. You may not open the Store for business until: (1) ENBC notifies you in writing that all of your development obligations have been fulfilled; (2) pre-opening training of personnel has been completed to ENBC's satisfaction; (3) all amounts then due to ENBC have been paid; (4) ENBC has been furnished with copies of all insurance policies required under the Franchise Agreement, or other evidence of insurance coverage and payment of premiums that ENBC requests. You must comply with these conditions and be prepared to open the Store for business within 120 days after the date of the Franchise Agreement. You must open the Store for business and begin conduct of business at the Store under the Franchise Agreement within 5 days after ENBC gives notice to you stating that the Store is ready for opening. (Section 4.F of the Franchise Agreement)

     ADVERTISING PROGRAMS.
     --------------------

     ENBC's advertising program consists of print, radio and television advertising and merchandising activities. The advertising is local, regional and national in scope. ENBC's national advertising agency produces or will produce most of ENBC's advertising, although ENBC's in-house marketing personnel may produce a portion of the advertising. ENBC may designate an outside advertising agency for media placement.

     Before you use advertising and promotions which ENBC has not prepared or previously approved, you must submit samples of the advertising and promotional materials you propose to use to ENBC for approval, in the form and manner ENBC periodically requires. If ENBC does not grant you written approval within 15 days from the date after it receives the submitted materials, ENBC will be deemed to have disapproved the submitted materials. You may not use any advertising or promotional materials that ENBC has not approved, has disapproved or that do not include the copyright registration notices and trademark registration notices ENBC designates. In its discretion, ENBC may disapprove on a prospective basis materials which ENBC had previously approved. ENBC does not use an advertising council composed of Franchisees.

     LOCAL AD FUNDS.  All Franchisees in a particular Marketing Area must
     --------------
participate in a local advertising fund (a "Local Ad Fund") for that Marketing Area. Local Ad Funds will operate in substantially the same manner as the Marketing Fund (described below). You must contribute to the appropriate Local Ad Fund up to 4% (as ENBC determines periodically) of your Store's Royalty Base Revenue for each Accounting Period in which you participate in the Local Ad Fund. ENBC has the right to periodically require you to increase your contributions to the Local Ad Fund above 4% by up to 0.25% each year. All Franchisees in a Marketing Area must contribute to the Local Ad Fund at the same rate. Stores that ENBC or its affiliates own (to the extent ENBC has the right to require its affiliates to do so) will contribute to the Local Ad Fund on the same basis as Franchisees. If you are a Developer, under the Development Agreement you must cause each Store you own to contribute to the Local Ad Fund an amount equal to the greater of: (1) the standard Local Ad Fund contribution required under the applicable Franchise Agreement or (2) an amount which, when aggregated with the Local Ad Fund contributions of the other Stores in the Marketing Area will be sufficient for you, through the Local Ad Fund, to begin Required Television Advertising within one year of the opening of the first Store and to continue Required Television Advertising throughout the full term of the Development Agreement. "Required Television Advertising" means television advertising in the DMA, as the A.C. Nielsen Co. periodically determines, in which the Development Area is located at a minimum level of 200 gross ratings points for a minimum of 36 weeks per calendar year. A gross ratings point is a unit of measure used in the advertising industry to measure the number of households watching a particular television program at a particular time. ENBC may, in its discretion, periodically use a market designation comparable to, but different from, the DMA for purposes of this definition.

     ENBC administers the Local Ad Funds, which are not governed by written documents, other than the terms of the Development Agreement and Franchise Agreements. Under the Franchise Agreement, ENBC is obliged to prepare annual, unaudited summary financial statements for each Local Ad Fund and to make them available to participants in that fund upon their written request. ENBC may require Local Ad Funds to be formed, changed, dissolved or merged. Noah's Stores will not contribute to Local Ad Funds in which Stores participate, but Noah's Stores may form and contribute to their own local advertising funds. Local Ad Funds to which Stores contribute will not be used to promote Noah's Stores.

     MARKETING FUND.  Under the Franchise Agreement, you must contribute to
     --------------
ENBC's national marketing fund (the "Marketing Fund"). There is no provision under the Development Agreement that requires you in the capacity of a Developer to contribute to the Marketing Fund. The Stores that ENBC or its affiliates own (to the extent ENBC has the right to require its affiliates to do so) will contribute to the Marketing Fund on the same basis as Franchisees do.

     You must contribute to the Marketing Fund 2% of the Royalty Base Revenue of your Store at the same time and in the same manner as the Royalty Fees payable under the Franchise Agreement. (See Item 6) All Franchisees must contribute to the Marketing Fund at the same rate. ENBC may periodically increase your Marketing Fund contributions up to 0.25% per year.

     ENBC will direct all advertising, media placement, marketing and public relations programs and activities the Marketing Fund finances, with discretion over the strategic direction, creative concepts, materials and endorsements used, and the geographic, market, and media placement and allocation. The Marketing Fund may be used to pay various costs and expenses, including preparing and producing video, audio and written advertising materials; interest on borrowed funds; sponsorship of sporting, charitable or similar events; reasonable salaries and expenses of employees of ENBC or its affiliates working for or on behalf of the Marketing Fund or on advertising, marketing, public relations materials, programs or activities or promotions for the benefit of the Marketing Fund and administrative costs and overhead of ENBC or its affiliates incurred in activities reasonably related to the administration and activities of the Marketing Fund; administering advertising programs, including, purchasing direct mail and other media advertising and employing advertising agencies to assist with administration; and supporting public relations, market research and other advertising, promotional and marketing activities, including testing and test marketing programs, fulfillment charges, and development, implementation, and testing of trade dress and design prototypes. You must participate in all advertising, marketing, promotions, research and public relations programs the Marketing Fund institutes. The Marketing Fund will furnish you with reasonable quantities of marketing, advertising and promotional formats and sample materials at cost.

     The Marketing Fund will be accounted for separately, but will not be required to be segregated, from the other funds of ENBC and will not be used to defray any of ENBC's general operating expenses, except for the reasonable salaries, administrative costs and overhead as ENBC may incur in activities reasonably related to the administration and activities of the Marketing Fund and creation or conduct of its marketing programs including conducting market research, preparing advertising and marketing materials and collecting and accounting for contributions to the Marketing Fund. ENBC may spend in a fiscal year an amount greater or less than the aggregate contribution of all Stores to the Marketing Fund in that year. The Marketing Fund may borrow from ENBC or other lenders at standard commercial interest rates to cover deficits of the Marketing Fund or invest any surplus for its future use. All interest earned on monies contributed to the Marketing Fund will be used to pay costs of the Marketing Fund before other assets of the Marketing Fund are expended. Although the Marketing Fund contributions ENBC collects are covered by ENBC's annual audit, separate audited financial statements are not prepared for the Marketing Fund. ENBC will prepare a summary statement of monies collected and costs the Marketing Fund incurs each year for ENBC's immediately preceding fiscal year and will make it available to you upon your written request. The Marketing Fund may be incorporated or operated through an entity separate from ENBC at any time as ENBC deems appropriate, and that successor entity will have all rights and duties of ENBC as described in this offering circular.

     Any Promotional Allowances ENBC collects to remit to the Marketing Fund based on your purchases of Products and Supplies and Materials from vendors other than ENBC or its affiliates will not be credited toward your required contribution to the Marketing Fund. (See Item 8) Under no circumstances will ENBC or its affiliates be required to contribute to the Marketing Fund any profits ENBC or its affiliates make or collect from your sales to or purchases of any goods or services.

     ENBC may, in its discretion, suspend contributions to and operations of the Marketing Fund for periods that it determines to be appropriate and terminate the Marketing Fund upon written notice to you. All unspent monies on the date of termination will be distributed to ENBC and Franchisees in proportion to their respective contributions to the Marketing Fund during the preceding 12 month period. ENBC may reinstate the Marketing Fund upon the same terms and conditions described above upon 30 days' prior written notice to Franchise.

     MARKETING FUND AND LOCAL AD FUND PURPOSES.  The Marketing Fund and the
     -----------------------------------------
Local Ad Fund are intended to maximize recognition of the Marks and patronage of Stores generally, with respect to the Marketing Fund, and in the Marketing Area, with respect to the Local Ad Fund. Although ENBC will endeavor to use the Marketing Fund and the Local Ad Fund to develop advertising and marketing materials and programs and to place advertising in order to benefit all Stores whose franchise owners contribute to those funds, ENBC undertakes no obligation to ensure that any Store will benefit directly or indirectly or in proportion to its contribution to the Marketing Fund or the Local Ad Fund from the development of advertising and marketing materials or the placement of advertising by the funds. Your failure to derive any benefit in this manner will not serve as a basis for a reduction or elimination of your obligation to contribute to the funds.

     Furthermore, the moneys you contribute to the Marketing Fund will be combined with contributions which other franchisees of ENBC make to the Marketing Fund, even though those other franchisees may operate their Stores under different brand names and/or with other variations of the type described in Item 1 of this offering circular. Thus, it is likely that some of the moneys you contribute to the Marketing Fund will sometimes be used to promote brands other than the brands used at your Stores. Similarly, some of the moneys contributed by franchisees of ENBC operating under different brands will sometimes be used to promote the brand which you use in the operation of your Stores. Except as expressly described above, ENBC assumes no direct or indirect liability or obligation to you with respect to the maintenance, direction, or administration of the Marketing Fund or the Local Ad Fund.

     As noted above, ENBC receives payment for providing services to the Marketing Fund in that the salaries of certain ENBC employees who work in the marketing area are paid out of the Marketing Fund. No monies from the Marketing Fund are used for advertising that is principally a solicitation for the sale of franchises. If all monies in the Marketing Fund are not spent in the fiscal year in which they accrue, ENBC will retain those monies in the Marketing Fund and carry them over to be used for expenditures in the following fiscal year.

     COMPUTER SYSTEM AND REQUIRED SOFTWARE.
     -------------------------------------

     As described in Item 8, you must purchase, install and use the Computer System including specified software that ENBC requires. Developers and Franchisees currently must obtain and use the same hardware and software described in this Item, except that Developers are required to use "Support/Control Programs" as described below. Current specifications for the Computer System and Specified Software are available from ENBC on request.

     You must purchase computer equipment that falls into two general categories -- "front of the house" and "back office".

     For the front of the house, you must purchase point of sale devices, the number of which may vary depending on factors including sales volume of the Store, the presence of a drive-through window. Each of these point of sale devices is itself a computer, which incorporates a touch-screen entry panel, a central processing unit and software designed to provide cash register-like functionality. Peripheral equipment is also associated with the point of sale devices, including cash drawers and receipt printers. ENBC requires you to purchase Specified Software for "front of the house" functions. (See Item 7)

     In the back office, a computer is required to facilitate the performance of Store management functions, including activities like production scheduling, inventory management and cash reconciliation. Included with the back office computer system is a printer for the generation of paper reports, a tape drive that is used to make backup copies of computer data and a modem that is used to transfer data and programs between the Store and other locations (for example, ENBC's office). ENBC requires you to purchase the Licensed Program for "back of the house" functions. (See Items 6 and 7)

     In addition, if you are a Developer, you will use Support/Control Programs that perform real estate tracking functions and operate to assist you to track, support, supervise and communicate with Stores.

     Miscellaneous computer-related equipment that you must purchase includes cables and equipment to connect all of the point of sale devices to the back office computer system, various power cables, an uninterruptible power supply, etc.

     The following identifies each hardware component and software program by brand, type and principal functions.

================================================================================
     COMPONENT                 BRAND           TYPE       PRINCIPAL FUNCTIONS
- --------------------------------------------------------------------------------

 Point of sale device       NCR               7450          Point of sale/cash
                                                            register
 -------------------------------------------------------------------------------
 Back office computer       NCR               33333         Computer-assisted
                                                            store management
 -------------------------------------------------------------------------------
 Printer                    Hewlett-Packard   LaserJet      Printing of reports
 -------------------------------------------------------------------------------
 Modem                      USRobotics        14400         Data communications
                                              Sportster
 -------------------------------------------------------------------------------
 Point of sale software     Compris           V2.0          Cash register-like
                                                            functionality for
                                                            point of sale
                                                            devices
- --------------------------------------------------------------------------------
 Back office software       IntelliStore/TM/  V1.0          Software to
                                                            facilitate store
                                                            management
                                                            activities
================================================================================

     No organization has the contractual right or obligation to provide maintenance for any of the hardware components. The approximate annual cost for an optional maintenance contract on all of the hardware components with the vendor is $2,315.00

     ENBC is responsible for providing ongoing maintenance, upgrades and updates for the Licensed Program. In addition to an initial one-time software license fee of $15,000 per Store, the ongoing annual cost for this support service is $4,800. ENBC will test and install the Licensed Program for a $3,500 if your purchase your Computer System from a supplier other than ENBC and you must pay to ENBC a fee of $3,500 for this service. (See Item 6) ENBC is not responsible for providing maintenance, upgrades or updates for software that is not part of the Licensed Program.

     NCR is the only supplier of the approved hardware components. NCR sells the entire collection of hardware as a complete package. ENBC has been using the hardware components since approximately February, 1995. NCR's address is:

     NCR / AT&T GIS
     2000 S. Colorado Blvd.,
     Denver, CO 80222
     (303) 758-3334

     The Compris software is the only approved software for the point of sale devices. This software is licensed through ENBC, from:

     Compris Technologies Inc.,
     1800 Parkway Place, Suite 400,
     Marietta, GA 30067
     (404) 423-8330

     The other software components are the proprietary property of ENBC or its licensors.

     Compatible equivalent hardware components exist only for the back office computer system (virtually any IBM-compatible 80486-based computer system may be compatible). Except for these hardware components, no components, other than those components described in the chart above in this Item 11 have been approved for use as part of the back office computer system.

     You may be required to upgrade or update any of the hardware components or software programs described above. There are no contractual limitations on the frequency or costs associated with this obligation. ENBC may modify its specifications and the components of the Computer System, Support/Control Programs or Specified Software at any time. ENBC's development and/or modification of specifications for the components of the Computer System, Support/Control Programs or Specified Software may require you to incur costs to purchase, lease and/or license new or modified computer and communications hardware and/or software and to obtain service and support for the Computer System during the term of the Franchise Agreement. ENBC cannot estimate the costs of future additions, enhancements and modifications to the Computer System and Specified Software beyond those estimated for its current configuration and may add additional elements, components, and software to the Licensed Program and the cost to you of obtaining the additions, enhancements and modifications to the Computer System, Specified Software, and Licensed Program may not be fully amortizable over the remaining term of the Franchise Agreement. Nonetheless, you must incur those costs in obtaining the Computer System, Specified Software, and Licensed Program (or additions or modifications), if the Computer System which ENBC directs you to use is the same Computer System which ENBC is then currently specifying for use in ENBC-owned Stores. As described in Item 6 above, you must to pay to ENBC or its designee a periodic Software Support Fee of $500 for modifications and enhancements made to the Licensed Program and other maintenance and support services related to operating the Licensed Program and the Specified Software on the Computer System.

     The point of sale hardware and software will be used to track individual sales transactions that take place at the Store. This equipment is also used for the tracking of employees' hours of work (i.e., employees punch in and punch out using the point of sale equipment). Detailed records regarding every in-Store sales transaction and every employee punch-in and punch-out are maintained.

     The back office computer system is used to generate and/or maintain production schedules, vendor orders, inventory lists, food cost analyses, employee records and other collections of data related to the day-to-day operation of the store. All of this data is stored on the back office computer system. ENBC has independent access to all of this information and data. There are no contractual limitations on ENBC's right to access this information and data.

     SITE SELECTION.
     --------------

     You must comply with ENBC's specifications and requirements regarding site selection, development and construction, including those concerning relations with and use of approved general contractors, subcontractors, real estate developers and lessors and, if ENBC requests, real estate broker(s). ENBC will provide you with a complete site approval request package (the "Site Package"), which includes, among other items, a location feasibility analysis form. ENBC will also furnish to you ENBC's current standard form lease for Stores (the "Form Store Lease"). ENBC may periodically modify this form in its discretion. You must submit to ENBC on ENBC's specified forms or other media ENBC periodically designates a complete Site Package (containing demographic, commercial, and other information and photographs as ENBC may periodically require) for each site at which you propose and intend in good faith to establish and operate a Store and which you reasonably believe to conform to certain minimum site selection criteria ENBC establishes periodically in its discretion.

     When ENBC evaluates proposed sites, it will consider factors it considers relevant, including factors like demographic characteristics, traffic patterns, parking, visibility, allowed signage, the predominant character of the neighborhood, competition from other businesses providing similar services within the area (including other Stores), the proximity to other businesses, the exclusivity granted to other franchise owners or developers of Stores, the nature of other businesses in proximity to the site, and other commercial characteristics (including the purchase price or rental obligations and other lease terms for the proposed site) and the size, appearance, and other physical characteristics of the proposed site. ENBC may periodically alter the criteria or impose additional criteria for acceptable sites for Stores at any time in its discretion. You must abide by ENBC's site criteria and comply with your development obligations imposed under the Development Agreement. You will not receive extensions or changes in the required opening date of any Store based on changes in ENBC's site criteria.

     ENBC will approve or disapprove sites by delivering written notice to you. ENBC will use its reasonable best efforts to deliver the notification to you within 30 days after ENBC receives a complete Site Package and other materials it periodically requests that contain all information ENBC requires. ENBC may approve or disapprove a site and will have no liability as a result of its approval or disapproval. Regardless of any other provision of the Development Agreement, ENBC's failure to provide you with notice of its approval or disapproval of one or more proposed sites will not constitute a waiver of ENBC's right to approve or disapprove the sites or alter the required opening date of Stores scheduled for development under the applicable Development Agreement. A proposed site which ENBC approves as meeting its minimum criteria for the development and operation of a Store is referred to in the Development Agreement and this offering circular as an "Approved Site."

     ENBC's approval of a Site for a Store does not constitute ENBC's assurance, representation or warranty of any kind, express or implied, as to the suitability of any Site for a Store or the successful operation of a Store at the Site. ENBC's approval of a Site only indicates that the Site falls within acceptable minimum criteria ENBC establishes solely for ENBC's purposes at the time of the approval of a particular Site. ENBC will not be responsible for the failure of any Site ENBC approves to meet your expectations as to revenue or operational criteria.

     Under the Development Agreement, ENBC will evaluate the site that you propose for your Commissary using the same criteria and procedures as it uses to evaluate sites for Stores. (Development Agreement - Section 5.B).

     LEASE OF APPROVED SITES.  You must present the Form Store Lease to the
     -----------------------
lessor or seller of an Approved Site, as applicable, and use your best efforts to cause the lessor to sign the Form Store Lease as the lease, sublease, or assignment of lease (referred to in the Development Agreement as the "Site Agreement"), as applicable, for the Approved Site. If you fail to obtain the lessor's or seller's agreement to use the Form Store Lease as the Site Agreement, you must cause the lessor to include in the Site Agreement the standard terms which ENBC requires at that time in its discretion, and any other terms as ENBC may require or as it may specifically approve in writing. Certain of ENBC's current standard lease terms are included in the form of Addendum to Lease attached to this offering circular as Exhibit D. ENBC may modify this addendum in its discretion.
            ---------

     After receiving a copy of a proposed Site Agreement in form for signature, ENBC may approve, approve with modification or disapprove the proposed Site Agreement. ENBC will use its best efforts to notify you of its response within 20 days after ENBC's receipt of the proposed Site Agreement. You may not sign a Site Agreement without ENBC's prior written approval, and any Site Agreement must contain the express requirement of ENBC's prior written approval of the Site Agreement. You must deliver to ENBC a copy of the fully signed Site Agreement as previously approved within 15 days after all the parties sign it. You may not agree to any modification of the Site Agreement which would affect ENBC's rights without the prior written approval of ENBC.

     If you fail to obtain lawful possession of an Approved Site (through acquisition, lease, sublease or assignment) within 60 days after delivery of ENBC's approval of the Approved Site, ENBC may, in its discretion, withdraw approval of the Site. ENBC may withdraw its offer to grant a Franchise for a Store at an Approved Site and withdraw its approval of a Site at any time before ENBC's receipt of all applicable payments and ENBC's execution of the Franchise Agreement for the Store.

     At ENBC's request, if you own an Approved Site, you must enter into a lease with ENBC or an affiliate of ENBC under ENBC's then-current form of lease for a term equal to the term of the Franchise and for a rental equal to the Approved Site's fair market rental value, and will sublease the Approved Site from ENBC on the same terms as the prime lease. If you and ENBC cannot agree on the fair market rental value, then an independent appraiser you and ENBC select will determine the rental value you and ENBC select. If you and ENBC are unable to agree on an independent appraiser, you and ENBC will each select an independent appraiser, who will select a third independent appraiser, and the fair market rental value will be deemed to be the average of the 3 independent appraisals those appraisers make. Except as described above and in Item 6, ENBC will not derive revenue as a result of your lease of Sites according to with ENBC's standards and specifications.

     TRAINING PROGRAMS.
     -----------------

     DEVELOPMENT AGREEMENT.  Under the Development Agreement, ENBC will train
     ---------------------
your Training Director under the store-level management training program that it conducts for Franchisees and is described below. ENBC does not charge for this training, but you will be responsible for all expenses, including travel, room and board that the trainee incurs. The Training Director must complete the training program to ENBC's satisfaction and become certified to train and supervise personnel at Stores and Commissaries. The Training Director must be re-certified if and when ENBC requires re-certification. So long as your Training

Director is currently certified, he or she will be responsible for training the employees of each Store and each Commissary you have developed at your training facility that we have approved. If you replace the Training Director, or if he or she does not complete training to ENBC's satisfaction, you will designate a replacement Training Director who ENBC approves, and you will pay ENBC its then-current daily rate to train the replacement Training Director. Training for Training Directors will be held on an as-needed basis.

     ENBC may periodically require your Training Director to attend refresher or additional training programs during the term of the Development Agreement. You will be responsible for expenses, including travel, room and board that the Training Director incurs during additional or refresher training. There is no schedule for additional or refresher training; ENBC may provide programs as it thinks is appropriate.

     If you operate a Commissary, your Commissary must employ and maintain one full time manager (a "Commissary Manager") and a full-time additional employee who will perform functions at the Commissary that ENBC requires (an "Additional Commissary Manager"), and both must successfully complete ENBC's store level training program which your Training Director will provide as described below.

     FRANCHISE AGREEMENT.  Under the Franchise Agreement, before you begin
     -------------------
operating your Store, you must appoint the manager of your Store (the "Store Manager") and one other management level employee (the "Additional Manager"). The Store Manager and the Store Manager must attend and complete to ENBC's satisfaction a ENBC accredited and certified initial management training program in the operation of a Store. Additional employees may attend training at your option. This training program may include classroom training, instruction at designated facilities and hands-on training in an operating Store. If you are a Developer, your Training Director will provide the training program at your training facilities according to ENBC's requirements. If ENBC or its designee provides the training program, it will be provided at the time (subject to space availability in ENBC's or its designee's regularly scheduled classes) as ENBC may designate at a training facility and/or at a ENBC-owned or franchised Store in the Denver, Colorado, area or other location which ENBC designates and will last for approximately one to ten weeks. You will pay a $1,000 training fee for each person who attends the initial management training program; we currently designate an existing Franchisee as the trainer for new Franchisees' employees, and the training fee is payable directly to the Franchisee who trains you. (See
Item 7) At your request, ENBC or its designee may provide the training program to additional personnel at ENBC's then-current standard charges, including applicable travel and lodging expenses, subject to space availability in ENBC's or its designee's regularly scheduled training classes and/or availability of ENBC's or its designee's training personnel. In addition, whether you, or ENBC's designee is providing this training, ENBC may, in its discretion as it deems necessary, require the Store Manager and/or the Additional Manager to work full-time without pay from ENBC or its designee but at your expense for up to ten weeks at a Store ENBC selects.

     If a certified Store Manager and/or Additional Manager ceases to hold his or her position at the Store, you will have 30 days in which to appoint a substitute or replacement Store Manager and/or Additional Manager, who must attend and complete to ENBC's satisfaction the initial management training program as specified above promptly after appointment. If ENBC in its discretion determines that the Store Manager or Additional Manager or any Store Manager or Additional Manager appointed at a later date has failed to satisfactorily complete the initial management training program or any additional or refresher training program, you must immediately hire a substitute Store Manager or Additional Manager and promptly arrange for that person to complete the initial management training program to ENBC's satisfaction.

     As of the date of this offering circular, the structure and content of the training programs are still being developed and formalized. ENBC is reviewing and evaluating several formats in an effort to provide a program which will provide efficient training of your personnel while recognizing and taking advantage of the resources already available in your current organization. ENBC's National Training Director, Melanie McGraw, who joined ENBC from Brackman Brothers, Inc. in July 1995, will direct the training personnel who will conduct the training program and other on-going training. Ms. McGraw held various store-level operational and corporate training positions with Brackman Brothers from May 1993 to July 1995. Her last position with Brackman Brothers was as that company's regional training director. In that position, she was responsible for writing the manager training program, manuals and materials and carrying out the training program.

     While ENBC's training program is still being formulated, ENBC anticipates that the training program will, at a minimum, provide a combination of classroom and on-the-job training for each position within a Store, with training materials created specifically for that position. The store-level training program will include at least the following:

                             STORE LEVEL TRAINING

================================================================================
                                           HOURS OF    HOURS OF
                        INSTRUCTION       CLASSROOM   ON-THE-JOB
     SUBJECT             MATERIALS         TRAINING    TRAINING     INSTRUCTOR
- --------------------------------------------------------------------------------
 Pre-employment         Pre-employment      2        0         Store Manager,
                        Training Module                        certified trainer
                        and other                              and/or National
                        training materials                     Training Director

- --------------------------------------------------------------------------------
 Orientation            Orientation         2.5      0         Store Manager,
                        Training                               certified trainer
                        Module and                             and/or National
                        other training                         Training Director
                        materials
================================================================================

================================================================================
                                           HOURS OF    HOURS OF
                        INSTRUCTION       CLASSROOM   ON-THE-JOB
     SUBJECT             MATERIALS         TRAINING    TRAINING   INSTRUCTOR
- --------------------------------------------------------------------------------
Safety and Sanitation   Safety and          2.5      0         Store Manager,
                        Sanitation                             certified trainer
                        Training Module                        and/or National
                        and other                              Training Director
                        training Materials
- --------------------------------------------------------------------------------
 Counter                Counter Training    0        4         Store Manager,
                        Module and other                       certified trainer
                        training materials                     and/or National
                                                               Training Director
- --------------------------------------------------------------------------------
 Fronter                Fronter Training    0        3         Store Manager,
                        Module and other                       certified trainer
                        training materials                     and/or National
                                                               Training Director
- --------------------------------------------------------------------------------
 Register               Register Training   0        3         Store Manager,
                        Module and other                       certified trainer
                        training materials                     and/or National
                                                               Training Director
- --------------------------------------------------------------------------------
 Souper                 Souper Training     0        3.5       Store Manager,
                        Module and other                       certified trainer
                        training materials                     and/or National
                                                               Training Director
- --------------------------------------------------------------------------------
 Baker                  Baker Training      0        40        Store Manager,
                        Module other                           certified trainer
                        training                               and/or National
                                                               Training Director
- --------------------------------------------------------------------------------
 Shift Leader           Shift Leader        0        4         Store Manager,
                        Training Module                        certified trainer
                        and other                              and/or National
                        training materials                     Training Director
- --------------------------------------------------------------------------------
 Assistant Manager      Assistant           0        15        Store Manager,
                        ManagerTraining                        certified trainer
                        Module and other                       and/or National
                        training materials                     Training Director
================================================================================

     ENBC or its designee may periodically offer additional or refresher training programs to any Store Manager or Additional Manager appointed at a later date and the Store's assistant managers at daily charges ENBC periodically establishes and at the times as ENBC may designate to you. ENBC may, in its discretion as it deems necessary, require the Store Manager, Additional Manager or assistant managers of the Store or you to attend or to participate in, at ENBC's daily charges and at your expense, including travel and lodging expenses of training personnel for training other than at the trainers' principal offices, additional or refresher training programs at locations ENBC designates during the term of the Franchise Agreement. There is no schedule for additional or refresher training; ENBC may provide programs as it thinks is appropriate.

     ENBC is developing a manager-in-training program which will encompass all of the above items in addition to training in managing store personnel and overall operation at the store level. While the manager-in-training program is still being developed as of the date of this offering circular, ENBC expects that it will require Developers' Training Directors to conduct the training course for Store Managers and Additional Managers every 2-to-3 weeks, and that the program will encompass 4-6 weeks of classroom and on-the-job training.

                                   ITEM 12
                                   -------

                                   TERRITORY


DEVELOPMENT AGREEMENT
- ---------------------

     TERRITORIAL RIGHTS.
     ------------------

     The Development Agreement grants you during the Development Term, the right to develop and operate Stores in the Development Area, which consists of one or more Sub-Areas. Except as otherwise expressly provided in the Development Agreement, and if you are in full compliance with the Development Agreement and you are in full compliance with all Franchise Agreements, ENBC and its affiliates will not during the Sub-Area Term for each of the Sub-Areas operate or grant franchises for the operation of Stores within the Sub-Area. Your rights under the Development Agreement and within the Sub-Areas are limited to the development of Stores under the Marks and System covered by your Development Agreement and does not include rights to develop Stores under other Marks and Systems. See Item 1. In addition, your rights are limited to the development of retail stores and do not include the right to develop businesses that distribute Products or other products or services in other channels of distribution. Your rights under the Development Agreement are also limited to the applicable number of Stores and the schedule and timing of the opening of Stores in the respective Sub-Areas during the respective Sub-Area Terms and you are not granted any rights to develop or operate, and you may not develop or operate, Stores outside the respective Sub-Areas, except under rights granted to you under other agreements entered into with ENBC, and you will also not offer Catering Service or Delivery Service or operate Special Distribution Arrangements within the Development Area, except as provided in the Development Agreement.

     The continuation of your right to develop Stores within each of the Sub-Areas is dependent upon your satisfaction of the development obligations set forth in the Development Agreement for the Sub-Area and of all of your other obligations and the obligations of your Owners under the Development Agreement. Upon termination or expiration of the Agreement

Term, the Development Term or the Sub-Area Term for a particular Sub-Area, and as expressly provided in the Development Agreement during the Agreement Term, ENBC and its affiliates will have the right to develop and operate, and to grant to others development rights and franchises to develop and operate, Stores within the Sub-Area, subject only to the territorial rights, if any, under the Franchise Agreements you enter into for Stores in the Sub-Area. The Development Area and the Sub-Areas may not be altered except by the mutual written agreement of you and ENBC or by termination of some or all of your rights as a result of your breach of the Development Agreement. The number of Stores that you are required to have open and operating in each Sub-Area (the "Sub-Area Quota") and in the Development Area overall (the "Total Development Quota) is determined when you sign the Development Agreement and is found in the Development Schedule, which is attached to the Development Agreement (Exhibit B to this offering circular).

     You must prepare a Market Real Estate Development Plan for development of Stores in the Development Area and must open and have in operation in each Sub-Area the number of Stores set forth in the Development Schedule attached as an exhibit to the Development Agreement by the opening dates specified in the Development Schedule. You may develop in the Sub-Area only the number of Stores set forth on the Development Schedule. A Store that is closed for more than 5 days (not counting ENBC-approved holidays) during any period of 12 months will not be counted as open and in operation for purposes of the Development Quota (as defined in Item 12) as of the next Store opening date after the closing for purposes of determining your compliance with the Development Schedule for the Sub-Area in which the Store is located.

     ENBC'S RESERVATION OF RIGHTS.
     ----------------------------

     Except as expressly limited in the Development Agreement, ENBC (for itself, its affiliates and its designees) retains all rights with respect to Stores (including Stores), the Marks, the Copyrighted Works (defined in Item 14 below), and the sale of Products and any other products and services, anywhere in the world, including: (1) the right to operate or grant others the right to operate food service businesses, including Stores and/or Stores, at locations within and/or outside the Development Area and each Sub-Area and on the terms and conditions as ENBC, in its discretion, deems appropriate both during and upon expiration or termination of the Development Term; and (2) the right, and the right to grant others the right, to develop, manufacture, market, distribute and/or sell Products and/or any other product or service within and/or outside the Development Area and each Sub-Area through any channel of distribution, whether wholesale, retail or otherwise, including through Special Distribution Arrangements, Delivery Service, Catering Service and/or through Boston Market outlets, under or in association with the Marks or any other trademarks and/or to own or operate any other business under the Marks or any other trademarks;
(3) the right to operate or grant others the right to operate Stores in the Development Area and each Sub-Area under Marks and Systems that are different from the Marks and System ENBC authorizes you to use in operating your Stores; and (4) subject to your options to develop Target Sites and purchase Conversion Sites under the

Development Agreement, the right to acquire and operate any business, including a business operating one or more food service businesses located or operating within and/or outside of the Development Area and any Sub-Area.

     YOUR OPTION TO DEVELOP TARGET SITES.
     -----------------------------------

     If during the Sub-Area Term of a particular Sub-Area ENBC locates a site suitable for a Store within the Sub-Area (a "Target Site"), ENBC will notify you in writing of a Target Site if ENBC intends that the Target Site be developed and operated as a Store. Within 10 days after your receipt of ENBC's notice regarding the Target Site (including any relevant site-related materials in ENBC's possession), you must notify ENBC if you desire to develop and operate a Store at the Target Site.

     If you timely notify ENBC in writing that you wish to develop and operate a Store at the Target Site and ENBC has fully negotiated a lease or purchase agreement for the Target Site, then you must (1) obtain the consent of the landlord to execute a lease, if applicable, or (2) execute a purchase agreement or an assignment of purchase agreement, if applicable, and (3) execute ENBC's then current form of standard franchise agreement (containing ENBC's then current fee and expenditure requirements) and any ancillary documents (including guarantees) ENBC then customarily uses in the grant of franchises for Stores (collectively, "Franchise Documents") as modified for use along with a Target Site, as necessary, and (4) pay ENBC the Site Location and Negotiation Fee, plus ENBC's reasonable out-of-pocket expenses incurred in securing the Target Site, within 10 business days after ENBC delivers to you the lease or purchase agreement, as the case may be, and the Franchise Documents. ENBC will fully cooperate with you to obtain the landlord's consent to execute the lease or the seller's consent to execute a purchase agreement or assignment of purchase agreement.

     If you timely notify ENBC in writing that you desire to develop and operate a Store at the Target Site and ENBC has not fully negotiated a lease or purchase agreement for the Target Site, then you will have 30 days in which to negotiate and deliver to ENBC a lease or purchase agreement for the Target Site in form for execution. If ENBC disapproves the lease or purchase agreement for failure to meet ENBC's requirements, you will have 10 days within which to negotiate and deliver to ENBC a revised lease or purchase agreement for the Target Site in form for execution. If the revised lease or purchase agreement fails to meet ENBC's requirements, or if you fail to negotiate and deliver to ENBC a lease or purchase agreement within the aforementioned 30 day period, then ENBC or its designee may develop and operate a Store at the Target Site. If ENBC approves the lease or the purchase agreement for the Target Site, then you will (1) execute a lease or purchase agreement, as applicable, (2) execute the Franchise Documents, and (3) pay the Site Location Fee, plus ENBC's reasonable out-of-pocket expenses incurred in securing the Target Site, all within 10 business days after ENBC's delivery of the Franchise Documents to you.

     If you decline the option to develop a Target Site, fail to timely notify ENBC of your election to develop a Target Site or fail to timely execute the lease or purchase agreement and Franchise Documents for a Target Site and pay the Target Site Fee, then ENBC or its designee may develop and operate a Store at the Target Site.

     Any Target Site for which you execute Franchise Documents and develop and open a Store will count toward the Sub-Area Quota (as defined in Item 12) for the Sub-Area in which the Target Site is located. ENBC is not required to give notice to you or offer to you a franchise to develop a Store with regard to any suitable Target Site or Conversion Site (defined below) in a Sub-Area that ENBC desires to develop and operate as a Store after the total number of Sites for which you have executed a Franchise Agreement and accepted as Target Sites or Conversion Sites equals the cumulative number of Stores required to be open and operating on or before the last opening date for the last Store required to be opened in the Sub-Area. As an alternative to terminating the Development Agreement, ENBC has the right to terminate your option to develop Target Sites.

     YOUR OPTION TO PURCHASE CONVERSION SITES.
     ----------------------------------------

     If during the applicable Sub-Area Term for a particular Sub-Area ENBC acquires the shares or assets (including furniture, fixtures, equipment, leasehold improvements and/or leasehold interests) of any business operating at one or more sites located within the Sub-Area which meet ENBC's specifications and standards as in effect periodically for conversion to Stores (the "Conversion Sites"), and ENBC determines in its discretion to convert the Conversion Sites to Stores, ENBC will offer to sell the Conversion Sites to you for the price ENBC paid, if: (1) the sale will not conflict with any existing legal obligation of ENBC or the business being acquired; and (2) the sale will not preclude the completion of the acquisition on the terms ENBC agreed to; and
(3) the sale will not interfere with any other legal agreement, arrangement or combination or result in adverse federal or state income tax consequences for any party; and (4) you agree to execute concurrently with your purchase, the Franchise Documents, as modified for use along with a Conversion Site, as necessary, for each and every Conversion Site and convert each Conversion Site to a Store as soon as practicable according to ENBC's standards and specifications. The sale may also be contingent upon your agreement to acquire and close certain stores ENBC acquired with the Conversion Sites but which are not suitable for conversion. You will have 30 days after receipt of ENBC's offer in which to accept or reject the offer by written notice to ENBC.

     Any Conversion Site for which Developer executes the Franchise Documents and develops and opens a Store will count toward the Sub-Area Quota (as defined in Item 12) for the Sub-Area in which the Conversion Site is located. If you reject or fail to timely accept ENBC's offer to sell the Conversion Sites or ENBC is unable to extend the offer for any of the reasons noted above, and if you are in full compliance with the Development Agreement and all Franchise Agreements to which you are a party, ENBC will not use the Marks at the Conversion Sites (whether ENBC owns or franchises the Conversion Sites) for one year following ENBC's acquisition of the Conversion Sites. ENBC may, however, operate, alter, modify, refurbish, remodel, promote and market any of the Conversion Sites during the one year period. As an alternative to terminating the Development Agreement, ENBC has the right to terminate your option to develop Conversion Sites.

     DEFINITIONS.  As described below, ENBC may, in its discretion, (a) require
     -----------
you or offer you the opportunity to offer Delivery Service and/or Catering Service and/or (b) approve you to offer Special Distribution Arrangements.

          (1)  DELIVERY SERVICE.  "Delivery Service" is the delivery of Products
               ----------------
     prepared at a Store or a separate delivery facility ENBC approves (referred to in this document as a "Delivery Facility") to customers in a Delivery Area (defined below) according to ENBC's standards and specifications for the provision of delivery service and ENBC's prototype plans and layout for a delivery staging area within a Store or in a separate facility, if any, ENBC approves, where (1) the Products are intended to serve fewer than 15 persons, and (2) the service involves the provision of no services other than the delivery to a customer at a particular location within the Delivery Area. A "Delivery Area" is the geographic area in which ENBC, in its discretion may authorize you to provide Delivery Service under a Delivery Rider. Your Delivery Area, if any, may be the same as, smaller than, larger than or different from the prescribed territory of your Store (the "Territory"). The Territory is more fully described in Item 12. ENBC uses the Delivery Rider to authorize or require you, in its discretion, to offer Delivery Service within a Delivery Area. A copy of ENBC's current form of Delivery Rider is attached to the Franchise Agreement, which is attached to this offering circular as Exhibit C. ENBC may, at any time and
                                           ---------
     in its discretion, require that you provide Delivery Service from one or more Stores. If you fail to provide Delivery Service, you will forfeit to ENBC or its designees the right to provide Delivery Service. The terms and conditions for Delivery Service are more fully described below.

          (2)  CATERING SERVICE.  "Catering Service" is the delivery of Products
               ----------------
     prepared at a Store or a separate facility ENBC approves (an approved facility is referred to as a "Catering Facility") to customers in the Catering Area (defined below) under the ENBC's standards and specifications for the provision of that service and ENBC's prototype plans and layout for a catering staging facility, where (1) the Products are intended to serve 15 or more persons, or (2) in addition to the delivery of Products, ancillary services are provided to a customer at a location within the Catering Area, including, for example, the setting up for serving or distribution of Products. The "Catering Area" is the geographic area in which ENBC, in its discretion, may authorize you to provide Catering Service under a Catering Rider . Your Catering Area, if any, may be the same as, smaller than, larger than or different from the Territory of a Store. ENBC uses the Catering Rider to authorize or require you, in its discretion, to offer Catering Service within a Catering Area. A copy of ENBC's current form of Catering Rider is attached to the Franchise Agreement attached to this offering circular as Exhibit C.
                                                                      ---------
     If you fail to provide Catering Service, you will forfeit to ENBC or its designees the right to provide Catering Service. The terms and conditions for Catering Service are more fully described below.

          (3)  SPECIAL DISTRIBUTION ARRANGEMENTS.  A "Special Distribution
               ---------------------------------
     Arrangement" is the sale of Products at or from a Special Distribution Location (defined below), whether or not by or through on-premises food service facilities or concessions, according to ENBC's standards and specifications for these sales. A "Special Distribution Location" is a facility or location, including a school, hospital, office, work site, military facility, grocery store, convenience store, supermarket, entertainment or sporting facility or event, bus or train station, park, toll road or limited access highway facility, shopping mall or other similar facility, at or from which ENBC, in its discretion, authorizes a Special Distribution Arrangement under a Special Distribution Agreement (defined below). A Special Distribution Location may be located within or outside the Territory. A "Special Distribution Agreement" is a separate agreement in which ENBC authorizes you to operate a Special Distribution Arrangement at a Special Distribution Location ENBC designates. ENBC will propose the terms of a Special Distribution Agreement at the time, if any, as it proposes a Special Distribution Arrangement to you. Special Distribution Arrangements are more fully described below. ENBC is not generally obligated to offer Special Distribution Arrangements to you and may operate or grant others the right to operate Special Distribution Arrangements in the Territory of a Store or the Development Area or a Sub-Area.

     SPECIAL DISTRIBUTION ARRANGEMENTS.
     ---------------------------------

     You are not granted any rights to operate Special Distribution Arrangements within or outside the Development Area under the Development Agreement. The right to operate or grant to others the right to operate Special Distribution Arrangements is expressly reserved to ENBC. ENBC has no obligation to offer to you the right to operate Special Distribution Arrangements, and ENBC or its designees may instead operate or grant to others the right to operate Special Distribution Arrangements within and/or outside the Development Area. However, if ENBC, at any time and in its discretion, determines to offer Developer the right to operate a Special Distribution Arrangement at a Special Distribution Location ENBC designates, ENBC will notify you by delivering to you a Special Distribution Agreement authorizing you to conduct a Special Distribution Arrangement at a Special Distribution Location. You will have 15 days to execute and return to ENBC the Special Distribution Agreement after your receipt of the Special Distribution Agreement. The Special Distribution Agreement will provide that you commence the Special Distribution Arrangement from the designated Special Distribution Location(s) within the time period ENBC specifies in the Special Distribution Agreement. If you fail to execute and return to ENBC the Special Distribution Agreement within a 15 day period or commence the Special Distribution Arrangement within the specified period, then you will have no right to operate the Special Distribution Arrangement after that period ends. If you have executed a

Special Distribution Agreement, ENBC may, at any time and in its discretion with or without cause and regardless of the investment you make to establish or operate the Special Distribution Arrangement or the length of time the Special Distribution Arrangement has been in effect, suspend or terminate your right to operate the Special Distribution Arrangement.

     DELIVERY SERVICE.
     ----------------

     You are not granted any rights within or outside the Development Area or the Sub-Areas to offer Delivery Service from any of the Stores under the Development Agreement and ENBC has no obligation to offer to you the right to provide Delivery Service. However, if ENBC, at any time and in its discretion, determines to offer Delivery Service in a designated Delivery Area in which a Store developed under the Development Agreement is located, ENBC will offer you the right to offer Delivery Service by delivering to you a Delivery Rider to the applicable Franchise Agreement for the Store authorizing the offer of Delivery Service within the designated Delivery Area. You will have 15 days to execute and return to ENBC the Delivery Rider after your receipt of the Delivery Rider. The Delivery Rider will provide that you will commence Delivery Service from the Store or, in ENBC's discretion, from a Delivery Facility within the time period ENBC specifies in the Delivery Rider. If you fail to execute and return to ENBC the Delivery Rider within a 15 day period or commence Delivery Service within the specified period, then you will have no right to provide Delivery Service at any Store after that period, and ENBC or its designee will have the right to offer Delivery Service within the designated Delivery Area. However, if ENBC determines in its discretion that all franchise owners of Stores in the trade area where the Store is located will offer Delivery Service, you must offer Delivery Service, and ENBC will notify you and will deliver to you a Delivery Rider to the applicable Franchise Agreement which you must execute and return to ENBC within 15 days of its receipt. ENBC will determine, in its discretion, the trade area, which will not exceed the Marketing Area.

     CATERING SERVICE.
     ----------------

     You are not granted any rights within or outside the Development Area or the Sub-Areas to offer Catering Service from the Stores or from other locations under the Development Agreement and ENBC has no obligation to offer to you the right to provide Catering Service. However, if ENBC, at any time and in its discretion, determines to offer Catering Service in a designated Catering Area in which a Store developed under the Development Agreement is located, ENBC will offer you the right to offer Catering Service by delivering to you a Catering Rider to the applicable Franchise Agreement for the Store authorizing the offer of Catering Service within the designated Catering Area. You will have 15 days to execute and return to ENBC the Catering Rider after your receipt of the Catering Rider. The Catering Rider will provide that you will commence Catering Service from one or more Stores or one or more Catering Facilities, as ENBC may determine in its discretion, within the time period ENBC specifies in the Catering Rider. If you fail to execute and return to ENBC the Catering Rider within a 15 day period or commence Catering Service within the specified period, then you will have no right to provide Catering Service within the designated Catering Area after that time period, and ENBC or its designee will have the right to offer Catering Service within the designated Catering Area. However, if ENBC determines in its discretion that all franchise owners of Stores in the trade area where the Store is located will offer Catering Service, you must offer Catering Service, and ENBC will notify you and will deliver to you a Catering Rider to the applicable Franchise Agreement which you must execute and return to ENBC within 15 days of its receipt. ENBC will determine, in its discretion, the trade area, which will not exceed the Marketing Area.

FRANCHISE AGREEMENT.
- -------------------

     TERRITORIAL RIGHTS.
     ------------------

     The Franchise is granted for a specified location, the Site within the Territory, identified in an exhibit to the Franchise Agreement. Typically, your Territory will be the area within a circle having a radius of at least one-quarter mile and the Site at the center. Except as otherwise provided in the Franchise Agreement and conditioned upon you being in full compliance with the Franchise Agreement, ENBC and its affiliates will not during the term of the Franchise Agreement operate or grant franchises for the operation of Stores under the Marks and System ENBC covered by your Development Agreement, within the Territory. Your rights under the Franchise Agreement and within the Territory are limited to operation of a Store under the Marks and System ENBC licenses to you, and does not include rights to develop a unit under another Mark or System. Your rights are also limited to the operation of retail stores and do not include the right to offer the Products in any other channel of distribution. You may not conduct the business of the Store from any location other than the Site, except as otherwise provided under the Franchise Agreement, and may not conduct Catering Service, Delivery Service or Special Distribution Arrangements within or outside the Territory, except as expressly provided in the Franchise Agreement.

     Your rights in the Territory do not depend on certain sales volume or market penetration. The Territory may not be altered except by the mutual written agreement of you and ENBC or termination of the Franchise Agreement.

     ENBC'S RESERVATION OF RIGHTS.
     ----------------------------

     Except as expressly limited in the Franchise Agreement, ENBC (for itself, its affiliates and its designees) retains all rights with respect to Stores, the Marks, the Copyrighted Works and the sale of Products and any other products and services, anywhere in the world, including: (1) the right to operate or grant others the right to operate food service businesses, including Stores and/or Bagel Stores, at locations within and/or outside the Territory and on the terms and conditions as ENBC, in its discretion, deems appropriate both during and upon expiration and termination of the Agreement Term; (2) the right, and the right to grant others the right, to develop, manufacture, market, distribute and/or sell Products and/or any other product or service within and/or outside the Territory through any channel of distribution, whether wholesale, retail or otherwise, including, through Special Distribution Arrangements, Delivery Service, Catering Service and/or through Boston Market outlets, under or in association with the Marks or any other trademark and/or to own or operate any other business under the Marks or any other trademarks; (3) the right to operate or grant others the right to operate Stores in the Territory under Marks and Systems that are different from the Marks and System ENBC authorizes you to use in operating your Store; and (4) subject to your option to purchase conversion sites as described below, the right to acquire and operate any business, including a business operating one or more food service businesses located or operating within and/or outside the Territory.

     YOUR OPTION TO PURCHASE CONVERSION SITES.
     ----------------------------------------

     See the preceding part of this Item 12 under "Developer's Option to Purchase Conversion Sites." The applicable terms of the Franchise Agreement are comparable to those in the Development Agreement, except that the terms of the Franchise Agreement apply solely to the Territory, and if you fail to timely accept or reject ENBC's offer to sell the Conversion Sites or ENBC is unable to extend the offer for any reason, ENBC will not use the Marks at that Conversion Site for one year following ENBC's acquisition of the Conversion Site, if you are in full compliance with the Franchise Agreement. ENBC may, however, operate, alter, modify, refurbish, remodel, promote or market that Conversion Site during the one year period.

     SPECIAL DISTRIBUTION ARRANGEMENTS.
     ---------------------------------

     See the preceding part of this Item 12 concerning Special Distribution Arrangements under the Development Agreement. The applicable terms for Special Distribution Arrangements under the Franchise Agreement are comparable to those in the Development Agreement.

     DELIVERY SERVICE.
     ----------------

     See the preceding part of this Item 12 concerning the Development Agreement. The applicable terms of the Franchise Agreement concerning Delivery Service are comparable to those in the Development Agreement.

     CATERING SERVICE.
     ----------------

     See the preceding part of this Item 12 concerning the Development Agreement. The applicable terms of the Franchise Agreement concerning Catering Service are comparable to those in the Development Agreement.

     RELOCATION OF THE STORE.
     -----------------------

     If your lease or sublease for the Site of the Store expires or terminates without your fault, if the Site is damaged, condemned or otherwise rendered unusable as a Store according to the Franchise Agreement, or if, in ENBC's and your judgment, there is a change in the character of the location of the Site sufficiently detrimental to its business potential to warrant its relocation, ENBC will not unreasonably withhold permission for relocation of the Store to a site within the Territory which meets ENBC's then-current site criteria, subject to the rights of existing Franchisees under their franchise agreements with ENBC. Any relocation will be at your sole expense. The Store is required to re-open at the replacement Site as soon as reasonably practicable but under any circumstance no more than 90 days after the closing of the original location closed.

                                    ITEM 13
                                    -------

                                  TRADEMARKS

     ENBC owns registrations of certain Marks with the U.S. Patent and Trademark Office on the principal register, including the following: [UPDATE TO COME]

================================================================================
                                           REGISTRATION            REGISTRATION
             NAME OR MARK                     NUMBER        CLASS      DATE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
 Bagel & Bagel and Design                     1918543        USA      9/12/95
                                                             42
- --------------------------------------------------------------------------------
 Bagel & Bagel and Design                     1918541        USA      7/5/94
                                                             42
- --------------------------------------------------------------------------------
 Baltimore Bagel                              1799531        USA      10/19/93
                                                             30
- --------------------------------------------------------------------------------
 Offerdahl's Bagel Gourmet                    1675585        USA      2/11/92
                                                             42
- --------------------------------------------------------------------------------
 Offerdahl's Bagel Gourmet                    1684164        USA      1/18/90
                                                             30
- --------------------------------------------------------------------------------
 Offerdahl's Bagel Gourmet and Design         1896387        USA      5/30/95
                                                           30 & 42
================================================================================

     Noah's New York Bagels, Inc., a subsidiary of ENBC, owns registrations of the following Marks on the Principal Register of the U.S. Patent and Trademark
Office:

================================================================================
                                           REGISTRATION            REGISTRATION
             NAME OR MARK                     NUMBER        CLASS      DATE
- --------------------------------------------------------------------------------
 Noah's Bagels                                1838799        USA      6/7/94
                                                             46
- --------------------------------------------------------------------------------
 Noah's Bagels                                1841045        USA      6/21/94
                                                             100
================================================================================

     ENBC has also applied for the registration of certain Marks with the U.S. Patent and Trademark Office on the principal register, including the following:

================================================================================
                                           APPLICATION             APPLICATION
             NAME OR MARK                     NUMBER        CLASS      DATE
- --------------------------------------------------------------------------------
 Einstein Bros.                             74/732659        USA      9/21/95
                                                             30
- --------------------------------------------------------------------------------
 Einstein Bros.                             74/732658        USA      9/21/95
                                                             29
- --------------------------------------------------------------------------------
 Einstein Bros.                             74/732660        USA      9/21/95
                                                             42
- --------------------------------------------------------------------------------
 Einstein                                   74/675983        USA      5/15/95
                                                             42
- --------------------------------------------------------------------------------
 Einstein                                   74/675985        USA      5/15/95
                                                             30
- --------------------------------------------------------------------------------
 Bagel & Bagel                              74/547132        USA      7/8/94
                                                           29 & 30
- --------------------------------------------------------------------------------
 Bagel & Bagel                              74/545735        USA      7/5/94
                                                             42
================================================================================

     By not having a Principal Register federal registration for the above marks, ENBC does not have certain presumptive legal rights granted by a registration.

                         [STATE REGISTRATIONS TO COME]

     By signing the Franchise Agreement, you agree that ENBC owns the Marks and that if you use the marks in an unauthorized manner, that use will constitute an infringement of ENBC's rights in and to the Marks, and that all your use of the Marks and any goodwill you establish by your use will only benefit ENBC. You also agree to operate your Store in strict compliance with ENBC's high standard and in an safe and sanitary condition and to comply strictly with all of ENBC's mandatory specifications, standards and operating procedures that relate to Stores, as ENBC may change periodically. Finally, you agree that you agree that before you use them, you will submit to ENBC for its approval samples of all advertising an promotional materials that ENBC has not prepared or previously approved. (See Item 11)

     After ENBC filed an application for the service mark Einstein's for restaurant services in May 1995, Peach State Restaurants, Inc. ("Peach State"), which owns a restaurant in Atlanta that uses the name Einstein's, filed a federal trademark application for the name Einstein's for restaurant services and filed an opposition to ENBC's application for Einstein's. In July 1996, ENBC entered into an agreement with Peach State in which Peach State agreed to withdraw such application, to abandon such opposition and to not object to, or interfere with, any of ENBC's trademark and service mark applications that include the name Einstein's. Peach State has also agreed not to use any mark incorporating the name Einstein's for restaurant services outside of the Atlanta metropolitan area, and ENBC has agreed not to use any mark incorporating the name Einstein's for restaurant services in the State of Georgia (except for permitted national advertising and promotion and other agreed uses).

     Hebrew University of Jerusalem ("Hebrew University"), which claims certain rights to the name Albert Einstein, has obtained an extension of time to file an opposition to certain of ENBC's U.S. applications for Einstein's and has filed oppositions to ENBC's trademark applications in three foreign countries, although ENBC does not use (and does not intend to use, absent a licensing agreement or other consent of Hebrew University) Albert Einstein's first name, likeness or scientific formulae or theories in connection with the Einstein Bros. Bagels brand. ENBC is currently seeking to enter into an agreement with Hebrew University under which Hebrew University would grant to ENBC rights to use certain indicia of Albert Einstein and Hebrew University would abandon its trademark oppositions. There can be no assurance, however, that ENBC and Hebrew University will enter into such an agreement, or that Hebrew University will not oppose the registration or challenge the use of ENBC's Einstein's trademark under laws governing trademarks or publicity rights.

     Other than as described above, there are no currently effective material determinations of the U.S. Patent and Trademark Office, the trademark trial and appeal board, the trademark administrator of any state, or any court, nor any pending infringement, opposition, or cancellation proceeding, or any pending material litigation, involving the Marks.

     There are no agreements currently in effect which significantly limit ENBC's rights to use or license the use of the Marks in any manner material to you.

     You must immediately notify ENBC of any apparent infringement of or challenge to your use of any Mark, or any person's claim of any rights in any Mark. You may not communicate with anyone except ENBC and its counsel with respect to any infringement, challenge or claim.

ENBC will have discretion to take action as it deems appropriate along with any infringement, challenge or claim, and the sole right to control exclusively any litigation or other proceeding arising out of any infringement, challenge or claim under any Mark. You must execute any and all instruments and documents, render the assistance, and do acts and things that may, in the opinion of ENBC's counsel, be necessary or advisable in order to protect and maintain ENBC's interests in any litigation or proceeding or otherwise to protect and maintain ENBC's interests in the Marks. ENBC will reimburse you for the reasonable out-of-pocket expenses you incur and pay in complying with these requirements except to the extent ENBC recovers money on your behalf in the action. Neither the Franchise Agreement nor the Development Agreement require ENBC to take affirmative action in response to any apparent infringement of or challenge to your use of any Mark, or any person's claim of any rights in any Mark.

     If it becomes advisable at any time in ENBC's sole judgment for you to modify or discontinue the use of any Mark and/or for the Store to use one or more additional or substitute trade or service marks, you must immediately comply with ENBC's directions to modify or otherwise discontinue the use of the Mark, and/or to use one or more additional or substitute trademarks, service marks, logos or commercial symbols or substitute trade dress after ENBC's notice to you. Neither ENBC nor its affiliates will have any obligation to reimburse you for any expenditures you make because of any discontinuance or modification.

     There are no infringing uses actually known to ENBC that could materially affect Developer's or Franchise Owner's use of the Marks.

                                    ITEM 14
                                    -------

                PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION

     PATENTS.
     -------

     ENBC has no patents that are material to the Franchise.

     COPYRIGHTS.
     ----------

     ENBC claims copyright protection covering various materials used in its business and the operation of Stores ("Copyrighted Works"). Under the applicable agreement, ENBC may authorize you to use certain Copyrighted Works, which are the valuable property of ENBC or its affiliates and of which ENBC or its affiliate is the owner if you comply with the terms of the applicable agreement. ENBC owns or is the licensee of the owner of the Copyrighted Works and may create, acquire or obtain licenses for certain copyrights in various works of authorship used for the operation of Stores, including the Development Manual, the Manuals, advertisements, promotional materials, labels, menus, coupons, gift certificates, posters and signs, and may include all or part of the Marks, Licensed Program, Trade Dress and other portions of the System.

     You must immediately notify ENBC of any actual or apparent infringement of or challenge to any of the Copyrighted Works, or any person's claim of any rights in the Copyrighted Works, and you may not communicate with any person other than ENBC and its counsel about any infringement, challenge or claim. ENBC will have the discretion to take actions it thinks are appropriate in response to infringement, and the right to control exclusively any settlement, litigation, arbitration or administrative proceeding arising out of any alleged infringement, challenge or claim or otherwise under the Copyrighted Works. ENBC is under no obligation to participate in your defense and/or indemnify you for damages or expenses you incur if you are a party to any administrative or judicial proceeding involving the Copyrighted Work.

     If it becomes advisable at any time in ENBC's sole judgment for you to modify or discontinue use of any of the Copyrighted Works and/or for you to use one or more additional or substitute copyrighted or copyrightable items, you must immediately comply with ENBC's directions to modify or otherwise discontinue the use of the copyrighted materials and/or to use one or more substitute materials.

     There are currently no effective determinations of the United States Copyright Office or any court regarding any Copyrighted Works of ENBC, nor are any proceedings pending, nor are there any currently effective agreements between ENBC and third parties pertaining to ENBC's Copyrighted Works that will or may significantly limit your use of ENBC's Copyrighted Works. ENBC is not obligated under the Development Agreement or the Franchise Agreement or otherwise to protect or defend its copyrights. ENBC knows of no infringements of the Copyrighted Works that could materially affect your use of the Copyrighted Works. ENBC has not registered any of the Copyrighted Works.

THE LICENSED PROGRAM AND SUPPORT/CONTROL PROGRAMS.
- -------------------------------------------------

     The proprietary nature and ENBC's and your rights and obligations relating to the Licensed Program and required software are described in Item 8.

CONFIDENTIAL INFORMATION.
- ------------------------

     ENBC possesses and will further develop and acquire certain confidential and proprietary information and trade secrets including the following categories of information, methods, techniques, procedures and knowledge developed or that ENBC or its affiliates or their consultants, contractors, or designees and/or franchise owners and developers will develop (the "Confidential Information") including: (1) methods, techniques, equipment, specifications, standards, policies, procedures, information, concepts and systems on and knowledge of and experience in the development, operation and franchising of Stores; and (2) marketing and promotional programs for Stores; and (3) knowledge concerning computer software programs which ENBC authorizes for use along with the operation of Stores (including the Licensed Program), and all additions, modifications and enhancements made to those programs, and all data generated from use of the programs, including the logic, structure and operation of database file structures containing data and all additions, modifications and enhancements made to those items; and (4) sales data and information concerning consumer preferences and inventory requirements for Products, materials and supplies, and specifications for and suppliers of certain materials, equipment and fixtures for Stores; and (5) ingredients, formulas, mixes, spices, seasonings, recipes for and methods of preparation, cooking, baking, serving, packaging, catering and delivery of, Products sold at Stores; and (6) information concerning Product sales, operating results, financial performance and other financial data of Stores; and (7) the Development Manual and the Manuals; and (8) customer lists and Product sales of the Stores; and (9) employee selection procedures, training and staffing levels.

     Under the Development Agreement, ENBC will disclose parts of the Confidential Information to you as ENBC periodically deems necessary or advisable for the development of Stores during training and in guidance and assistance furnished to you under the Development Agreement and you may learn or otherwise obtain from ENBC additional Confidential Information during the Agreement Term. Under the Franchise Agreement, ENBC will also disclose parts of the Confidential Information as ENBC periodically deems necessary or advisable for the operation of a Store to you during training and in guidance and assistance furnished to you during the term of the Franchise Agreement, and you may learn or otherwise obtain from ENBC additional Confidential Information of ENBC during the term of the Franchise Agreement. You must agree to disclose the Confidential Information to your Owners and employees only to the extent reasonably necessary and if those individuals have agreed to maintain the information in confidence in an agreement ENBC can enforce.

     The Confidential Information is confidential to and a valuable asset of ENBC, is proprietary, includes trade secrets of ENBC and is disclosed to you on the condition that you, and your Owners and employees who have access to the Confidential Information agree that during and after the term of the applicable agreement they: (1) will not use the Confidential Information in any other business or capacity; (2) will maintain the absolute confidentiality of the Confidential Information; (3) will not make unauthorized copies of any portion of the Confidential Information disclosed in written or other tangible form; and
(4) will adopt and implement all reasonable procedures ENBC periodically requires to prevent unauthorized use or disclosure of the Confidential Information including requiring employees and Owners who have access to the Confidential Information to execute non-competition and confidentiality agreements in the forms attached to the Development Agreement and Franchise Agreement or as ENBC otherwise requires periodically, and provide ENBC, at its request, with signed copies of each of those agreements. Nothing contained in the Development Agreement or Franchise Agreement will be construed to prohibit you from using the Confidential Information in the operation of other Stores, under the a Franchise Agreement or Development Agreement with ENBC.

     The restrictions on the disclosure and use of the Confidential Information will not apply to the following: (a) information, methods, procedures, techniques and knowledge which are or become generally known in the food service business within the Development Area or Territory, other than through disclosure you make (whether deliberate or inadvertent); and (b) the disclosure of the Confidential Information in judicial or administrative proceedings to the extent that you are legally compelled to disclose the information, if you have notified ENBC before disclosure and used your best efforts, and afforded ENBC the opportunity to obtain an appropriate protective order or other assurance satisfactory to ENBC of confidential treatment for the information required to be so disclosed.

     You must disclose to ENBC all ideas, concepts, methods, techniques and products concerning the development and operation of Stores you or your employees conceive or develop or during the term of the applicable agreement. You must grant to ENBC and agree to procure from your affiliates, owners or employees a perpetual, non-exclusive and worldwide right to use same in all food service businesses ENBC operates, its affiliates and its franchise owners. ENBC will have no obligation to you to make any lump sum or on-going payments to you with respect to any idea, concept, method, technique or product. You must agree that you will not use nor will you allow any other person or entity to use any concept, method, technique or product without obtaining ENBC's prior written approval.

                                    ITEM 15
                                    -------

                       OBLIGATION TO PARTICIPATE IN THE
                  ACTUAL OPERATION OF THE FRANCHISE BUSINESS

DEVELOPMENT AGREEMENT
- ---------------------

     FULL TIME SUPERVISION.
     ---------------------

     You (or your designated Principal Owner(s) ENBC approves) and the Chief Operating Officer (defined below) must exert full-time efforts to fulfill your obligations under the Development Agreement and may not engage in any other business or other activity, directly or indirectly, that requires any significant management responsibility or time commitments, or that may otherwise conflict with your obligations under the Development Agreement.

     CHIEF OPERATING OFFICER.
     -----------------------

     Concurrently with the execution of the Development Agreement, you must designate a person (other than the persons serving as the Development Director (defined below), the Training Director and the Marketing Director (defined below)) acceptable to ENBC to act as the chief operating officer of the business you conduct under the Development Agreement (the "Chief Operating Officer").
The Chief Operating Officer must have appropriate multi-store food service experience and be an Owner holding a significant, direct equity interest in you at all times during the Agreement Term. If your relationship with the Chief Operating Officer terminates or if the proposed Chief Operating Officer is unable to satisfactorily complete ENBC's management training program, you must promptly designate a replacement Chief Operating Officer acceptable to ENBC, who will satisfactorily complete the management training program at your expense and subject to ENBC's then-current training charges.

     DEVELOPMENT DIRECTOR AND REAL ESTATE MANAGERS.
     ---------------------------------------------

     Upon ENBC's written request, you must designate a person (other than the persons serving as the Chief Operating Officer, the Training Director and the Marketing Director) acceptable to ENBC to act as your Development Director (the "Development Director") during the Development Term. If your relationship with the Development Director terminates, you must promptly designate a replacement Development Director acceptable to ENBC. The Development Director's duties will include: (1) preparing and implementing a development plan for the Development Area in form satisfactory to ENBC; and (2) consulting with ENBC concerning the adaptation of ENBC's existing site criteria and lease requirements for the Development Area; and (3) directing and coordinating your site evaluation efforts; and (4) negotiating leases for proposed Store sites; and (5) developing Stores in the Development Area. You are also obliged to hire and maintain the number of real estate managers meeting ENBC's qualifications as ENBC specifies.

     TRAINING DIRECTOR.
     -----------------

     You must designate a person (other than the persons serving as the Chief Operating Officer, the Development Director or the Marketing Director) acceptable to ENBC to act as your Training Director (the "Training Director") who must satisfactorily complete ENBC's store-level management training program. If the proposed Training Director completes the management training program to ENBC's satisfaction, ENBC will certify him to fulfill the duties of the Training Director. After the Training Director is certified, he or she will provide
training to the Store that you develop.    If ENBC chooses, your Training
Director will have to become re-certified periodically. If the Training Director ceases to be an employee of yours or if the proposed Training Director is unable to satisfactorily complete the management training program or any later training program, you must promptly designate a replacement Training Director acceptable to ENBC, who must, at your expense and subject to ENBC's then-current standard charges, satisfactorily complete ENBC's management training program receive ENBC's certification as described above. ENBC may, in its discretion as it thinks is necessary, require the Training Director to attend or to participate in, at your expense, additional or refresher training programs at locations ENBC designates during the term of the Development Agreement. The Training Director's duties will include: (1) training and supervision of Store personnel; and (2) furnishing on-site assistance to the personnel of Stores according to the opening of Stores; and (3) ongoing consultation with ENBC and management personnel of Stores concerning training matters; and (4) periodic reporting to ENBC concerning your training programs you establish and operate.

     If ENBC authorizes and requires, in its discretion, you must develop, operate and maintain a training program for employees other than management personnel and, to the extent ENBC authorizes and approves in writing periodically, train management personnel of the Stores in the use of the System throughout the Agreement Term according to specifications ENBC periodically requires.

     MARKETING DIRECTOR.
     ------------------

     Upon ENBC's written request, you must designate a person (other than the persons serving as the Chief Operating Officer, the Development Director and the Training Director) acceptable to ENBC to act as your Marketing Director (the "Marketing Director"). If your relationship with the Marketing Director terminates, you agree to promptly designate a replacement Marketing Director acceptable to ENBC. The Marketing Director's duties will include: (1) consulting with ENBC concerning the adaptation of ENBC's existing marketing programs and materials for the Development Area; and (2) preparing and implementing marketing plans for the grand opening of the Stores; and (3) preparing and implementing local marketing plans and marketing budgets for the Stores and the Development Area; and (4) coordinating the direction and administration of any local marketing efforts of the Stores; and (5) reporting periodically to ENBC concerning your local marketing programs in the Development Area.

     MANAGEMENT PERSONNEL AND TRAINING.
     ---------------------------------

     In addition to hiring, training and maintaining the personnel specified above, you must hire, train and maintain the number and level of management personnel required for the conduct of business under the Development Agreement which will depend on the number of Stores to be developed and the qualifications of the personnel you select. You also must ensure that a full-time Store Manager and Additional Manager is hired and maintained at each Store, as well as maintain adequate management and supervision of all Stores according to guidelines ENBC periodically establishes. You must keep ENBC advised of the identities of those personnel. You are responsible for ensuring that those personnel are properly trained to perform their duties. ENBC, at its option and in its discretion, may require your Training Director to provide initial management training program to the Store Manager and Additional Manager of each Store at a training facility ENBC certifies and accredits according to its requirements; this will apply only if the Training Director currently is certified to provide the training. As described in Item 14 above, ENBC requires you to obtain confidentiality agreements from certain of your employees.

     COMMISSARY MANAGEMENT.
     ---------------------

     You must employ a Commissary Manager and an Additional Commissary Manager to supervise the day-to-day operations of each Commissary you operate, both of whom must complete a ENBC accredited and certified initial management program on the operations of a Commissary. Item 11. You will hire all Commissary employees and require them to sign ENBC's standard form of confidentiality agreement for store personnel.

     GUARANTY.
     --------

     The Development Agreement requires that the Principal Owners of the Developer and their spouses must sign the Guaranty and Assumption of Developer's Obligations attached to the Development Agreement, although ENBC may accept other assurances of performance ENBC in some cases. For purposes of the Development Agreement, a "Principal Owner" is an owner which: (1) is a general partner in the Developer; or (2) has a direct or indirect equity interest: (a) in the Developer of 5% or more (regardless of whether the owner is entitled to vote that interest); or (b) in any Store other than the Stores developed under the Development Agreement, or any developer or franchise owner of Stores other than the Developer; or (3) is otherwise designated as a Principal Owner in the Development Agreement. However, a reduction in a Principal Owner's equity interest in the Developer below 5% will not affect his/her/its status as a Principal Owner unless ENBC expressly agrees.

FRANCHISE AGREEMENT
- -------------------

     MANAGEMENT AND PERSONNEL OF THE STORE.
     -------------------------------------

     You (or your supervising Principal Owner(s)) must supervise and oversee the operation of the Store. You also must employ and maintain at all times during the term of the Franchise Agreement at least one Store Manager and one Additional Manager at the Store. The Store Manager will be the full-time manager of the Store and the Additional Manager will perform on a full-time basis other operations for you as ENBC may reasonably and periodically specify, and both must successfully complete to ENBC's satisfaction a ENBC certified initial management training program for the operation of the Store. You also must employ the number of assistant managers required for adequate staffing of the Store, and must at all times keep ENBC advised of the identities of the Store Manager, Additional Manager and assistant managers. ENBC may deal with the Store Manager, Additional Manager and assistant managers on matters pertaining to day-to-day operations of, and reporting requirements for, the Store. The Store at all times must be under the direct, on-site supervision of the Store Manager, Additional Manager or an assistant manager who has completed a training program ENBC or you conduct (if applicable and if your Training Director is certified under the terms of the Development Agreement). If ENBC chooses, your then-current Store Manager will have to have an equity interest in the Store during the term of the Franchise Agreement. You must hire all employees of the Store and are exclusively responsible for the terms of their employment and compensation and for the proper training of those employees in the operation of the Store. As described in Item 14 above, ENBC requires you to obtain confidentiality agreements from some of your employees.

     GUARANTY.
     --------

     The Franchise Agreement requires that the Principal Owners of the Franchise Owner and their spouses sign the Guaranty and Assumption of Franchise Owner's Obligations attached to the Franchise Agreement, although ENBC may in some cases accept other assurances of performance. A Principal Owner for purposes of the Franchise Agreement is an owner which: (1) is a general partner in the Franchisee; or (2) has a direct or indirect equity interest: (a) in the Franchisee of 5% or more (regardless of whether the owner is entitled to vote that interest); or (b) in any Store other than the Stores developed under the Franchise Agreement, or any developer or franchise owner of Stores other than the Developer; or (3) is otherwise designated as a Principal Owner in the Franchise Agreement. However, a reduction in a Principal Owner's equity interest in the Franchisee below 5% will not affect his/her/its status as a Principal Owner unless ENBC expressly agrees. Certain provisions of the Franchise Agreement and Development Agreement and the guaranties restrict the Franchise Owner, Developer and/or their Principal Owners from participating in a competing business. (See Item 17)

                                    ITEM 16
                                    -------

                 RESTRICTIONS ON WHAT THE FRANCHISEE MAY SELL

     DEVELOPMENT AGREEMENT.
     ---------------------

     Under the Development Agreement, you may not offer or provide Products, supplies or services from your Commissary to the general public. Your Commissary is restricted to furnishing your Stores in your Development Area with Products and other goods and services that ENBC may require. Other than the terms by which you must operate the Commissary, there is no provision in the Development Agreement authorizing or restricting the goods or services you offer or provide. However, you will be bound by the noncompete provisions of the Development Agreement as well as the provisions of the Franchise Agreements executed under the Development Agreement with respect to restrictions on goods and services that Stores developed under the Development Agreement offer.

     FRANCHISE AGREEMENT.
     -------------------

     Under the Franchise Agreement, you must offer all the Products that ENBC periodically authorizes for your Stores and must provide all services that ENBC periodically requires for Stores. ENBC has the right, in its discretion, to change those of Products and services, including to implement local or regional variations, national uniformity and/or innovations or other changes in ENBC's franchise program and business strategy, and there is no limit on this right. You are prohibited from offering at your Store or any other location or otherwise according to the Marks any other products or services which have not been approved for Stores. The Franchise Agreement contains no restrictions on the customers to whom you may sell the goods and services your Store offers, except that you only may deliver or cater under an effective Dining Rider or Catering Rider and then only within the Territory required in the applicable Rider, all as described in Item 12 above.

                                    ITEM 17
                                    -------

             RENEWAL, TERMINATION, TRANSFER AND DISPUTE RESOLUTION

     The table below lists certain important provisions of the franchise and related agreements. You should read these provisions in the agreements attached to this offering circular.

==================================================================================================================
                                  SECTIONS IN FRANCHISE
                                AGREEMENT AND DEVELOPMENT
            PROVISION                   AGREEMENT                                  SUMMARY
- ------------------------------------------------------------------------------------------------------------------
 (a)  Term of franchise and     Section 2.A of Franchise          15 years under Franchise Agreement. Under
      development rights        Agreement/Sections 3.A and        Development Agreement, 2-5 years for
                                3.C and 16.E of Development       development rights only, until expiration of
                                Agreement                         last Franchise Agreement for all other rights
                                                                  and obligations, including the operation of the
                                                                  Commissary.
- ------------------------------------------------------------------------------------------------------------------
 (b)  Renewal or extension of   Sections 17.A-17.C of             If you are and have been in good standing,
      the term                  Franchise Agreement               you can acquire successor franchise on
                                                                  ENBC's then-current terms for 5 years. No
                                                                  renewal of Development Agreement.
- ------------------------------------------------------------------------------------------------------------------
 (c)  Requirements for you to   Sections 17.A-17.C of             Give proper notice, maintain possession of
      renew or extend           Franchise Agreement               premises or secure substitute premises,
                                                                  remodel and/or expand, sign new agreement
                                                                  and pay fee, sign release.
- ------------------------------------------------------------------------------------------------------------------
 (d)  Termination by you        Section 18.A of Franchise         If ENBC breaches Agreement and does not
                                Agreement/Section 15.A of         cure or begin to cure within stated periods.
                                Development Agreement
- ------------------------------------------------------------------------------------------------------------------
 (e)  Termination by ENBC       Section 5.G. of Development       ENBC may at anytime require you to cease
      without cause             Agreement                         operating your Commissary.
==================================================================================================================

==================================================================================================================
                                  SECTIONS IN FRANCHISE
                                AGREEMENT AND DEVELOPMENT
            PROVISION                   AGREEMENT                                  SUMMARY
- ------------------------------------------------------------------------------------------------------------------
 (f)  Termination by ENBC       Sections 18.B and 18.C of         ENBC can terminate if you commit a violation
      with cause                Franchise Agreement/              specified in the agreement
                                Sections 15.B and 15.C of         (See (g) below)
                                Development Agreement
- ------------------------------------------------------------------------------------------------------------------
 (g)  "Cause" defined --        Section 18.B of Franchise         10 days to begin required Catering Service,
      defaults which can be     Agreement/Section 15.B of         Delivery Service or Special Distribution
      cured                     Development Agreement             Arrangements; 10 days to correct failure to
                                                                  make payments due to ENBC or its affiliates
                                                                  for Royalty, Software and Advertising/
                                                                  Marketing fees and purchases from ENBC or
                                                                  its affiliates; 10 days to correct failure to
                                                                  operate Commissary at the time and location
                                                                  ENBC requires; 30 days to cure or begin to
                                                                  cure standard/specification violations or other
                                                                  violations; 24 hours to 5 days to cure health,
                                                                  safety or sanitation problems; 10 days to cure
                                                                  failure to adhere to the required financing plan
                                                                  (Development Agreement only).
- ------------------------------------------------------------------------------------------------------------------
 (h)  "Cause" defined --        Section 18.B of                   Franchise Agreement: failure to commence
      defaults which cannot     Franchise                         -------------------
      be cured                  Agreement/Section                 operation on time; abandonment or a transfer
                                15.B of Development               without ENBC's approval; misrepresentation
                                Agreement                         or omission in application for the Franchise or
                                                                  for approval of a transfer; conviction or guilty
                                                                  plea relating to a felony or other serious
                                                                  crimes; misuse of or challenge to ENBC's
                                                                  intellectual property rights; loss of right to
                                                                  possess the Site; insolvency; violation by you
                                                                  or your Owners of confidentiality or
                                                                  noncompete agreements; uncured default
                                                                  under lease for Site; 3 or more defaults in a
                                                                  24-month period; 2 or more defaults in a 12-
                                                                  month period; 3 or more (or 50% or more) of
                                                                  the franchise agreements under the applicable
                                                                  Development Agreement are terminated; you
                                                                  or your affiliates terminate a franchise
                                                                  agreement with ENBC without cause.

                                                                  Development Agreement: failure to develop
                                                                  ---------------------
                                                                  the required number of Stores; ENBC delivers
                                                                  to you notice of termination of a franchise
                                                                  agreement; you terminate a franchise
                                                                  agreement without cause; other defaults
                                                                  similar to the non-curable defaults under the
                                                                  franchise agreement.
==================================================================================================================

==================================================================================================================
                                  SECTIONS IN FRANCHISE
                                AGREEMENT AND DEVELOPMENT
            PROVISION                   AGREEMENT                                  SUMMARY
- ------------------------------------------------------------------------------------------------------------------
 (i)  Your obligations          Sections 19.A-19.F of             Pay money owed, complete deidentification,
      on terminatation/non      Franchise                         return confidential information (also, see (o)
      -renewal                  Agreement/Sections                and (r) below); the expiration of the
                                5.I and 16.A-16.E of              Agreement Term or the Development Term
                                Development Agreement             does not affect your operation of the
                                                                  Commissary, which continues until terminated
                                                                  or until the last Store you developed has
                                                                  expired or been terminated, whichever occurs
                                                                  first.
- ------------------------------------------------------------------------------------------------------------------
(j)  Assignment of             Sections 16.A and 16.J of          No restrictions on ENBC's right to assign.
     contract by ENBC          Franchise Agreement/               ENBC has the right to delegate the
                               Section 14.A of Development        performance of any or all of its obligations or
                               Agreement                          duties.
- ------------------------------------------------------------------------------------------------------------------
 (k)  "Transfer" by you --      Section 16.B of Franchise         Includes transfer or pledge of Agreement,
      definition                Agreement/Sections  5.G           ease or assets, mortgage, lien or security
                                and 14.B of Development           interest ownership change, sale of voting
                                Agreement                         interests or securities, delegation of
                                                                  management functions, or transfer by means
                                                                  of divorce, insolvency, dissolution, will,
                                                                  intestate succession or declaration of or
                                                                  transfer in trust.
- ------------------------------------------------------------------------------------------------------------------
 (l)  ENBC's approval of        Sections 16.B and 16.C of         ENBC has the right to approve transfers.
      transfer by franchisee    Franchise Agreement/
                                Sections 5.G., 14.B and 14.C
                                of Development Agreement
- ------------------------------------------------------------------------------------------------------------------
 (m)  Conditions for ENBC's     Section 16.D of                   Franchise Agreement: ENBC will evaluate
      approval of transfer      Franchise                         -------------------
                                Agreement/Section                 proposed transfers based on factors such as
                                14.D of Development               whether your Owner reimburses ENBC for
                                Agreement                         costs of evaluating the transfer, transfer fee
                                                                  is paid, financing you may provide is
                                                                  subordinate to the transferee's obligations to
                                                                  ENBC, transferee signs then-current
                                                                  undertakings ENBC requires, you, the
                                                                  transferring Owner and the transferee (if
                                                                  applicable) sign then-current releases ENBC
                                                                  requires, the transferring Owner signs a
                                                                  noncompetition agreement, you, your Owners
                                                                  and the transferee pay fees due and unpaid,
                                                                  transferee's staff completes training ENBC
                                                                  requires, transferee agrees to be bound by the
                                                                  Franchise Agreement or ENBC's then-current
                                                                  franchise agreement, the transferee and your
                                                                  Owner agree (and sign a consent agreeing)
                                                                  that ENBC's approval of the transfer
==================================================================================================================

==================================================================================================================
                                  SECTIONS IN FRANCHISE
                                AGREEMENT AND DEVELOPMENT
            PROVISION                   AGREEMENT                                  SUMMARY
- ------------------------------------------------------------------------------------------------------------------
(m)  Conditions for ENBC's                                        is not a guaranty, the transfer is in compliance
     approval of transfer                                         with applicable laws, the sale of the Store,
     (continued)                                                  lease or assets only occurs at transfer, and the
                                                                  transferee signs a guaranty and assumption of
                                                                  obligations.

                                                                  Development Agreement: ENBC will evaluate
                                                                  ---------------------
                                                                  proposed transfers based on factors such as
                                                                  whether transferee meets ENBC's standards,
                                                                  the price and terms of the transfer, your
                                                                  reimbursement for ENBC's evaluation,
                                                                  payment of transfer fee, financing you provide
                                                                  is subordinate to the transferee's obligations to
                                                                  ENBC, transferee signs then-current
                                                                  undertakings ENBC requires, you, the
                                                                  transferring Owner and the transferee (if
                                                                  applicable) sign then-current releases ENBC
                                                                  requires and the transferring Owner signs a
                                                                  noncompetition agreement.
- ------------------------------------------------------------------------------------------------------------------
 (n)  ENBC's right of first     Section 16.H of Franchise         ENBC can match any offer for your business,
      refusal to acquire your   Agreement/Section 14.G of         assets or an ownership interest.
      business                  Development Agreement
- ------------------------------------------------------------------------------------------------------------------
 (o)  ENBC's option to          Section 19.F of                   ENBC has the option to buy the Store after
      purchase your business    Franchise Agreement               termination or expiration of the Franchise
                                                                  Agreement.
- ------------------------------------------------------------------------------------------------------------------
 (p)  Your death or disability  Section 16.E of Franchise         Franchise or ownership interest must be
                                Agreement/Section 14.C of         assigned to an approved buyer within 9
                                Development Agreement             months.
- ------------------------------------------------------------------------------------------------------------------
 (q)  Non-competition           Section 10 of Franchise           No direct or indirect involvement in a
      Covenants during the      Agreement/Section 12 of           competing business anywhere; no solicitation
      term of the franchise     Development Agreement             of employees of ENBC or its Franchisees; no
                                                                  diversion or attempts to divert business or
                                                                  customers to a competing business.
==================================================================================================================

==================================================================================================================
                                  SECTIONS IN FRANCHISE
                                AGREEMENT AND DEVELOPMENT
            PROVISION                   AGREEMENT                                  SUMMARY
- ------------------------------------------------------------------------------------------------------------------
 (r)  Non-competition           Section 19.D of                   Franchise Agreement: No direct or indirect
      covenants after the       Franchise                         -------------------
      franchise is terminated   Agreement/Section                 involvement with (including owning interests
      or expires                16.D of Development               in or providing services for) a competing
                                Agreement                         business at the Site, within five miles from
                                                                  your Store or any other Store or in the
                                                                  Marketing Area; no diversion of business of a Store
                                                                  or of employees of a Store or of ENBC or its
                                                                  affiliates.

                                                                  Development Agreement: For two years, no
                                                                  ---------------------
                                                                  direct or indirect involvement with (including
                                                                  owning interests in or providing services for)
                                                                  a competing business within five miles from
                                                                  any Store, within the Development Area or
                                                                  within the states where the Development Area
                                                                  is located; no diversion of business of a Store
                                                                  or of employees of a Store or of ENBC or its
                                                                  affiliates.
- ------------------------------------------------------------------------------------------------------------------
 (s)  Modification of the       Sections 5.C and 21.K             Modifications in writing only.  Operations
      agreement                 of Franchise                      Manuals may change.
                                Agreement/Sections
                                13.J and 18.K of
                                Development Agreement
- ------------------------------------------------------------------------------------------------------------------
(t)   Integration/merger        Section 21.L of Franchise         Only the terms of the Agreement are binding.
      clause                    Agreement/Section 18.L of         Other promises may not be enforceable.
                                Development Agreement
- ------------------------------------------------------------------------------------------------------------------
 (u)  Dispute resolution by     None
      arbitration or mediation
- ------------------------------------------------------------------------------------------------------------------
 (v)  Choice of forum           Section 21.G of Franchise         Litigation must be in Jefferson County,
                                Agreement/Section 18.G of         Colorado state court or federal district of
                                Development Agreement             Colorado
- ------------------------------------------------------------------------------------------------------------------
 (w)  Choice of law             Section 21.F of Franchise         Colorado law applies
                                Agreement/Section 18.F of
                                Development Agreement
==================================================================================================================

     These states have statutes which may supersede the franchise agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise: ARKANSAS [Stat. Section 72-204], CALIFORNIA [Sections 20021, 20025, 20026, 20030], CONNECTICUT [Gen. Stat. Section 42-133f], DELAWARE
[Code Sections 2551-2556], HAWAII [Rev. Stat. Section 482E-6], ILLINOIS [815 ILCS 705/19, 705/20], INDIANA [Stat. Sections 1 (7) and (8); and 23-2-2.7], IOWA
[Code Sections 523H.7; 523H.8], MICHIGAN [Stat. Section 445.1527(c)-(d)], MINNESOTA [Stat. Section 80C.14], MISSISSIPPI [Code Section 75-24-53], MISSOURI [Stat. Section 407.405], NEBRASKA [Rev. Stat. Section 87-404], NEW JERSEY [Stat.
Section 56:10-5], SOUTH DAKOTA [Codified Laws Section 37-5A-51], VIRGINIA [Code 13.1-557-574-13.1-564], WASHINGTON [Code Section 19.100.180(i)-(j)], WISCONSIN
[Stat. Sections 135.03; 135.04]. These and other states may have court decisions which may supersede the franchise agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise. Bankruptcy laws may supersede the franchise agreement in your relationship with the franchisor including the areas of termination of your franchise.

                                   ITEM 18
                                   -------

                                PUBLIC FIGURES


     ENBC does not use any public figure to promote its franchise.

                                   ITEM 19
                                   -------

                                EARNINGS CLAIMS

     ENBC does not furnish or authorize its salespersons to furnish any oral or written information concerning the actual or potential sales, costs, income or profits of a Store. Actual results vary from Store to Store and ENBC cannot estimate the results of any particular franchise.


                                   ITEM 20
                                   -------

                                LIST OF OUTLETS

     As of December 31, 1995, ENBC, directly or through its subsidiaries, owned and operated 59 bagel stores including 15 Baltimore Bagel stores, 10 Offerdahl's stores, 10 Bagel & Bagel stores, 8 Bagel Stop stores and 2 Bagel Shop stores.
In addition, ENBC, through a subsidiary and as of April 1, 1996, owned and operated 45 Noah's New York Bagels shops in Washington and California. (See Item
1) There have been no terminations, non-renewals, cancellations of any franchises or failure of any franchisee to communicate with ENBC.

================================================================================
                      STATUS OF COMPANY-OWNED BUSINESSES
                          FOR YEARS 1995/1994/1993/1/
- --------------------------------------------------------------------------------
                       BUSINESSES          BUSINESSES         TOTAL BUSINESSES
                     CLOSED DURING       OPENED DURING          OPERATING AT
   STATE                 YEAR                YEAR                DECEMBER 31
- --------------------------------------------------------------------------------
 California              0/0/0              15/0/0                  15/0/0
- --------------------------------------------------------------------------------
 Florida                 0/0/0              10/0/0                  10/0/0
- --------------------------------------------------------------------------------
 Illinois                0/0/0               5/0/0                   5/0/0
- --------------------------------------------------------------------------------
 Kansas                  0/0/0               6/0/0                   6/0/0
- --------------------------------------------------------------------------------
 Michigan                0/0/0               1/0/0                   1/0/0
- --------------------------------------------------------------------------------
 Missouri                0/0/0               4/0/0                   4/0/0
- --------------------------------------------------------------------------------
 TOTAL                   0/0/0              41/0/0                  41/0/0
================================================================================

1/   These numbers do not include bagel stores that ENBC acquired, operated for
- -
     a transitional period and then transferred to franchisees in 1995.

================================================================================
                        STATUS OF FRANCHISED BUSINESSES
                           FOR YEARS 1995/1994/1993
- --------------------------------------------------------------------------------
                       BUSINESSES         BUSINESSES          TOTAL BUSINESSES
                     CLOSED DURING       OPENED DURING          OPERATING AT
STATE                    YEAR                YEAR                DECEMBER 31
- --------------------------------------------------------------------------------
 Colorado                1/0/0               9/0/0                8/0/0
- --------------------------------------------------------------------------------
 Utah                    0/0/0              10/0/0               10/0/0
- --------------------------------------------------------------------------------
 TOTALS                  1/0/0              19/0/0               18/0/0
================================================================================

================================================================================
               PROJECTED STORE OPENINGS AS OF DECEMBER 31, 1995
- --------------------------------------------------------------------------------
                  FRANCHISE            PROJECTED          PROJECTED
                  AGREEMENTS           FRANCHISED          COMPANY
                  SIGNED BUT              NEW               OWNED
                   BUSINESS            BUSINESSES      OPENINGS IN 1996
     STATE         NOT OPEN             IN 1996              1996
- --------------------------------------------------------------------------------
 Arizona              0                    15                 0
- --------------------------------------------------------------------------------
 California           0                    80                 0
- --------------------------------------------------------------------------------
 Colorado             0                    10                 0
- --------------------------------------------------------------------------------
 District of          0                     4                 0
 Columbia
- --------------------------------------------------------------------------------
 Florida              0                    30                 0
- --------------------------------------------------------------------------------
 Illinois             0                    25                 0
- --------------------------------------------------------------------------------
 Indiana              0                     3                 0
- --------------------------------------------------------------------------------
 Kansas               0                    15                 0
- --------------------------------------------------------------------------------
 Massachusetts        0                    12                 0
- --------------------------------------------------------------------------------
 Maryland             0                     5                 0
- --------------------------------------------------------------------------------
 Michigan             0                     9                 0
- --------------------------------------------------------------------------------
 Minnesota            0                    10                 0
- --------------------------------------------------------------------------------
 Missouri             0                    10                 0
- --------------------------------------------------------------------------------
 Nevada               0                     5                 0
- --------------------------------------------------------------------------------
 Ohio                 0                    15                 0
- --------------------------------------------------------------------------------
 Pennsylvania         0                    25                 0
- --------------------------------------------------------------------------------
 Rhode Island         0                     3                 0
- --------------------------------------------------------------------------------
 Texas                0                    14                 0
- --------------------------------------------------------------------------------
 Utah                 0                    10                 0
- --------------------------------------------------------------------------------
 Virginia             0                     3                 0
- --------------------------------------------------------------------------------
 Wisconsin            0                    10                 0
================================================================================

================================================================================
               PROJECTED STORE OPENINGS AS OF DECEMBER 31, 1995
- --------------------------------------------------------------------------------
                  FRANCHISE            PROJECTED          PROJECTED
                  AGREEMENTS           FRANCHISED          COMPANY
                  SIGNED BUT              NEW               OWNED
                   BUSINESS            BUSINESSES      OPENINGS IN 1996
     STATE         NOT OPEN             IN 1996              1996
- --------------------------------------------------------------------------------
 TOTAL                0                   313                  0
================================================================================

================================================================================
               PROJECTED STORE OPENINGS AS OF DECEMBER 31, 1995
- --------------------------------------------------------------------------------
                  DEVELOPMENT          PROJECTED          PROJECTED
                  AGREEMENTS              NEW              COMPANY
                  SIGNED BUT          DEVELOPMENT           OWNED
                   BUSINESS            AGREEMENTS         DEVELOPMENT
     STATE       NOT OPERATING           IN 1996         ARREAS IN 1996
- --------------------------------------------------------------------------------
 Arizona               0                    0                 0
- --------------------------------------------------------------------------------
 California            0                    2                 0
- --------------------------------------------------------------------------------
 Colorado              0                    0                 0
- --------------------------------------------------------------------------------
 District of Columbia  0                    1                 0
- --------------------------------------------------------------------------------
 Florida               0                    1                 0
- --------------------------------------------------------------------------------
 Illinois              0                    1                 0
- --------------------------------------------------------------------------------
 Indiana               0                    1                 0
- --------------------------------------------------------------------------------
 Kansas                0                    1                 0
- --------------------------------------------------------------------------------
 Massachusetts         0                    1                 0
- --------------------------------------------------------------------------------
 Maryland              0                    1                 0
- --------------------------------------------------------------------------------
 Michigan              0                    1                 0
- --------------------------------------------------------------------------------
 Minnesota             0                    0                 0
- --------------------------------------------------------------------------------
 Missouri              0                    1                 0
- --------------------------------------------------------------------------------
 Nevada                0                    1                 0
- --------------------------------------------------------------------------------
 Ohio                  0                    1                 0
- --------------------------------------------------------------------------------
 Pennsylvania          0                    2                 0
- --------------------------------------------------------------------------------
 Rhode Island          0                    1                 0
- --------------------------------------------------------------------------------
 Texas                 0                    1                 0
- --------------------------------------------------------------------------------
 Utah                  0                    0                 0
- --------------------------------------------------------------------------------
 Virginia              0                    2                 0
- --------------------------------------------------------------------------------
 Wisconsin             0                    1                 0
- --------------------------------------------------------------------------------
 TOTAL                 0                   20                 0
================================================================================

                                   ITEM 21
                                   -------

                             FINANCIAL STATEMENTS


     Attached as Exhibit E are ENBC's audited balance sheet as of December 31,
                 ---------
1995, and its audited statement of operations, statement of cash flows and statement of stockholders' deficit for the period March 24, 1995 through December 31, 1995. These financial statements were prepared under ENBC's former name, Einstein Bros. Bagels, Inc. Also attached as Exhibit E is ENBC's consolidated unaudited statements of operations and statements of cash flows for the period from March 24, 1995 through July 9, 1995 and the two quarters ended July 14 , 1996 and ENBC's unaudited balance sheet as of August 11, 1996.



                                    ITEM 22
                                    -------


                                   CONTRACTS
                                   ---------

     Attached to this offering circular are the following standard forms of agreements that ENBC currently uses:

     EXHIBITS
     --------

     Exhibit B      Einstein/Noah Bagel Corp. Development Agreement
     Exhibit C      Einstein/Noah Bagel Corp. Franchise Agreement
     Exhibit D      Addendum to Lease
     Exhibit F      Financed Area Developer Loan Agreement

                                   EXHIBIT A
                                   ---------

                 STATE AGENCIES/AGENTS FOR SERVICE OF PROCESS
                 --------------------------------------------

                                   EXHIBIT A
                                   ---------

                         LIST OF STATE AGENCIES/AGENTS
                            FOR SERVICE OF PROCESS
                            ----------------------

     Listed here are the names, addresses and telephone numbers of the state agencies having responsibility for franchising disclosure/registration laws. We may not yet be registered to sell franchises in any or all of these states.

          CALIFORNIA                                   HAWAII

Department of Corporations:                  Director, Department of Commerce
                                               and Consumer Affairs
          Los Angeles                        Business Registration Division
                                             1010 Richards Street
Suite 600                                    Honolulu, Hawaii  96813
3700 Wilshire Boulevard                      (808) 548-2021
Los Angeles, California  90010
(213) 736-2741
                                                       ILLINOIS
          Sacramento
                                             Illinois Attorney General
1115 Eleventh Street                         500 South Second Street
Sacramento, California  95814                Springfield, Illinois  62706
(916) 445-7205                               (217) 782-4465

          San Diego

1350 Front Street                                      INDIANA
San Diego, California  92101
(619) 525-4044                                (for service of process)
                                              Indiana Secretary of State
          San Francisco                       201 State House
                                              200 West Washington Street
1390 Market Street                            Indianapolis, Indiana  46204
San Francisco, California  94102              (317) 232-6531
(415) 557-3787
                                              (state agency)
                                              Indiana Secretary of State
                                              Securities Division
                                              Room E-111
                                              302 West Washington Street
                                              Indianapolis, IN  46204
                                              (317)232-6681

          MARYLAND                                     NEW YORK
(state agency)
                                             (for service of process)
Office of the Attorney General-              Secretary of the State of New York
Securities Division                          162 Washington Street
20th Floor                                   Albany, New York 11231
200 St. Paul Place                           (518) 474-4750
Baltimore, Maryland  21202-2021
(410) 576-6360
                                             (for other matters)

(for service of process)                     New York State Department of Law
                                             Investor Protection and Securities
                                             Bureau
Maryland Securities Commissioner             120 Broadway
at the Office of Attorney General-           New York, New York 10271-0332
Securities Division                          (212) 416-8000
20th Floor
200 St. Paul Place
Baltimore, Maryland 21202-2021                         NORTH DAKOTA
(410) 576-6360                               Office of Securities Commissioner
                                             Fifth Floor
          MICHIGAN                           600 East Boulevard
                                             Bismarck, North Dakota  58505
Consumer Protection Division                 (701) 224-4712
Antitrust and Franchise Unit
Michigan Department of Attorney General
670 Law Building                                       OREGON
Lansing, Michigan  48913
(517) 373-7177                               Department of Insurance and Finance
                                             Corporate Securities Section
          MINNESOTA                          Labor and Industries Building
                                             Salem, Oregon  97310
Minnesota Department of Commerce             (503) 378-4387
133 East Seventh Street
St. Paul, Minnesota  55101
(612) 296-6328

          RHODE ISLAND                                 WASHINGTON

Division of Securities                       (for service of process)
Suite 232
233 Richmond Street                          Director Department of Financial
Providence, Rhode Island  02903              Institutions
(401) 277-3048                               Securities Division
                                             General Admin. Bldg. 3rd Floor
                                             210-11th Avenue S.W.
          SOUTH DAKOTA                       Olympia, Washington  98504

Division of Securities                       (for other matters)
c/o 118 West Capitol
Pierre, South Dakota  57501                  Department of Financial
(605) 773-4013                               Institutions
                                             Securities Division
          VIRGINIA                           P.O.Box 9033
                                             Olympia, Washington 98507-9033
(for service of process)                     (360) 902-8760

Clerk, State Corporation Commission                    WISCONSIN
1300 East Main Street
Richmond, Virginia  23219                    Commissioner of Securities
(804) 371-9672                               101 East Wilson Street, 4th Floor
                                             Madison, Wisconsin 53702
(for other matters)                          (608) 266-3431

State Corporation Commission
Division of Securities and Retail Franchising
1300 East Main Street
Ninth Floor
Richmond, Virginia 23219
(804) 371-9051

                                   EXHIBIT B

                           EINSTEIN/NOAH BAGEL CORP.
                             DEVELOPMENT AGREEMENT
                             ---------------------

                           EINSTEIN/NOAH BAGEL CORP.

                             DEVELOPMENT AGREEMENT
                             ---------------------





                                                               _________________
                                                               DEVELOPER

                               TABLE OF CONTENTS
                               -----------------

SECTION                                                               PAGE
- -------                                                               ----
1.   PREAMBLES.....................................................      1

2.   CERTAIN DEFINITIONS...........................................      2

3.   DEVELOPMENT RIGHTS AND OBLIGATIONS............................      9
     A. GRANT OF DEVELOPMENT RIGHTS;
        PRINCIPAL OWNERS' GUARANTY.................................      9
     B. TERRITORIAL RIGHTS.........................................     10
     C. DEVELOPMENT OBLIGATIONS....................................     11
     D. RIGHTS RETAINED BY COMPANY.................................     11
     E. DEVELOPER'S OPTION TO DEVELOP TARGET SITES.................     12
     F. DEVELOPER'S OPTION TO PURCHASE CONVERSION SITES............     13
     G. POST-TERM DEVELOPMENT......................................     15

4.   OTHER DISTRIBUTION METHODS....................................     16
     A. SPECIAL DISTRIBUTION ARRANGEMENTS..........................     16
     B. DELIVERY SERVICE...........................................     17
     C. CATERING SERVICE...........................................     18

5.   DEVELOPMENT AND OPERATION OF COMMISSARIES.....................     19
     A. OBLIGATION TO OPERATE COMMISSARIES.........................     19
     B. DEVELOPMENT AND OPENING OF COMMISSARIES....................     19
     C. TRAINING AND GUIDANCE......................................     19
     D. COMMISSARY MANUALS.........................................     20
     E. OPERATION OF THE COMMISSARY................................     20
     F. INSURANCE..................................................     22
     G. TRANSFERS..................................................     22
     H. EXPIRATION AND TERMINATION OF COMMISSARY OPERATIONS........     22
     I. RIGHTS AND OBLIGATIONS OF COMPANY
        AND DEVELOPER UPON TERMINATION OR
        EXPIRATION OF RIGHT TO OPERATE A COMMISSARY.................    23

6.   GRANT OF FRANCHISES AND ADVERTISING REQUIREMENT................    23
     A. SITE REVIEW AND APPROVAL....................................    23
     B. LEASE OF APPROVED SITES.....................................    24
     C. EXECUTION OF FRANCHISE AGREEMENTS...........................    25
     D. INITIAL FRANCHISE AND ROYALTY FEES..........................    26
     E. ADVERTISING EXPENDITURES....................................    26

7.   INITIAL PAYMENTS...............................................    26

SECTION                                                               PAGE
- -------                                                               ----
     A. DEVELOPMENT FEE.............................................    26
     B. REAL ESTATE SERVICES FEE....................................    26

8.   MARKS..........................................................    27
     A. GOODWILL AND OWNERSHIP OF MARKS.............................    27
     B. LIMITATIONS ON DEVELOPER'S USE OF MARKS.....................    27
     C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS....................    27
     D. DISCONTINUANCE OF USE OF MARKS..............................    28
     E. INDEMNIFICATION OF DEVELOPER................................    28

9.   COPYRIGHTS.....................................................    29
     A. OWNERSHIP OF COPYRIGHTED WORKS..............................    29
     B. LIMITATION ON DEVELOPER'S USE OF COPYRIGHTED WORKS..........    29
     C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS....................    30
     D. DISCONTINUANCE OF USE OF....................................    30

10.  COMPUTER SYSTEM AND SOFTWARE...................................    30
     A. GRANT OF LICENSE............................................    30
     B. SOFTWARE LICENSE FEE........................................    33
     C. SOFTWARE SUPPORT SERVICE....................................    33
     D. SOFTWARE SUPPORT SERVICE FEE................................    33
     E. MODIFICATION, ENHANCEMENT AND REPLACEMENT
        OF COMPUTER SYSTEM AND SOFTWARE.............................    34
     F. WARRANTIES AND LIMITATION OF LIABILITY......................    34
     G. SUBCOMPONENT LICENSES AND THIRD-PARTY LICENSES..............    35
     H. COVENANT TO USE ONLY SPECIFIED SOFTWARE AND
        LICENSED PROGRAM SUPPORT/CONTROL PROGRAMS...................    36

11.  CONFIDENTIAL INFORMATION.......................................    36

12.  EXCLUSIVE RELATIONSHIP.........................................    39

13.  OBLIGATIONS OF DEVELOPER.......................................    40
     A. FULL TIME SUPERVISION.......................................    40
     B. CHIEF OPERATING OFFICER.....................................    40
     C. DEVELOPMENT DIRECTOR AND REAL ESTATE MANAGERS...............    40
     D. TRAINING DIRECTOR...........................................    41
     E. MARKETING DIRECTOR..........................................    42
     F. MANAGEMENT PERSONNEL AND TRAINING...........................    43
     G. BUDGETS AND FINANCING PLANS.................................    43

SECTION                                                               PAGE
- -------                                                               ----
     H. INSURANCE..................................................     44
     I. RECORDS AND REPORTS........................................     45
     J. DEVELOPMENT MANUAL, COMMISSARY MANUALS AND STORE MANUALS...     46
     K. COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES...........     47
     L. HUMAN RESOURCES............................................     47
     M. SPECIFICATIONS, STANDARDS AND PROCEDURES...................     48

14.  TRANSFER......................................................     49
     A. BY COMPANY.................................................     49
     B. THIS AGREEMENT IS NOT TRANSFERABLE BY DEVELOPER............     49
     C. CERTAIN RIGHTS TO TRANSFER
        OWNERSHIP INTERESTS IN DEVELOPER...........................     50
     D. COMPANY'S RIGHT TO APPROVE TRANSFERS.......................     51
     E. PUBLIC OR PRIVATE OFFERINGS................................     53
     F. EFFECT OF CONSENT TO TRANSFER..............................     55
     G. COMPANY'S RIGHT OF FIRST REFUSAL...........................     55
     H. OWNERSHIP STRUCTURE........................................     56
     I. DELEGATION BY COMPANY......................................     56
     J. PERMITTED TRANSFERS........................................     56

15.  TERMINATION OF AGREEMENT......................................     57
     A. BY DEVELOPER...............................................     57
     B. BY COMPANY.................................................     57
     C. TERMINATION OF THE DEVELOPMENT
        TERM AND CERTAIN RIGHTS
        OF DEVELOPER...............................................     60

16.  RIGHTS AND OBLIGATIONS OF COMPANY AND
     DEVELOPER UPON TERMINATION OF THIS
     AGREEMENT OR EXPIRATION OF THE AGREEMENT TERM..................    61
     A. PAYMENT OF AMOUNTS OWED TO COMPANY..........................    61
     B. MARKS AND COPYRIGHTED WORKS.................................    61
     C. CONFIDENTIAL INFORMATION....................................    62
     D. COVENANT NOT TO COMPETE.....................................    62
     E. EFFECT ON COMMISSARIES......................................    63
     F. CONTINUING OBLIGATIONS......................................    64

17.  INDEPENDENT CONTRACTORS/INDEMNIFICATION........................    64

18.  ENFORCEMENT....................................................    65
     A. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS...........    65

SECTION                                                               PAGE
- -------                                                               ----
     B. WAIVER OF OBLIGATIONS.......................................    65
     C. INJUNCTIVE RELIEF...........................................    67
     D. RIGHTS OF PARTIES ARE CUMULATIVE............................    67
     E. COSTS AND LEGAL FEES........................................    67
     F. GOVERNING LAW...............................................    67
     G. CONSENT TO JURISDICTION/CHOICE OF FORUM.....................    68
     H. LIMITATIONS OF CLAIMS.......................................    68
     I. WAIVER OF PUNITIVE DAMAGES..................................    68
     J. WAIVER OF JURY TRIAL........................................    69
     K. BINDING EFFECT..............................................    69
     L. CONSTRUCTION................................................    69
     M. REASONABLENESS; APPROVALS...................................    69

19.  NOTICES AND PAYMENTS...........................................    69

     EXHIBITS AND ATTACHMENTS
     ------------------------

     EXHIBIT A    -     CATERING RIDER
     EXHIBIT B    -     DELIVERY RIDER
     EXHIBIT C    -     DEVELOPMENT FEE
     EXHIBIT D    -     DEVELOPMENT AREA(S)
     EXHIBIT E    -     DEVELOPMENT SCHEDULE
     EXHIBIT F    -     FORM FRANCHISE AGREEMENT
     EXHIBIT G    -     PRINCIPAL OWNERS, OTHER OWNERS, KEY MANAGERS,
                        PERMITTED COMPETITIVE BUSINESSES, AND INITIAL
                        CAPITALIZATION
     EXHIBIT H    -     DEVELOPER ACKNOWLEDGMENTS AND REPRESENTATIONS
                        STATEMENT
     EXHIBIT I    -     GUARANTY AND ASSUMPTION OF DEVELOPER'S
                        OBLIGATIONS
     EXHIBIT J    -     CONFIDENTIALITY AND NONCOMPETE AGREEMENT
     EXHIBIT K    -     PRINCIPAL MARKS TO BE USED BY DEVELOPER

                           EINSTEIN/NOAH BAGEL CORP.
                             DEVELOPMENT AGREEMENT
                             ---------------------


    THIS AGREEMENT is made and entered into this _____ day of ________________, 19____ (the "EFFECTIVE DATE"), by and between EINSTEIN/NOAH BAGEL CORP., a Delaware corporation ("COMPANY"), and DEVELOPER (defined below).

"DEVELOPER":           _________________________________________________________

                       ________________________________________________________,

                       a _______________________________________________________

Principal Address:     _________________________________________________________

                       _________________________________________________________

                       _________________________________________________________

1.   PREAMBLES.
     ---------

     COMPANY and its Affiliates (as defined below) have developed and are continuing to develop and refine methods of operating a number of branded retail food service businesses, each with its own concept and operated under its own system and marks which are referred to in this Agreement as "UNITS" (defined below), which feature Products (defined below) for on-premises dining and carry-out. In addition to on-premises dining and carry-out, COMPANY may, in its sole discretion, offer to a franchise owner of a UNIT the right (a) to offer Delivery Service (defined below) and/or (b) to offer Catering Service (defined below) and/or (c) to operate Special Distribution Arrangements (defined below). UNITS utilize the Marks (defined below) and operate at locations that feature distinctive food service formats and trade dress and utilize distinctive business formats, specifications, employee selection and training programs, signs, equipment, layouts, systems, recipes, methods, procedures, software, designs and marketing and advertising standards and formats, all of which COMPANY is continuing to develop and refine and may modify from time to time in its sole discretion, and all of which may have one or more variations approved or specified by COMPANY from time to time (the "SYSTEM"). COMPANY operates, and grants franchises to certain qualified parties to own and operate UNITS using the System and the Marks (defined below).

     COMPANY grants to certain qualified persons or entities who meet COMPANY's qualifications and who are willing to undertake the investment and effort, the right to develop a specified number of UNITS (defined below) within a defined geographic area. This Agreement governs the right and obligation of DEVELOPER to enter into Franchise Agreements (defined below) which grant the right to develop UNITS which use the branded concept, Principal Marks (defined below) and System described in Exhibit K ("Stores", as further defined below) within the Development Area (defined below) in accordance with the Development Schedule (defined below). The operation of each Store will be governed by a Franchise Agreement (defined below).

2.   CERTAIN DEFINITIONS.
     -------------------

     For purposes of this Agreement, the terms listed below have the meanings that follow them. Other terms used in this Agreement are defined in the context in which they occur.

     "ACCOUNTING PERIOD" - One of thirteen periods of four consecutive weeks in
      -----------------
each fiscal year of COMPANY that is designated by COMPANY as an accounting period of COMPANY.

     "AFFILIATE" - Any person or legal entity that directly or indirectly owns
      ---------
or controls COMPANY, that is directly or indirectly owned or controlled by COMPANY, or that is under common control with COMPANY. For purposes of this definition, "CONTROL" means the power to direct or cause the direction of the management and policies of an entity. Neither Boston Chicken, Inc. ("BCI") nor any of its affiliates shall be considered Affiliates of COMPANY until such time as BCI owns a direct Ownership Interest in COMPANY and otherwise meets the foregoing criteria.

     "AGREEMENT TERM" - The period commencing upon the Effective Date and ending
      --------------
upon the expiration or termination of the last to expire or terminate of the Franchises (defined below) and successor Franchises granted to DEVELOPER pursuant to this Agreement, unless terminated sooner in accordance with the provisions of this Agreement.

     "APPROVED SITE" - A site which COMPANY has approved as meeting its minimum
      -------------
criteria for the development and operation of any UNITS.

     "BAGEL STORE" - A food service business, including a UNIT, which derives a
      -----------
significant portion of its revenue from the sale of bagels and/or bagel-related products or from any other product or service which is or hereafter becomes a source of a significant portion of the revenue of a UNIT.

     "CATERING AREA" - The geographic area in which COMPANY, in its sole
      -------------
discretion, authorizes the owner of a Franchise (a "FRANCHISE OWNER") to provide Catering Service pursuant to a Catering Rider, which area may be the same as, smaller than, larger than or different from the Territory (defined in the Franchise Agreement) of a UNIT.

     "CATERING RIDER" - The form of rider to this Agreement or to a Franchise
      --------------
Agreement used by COMPANY from time to time to authorize in its sole discretion a Franchise Owner to offer Catering Service (defined below) within the applicable Catering Area. The current form of COMPANY's Catering Rider is attached hereto as Exhibit A.
                   ---------

     "CATERING SERVICE" - The delivery of Products prepared at a UNIT or a
      ----------------
separate facility approved by COMPANY in writing (such approved facility is referred to herein as a "CATERING

FACILITY") to customers in the Catering Area pursuant to COMPANY's standards and specifications for the provision of such service, which COMPANY may change from time to time in its sole discretion, where

          (1) such Products are intended to serve fifteen (15) or more persons, or

          (2) in addition to the delivery of Products, DEVELOPER provides ancillary services to a customer at such location within the Catering Area, including, by way of example and without limitation, the setting up for serving or distribution of Products.

     "COMMISSARY" - A food preparation facility operated by DEVELOPER pursuant
      ----------
to this Agreement that:

          (1) procures and receives those Products, ingredients and materials used in the preparation and packaging of Products, and other materials and supplies used in the operation of UNITS as COMPANY may specify from time to time;

          (2) prepares and packages Products in accordance with recipes, methods, procedures, standards and specifications established by COMPANY, in its sole discretion, from time to time; and

          (3) distributes to Stores (defined below) Products and other materials and supplies used in the operation of UNITS.

     "COMPETITIVE BUSINESS" - A business or enterprise, other than a UNIT or
      --------------------
Commissary, that:

          (1) offers food and/or beverage products at wholesale or retail, which are the same as or similar to the Products, through:

          (a) on-premises dining;
          (b) carry-out;
          (c) delivery service;
          (d) catering service; or
          (e) other distribution channels similar to those used by COMPANY; or

          (2) grants or has granted franchises or licenses or establishes or has established joint ventures, for the development and/or operation of one or more businesses or enterprises described in the foregoing clause (1); provided, however, that the term "Competitive Business" shall not include:

          (a) any Boston Market restaurant operated pursuant to a valid franchise or license agreement with Boston Chicken, Inc. or its successors; or

          (b) any business or enterprise that derives less than 10% of its revenue from the sale of (i) bagels and/or bagel related products (including but not limited to cream cheese and other spreads, bagel sandwiches and bagel chips) or (ii) any other product which accounts for 15% or more of the revenue of any UNIT owned or operated by COMPANY or a franchisee of COMPANY.

     "COMPUTER SYSTEM" - Those brands, types, makes, and/or models of
      ---------------
communications and computer systems and hardware specified or required by COMPANY for use by, between, or among the Stores and/or DEVELOPER including, but not limited to:


          (1) back office and point of sale systems, data, audio, video, and voice storage, retrieval, and transmission systems for use at the Stores and/or at DEVELOPER's office, between or among the Stores and DEVELOPER and between or among Stores and/or DEVELOPER and COMPANY;

          (2)  security systems;

          (3)  printers; and

          (4)  archival and back-up systems.

     "CONTROLLING INTEREST" - If DEVELOPER is a:
      --------------------

          (1) corporation, such number of the voting shares of DEVELOPER or such other rights as (a) shall permit voting control of DEVELOPER on any issue and (b) shall prevent any other person, group, combination, or entity from blocking voting control on any issue or exercising any veto power; and

          (2) general partnership, a managing partnership interest, such percentage of the general partnership interests in DEVELOPER or such other rights as (a) shall permit determination of the outcome on any issue and
     (b) shall prevent any other person, group, combination, or entity from blocking voting control on any issue or exercising any veto power;

          (3) limited partnership, general partnership interest, such percentage of limited partnership interests or such other rights as shall permit the replacement or removal of any general partner; and

          (4) limited liability company, such percentage of the membership interests of DEVELOPER or such other rights as (a) shall permit voting control of DEVELOPER on any issue, and (b) shall prevent any other person, group, combination, or entity from blocking voting control on any issue or exercising any veto power.

     "DELIVERY AREA" - The geographic area in which COMPANY, in its sole
      -------------
discretion, authorizes a franchise owner to provide Delivery Service (defined below) pursuant to a Delivery Rider (defined below), which area may be the same as, smaller than, larger than or different from the Territory of a UNIT.

     "DELIVERY RIDER" - The form of rider to this Agreement or to a Franchise
      --------------
Agreement used by COMPANY from time to time to authorize or require in its sole discretion a franchise owner of a UNIT to offer Delivery Service within the applicable Delivery Area. The current form of COMPANY's Delivery Rider is attached hereto as Exhibit B.
                   ---------

     "DELIVERY SERVICE" - The delivery of Products prepared at a UNIT or a
      ----------------
separate delivery facility approved by COMPANY (such approved facility is referred to herein as a "DELIVERY FACILITY") to customers in the Delivery Area pursuant to COMPANY's standards and specifications for the provision of such service, which COMPANY may change from time to time in its sole discretion, where

          (1) such Products are intended to serve fewer than fifteen (15) persons, and

          (2) such service involves the provision of no services other than the delivery of Products to a customer at a location within the Delivery Area.

     "DEVELOPMENT AREA" - The aggregate of the geographic areas described in
      ----------------
Exhibit D to this Agreement.
- ---------

     "DEVELOPMENT SCHEDULE" - The schedule of the number of UNITS required to be
      --------------------
open and operational at specified dates in each Sub-Area (defined below) and the required opening dates for each of them set forth in Exhibit E to this
                                                     ---------
Agreement.

     "DEVELOPMENT TERM" - The period during which DEVELOPER is authorized and
      ----------------
required to develop Stores pursuant to this Agreement, which will commence on the Effective Date and will expire, unless terminated earlier in accordance with the terms of this Agreement, on the earlier to occur of (i) the last opening date set forth in the Development Schedule; or (ii) the first date on which the number of Stores for which a Franchise Agreement has been executed and delivered for a location in the Development Area is equal to the Total Development Quota (as defined in the Development Schedule set forth in Exhibit E to this
                                                     ---------
Agreement).

     "FRANCHISE" - The right to operate a UNIT at a particular location and to
      ---------
use one or more of the Marks and the System in the operation thereof.

     "FRANCHISE AGREEMENT" - at COMPANY's option, either:
      -------------------

          (1) the form of franchise agreement (including exhibits, riders, addenda and attachments thereto) attached hereto as Exhibit F; or

          (2) the form of franchise agreement (including all exhibits, riders, guarantees and other agreements used in connection therewith) used by COMPANY from time to time in the offering and granting of Franchises in the United States of America, in either instance revised by COMPANY in good faith to the extent necessary to have the Franchise Agreement reflect the substantive changes contained in Addendum No. 1 to the Franchise Agreement attached hereto as part of Exhibit F.

     "IMMEDIATE FAMILY" - (1) The spouse of a person; and (2) the natural and
      ----------------
adoptive parents and natural and adopted children and siblings of such person and their spouses; and (3) the natural and adoptive parents and natural and adopted children and siblings of the spouse of such person; and (4) any other member of the household of such person; provided, in the case of natural and adopted children and siblings and their spouses and the parents, children and siblings of spouses, that such person received or had access to Confidential Information, including as an employee, supplier, officer, director, stockholder or agent of DEVELOPER or any other operator of a UNIT.

     "LICENSED PROGRAM" - The retail store-level computer software programs
      ----------------
(other than the Support/Control Program, as defined below) developed by or for COMPANY and designated by COMPANY from time to time as specified or required in connection with utilization of the Computer System, which may include, without limitation, COMPANY's required point-of-sale, bookkeeping, inventory, training, marketing, employee selection, operations and financial information, collection and retrieval systems (including COMPANY's general ledger system utilizing the standard chart of accounts prescribed by COMPANY from time to time) for use in connection with the operation of UNITS or franchise owners' and developers' businesses, including any updates, supplements, modifications or enhancements thereto made from time to time, all related documentation, the tangible media upon which such programs are recorded, and the database file structure thereof, but excluding any data or databases owned or compiled by COMPANY or its Affiliates or their licensors for use with the Licensed Program or otherwise or any data generated by the use of the Licensed Program. The Licensed Program includes, but is not limited to, programs utilized by UNITS for point-of-sale and cash management, customer feedback kiosks, inventory management, order processing, employee feedback, production scheduling, labor scheduling, ideal food costs, store operations and smart form reporting.

     "MARKS" - The trademarks, service marks, logos and other commercial symbols
      -----
which COMPANY uses and authorizes developers and franchise owners to use to identify, the services and/or products offered by UNITS, and the "TRADE DRESS" (defined in the Franchise Agreement); provided that such trademarks, service marks, logos, other commercial symbols, and the Trade Dress are subject to modification and discontinuance at COMPANY's sole discretion and may include additional or substitute trademarks, service marks, logos, commercial symbols and trade dress as provided in this Agreement. The Marks include the Principal Marks DEVELOPER is authorized to use in the operation of the Stores.

     "OWNER" - Each person or entity holding direct or indirect, record or
      -----
beneficial Ownership Interests in DEVELOPER, and each person who has other direct or indirect property rights in DEVELOPER or this Agreement.

     "OWNERSHIP INTERESTS" -  In relation to a:  (i) corporation, the record or
      -------------------
beneficial ownership of one or more shares in the corporation; (ii) partnership, the record or beneficial ownership of a general or limited partnership interest;
(iii) limited liability company, the record or beneficial ownership of a membership interest in the limited liability company; or (iv) trust, the ownership of a beneficial interest of such trust.

     "PERMITTED COMPETITIVE BUSINESS" - A business which constitutes a
      ------------------------------
Competitive Business on the date of this Agreement and is disclosed in Exhibit G
                                                                       ---------
to this Agreement, provided that such business (1) is not on the date of this Agreement and does not at any time thereafter become a Bagel Store, and (2) does not offer bagels or bagel-related products on its menu, provided that if such business is a franchised or licensed business of a franchisor which, pursuant to an agreement executed prior to the date of this Agreement and under which, after the date of this Agreement, the franchisor or licensor specifies that such business offer bagels or bagel-related products as a required menu item, it shall continue to be deemed a Permitted Competitive Business so long as it does not become a Bagel Store.

     "PRINCIPAL MARKS" - The Marks COMPANY authorizes DEVELOPER to use to
      ---------------
identify the Stores; the Principal Marks as of the date of this Agreement are described in Exhibit K to this Agreement.
             ---------

     "PRINCIPAL OWNER" - Each Owner which:
      ---------------

          (1)  is a general partner in DEVELOPER; or

          (2) has a direct or indirect equity interest of 10% or more (regardless of whether such Owner is entitled to vote thereon) in (a) DEVELOPER or (b) any UNIT or (c) any developer and/or franchise owner of UNITS other than DEVELOPER; provided, however, that a reduction in a Principal Owner's equity interest below 10% shall not affect his/her/its status as a Principal Owner unless such reduction is the result of the transfer of all his/her/its equity interests in DEVELOPER, a UNIT or such developer and/or franchise owner of UNITS; or

          (3) is designated as a Principal Owner in Section 2 of Exhibit G to this Agreement.

     "PRODUCTS" - Products approved or required by COMPANY from time to time, in
      --------
its sole discretion, for sale at or from UNITS, including, without limitation, bagels, bagel-related products, cream cheese and other spreads, sandwiches, soups, salads, baked goods, breakfast items, an assortment of hot and cold beverages, teas (leaves, bags, dry mixes and related forms), coffees (beans, ground and related forms) and other food products and merchandise, provided that the foregoing products are subject to modification or discontinuance in COMPANY's sole discretion, from time to time, and may include additional or substitute products.

     "REQUIRED TELEVISION ADVERTISING" - Television advertising in the
      -------------------------------
Designated Market Area ("DMA") (as defined by A.C. Nielsen Co. from time to time) in which the Development Area is located at a minimum of 200 gross ratings points for a minimum of 36 weeks per calendar year, provided that COMPANY may, in its sole discretion, from time to time use a market designation comparable to, but different from, the DMA for purposes of this definition.

     "SPECIAL DISTRIBUTION AGREEMENT" - A separate agreement whereby COMPANY
      ------------------------------
authorizes a Franchise Owner to operate a Special Distribution Arrangement (defined below) at a Special Distribution Location (as defined below) designated by COMPANY.

     "SPECIAL DISTRIBUTION ARRANGEMENT" - The sale of all or some of the
      --------------------------------
Products, as designated by COMPANY, at or from a Special Distribution Location (defined below), whether or not by or through on-premises food service facilities or concessions, pursuant to COMPANY's standards and specifications for such sales, which COMPANY may change from time to time in its sole discretion.

     "SPECIAL DISTRIBUTION LOCATION" - A facility or location, including by way
      -----------------------------
of example and without limitation, a grocery store, convenience store, supermarket, school, hospital, office, work site, military facility, entertainment or sporting facility or event, airport, bus or train station, park, toll road or limited access highway facility, or other similar facility, at or from which COMPANY, in its sole discretion, authorizes the operation of a Special Distribution Arrangement pursuant to a Special Distribution Agreement, which facility may be located within or outside the Development Area or any Sub-Area.

     "SPECIFIED SOFTWARE" - Such software (other than the Licensed Program and
      ------------------
Support/Control Programs), programming, and services which COMPANY from time to time specifies or requires in connection with utilization of the Computer System, the Licensed Program and the Support/Control Programs.

     "STORE" - A UNIT developed, owned and operated by DEVELOPER pursuant to
      -----
this Agreement and a Franchise Agreement that operates using the System and Principal Marks identified in Exhibit K hereto and pursuant to COMPANY's operational requirements associated with such Principal Marks as in effect from time to time.

     "SUB-AREAS" - The geographic areas designated as Sub-Areas in Exhibit D to
      ---------                                                    ---------
this Agreement which, taken together, make up the Development Area.

     "SUB-AREA TERM" - The period during which DEVELOPER is authorized and
      -------------
required to develop UNITS in a given Sub-Area pursuant to this Agreement, which will commence on the Effective Date and will expire, unless terminated earlier in accordance with the terms of this Agreement, on the earlier to occur of: (i) the last opening date set forth in Exhibit D to this Agreement for that Sub-
                                   ---------
Area; or (ii) the first date on which the number of Stores in the Sub-

Area for which a Franchise Agreement has been executed and delivered is equal to the Sub-Area Quota (as set forth in Exhibit E ) for that Sub-Area.
                                    ----------

     "SUPPORT/CONTROL PROGRAMS" - The computer software programs developed by or
      ------------------------
for COMPANY and designated from time to time as specified or required in connection with real estate services and other functions performed by COMPANY pursuant to this Agreement or in connection with support, supervision, reporting or control of UNITS and in connection with analysis, tracking, maintenance, feedback and communication functions related thereto or to the employees thereof, including but not limited to, Notes Databases, structured reporting and related software.

     "UNIT" - A food service business that:
      ----

          (1) offers Products for consumer consumption through on-premises dining and carry-out, provided that COMPANY may, in its sole discretion, authorize and/or require such business to offer Delivery Service pursuant to a Delivery Rider and/or approve the Franchise Owner of such business to offer Catering Service pursuant to a Catering Rider or to operate Special Distribution Arrangements pursuant to a Special Distribution Agreement (defined below); and

          (2)  operates using the System and one or more of the Marks; and

          (3) is either operated by COMPANY or its Affiliates or pursuant to a valid franchise from COMPANY.

3.   DEVELOPMENT RIGHTS AND OBLIGATIONS.
     ----------------------------------

     3.A. GRANT OF DEVELOPMENT RIGHTS;
          PRINCIPAL OWNERS' GUARANTY.
          --------------------------

     DEVELOPER has requested that COMPANY grant to DEVELOPER the right to develop, own and operate, strictly in accordance with the Sub-Area Development Quotas and the Total Development Quota, Stores in the Development Area. DEVELOPER's request, with respect to the Principal Marks and concepts associated therewith (as listed on Exhibit K attached hereto), has been approved by COMPANY in reliance upon all of the representations made by DEVELOPER and its Owners in any submitted application and/or during the application process and in the Developer Acknowledgements and Representations Statement, a copy of which is attached to this Agreement as Exhibit H and which shall be executed by DEVELOPER
                              ---------
concurrently with this Agreement. Within sixty (60) days of execution of this Agreement, DEVELOPER agrees to prepare and submit to COMPANY for COMPANY's review, amendment, and approval a real estate development plan for developing Stores in the Development Area, including, without limitation, designed by which of COMPANY's approved retail bagel store programs DEVELOPER intends to develop in the Development Area or Sub-Area (the "MARKET REAL ESTATE DEVELOPMENT PLAN") (which shall utilize, among other sources, information from the Demographic Detail Report (defined below in Section 6.A.) which

DEVELOPER purchases from COMPANY). Provided that DEVELOPER is in full compliance with all of the terms and conditions of this Agreement, including, without limitation, the development obligations contained in Section 3.C. hereof, and DEVELOPER is in full compliance with all of their obligations under all Franchise Agreements executed pursuant hereto, COMPANY will grant to DEVELOPER during the Development Term and in accordance with Section 6 hereof, the right to develop and operate the number and types of Stores in each Sub-Area of the Development Area as specified on Exhibit D to this Agreement. DEVELOPER
                                 ---------
acknowledges and agrees that DEVELOPER's rights under this Agreement are limited to the designated number of Stores for each Sub-Area and the schedule and timing of the opening of Stores in each Sub-Area during the respective Sub-Area Terms as set forth on Exhibit D to this Agreement. DEVELOPER is not granted any rights
                ---------
to develop or operate, and DEVELOPER will not develop or operate, UNITS outside the Sub-Areas, except pursuant to rights granted to DEVELOPER under other agreements entered into with COMPANY.

     DEVELOPER expressly acknowledges and agrees that it has no right to renew its rights under this Agreement upon the expiration or termination of the Agreement Term or the Development Term. DEVELOPER acknowledges and agrees that the execution and delivery of this Agreement shall constitute notice to DEVELOPER of non-renewal for purposes of fulfilling the requirements of any applicable state or federal law governing the non-renewal of franchise or development rights.

     DEVELOPER shall cause all Principal Owners and their spouses as of the Effective Date to execute and deliver to COMPANY concurrently with the execution of this Agreement and all persons or entities that become Principal Owners after the Effective Date and their spouses to promptly thereafter execute and deliver to COMPANY, the form of Guaranty and Assumption of Developer's Obligations ("GUARANTY") attached hereto as Exhibit I.
                                ---------

     Notwithstanding the foregoing:

          (a) DEVELOPER shall not be required to cause the execution and delivery of the Guaranties referred to in this Section if, and for such period of time as, DEVELOPER does not pay dividends, distributions or unreasonable compensation to any Owner at any time that the Owners' equity in DEVELOPER is either less than $5,000,000 or would be reduced to below that amount by reason of such payment; and

          (b) spouses of guarantors shall not be required to execute any Guaranties referred to in this Section unless, under applicable law (including, without limitation, the law of the state in which such guarantors and/or their spouses reside), their failure to execute would render the Guaranties null and void.


     3.B. TERRITORIAL RIGHTS.
          ------------------
     Except as otherwise provided in this Agreement (including, without limitation, Section 4 and Sections 3.E. and 3.F.), and provided that DEVELOPER is in full compliance with this Agreement and with all Franchise Agreements, COMPANY and its Affiliates will not during the

Sub-Area Term for each Sub-Area operate or grant franchises for the operation of Stores within such Sub-Area.

     3.C. DEVELOPMENT OBLIGATIONS.
          -----------------------

     DEVELOPER agrees that during the Development Term, it will continuously exert its best efforts to promote and enhance the development of UNITS within the Development Area. Without limiting the foregoing obligation, DEVELOPER agrees to have open and in operation in each Sub-Area the number and types of Stores set forth as the respective Sub-Area Quota in Exhibit E attached hereto
                                                     ---------
by the opening dates specified therein. DEVELOPER and COMPANY acknowledge and agree that a Store that closes for more than five (5) days (not counting COMPANY-approved holidays) during any period of 12 months shall not be counted as open and in operation as of the next store opening date after such closing for purposes of determining DEVELOPER's compliance with the Development Schedule for the Sub-Area in which the Store is located unless such closing is due to circumstances listed in the last paragraph of Section 18.B of this Agreement, in which case, the provisions of Section 18.B shall apply. DEVELOPER also agrees that it will at all times faithfully, honestly and diligently perform its obligations under this Agreement and that it will update the Market Real Estate Development Plan as COMPANY requires from time to time. DEVELOPER acknowledges that COMPANY makes no representations or warranties that the Development Area or the Sub-Areas can support, or that there are sufficient sites for, the number of Stores specified in the Development Schedule. DEVELOPER acknowledges and agrees that its failure to open and operate Stores pursuant to this Agreement shall be a material breach of this Agreement entitling COMPANY to all remedies available to it pursuant to this Agreement and applicable law.

     3.D. RIGHTS RETAINED BY COMPANY.
          --------------------------

     COMPANY (on behalf of itself, its Affiliates and its designees) retains all rights with respect to UNITS, the Marks, the Copyrighted Works, and the sale of Products and any other products and services, anywhere in the world, including, without limitation:

          (1) the right to operate or grant others (including any person or entity related to any manner whatsoever to COMPANY) the right to operate food service businesses, including, without limitation, UNITS and/or Bagel Stores, using the Marks or any other marks and using the System or any other system at such locations within and/or outside the Development Area and each Sub-Area, both during and upon expiration or termination of the Development Term or Agreement Term, and on such terms and conditions as COMPANY, in its sole discretion, deems appropriate (subject to the rights expressly granted to DEVELOPER in Section 3.B. of this Agreement); and

          (2) subject to any rights of DEVELOPER under Section 4 of this Agreement, the right, and the right to grant others (including any person or entity related in any manner whatsoever to COMPANY) the right, to develop, manufacture, market, distribute and/or sell Products and/or any other product or service within and/or outside the Development Area and each Sub-Area through any channel of distribution whatsoever, whether wholesale, retail or otherwise, including, without limitation, through Special Distribution Arrangements, Delivery Service, Catering Service and BOSTON MARKET outlets under or in association with the Marks or any other trademarks and/or to own or operate any other business under the Marks or any other trademarks; and

          (3) subject to Sections 3.E. and 3.F. below, the right to develop Target Sites (defined below) and to acquire, operate and convert to a UNIT any business, including, without limitation, a business operating one or more Bagel Stores (other than UNITS) or other food service businesses located or operating within and/or outside the Development Area and any Sub-Area.

     3.E. DEVELOPER'S OPTION TO DEVELOP TARGET SITES.
          ------------------------------------------

     Notwithstanding anything to the contrary in this Agreement, if during the Sub-Area Term of a particular Sub-Area COMPANY locates a site within such Sub-Area at which a Bagel Store is not then operated but which, in COMPANY's judgment, is suitable for a UNIT (a "TARGET SITE"), COMPANY shall, as soon as is practicable after the site is identified (taking into consideration any applicable contractual or legal prohibitions or limitations), notify DEVELOPER in writing of such Target Site if COMPANY intends that such Target Site be developed and operated as a Store. Within ten (10) days after DEVELOPER's receipt of COMPANY's notice regarding such Target Site (including any relevant site-related materials in COMPANY'S possession), DEVELOPER shall notify COMPANY if DEVELOPER desires to develop and operate a UNIT at such Target Site as described in the notice.

     If DEVELOPER timely notifies COMPANY in writing that DEVELOPER desires to develop and operate a Store at such Target Site and COMPANY has fully negotiated a lease or purchase agreement for such Target Site, then DEVELOPER shall (1) obtain the consent of the landlord to execute and shall execute such lease or an assignment and assumption of lease, if applicable, or (2) obtain the consent of the seller to execute and shall execute a purchase agreement or an assignment and assumption of purchase agreement, if applicable, and (3) execute a Franchise Agreement and such ancillary documents as are then customarily used by COMPANY in the grant of franchises for UNITS (collectively, the "Franchise Documents") as modified for use in connection with the Target Site, as necessary, and (4) pay COMPANY a site location and negotiation fee (the "SITE LOCATION AND NEGOTIATION FEE") equal to Twenty Thousand Dollars ($20,000.00) plus COMPANY's reasonable out-of-pocket expenses incurred in locating such Target Site and negotiating the lease or purchase agreement, all within ten (10) business days after COMPANY's delivery to DEVELOPER of the lease or purchase agreement, as the case may be, and the Franchise Documents. The Site Location and Negotiation Fee is paid to compensate COMPANY for the internal costs of the site location services it provides. COMPANY shall fully cooperate with DEVELOPER in obtaining the landlord's consent to DEVELOPER's execution of such lease or the seller's consent to DEVELOPER's execution of such purchase agreement or assignment of purchase agreement as the case may be.

     If DEVELOPER timely notifies COMPANY in writing that DEVELOPER desires to develop and operate a Store at such Target Site and COMPANY has not fully negotiated a lease or purchase agreement for such Target Site, then DEVELOPER will have thirty (30) days in which to negotiate and deliver to COMPANY a lease or purchase agreement for such Target Site in form for execution. If COMPANY disapproves the lease or purchase agreement for failure to meet COMPANY's requirements, DEVELOPER will have ten (10) business days within which to negotiate and deliver to COMPANY a revised lease or purchase agreement for such Target Site in form for execution. If COMPANY approves the lease or the purchase agreement for such Target Site, then DEVELOPER will (1) execute such lease or purchase agreement, as applicable, and (2) execute the Franchise Documents, and (3) pay to COMPANY a site location fee (the "SITE LOCATION FEE") equal to Ten Thousand Dollars ($10,000.00), plus COMPANY's reasonable out-of-pocket expenses in locating such Target Site and, to the extent applicable, partially negotiating the lease or purchase agreement, all within ten business (10) days after COMPANY's delivery of the Franchise Documents to DEVELOPER.

     If DEVELOPER (a) declines the option to develop a Target Site, (b) fails to timely notify COMPANY of its election to develop a Target Site or (c) fails to timely execute the approved lease or purchase agreement and Franchise Documents for a Target Site and pay the applicable fee as provided herein, then COMPANY or its designee may develop and operate a Store at such Target Site.

     Any Target Site for which DEVELOPER executes the Franchise Documents and develops and opens a UNIT will count toward the Sub-Area Quota for the Sub-Area in which such Target Site is located. COMPANY will not be required to give notice to DEVELOPER or offer to DEVELOPER a franchise to develop a Store with regard to any suitable Target Site or Conversion Site (defined below) in a Sub-Area that COMPANY desires to develop and operate as a Store after the total number of sites for which DEVELOPER has executed a Franchise Agreement and accepted as Target Sites or Conversion Sites for that Sub-Area equals the Sub-Area Quota.

     3.F. DEVELOPER'S OPTION TO PURCHASE CONVERSION SITES.
          -----------------------------------------------

     If, during the applicable Sub-Area Term for a particular Sub-Area, COMPANY acquires the shares or assets (which may include, by way of illustration and not by way of limitation, furniture, fixtures, equipment, leasehold improvements and/or leasehold interests) of any business operating a Bagel Store at one or more sites located within such Sub-Area which meet COMPANY's specifications and standards as in effect from time to time for conversion to UNITS (the "CONVERSION SITES"), and COMPANY determines in its sole discretion to convert such Conversion Sites to Stores, COMPANY agrees to offer to sell such Conversion Sites to DEVELOPER for the price paid therefor by COMPANY. Such price will include that portion of the direct and indirect costs and liabilities incurred or assumed by COMPANY in making such acquisition and allocated to such Conversion Site whether paid or owed to the seller of such Conversion Sites, an Affiliate or third parties and other expenses allocated or otherwise related to such Conversion Sites (including losses, whether from continuing operations or closing acquired units) plus interest at the COMPANY's cost of money on the balance of such amounts from time to time, provided that:

          (1) such sale will not, in the COMPANY's judgment, conflict with any existing legal obligation of COMPANY or the business being acquired; and

          (2) such sale will not, in the COMPANY's judgment, preclude the completion of the acquisition on the terms agreed to by COMPANY; and

          (3) such sale will not, in COMPANY's judgment, interfere with any other legal agreement, arrangement or combination or affect federal or state income tax consequences arising from the acquisition in a manner adverse to any of the parties thereto; and

          (4) such sale may, at COMPANY's option, include (at a price determined on the same basis as for Conversion Sites) certain acquired stores which fall within the Development Area or any Sub-Area but which do not meet COMPANY's criteria for conversion to UNITS and which may have to be closed or sold to a third party subsequent to DEVELOPER's acquisition; and

          (5) DEVELOPER agrees to (a) execute, concurrently with DEVELOPER's purchase, the Franchise Documents, as modified for use in connection with a Conversion Site as necessary, for each and every such Conversion Site, (b) convert each such Conversion Site to a Store as soon as practicable thereafter (but in no event later than the date specified by COMPANY) in accordance with COMPANY's standards and specifications and (c) close or sell, within the reasonable time period specified by COMPANY, any acquired sites which are not suitable for conversion.

DEVELOPER shall have thirty (30) days after receipt of COMPANY's offer in which to accept or reject such offer by written notice to COMPANY. If accepted, DEVELOPER shall have thirty (30) days from the date of acceptance within which to complete the acquisition.

     In the event DEVELOPER rejects or fails to timely accept COMPANY's offer to sell such Conversion Sites or COMPANY is unable to extend such offer for any of the aforementioned reasons, COMPANY agrees that, provided DEVELOPER is in full compliance with this Agreement and all Franchise Agreements to which they are parties, it will not utilize or license the use of the Marks at such Conversion Sites for one (1) year following COMPANY's acquisition thereof; provided, however, that COMPANY may operate, alter, modify, refurbish, remodel, promote and market any such Conversion Sites and use the Licensed Program and Computer System in the operation thereof during such one (1) year period. For purposes of this Section 3.F., all references to COMPANY shall be deemed to include its Affiliates.

     Any Conversion Site for which DEVELOPER executes the Franchise Documents and develops and opens a Store shall count toward the Sub-Area Quota for the Sub-Area in which such Conversion Site is located as of the date of conversion.

     COMPANY agrees to use reasonable efforts to obtain input (including market and competitive information) from DEVELOPER in connection with the due diligence process undertaken by COMPANY in any potential acquisition of Conversion Sites in a particular Sub-Area during the applicable Sub-Area Term.

     3.G.  POST-TERM DEVELOPMENT.
           ---------------------

          (1) Notwithstanding anything contained in this Section 3 to the contrary, if, at any time during the period commencing 18 months prior to expiration of the Development Term for each Sub-Area (including any Sub-Areas added pursuant to Section 3.G) and ending 24 months following the expiration of the Development Term for such Sub-Area (the "Post-Development Period"), either (a) COMPANY or its Affiliates or (b) DEVELOPER determines that such Sub-Area may accommodate additional UNITS beyond that which are required under the Agreement (the "Post-Development Stores") and desires to conduct such additional development following the expiration of the Development Term for such Sub-Area, the party desiring to conduct such development shall provide the other with notice thereof ("Development Plan Notice"). Such notice shall contain any demographic, competitive or market analysis on which the notifying party based its determination and the development plan and schedule proposed for such additional development.

          (2) The parties shall, as soon as practicable following issuance and receipt of a Development Plan Notice and for a period of 45 days thereafter, engage in good faith negotiations for the execution of a new development agreement (the "Post-Development Agreement") in the form of development agreement then being used by COMPANY, which may contain different terms and/or higher fees than the Agreement, for the right to develop and acquire the franchise to operate the agreed-upon number of UNITS.

          (3) If COMPANY and DEVELOPER timely agree on the terms of the Post-Development Agreement within the period specified in paragraph (2) above, COMPANY shall provide DEVELOPER with execution forms of the Post-Development Agreement, and DEVELOPER shall execute and return the Post-Development Agreement to COMPANY within 15 days of its receipt thereof and pay all fees due upon the execution thereof.

          (4) As to any particular Sub-Area, COMPANY shall have no obligation to negotiate with DEVELOPER pursuant hereto and may develop in such Sub-Area the Post-Development Stores itself, through its Affiliates or other franchisees or licensees if:

               (a) DEVELOPER fails to commence good faith negotiations within seven (7) days of its receipt of a Development Plan Notice from COMPANY; or

               (b) DEVELOPER and COMPANY have engaged in good faith negotiations as required hereunder but are unable to agree upon a final development schedule or form of Post-Development Agreement during the 45-day negotiation period; or

               (c) DEVELOPER fails to execute the Post-Development Agreement and pay all fees required thereunder within the periods specified in subparagraph (3) below; or

               (b) the Agreement is terminated, either in whole or with respect to the applicable Sub-Area, prior to its expiration date; or

               (e) DEVELOPER or any of its Principal Owners receives a notice to cure, termination or default from COMPANY with respect to a breach or default of any provision of the Agreement, and Franchise Agreement or any other agreement with COMPANY and which, if curable, has not been cured within any applicable cure period; or

               (f) the Post-Development Period expires without either party issuing a Development Plan Notice.

4.   OTHER DISTRIBUTION METHODS.
     --------------------------

     4.A. SPECIAL DISTRIBUTION ARRANGEMENTS.
          ---------------------------------

     DEVELOPER acknowledges and agrees that: (1) DEVELOPER is not granted, and COMPANY has no obligation to offer to DEVELOPER, any rights to operate Special Distribution Arrangements within or outside the Development Area or the Sub-Areas pursuant to this Agreement; and (2) the right to operate or grant to others the right to operate Special Distribution Arrangements is specifically reserved to COMPANY or its designees. If COMPANY, at any time and in its sole discretion, determines to offer DEVELOPER the right to operate a Special Distribution Arrangement at a Special Distribution Location designated by COMPANY, COMPANY will so notify DEVELOPER by delivering to DEVELOPER a form of Special Distribution Agreement. DEVELOPER will have fifteen (15) days after its receipt thereof to execute and deliver to COMPANY such executed Special Distribution Agreement. If DEVELOPER fails to execute and deliver to COMPANY the executed Special Distribution Agreement within such fifteen (15) day period or commence such Special Distribution Arrangement within the period specified therein, then DEVELOPER shall have no right to operate such Special Distribution Arrangement thereafter. COMPANY reserves the right under the Special Distribution Agreement, at any time and in its sole discretion with or without cause and regardless of the investment made by DEVELOPER in establishing or operating the Special Distribution Arrangement or the length of time the Special Distribution Arrangement has been in effect, to suspend or terminate DEVELOPER's right to operate the Special Distribution Arrangement, effective ninety (90) days after COMPANY's written notice to DEVELOPER. Notwithstanding the foregoing, COMPANY agrees that, if during the Development Term it intends to engage in a Special Distribution Arrangement at or from (a) a military facility,
(b) an entertainment or sporting facility or event, (c) an airport, bus or train station, (d) a toll road or limited access highway facility, or (e) any specialty kiosk located in or adjacent to any similar facilities, located within the Development Area, COMPANY will offer DEVELOPER a Special Distribution Agreement, the execution of which shall be governed by this Section 4.A.

     4.B. DELIVERY SERVICE.
          ----------------

     DEVELOPER acknowledges and agrees that: (1) DEVELOPER is not granted, and COMPANY has no obligation to offer to DEVELOPER, any rights within or outside the Development Area or the Sub-Areas to offer Delivery Service from any of the Stores or otherwise pursuant to this Agreement; and (2) the right to provide Delivery Service is specifically reserved to COMPANY or its designees. If COMPANY, at any time and in its sole discretion, determines to offer Delivery Service in a designated Delivery Area in which a Store is located, COMPANY will offer DEVELOPER the right to offer Delivery Service by delivering to DEVELOPER a form of Delivery Rider to this Agreement (or to the applicable Franchise Agreement). DEVELOPER will have fifteen (15) days after its receipt thereof to execute and deliver to COMPANY such executed Delivery Rider. A Delivery Facility will not be counted as a separate Store for purposes of the Sub-Area Quotas or the Total Development Quota set forth in the Development Schedule. If DEVELOPER fails to execute and deliver to COMPANY such executed Delivery Rider within such fifteen (15) day period or commence Delivery Service within the specified period, then DEVELOPER shall have no right to provide Delivery Service at such Store thereafter.

     If COMPANY determines in its sole discretion that all franchise owners of UNITS in the trade area where a Store is located, as such trade area is determined by COMPANY in its sole discretion and which in no event shall exceed the Marketing Area (as defined in the Franchise Agreement), shall offer Delivery Service, COMPANY will notify DEVELOPER and will deliver to DEVELOPER a Delivery Rider to this Agreement (or to the applicable Franchise Agreement) which DEVELOPER shall execute and return to COMPANY within fifteen (15) days after its receipt.

     COMPANY reserves the right under the Delivery Rider, at any time and in its sole discretion, with or without cause and regardless of the investment made by DEVELOPER in establishing and conducting Delivery Service or the length of time DEVELOPER has offered Delivery Service: (1) to reduce, modify or expand the Delivery Area, effective upon COMPANY's written notice to DEVELOPER, provided, however, that if a reduction or modification of the Delivery Area amounts to a termination of substantially all of DEVELOPER's rights to provide such services (except in the case of the exercise by COMPANY of its remedies under Section 15.C of this Agreement), such reduction or modification shall not be effective until 90 days after COMPANY's written notice to DEVELOPER; or (2) to suspend or terminate DEVELOPER's right to offer Delivery Service, effective ninety (90) days after COMPANY's written notice to DEVELOPER; and COMPANY may otherwise terminate DEVELOPER's right to offer Delivery Service on the terms of the Delivery Rider. In the event that COMPANY suspends or terminates DEVELOPER's right to offer Delivery Service, COMPANY reserves the right to require DEVELOPER to reinstate Delivery Service upon fifteen (15) days' prior written notice to DEVELOPER.

     4.C. CATERING SERVICE.
          ----------------

     DEVELOPER acknowledges and agrees that: (1) DEVELOPER is not granted, and COMPANY has no obligation to offer to DEVELOPER, any rights within or outside the Development Area or the Sub-Areas to offer Catering Service from any of the Stores or otherwise pursuant to this Agreement; and (2) the right to provide Catering Service is specifically reserved to COMPANY or its designees. If COMPANY, at any time and in its sole discretion, determines to offer Catering Service in a designated Catering Area in which a Store is located, COMPANY will offer DEVELOPER the right to offer Catering Service by delivering to DEVELOPER a form of Catering Rider to this Agreement (or to the applicable Franchise Agreement). DEVELOPER will have fifteen (15) days after its receipt thereof to execute and deliver to COMPANY such executed Catering Rider. A Catering Facility will not be counted as a separate Store for purposes of the Sub-Area Quotas or the Total Development Quota set forth in the Development Schedule. If DEVELOPER fails to execute and deliver to COMPANY such executed Catering Rider within such fifteen (15) day period or commence Catering Service within the specified period, then DEVELOPER shall have no right to provide Catering Service within the designated Catering Area thereafter.

     If COMPANY determines in its sole discretion that all franchise owners of UNITS in the trade area where a Store is located, as such trade area is determined by COMPANY in its sole discretion and which in no event shall exceed the Marketing Area (as defined in the Franchise Agreement), shall offer Catering Service, COMPANY will notify DEVELOPER and will deliver to DEVELOPER a Catering Rider to this Agreement (or to the applicable Franchise Agreement) which DEVELOPER shall execute and return to COMPANY within fifteen (15) days after its receipt.

     COMPANY reserves the right under the Catering Rider, at any time and in its sole discretion, with or without cause and regardless of the investment made by DEVELOPER in establishing and conducting Catering Service or the length of time DEVELOPER has offered Catering Service: (1) to reduce, modify or expand the Catering Area, effective upon COMPANY's written notice to DEVELOPER, provided, however, that if a reduction or modification of the Catering Area amounts to a termination of substantially all of DEVELOPER's rights to provide such services (except in the case of the exercise by COMPANY of its remedies under Section 15.C of this Agreement), such reduction or modification shall not be effective until 90 days after COMPANY's written notice to DEVELOPER; or (2) to suspend or terminate DEVELOPER's right to offer Catering Service, effective ninety (90) days after COMPANY's written notice to DEVELOPER (in which case, DEVELOPER will not fill any orders for Catering Service after the expiration of such ninety
(90) day period); and COMPANY may otherwise terminate DEVELOPER's right to offer Catering Service pursuant to the terms of the Catering Rider. In the event that COMPANY terminates or suspends DEVELOPER's right to offer Catering Service, COMPANY reserves the right to require DEVELOPER to reinstate Catering Service upon fifteen (15) days' prior written notice to DEVELOPER.

5.   DEVELOPMENT AND OPERATION OF COMMISSARIES.
     -----------------------------------------

     5.A. OBLIGATION TO OPERATE COMMISSARIES.
          ----------------------------------

     DEVELOPER acknowledges and agrees that in order to meet COMPANY's standards and specifications for Products (including, without limitation, the preparation and packaging of Products) and to maintain appropriate quality controls as required by this Agreement and the Franchise Agreements entered into by DEVELOPER, it will be necessary for DEVELOPER to establish one or more Commissaries in the Development Area. DEVELOPER agrees that, subject to this Agreement and such Franchise Agreements, it will establish and operate the number of Commissaries reasonably determined by COMPANY from time to time to be sufficient to supply the Stores.

     DEVELOPER agrees that each Commissary (and, where the Commissary is operated under the same roof as a Store or other approved retail establishment, that part of such facility which functions as the Commissary): (1) will not under any circumstances offer for sale or sell to the general public any products or services; (2) will procure, prepare and distribute to UNITS only those Products and other materials and supplies specified by COMPANY; and (3) will not use a Commissary or its premises for any purpose other than the operation of the Commissary on the terms of this Agreement.

     5.B. DEVELOPMENT AND OPENING OF COMMISSARIES.
          ---------------------------------------

     The location of any Commissary established by DEVELOPER pursuant to this Agreement shall be subject to COMPANY's approval in the manner described in
Section 6.A. of this Agreement, and Section 6.B. of this Agreement shall apply to the lease for the Commissary. Each Commissary shall be developed, constructed and equipped in the manner described in Sections 4.B., 4.C. and 4.D of the Franchise Agreement. Section 4.F. of the Franchise Agreement shall apply to the opening and commencement of operation of the Commissary and Sections 4.H. and 4.I. of the Franchise Agreement shall apply to the relocation and financing of the Commissary, respectively. Notwithstanding the foregoing, DEVELOPER shall not be required to utilize the Trade Dress at a Commissary and DEVELOPER shall not be obligated to commence operation of a Commissary until 180 days after receipt of written notice that COMPANY requires DEVELOPER to develop a Commissary to supply the Stores specified in such notice.

     5.C. TRAINING AND GUIDANCE.
          ---------------------

     DEVELOPER shall employ and maintain at all times at each Commissary throughout its operation at least one (1) Commissary Manager and one (1) Additional Commissary Manager. The Commissary Manager shall be the full time manager of the Commissary and the Additional Commissary Manager shall perform on a full-time basis such other operations for DEVELOPER as COMPANY may reasonably specify from time to time and both must successfully complete to COMPANY's satisfaction a COMPANY-certified management training program for the operation of the Commissary. DEVELOPER shall also employ the number of assistant managers and other personnel required for adequate staffing of each Commissary, and shall at all times keep COMPANY advised of the identities of the Commissary Manager, the Additional Commissary Manager and the assistant managers of each Commissary. Each Commissary at all times shall be under the direct, on-site supervision of a Commissary Manager, an Additional Commissary Manager or an assistant manager who has completed a training program conducted by COMPANY or DEVELOPER (if applicable) and who has been certified under the terms of the Development Agreement. DEVELOPER shall hire all employees of each Commissary and shall be exclusively responsible for the terms of their employment and compensation and for the proper training of such employees in the operation of a Commissary.

     In the event the certified Commissary Manager and/or the certified Additional Commissary Manager ceases to hold such position at the Commissary, FRANCHISE OWNER shall have thirty (30) days in which to appoint a substitute or replacement Commissary Manager and/or Additional Commissary Manager, who must attend and complete to COMPANY's satisfaction the initial management training program as specified above promptly after appointment. If COMPANY in its sole discretion determines that the Commissary Manager or Additional Commissary Manager or any subsequently appointed Manager or Additional Commissary Manager has failed to satisfactorily complete the initial management training program or any additional or refresher training program, FRANCHISE OWNER shall immediately hire a substitute Commissary Manager or Additional Commissary Manager and promptly arrange for such person to complete the initial management training program to the satisfaction of COMPANY.

     5.D. COMMISSARY MANUALS.
          ------------------

     COMPANY shall loan to DEVELOPER, for its sole use, one (1) copy of a set of COMPANY's confidential manuals relating to the development and operation of Commissaries (collectively the "Commissary Manuals"). The Commissary Manuals shall be furnished in the same manner and on the same terms as set out in
Section 5.C. of the Franchise Agreement with respect to the Store Manuals.

     5.E. OPERATION OF THE COMMISSARY.
          ---------------------------

     DEVELOPER shall operate each Commissary in accordance with the standards, specifications and procedures which the COMPANY prescribes, and which COMPANY may change, in its sole discretion, from time to time, as set forth in the Commissary Manuals or otherwise in writing. Such standards, specifications and procedures may include, without limitation, requirements for: (1) Product preparation; (2) delivery drivers and delivery vehicles (whether or not owned by DEVELOPER); (3) management of the Commissary; (4) training of Commissary personnel involved in Product preparation and delivery; (5) Commissary design, layout, equipment, fixtures and signage; (6) Product packaging; and (7) materials and supplies used in the operation of the Commissary.

     Without limiting the foregoing, DEVELOPER agrees to:

          (1) require all Commissary delivery drivers to strictly comply with all regulations, laws and ordinances applicable to the operation of motor vehicles and to use due care, taking into consideration road conditions, when operating motor vehicles in connection with Commissary operations;

          (2) require all Commissary delivery drivers to maintain adequate motor vehicle liability insurance that complies with all applicable laws and regulations and that extends to the operation of a motor vehicle used for commercial delivery;

          (3) maintain all Commissary motor vehicles in good and safe operating condition in full compliance with all applicable laws and regulations;

          (4) conduct initial and periodic (at least once every six months) driving records checks on all Commissary delivery drivers;

          (5) require all Commissary delivery drivers to possess and maintain a valid driver's license;

          (6) suspend or, where appropriate under COMPANY's specifications and standards as in effect from time to time, terminate any Commissary delivery driver who does not conform to COMPANY's applicable standards and specifications for Commissary operations;

          (7) ensure that each Commissary is adequately stocked at all times with food and beverage products, ingredients and other items necessary to prepare and supply to the Stores serviced by the Commissary sufficient Products and other materials and supplies to ensure the optimum performance of those Stores;

          (8) ensure that each Commissary and its facilities are kept clean and are operated in a first class, sanitary, attractive and efficient manner and in accordance with COMPANY's standards and specifications;

          (9) ensure that the food preparation personnel at each Commissary are properly trained in the preparation of Products and that they prepare Products at all times in accordance with COMPANY's standards and specifications; and

          (10) use the Commissary, the premises of the Commissary and the motor vehicles used in the operation of the Commissary solely for the purposes contemplated by this Agreement.

     DEVELOPER agrees that COMPANY may conduct quality, service, cleanliness and other inspections of any Commissary from time to time and without notice in order to determine compliance with this Agreement and with the standards and specifications applied by COMPANY from time to time.

     COMPANY and DEVELOPER acknowledge and agree that the term "Royalty Base Revenue" (as defined in the Franchise Agreement) shall not include revenue, if any, derived from DEVELOPER's or a Commissary's sale of products or other materials and supplies to Stores for resale to the public at such Stores.

     5.F. INSURANCE.
          ---------

     During the operation of each Commissary, DEVELOPER shall maintain in force policies of insurance for the Commissary in the same manner as is required for the Stores pursuant to Section 12.G. of the Franchise Agreement.

     5.G. TRANSFERS.
          ---------

     DEVELOPER agrees that no obligations, rights or interests of DEVELOPER in
(a) A Commissary, (b) the lease for the premises of a Commissary or (c) the assets of a Commissary may be transferred without the prior written consent of COMPANY. Any purported transfer in violation of this Section shall constitute a breach of this Agreement and shall convey to the transferee no rights or interests in the foregoing.

     As used in this Section, the term "transfer" shall have the meaning ascribed to it in the Franchise Agreement. In addition to the foregoing, a transfer will require the prior written consent of COMPANY where such transfer occurs by reason of: (a) divorce; (b) insolvency; (c) dissolution of a corporation, partnership or limited liability company; (d) will; (e) intestate succession; or (f) declaration of or transfer in trust.

     No transfer restricted by this Section may be effected unless a transfer of the Stores which are serviced by the Commissary is made simultaneously to the same transferee.

     In granting its approval of a proposed transfer, COMPANY may also impose reasonable conditions upon its consent, including, without limitation, those conditions provided for in the Franchise Agreement. Furthermore, any proposed transfer under this Section shall be subject to a right of first refusal of COMPANY on the terms set forth in Section 16.H. of the Franchise Agreement.

     5.H. EXPIRATION AND TERMINATION OF COMMISSARY OPERATIONS.
          ---------------------------------------------------

     COMPANY may require DEVELOPER to cease operation of a Commissary in the event that DEVELOPER does not comply with this Agreement with respect to such Commissary. Unless earlier terminated as provided herein, DEVELOPER's right and obligation to operate a Commissary shall expire when the Franchise Agreement for the last Store serviced by the Commissary has been terminated or has expired without renewal. Furthermore, DEVELOPER agrees that, notwithstanding any other provision of this Agreement to the contrary, COMPANY may, at any time and in its sole discretion with or without cause and regardless of the investment made by DEVELOPER in establishing a Commissary or the length of time DEVELOPER has operated the Commissary, require DEVELOPER to cease operation of the Commissary, effective upon 90 days written notice from COMPANY (except in the case of the exercise by COMPANY of its remedies under Section 15.C of this Agreement, in which case, the obligation to cease such operations shall be effective immediately upon written notice from COMPANY.

     5.1. RIGHTS AND OBLIGATIONS OF COMPANY
          ---------------------------------
          AND DEVELOPER UPON TERMINATION OR
          ---------------------------------
          EXPIRATION OF RIGHT TO OPERATE A COMMISSARY.
          -------------------------------------------

     Upon the expiration or termination of DEVELOPER's right to operate a Commissary, DEVELOPER shall immediately remove the Marks from all vehicles used in the operation of the Commissary and shall return to COMPANY all copies of the Commissary Manuals.

     Furthermore, COMPANY shall have the right to purchase the assets of the Commissary on the same terms as set forth in Section 19.F. of the Franchise Agreement, including the ancillary rights set forth in Section 19.F.

6.   GRANT OF FRANCHISES AND ADVERTISING REQUIREMENT.
     -----------------------------------------------

     SITE REVIEW AND APPROVAL.
     ------------------------

     Annually throughout the Development Term, DEVELOPER shall purchase from COMPANY demographic detail reports on the demographics of each Sub-Area ("DEMOGRAPHIC DETAIL REPORT") in which DEVELOPER retains the right to develop Stores. Such Demographic Detail Report shall be available to DEVELOPER at COMPANY's then-current charges. At DEVELOPER's request, Company may provide other demographic services at COMPANY's then current charges. Those charges will vary with the type of service requested.

     At DEVELOPER's request, COMPANY will provide to DEVELOPER, at COMPANY's then-current charges, a report and grid map containing certain demographic information concerning a proposed site and surrounding area, which report and grid map may be prepared by COMPANY or by an independent demographic statistics service at COMPANY's direction.

     DEVELOPER shall comply with COMPANY's specifications and requirements regarding site selection, development and construction, including, without limitation, those concerning relations with and use of approved general contractors, subcontractors, real estate developers and lessors and, if requested by COMPANY, real estate broker(s). DEVELOPER shall submit to COMPANY a complete site approval request package and location feasibility analysis (a "SITE PACKAGE") on COMPANY's specified forms (containing such demographic, commercial, and other information and photographs as COMPANY may require from time to time) for each site at which DEVELOPER proposes and intends in good faith to establish and operate a Store and which DEVELOPER reasonably believes to conform to certain minimum site selection criteria established by COMPANY from time to time in its sole discretion. Each such Site Package shall include a designation of the type of UNIT DEVELOPER intends to develop at the site. In approving or disapproving any proposed site, COMPANY may consider such matters as it deems material from time to time, which factors may (but are not required
to) include, without
limitation, the type of UNIT proposed, demographic characteristics, traffic patterns, parking, visibility, allowed signage, the predominant character of the neighborhood, competition from other businesses providing similar services within the area (including other UNITS), the proximity to other businesses, the exclusivity granted to other franchise owners or developers of UNITS, the nature of other businesses in proximity to the site, and other commercial characteristics (including the purchase price or rental obligations and other lease terms for the proposed site) and the size, appearance, and other physical characteristics of the proposed site. DEVELOPER acknowledges and agrees that COMPANY may alter the criteria or impose additional criteria for acceptable sites for UNITS at any time or from time to time in its sole discretion, that DEVELOPER shall abide by such site criteria as they exist from time to time and comply with its development obligations hereunder (including, but not limited to, Exhibit F hereof) and that no extension or alteration of the Opening Date
    ---------
(as set forth in Exhibit E) of any UNIT shall arise by reason of such altered or
                 ---------
additional site criteria).

     DEVELOPER further acknowledges that each such proposed site will be evaluated based on the information provided in the Site Package and on the circumstances existing at the time of such evaluation. Consequently, a proposed site might be rejected when submitted, but if later re-submitted, approved for development by DEVELOPER, another developer or franchise owner or by COMPANY or its Affiliates, subject to DEVELOPER's rights to exclusivity under this Agreement.

     COMPANY will approve or disapprove sites by delivery of written notice to DEVELOPER. (A site which COMPANY has approved pursuant hereto is referred to as an "APPROVED SITE.") COMPANY agrees to exert its reasonable best efforts to deliver such notification to DEVELOPER within thirty (30) days after receipt by COMPANY of a complete Site Package and such other materials requested by COMPANY from time to time, containing all information required by COMPANY. COMPANY shall have the right in its sole discretion to approve or disapprove a site, and DEVELOPER acknowledges and agrees that COMPANY shall have no liability therefor. Notwithstanding any other provision of this Agreement, COMPANY's failure to provide DEVELOPER with notice of its approval or disapproval of one or more proposed sites shall in no event constitute a waiver of COMPANY's right to approve or disapprove such sites or cause any extension of the applicable Development Schedule.

     6.B. LEASE OF APPROVED SITES.
          -----------------------

     DEVELOPER acknowledges that COMPANY has developed a standard form lease (the "FORM STORE LEASE") for UNITS. COMPANY will furnish DEVELOPER with a copy of the current forms of Form Store Lease and DEVELOPER acknowledges that COMPANY may modify such forms from time to time in its sole discretion. DEVELOPER shall present the Form Store Lease to the lessor of an Approved Site, as applicable, and use its best efforts to cause the lessor or seller of such Approved Site to execute the Form Store Lease as the lease, sublease or assignment of lease (referred to herein as the "SITE AGREEMENT"), as applicable, for such Approved Site. If DEVELOPER fails to obtain the lessor's agreement to use the Form Store Lease as the Site Agreement, DEVELOPER shall cause lessor to include in the Site

Agreement such standard lease terms as COMPANY may require or otherwise specifically approve in writing from time to time in its sole discretion.

     After receiving a copy of a proposed Site Agreement in form for execution, COMPANY shall have the right, in its sole discretion, to approve, approve with modification or disapprove such proposed Site Agreement, and DEVELOPER acknowledges and agrees that COMPANY shall have no liability therefor. COMPANY agrees to exert its best efforts to deliver such notification to DEVELOPER within twenty (20) days after receipt by COMPANY of the proposed Site Agreement. DEVELOPER agrees that it will not execute a Site Agreement without the prior written approval of COMPANY, and any such Site Agreement shall contain the express condition precedent of COMPANY's prior written approval thereof. DEVELOPER shall deliver to COMPANY a copy of the fully signed Site Agreement as previously approved within fifteen (15) days after its full execution.
DEVELOPER further agrees that it will not execute or agree to any modification of the Site Agreement which would affect COMPANY's rights without the prior written approval of COMPANY.

     If DEVELOPER fails to obtain lawful possession of an Approved Site (through lease, sublease or assignment) within sixty (60) days after delivery of COMPANY's approval of the Approved Site, COMPANY may, in its sole discretion, withdraw approval of such site at any time.

     If DEVELOPER owns an Approved Site, DEVELOPER will, at the request of COMPANY, enter into a lease with COMPANY under COMPANY's then-current form of lease for a term equal to the term of the Franchise and for a rental equal to the Approved Site's fair market rental value, and will sublease the Approved Site from COMPANY on the same terms as the prime lease. If DEVELOPER and COMPANY cannot agree on the fair market rental value of such an Approved Site, then such rental value shall be determined by an independent appraiser selected by COMPANY and DEVELOPER, and if they are unable to agree on an independent appraiser, COMPANY and DEVELOPER shall each select an independent appraiser, who shall select a third independent appraiser, and the fair market rental value shall be deemed to be the average of the three (3) independent appraisals made by such appraisers.

     6.C. EXECUTION OF FRANCHISE AGREEMENTS.
          ---------------------------------

     Provided that (1) DEVELOPER is then in full compliance with all of the terms and conditions of this Agreement, (2) DEVELOPER is in full compliance with all Franchise Agreements it has entered into, and (3) DEVELOPER has obtained legal possession of an Approved Site, COMPANY agrees to offer to DEVELOPER a Franchise to operate a Store at such Approved Site by delivering to DEVELOPER a Franchise Agreement in form for execution by DEVELOPER and its Principal Owners. Such Franchise Agreement shall be executed and returned to COMPANY at the earlier of fifteen (15) days after COMPANY's delivery thereof, or prior to the opening of the Store, together with the fees required to be paid upon execution thereof. COMPANY may withdraw its offer to grant a Franchise for a Store at such Approved Site and withdraw its approval of such site at any time prior to COMPANY's receipt of all applicable payments and COMPANY's execution of the Franchise Agreement. In no event may a Store developed hereunder be opened for business prior to DEVELOPER's receipt of written notice from COMPANY authorizing the opening of such Store.

     6.D. INITIAL FRANCHISE AND ROYALTY FEES.
          ----------------------------------

     For each Franchise granted pursuant to this Agreement during the Development Term or the applicable Sub-Area Term, the fees shall be as provided in the then-current form of Franchise Agreement, except that the Initial Franchise Fee (defined in the Franchise Agreement) shall be Thirty-Five Thousand Dollars ($35,000.00), and the Royalty Fee (as defined in the Franchise Agreement) shall be an amount equal to eight percent (8%) of the Store's Royalty Base Revenue (as defined in the Franchise Agreement).

     6.E. ADVERTISING EXPENDITURES.
          ------------------------

     DEVELOPER shall cause each Store it owns to contribute to the Local Ad Fund (as defined in the Franchise Agreement) for such Store an amount equal to the standard Local Ad Fund contribution required pursuant to the applicable Franchise Agreement; provided, however, that, on notice from COMPANY, DEVELOPER shall also cause each such Store to contribute to the standard Local Ad Fund such additional amounts which, when aggregated with the Local Ad Fund contributions of the other Stores, will be sufficient to enable DEVELOPER, through the Local Ad Fund, to commence Required Television Advertising within one year of the opening of the first Store and to continue Required Television Advertising thereafter throughout the Agreement Term.

7.   INITIAL PAYMENTS.
     ----------------


     7.A. DEVELOPMENT FEE.
          ---------------

     Concurrently with the execution of this Agreement, DEVELOPER shall pay to COMPANY the sum set forth on Exhibit C hereof as a nonrefundable development fee
                             ---------
(the "DEVELOPMENT FEE") which shall be deemed fully earned by COMPANY upon execution of this Agreement. The Development Fee shall equal the sum derived by multiplying the number of Stores to be developed under this Agreement, as set forth on Exhibit E, by Five Thousand Dollars ($5,000.00). The Development Fee
         ---------
is paid to compensate COMPANY for its services in connection with this Agreement, including but not limited to providing assistance in the development of DEVELOPER's Market Real Estate Development Plan and providing initial orientation training programs.

     7.B. REAL ESTATE SERVICES FEE.
          ------------------------

     Concurrently with the execution of this Agreement, DEVELOPER shall pay to COMPANY a nonrefundable real estate services fee (the "Real Estate Services Fee"), which fee shall be deemed fully earned by COMPANY upon execution of this Agreement. The Real Estate Services Fee shall equal the total derived by multiplying the number of Stores to be developed under this Agreement, as set forth on Exhibit E, by Five Thousand Dollars
         ---------

($5,000.00). The Real Estate Services Fee is paid to compensate COMPANY for its services in connection with this Agreement, including but not limited to providing certain advisory services regarding demographic analysis and cannibalization studies for trade areas related to proposed and established UNITS, maintenance of lease files and compliance with reporting requirements thereunder, and general advisory services regarding other real estate matters.

8.   MARKS.
     -----

     8.A. GOODWILL AND OWNERSHIP OF MARKS.
          -------------------------------

     DEVELOPER acknowledges that DEVELOPER's right to use the Marks, as described in this Agreement and which include the Principal Marks set forth in Exhibit K hereto, is derived solely from this Agreement and is limited to the
- ---------
development of Stores by DEVELOPER pursuant to and in compliance with this Agreement and all applicable standards, specifications, and procedures prescribed by COMPANY from time to time during the Agreement Term. Any unauthorized use of the Marks by DEVELOPER shall constitute a breach of this Agreement and an infringement of the rights of COMPANY in and to the Marks. DEVELOPER acknowledges and agrees that all usage of the Marks by DEVELOPER and any goodwill established thereby shall inure to the exclusive benefit of COMPANY and that this Agreement does not confer any goodwill or other interests in the Marks upon DEVELOPER, other than the right to use the Marks in the development of the Stores in compliance with this Agreement. All provisions of this Agreement applicable to the Marks shall apply to any other trademarks, service marks, commercial symbols and trade dress hereafter authorized, in writing (including by inclusion in any trademark usage or similar guide or manual issued to franchise owners by COMPANY), for use by and licensed to DEVELOPER by COMPANY.

     8.B. LIMITATIONS ON DEVELOPER'S USE OF MARKS.
          ---------------------------------------

     DEVELOPER shall not use any Mark as part of any corporate name or other name of DEVELOPER or with any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form, nor may DEVELOPER use any Mark in connection with the performance or sale of any unauthorized services or products or in any other manner not expressly authorized in writing by COMPANY.
DEVELOPER agrees to clearly identify itself as an independent operator/developer and licensee of COMPANY and to display the Marks prominently in the manner prescribed by COMPANY. DEVELOPER agrees to give such notices of trademark and service mark registrations as COMPANY specifies and to obtain such business name registrations as may be required under applicable law.

     8.C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS.
          ----------------------------------------

     DEVELOPER shall immediately notify COMPANY of any apparent infringement of or challenge to DEVELOPER's use of any Mark, or claim by any person of any rights in any Mark. DEVELOPER shall not communicate with any person other than COMPANY and its counsel with respect to any such infringement, challenge or claim. COMPANY shall have sole discretion to take such action as it deems appropriate in connection with the foregoing, and the right to control exclusively any settlement, litigation, arbitration or Patent and Trademark Office or other proceeding arising out of any such alleged infringement, challenge or claim or otherwise relating to any Mark. DEVELOPER agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of COMPANY's counsel, be necessary or advisable to protect and maintain the interests of COMPANY in any litigation or other proceeding or to otherwise protect and maintain the interests of COMPANY in the Marks. COMPANY will reimburse DEVELOPER for the reasonable out-of-pocket expenses incurred and paid by DEVELOPER in complying with the requirements imposed by this Section; provided, however, that if any action taken by COMPANY results in any monetary recovery for DEVELOPER (by way of counterclaim or otherwise) which exceeds DEVELOPER's costs, then DEVELOPER must pay its own costs and share pro rata in COMPANY's costs therefor up to the amount of DEVELOPER's share of such recovery.

     8.D. DISCONTINUANCE OF USE OF MARKS.
          ------------------------------

     If it becomes advisable at any time in COMPANY's sole judgment for the DEVELOPER to modify or discontinue use of any Mark and/or for the DEVELOPER to use one or more additional or substitute trademarks or service marks or an additional or substitute type of trade dress, DEVELOPER agrees to immediately comply with COMPANY's directions to modify or otherwise discontinue the use of such Mark, and/or to use one or more additional or substitute trademarks, service marks, logos or commercial symbols or additional or substitute trade dress after notice thereof by COMPANY. Neither COMPANY nor its Affiliates shall have any obligation to reimburse DEVELOPER for any expenditures made by DEVELOPER to modify or discontinue the use of a Mark or to adopt additional or substitute marks for discontinued Marks, including, without limitation, any expenditures relating to advertising or promotional materials or to compensate DEVELOPER for any goodwill related to the discontinued Mark.

     8.E. INDEMNIFICATION OF DEVELOPER.
          ----------------------------

     COMPANY agrees to indemnity DEVELOPER against and to reimburse DEVELOPER for all damages for which DEVELOPER is held liable in any claim, action or proceeding brought by any person or entity claiming to have trademark or other rights to any of the Marks or any name or trademark similar thereto arising out of DEVELOPER's authorized use of the Marks, pursuant to and in compliance with this Agreement, and for all costs reasonably incurred by DEVELOPER in the defense of any such claim brought against DEVELOPER or in any proceeding in which DEVELOPER is named as a party, provided that DEVELOPER has timely notified COMPANY of such claim or proceeding, has given COMPANY sole control of the defense and settlement of any such claim, has otherwise complied with the requirements of this Agreement regarding use of the Marks, and this Agreement is in full force and effect, and provided further, that the indemnification provided by this Section 8.E shall not extend to any claim, action or proceeding brought by any person or entity alleging any prior common law trademark rights.

9.   COPYRIGHTS.
     ----------

     9.A. OWNERSHIP OF COPYRIGHTED WORKS.
          ------------------------------

     DEVELOPER and COMPANY acknowledge and agree (1) that COMPANY may authorize DEVELOPER to use certain copyrighted or copyrightable works (the "Copyrighted Works"), (2) that the Copyrighted Works are the valuable property of COMPANY or its Affiliates or, as applicable, their licensors and (3) that the DEVELOPER's rights to use the Copyrighted Works are granted to DEVELOPER solely on the condition that DEVELOPER complies with the terms of this Section. DEVELOPER acknowledges and agrees that COMPANY owns or is the licensee of the owner of the Copyrighted Works and may further create, acquire or obtain licenses for certain copyrights in various works of authorship used in connection with the operation of UNITS, including, but not limited to, all categories of works eligible for protection under the United States copyright laws, all of which shall be deemed to be Copyrighted Works under this Agreement. Such Copyrighted Works include, but are not limited to, the Development Manual, advertisements, promotional materials, labels, menus, posters, coupons, gift certificates, signs and store designs, plans and specifications and may include all or part of the Marks, Trade Dress (defined in the Franchise Agreement), Licensed Program and other portions of the System. DEVELOPER acknowledges that this Agreement does not confer any interest in the Copyrighted Works upon DEVELOPER, other than the right to use them in connection with the development of the Stores in compliance with this Agreement. If COMPANY authorizes DEVELOPER to prepare any adaptation, translation or work derived from the Copyrighted Works, or if DEVELOPER prepares any Copyrighted Works such as menus, advertisements, posters or promotional materials, DEVELOPER hereby agrees that such adaptation, translation, derivative work or Copyrighted Work shall be the property of COMPANY and DEVELOPER hereby assigns all its right, title and interest therein to COMPANY (or such other person identified by COMPANY). DEVELOPER agrees to execute any documents, in recordable form, which COMPANY determines are necessary to reflect such ownership. DEVELOPER shall submit all such adaptations, translations, derivative works and Copyrighted Works to COMPANY for approval prior to use.

     9.B. LIMITATION ON DEVELOPER'S USE OF COPYRIGHTED WORKS.
          --------------------------------------------------

     DEVELOPER acknowledges that DEVELOPER's right to use the Copyrighted Works, as described in this Agreement, is derived solely from this Agreement and is limited solely to uses directly connected with the development of Stores by DEVELOPER during the Development Term pursuant to and in compliance with this Agreement and all applicable standards, specifications, and operating procedures prescribed by COMPANY from time to time. DEVELOPER shall ensure that all Copyrighted Works used hereunder shall bear an appropriate copyright notice under the Universal Copyright Convention or other copyright laws prescribed by COMPANY specifying that COMPANY or an Affiliate of COMPANY is the owner of the copyright therein. Any unauthorized use, adaptation, publication, reproduction, preparation of derivative works, distribution of copies (whether by sale or other transfer of ownership, or by rental, lease or lending), or attempts to recreate all or a portion of such Copyrighted Works shall constitute a breach of this Agreement and an infringement of the rights of COMPANY in and to the Copyrighted Works.

     9.C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS.
          ----------------------------------------

     DEVELOPER shall immediately notify COMPANY of any actual or apparent infringement of or challenge to any of the Copyrighted Works, or claim by any person of any rights in the Copyrighted Works. DEVELOPER shall not communicate with any person other than COMPANY and its counsel in connection with any such infringement, challenge or claims. COMPANY shall have the sole discretion to take such action as it deems appropriate in connection with the foregoing, and the right to control exclusively any settlement, litigation, arbitration or administrative proceeding arising out of any such alleged infringement, challenge or claim or otherwise relating to the Copyrighted Works. DEVELOPER agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of COMPANY's counsel, be necessary or advisable to protect and maintain the interests of COMPANY in any litigation or other proceeding or to otherwise protect and maintain the interests of COMPANY in the Copyrighted Works. COMPANY will reimburse DEVELOPER for the reasonable out-of-pocket expenses incurred and paid by DEVELOPER in complying with the requirements imposed by this Section; provided, however, that if any action taken by COMPANY results in any monetary recovery for DEVELOPER (by way of counterclaim or otherwise) which exceeds DEVELOPER's costs, then DEVELOPER must pay its own costs and share pro rata in COMPANY's costs therefor up to the amount of DEVELOPER's share of such recovery.

     9.D. DISCONTINUANCE OF USE OF COPYRIGHTED WORKS.
          ------------------------------------------

     If it becomes advisable at any time in COMPANY's sole judgment for DEVELOPER to modify or discontinue use of any of the Copyrighted Works and/or for DEVELOPER to use one or more additional or substitute copyrighted or copyrightable items, DEVELOPER agrees to immediately comply with COMPANY's directions to modify or otherwise discontinue the use of the Copyrighted Works and/or to use one or more substitute materials. Neither COMPANY nor its Affiliates shall have any obligation to reimburse DEVELOPER for any expenditures made by DEVELOPER to modify or discontinue the use of any Copyrighted Work or to adopt additional or substitute copyrighted or copyrightable items.

10.  COMPUTER SYSTEM AND SOFTWARE.
     ----------------------------

     10.A. GRANT OF LICENSE.
           ----------------

     COMPANY hereby grants to DEVELOPER a nonexclusive, nontransferable, nonassignable license to use the Licensed Program and Support/Control Programs, subject to the following terms and conditions:

     (1) The Licensed Program and Support/Control Programs shall be installed and tested on the Computer System at DEVELOPER's principal office by COMPANY or its designee. If DEVELOPER does not purchase the Computer System from COMPANY, DEVELOPER must pay COMPANY or its designee a reasonable installation and testing fee upon completion of COMPANY's or its designee's installation and testing of the operation of the Licensed Program and Support/Control Programs with the Computer System. DEVELOPER acknowledges and agrees that COMPANY's current installation and testing fee of $3,500.00 is reasonable. COMPANY agrees that the installation and testing fee applicable to any Franchise Agreements executed pursuant to this Agreement will not exceed $3,500.

     (2) Except with the prior written consent of COMPANY, the Licensed Program and Support/Control Programs shall not be operated by persons other than DEVELOPER and employees of DEVELOPER, shall not be operated on equipment other than the Computer System, shall not be used in conjunction with any other computer appli cations program, and shall not be operated at locations other than DEVELOPER's principal office; provided, however, that with prior notice to COMPANY, DEVELOPER may operate the Licensed Program and Support/Control Programs on equipment other than the Computer System and at a location other than DEVELOPER's principal office to the extent required due to malfunction of the Computer System or other cause beyond the reasonable control of DEVELOPER, but not for any period longer than seven (7) consecutive days unless otherwise agreed in writing by COMPANY.

     (3) The Licensed Program and Support/Control Programs shall be used in DEVELOPER's development and supervision of the Stores and shall not be used for any other purpose.

     (4) Without limiting the foregoing, DEVELOPER shall not, and shall not allow its employees or agents to: (a) sell, assign, lease, sublicense, pledge, grant a security interest with respect to, market or commercially exploit, in any way, the Licensed Program or Support/Control Programs or any component thereof, or any data generated by the use of the Licensed Program or Support/Control Programs or any component thereof; (b) disclose or grant access to the Licensed Program or Support/Control Programs, or any data generated by the use thereof or any component thereof, to any third party other than one to whom COMPANY has consented in writing and who has agreed in writing with COMPANY to keep them confidential; (c) copy or reproduce the Licensed Program or Support/Control Programs, or any data generated by the use thereof or any component thereof, in any manner, except to the extent necessary for normal back-up and operating thereof; or (d) alter, modify or adapt the Licensed Program or Support/Control Programs, any documentation relating thereto or any component thereof, including, but not limited to, by translating, decompiling, reverse engineering or disassembling them.

     (5) DEVELOPER acknowledges and agrees that the Licensed Program and Support/Control Programs and any data generated by their use are the valuable, proprietary property and trade secret of COMPANY or, as applicable, of COMPANY's licensor, and DEVELOPER agrees to use the utmost care to safeguard the Licensed Program and Support/Control Programs and any data generated by their use and to maintain the copyright protection and the secrecy and confidentiality thereof. DEVELOPER shall not undertake to patent, copyright or otherwise assert proprietary rights to the Licensed Program or Support/Control Programs or any data generated by their use or any portion thereof. DEVELOPER recognizes that all or part of the Licensed Program and Support/Control Programs and any data generated by their use may be copyrighted and agrees that this shall not be construed as causing the copyrighted material to be public information. DEVELOPER will ensure that all copies of the Licensed Program and Support/Control Programs and any data generated by their use or any components thereof in its possession contain an appropriate copyright notice under the Universal Copyright Convention or other notice of proprietary rights specified by COMPANY.

     (6) DEVELOPER shall promptly disclose to COMPANY all ideas and suggestions for modifications or enhancements of the Licensed Program and/or Support/Control Programs conceived or developed by or for DEVELOPER, and COMPANY and its Affiliates shall have the right to use and license such ideas and suggestions. All modifications and enhancements made to the Licensed Program or Support/Control Programs together with the copyright therein shall be the property of COMPANY or its licensor, as applicable, without regard to the source of the modification or enhance ment, and DEVELOPER hereby assigns all of its right, title, and interest in any ideas, modifications, and enhancements to COMPANY (or such other persons designated by COMPANY). DEVELOPER agrees to execute any document, in recordable form, which COMPANY determines is necessary to reflect such ownership.

     (7) COMPANY or its designee shall have the right at all times to access the Licensed Pro gram and Support/Control Programs and to retrieve, analyze and use all data in the files of DEVELOPER related thereto.

     (8) COMPANY or its designee shall provide to DEVELOPER all upgrades, modifica tions, improvements, enhancements, extensions and other changes to the Licensed Program and Support/Control Programs approved by COMPANY for use in connection with the operation of UNITS, and DEVELOPER shall promptly implement their use.

     (9) Upon expiration or termination of this Agreement, DEVELOPER shall allow COMPANY's or its designee's employees or agents to remove the Licensed Program and Support/Control Programs from the Computer System, shall immediately return the Licensed Program and Support/Control Programs, each component thereof, and any data generated by their use to COMPANY or its designee, and shall immediately destroy any and all back-up or other copies of the Licensed Program, the Support/Control Programs, any parts thereof, documentation for the Licensed Program and Support/Control Programs and any data generated by their use, and other materials or information which relate to or reveal the Licensed Program and Support/Control Programs, their operation or any data generated by their use.

     10.B.SOFTWARE LICENSE FEE.
          --------------------

     DEVELOPER agrees to pay to COMPANY or its designee upon installation of the Licensed Program on DEVELOPER's Computer System, a software license fee (the "Software License Fee") in the amount of Fifteen Thousand Dollars ($15,000.00). The Software License Fee shall be fully earned by COMPANY or its designee upon installation of the Licensed Program on the Computer System and is non-refundable in whole or in part.

     10.C SOFTWARE SUPPORT SERVICE.
          ------------------------

     During the Agreement Term and, provided that DEVELOPER is in compliance with the terms of this Agreement, COMPANY or its designee shall provide to DEVELOPER such support services as COMPANY deems reasonably necessary to cause the Licensed Program and Support/Control Programs to perform on the Computer System in accordance with the standards therefor as specified from time to time by COMPANY. Such support services shall not extend to (a) error corrections, operational support and assistance resulting from DEVELOPER's use or operation of software which is not authorized by COMPANY for use on the Computer System,
(b) software training or (c) hardware maintenance. Such support service shall include non-procedural Help Desk calls. All procedural Help Desk calls will be handled by COMPANY for an additional fee of $25 per call.

     10.D SOFTWARE SUPPORT SERVICE FEE.
          ----------------------------

     For the software support service with respect to the Licensed Program provided to DEVELOPER, as described above, DEVELOPER agrees to pay to COMPANY or its designee a periodic software support service fee ("Software Support Fee") in the amount of Four Hundred Dollars ($400.00). Such fee shall be payable in advance for each Accounting Period on or before the eighth (8th) day prior to commencement of such period commencing on the installation of the Licensed Program on the Computer System. The Software Support Fee may be increased by COMPANY from time to time, at its sole option, upon written notice to DEVELOPER, subject to any limitation set forth in the Franchise Agreement.

     For the software support service relating to the Support/Control Programs provided to DEVELOPER by COMPANY, no additional fee will be charged. In the event DEVELOPER requests, and COMPANY, in its sole discretion, determines to perform, other support services (e.g., software training, hardware maintenance)
                                 ----
not provided for in this Agreement, COMPANY will charge DEVELOPER an additional fee at COMPANY's then-current hourly rate, plus expenses for such support services. DEVELOPER acknowledges that COMPANY's current rate for such services is $75 per hour and agrees that such rate is reasonable.

     10.E. MODIFICATION, ENHANCEMENT AND REPLACEMENT
           OF COMPUTER SYSTEM AND SOFTWARE.
           -------------------------------

     DEVELOPER acknowledges that COMPANY may, during the term of this Agreement, require DEVELOPER to modify, enhance and/or replace all or any part of the Computer System, the Licensed Program, the Support/Control Programs and/or the Specified Software at DEVELOPER's expense, and agrees, within sixty (60) days of receipt of notice from COMPANY, to acquire, or acquire the right to use for the remainder of the term of this Agreement and implement, the modified, enhanced or replacement version of the Computer System, the Licensed Program, the Support/Control Programs and/or Specified Software as specified by COMPANY and to take any and all other actions as may be necessary to enable them to operate as specified by COMPANY. Any such modifications, enhancements, and replacements may require DEVELOPER to incur additional costs to purchase, lease and/or license new or modified computer hardware and/or software or other equipment and to obtain different and/or additional service and support services during the term of this Agreement. DEVELOPER acknowledges that COMPANY cannot estimate the costs of future enhancements, modifications, and replacements to the Computer System, the Licensed Program, the Support/Control Programs and/or Specified Software, and that the cost to DEVELOPER of obtaining such enhancements, modifications, and replacements, may not be fully amortizable over the remainder of the Development Term or the Agreement Term. Nonetheless, DEVELOPER agrees to incur such costs in connection therewith, provided that the COMPANY is then currently specifying the same enhancements, modifications, and replacements for use in COMPANY-operated UNITS.

     10.F WARRANTIES AND LIMITATION OF LIABILITY.
          --------------------------------------

     COMPANY represents and warrants to DEVELOPER that: (1) COMPANY has the right to license the Licensed Program and Support/Control Programs to DEVELOPER, as set forth in this Agreement; and (2) to the best of COMPANY's knowledge, the Licensed Program and Support/Control Programs do not, and as a result of any enhancements, improvements or modifications provided by COMPANY, will not infringe upon any United States patent, copyright or other proprietary right of any third party. In the event DEVELOPER's use of the Licensed Program or Support/Control Programs or any portion thereof, as provided by COMPANY, is enjoined as a result of a claim by a third party of patent or copyright infringement or violation of proprietary rights, COMPANY shall, in its sole discretion, either (i) procure for DEVELOPER the right to continue use of the Licensed Program or Support/Control Programs as contemplated hereunder, or (ii) replace the Licensed Program or Support/Control Programs or modify it such that there is no infringement of the third party's rights. Such action by COMPANY shall be DEVELOPER's sole and exclusive remedy against COMPANY in such event.

     Neither COMPANY nor its designee represents or warrants to DEVELOPER, and expressly disclaims any warranty, that the Licensed Program or Support/Control Programs are error-free or that their operation and use by DEVELOPER will be uninterrupted or error-free. Neither COMPANY nor its designee shall have any obligation or liability for any expense or loss incurred by DEVELOPER arising from use of the Licensed Program or Support/Control Programs in conjunction with any other computer program.

     EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTIES, COMPANY AND/OR ITS DESIGNEE MAKE NO WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE LICENSED PROGRAM, SUPPORT/CONTROL PROGRAMS, PROGRAM DOCUMENTATION, OR ANY OTHER MATERIAL FURNISHED HEREUNDER, OR ANY COMPONENT THEREOF AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

     10.G. SUBCOMPONENT LICENSES AND THIRD-PARTY LICENSES.
           ----------------------------------------------

     DEVELOPER acknowledges that the Licensed Program and Support/Control Programs contain third-party components and subcomponents which COMPANY has the authority to license to DEVELOPER as part of the Licensed Program and Support/Control Programs pursuant to and in accordance with software license agreements with third-party vendors (collectively, the "Component Licenses").
In addition, DEVELOPER acknowledges that acquisitions by DEVELOPER of all or portions of the Computer System and the Specified Software from or through the COMPANY are governed by license or other agreements by and between third-party vendors and COMPANY, which agreements specifically permit COMPANY to sell and/or sublicense all or portions of the Computer System and the Specified Software to DEVELOPER or specifically require DEVELOPER to agree to be bound by the terms thereof (either type of license hereinafter referred to as the "Third Party Licenses"). DEVELOPER therefore hereby agrees to be bound by the terms of each Component License and, to the extent DEVELOPER purchases all or portions of the Specified Software or the Computer System from or through COMPANY, each relevant Third Party License, in each case as if DEVELOPER was a party thereto, and agrees that the vendors and licensors of all or portions of the Specified Software and the Computer System and the licensors of all or portions of the Licensed Program (collectively, the "Vendors") are third-party beneficiaries of this Agreement with full rights to enforce this Agreement as it pertains to the purchased items and the Licensed Program and Support/Control Programs.
DEVELOPER further agrees to indemnify and hold harmless COMPANY and each of the Vendors from and against all costs, expenses, and damages arising out of or based upon any breach or claim of a breach of this Agreement, the Third Party Licenses or Component Licenses by DEVELOPER, its directors, officers, employees, agents and owners.

     10.H COVENANT TO USE ONLY SPECIFIED SOFTWARE AND
          LICENSED PROGRAM SUPPORT/CONTROL PROGRAMS.
          -----------------------------------------

     DEVELOPER acknowledges that operating non-Specified Software on the Computer System with the Specified Software and/or the License Program and Support/Control Programs may cause errors or other interruptions to or problems with the Specified Software, Licensed Program and/or Support/Control Programs. Therefore, DEVELOPER hereby agrees to operate only Specified Software, the Licensed Program and the Support/Control Programs on the Computer System.

11.  CONFIDENTIAL INFORMATION.
     ------------------------

     COMPANY or its licensors, as applicable, possess and may further develop and acquire certain confidential and proprietary information and trade secrets, including, but not limited to, the following categories of information, methods, techniques, procedures and knowledge developed or to be developed by COMPANY or its Affiliates or their consultants, contractors or designees, and/or franchise owners and developers (the "CONFIDENTIAL INFORMATION"):

          (1) methods, techniques, equipment, specifications (including Design Specifications, as defined in the Franchise Agreement), standards, policies, procedures, information, concepts and systems relating to and knowledge of and experience in the development, operation and franchising of UNITS and the development and operation of Commissaries; and

          (2)  marketing and promotional programs for UNITS; and

          (3) knowledge concerning the logic, structure and operation of computer software programs which COMPANY authorizes for use in connection with the operation of UNITS (including, without limitation, the Licensed Program), and all additions, modifications and enhancements thereof, and all data generated from use of such programs and the logic, structure and operation of database file structures containing such data and all additions, modifications and enhancements thereof; and

          (4) sales data and information concerning consumer preferences and inventory requirements for Products, materials and supplies, and specifications for and suppliers of certain materials, equipment and fixtures for UNITS (including, without limitation, the Stores) and for Commissaries; and

          (5) ingredients, formulas, mixes, spices, seasonings, recipes for and methods of preparation, baking, cooking, freezing, serving, packaging, catering and delivery of, Products and other items sold at UNITS; and

          (6) information concerning Product sales, operating results, financial performance and other financial data of UNITS (including, without limitation, the Stores); and

          (7) the Development Manual (defined in Section 13.J. of this Agreement), the Commissary Manuals (defined in Section 5.D of this Agreement) and the Store Manuals (defined in the Franchise Agreement); and

          (8)  customer lists and Product sales of the Stores; and

          (9)  employee selection procedures, training and staffing levels.

     COMPANY will disclose to DEVELOPER such parts of the Confidential Information as COMPANY deems necessary or advisable from time to time in its sole discretion for the development of Stores and Commissaries in providing training and in guidance and assistance furnished to DEVELOPER under this Agreement. DEVELOPER may also learn or otherwise obtain from COMPANY and its Affiliates and other licensors of components or elements of the System additional Confidential Information during the Agreement Term. DEVELOPER acknowledges and agrees that neither DEVELOPER nor any other person or entity will acquire by or through DEVELOPER any interest in or right to use the Confidential Information, other than the right to use it in the development of Stores and Commissaries pursuant to this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with COMPANY and with other UNIT developers and franchise owners. DEVELOPER agrees to disclose the Confidential Information to Owners and to its employees only to the extent reasonably necessary for the development of Stores pursuant to this Agreement and only if such individuals have agreed to maintain such information in confidence in an agreement enforceable by COMPANY.

     DEVELOPER acknowledges and agrees that the Confidential Information is confidential to and a valuable asset of COMPANY or its licensors, as applicable, is proprietary, includes trade secrets of COMPANY and is disclosed to DEVELOPER solely on the condition that DEVELOPER, its Owners and employees who have access to the Confidential Information agree, and DEVELOPER does hereby agree that, during and after the Agreement Term, DEVELOPER, its Owners and such employees:

          (a) will not use the Confidential Information in any other business or capacity (unless, in the case of the Licensed Program, separately licensed by the owner thereof); and

          (b) will maintain the absolute confidentiality of the Confidential Information; and

          (c) will not make unauthorized copies of any portion of the Confidential Information disclosed in written or other tangible form; and

          (d) will adopt and implement all reasonable procedures prescribed from time to time by COMPANY to prevent unauthorized use or disclosure of the Confidential Information, including, without limitation, requiring employees and Owners who will have access to such information to execute non-competition and confidentiality agreements in the form attached hereto as Exhibit J (the "CONFIDENTIALITY
                                               ---------
     AND NON-COMPETITION AGREEMENT"). DEVELOPER shall provide COMPANY, at its request, executed originals of each such Confidentiality and Non-Competition Agreement.

     Nothing contained in this Agreement shall be construed to prohibit DEVELOPER from using the Confidential Information in connection with the operation of any Store pursuant to a Franchise Agreement or pursuant to another development agreement between COMPANY and DEVELOPER.

     Notwithstanding anything to the contrary contained in this Agreement and provided DEVELOPER shall have obtained COMPANY's prior written consent, the restrictions on DEVELOPER's disclosure and use of the Confidential Information shall not apply to the following:

          (i) information, methods, procedures, techniques and knowledge which are or become generally known in the food service business within the Development Area, other than through disclosure (whether deliberate or inadvertent) by DEVELOPER or any other party having an obligation of confidentiality to COMPANY; and

          (ii) the disclosure of the Confidential Information in judicial or administrative proceedings to the extent that DEVELOPER is legally compelled to disclose such information, provided DEVELOPER has notified COMPANY prior to disclosure and shall have used its best efforts to obtain, and shall have afforded COMPANY the opportunity to obtain an appropriate protective order or other assurance satisfactory to COMPANY of confidential treatment for the information required to be so disclosed.

     DEVELOPER agrees to disclose to COMPANY all ideas, concepts, methods, techniques and products conceived or developed by DEVELOPER, Owners, affiliates or employees thereof during the Agreement Term relating to the development and operation of UNITS and Commissaries, provided that the aforementioned parties will not be obligated to make such disclosures if doing so would violate any contractual obligations of DEVELOPER which:

          (A)  arose prior to DEVELOPER's execution of this Agreement; and

          (B) DEVELOPER disclosed to COMPANY in writing prior to the Effective Date.

DEVELOPER hereby assigns to COMPANY and agrees to procure from its Owners, affiliates and employees assignment of any such ideas, concepts, methods, techniques and products which DEVELOPER is required to disclose to COMPANY hereunder. COMPANY shall have no obligation to make any lump sum or on-going payments to DEVELOPER or its Owners, affiliates or employees with respect to any such idea, concept, method, technique or product. DEVELOPER agrees that DEVELOPER will not use nor will it allow any other person or entity to use any such concept, method, technique or product without obtaining COMPANY's prior written approval.

12   EXCLUSIVE RELATIONSHIP.
     ----------------------

     DEVELOPER acknowledges and agrees that COMPANY would be unable to protect the Confidential Information against unauthorized use or disclosure and would be unable to encourage a free exchange of ideas and information among franchise owners and developers of UNITS, if developers, franchise owners and their Principal Owners (and members of their Immediate Families) were permitted to engage in, hold interests in or perform services for Competitive Businesses. DEVELOPER further acknowledges and agrees that the restrictions contained in this Section will not hinder its activities or the activities of its Principal Owners (or members of their Immediate Families) under this Agreement or in general. COMPANY has entered into this Agreement with DEVELOPER on the express condition that, with respect to the development and operation of food service businesses that sell Products, DEVELOPER and its Princi pal Owners and members of their respective Immediate Families will deal exclusively with COMPANY. DEVELOPER therefore agrees that, during the Agreement Term, neither DEVELOPER nor any Principal Owner of DEVELOPER, nor any member of the Immediate Family of DEVELOPER or of a Principal Owner of DEVELOPER, shall directly or indirectly:

          (a) have any interest as a record or beneficial owner in any Competitive Business (this restriction shall not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted by a national inter-dealer quotation system that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding); or

          (b) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business; or

          (c) divert or attempt to divert any business or any customers of any UNIT to any Competitive Business.

DEVELOPER further agrees that, during the Agreement Term, neither DEVELOPER nor any Principal Owner of DEVELOPER, nor any member of the Immediate Family of DEVELOPER or a Principal Owner of DEVELOPER shall directly or indirectly employ or seek to employ any person who is employed by COMPANY, its Affiliates or by any other developer or franchise owner of UNITS, nor induce nor attempt to induce any such person to leave said employment without the prior written consent of such person's employer.

     Furthermore, if DEVELOPER is a corporation, limited liability company or partnership, it will not engage in any business or other activity, directly or indirectly, other than the development and operation of Stores.

     DEVELOPER acknowledges and agrees that the failure of any person or entity restricted pursuant to this Section to comply with the restrictions of this Section (regardless of whether that person or entity actually has executed this Agreement or a Confidentiality and Non-Competition Agreement) shall constitute a breach of this Agreement.

     The restrictions of this Section shall not be construed to prohibit DEVELOPER, any Principal Owner of DEVELOPER, or any member of the Immediate Family of DEVELOPER or its Principal Owners from having a direct or indirect Ownership Interest in any UNITS, development agreements or franchise agreements for the development or operation of UNITS, or any entity owning, controlling or operating UNITS, or from providing services to any such UNITS pursuant to other agreements with COMPANY. Furthermore, the restrictions of this Section shall not prohibit DEVELOPER, any Principal Owner or any member of the Immediate Family of DEVELOPER or a Principal Owner (to the extent such person is an individual) from performing services for or having an Ownership Interest in a Permitted Competitive Business, or from conducting customary promotion and advertising of a Permitted Competitive Business. Such person(s) and business(es), if any, are identified on Exhibit G attached hereto.
                                        ---------

13.  OBLIGATIONS OF DEVELOPER.
     ------------------------

     13.A. FULL TIME SUPERVISION.
           ---------------------

     DEVELOPER (or the Principal Owner(s) designated in Exhibit G of this
                                                        ---------
Agreement and approved by COMPANY) and the Chief Operating Officer (as defined below) shall exert full-time efforts to fulfill the obligations of DEVELOPER under this Agreement and shall not engage in any other business or other activity, directly or indirectly, that requires any significant management responsibility or time commitments, or that may otherwise conflict with DEVELOPER's obligations under this Agreement.

     13.B. CHIEF OPERATING OFFICER.
           -----------------------

     Prior to or concurrently with the execution of this Agreement, DEVELOPER has designated the person identified on Exhibit G to this Agreement to act as
                                        ---------
the Chief Operating Officer of the business conducted by DEVELOPER pursuant to this Agreement (the "CHIEF OPERATING OFFICER"). DEVELOPER represents that the Chief Operating Officer holds and will continue to hold a significant, direct equity interest in DEVELOPER at all times during the Agreement Term. If the relationship of the Chief Operating Officer with DEVELOPER terminates or if he is unable to satisfactorily complete COMPANY's management training program, DEVELOPER agrees to promptly designate a replacement Chief Operating Officer acceptable to COMPANY, in its sole discretion, who shall at DEVELOPER's expense and subject to COMPANY's then-current training charges, satisfactorily complete the management training program.

     13.C. DEVELOPMENT DIRECTOR AND REAL ESTATE MANAGERS.
           ---------------------------------------------

     Upon COMPANY's written request, DEVELOPER shall designate a person (other than the persons serving as the Chief Operating Officer, the Training Director and the Marketing Director ) acceptable to COMPANY to act as the Development Director of DEVELOPER (the "DEVELOPMENT DIRECTOR") during the Development Term. If the relationship of the Development Director with DEVELOPER terminates, DEVELOPER agrees to promptly designate a replacement Development Director acceptable to COMPANY.

     The Development Director's duties will include, without limitation:

           (1) preparing and implementing a development plan for the Development Area in form satisfactory to COMPANY; and

           (2) consulting with COMPANY concerning the adaptation of COMPANY's existing site criteria and lease (or purchase) requirements for the Development Area; and

           (3) directing and coordinating the site evaluation efforts of DEVELOPER; and

           (4) negotiating leases or purchase agreements for proposed Store sites; and

           (5) developing Stores in the Development Area.

     DEVELOPER shall also hire and maintain the number of real estate managers meeting COMPANY's qualifications as COMPANY shall specify.

     13.D. TRAINING DIRECTOR.
           -----------------

     Upon COMPANY's written request, DEVELOPER shall designate a person (other than the persons serving as the Chief Operating Officer, the Development Director or the Marketing Director) acceptable to COMPANY to act as the Training Director of DEVELOPER (the "TRAINING DIRECTOR") who must satisfactorily complete COMPANY's management training program. If the proposed Training Director completes the management training program to COMPANY's satisfaction, COMPANY will certify him to fulfill the duties of the Training Director. Thereafter, DEVELOPER agrees to send the Training Director, from time to time as determined by COMPANY, to one or more locations which COMPANY designates for a period to be determined by COMPANY in order for COMPANY to re-certify the Training Director. So long as the Training Director's certification is current, the Training Director shall be responsible for training the employees of each Store and each Commissary at DEVELOPER's training facility, provided that (i) DEVELOPER has been authorized in writing by COMPANY to operate such a facility and (ii) such facility meets, and has been approved by COMPANY, in writing, as meeting, the specifications COMPANY prescribes for training facilities from time to time. If the Training Director ceases to be an employee of DEVELOPER or if the proposed Training Director is unable to satisfactorily complete the management training program or any subsequent training program, DEVELOPER agrees to promptly designate a replacement Training Director acceptable to COMPANY, who must, at DEVELOPER's expense and subject to COMPANY's then-current standard charges, satisfactorily complete COMPANY's management training program and be certified by COMPANY as provided above. COMPANY may, in its sole discretion as it deems necessary, require the Training Director to attend or to participate in, at DEVELOPER's expense, additional or refresher training programs at locations designated by COMPANY during the term of this Agreement.

     The Training Director's duties will include, without limitation:

           (1) training and supervising Store and Commissary personnel; and

           (2) furnishing on-site assistance to the personnel of Stores and Commissaries in connection with Store and Commissary openings; and

           (3) ongoing consultation with COMPANY and Store and Commissary management personnel concerning training matters; and

           (4) periodic reporting to COMPANY concerning DEVELOPER's training programs established and operated by DEVELOPER.

     DEVELOPER agrees, if authorized and required by COMPANY, in its sole discretion, to develop, operate and maintain throughout the Agreement Term a training program (including appropriate training facilities) for its employees in the use of the System in accordance with specifications prescribed by COMPANY from time to time.

     13.E. MARKETING DIRECTOR.
           ------------------

     Upon COMPANY's written request, DEVELOPER shall designate a person (other than the persons serving as the Chief Operating Officer, the Development Director and the Training Director) acceptable to COMPANY to act as the Marketing Director of DEVELOPER (the "MARKETING DIRECTOR"). If the relationship of the Marketing Director with DEVELOPER terminates, DEVELOPER agrees to promptly designate a replacement Marketing Director acceptable to COMPANY.

     The Marketing Director's duties will include, without limitation:

           (1) consulting with COMPANY concerning the adaptation of COMPANY's existing marketing programs and materials for the Development Area; and

           (2) preparing and, subject to COMPANY's approval, implementing marketing plans for the grand opening of the Stores; and

           (3) preparing and, subject to COMPANY's approval, implementing local marketing plans and marketing budgets for the Stores; and

           (4) coordinating the direction and administration of any local marketing efforts of the Stores; and

           (5) reporting periodically to COMPANY concerning local marketing programs of DEVELOPER in the Development Area.

     13.F. MANAGEMENT PERSONNEL AND TRAINING.
           ---------------------------------

     In addition to hiring, training and maintaining the personnel described in Paragraphs B. through E. of this Section, DEVELOPER shall hire, train and maintain the number and level of management personnel required for the conduct of its business pursuant to this Agreement, including, without limitation, a full-time Store Manager and a full-time Additional Manager for each Store and a full-time Commissary Manager and a full-time Additional Commissary Manager for each Commissary, in accordance with guidelines established from time to time by COMPANY. DEVELOPER shall keep COMPANY advised of the identities of such personnel. DEVELOPER shall be responsible for ensuring that such personnel are properly trained to perform their duties. COMPANY will from time to time make available a management training program for such personnel at times and locations designated by COMPANY. Such management training program will be made available at no charge to DEVELOPER's initial Chief Operating Officer, Development Director, Training Director and Marketing Director and, at DEVELOPER's request and at COMPANY's then-current standard charges, including, without limitation, travel and lodging expenses of COMPANY personnel for training not conducted at COMPANY's principal offices, additional DEVELOPER personnel and any replacement or substitute Chief Operating Officer, Development Director, Training Director and/or Marketing Director, subject to space availability in COMPANY's regularly scheduled management training programs. All management personnel shall be required to complete to COMPANY's satisfaction either COMPANY's management training program, a management training program provided by DEVELOPER and approved by COMPANY or another management training program certified and accredited by COMPANY.

     After COMPANY has certified him pursuant to this Agreement, DEVELOPER's Training Director shall provide an initial management training program to the Store Manager and Additional Manager of each Store and the Commissary Manager and Additional Commissary Manager of each Commissary at a training facility (including a facility maintained by DEVELOPER if COMPANY so requires) certified and accredited by COMPANY in accordance with COMPANY's requirements therefor. COMPANY will provide DEVELOPER with appropriate training materials or refresher or updated training materials at COMPANY's then-current standard charges therefor.

     13.G. BUDGETS AND FINANCING PLANS.
           ---------------------------

     DEVELOPER shall maintain sufficient financial resources to fulfill its obligations under this Agreement and under Franchise Agreements executed pursuant to this Agreement. Within 30 days after the execution of this Agreement, DEVELOPER shall submit to COMPANY for its approval, in a format specified by COMPANY, a written plan for the funding of the development of Stores pursuant to this Agreement (a "Funding Plan"), which plan shall be reasonably acceptable to COMPANY and which shall include details of the sources and terms of such funding and such other information or documents required by COMPANY. Among other factors, COMPANY may consider DEVELOPER's proposed debt/equity ratio and amount of indebtedness in reviewing such plan. Once a Funding Plan is approved by COMPANY, DEVELOPER must execute and adhere to the plan. The plan shall be subject to periodic review by COMPANY which may require, in its sole discretion, modifications to meet its then current minimum standards for developer financing plans.

     13.H. INSURANCE.
           ---------

     During the Agreement Term, in addition to insurance required to be maintained in connection with the development and operation of each Store, DEVELOPER agrees to maintain under policies of insurance issued by insurers rated "A-" or better by Alfred M. Best Company, Inc. and approved by Company:

           (1) such insurance as is necessary to comply with all legal requirements concerning insurance coverage (including, without limitation, workers' compensation requirements and insurance coverage) for persons attending COMPANY training programs on behalf of DEVELOPER; and

           (2) commercial general liability insurance (including, but not limited to, coverage for motor vehicles used in the development of Stores and in the operation of Commissaries hereunder, whether or not such vehicles are owned by DEVELOPER) against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the conduct of business by DEVELOPER pursuant to this Agreement, under one or more policies of insurance containing minimum liability coverage prescribed by COMPANY from time to time.

COMPANY may periodically increase the amounts of coverage required under such insurance policies and require different or additional kinds of insurance at any time, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards or other relevant changes in circumstances. Each insurance policy shall name COMPANY as an additional named insured, shall contain a waiver of all subrogation rights against COMPANY, its Affiliates, and their successors and assigns, and shall provide for thirty (30) days' prior written notice to COMPANY of any material modification, cancellation, or expiration of such policy. The maintenance of insurance coverage which meets the minimum requirements described in this Section and such additional coverages which DEVELOPER determines are appropriate for its particular circumstance shall be the responsibility of DEVELOPER.

     Upon execution of this Agreement, DEVELOPER shall provide COMPANY with evidence of such insurance. Thereafter, prior to the expiration of each insurance policy, DEVELOPER shall furnish to COMPANY a copy of each renewal or replacement insurance policy to be maintained by DEVELOPER for the immediately following term and evidence of the payment of the premium therefor.

     DEVELOPER's obligation to maintain insurance coverage as herein described shall not be affected in any manner by reason of any separate insurance maintained by COMPANY, nor shall the maintenance of such insurance relieve DEVELOPER of any indemnification obligations under this Agreement.

     13.I. RECORDS AND REPORTS.
           -------------------

     DEVELOPER shall maintain and use at its principal office the Computer System, in such form as is specified by COMPANY from time to time, and shall transmit information to, or allow the electronic collection of information by, COMPANY therefrom. DEVELOPER agrees, at its expense, to maintain and preserve at its principal office, full, complete and accurate records and reports and, if required by COMPANY, computer diskettes and databases in the form specified by COMPANY from time to time pertaining to the development and operation of Stores and the performance by DEVELOPER of its obligations under this Agreement, including but not limited to, records and information relating to the following: site reports, Site Agreements for Stores, supervisory reports relating to operation of Stores, records reflecting the financial condition and performance of DEVELOPER (utilizing COMPANY's bookkeeping, accounting, recordkeeping and records retention system including, without limitation, a general ledger system which utilizes a standard chart of accounts prescribed by COMPANY from time to time and timely entry of information into data bases of the Computer System and periodic printouts of reports generated from the Computer System), and information relating to employee turnover. To determine whether DEVELOPER is complying with this Agreement, COMPANY or its agents shall have the right at any reasonable time to inspect, audit and copy any books, records, reports, computer data bases and documents pertaining to DEVELOPER's obligations hereunder. DEVELOPER agrees to cooperate fully with COMPANY in connection with any such inspection or audit.

     In addition to the reports and information required in connection with the development and operation of Stores, DEVELOPER shall adopt a fiscal year consistent with the fiscal year adopted by COMPANY from time to time and furnish to COMPANY in the form and format from time to time prescribed by COMPANY (including, without limitation, via computer diskette and restated in accordance with COMPANY's financial reporting periods and consistent with COMPANY's then-current financial reporting periods and accounting practices and procedures):

           (1) weekly reports of sales and Royalty Base Revenue for the Stores each Monday (for the preceding Monday through Sunday period) and, if requested by COMPANY, daily reports of sales and Royalty Base Revenue for the Stores, by facsimile or telephone no later than 10:00 a.m. Rocky Mountain time on the following day; and

           (2) by the twentieth (20th) day of each Accounting Period, a report (in such form as COMPANY may request from time to time) on DEVELOPER's financing plan and DEVELOPER's activities during the immediately preceding Accounting Period including, but not limited to, DEVELOPER's activities in locating and developing sites and monitoring the operation of Stores, training activities, employee statistics and violations of health codes and other laws; and

          (3) upon request by COMPANY, such other data, reports, information and supporting records for such periods as COMPANY may from time to time prescribe

     (including, without limitation, daily and weekly sales reports by means of telephonic, facsimile or other reporting system).

           (4) within sixty (60) days after the end of DEVELOPER's fiscal year, a fiscal year end balance sheet, an income statement for such fiscal year reflecting all year-end adjustments and a statement of changes in cash flow, prepared in accordance with generally accepted accounting principles consistently applied and in the format prescribed by COMPANY from time to time; and

           (5) at least sixty (60) days prior to each required opening date on the Development Schedule, an anticipated development program/plan, in form prescribed by COMPANY from time to time, for the next succeeding required opening date; and

     Each such report and financial statement submitted by DEVELOPER shall be signed to DEVELOPER and verified as correct in the manner prescribed in COMPANY.

     DEVELOPER agrees to maintain and to furnish to COMPANY upon request complete copies of all income, sales, value added, use and service tax returns, and employee withholding, worker's compensation and similar reports filed by DEVELOPER reflecting DEVELOPER's activities and the activities of the Stores.

     DEVELOPER shall immediately report to COMPANY any events or developments which may have a materially adverse impact on the operation of any Store, the performance of DEVELOPER under this Agreement, or the goodwill associated with the Marks and UNITS.

     13.J. DEVELOPMENT MANUAL, COMMISSARY MANUALS
           --------------------------------------
           AND STORE MANUALS.
           -----------------

     COMPANY will loan to DEVELOPER for DEVELOPER's sole use during the Agreement Term one (1) copy of a confidential manual relating to the development and operation of UNITS and human resources policies and procedures, which may consist of one or more volumes, handbooks, manuals, written materials, video or audio cassette tapes, computer diskettes, and other materials and intangibles, as may be modified, added to, replaced or supplemented by COMPANY from time to time in its sole discretion (which modifications, additions or supplements may contain information developed for COMPANY by DEVELOPER with respect to the type of UNIT developed pursuant to this Agreement), whether by way of supplements, replacement pages, franchise bulletins, or other official pronouncements or means (collectively the "DEVELOPMENT MANUAL"). The Development Manual may be modified from time to time in COMPANY's sole discretion to reflect changes in the System or specifications, standards, policies and procedures for UNITS or such other changes or additions as COMPANY deems necessary or advisable. DEVELOPER shall keep its copy of the Development Manual current by immediately inserting all modified pages or materials furnished by COMPANY. In the event of a dispute about the contents of the Development Manual, the master copies maintained by COMPANY at its principal office shall be controlling. DEVELOPER acknowledges that the Development Manual is part of the Confidential Information and will be protected accordingly. DEVELOPER acknowledges and agrees that the content of the Development Manual and the Commissary Manuals, as modified from time to time, is incorporated herein by reference and that DEVELOPER will comply with all procedures, standards, specifications and requirements specified therein as though each such item were set forth in detail in this Agreement.

     COMPANY also will loan to DEVELOPER for its use during the term of each Franchise Agreement one (1) copy of the Store Manuals for each Store developed and opened by DEVELOPER under this Agreement. The Store Manuals for the first Store to be developed under this Agreement will be made available to DEVELOPER promptly after execution of this Agreement.

     13.K. COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES.
           ------------------------------------------------

     DEVELOPER shall secure and maintain in force in its name all required licenses, permits, and certificates relat ing to the conduct of its business pursuant to this Agreement. DEVELOPER shall comply with all applicable laws, ordinances and regulations, including, without limitation, laws and governmental regulations relating to the preparation, purchase and handling of food products, Delivery Service, Catering Service, Special Distribution Arrangements and the operation of Commissaries (if applicable), occupational hazards, health, safety and sanitation, worker's compensation insurance, unemployment insurance, and withholding and payment of all taxes. All advertising by DEVELOPER shall be approved by COMPANY and be completely factual, in good taste in the judgment of COMPANY, and conform to high standards of ethical advertising. DEVELOPER shall in all dealings with its customers, suppliers, COMPANY and public officials adhere to high standards of honesty, integrity, fair dealing and ethical conduct. DEVELOPER agrees to refrain from any business or advertising practice which may be injurious to the business of COMPANY and the goodwill associated with the Marks and UNITS. DEVELOPER shall notify COMPANY in writing:

           (1) within three (3) days after the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of DEVELOPER, the Stores or the Commissaries

           (2) immediately after receipt of any notice of violation of any law, ordinance or regulation relating to health, sanitation or the operation of the Stores or the Commissaries.

     13.L. HUMAN RESOURCES.
           ---------------

     DEVELOPER shall adopt, observe and enforce those human resources policies, programs and standards which COMPANY includes in the Development Manual, Store Manuals and Commissary Manuals or otherwise designates in writing as mandatory.

     13.M. SPECIFICATIONS, STANDARDS AND PROCEDURES.
           ----------------------------------------

     DEVELOPER agrees to comply strictly with all of COMPANY's mandatory specifications, standards and procedures relating to the Stores and Commissaries, which specifications, standards and procedures COMPANY may modify, supplement or replace from time to time. Any failure by DEVELOPER to adhere to such mandatory specifications, standards and procedures or to pass COMPANY's periodic quality control inspections shall constitute a breach of this Agreement. DEVELOPER agrees and acknowledges that COMPANY's mandatory specifications, standards and operating procedures relating to the appearance, function, cleanliness, days and hours of operation (days and hours of operation may vary somewhat among UNITS based on COMPANY's reasonable judgment of the requirements of the Store's trade area and whether COMPANY has approved any special services to be offered at or from a site), and operation of a UNIT, including, but not limited to:

           (1) type, brand, quality, taste, weight, dimensions, ingredients, uniformity, manner of preparation, preservation and sale of all Products and Supplies and Materials; and

           (2)   sales and marketing procedures and customer service; and

           (3)   advertising and promotional programs; and

           (4)   layout, decor and color scheme of the Store; and

           (5) recruitment, selection, training, appearance and dress of employees, including, without limitation, use of COMPANY's employee selection and training materials; and

           (6) safety, maintenance, appearance, cleanliness, sanitation, standards of service and operation of Stores; and

           (7) submission of requests for approval of brands of food and packaging products, supplies and suppliers; and

           (8) use and illumination of signs, posters, displays, standard formats and similar items; and

           (9) identification of DEVELOPER (and/or the entity executing Franchise Agreements for Stores pursuant to the Development Agreement) as the owner of Stores in the Development Area; and

           (10) types of and use of fixtures, furnishings, equipment, computer hardware and software, vehicles, and signs; and

           (11) carry-out, on-premises dining and (if authorized by COMPANY and agreed to by DEVELOPER) Delivery Service, Catering Service and Special Distribution Arrangements; and

           (12)  required and approved menu items; and

           (13) general staffing levels for the Stores and number, type and qualifications of Store personnel; and

           (14) participation in market research and test programs required or approved by COMPANY concerning various aspects of the System, including, without limitation, procedures, systems, techniques, furnishings, fixtures, equipment, ingredients, signs, labels, trade dress, logos, packaging, supplies, marketing materials and strategies, merchandising and new menu items and services. DEVELOPER agrees, if requested by COMPANY, to participate in COMPANY's customer surveys and market research programs.

DEVELOPER acknowledges and agrees that all mandatory specifications, standards and operating and inspection procedures prescribed from time to time by COMPANY in the Store Manuals or otherwise communicated to DEVELOPER in writing, shall constitute binding obligations on the part of DEVELOPER as if fully set forth herein, and any failure by DEVELOPER to adhere to such mandatory specifications, standards and operating and inspection procedures or to pass COMPANY'S periodic quality control inspections shall constitute grounds for termination of this Agreement by COMPANY, as provided for herein. All references herein to this Agreement shall include all such manda tory specifications, standards, and operating procedures.

14.  TRANSFER.
     --------

     14.A BY COMPANY.
          ----------

     This Agreement is fully transferable by COMPANY and shall inure to the benefit of any assignee or other legal successor to the interests of COMPANY herein.

     14.B THIS AGREEMENT IS NOT TRANSFERABLE BY DEVELOPER.
          -----------------------------------------------

     DEVELOPER understands, acknowledges and agrees (and hereby represents and warrants that its Owners understand and agree) that the rights and duties created by this Agreement are personal to DEVELOPER and its Owners and that a material cause for COMPANY's agreeing to enter into this Agreement is its reliance on the individual and collective character, skill, aptitude, business ability, and financial capacity of DEVELOPER and its Owners. Therefore, except as provided in Section 14.C. below, no Ownership Interest in DEVELOPER, no obligations of DEVELOPER under this Agreement, and no interest in this Agreement may be transferred. Any purported transfer in violation of this Section shall constitute a breach of this

Agreement and shall convey to the transferee no obligations under, rights to or interest in the foregoing.

     As used in this Agreement, a "transfer" shall include, without limitation, the following, whether voluntary, involuntary, direct or indirect, or conditional:

           (1)  an assignment, sale, gift or pledge;

           (2) the grant of a mortgage, lien or security interest, including, without limitation, the grant of a collateral assignment;

           (3) a merger, consolidation, share exchange or issuance of additional Ownership Interests or securities representing or potentially representing Ownership Interests or redemption of Ownership Interests;

           (4) a sale or exchange of voting interests or securities convertible to voting interests, or an agreement granting the right to exercise or control the exercise of voting rights of any holder of Ownership Interests or to control the operations or affairs of DEVELOPER; and

           (5) except where specifically approved by COMPANY, a management agreement whereby DEVELOPER delegates (i) any of its obligations under this Agreement; or (ii) any or all of the management functions with respect to a Store or the business to be conducted by DEVELOPER pursuant to this Agreement.

In addition to the foregoing, a transfer (as defined above) will require the prior written consent of COMPANY where such transfer occurs by virtue of (a) divorce; (b) insolvency; (c) dissolution of a corporation, partnership or limited liability company; (d) will; (e) intestate succession; or (f) declaration of or transfer in trust.

     14.C. CERTAIN RIGHTS TO TRANSFER
           OWNERSHIP INTERESTS IN DEVELOPER.
           --------------------------------

     Subject to (1) COMPANY's rights of first refusal under Section 14.G and (2) COMPANY's right to approve the proposed purchaser under Section 14.D., Ownership Interests (including stock options or other options to acquire Ownership Interests) may be transferred if:

           (1) the proposed transfer is by an Owner who is not a Principal Owner; and

           (2) the proposed transfer does not by itself or in conjunction with other transfers, result in the transfer of a Controlling Interest in DEVELOPER or of a change in the composition of the group holding a Controlling Interest in DEVELOPER; and

           (3) the proposed transfer is not to a Competitive Business or to a direct or indirect owner of interests in a Competitive Business; and

           (4) DEVELOPER and its Owners are in full compliance with this Agreement.

     In addition, an Owner's Ownership Interests in DEVELOPER shall be transferred to a transferee approved by COMPANY pursuant to Section 14.D within a reasonable time, not to exceed nine (9) months, after the death, permanent incapacity or liquidation of the Owner.

     14.D. COMPANY'S RIGHT TO APPROVE TRANSFERS.
           ------------------------------------

     COMPANY reserves the right to approve the proposed purchaser and transfer of any Ownership Interests in DEVELOPER which are permitted or mandated under
Section 14.C. to be transferred. If any Owner intends to transfer Ownership Interests, DEVELOPER shall deliver to COMPANY written notice of such proposed transfer at least thirty (30) days prior to its intended effective date. Such notice shall describe in detail the proposed transfer (including, without limitation, the nature of the transfer, the nature and amount of the interests being transferred, the reason for the transfer, the price and terms of the transfer and effective date) and identify and provide information regarding the proposed purchaser. COMPANY shall have thirty (30) days from delivery of such notice within which to evaluate the proposed transaction and to notify DEVELOPER of its approval or disapproval (with reasons) of the proposed transfer. If approved, the transfer must take place as described in the notice (as modified by any conditions imposed by COMPANY in granting its approval) and within thirty
(30) days of the delivery of notice of COMPANY's approval. In evaluating whether to grant its approval, COMPANY may evaluate any and all reasonable factors including, without limitation:

           (1) whether the proposed transferee and, if applicable, its owners are (a) of good moral character, (b) otherwise meet COMPANY's then applicable standards for developers of UNITS and (c) are in full compliance with any other franchise agreements or development agreements between COMPANY and them; and

           (2) whether the price and terms of the proposed transfer are not so burdensome as to adversely affect or have a potentially adverse affect on COMPANY's rights and interest under this Agreement.

     In granting its approval, COMPANY may also impose certain reasonable conditions, including, without limitation, the following:

           (1) that DEVELOPER reimburse COMPANY for any costs and expenses incurred by COMPANY in evaluating the proposed transfer;

           (2) that DEVELOPER, the transferring Owner or the proposed purchaser pay a transfer fee in the amount of $10,000;

           (3) that, if the transferring Owner finances any part of the sale price, it agrees, in a manner satisfactory to COMPANY, that all obligations of the purchaser under or pursuant to any promissory notes, agreements or security interests reserved by the transferring Owner be subordinate to any obligations of the purchaser to pay amounts due COMPANY and its Affiliates;

           (4) that the purchaser execute any individual undertakings then being required by COMPANY of other Owners of developers or franchise owners of UNITS;

           (5) that DEVELOPER, the transferring Owner and the purchaser (if the purchaser is then the owner of interests in another developer or franchise owner of UNITS) execute a general release and consent agreement, in form satisfactory to COMPANY, of any and all claims against COMPANY, its Affiliates, and their respective shareholders, officers, directors, employees and agents for matters arising on or before the effective date of the transfer; and

           (6) that the transferring Owner execute a noncompetition agreement in favor of COMPANY and the transferee, providing that the transferring Owner shall not directly or indirectly (through a member of the Immediate Family of the transferring Owner of DEVELOPER, or otherwise), for a period of two (2) years commencing on the effective date of such transfer:

                (a) have any interest as a disclosed or beneficial owner in any Competitive Business located or operating:

                    (i) within a five (5) mile radius of any UNIT in operation or under development in the Development Area on the effective date of the transfer; or

                    (ii) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of the transfer; or

                    (iii)  within the Development Area; or

                    (iv) within the state(s) where the Development Area is located;

                or

                (b) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business located or operating:

                    (i) within a five (5) mile radius of any UNIT in operation or under development in the Development Area on the effective date of the transfer; or

                    (ii) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of the transfer; or

                    (iii)  within the Development Area; or

                    (iv) within the state(s) where the Development Area is located; or

                (c) divert or attempt to divert any business or any customers of any UNIT to any Competitive Business;

                or

               (d) employ or seek to employ any person who is employed by COMPANY, its Affiliates or by any other developer or franchise owner of COMPANY, nor induce nor attempt to induce any such person to leave said employment without the prior written consent of such person's employer.

     The rights of Owners to transfer interests in DEVELOPER may be exercised only by the Owners and shall not be exercisable by a receiver, trustee, liquidator or other person acting in a comparable capacity with respect thereto.

     The restrictions of subparagraph (6)(a) of this Section 14.D. will not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted by a national inter-dealer quotation system that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding nor shall they be construed to prohibit DEVELOPER, any Principal Owner of Developer or any member of the Immediate Family of DEVELOPER or any Principal Owner from having a direct or indirect Ownership Interest in any UNIT, development agreements or franchise agreements for the development or operation of UNITS, or any entity owning, controlling or operating UNITS, or from providing services to UNITS pursuant to other agreements with COMPANY. Furthermore, the restrictions of this Section 14.D shall not prohibit DEVELOPER, any Owner of DEVELOPER, or (to the extent of such person is an individual) any member of the Immediate Family of an Owner of DEVELOPER from performing services for or having an Ownership Interest in a Permitted Competitive Business, or from conducting customary promotion and advertising of a Permitted Competitive Business.

     14.E. PUBLIC OR PRIVATE OFFERINGS.
           ---------------------------

     DEVELOPER acknowledges and agrees that it is the intent of COMPANY and DEVELOPER that DEVELOPER not be or become a public company or "reporting company" (as defined in Sections 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or otherwise) including by way of an initial public offering or a transfer to or merger with an existing public company. Accordingly, DEVELOPER agrees that securities of DEVELOPER or an entity owning a direct or indirect equity interest in DEVELOPER or this

Agreement, or any Store or Franchise Agreement may not be offered pursuant to a public offering. DEVELOPER further agrees that such securities will not be offered pursuant to a private placement without COMPANY's prior written consent. COMPANY hereby grants its consent to a private placement of securities by DEVELOPER provided that DEVELOPER ensures that:

           (1) such private placement complies with all applicable federal, state and local laws governing offerings of securities and all applicable agreements between DEVELOPER and COMPANY or its Affiliates;

           (2) such private placement complies with each of the relevant transfer procedures, requirements and limitations contained herein;

           (3) such private placement does not result in any change in operating control of DEVELOPER or any Store or in the parties owning a Controlling Interest or in the individual or individuals controlling the management, policies or decision-making power of DEVELOPER;

           (4) each person or entity receiving securities under such private placement shall be an accredited investor, as defined by applicable law, and shall have been identified and be reasonably acceptable to COMPANY; provided, however, that DEVELOPER may allow unaccredited investors to receive securities if DEVELOPER has complied with applicable law with respect thereto;

           (5) a draft of any offering memorandum or information proposed to be used in connection with any such private placement is submitted to COMPANY for review and comment within a reasonable time prior to its use, that the reasonable comments and suggestions of COMPANY thereto are given due consideration and that a final version of such memorandum or information be provided to COMPANY at least five (5) days prior to its distribution to prospective investors;

           (6) any offering memorandum or information used in connection with any such private placement shall clearly state that it is not an offering by COMPANY and that COMPANY has not participated in its preparation and has not supplied any financial information projections, budgets, cost estimates or similar information contained therein (all of which shall be the responsibility of DEVELOPER);

           (7) each recipient of information relating to such private placement agrees to maintain it in confidence;

           (8) the structure, timing, allocation and nature of such private placement is reasonably acceptable to COMPANY;

           (9) DEVELOPER does not as a result of the private placement, become a "Reporting Company" under Sections 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended; and

           (10) each person who or entity which becomes an Owner or Principal Owner as a result of such private placement agrees and undertakes to become bound by any provisions of this Agreement pertaining to Owners or Principal Owners, as applicable.

     DEVELOPER agrees to indemnify COMPANY for and hold COMPANY harmless against any and all costs, expenses, claims, actions, judgments and liabilities (including, but not limited to, costs and expenses related to legal defense) arising from or relating to any private placement approved by COMPANY pursuant to this Section. DEVELOPER also agrees to reimburse COMPANY for its reasonable expenses incurred in connection with any such private placement (including attorney's fees) and to comply with all requirements of COMPANY in connection with such offering, including, without limitation, adding appropriate disclaimers to the offering documents and execution of appropriate indemnification agreements.

     14.F. EFFECT OF CONSENT TO TRANSFER.
           -----------------------------

     COMPANY's consent to a transfer of this Agreement or any interest subject to the restrictions of this Section shall not constitute a waiver of any claims it may have against DEVELOPER (or its Owners), nor shall it be deemed a waiver of COMPANY's right to demand full compliance with any of the terms or conditions of this Agreement by the transferee. COMPANY's consent to any such transfer shall not, unless expressly provided in such consent, effect a release of DEVELOPER (or its Owners, as the case may be) post-transfer.

     14.G. COMPANY'S RIGHT OF FIRST REFUSAL.
           --------------------------------

     If DEVELOPER or any of its Owner(s) desire to make a transfer of an interest that is permitted under this Agreement, DEVELOPER or its Owner(s) shall obtain a bona fide, arms length executed purchase agreement (and any proposed ancillary agreements) in complete and definitive form and not subject to any financing or other material, substantive contingency and an earnest money deposit (in the amount of ten percent (10%) or more of the purchase price) from a qualified, responsible, bona fide and fully disclosed purchaser. A true and complete copy of such purchase agreement (conditioned on COMPANY's first refusal rights) and any proposed ancillary agreements shall immediately be submitted to COMPANY by DEVELOPER, such Owner(s), or both. The purchase agreement must apply only to an interest which is permitted to be transferred under this Agreement, may not include the purchase of any other property or rights of DEVELOPER (or such Owner(s)) and the price and terms of purchase offered to DEVELOPER (or such Owner(s)) in the purchase agreement for the aforementioned interests will reflect the bona fide price offered therefor and shall not reflect any value for any other property or rights. If the proposed purchaser proposes to buy any other property or rights from DEVELOPER (or such Owner(s)) under a separate, contemporaneous purchase agreement, DEVELOPER shall submit to COMPANY a true and complete copy of a bona fide, arms length executed purchase agreement (and any proposed ancillary agreements) in complete and definitive form and not subject to any financing or other material, substantive contingency. COMPANY shall have the right, exercisable by written notice delivered to DEVELOPER (or such Owner(s)) within thirty (30) days from the date of receipt by COMPANY of an exact copy of such purchase agreement, together with payment of any applicable transfer fee, and a completed executed application for COMPANY's consent to the transfer, to purchase such interest for the price and on the terms and conditions contained in such purchase agreement, provided that COMPANY may substitute cash, a cash equivalent, or marketable securities of equivalent value for any form of payment proposed in such purchase agreement, COMPANY's credit shall be deemed equal to the credit of any proposed purchaser, and COMPANY shall have not less than sixty (60) days to prepare for closing. Regardless of whether included in the purchase agreement, COMPANY shall be entitled to all customary representations and warranties given by the seller of a business, including, without limitation, representations and warranties as to:
(i) ownership, condi tion and title to the Ownership Interests and/or assets being purchased; (ii) absence of liens and encumbrances relating to such Ownership Interests or assets; (iii) validity of contracts of any legal entity whose Ownership Interests are purchased and (iv) liabilities, contingent or otherwise, of any legal entity whose Ownership Interests are purchased. If COMPANY does not exercise its right of first refusal, DEVELOPER (or such Owner(s)) may complete the sale to such purchaser pursuant to and on the exact terms of the purchase agreement, subject to COMPANY's approval of the transfer, as provided for in this Agreement, provided that if the sale to such purchaser is not completed within one hundred twenty (120) days after receipt of such purchase agreement by COMPANY, or there is a change in the terms of the sale, COMPANY shall again have an additional right of first refusal for thirty (30) days as set forth in this Agreement on the modified or initial terms and conditions of sale.

     14.H. OWNERSHIP STRUCTURE.
           -------------------

     DEVELOPER represents and warrants that its Owners are as set forth on

Exhibit G and covenants that DEVELOPER will not permit the identity of such
- ---------
Owners, or their respective interests in DEVELOPER, to change without complying with this Agreement.

     14.I. DELEGATION BY COMPANY.
           ---------------------

     DEVELOPER agrees that COMPANY shall have the right, from time to time, to delegate the performance of any portion or all of its obligations and duties under this Agreement to designees, whether the same are agents of COMPANY or independent contractors with which COMPANY has contracted to provide such services.

     14.J. PERMITTED TRANSFERS.
           -------------------

     Notwithstanding anything to the contrary contained in this Agreement and provided (a) DEVELOPER reimburses any costs incurred by COMPANY in connection therewith, (b) DEVELOPER, its Owners and the transferees comply with the provisions of the HSR Act, if applicable, prior to such a transfer, (c) DEVELOPER, its Owners and the transferees comply with all other restrictions of this Agreement applicable to Owners and ownership interests (including, without limitation, those restricting an Owner's ownership of interests in a

Competitive Business), and (d) the transfer does not, by itself or in conjunction with other transfers, result in the transfer of a Controlling Interest in DEVELOPER or of a change in the composition of the group holding a Controlling Interest in DEVELOPER, the provisions of this Section 14 (including, without limitation, the requirement of the payment of transfer fees under
Section 14.D(2) and the right of first refusal granted to COMPANY in Section 14.G) shall not restrict or apply to any assignment, sale, transfer of an Ownership Interest which:

           (1) is pursuant and according to the terms of a written stock or other equity interest option or stock or other equity interest bonus plan which benefits employees of DEVELOPER and/or of the Boston Chicken, Inc. franchise owner which provides management services to DEVELOPER pursuant to a support services agreement, and has been approved by COMPANY; or

           (2) is made for bona fide estate planning purposes (a) to a corporation, trust, partnership, or other entity controlled by the transferring Owner or (b) pursuant to an inter vivos or testamentary document or the laws of descent and distribution.

15.  TERMINATION OF AGREEMENT.
     ------------------------


     15.A. BY DEVELOPER.
           ------------

     If DEVELOPER is in full compliance with this Agreement and with all Franchise Agreements and COMPANY materially breaches this Agreement, DEVELOPER may terminate this Agreement effective thirty (30) days after COMPANY's receipt of written notice of termination if DEVELOPER gives written notice of such breach to COMPANY and COMPANY does not:

           (1) correct such breach within thirty (30) days after COMPANY's receipt of such notice of material breach; or

           (2) if such breach cannot reasonably be cured within thirty (30) days after COMPANY's receipt of such notice, undertake within thirty (30) days after COMPANY's receipt of such notice, and continue until completion, reasonable efforts to cure such breach.

Any attempt to terminate this Agreement by DEVELOPER other than as provided in this Section 15.A. shall be a breach by DEVELOPER of this Agreement.

     15.B. BY COMPANY.
           ----------

     COMPANY may terminate this Agreement, effective upon delivery of notice of termination to DEVELOPER or, where expressly applicable, upon failure to cure to COMPANY's satisfaction any breach of this Agreement before the expiration of any period of time within which such breach may be cured in accordance with the provisions set forth below, if:

           (1) DEVELOPER fails to satisfy the development obligations for the Development Area or any Sub-Area pursuant to this Agreement; or

           (2) any person or entity makes an assignment or transfer in violation of this Agreement; or

           (3) DEVELOPER or any Principal Owner of DEVELOPER has made any mater ial misrepresentation or omission in its application or acquisition of this Agreement or in connection with any transfer hereunder; or

           (4) DEVELOPER or any Owner of DEVELOPER is convicted by a trial court of, or pleads guilty or no contest to, a felony, or to any other crime or offense that may adversely affect the reputation of UNITS or the goodwill associated with the Marks, or engages in any misconduct which may adversely affect the reputation of UNITS or the goodwill associated with the Marks; or

           (5) DEVELOPER or any of its Owners or employees makes any unauthorized use of the Marks or the Copyrighted Works, makes any unauthorized use, disclosure or duplication of the Confidential Information, the Development Manual, the Commissary Manual, any of the Store Manuals or the Copyrighted Works, or challenges or seeks to challenge the validity of COMPANY's or its Affiliates' rights in and to the Marks, the Copyrighted Works or the Confidential Information (unless the foregoing prohibited act is inadvertent and does not have, or threaten to have, an adverse effect upon COMPANY, its business concept, its business operations, the business of any UNIT, any Mark, the Confidential Information, the Development Manual, or the Copyrighted Works, and DEVELOPER ceases and desists any such prohibited act promptly upon notice and reimburses COMPANY for all damages, losses, costs, and expenses incurred by COMPANY in connection with such prohibited acts); or

           (6) DEVELOPER, its Principal Owners, or members of their Immediate Families (whether or not bound by individual noncompetition undertakings) or other persons who have executed such individual undertakings violate the restrictions on the operation of Competitive Businesses during the Agreement Term set forth in Section 11 of this Agreement or Owners who have access to the Confidential Information violate the covenants concerning competition and confidentiality contained in the form of Confidentiality and Non-Competition Agreement attached hereto as Exhibit J
                                                                      ---------
     (regardless of whether any such party has executed this Agreement or a Confidentiality and Non-Competition Agreement); or

           (7) DEVELOPER fails to deliver or adhere to Funding Plan approved by COMPANY as required pursuant to Section 13.G. of this Agreement and does not correct such failure within ten (10) days after written notice of such failure is delivered to DEVELOPER; or

           (8) DEVELOPER fails to make payments of any amounts due to COMPANY and does not correct such failure within ten (10) days after written notice of such failure is delivered to DEVELOPER; or

           (9)  DEVELOPER fails to timely commence or provide:

                (a) Delivery Service pursuant to a Delivery Rider executed by COMPANY and DEVELOPER; or

                (b) Catering Service pursuant to a Catering Rider executed by COMPANY and DEVELOPER; or

                (c) Special Distribution Arrangements pursuant to a Special Distribution Agreement executed by COMPANY and DEVELOPER,

     in accordance with COMPANY's standards, specifications, and procedures, and does not correct such failure within 10 days after DEVELOPER's receipt of COMPANY's written notice of such failure to comply; or, if such failure cannot reasonably be corrected within the aforesaid 10-day period but can be corrected within a reasonably short time (not to exceed an additional 30 days), undertake within 10 days after DEVELOPER's receipt of COMPANY's written notice, and continue until completion, best efforts to correct such failure within such reasonably short time (not to exceed an additional 30 days) and furnish proof acceptable to COMPANY, upon its request, of such efforts and the date full compliance will be achieved; or

           (10) DEVELOPER fails to operate a Commissary at the time specified by COMPANY and at the location approved by COMPANY in accordance with COMPANY's standards, specifications and procedures and does not correct such failure within 10 days after DEVELOPER's receipt of COMPANY's written notice of such failure to comply; or, if such failure cannot reasonably be corrected within the aforesaid 10-day period but can be corrected within a reasonably short time (not to exceed an additional 30 days), undertake within 10 days after DEVELOPER's receipt of COMPANY's written notice, and continue until completion, best efforts to correct such failure within such reasonably short time (not to exceed an additional 30 days) and furnish proof acceptable to COMPANY, upon its request, of such efforts and the date full compliance will be achieved; or

           (11) DEVELOPER or any of its Owners fail: (a) to comply with any other provision of this Agreement, and does not correct such failure within thirty (30) days after DEVELOPER's receipt of COMPANY's written notice of such failure to comply; or (b) if such failure cannot reasonably be corrected within the aforesaid thirty (30) day period but can be corrected within a reasonably short time (not to exceed an additional thirty (30) days), undertake within ten (10) days after DEVELOPER's receipt of COMPANY's written notice, and continue until completion, best efforts to correct such failure within such reasonably short time (not to exceed an additional thirty (30) days) and furnish proof acceptable to COMPANY, upon its request, of such efforts and the date full compliance will be achieved; or

           (12) DEVELOPER or any of its Principal Owners fails on three or more separate occasions within any period of 18 consecutive months to comply with this Agreement in any material respect; or

           (13) COMPANY has delivered a notice of termination of a Franchise Agreement executed pursuant to this Agreement in accordance with its terms and conditions or DEVELOPER has attempted to terminate a Franchise Agreement with COMPANY in breach thereof; or

           (14) DEVELOPER becomes insolvent in the sense that it is unable to pay its bills as they become due; or

           (15) DEVELOPER has attempted to terminate this Agreement without complying with Section 15.A. of this Agreement.

     15.C. TERMINATION OF THE DEVELOPMENT
           TERM AND CERTAIN RIGHTS OF DEVELOPER.
           ------------------------------------

     In the event COMPANY is entitled to terminate this Agreement in accordance with Paragraph B. of this Section, COMPANY, in its sole discretion, shall have the option to terminate any one or more of the following instead of terminating this Agreement:

           (1) DEVELOPER's right to develop UNITS for which no Franchise Agreement has been executed under Section 3.A.; and

           (2) DEVELOPER's territorial rights granted pursuant to Section 3.A. in some or all of the Sub-Areas; and

           (3)  DEVELOPER's option to develop UNITS at Target Sites under
     Section 3.E.; and

           (4) DEVELOPER's option to purchase, and develop and operate UNITS at Conversion Sites under Section 3.F.; and

           (5)  any Delivery Rider(s) in effect between COMPANY and DEVELOPER;
     and

           (6)  any Catering Rider(s) in effect between COMPANY and DEVELOPER;
     and

           (7) any Special Distribution Arrangement(s) in effect between COMPANY and DEVELOPER, and

           (8)  require DEVELOPER to cease operation of one or more
     Commissaries,

effective ten (10) days after delivery of written notice thereof to DEVELOPER. If any of such rights, options or arrangements are terminated in accordance with this Paragraph, such termination shall be without prejudice to COMPANY's right to terminate this Agreement or other such rights, options or arrangements at any time thereafter for the same default or as a result of any additional defaults of this Agreement in accordance with Paragraph B. of this Section.

16.  RIGHTS AND OBLIGATIONS OF COMPANY AND
     DEVELOPER UPON TERMINATION OF THIS
     AGREEMENT OR EXPIRATION OF THE AGREEMENT TERM.
     ---------------------------------------------


     16.A. PAYMENT OF AMOUNTS OWED TO COMPANY.
           ----------------------------------

     DEVELOPER shall immediately pay to COMPANY upon termination of this Agreement or upon expiration of the Agreement Term any amounts owed by DEVELOPER to COMPANY or its Affiliates which are then unpaid plus interest due on any of the foregoing.

     16.B. MARKS AND COPYRIGHTED WORKS.
           ---------------------------

     Upon the termination of this Agreement or expiration of the Agreement Term, DEVELOPER shall:

           (1) immediately cease use of all of the Marks and not thereafter directly or indirect ly at any time or in any manner identify itself or any business as a current or former developer of or as otherwise associated with COMPANY, or use any Mark, any colorable imitation thereof or use any mark substantially identical to or deceptively similar to any Mark in any manner or for any purpose, or utilize for any purpose any trade name, trademark or service mark or other commercial symbol or trade dress that suggests or indicates a connection or association with COMPANY; and

           (2) immediately remove all signs containing any Mark, and return to COMPANY or destroy all forms, advertising and promotional materials and other materials containing any Mark or otherwise identifying or relating to the Marks; and

           (3) immediately take such action as may be required to cancel or, at COMPANY's option, to transfer to COMPANY or its designee, all fictitious or assumed name or equivalent registrations relating to its use of any Mark; and

           (4) immediately cease use of all Copyrighted Works which were furnished and/or licensed to DEVELOPER by COMPANY pursuant to this Agreement and return to COMPANY or destroy, at COMPANY's option, all forms, advertising and promotional materials or other materials containing such Copyrighted Works.

DEVELOPER shall furnish to COMPANY within thirty (30) days after the effective date of termination or expiration, evidence satisfactory to COMPANY of DEVELOPER's compliance with all of the foregoing obligations. Notwithstanding the foregoing, DEVELOPER shall continue to have the right to use the Marks and Copyrighted Works pursuant to any Franchise Agreements it has entered into pursuant to this Agreement which are then in effect.

     16.C. CONFIDENTIAL INFORMATION.
           ------------------------

     DEVELOPER agrees that upon termination of this Agreement or expiration of the Agreement Term:

           (1) it, and all of its affiliates, Owners, employees, agents or other representatives, will immediately cease to use and will maintain the absolute confidentiality of any Confidential Information of COMPANY disclosed to or otherwise learned or acquired by DEVELOPER and will refrain from using such Confidential Information in any business or otherwise; and

           (2) it will return to COMPANY all copies of the Development Manual and any other confidential materials which have been loaned or made available to it by COMPANY pursuant to this Agreement.

     16.D. COVENANT NOT TO COMPETE.
           -----------------------

     Upon expiration of the Agreement Term or termination of this Agreement by COMPANY or by DEVELOPER, other than pursuant to Section 15.A., neither DEVELOPER nor any of its Principal Owners shall directly or indirectly (through a member of the Immediate Family of DEVELOPER or a Principal Owner of DEVELOPER, or otherwise) for a period of two (2) years commencing on the effective date of such termination or expiration or the date on which DEVELOPER ceases to conduct its activities hereunder, whichever is later:

           (1) have any interest as a disclosed or beneficial owner in any Competitive Business located or operating:

                (a) within a five (5) mile radius of any UNIT in operation or under development in the Development Area on the effective date of termination or expiration of this Agreement; or

                (b) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of termination or expiration of this Agreement; or

                (c) within the Development Area; or

                (d) within the state(s) where the Development Area is located;
           or

           (2) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business located or operating:

                (a) within a five (5) mile radius of any UNIT in operation or under development in the Development Area on the effective date of termination or expiration of this Agreement; or

                (b) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of termination or expiration of this Agreement; or

                (c) within the Development Area; or

                (d) within the state(s) where the Development Area is located;
           or

           (3) divert or attempt to divert any business or any customers of any UNIT to any Competitive Business; or

           (4) employ or seek to employ any person who is employed by COMPANY, its Affiliates or by any other developer or franchise owner of COMPANY, nor induce nor attempt to induce any such person to leave said employment without the prior written consent of such person's employer.

     The restrictions of Subparagraph (1) of this Paragraph D. will not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted by a national inter-dealer quotation system that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding nor shall they be construed to prohibit DEVELOPER, any Principal Owner of Developer or any member of the Immediate Family of DEVELOPER or any Principal Owner from having a direct or indirect Ownership Interest in any UNIT, development agreements or franchise agreements for the development or operation of UNITS, or any entity owning, controlling or operating UNITS, or from providing services to UNITS pursuant to other agreements with COMPANY. Furthermore, the restrictions of this Paragraph D. shall not prohibit DEVELOPER, any Principal Owner of DEVELOPER, or (to the extent of such person is an individual) any member of the Immediate Family of DEVELOPER or a Principal Owner of DEVELOPER from performing services for or having an Ownership Interest in a Permitted Competitive Business, or from conducting customary promotion and advertising of a Permitted Competitive Business.

     16.E. EFFECT ON COMMISSARIES.
           ----------------------

     It is understood and agreed that the termination or expiration of the Development Term or the Agreement Term shall not affect the operation of the Commissaries which shall continue on the terms of this Agreement. DEVELOPER's right and obligation to operate a Commissary pursuant to this Agreement shall expire or terminate solely as set out in Section 5 of this Agreement.

     16.F. CONTINUING OBLIGATIONS.
           ----------------------

     All obligations of COMPANY and DEVELOPER under this Agreement which expressly or by their nature survive or are intended to survive the termination of this Agreement or expiration of the Agreement Term shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

17.  INDEPENDENT CONTRACTORS/INDEMNIFICATION.
     ---------------------------------------

     It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that COMPANY and DEVELOPER are and shall be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose. DEVELOPER shall conspicuously identify itself in all dealings with customers, suppliers, vendors, public officials, DEVELOPER personnel, and others as a developer of UNITS licensed by COMPANY and shall conspicuously and prominently place such other notices of independent ownership on such forms, business cards, stationery, advertising, and such other materials as COMPANY may require from time to time.

     DEVELOPER agrees to defend and hold COMPANY, its Affiliates and their respective shareholders, directors, officers, employees, agents, successors and assignees harmless against and to reimburse them for:

           (a) all claims, losses, obligations, damages and taxes described in this Section;

           (b) any and all claims, losses, damages and liabilities of customers and others directly or indirectly arising out of this Agreement, the development or operation of any UNITS pursuant to this Agreement or the development and operation of Commissaries pursuant to this Agreement (including, without limitation, breach or violation of any agreement, contract or commitment by DEVELOPER resulting from DEVELOPER's execution and delivery of this Agreement or performance of any of its obligations hereunder or liabilities asserted by Owners or employees, agents or other representatives of DEVELOPER arising in connection with training provided by COMPANY or its Affiliates or designees or otherwise);

           (c)  the conduct of Catering Service or Delivery Service

           (d)  the operation of Special Distribution Arrangements;

           (e)  unauthorized activities conducted in association with the Marks;
     or

           (f) the transfer of any interest in this Agreement, any UNITS, to the extent that such claims, obligations, damages, losses or liabilities do not arise solely from the gross negligence or wrongful conduct of COMPANY.

For purposes of this indemnification, "claims" shall mean and include all obligations, actual, consequential, special, and punitive damages and costs reasonably incurred in the defense of any such claim against COMPANY or amounts paid and costs reasonably incurred in the settlement of any such claims, including, without limitation, reasonable accountants', attorneys', attorney assistants', arbitrators' and expert witness fees, cost of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses. COMPANY shall have the right to defend any such claim against it in such manner as COMPANY deems appropriate or desirable in its sole discretion. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

18.  ENFORCEMENT.
     -----------

     18.A. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.
           -------------------------------------------------

     If any provision of this Agreement relating to the in-term exclusive dealing covenants is declared or made invalid or unenforceable by judicial action, legislation or other government action, COMPANY may, if it believes in its sole discretion that the continuation of this Agreement would not be in its best interests, terminate this Agreement effective upon sixty (60) days' prior written notice to DEVELOPER.

     All other provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable. To the extent the post-transfer restrictive covenants or post-termination/post-expiration restrictive covenants contained herein are deemed unenforceable by virtue of their scope in terms of geographic area, business activity prohibited, or length of time, but may be made enforceable by reductions or alterations of either or any thereof, DEVELOPER and COMPANY agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard or operating procedure prescribed by COMPANY is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and COMPANY shall have the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to be valid and enforceable. Such modifications to this Agreement shall be effective only in such jurisdiction and shall be enforced as originally made and entered into in all other jurisdictions.

     18.B. WAIVER OF OBLIGATIONS.
           ---------------------

     COMPANY and DEVELOPER may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver.

Whenever this Agreement requires COMPANY's prior approval or consent, DEVELOPER shall make a timely written request therefor and such approval shall be obtained in writing.

     With respect to this Agreement, the Franchise Agreements, the relationship of the parties, the Stores, Catering Service, Delivery Service, Special Distribution Arrangements or any other matter, COMPANY makes no representations, warranties or guarantees upon which DEVELOPER may rely, and assumes no liability or obligation to DEVELOPER, by granting any waiver, approval, or consent to DEVELOPER, or by reason of any neglect, delay, or denial of any request therefor. Any waiver granted by COMPANY: (1) shall be without prejudice to any other rights COMPANY may have, (2) will be subject to continuing review by COMPANY, and (3) as to continuing waivers, may be revoked prospectively, in COMPANY's sole discretion, at any time and for any reason, effective upon delivery to DEVELOPER of ten (10) days' prior written notice.

     COMPANY and DEVELOPER shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand full compliance with every term, condition and covenant in this Agreement, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any:

           (i) custom or practice of the parties at variance with the terms hereof; or

           (ii) any failure, refusal, or neglect of COMPANY or DEVELOP ER to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder, including, without limitation, any mandatory specification, standard or operating procedure; or

           (iii) any waiver, forbearance, delay, failure, or omission by COMPANY to exercise any right, power, or option, whether of the same, similar or different nature, with respect to any UNIT or any development or franchise agreement therefor; or

           (iv)   any grant of a Franchise Agreement to DEVELOPER; or

           (v) the acceptance by COMPANY of any payments from DEVELOPER after any breach of this Agreement.

     Neither COMPANY nor DEVELOPER shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from any of the following and is not caused by the non-performing party:

           (vi)   acts of God; or

           (vii)  acts of war or insurrection; or

           (viii) strikes, lockouts, boycotts, fire and other casualties.

Any delay resulting from any of said causes shall extend the time allowed for performance accordingly or excuse performance, in whole or in part, as may be reasonable for the Store(s) directly affected thereby, except that such causes shall not excuse payment of amounts owed at the time of such occurrence or payment of any fees thereafter nor otherwise affect the Development Schedule or the development of other UNITS to be developed under this Agreement, and as soon as performance is possible the non-performing party shall immediately resume performance and, in no event, shall non-performance be excused for more than six
(6) months.

     18.C. INJUNCTIVE RELIEF.
           -----------------

     Nothing in this Agreement shall bar COMPANY's right to seek specific performance of the provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damages under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. DEVELOPER agrees that COMPANY may obtain such injunctive relief in addition to such further or other relief as may be available at law or in equity. DEVELOPER agrees that COMPANY will not be required to post a bond to obtain any injunctive relief and that DEVELOPER's only remedy if an injunction is entered against DEVELOPER will be the dissolution of that injunction, if warranted, upon due hearing (all claims for damages by reason of the wrongful issuance of such injunction being expressly waived hereby). Any such action shall be brought as provided in Paragraph G of this Section.

     18.D. RIGHTS OF PARTIES ARE CUMULATIVE.
           --------------------------------

     The rights of COMPANY and DEVELOPER hereunder are cumulative and no exercise or enforcement by COMPANY or DEVELOPER of any right or remedy hereunder shall preclude the exercise or enforcement by COMPANY or DEVELOPER of any other right or remedy hereunder or to which COMPANY or DEVELOPER is entitled by law.

     18.E. COSTS AND LEGAL FEES.
           --------------------

     If COMPANY engages legal counsel in connection with any failure by DEVELOPER to comply with this Agreement, DEVELOPER shall reimburse COMPANY for costs and expenses incurred by COMPANY, including, without limitation, reasonable accountants', attorneys', attorneys assistants', arbitrators' and expert witness fees, cost of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for, in contemplation of or in connection with the filing of any judicial or arbitration proceeding to enforce this Agreement.

     18.F. GOVERNING LAW.
           -------------

     EXCEPT TO THE EXTENT GOVERNED BY THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. {{ 1051 ET SEQ.), THIS
                               ------

AGREEMENT AND THE RELATIONSHIP BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO EXCEPT THAT SUCH STATE'S CHOICE OF LAW AND CONFLICT OF LAW RULES SHALL NOT APPLY AND ANY FRANCHISE REGISTRATION, DISCLOSURE, RELATIONSHIP OR SIMILAR STATUTE WHICH MAY BE ADOPTED BY THE STATE OF COLORADO SHALL NOT APPLY UNLESS ITS JURISDICTIONAL REQUIREMENTS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS PARAGRAPH.

     18.G. CONSENT TO JURISDICTION/CHOICE OF FORUM.
           ---------------------------------------

     DEVELOPER AGREES THAT DEVELOPER SHALL, AND COMPANY MAY, AT ITS OPTION, INSTITUTE ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY STATE COURT OF GENERAL JURISDICTION IN JEFFERSON COUNTY, COLORADO OR THE UNITED STATES FEDERAL DISTRICT COURT FOR THE DISTRICT OF COLORADO, OR THE STATE COURT OF GENERAL JURISDICTION OR UNITED STATES FEDERAL DISTRICT COURT NEAREST TO COMPANY'S EXECUTIVE OFFICE AT THE TIME SUCH ACTION IS FILED. DEVELOPER IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND WAIVES ANY OBJECTION IT MAY HAVE TO EITHER THE JURISDICTION OR VENUE OF ANY SUCH COURT.

     18.H. LIMITATIONS OF CLAIMS.
           ---------------------

     EXCEPT FOR CLAIMS BROUGHT BY COMPANY WITH REGARD TO DEVELOPER'S OBLIGATIONS TO MAKE PAYMENTS TO COMPANY PURSUANT TO THIS AGREEMENT OR TO INDEMNIFY COMPANY PURSUANT TO SECTION 17, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP OF DEVELOPER AND COMPANY PURSUANT HERETO SHALL BE BARRED UNLESS AN ACTION IS COMMENCED WITHIN: (1) TWO (2) YEARS FROM THE DATE ON WHICH THE ACT OR EVENT GIVING RISE TO THE CLAIM OCCURRED, OR (2) ONE (1) YEAR FROM THE DATE ON WHICH DEVELOPER OR COMPANY KNEW OR SHOULD HAVE KNOWN, IN THE EXERCISE OF REASONABLE DILIGENCE, OF THE FACTS GIVING RISE TO SUCH CLAIMS, WHICHEVER OCCURS FIRST.

     18.I. WAIVER OF PUNITIVE DAMAGES.
           --------------------------

     COMPANY AND DEVELOPER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SPECULATIVE DAMAGES AGAINST THE OTHER AND AGREE THAT IN THE EVENT OF A DISPUTE BETWEEN THEM, EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH SHALL BE LIMITED TO THE RECOVERY OF ACTUAL DAMAGES SUSTAINED BY IT.

     18.J. WAIVER OF JURY TRIAL.
           --------------------

     COMPANY AND DEVELOPER IRREVOCABLY WAIVE TRIAL BY JURY ON ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM.

     18.K. BINDING EFFECT.
           --------------

     This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns, and successors in interest, and shall not be modified except by written agreement signed by both DEVELOPER and COMPANY.

     18.L. CONSTRUCTION.
           ------------

     The preambles and exhibits are a part of this Agreement, this Agreement constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between COMPANY and DEVELOPER relating to the subject matter of this Agreement. Except as otherwise set forth herein, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto. The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit, or construe the contents of such sections or paragraphs. The term "DEVELOPER" as used in this Agreement is applicable to one or more persons or entities as the case may be, and the singular usage includes the plural and the masculine and neuter usages include each other and the feminine.

     If two or more persons are at any time DEVELOPER hereunder, whether or not as partners or joint venturers, their obligations and liabilities to COMPANY shall be joint and several. This Agreement shall be executed in multiple copies, each of which shall be deemed an original.

     18.M. REASONABLENESS; APPROVALS.
           -------------------------

     COMPANY and DEVELOPER agree to act reasonably in all dealings with each other pursuant to this Agreement. Whenever the consent or approval of either party is required or contemplated hereunder, the party whose consent or approval is required agrees not to unreasonably withhold the same, unless expressly subject to such party's sole discretion pursuant to the terms of this Agreement.

19.  NOTICES AND PAYMENTS.
     --------------------

     All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Development Manual shall be deemed so delivered at the time delivered by hand, one (1) business day after transmission by facsimile with proof of receipt, one (1) business day after being placed in the hands of a commercial courier service for overnight delivery, or three (3) business days after placement in the United States Mail by

Registered or Certified Mail, Return Receipt Requested, postage prepaid and properly addressed. Unless otherwise notified in writing, all notices, reports and/or payments to COMPANY shall be sent to COMPANY at 1526 Cole Boulevard, Suite 200, Golden, Colorado 80401-4086, to the attention of the Vice President, Franchise Development, with a copy to Vice President, General Counsel, or its most current principal business address of which DEVELOPER has been notified. Notices to DEVELOPER shall be sent to DEVELOPER at the address shown on the first page of this Agreement or to DEVELOPER's most current principal business address of which COMPANY has been notified, as applicable. All payments and reports required by this Agreement shall be directed to COMPANY at the above address, or to such other persons and places as COMPANY may direct from time to time. Any required payment or report not actually received by COMPANY during regular business hours on the date due (or postmarked by postal authorities at least two (2) days prior thereto) shall be deemed delinquent.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple originals on the day and year first above written and COMPANY has accepted this Agreement in Jefferson County, Colorado.


EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             DEVELOPER


By:___________________________________       By:________________________________

  Title:______________________________         Title:___________________________

                                   EXHIBIT A
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
          __________________________________________________________
                         DATED ______________________


                                CATERING RIDER
                                --------------

[PLEASE REFER TO THE FRANCHISE AGREEMENT, ATTACHED AS EXHIBIT C TO THIS OFFERING CIRCULAR, WHICH INCLUDES THE CATERING RIDER AS EXHIBIT A.]

                                   EXHIBIT B
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
          __________________________________________________________
                         DATED ______________________


                                DELIVERY RIDER
                                --------------

[PLEASE REFER TO THE FRANCHISE AGREEMENT, ATTACHED AS EXHIBIT C TO THIS OFFERING CIRCULAR, WHICH INCLUDES THE DELIVERY RIDER AS EXHIBIT B.]

                                   EXHIBIT C
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                AND ___________________________________________
                      DATED _____________________________


                                DEVELOPMENT FEE
                                ---------------

                                DEVELOPMENT FEE
                                ---------------


          1.  DEVELOPMENT FEE.  The Development Fee referred to in Section 7.A.
               ---------------
of this Agreement shall be _________________________ Thousand Dollars ($_________).




EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             DEVELOPER



By:_________________________________         By:________________________________
  Title:____________________________           Title:___________________________

                                   EXHIBIT D
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
          ___________________________________________________________
                         DATED ______________________


                              DEVELOPMENT AREA(S)
                              -------------------

                              DEVELOPMENT AREA(S)
                              -------------------


          The Development Area referred to in Section 2 of this Agreement shall consist of the aggregate of the Sub-Areas described as follows:


                                SUB-AREA NO. 1
                                --------------




                                SUB-AREA NO. 2
                                --------------

                                SUB-AREA NO. 3
                                --------------




EINSTEIN/NOAH BAGEL CORP.               ________________________________________
                                        DEVELOPER



By:____________________________         By:_____________________________________

  Title:_______________________         Title:__________________________________

                                   EXHIBIT E
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
            _______________________________________________________
                        DATED _________________________


                             DEVELOPMENT SCHEDULE
                             --------------------

                             DEVELOPMENT SCHEDULE
                             --------------------


     1. STORE DEVELOPMENT. DEVELOPER agrees to develop a total of ______________
        -----------------
___________ (_____) Stores in accordance with the terms of this Agreement.

     2. DEVELOPMENT OBLIGATIONS.  DEVELOPER agrees to have each Store specified
        -----------------------
below open on or before the specified "OPENING DATE" shown below and to have open and in operation in each Sub-Area indicated, on or before the Opening Dates specified below, the cumulative numbers of Stores shown below:

                                SUB-AREA NO. 1
                                --------------

                                                  CUMULATIVE NUMBER
                                                    OF STORES TO BE
  STORE                         OPENING          OPEN AND IN OPERATION
  NUMBER                         DATE            (THE "SUB-AREA QUOTA")
 --------                       -------          ----------------------

                                SUB-AREA NO. 2
                                --------------

                                                  CUMULATIVE NUMBER
                                                    OF STORES TO BE
  STORE                         OPENING          OPEN AND IN OPERATION
  NUMBER                         DATE            (THE "SUB-AREA QUOTA")
 --------                       -------          ----------------------







                                SUB-AREA NO. 3
                                --------------

                                                  CUMULATIVE NUMBER
                                                    OF STORES TO BE
  STORE                         OPENING          OPEN AND IN OPERATION
  NUMBER                         Date            (THE "SUB-AREA QUOTA")
 --------                       -------          ----------------------

                                                 TOTAL DEVELOPMENT QUOTA FOR THE
                                                   DEVELOPMENT AREA (THE "TOTAL
                                                      DEVELOPMENT QUOTA"):
                                                      -------------------


                                                         _____________




EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             DEVELOPER


By:____________________________              By:________________________________
  Title:_______________________                Title:___________________________

                                   EXHIBIT F
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
            ______________________________________________________
                            DATED ________________

                           FORM FRANCHISE AGREEMENT
                           ------------------------

[PLEASE REFER TO THE FRANCHISE AGREEMENT ATTACHED AS EXHIBIT C TO THIS OFFERING CIRCULAR.]

                                   EXHIBIT G
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
           ________________________________________________________
                           DATED __________________


                 PRINCIPAL OWNERS, OTHER OWNERS, KEY MANAGERS,
                       PERMITTED COMPETITIVE BUSINESSES,
                          AND INITIAL CAPITALIZATION
                          --------------------------

                 PRINCIPAL OWNERS, OTHER OWNERS, KEY MANAGERS,
                       PERMITTED COMPETITIVE BUSINESSES,
                          AND INITIAL CAPITALIZATION
                          --------------------------


     1.  PRINCIPAL OWNERS:  Listed below is the full name and mailing address
         ----------------
of each person or entity who is a Principal Owner of DEVELOPER, and a description of the nature and amount of such Principal Owner's direct or indirect equity or voting interest in DEVELOPER:

Name:_________________________________       Number of Interests Owned:_________
Address:______________________________       % of Total Interests:______________
______________________________________       Number of Interests Owner is
______________________________________       Entitled to
______________________________________       Vote:______________________________
______________________________________       Other Interest (Describe):_________
______________________________________       ___________________________________

Name:_________________________________       Number of Interests Owned:_________
Address:______________________________       % of Total Interests:______________
______________________________________       Number of Interests Owner is
______________________________________       Entitled to
______________________________________       Vote:______________________________
______________________________________       Other Interest (Describe):_________
______________________________________       ___________________________________

Name:_________________________________       Number of Interests Owned:_________
Address:______________________________       % of Total Interests:______________
______________________________________       Number of Interests Owner is
______________________________________       Entitled to
______________________________________       Vote:______________________________
______________________________________       Other Interest (Describe):_________
______________________________________       ___________________________________

Name:_________________________________       Number of Interests Owned:_________
Address:______________________________       % of Total Interests:______________
______________________________________       Number of Interests Owner is
______________________________________       Entitled to
______________________________________       Vote:______________________________
______________________________________       Other Interest (Describe):_________
______________________________________       ___________________________________

     2.  DESIGNATED PRINCIPAL OWNERS:  The following individuals above are
         ---------------------------
designated as Principal Owners based upon their business experience, financial capacity or other personal attributes:

Name:_________________________________       Name:______________________________

Name:_________________________________       Name:______________________________


     3.  OTHER OWNERS.  Listed below is the full name and mailing address of
         ------------
each person or entity, other than the Principal Owners, who directly or indirectly owns an equity or voting interest in DEVELOPER and a description of the nature of the interest (attach additional sheet if required):

Name:_________________________________       Number of Interests Owned:_________
Address:______________________________       % of Total Interests:______________
______________________________________       Number of Interests Owner is
______________________________________       Entitled to
______________________________________       Vote:______________________________
______________________________________       Other Interest (Describe):_________
                                             ___________________________________

Name:_________________________________       Number of Interests Owned:_________
Address:______________________________       % of Total Interests:______________
______________________________________       Number of Interests Owner is
______________________________________       Entitled to
______________________________________       Vote:______________________________
______________________________________       Other Interest (Describe):_________
______________________________________       ___________________________________

     4.  MANAGEMENT:  As required pursuant to Sections 13.A. and 13.B. of this
         ----------
Agreement, the following Principal Owners and the Chief Operating Officer shall exert full-time efforts to fulfill the obligations of DEVELOPER under this
Agreement:

Name:_________________________________       Name:______________________________
    (Principal Owner)                            (Chief Operating Officer)



Name:_________________________________
    (Principal Owner)

     5.  OWNERS OF PERMITTED COMPETITIVE BUSINESSES:  Listed below are the
         ------------------------------------------
Permitted Competitive Businesses and the Owners who are permitted hereunder to engage in those businesses.

NAME OF OWNER:                               NAME OF OWNER:


______________________________________       ___________________________________

Name of Competitive Business:                Name of Competitive Business:


______________________________________       ___________________________________

Address of Competitive Business:             Address of Competitive Business:


______________________________________       ___________________________________

______________________________________       ___________________________________



NAME OF OWNER:                               NAME OF OWNER:


______________________________________       ___________________________________

Name of Competitive Business:                Name of Competitive Business:


______________________________________       ___________________________________

Address of Competitive Business:             Address of Competitive Business:

______________________________________       ___________________________________

______________________________________       ___________________________________


DEVELOPER and its Owners represent and warrant that they have previously provided to COMPANY a true, correct, complete and detailed description of all Competitive Businesses in which they own, directly or indirectly, interests and that all such Competitive Businesses are disclosed in this Exhibit G.  DEVELOPER and its Owners acknowledge that COMPANY
                  ---------
has relied on the aforementioned description of such Competitive Businesses in entering into this Agreement with DEVELOPER.


     6.  INITIAL CAPITALIZATION.  DEVELOPER: (a) represents and warrants that it
         ----------------------
has developed and previously provided to COMPANY a description of its initial capital structure (the "Initial Capital Structure") which is a true, correct, complete and detailed description of DEVELOPER's capital structure; (b) covenants that it will not deviate from the Initial Capital Structure without COMPANY's prior written consent; and (c) acknowledges that COMPANY has relied on the Initial Capital Structure in entering into this Agreement.


EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             DEVELOPER


By:___________________________________       By:________________________________

  Title:______________________________         Title:___________________________

                                   EXHIBIT H
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
         _____________________________________________________________
                         DATED ______________________


            DEVELOPER ACKNOWLEDGMENTS AND REPRESENTATIONS STATEMENT
            -------------------------------------------------------

                 ACKNOWLEDGMENTS AND REPRESENTATIONS STATEMENT
                 ---------------------------------------------


     1. DEVELOPER acknowledges that it has read the Development Agreement (the "AGREEMENT") between Einstein/Noah Bagel Corp. ("COMPANY") and DEVELOPER dated as of the date hereof and COMPANY's Franchise Offering Circular in their entirety and that it understands and accepts the terms, conditions and covenants contained in the Agreement as being reasonably necessary to maintain COMPANY's high standards of quality and service and the uniformity of those standards at all UNITS in order to protect and preserve the goodwill of the Marks. (Capitalized terms not defined herein shall have the respective meanings set forth in the Agreement.) DEVELOPER acknowledges that: (a) COMPANY delivered and DEVELOPER received a copy of COMPANY's Franchise Offering Circular at the earlier of (i) DEVELOPER's first personal meeting with COMPANY or (ii) ten business days prior to the execution of the Agreement or the payment of any consideration by DEVELOPER in connection with the transaction contemplated in the Agreement; and (b) COMPANY delivered and DEVELOPER received the Agreement in form for execution at least five (5) business days prior to the execution of the Agreement.

     2. Attached to COMPANY's Franchise Offering Circular is a copy of the current form of Franchise Agreement. DEVELOPER acknowledges that the Franchise Agreement attached to COMPANY's Franchise Offering Circular is the current form of Franchise Agreement and that COMPANY, at its sole discretion, may from time to time modify or amend in any respect the standard form of Franchise Agreement used by COMPANY in offering or granting a UNIT franchise.

     3. DEVELOPER acknowledges that the food service business is a highly competitive industry, with constantly changing market conditions. DEVELOPER acknowledges that it has conducted an independent investigation of the business contemplated by the Agreement and recognizes that, like any other business, the nature of the business conducted by UNITS may change over time, that an investment in a UNIT involves business risks, and that the success of the venture is largely dependent upon the business abilities and efforts of DEVELOPER.

     4. DEVELOPER acknowledges and agrees that COMPANY has developed and will continue to develop or modify in the future branded retail food service businesses that offer and sell Products and other food and beverage items under different marks, systems and concepts. DEVELOPER understands that the rights granted to it under this Agreement are with regard only to the type of branded retail store that operates under the Principal Marks and System designated in Exhibit K. Further, DEVELOPER acknowledges and agrees that COMPANY retains the right, among other rights, to (1) operate and/or grant others the right to operate retail stores featuring bagels in DEVELOPER's Territory under marks and systems other than the Principal Marks and System designated in Exhibit K; or
(2) operate and/or grant others the right to offer Products in DEVELOPER's Territory using any method of distribution other than Stores including but not limited to wholesaling to other retail stores and to other distribution channels such as hotels and airlines.

     5. DEVELOPER acknowledges and agrees that some aspects of COMPANY's franchise program and the System are still under development and that COMPANY expects that there will be some significant variations in the System in different regional markets which may exist for an initial or transitional period, or on a permanent basis. COMPANY may, for example, allow DEVELOPER to use one recipe for bagels, cream cheeses or other items while allowing other developers and franchise owners to use different recipes. COMPANY may also allow variations between developers and franchise owners in the areas of trademarks, trade dress, operational items or other aspects of UNITS. DEVELOPER acknowledges and agrees that only COMPANY may determine what variations DEVELOPER may use and that DEVELOPER will in any event conform strictly to the standards and specifications which COMPANY establishes for DEVELOPER's Stores.

     COMPANY intends to allow these variations in the System: (a) as part of ongoing research and development for UNITS generally; and (b) to test whether regional variations in UNITS may be advantageous. DEVELOPER understands and accepts that, over time during the term of the Agreement COMPANY will continue to develop and refine various aspects of the System and that as new products, new operating procedures, new trade dress and other refinements are introduced, COMPANY may, in its sole discretion, cease to allow some or all of the variations and may require local or regional variations or national uniformity among UNITS as to aspects for which COMPANY had previously allowed variations. DEVELOPER acknowledges and agrees that this may mean that DEVELOPER may be required, for example, to change one or more of (a) the recipes DEVELOPER uses for bagels, cream cheese or other items; (b) the trademarks and/or service marks DEVELOPER uses; (c) the trade dress or operational procedures DEVELOPER uses; or
(d) other aspects of DEVELOPER's Stores. Some or all of these changes may require DEVELOPER to make substantial additional capital expenditures. DEVELOPER acknowledges and agrees that COMPANY may discontinue any of the variations which it had previously allowed DEVELOPER to utilize and that DEVELOPER will conform to all required local, regional and/or national standards and specifications and other requirements which COMPANY may establish from time to time even if it means substantial additional expense for DEVELOPER Further, COMPANY acknowledges and agrees that it shall provide to COMPANY the data COMPANY requires concerning DEVELOPER'S operations in order to allow COMPANY to assess the success of different variations in its retail store concept.

     Furthermore, DEVELOPER acknowledges and agrees that COMPANY may continue to operate and/or franchise others to operate UNITS in certain areas under a variety of trademarks and service marks, including without limitation "BAGEL & BAGEL," "BALTIMORE BAGELS," "EINSTEIN BROS.," "NOAH'S NEW YORK BAGELS" or "OFFERDAHL'S." COMPANY may allow the use of such various marks temporarily, indefinitely or permanently and on a local, regional, national or international basis. DEVELOPER further understands and agrees that COMPANY may, rather than operating and franchising a national chain of bagel stores operating under a single trademark or service mark, determine in its sole discretion to operate and franchise a network of bagel shops operating under different names and in different geographic areas.

     6. DEVELOPER acknowledges that neither COMPANY nor any officer, director, employee, agent, representative or Affiliate thereof or agents, has made any representations or statements of actual, average, projected or forecasted sales, profits, earnings, cash flow or costs with respect to any UNITS or the business contemplated by the Agreement. Neither COMPANY's sales personnel nor any employee, officer, director, agent, representative or affiliate of COMPANY is authorized to make any claims or statements as to the sales, profits, earnings, cash flow, costs or pros pects or chances of success that any developer or franchisee can expect or that present or past developers or franchisees have had. COMPANY specifically instructs its sales personnel, employees, officers, directors, agents, representatives and affiliates that they are not permitted to make such claims or statements as to the sales, profits, earnings, cash flow, costs or the prospects or chances of success, nor are they authorized to represent or estimate amounts of sales, profits, earnings, cash flow, costs or other measures as to any aspect of the operation of UNITS. COMPANY recommends that applicants for development rights make their own investigations and determine whether or not the business con templated by this Agreement is profitable. COMPANY will not be bound by any unauthorized representations as to DEVELOPER's sales, profits, earnings, cash flow, costs or prospects or chances of success. COMPANY recommends that each applicant for development rights consult with an attorney of its choosing and further be represented by legal counsel at the time of its closing. DEVELOPER acknowledges that it has had ample opportunity to consult with legal counsel and other professional advisors. DEVELOPER acknowledges that it has not received or relied on any representations about the development rights granted in the Agreement by COMPANY, or its officers, directors, employees or agents, that are contrary to the statements made in COMPANY's Franchise Offering Circular.

     7. DEVELOPER hereby acknowledges and agrees that COMPANY's approval of a proposed site or Site Agreement for a Store or a Commissary does not constitute an assurance, representation or warranty of any kind, express or implied, as to the suitability of the proposed site or Site Agreement for a Store or a Commissary or the successful operation or profitability of a Store or a Commissary operated at such site. COMPANY's approval of any such site or Site Agreement indicates only that COMPANY believes that such site or Site Agreement falls within acceptable minimum criteria established by COMPANY solely for COMPANY's purposes at the time of COMPANY's approval thereof. Both DEVELOPER and COMPANY acknowledge that application of criteria that have been effective with respect to other sites and premises may not be predictive of potential for all sites and that, subsequent to COMPANY's approval of a proposed site, demographic and/or economic factors, such as competition from other similar businesses, included in or excluded from COMPANY's criteria could change, thereby altering the potential of a proposed site. Such fac tors are unpredictable and are beyond COMPANY's control. COMPANY shall not be responsible for the failure of a site approved by COMPANY to meet DEVELOPER's expectations as to revenue or operational criteria. DEVELOPER further acknowledges and agrees that its acceptance of a franchise for the operation of a Store at any such site and its acceptance of the right and obligation to operate a Commissary are based on its own independent investigation of the suitability of the site.

     8. DEVELOPER acknowledges that COMPANY's approval of a financing plan for DEVELOPER's development and operation of the Stores under the Agreement does not constitute any assurance that such financing plan is adequate, favorable or not unduly burdensome, or that such Stores will be successful if the financing plan is implemented by DEVELOPER. COMPANY's approval of the financing plan indicates only that such financing plan meets or that COMPANY has waived COMPANY's then-current minimum standards established by COMPANY solely for its own purposes at the time of approval thereof.

     9. DEVELOPER acknowledges that in all of COMPANY's dealings with DEVELOPER, the officers, directors, employees and agents of COMPANY act only in a representative capacity and not in an individual capacity. DEVELOPER further acknowledges that the Agreement, and all business dealings between DEVELOPER and such individuals as a result of the Agreement, are solely between DEVELOPER and COMPANY. DEVELOPER further represents to COMPANY, as an inducement to its entry into this Agreement, that neither DEVELOPER nor its Owners have made any misrepresentations in obtaining the rights granted under the Agreement.

     10.  If DEVELOPER is a legal entity, DEVELOPER:

          A. represents that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, is qualified to do business in all jurisdictions in which its business activities or the nature of properties owned by DEVELOPER requires such qualification, and has the authority to execute and deliver the Agreement and perform all of DEVELOPER's obligations under the Agreement; and

          B. agrees that all certificates representing Ownership Interests of DEVELOPER now outstanding or hereafter issued will be endorsed with a legend in form approved by COMPANY reciting that the transfer of Ownership Interests in DEVELOPER is subject to restrictions contained in the Agreement.

     11. DEVELOPER, whether or not a legal entity, represents and warrants that DEVELOPER is not subject to any restriction, agreement, contract, commitment, law, judgment or decree which would prohibit or be breached or violated by DEVELOPER's execution and delivery of the Agreement or performance of its obligations thereunder. At COMPANY's request, DEVELOPER shall furnish an opinion of counsel to COMPANY, in form and substance satisfactory to COMPANY, to the effect that the Agreement is a valid and binding agreement of DEVELOPER, enforceable against DEVELOPER in accordance with its terms, and that DEVELOPER is not subject to any restriction, agreement, law, judgment or decree which would prohibit or be violated by DEVELOPER's execution and delivery of the Agreement and performance of its obligations thereunder.

     12. DEVELOPER further represents and warrants that all Owners of DEVELOPER and their interests therein are completely and accurately listed in Exhibit G to
                                                                    ---------
the Agreement and covenants that DEVELOPER will make, execute and deliver to COMPANY such revisions thereto as may be necessary during the term of the Agreement to reflect any changes in the information contained therein.

     13. DEVELOPER represents and warrants that its domicile is as set forth below:

          ______________________________________________________________________
                                    Address

          ______________________________________________________________________
                                City and State


                                             Dated:_____________________________


                                             ___________________________________
                                             DEVELOPER

                                             By:________________________________
                                               Title:___________________________

                                   EXHIBIT I
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                  AND ______________________________________
                          DATED ____________________


              GUARANTY AND ASSUMPTION OF DEVELOPER'S OBLIGATIONS
              --------------------------------------------------

              GUARANTY AND ASSUMPTION OF DEVELOPER'S OBLIGATIONS
              --------------------------------------------------


     THIS GUARANTY AND ASSUMPTION OF DEVELOPER'S OBLIGATIONS is given this ____ day of ________________________, 19__ , by the undersigned.


DEVELOPER:____________________________
               (NAME)

DATE OF DEVELOPMENT AGREEMENT:_________________


     In consideration of, and as an inducement to, the execution of the above-mentioned Einstein/Noah Bagel Corp. Development Agreement (the "AGREEMENT") by EINSTEIN/NOAH BAGEL CORP. ("COMPANY"), each of the undersigned and any other parties who sign counterparts of this guaranty (referred to herein individually as a "GUARANTOR" and collectively as "GUARANTORS") hereby personally and unconditionally: (a) guarantees to COMPANY, and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, that DEVEL OPER shall punctually pay and perform each and every undertaking, agreement and covenant set forth in the Agreement; and (b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Agreement, both monetary obligations and other obligations, including without limitation, the obligation to pay costs and legal fees as provided in the Agreement and the obligation to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including without limitation the provisions of the Agreement relating to competitive activities.

     Each Guarantor waives:

          1. acceptance and notice of acceptance by COMPANY of the foregoing undertakings; and

          2. notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; and

          3. protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; and

          4. any right he may have to require that an action be brought against DEVELOPER or any other person as a condition of liability; and

          5. all rights to payments and claims for reimbursement or subrogation which he may have against DEVELOPER arising as a result of his execution of and performance under this guaranty by the undersigned (including by way of counterparts); and

          6. any and all other notices and legal or equitable defenses to which he may be entitled.

     Each Guarantor consents and agrees that:

          (A) his direct and immediate liability under this guaranty shall be joint and several not only with DEVELOPER, but also among the Guarantors; and
          (B) he shall render any payment or performance required under the Agreement upon demand if DEVELOPER fails or refuses punctually to do so; and

          (C) such liability shall not be contingent or conditioned upon pursuit by COMPANY of any remedies against DEVELOPER or any other person; and

          (D) such liability shall not be diminished, relieved or otherwise affected by any subsequent rider or amendment to the Agreement or by any extension of time, credit or other indulgence which COMPANY may from time to time grant to DEVELOPER or to any other person, including, without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable throughout the Agreement Term of the Agreement and for so long thereafter as there are any monies or obligations owing by DEVELOPER to COMPANY under the Agreement; and

          (E) the written acknowledgment of DEVELOPER, accepted in writing by COMPANY, or the judgment of any court or arbitration panel of competent jurisdiction establishing the amount due from DEVELOPER shall be conclusive and binding on the undersigned as guarantors.

     If COMPANY is required to enforce this guaranty in a judicial or arbitration proceeding, and prevails in such proceeding, it shall be entitled to reimbursement of its costs and expenses, including, but not limited to, reasonable accountants', attorneys', attorneys' assistants', arbitrators' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If COMPANY is required to engage legal counsel in connection with any failure by the undersigned to comply with this Guaranty, the Guarantors shall reimburse COMPANY for any of the above-listed costs and expenses incurred by it.

     Each of the undersigned Guarantors represents and warrants that, if no signature appears below for such Guarantor's spouse, such guarantor is either not married or, if married, is a resident of a state which does not require the consent of both spouses to encumber the assets of the Guarantor's marital estate.

     IN WITNESS WHEREOF, each Guarantor has hereunto affixed his signature on the same day and year as the Agreement was executed.

GUARANTOR(S)
- ------------


______________________________________       SPOUSE:____________________________
NAME:                                            NAME:

______________________________________       SPOUSE:____________________________
NAME:                                            NAME:

______________________________________       SPOUSE:____________________________
NAME:                                            NAME:

______________________________________       SPOUSE:____________________________


______________________________________       SPOUSE:____________________________


______________________________________       SPOUSE:____________________________

                                   EXHIBIT J
                       TO THE EINSTEIN/NOAH BAGEL CORP.
                             DEVELOPMENT AGREEMENT
                                BY AND BETWEEN
                           EINSTEIN/NOAH BAGEL CORP.
                      AND _______________________________
                    DATED _________________________________


                   CONFIDENTIALITY AND NON-COMPETE AGREEMENT
                   -----------------------------------------

[PLEASE REFER TO THE FRANCHISE AGREEMENT, ATTACHED AS EXHIBIT C TO THIS OFFERING CIRCULAR, WHICH INCLUDES THE CONFIDENTIALITY AND NON-COMPETE AGREEMENT AS EXHIBIT H.]

                                   EXHIBIT K
                         TO THE DEVELOPMENT AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
            _______________________________________________________
                        DATED _________________________

                    PRINCIPAL MARKS TO BE USED BY DEVELOPER


     The Stores to be developed pursuant to this Agreement shall be identified by the following Principal Marks (subject to the rights of COMPANY to discontinue or modify such Marks pursuant to Section 8 of this Agreement) and shall be operated in accordance with the COMPANY's requirements, including but not limited to the System designated for the Store associated with such Principal Marks as in effect from time to time:








     COMPANY will provide DEVELOPER with the Development Manual(s) and Commissary Manual(s) (if applicable), as modified from time to time, that describes and provides standards and specifications for development of Stores under the Principal Marks and the System associated therewith and development and operation of commissaries.

                                   EXHIBIT C
                                   ---------

                           EINSTEIN/NOAH BAGEL CORP.
                              FRANCHISE AGREEMENT
                              -------------------

                           EINSTEIN/NOAH BAGEL CORP.

                              FRANCHISE AGREEMENT
                              -------------------


                                        ________________________________________
                                        FRANCHISE OWNER

                               TABLE OF CONTENTS
                               -----------------

SECTION                                                            PAGE
- -------                                                            ----

1.    INTRODUCTION AND CERTAIN DEFINITIONS.........................   1
      A.   INTRODUCTION............................................   1
      B.   DEFINITIONS.............................................   2

2.    GRANT OF FRANCHISE...........................................   8
      A.   GRANT OF FRANCHISE; TERM; PRINCIPAL OWNERS'
           GUARANTY................................................   8
      B.   TERRITORIAL RIGHTS......................................   9
      C.   RIGHTS RETAINED BY COMPANY..............................   9
      D.   FRANCHISE OWNER'S OPTION TO PURCHASE CONVERSION
           SITES...................................................  10

3.    OTHER DISTRIBUTION METHODS...................................  11
      A.   SPECIAL DISTRIBUTION ARRANGEMENTS.......................  11
      B.   DELIVERY SERVICE........................................  12
      C.   CATERING SERVICE........................................  13

4.    DEVELOPMENT AND OPENING OF THE STORE.........................  14
      A.   SITE SELECTION AND LEASE................................  14
      B.   STORE DESIGN SPECIFICATIONS AND CONSTRUCTION PLANS......  14
      C.   DEVELOPMENT OF THE STORE................................  14
      D.   EQUIPMENT, FIXTURES, FURNISHINGS AND SIGNS..............  15
      E.   COMPUTER SYSTEM.........................................  16
      F.   STORE OPENING...........................................  16
      G.   GRAND OPENING PROGRAM...................................  16
      H.   RELOCATION OF THE STORE.................................  17
      I.   FINANCING PLAN..........................................  17

5.    TRAINING AND GUIDANCE........................................  18
      A.   TRAINING................................................  18
      B.   GUIDANCE AND ASSISTANCE.................................  18
      C.   STORE MANUALS...........................................  19

6.    MARKS........................................................  20
      A.   GOODWILL AND OWNERSHIP OF MARKS.........................  20
      B.   LIMITATIONS ON FRANCHISE OWNER'S USE OF MARKS...........  20
      C.   NOTIFICATION OF INFRINGEMENTS AND CLAIMS................  21

SECTION                                                                PAGE
- -------                                                                ----

      D.   DISCONTINUANCE OF USE OF MARKS..............................  21
      E.   INDEMNIFICATION OF FRANCHISE OWNER..........................  21

7.    COPYRIGHTS.......................................................  22
      A.   OWNERSHIP OF COPYRIGHTED WORKS..............................  22
      B.   LIMITATION ON FRANCHISE OWNER'S USE OF
           COPYRIGHTED WORKS...........................................  22
      C.   NOTIFICATION OF INFRINGEMENTS AND CLAIMS....................  23
      D.   DISCONTINUANCE OF USE OF COPYRIGHTED WORKS..................  23

8.         LICENSED PROGRAM AND COMPUTER SYSTEM........................  24
      A.   GRANT OF LICENSE............................................  24
      B.   SOFTWARE LICENSE FEE........................................  26
      C.   SOFTWARE SUPPORT SERVICE....................................  26
      D.   SOFTWARE SUPPORT SERVICE FEE................................  26
      E.   MODIFICATION, ENHANCEMENT,
           AND REPLACEMENT OF COMPUTER SYSTEM,
           LICENSED PROGRAM AND SPECIFIED SOFTWARE.....................  27
      F.   WARRANTIES AND LIMITATION OF LIABILITY......................  27
      G.   SUBCOMPONENT LICENSES AND THIRD-PARTY LICENSES..............  28

9.    CONFIDENTIAL INFORMATION.........................................  28

10.   EXCLUSIVE RELATIONSHIP...........................................  31

11.   FEES.............................................................  32
      A.   INITIAL FRANCHISE FEE.......................................  32
      B.   ROYALTY FEE.................................................  33
      C.   DEFINITION OF "ROYALTY BASE REVENUE"........................  33
      D.   INTEREST ON LATE PAYMENTS...................................  33
      E.   APPLICATION OF PAYMENTS.....................................  34
      F.   ELECTRONIC FUNDS TRANSFER...................................  44

12.   STORE IMAGE AND OPERATION........................................  34
      A.   CONDITION AND APPEARANCE OF THE STORE.......................  34
      B.   STORE MENU AND SERVICES.....................................  36
      C.   APPROVED PRODUCTS, DISTRIBUTORS AND SUPPLIERS...............  37
      D.   SPECIFICATIONS, STANDARDS AND PROCEDURES....................  39
      E.   COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES............  40
      F.   MANAGEMENT AND PERSONNEL OF THE STORE.......................  41
      G.   INSURANCE...................................................  41

SECTION                                                               PAGE
- -------                                                               ----

      H.   CREDIT CARDS AND OTHER METHODS OF PAYMENT................... 43

13.   ADVERTISING...................................................... 43
      A.   MARKETING FUND.............................................. 43
      B.   LOCAL ADVERTISING FUND...................................... 45
      C.   ADVERTISING BY FRANCHISE OWNER.............................. 47

14.   ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS..................... 48

15.   INSPECTIONS AND AUDITS........................................... 50
      A.   COMPANY'S RIGHT TO INSPECT THE STORE........................ 50
      B.   COMPANY'S RIGHT TO AUDIT.................................... 50

16.   TRANSFER......................................................... 51
      A.   BY COMPANY.................................................. 51
      B.   NONTRANSFERABILITY OF CERTAIN RIGHTS........................ 51
      C.   COMPANY'S RIGHT TO APPROVE TRANSFERS........................ 52
      D.   CONDITIONS FOR APPROVAL OF TRANSFERS........................ 53
      E.   DEATH OR INCAPACITY OF FRANCHISE OWNER...................... 56
      F.   PUBLIC OR PRIVATE OFFERING.................................. 56
      G.   EFFECT OF CONSENT TO TRANSFER............................... 58
      H.   COMPANY'S RIGHT OF FIRST REFUSAL............................ 58
      I.   OWNERSHIP STRUCTURE......................................... 59
      J.   DELEGATION BY COMPANY....................................... 59
      K.   PERMITTED TRANSFERS......................................... 59

17.   GRANT OF SUCCESSOR FRANCHISES.................................... 60
      A.   FRANCHISE OWNER'S RIGHT TO A SUCCESSOR FRANCHISE............ 60
      B.   NOTICES..................................................... 61
      C.   SUCCESSOR FRANCHISE AGREEMENT/RELEASES...................... 62

18.   TERMINATION OF THE FRANCHISE..................................... 62
      A.   BY FRANCHISE OWNER.......................................... 62
      B.   BY COMPANY.................................................. 62
      C.   TERMINATION OF CERTAIN RIGHTS OF FRANCHISE OWNER............ 65

19.   RIGHTS AND OBLIGATIONS OF COMPANY AND FRANCHISE
      OWNER UPON TERMINATION OR EXPIRATION OF THE AGREEMENT............ 66
      A.   PAYMENT OF AMOUNTS OWED TO COMPANY.......................... 66
      B.   MARKS, TRADE DRESS, AND COPYRIGHTED WORKS................... 66
      C.   CONFIDENTIAL INFORMATION.................................... 68

SECTION                                                            PAGE
- -------                                                            ----
      D.   COVENANT NOT TO COMPETE.................................  68
      E.   CONTINUING OBLIGATIONS..................................  69
      F.   COMPANY'S RIGHT TO PURCHASE ASSETS OF THE STORE.........  69

20.   RELATIONSHIP OF THE PARTIES/INDEMNIFICATION..................  71
      A.   INDEPENDENT CONTRACTORS.................................  71
      B.   NO LIABILITY FOR ACTS OF OTHER PARTY....................  71
      C.   TAXES...................................................  72
      D.   INDEMNIFICATION.........................................  72

21.   ENFORCEMENT..................................................  72
      A.   SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.......  72
      B.   WAIVER OF OBLIGATIONS...................................  73
      C.   INJUNCTIVE RELIEF.......................................  74
      D.   RIGHTS OF PARTIES ARE CUMULATIVE........................  75
      E.   COSTS AND LEGAL FEES....................................  75
      F.   GOVERNING LAW...........................................  75
      G.   CONSENT TO JURISDICTION/CHOICE OF FORUM.................  75
      H.   LIMITATIONS OF CLAIMS...................................  76
      I.   WAIVER OF PUNITIVE DAMAGES..............................  76
      J.   WAIVER OF JURY TRIAL....................................  76
      K.   BINDING EFFECT..........................................  76
      L.   CONSTRUCTION............................................  76
      M.   REASONABLENESS; APPROVALS...............................  77

22.   NOTICES AND PAYMENTS.........................................  77

EXHIBITS AND ATTACHMENTS
- ------------------------

EXHIBIT A -        CATERING RIDER

EXHIBIT B -        DELIVERY RIDER

EXHIBIT C -        FRANCHISE OWNER ACKNOWLEDGMENTS AND
                   REPRESENTATIONS STATEMENT

EXHIBIT D -        PERMITTED COMPETITIVE BUSINESSES, FORM
                   DEVELOPMENT AGREEMENT (FOR SINGLE-STORE
                   FRANCHISES) AND IDENTITY OF DEVELOPER AND DATE
                   OF DEVELOPMENT AGREEMENT

EXHIBIT E -        PRINCIPAL OWNERS, OTHER OWNERS, DESIGNATED
                   PRINCIPAL OWNERS, STORE MANAGER, SUPERVISING
                   OWNERS AND INITIAL CAPITALIZATION

EXHIBIT F -        SITE AND TERRITORY

EXHIBIT G -        GUARANTY AND ASSUMPTION OF FRANCHISE OWNER'S
                   OBLIGATIONS

EXHIBIT H -        CONFIDENTIALITY AND NON-COMPETE AGREEMENT

EXHIBIT I -        AUTHORIZATION AGREEMENT FOR PREARRANGED
                   PAYMENTS (DIRECT DEBITS)

EXHIBIT J -        COLLATERAL ASSIGNMENT OF TELEPHONE NUMBERS
                   AND LISTINGS

EXHIBIT K -        PRINCIPAL MARKS TO BE USED BY FRANCHISE OWNER

                           EINSTEIN/NOAH BAGEL CORP.
                              FRANCHISE AGREEMENT
                              -------------------


     THIS AGREEMENT is made and entered into this day ___ of__________ , 199__ (the "EFFECTIVE DATE"), by and between EINSTEIN/NOAH BAGEL CORP., a Delaware corporation ("COMPANY"), and FRANCHISE OWNER (as defined below).

"FRANCHISE OWNER":                     _______________________________________,
                                       a ______________________________________
                                       ________________________________________
                                       ________________________________________
                                       ________________________________________

1.   INTRODUCTION AND CERTAIN DEFINITIONS.
     ------------------------------------

     INTRODUCTION.
     ------------

     COMPANY and its Affiliates (as defined below) have developed and may continue to develop methods of operating a number of branded retail food service businesses, each with its own concept and operated under its own system and marks referred to in this Agreement as a "UNIT" (defined below), which feature Products (defined below) for carry-out and on-premises dining. In addition to carry-out and on-premises dining, COMPANY may, in its sole discretion, offer to FRANCHISE OWNER the right to offer Delivery Service (defined below); or Catering Service (defined below) or to operate Special Distribution Arrangements (defined below) in connection with the UNIT. UNITS utilize the Marks (defined below) and operate at locations that feature distinctive food service formats and Trade Dress (defined below) and utilize distinctive business formats, specifications, employee selection and training programs, signs, equipment, layouts, systems, recipes, methods, procedures, software, designs and marketing and advertising standards and formats, all of which COMPANY may modify from time to time in its sole discretion (the "SYSTEM"). COMPANY operates, and grants franchises to certain qualified parties to own and operate UNITS using the System and the Marks .

     FRANCHISE OWNER has requested that COMPANY grant it a franchise to own and operate a UNIT at the Site (defined below) using the branded concept, Principal Marks (defined below) and System described in Exhibit K (a "STORE"). FRANCHISE OWNER's request and the Site have been approved by COMPANY in reliance upon all of the representations made in FRANCHISE OWNER'S application, in FRANCHISE OWNER's Site Approval Package (as defined in the Development Agreement), during the application process and in the Franchise Owner Acknowledgments and Representations Statement, a copy of which is attached hereto as Exhibit A,
                                                                 ---------
which shall be executed by FRANCHISE OWNER concurrently with this Agreement.

     Pursuant to the terms of the Development Agreement (defined below) COMPANY has granted to FRANCHISE OWNER (referred to in the Development Agreement as "DEVELOPER") the right to acquire the franchise to own and operate one (1) or more Stores.

     1.B  DEFINITIONS.
          -----------

     For purposes of this Agreement, the terms listed below have the meanings that follow them. Other terms used in this Agreement are defined in the context in which they occur.

     "ACCOUNTING PERIOD" - One of thirteen periods of four consecutive weeks in
      -----------------
each fiscal year of COMPANY that is designated by COMPANY as an accounting period of COMPANY.

     "AFFILIATE" - Any person or legal entity that directly or indirectly owns
      ---------
or controls COMPANY, that is directly or indirectly owned or controlled by COMPANY, or that is under common control with COMPANY. For purposes of this definition, "CONTROL" means the power to direct or cause the direction of the management, policies and operation of an entity. Neither Boston Chicken, Inc. ("BCI") nor any of its affiliates shall be considered Affiliates of COMPANY until such time as BCI owns a direct Ownership Interest in COMPANY and otherwise meets the foregoing definition of "Affiliates".

     "BAGEL STORE" - A food service business, including a UNIT, which derives a
      -----------
significant portion of its revenue from the sale of bagels and/or bagel-related products or from any other product or service which is or hereafter becomes a source of a significant portion of the revenue of any UNIT.

     "CATERING AREA" - The geographic area in which COMPANY, in its sole
      -------------
discretion, authorizes FRANCHISE OWNER to provide Catering Service pursuant to a Catering Rider, which area may be the same as, smaller than, larger than or different from the Territory (defined below).

     "CATERING RIDER" - The form of rider to a Franchise Agreement (as defined
      --------------
in the Development Agreement) used by COMPANY from time to time to authorize in its sole discretion a franchise owner of a UNIT to offer Catering Service (defined below) within the applicable Catering Area. The current form of COMPANY's Catering Rider is attached hereto as Exhibit A.

     "CATERING SERVICE" - The delivery of Products prepared at a UNIT or a
      ----------------
separate facility approved by COMPANY in writing (such approved facility is referred to herein as a "CATERING FACILITY") to customers in the Catering Area pursuant to COMPANY's standards and specifications for the provision of such service, which COMPANY may change from time to time in its sole discretion, where

          (1) such Products are intended to serve fifteen (15) or more persons, or

          (2) in addition to the delivery of Products, FRANCHISE OWNER provides ancillary services to a customer at a location within the Catering Area, including, by way of example and without limitation, the setting up for serving or distribution of Products.

     "COMMISSARY" - A food preparation facility operated by DEVELOPER pursuant
      ----------
to this Agreement that:

          (1) procures and receives Products, ingredients and materials used in the preparation and packaging of Products, and other materials and supplies used in the operation of UNITS;

          (2) prepares and packages Products in accordance with recipes, methods, procedures, standards and specifications established by COMPANY, in its sole discretion, from time to time; and

          (3) distributes to UNITS Products and other materials and supplies used in the operation of UNITS.

     "COMPETITIVE BUSINESS" - A business or enterprise, other than a UNIT or
      --------------------
Commissary, that:

          (1) offers food and/or beverage products at wholesale or retail, which are the same as or similar to the Products through:

               (a) on-premises dining;

               (b) carry-out;

               (c) delivery service;

               (d) catering service; or

               (e) other distribution channels; similar to those used by COMPANY; or

          (2) grants or has granted franchises or licenses or establishes or has established joint ventures, for the development and/or operation of one or more businesses or enterprises described in the foregoing clause (1); provided, however, that the term "Competitive Business" shall not include:

               (a) any Boston Market restaurant operated pursuant to a valid franchise or license agreement with Boston Chicken, Inc. or its successors; or

               (b) any business or enterprise that derives less than 10% of its revenue from the sale of (i) bagels and/or bagel related products (including but not limited to cream cheese and other spreads, bagel sandwiches and bagel chips) or (ii) any other product which accounts for 15% or more of the revenue of any UNIT owned or operated by COMPANY or a franchisee of COMPANY.

     "COMPUTER SYSTEM" - Those brands, types, makes, and/or models of
      ---------------
communications and computer systems and hardware specified or required by COMPANY for use by, between, or among UNITS, including, but not limited to:

          (1) back office and point of sale systems, data, audio, video, and voice storage, retrieval, and transmission systems for use at the Store, between or among UNITS, and between and among the Store and COMPANY and/or FRANCHISE OWNER;

          (2)  security systems;

          (3)  printers; and

          (4)  archival and back-up systems.

     "CONTROLLING INTEREST" - If FRANCHISE OWNER is a:
      --------------------

          (1) corporation, such number of the voting shares of FRANCHISE OWNER or such other rights as (a) shall permit voting control of FRANCHISE OWNER on any issue and (b) shall prevent any other person, group, combination, or entity from blocking voting control on any issue or exercising any veto power; and

          (2) general partnership, a managing partnership interest, such percentage of the general partnership interests in FRANCHISE OWNER or such other rights as (a) shall permit determination of the outcome on any issue and (b) shall prevent any other person, group, combination, or entity from blocking voting control on any issue or exercising any veto power;

          (3) limited partnership, general partnership interest, such percentage of limited partnership interests or such other rights as shall permit the replacement or removal of any general partner; and

          (4) limited liability company, such percentage of the membership interests of FRANCHISE OWNER or such other rights as (a) shall permit voting control of FRANCHISE OWNER on any issue and (b) shall prevent any other person, group, combination or entity from blocking voting control on any issue or exercising any veto power.

     "DELIVERY AREA" - The geographic area in which COMPANY, in its sole
      -------------
discretion, authorizes FRANCHISE OWNER to provide Delivery Service (defined below) pursuant to a Delivery Rider (defined below), which area may be the same as, smaller than, larger than or different from the Territory (defined below).

     "DELIVERY RIDER" - The form of rider to a Franchise Agreement used by
      --------------
COMPANY from time to time to authorize or require in its sole discretion a franchise owner of a UNIT to offer Delivery Service within the applicable Delivery Area. The current form of COMPANY's Delivery Rider is attached hereto as Exhibit B.

     "DELIVERY SERVICE" - The delivery of Products prepared at a UNIT or a
      ----------------
separate delivery facility approved by COMPANY (such approved facility is referred to herein as a "DELIVERY FACILITY") to customers in the Delivery Area pursuant to COMPANY's standards and specifications for the provision of such service, which COMPANY may change from time to time in its sole discretion, where

          (1) such Products are intended to serve fewer than fifteen (15) persons, and

          (2) such service involves the provision of no services other than the delivery of Products to a customer at a particular location within the Delivery Area.

     "DEVELOPMENT AGREEMENT" - The Einstein/Noah Bagel Corp. Development
      ---------------------
Agreement executed by COMPANY and DEVELOPER, if any, dated as of the date stated in Exhibit D attached hereto, pursuant to which DEVELOPER was granted the right
   ---------
to develop one (1) or more UNITS in a geographic area in which the Store is located.

     "IMMEDIATE FAMILY" - (1) The spouse of a person; and (2) the natural and
      ----------------
adoptive parents and natural and adopted children and siblings of such person and their spouses; and (3) the natural and adoptive parents and natural and adopted children and siblings of the spouse of such person; and (4) any other member of the household of such person; provided, in the case of natural and adopted children and siblings and their spouses and the parents, children and siblings of spouses, that such person received or had access to Confidential Information, including as an employee, supplier, officer, director, stockholder or agent of FRANCHISE OWNER or any other operator of a UNIT.

     "LICENSED PROGRAM" - The computer software programs developed by or for
      ----------------
COMPANY and/or designated by COMPANY from time to time as specified or required in connection with utilization of the Computer System, which may include, without limitation, COMPANY's point-of-sale, bookkeeping, inventory, training, marketing, employee selection, operations and financial information, collection and retrieval systems (including COMPANY's general ledger system utilizing the standard chart of accounts prescribed by COMPANY from time to time) for use in connection with the operation of UNITS or franchise owners' and developers' businesses, including any updates, supplements, modifications or enhancements thereto made from time to time, all related documentation, the tangible media upon which such programs are recorded, and the database file structure thereof, but excluding any data or databases owned or compiled by COMPANY or its Affiliates or their licensors for use with the Licensed Program or otherwise or any data generated by the use of the Licensed Program.

     "MARKETING AREA" - The geographic area in which the Store and other UNITS
      --------------
(regardless of the principal Mark under which the UNITS operate) are located which COMPANY designates from time to time in its sole discretion as a distinct area for marketing purposes. In making such determination, COMPANY may take into consideration:

          (1) information obtained from Arbitron, A. C. Nielsen Co. or a comparable source or

          (2) penetration of various forms of media such as radio, cable television, broadcast television, local and regional newspapers and similar media; or

          (3)  demographic characteristics (for example, urban versus suburban);
     or

          (4) political, man-made, or natural boundaries (for example, city, county or other political boundaries, expressways, railroads or rivers); or

          (5) other reasonable factors, including, without limitation, any combination of the foregoing.

     "MARKS" - The trademarks, service marks, logos and other commercial symbols
      -----
which COMPANY uses and authorizes developers and franchise owners to use to identify the services and/or products offered by UNITS, and the TRADE DRESS (defined below); provided that such trademarks, service marks, logos, other commercial symbols, and the Trade Dress are subject to modification and discontinuance at COMPANY's sole discretion and may include additional or substitute trademarks, service marks, logos, commercial symbols and trade dress as provided in this Agreement. The Marks include the Principal Marks which FRANCHISE OWNER is authorized to use in the operation of the Store.

     "OWNERSHIP INTERESTS" - In relation to a:  (i) corporation, the record or
      -------------------
beneficial ownership of one or more shares in the corporation; (ii) partnership, the record or beneficial ownership of a general or limited partnership interest;
(iii) limited liability company, the record or beneficial ownership of a membership interest in the limited liability company; or (iv) trust, the ownership of a beneficial interest of such trust.

     "OWNER" - Each person or entity holding direct or indirect, record or
      -----
beneficial Ownership Interests in FRANCHISE OWNER and each person who has other direct or indirect property rights in FRANCHISE OWNER, this Agreement, the Franchise or the Store.

     "PERMITTED COMPETITIVE BUSINESS" - A business which constitutes a
      ------------------------------
Competitive Business and is disclosed in Exhibit D to this Agreement, provided
                                         ---------
that such business (1) was not on the date of the Development Agreement and does not at any time thereafter become a Bagel Store, and (2) does not offer bagels or bagel-related products on its menu, provided that if such business is a franchised or licensed business of a franchisor which, pursuant to an agreement which is executed prior to the date of the Development Agreement and under which, after the date of the Development Agreement, the franchisor or licensor specifies that such business offer bagels or bagel-related products as a required menu item, it shall be deemed a Permitted Competitive Business so long as it does not become a Bagel Store.

     "PRINCIPAL MARKS" - The Marks COMPANY authorizes FRANCHISE OWNER to use to
      ---------------
identify the Store; the Principal Marks as of the date of this Agreement are described in Exhibit K to this Agreement.
             ---------

     "PRINCIPAL OWNER" - Each Owner which:
      ---------------

          (1)  is a general partner in FRANCHISE OWNER; or

          (2) has a direct or indirect equity interest of 10% or more (regardless of whether such Owner is entitled to vote thereon) in (a) FRANCHISE OWNER or (b) any Store or (c) any developer and/or franchise owner of UNITS other than FRANCHISE OWNER; provided, however, that a reduction in a Principal Owner's equity interest below 10% shall not affect his/her/its status as a Principal Owner unless such reduction is the result of the transfer of all his/her/its equity interests in FRANCHISE OWNER, a UNIT or such developer and/or franchise owner of a UNIT; or

          (3)  is designated as a Principal Owner in Section 2 of Exhibit G to
                                                                  ---------
     this Agreement;

     "PRODUCTS" - Products approved or required by COMPANY from time to time in
      --------
its sole discretion for sale at or from UNITS, including, without limitation, bagels, bagel-related products, cream cheese and other spreads, sandwiches, soups, salads, baked goods, breakfast items, an assortment of hot and cold beverages, teas (leaves, bags, dry mixes and related forms), coffees (beans, ground and related forms) and other food products and merchandise, provided that the foregoing products are subject to modification or discontinuance in COMPANY's sole discretion from time to time and may include additional or substitute products.

     "SITE" - The location identified in Exhibit F of this Agreement.  As used
      ----                               ---------
herein, the term "SITE" also refers to the interior and exterior of the structure housing the Store.

     "SPECIAL DISTRIBUTION AGREEMENT" - A separate agreement whereby COMPANY
      ------------------------------
authorizes a franchise owner of a UNIT to operate a Special Distribution Arrangement (defined below) at a Special Distribution Location (defined below) designated by COMPANY.

     "SPECIAL DISTRIBUTION ARRANGEMENT" - The sale of all or some of the
      --------------------------------
Products, as designated by COMPANY, at or from a Special Distribution Location (defined below), whether or not by or through on-premises food service facilities or concessions, pursuant to COMPANY's standards and specifications for such sales, which COMPANY may change from time to time in its sole discretion.

     "SPECIAL DISTRIBUTION LOCATION"  -  A facility or location, including by
      -----------------------------
way of example and without limitation, a grocery store, convenience store, supermarket, a school, hospital, office, work site, military facility, entertainment or sporting facility or event, airport, bus or train station, park, toll road or limited access highway facility or other similar facility, at or from which COMPANY, in its sole discretion, authorizes the operation of a Special Distribution Arrangement pursuant to a Special Distribution Agreement, which facility may be located within or outside the Territory.

     "SPECIFIED SOFTWARE" - Such software, programming, and services, other than
      ------------------
the Licensed Program, which COMPANY from time to time specifies or requires in connection with utilization of the Computer System.

     "STORE" - The UNIT which FRANCHISE OWNER is franchised to operate at the
      -----
Site pursuant to this Agreement that operates using the System and Principal Marks identified in Exhibit K hereto and pursuant to COMPANY's operational requirements associated with such Principal Marks as in effect from time to time.

     "TERRITORY" - The geographic area described in Exhibit F of this Agreement.
      ---------                                     ---------

     "TRADE DRESS" - The unit design, decor and image which COMPANY authorizes
      -----------
and requires for use in connection with the operation of the Store, as it may be revised and further developed by COMPANY or its Affiliates from time to time and as further described in the Manuals (defined below).

     "UNIT" - A branded retail store that:
      ----

          (1) offers Products (defined below) for consumer consumption through on-premises dining and carry-out, provided that COMPANY may, in its sole discretion, authorize such business to offer Delivery Service pursuant to a Delivery Rider and/or approve the franchise owner of such business to offer Catering Service pursuant to a Catering Rider or to operate Special Distribution Arrangements pursuant to a Special Distribution Agreement (defined below); and

          (2)  operates using the System and the Marks; and

          (3) is either operated by COMPANY or its Affiliates or pursuant to a valid franchise from COMPANY.

2.   GRANT OF FRANCHISE.
     ------------------

     2.A. GRANT OF FRANCHISE; TERM; PRINCIPAL OWNERS' GUARANTY.
          ----------------------------------------------------

     Subject to the provisions of this Agreement, COMPANY hereby grants to FRANCHISE OWNER a franchise (the "FRANCHISE") to operate the Store at the Site, and to use the Marks and System in the operation thereof, for a term of fifteen
(15) years commencing on the date of this Agreement. Termination or expiration of this Agreement shall constitute a termination or expiration of the Franchise and any and all licenses granted herein. FRANCHISE OWNER agrees that it will at all times faithfully, honestly and diligently perform its obligations hereunder, and that it will continuously exert its best efforts to promote and enhance the business of the Store and the goodwill of the Marks. FRANCHISE OWNER shall not conduct the business of the Store from any location other than the Site, except as otherwise provided under this Agreement, and will not offer Catering Service, Delivery Service or Special Distribution Arrangements within or outside the Territory, except as provided in Section 3 of this Agreement. FRANCHISE OWNER shall cause all persons or entities who are Principal Owners as of the

Effective Date, and their spouses, to execute and deliver to COMPANY concurrently with this Agreement, and all persons or entities which become Principal Owners thereafter, and their spouses, to execute and deliver to COMPANY promptly thereafter, the form of Guaranty and Assumption of Franchise Owner's Obligations ("GUARANTY") attached hereto as Exhibit G.
                                                    ---------

          Notwithstanding the foregoing:

               (a) FRANCHISE OWNER shall not be required to cause the execution and delivery of the Guaranties referred to in this Section if, and for such period of time as, FRANCHISE OWNER does not pay dividends or unreasonable compensation to any Owner at any time that members' equity is either less than $5,000,000 or would be reduced to below that amount by reason of such payment; and

               (b) spouses of guarantors shall not be required to execute any Guaranties referred to in this Section unless, under applicable law (including, without limitation, the law of the state in which such guarantors and/or their spouses reside), their failure to execute would render the Guaranties null and void.

     2.B. TERRITORIAL RIGHTS.
          ------------------

     Except as otherwise provided in this Agreement (including, without limitation, Section 2.D. and Section 3) and provided that FRANCHISE OWNER is in full compliance with this Agreement, COMPANY and its Affiliates will not during the term of this Agreement, operate or grant franchises for the operation of Stores within the Territory other than the Franchise granted to FRANCHISE OWNER pursuant to this Agreement.

     2.C. RIGHTS RETAINED BY COMPANY.
          --------------------------

     COMPANY (on behalf of itself, its Affiliates and its designees) retains all rights with respect to UNITS, the Marks, Copyrighted Works (defined below), and the sale of Products and any other products and services, anywhere in the world, including, without limitation:

          (1) the right to operate or grant others (including any person or entity related in any manner whatsoever to COMPANY) the right to operate food service businesses, including, without limitation, UNITS and/or Bagel Stores, using the Marks or any other marks and using the System or any other system at such locations within and/or outside the Territory, both during and upon expiration or termination of the term of this Agreement, and on such terms and conditions as COMPANY, in its sole discretion, deems appropriate (subject to the rights expressly granted to FRANCHISE OWNER in Section 2.B. of this Agreement); and

          (2) subject to any rights of FRANCHISE OWNER under Section 3 of this Agreement, the right, and the right to grant others (including any person or entity related in any manner whatsoever to COMPANY) the right, to develop, manufacture, market, distribute and/or sell Products and/or any other product or service within and/or outside the Territory through any channel of distribution whatsoever, whether wholesale, retail or otherwise, including, without limitation, through Special Distribution Arrangements (including, without limitation, through BOSTON MARKET outlets), Delivery Service and Catering Service under or in association with the Marks or any other trademark and/or to own or operate any other business under the Marks or any other trademarks; and

          (3) subject to Section 2.D. below, the right to acquire, operate and convert to a UNIT any business, including, without limitation, a business operating one or more Bagel Stores (other than UNITS) or other food service businesses located or operating within and/or outside the Territory.

     2.D. FRANCHISE OWNER'S OPTION TO PURCHASE CONVERSION SITES.
          -----------------------------------------------------

     If, during the term of this Agreement, COMPANY acquires the shares or assets (which may include, by way of illustration and not by way of limitation, furniture, fixtures, equipment, leasehold improvements and/or leasehold interests) of any business operating a Bagel Store at one or more sites located within the Territory which meet COMPANY's specifications and standards as in effect from time to time for conversion to UNITS (the "CONVERSION SITES"), and COMPANY determines to convert such Conversion Sites to Stores, COMPANY agrees to offer to sell such Conversion Sites to FRANCHISE OWNER for the price paid therefor by COMPANY. Such price will include that portion of the direct and indirect costs and liabilities incurred or assumed by COMPANY in making such acquisition and allocated to such Conversion Sites whether paid or owed to the seller of such Conversion Sites, an Affiliate or any other party, and other expenses allocated or otherwise related to such Conversion Sites (including losses, whether from continuing operations or closing acquired locations) plus interest at COMPANY's cost of money on the balance of such amounts from time to time, provided that:

          (1) such sale will not in COMPANY's judgment conflict with any existing legal obligation of COMPANY or the business being acquired; and

          (2) such sale will not in COMPANY's judgment preclude the completion of the acquisition on the terms agreed to by COMPANY; and

          (3) such sale will not, in COMPANY's judgment, interfere with any other legal agreement, arrangement or combination or affect federal or state income tax consequences arising from the acquisition in a manner adverse to any of the parties thereto; and

          (4) such sale may, at COMPANY's discretion, include (at a price determined on the same basis as for Conversion Sites) certain acquired stores which fall within the Territory but which do not meet COMPANY's criteria for conversion to UNITS and which may have to be closed or sold to a third party subsequent to FRANCHISE OWNER's acquisition; and

          (5) FRANCHISE OWNER agrees to (a) execute, concurrently with FRANCHISE OWNER's purchase, COMPANY's then current form of standard franchise agreement containing COMPANY's then current fees and expense requirements and such ancillary documents (including guarantees) as are then customarily used by COMPANY in the grant of franchises for UNITS, as modified for use in connection with a Conversion Site as necessary, for each and every such Conversion Site, (b) convert each such Conversion Site to a Store as soon as practicable thereafter (but in no event later than the date specified by COMPANY) in accordance with COMPANY's standards and specifications, and (c) close or sell, within the reasonable time period specified by COMPANY, any acquired sites which are not suitable for conversion .

FRANCHISE OWNER shall have thirty (30) days after receipt of COMPANY's offer in which to accept or reject such offer by written notice to COMPANY. If accepted, FRANCHISE OWNER shall have 30 days from the date of acceptance within which to complete the acquisition.

     In the event FRANCHISE OWNER rejects or fails to timely accept COMPANY's offer to sell such Conversion Sites or COMPANY is unable to extend such offer for any of the aforementioned reasons, COMPANY agrees that, provided that FRANCHISE OWNER is in full compliance with this Agreement, it will not utilize or license the use of the Marks at such Conversion Sites for a period of one (1) year following COMPANY's acquisition thereof; provided, however, that COMPANY may operate, alter, modify, refurbish, remodel, promote or market any such Conversion Sites and use the Licensed Program and Computer System in the operation thereof during such one (1) year period. For purposes of this Section, all references to COMPANY shall be deemed to include its Affiliates.

     COMPANY agrees to use reasonable efforts to obtain input (including market and competitive information) from FRANCHISE OWNER in connection with the due diligence process undertaken by COMPANY in any potential acquisition of Conversion Sites in a particular Sub-Area during the applicable Sub-Area Term.

3.   OTHER DISTRIBUTION METHODS.
     --------------------------

     3.A. SPECIAL DISTRIBUTION ARRANGEMENTS.
          ---------------------------------

     FRANCHISE OWNER acknowledges and agrees that: (1) FRANCHISE OWNER is not granted, and COMPANY has no obligation to offer to FRANCHISE OWNER, any rights to operate Special Distribution Arrangements within or outside the Territory pursuant to this Agreement; and (2) the right to operate or grant to others the right to operate Special Distribution Arrangements is specifically reserved to COMPANY or its designees. If COMPANY, at any time and in its sole discretion, determines to offer FRANCHISE OWNER the right to operate a Special Distribution Arrangement at a Special Distribution Location designated by COMPANY, COMPANY will so notify FRANCHISE OWNER by delivering to FRANCHISE OWNER a form of Special Distribution Agreement. FRANCHISE OWNER will have fifteen (15) days after its receipt thereof to execute and deliver to COMPANY such executed Special Distribution Agreement. If FRANCHISE OWNER fails to execute and deliver to COMPANY the executed Special Distribution Agreement within such fifteen (15) day period or commence such Special Distribution Arrangement within the period specified therein, then FRANCHISE OWNER shall have no right to operate such Special Distribution Arrangement thereafter. COMPANY reserves the right under the Special Distribution Agreement, at any time and in its sole discretion with or without cause and regardless of the investment made by FRANCHISE OWNER in establishing or operating the Special Distribution Arrangement or the length of time the Special Distribution Arrangement has been in effect, to suspend or terminate FRANCHISE OWNER's right to operate the Special Distribution Arrangement, effective ninety (90) days after COMPANY's written notice to FRANCHISE OWNER.

Notwithstanding the foregoing, COMPANY agrees that, if during the Development Term it intends to engage in a Special Distribution Arrangement at or from (a) a military facility, (b) an entertainment or sporting facility or event, (c) an airport, bus or train station, (d) a toll road or limited access highway facility or (e) any specialty kiosk located in or adjacent to any similar facilities, located within the Territory, COMPANY will offer FRANCHISE OWNER a Special Distribution Agreement, the execution of which shall be governed by this
Section 3.A.

     3.B  DELIVERY SERVICE.
          ----------------

     FRANCHISE OWNER acknowledges and agrees that: (1) FRANCHISE OWNER is not granted, and COMPANY has no obligation to offer to FRANCHISE OWNER, any rights within or outside the Territory to offer Delivery Service from the Store or otherwise pursuant to this Agreement; and (2) the right to provide Delivery Service is specifically reserved to COMPANY or its designees. If COMPANY, at any time and in its sole discretion, determines to offer Delivery Service in a designated Delivery Area in which the Store is located, COMPANY will offer to FRANCHISE OWNER, or to DEVELOPER pursuant to the Development Agreement, the right to offer Delivery Service by delivering to FRANCHISE OWNER (or DEVELOPER) a form of Delivery Rider to this Agreement (or a Delivery Rider to the Development Agreement). FRANCHISE OWNER (or DEVELOPER) will have fifteen (15) days after its (or DEVELOPER's) receipt thereof to execute and deliver to COMPANY such executed Delivery Rider. If FRANCHISE OWNER (or DEVELOPER) fails to execute and deliver such executed Delivery Rider to COMPANY within such fifteen
(15) day period or to commence Delivery Service within the specified period, then FRANCHISE OWNER (or DEVELOPER) shall have no right to provide Delivery Service at the Store thereafter.

     If COMPANY determines in its sole discretion that all franchise owners of UNITS in the trade area where the Store is located (as such trade area is determined by COMPANY in its sole discretion and which in no event shall exceed the Marketing Area) shall offer Delivery Service, COMPANY will notify FRANCHISE OWNER (or DEVELOPER) and will deliver to FRANCHISE OWNER (or DEVELOPER) a Delivery Rider to this Agreement (or the Development Agreement) which FRANCHISE OWNER (or DEVELOPER) shall execute and deliver to COMPANY within fifteen (15) days after its receipt.

     COMPANY reserves the right under the Delivery Service Rider, at any time and in its sole discretion, with or without cause and regardless of the investment made by FRANCHISE OWNER (or DEVELOPER) in establishing and conducting Delivery Service or the length of time FRANCHISE OWNER (or DEVELOPER) has offered Delivery Service: (1) to reduce, modify or expand the Delivery Area, effective upon COMPANY's written notice to FRANCHISE OWNER, provided, however, that if a reduction or modification of the Delivery Area amounts to a termination of substantially all of FRANCHISE OWNER's rights to provide such services (except in the case of the exercise by COMPANY of its remedies under Section 18.C of this Agreement), such reduction or modification shall not be effective until 90 days after COMPANY's written notice to FRANCHISE OWNER; or (2) to suspend or terminate FRANCHISE OWNER's (or DEVELOPER's) right to offer Delivery Service, effective ninety (90) days after COMPANY's written notice to FRANCHISE OWNER (or DEVELOPER); and COMPANY may otherwise terminate FRANCHISE OWNER's (or DEVELOPER's) right to offer Delivery Service pursuant to the terms of the Delivery Rider. In the event that COMPANY suspends or terminates FRANCHISE OWNER's (or DEVELOPER's) right to offer Delivery Service, COMPANY reserves the right to require FRANCHISE OWNER (or DEVELOPER) to reinstate Delivery Service upon fifteen (15) days' prior written notice to FRANCHISE OWNER (or DEVELOPER).

     3.C  CATERING SERVICE.
          ----------------

     FRANCHISE OWNER acknowledges and agrees that: (1) FRANCHISE OWNER is not granted, and COMPANY has no obligation to offer to FRANCHISE OWNER, any rights within or outside the Territory to offer Catering Service from the Store or otherwise pursuant to this Agreement; and (2) the right to provide Catering Service is specifically reserved to COMPANY or its designees. If COMPANY, at any time and in its sole discretion, determines to offer Catering Service in a designated Catering Area in which the Store is located, COMPANY will offer FRANCHISE OWNER, or to DEVELOPER pursuant to the Development Agreement the right to offer Catering Service by delivering to FRANCHISE OWNER (or DEVELOPER) a form of Catering Rider to this Agreement (or to the Development Agreement). FRANCHISE OWNER (or DEVELOPER) will have fifteen (15) days after its (or DEVELOPER's) receipt thereof to execute and deliver to COMPANY the executed Catering Rider. If FRANCHISE OWNER (or DEVELOPER) fails to execute and deliver such executed Catering Rider to COMPANY within such fifteen (15) day period or commence Catering Service within the specified period, then FRANCHISE OWNER (or DEVELOPER) shall have no right to provide Catering Service within the designated Catering Area thereafter.

     If COMPANY determines in its sole discretion that all franchise owners of UNITS in the trade area where a Store is located (as such trade area is determined by COMPANY in its sole discretion and which in no event shall exceed the Marketing Area), shall offer Catering Service, COMPANY will notify FRANCHISE OWNER (or DEVELOPER) and will deliver to FRANCHISE OWNER (or DEVELOPER) a Catering Rider to this Agreement (or to the Development Agreement) which FRANCHISE OWNER (or DEVELOPER) shall execute and return to COMPANY within fifteen (15) days after its receipt. COMPANY reserves the right under the Catering Rider, at any time and in its sole discretion, with or without cause and regardless of the investment made by FRANCHISE OWNER (or DEVELOPER) in establishing and conducting Catering Service or the length of time FRANCHISE OWNER (or DEVELOPER) has offered Catering Service: (1) to reduce, modify or expand the Catering Area, effective upon COMPANY's written notice to FRANCHISE OWNER, provided, however, that if a reduction or modification of the Catering Area amounts to a termination of substantially all of FRANCHISE OWNER's rights to provide such services (except in the case of the exercise by COMPANY of its remedies under Section 18.C of this Agreement), such reduction or modification shall not be effective until 90 days after COMPANY's written notice to FRANCHISE OWNER; or (2) to suspend or terminate FRANCHISE OWNER's (or DEVELOPER's) right to offer Catering Service, effective ninety (90) days after COMPANY's written notice to FRANCHISE OWNER (or DEVELOPER) (in which case FRANCHISE OWNER (or DEVELOPER) will not fill any orders for Catering Service after the expiration of such ninety (90) day period); and COMPANY may otherwise terminate FRANCHISE OWNER's (or DEVELOPER's) right to offer Catering Service pursuant to the terms of the Catering Rider. In the event that COMPANY terminates or suspends FRANCHISE OWNER's (or DEVELOPER's) right to offer Catering Service, COMPANY reserves the right to require FRANCHISE OWNER (or DEVELOPER) to reinstate Catering Service upon fifteen (15) days' prior written notice to FRANCHISE OWNER (or DEVELOPER).

4.   DEVELOPMENT AND OPENING OF THE STORE.
     ------------------------------------


     4.A  SITE SELECTION AND LEASE.
          ------------------------

     Prior to execution of this Agreement, FRANCHISE OWNER shall have obtained COMPANY's approval of and the legal right of possession of the Site in accordance with the terms of the Development Agreement.

     4.B  STORE DESIGN SPECIFICATIONS AND CONSTRUCTION PLANS.
          --------------------------------------------------

     COMPANY will furnish to FRANCHISE OWNER specifications of COMPANY's requirements for design, decoration, layout, equipment, furnishings, fixtures and signs for Stores using the Principal Marks designed on Exhibit K and the Trade Dress and operating procedures associated therewith (the "DESIGN SPECIFICATIONS"). FRANCHISE OWNER acknowledges and agrees that the Design Specifications, which include Trade Dress, are an integral part of the System and that the Store will be designed and constructed in accordance with the Design Specifications. FRANCHISE OWNER will cause to be prepared and submitted to COMPANY for approval the preliminary layout for the Store (if not already submitted to and approved by COMPANY) and detailed construction plans and specifications and space plans for the Store (the "CONSTRUCTION PLANS") that comply with the Design Specifications and all applicable ordinances, building codes, permit requirements, and lease requirements and restrictions.

     4.C  DEVELOPMENT OF THE STORE.
          ------------------------

     Within one hundred twenty (120) days after the date of execution of this Agreement, FRANCHISE OWNER agrees at its expense to do or cause to be done the following:

          (1) secure all financing required to fully develop the Store in accordance with this Section; and

          (2) submit the Construction Plans and preliminary layout to COMPANY for approval; and

          (3) obtain all required zoning changes, planning consents, building, utility, sign, health, sanitation and business permits, licenses and approvals and any other required permits and licenses; and

          (4) construct all required improvements in compliance with Construction Plans approved by COMPANY; and

          (5) decorate and lay out the Store in compliance with Design Specifications and plans and specifications approved by COMPANY; and

          (6) (a) acquire the Computer System for the Store and acquire the right to use, for the remainder of the term of the Franchise Agreement applicable to the Store, the Specified Software in the manner specified by COMPANY; (b) obtain any and all peripheral equipment and accessories and arrange for any and all support services that may be necessary to enable the Computer System, the Licensed Program, and the Specified Software to operate as specified by COMPANY, and (c) take all other actions (including but not limited to installation of electrical wiring and cabling, and temperature and humidity controls) that may be necessary to prepare the Store to enable the Computer System, the Licensed Program, and the Specified Software to operate as specified by COMPANY; and

          (7) purchase or lease and install all required equipment, vehicles, furnishings, fixtures and signs; and

          (8) purchase an adequate opening inventory of Products, and Supplies and Materials (defined below); and

          (9) obtain all customary contractors' sworn statements and partial and final waivers of lien for construction, remodelling, decorating and installation services; and

          (10) open the Store for business and thereafter operate the Store on a regular and continuing basis for the term hereof.

     4.D. EQUIPMENT, FIXTURES, FURNISHINGS AND SIGNS.
          ------------------------------------------

     FRANCHISE OWNER agrees to use in the development and operation of the Store only those brands, types and/or models of equipment, vehicles, signs displaying the Marks, fixtures and furnishings which meet COMPANY's specifications. FRANCHISE OWNER may purchase approved brands, types and/or models of equipment, fixtures and signs which meet the COMPANY's specifications only from suppliers designated or approved by COMPANY, which may include COMPANY. At FRANCHISE OWNER's request, COMPANY will from time to time supply FRANCHISE OWNER with a list of suppliers who sell items which meet COMPANY's specifications.

     4.E. COMPUTER SYSTEM.
          ---------------

     FRANCHISE OWNER agrees to use in the development and operation of the Store only those brands, types, makes, and/or models of communications and computer systems or hardware which COMPANY has from time to time specified or required for the Computer System. FRANCHISE OWNER also agrees to use in the development and operation of the Store only the Specified Software and the Licensed Program, as comprised from time to time in accordance with the specifications and requirements of COMPANY.

     4.F. STORE OPENING.
          -------------

     FRANCHISE OWNER agrees not to open the Store for business until:

          (1) COMPANY notifies FRANCHISE OWNER in writing that all of FRANCHISE OWNER's obligations pursuant to Paragraphs A, B, C and D of this Section 4 have been fulfilled; and

          (2) preopening training of Store personnel has been completed to COMPANY's satisfaction; and

          (3) all amounts then due to COMPANY and its Affiliates have been paid and all required Guaranties are executed and delivered to COMPANY; and

          (4) COMPANY has been furnished with copies of all insurance policies required pursuant to this Agreement, or such other evidence of insurance coverage and payment of pre miums as COMPANY requests.

FRANCHISE OWNER agrees to comply with these conditions and to be prepared to open the Store for business within one hundred twenty (120) days after the date of this Agreement. COMPANY's determination that FRANCHISE OWNER has met all of COMPANY's pre-opening requirements shall not constitute a waiver of non-compliance by FRANCHISE OWNER or of COMPANY's right to demand full compliance with such requirements. FRANCHISE OWNER further agrees to open the Store for business and commence conduct of business at the Store pursuant to this Agreement within five (5) days after COMPANY gives notice to FRANCHISE OWNER stating that the Store is ready for opening.

     4.G. GRAND OPENING PROGRAM.
          ---------------------

     FRANCHISE OWNER agrees to conduct a grand opening advertising and promotional program for the Store during the period commencing thirty (30) days prior to, and ending ninety (90) days after, the opening of the Store and to expend no less than Ten Thousand Dollars ($10,000.00) on such advertising and promotion during such period. Such advertising and promotional program shall:

          (1)  be in addition to advertising and promotion conducted pursuant to
     Section 13 of this Agreement; and

          (2) utilize marketing and public relations programs and media and advertising materials approved by COMPANY; and

          (3) be conducted in accordance with COMPANY's specifications and standards and pursuant to a grand opening plan which FRANCHISE OWNER shall prepare and submit to COMPANY for approval at least forty-five (45) days prior to the opening date of the Store. If FRANCHISE OWNER does not prepare a grand opening program and obtain COMPANY's approval of such plan, COMPANY may prepare the grand opening plan for the Store.

COMPANY may, in its discretion, reduce the amount of required spending for the grand opening program, reduce the time period during which the grand opening program shall be conducted, and/or direct that a portion of such funds be re-directed to a Local Ad Fund established pursuant to Section 13.B of this Agreement; provided that (a) COMPANY reasonably determines that the Marketing Area in which the Store is opened has been sufficiently covered by the opening of other UNITS, and (b) COMPANY is acting comparably with respect to its own UNITS in similar situations.

     4.H. RELOCATION OF THE STORE.
          -----------------------

     If FRANCHISE OWNER's lease or sublease for the Site of the Store expires or terminates without fault of FRANCHISE OWNER, if the Site is destroyed, condemned or otherwise rendered unusable as a UNIT in accordance with this Agreement, or if, in the judgment of COMPANY and FRANCHISE OWNER, there is a change in the character of the location of the Site sufficiently detrimental to its business potential to warrant its relocation, COMPANY will not unreasonably withhold permission for relocation of the Store to a site within the Territory which meets COMPANY's then-current site criteria, subject to the rights of existing Franchisees under their franchise agreements with COMPANY. Any such relocation shall be at FRANCHISE OWNER's sole expense. FRANCHISE OWNER shall seek and obtain COMPANY's approval of the replacement site pursuant to COMPANY's then current site approval process, and the Store shall re-open at the replacement Site as soon as reasonably practicable but in no event more than ninety (90) days after the closing of the original location.

     4.I. FINANCING PLAN.
          --------------

     Within ten (10) days after the execution of this Agreement, FRANCHISE OWNER must submit a written plan for FRANCHISE OWNER's funding of the development and operation of the Store, which plan shall be reasonably acceptable to COMPANY and which shall include details of the sources and terms of such funding and such other information or documents required by COMPANY from time to time. FRANCHISE OWNER may not begin development of the Store until COMPANY has given its approval of such plan, which approval COMPANY may give or withhold in its sole discretion. Among other factors, COMPANY may consider FRANCHISE OWNER's debt/equity ratio and amount of indebtedness in reviewing such plan. Once a plan is approved by COMPANY, FRANCHISE OWNER must execute and adhere to the plan. Any proposed material deviation from or modifications to the originally approved plan must be submitted to COMPANY for prior approval.

5.   TRAINING AND GUIDANCE.
     ---------------------

     5.A. TRAINING.
          --------

     Prior to the commencement of the operation of the Store, the manager of the Store (the "STORE MANAGER") and one (1) other management level employee (the "ADDITIONAL MANAGER"), appointed by FRANCHISE OWNER in accordance with this Agreement and identified in Section 4 of Exhibit E, must attend and complete to
                                         ---------
COMPANY's satisfaction a COMPANY accredited and certified initial management training program in the operation of a UNIT. Such training program may include classroom training, instruction at designated facilities and hands-on training in an operating UNIT. DEVELOPER's Training Director shall provide such training program at DEVELOPER's training facilities in accordance with COMPANY's requirements therefor, provided that DEVELOPER's Training Director is currently certified to provide such training program under the terms of the Development Agreement. In addition, whether DEVELOPER or COMPANY is providing such training, COMPANY may, in its sole discretion as it deems necessary, require the Store Manager and/or the Additional Manager to work full-time without compensation by COMPANY and at FRANCHISE OWNER's expense for up to ten (10) weeks at a UNIT selected by COMPANY.

     COMPANY may, in its sole discretion as it deems necessary, require the Store Manager, Additional Manager or assistant managers of the Store or FRANCHISE OWNER to attend or to participate in updated, additional or refresher training programs during the term of this Agreement. COMPANY also may charge for updated, additional or refresher training materials supplied to FRANCHISE OWNER or its personnel.

     In the event the certified Store Manager and/or the certified Additional Manager ceases to hold such position at the Store, FRANCHISE OWNER shall have thirty (30) days in which to appoint a substitute or replacement Store Manager and/or Additional Manager, who must attend and complete to COMPANY's satisfaction the initial management training program as specified above promptly after appointment. If COMPANY in its sole discretion determines that the Store Manager or Additional Manager or any subsequently appointed Store Manager or Additional Manager has failed to satisfactorily complete the initial management training program or any additional or refresher training program, FRAN CHISE OWNER shall immediately hire a substitute Store Manager or Additional Manager and promptly arrange for such person to complete the initial management training program to the satisfaction of COMPANY.

     FRANCHISE OWNER shall be responsible for the travel, living and other expenses (including, without limitation, local transportation expenses) and compensation of FRANCHISE OWNER, the Store Manager, the Additional Manager, assistant managers, and any other agents or employees of FRANCHISE OWNER incurred in connection with attendance at training programs or work at UNITS that is part of their training.

     5.B. GUIDANCE AND ASSISTANCE.
          -----------------------

     COMPANY shall, in its sole discretion, furnish guidance to FRANCHISE OWNER with respect to:

          (1) recipes, methods, specifications, standards and operating procedures utilized by UNITS and any modifications thereof; and

          (2) purchasing approved equipment, fixtures, furnishings, signs, Products, and Supplies and Materials (defined below); and

          (3) development and implementation of local advertising and promotional programs; and

          (4)  general operating and management procedures of UNITS; and

          (5) establishing and conducting employee training programs at the Store; and

          (6)  opening the Store.

Such guidance shall, in the discretion of COMPANY, be furnished in the form of COMPANY's Manuals (defined below in this Section), bulletins, video or audio cassette tapes, computer diskettes, written materials, reports and recommendations, other materials and intangibles, refresher training programs and/or telephonic consultations or consultations at the offices of COMPANY or at the Store. If special training of Store personnel or other assistance in operating the Store is requested by FRANCHISE OWNER and COMPANY determines in its sole discretion that such training or assistance or assistance should take place at the Store, all expenses for such training or assistance shall be paid by FRANCHISE OWNER, including, without limitation, COMPANY's per diem charges and travel and living expenses for COMPANY personnel.

     5.C. STORE MANUALS.
          -------------

     COMPANY shall loan to FRANCHISE OWNER, for its sole use, one (1) copy of a set of COMPANY's confidential manuals relating to the development and operation of Stores, which may consist of one or more volumes, handbooks, manuals, written materials, video or audio cassette tapes, computer diskettes or any other materials or intangibles, all of which may be modified, added to, replaced or supplemented by COMPANY from time to time in its sole discretion (which modifications, additions or supplements may contain information developed by COMPANY by DEVELOPER or FRANCHISE OWNER with respect to the type of UNIT developed pursuant to this Agreement), whether by way of supplements, replacement pages, franchise bulletins, or other official pronouncements or means (collectively the "STORE MANUALS"). The Store Manuals may be modified from time to time at COMPANY's sole discretion to reflect changes in the System or specifications, standards, policies and procedures for UNITS, to specify brands, types and/or models of equipment which must be used by FRANCHISE OWNER in the operation of the Store, and to specify changes in the decor, format, image, Products, services and operations of Stores prescribed by COMPANY or such other changes or additions as COMPANY deems necessary or advisable. FRANCHISE OWNER shall keep its copy of the Store Manuals current by immediately inserting all modified pages or materials furnished by COMPANY. In the event of a dispute about the contents of the Store Manuals, the master copies maintained by COMPANY at its principal office shall be controlling.

FRANCHISE OWNER acknowledges that the Store Manuals are part of the Confidential Information and will be used and protected accordingly. FRANCHISE OWNER acknowledges and agrees that the content of the Store Manuals, as modified from time to time, is incorporated herein by reference and that FRANCHISE OWNER will comply with all procedures, standards, specifications and requirements specified therein as though each such item were set forth in detail in this Agreement.

6.   MARKS.
     -----

     6.A. GOODWILL AND OWNERSHIP OF MARKS.
          -------------------------------

     FRANCHISE OWNER acknowledges that FRANCHISE OWNER's right to use the Marks, as described in this Agreement, is derived solely from this Agreement and is limited to the development and operation of the Store by FRANCHISE OWNER pursuant to and in compliance with this Agreement and all applicable standards, specifications, and operating procedures prescribed by COMPANY from time to time during the term of the Franchise. Any unauthorized use of the Marks by FRANCHISE OWNER shall constitute a breach of this Agreement and an infringement of the rights of COMPANY in and to the Marks. FRANCHISE OWNER acknowledges and agrees that all usage of the Marks by FRANCHISE OWNER and any goodwill established thereby shall inure to the exclusive benefit of COMPANY and that this Agreement does not confer any goodwill or other interests in the Marks upon FRANCHISE OWNER, other than the right to use the Marks in the operation of the Store in compliance with this Agreement. All provisions of this Agreement applicable to the Marks shall apply to any other trademarks, service marks, commercial symbols and trade dress hereafter authorized, in writing (including by inclusion in any trademark usage or similar guide or manual issued to franchise owners by COMPANY), for use by and licensed to FRANCHISE OWNER by COMPANY.

     6.B. LIMITATIONS ON FRANCHISE OWNER'S USE OF MARKS.
          ---------------------------------------------

     FRANCHISE OWNER agrees to use the Marks as the sole trade identification of the Store and the Products, provided that FRANCHISE OWNER shall identify itself as the independent owner and licensee of the Store in the manner prescribed by COMPANY. FRANCHISE OWNER shall not use any Mark as part of any corporate name or other name of FRANCHISE OWNER or with any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form, nor may FRANCHISE OWNER use any Mark in connection with the performance or sale of any unauthorized services or products or in any other manner not expressly authorized in writing by COMPANY. FRANCHISE OWNER agrees to display the Marks prominently in the manner prescribed by COMPANY at the Store and in connection with advertising and marketing materials. FRANCHISE OWNER agrees to give such notices of trademark and service mark registrations as COMPANY specifies and to obtain such business name registrations as may be required under applicable law.

     6.C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS.
          ----------------------------------------

     FRANCHISE OWNER shall immediately notify COMPANY of any apparent infringement of or challenge to FRANCHISE OWNER's authorized use of any Mark, or claim by any person of any rights in any Mark, and FRANCHISE OWNER shall not communicate with any person other than COMPANY and its counsel in connection with any such infringement, challenge or claim. COMPANY shall have sole discretion to take such action as it deems appropriate in connection with the foregoing, and the right to control exclusively any settlement, litigation, arbitration or U.S. Patent and Trademark Office or other proceeding arising out of any such alleged infringement, challenge or claim or otherwise relating to any Mark. FRANCHISE OWNER agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of COMPANY's counsel, be necessary or advisable to protect and maintain the interests of COMPANY in any litigation or other proceeding or to otherwise protect and maintain the interests of COMPANY in the Marks. COMPANY will reimburse FRANCHISE OWNER for the reasonable out-of-pocket expenses incurred and paid by FRANCHISE OWNER in complying with the requirements imposed by this Paragraph, provided, however, that if any action taken by COMPANY results in any monetary recovery for FRANCHISE OWNER (by way of counterclaim or otherwise) which exceeds FRANCHISE OWNER's costs, then FRANCHISE OWNER must pay its own costs and share pro rata in COMPANY's costs therefor up to the amount of FRANCHISE OWNER's share of such recovery.

     6.D. DISCONTINUANCE OF USE OF MARKS.
          ------------------------------

     If it becomes advisable at any time in COMPANY's sole judgment for the Store to modify or discontinue use of any Mark and/or for the Store to use one or more additional or substitute trademarks or service marks or an additional or substitute type of trade dress, FRANCHISE OWNER agrees to immediately comply with COMPANY's directions to modify or otherwise discontinue the use of such Mark, and/or to use one or more additional or substitute trademarks, service marks, logos or commercial symbols or additional or substitute trade dress after notice thereof by COMPANY. Neither COMPANY nor its Affiliates shall have any obligation to reimburse FRANCHISE OWNER for any expenditures made by FRANCHISE OWNER to modify or discontinue the use of a Mark or to adopt additional marks or substitutes for a discontinued Mark, including, without limitation, any expenditures relating to advertising or promotional materials or to compensate FRANCHISE OWNER for any goodwill related to the discontinued Mark.

     6.E. INDEMNIFICATION OF FRANCHISE OWNER
          ----------------------------------

     COMPANY agrees to indemnify FRANCHISE OWNER against and to reimburse FRANCHISE OWNER for all damages for which FRANCHISE OWNER is held liable in any claim, action or proceeding brought by any person or entity claiming to have trademark or other rights to any of the Marks or any name or trademark similar thereto arising out of FRANCHISE OWNER's authorized use of the Marks, pursuant to and in compliance with this Agreement, and for all costs reasonably incurred by FRANCHISE OWNER in the defense of any such claim brought against FRANCHISE OWNER or in any proceeding in which FRANCHISE OWNER is named as a party, provided that FRANCHISE OWNER has timely notified COMPANY of such claim or proceeding, has given COMPANY sole control of the defense and settlement of any such claim, has otherwise complied with the requirements of this Agreement regarding use of the Marks, and this Agreement is in full force and effect, and provided further, that the indemnification provided by this
Section 6.E shall not extend to any claim, action or proceeding brought by any person or entity alleging any prior common law trademark rights.

7.   COPYRIGHTS.
     ----------

     7.A. OWNERSHIP OF COPYRIGHTED WORKS.
          ------------------------------

     FRANCHISE OWNER and COMPANY acknowledge and agree (1) that COMPANY may authorize FRANCHISE OWNER to use certain copyrighted or copyrightable works (the "COPYRIGHTED WORKS"), (2) that the Copyrighted Works are the valuable property of COMPANY or its Affiliates or, as applicable, their licensors and (3) that the FRANCHISE OWNER's rights to use the Copyrighted Works are granted to FRANCHISE OWNER solely on the condition that FRANCHISE OWNER complies with the terms of this Section. FRANCHISE OWNER acknowledges and agrees that COMPANY owns or is the licensee of the owner of the Copyrighted Works and may further create, acquire or obtain licenses for certain copyrights in various works of authorship used in connection with the operation of UNITS, including, but not limited to, all categories of works eligible for protection under the United States copyright law, all of which shall be deemed to be Copyrighted Works under this Agreement. Such Copyrighted Works include, but are not limited to, the Store Manuals, advertisements, promotional materials, labels, menus, posters, coupons, gift certificates, signs and store designs, plans and specifications and may include all or part of the Marks, Licensed Program, Trade Dress and other portions of the System. FRANCHISE OWNER acknowledges that this Agreement does not confer any interest in the Copyrighted Works upon FRANCHISE OWNER, other than the right to use them in the operation of the Store in compliance with this Agreement. If COMPANY authorizes FRANCHISE OWNER to prepare any adaptation, translation or work derived from the Copyrighted Works, or if FRANCHISE OWNER prepares any Copyrighted Works such as menus, advertisements, posters or promotional material, FRANCHISE OWNER hereby agrees that such adaptation, translation, derivative work or Copyrighted Work shall be the property of COMPANY, and FRANCHISE OWNER hereby assigns all its right, title and interest therein to COMPANY (or such other person identified by COMPANY). FRANCHISE OWNER agrees to execute any documents, in recordable form, which COMPANY determines are necessary to reflect such ownership. FRANCHISE OWNER shall submit all such adaptations, translations, derivative works and Copyrighted Works to COMPANY for approval prior to use.

     7.B. LIMITATION ON FRANCHISE OWNER'S USE OF COPYRIGHTED WORKS.
          --------------------------------------------------------

     FRANCHISE OWNER acknowledges that FRANCHISE OWNER's right to use the Copyrighted Works, as described in this Agreement, is derived solely from this Agreement and is limited to the use of such Copyrighted Works pursuant to and in compliance with this

Agreement and all applicable standards, specifications, and operating procedures prescribed by COMPANY from time to time during the term of this Agreement. FRANCHISE OWNER shall ensure that all Copyrighted Works used hereunder shall bear an appropriate copyright notice under the Universal Copyright Convention or other copyright laws prescribed by COMPANY specifying that COMPANY or an Affiliate of COMPANY is the owner of the copyrights therein. Any unauthorized use, adaptation, publication, reproduction, preparation of derivative works, distribution of copies (whether by sale or other transfer of ownership, or by rental, lease or lending), or attempts to recreate all or a portion of such Copyrighted Works shall constitute a breach of this Agreement and an infringement of the rights of COMPANY in and to the Copyrighted Works.

     7.C. NOTIFICATION OF INFRINGEMENTS AND CLAIMS.
          ----------------------------------------

     FRANCHISE OWNER shall immediately notify COMPANY of any actual or apparent infringement of or challenge to any of the Copyrighted Works, or claim by any person of any rights in the Copyrighted Works. FRANCHISE OWNER shall not communicate with any person other than COMPANY and its counsel in connection with any such infringement, challenge or claims. COMPANY shall have the sole discretion to take such action as it deems appropriate in connection with the foregoing, and the right to control exclusively any settlement, litigation, arbitration or administrative proceeding arising out of any such alleged infringement, challenge or claim or otherwise relating to the Copyrighted Works. FRANCHISE OWNER agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of COMPANY's counsel, be necessary or advisable to protect and maintain the interests of COMPANY in any litigation or other proceeding or to otherwise protect and maintain the interests of COMPANY in the Copyrighted Works. COMPANY will reimburse FRANCHISE OWNER for the reasonable out-of-pocket expenses incurred and paid by FRANCHISE OWNER in complying with the requirements imposed by this Paragraph provided, however, that if any action taken by COMPANY results in any monetary recovery for FRANCHISE OWNER (by way of counterclaim or otherwise) which exceeds FRANCHISE OWNER's costs, then FRANCHISE OWNER must pay its own costs and share pro rata in COMPANY's costs therefor up to the amount of FRANCHISE OWNER's share of such recovery.

     7.D. DISCONTINUANCE OF USE OF COPYRIGHTED WORKS.
          ------------------------------------------

     If it becomes advisable at any time in COMPANY's sole judgment for FRANCHISE OWNER to modify or discontinue use of any of the Copyrighted Works and/or for FRANCHISE OWNER to use one or more additional or substitute copyrighted or copyrightable items, FRANCHISE OWNER agrees to immediately comply with COMPANY's directions to modify or otherwise discontinue the use of the Copyrighted Works and/or to use any substitute materials specified by COMPANY. Neither COMPANY nor its Affiliates shall have any obligation to reimburse FRANCHISE OWNER for any expenditures made by FRANCHISE OWNER to modify or discontinue the use of any Copyrighted Work or to adopt additional or substitute copyrighted or copyrightable items.

8.   LICENSED PROGRAM AND COMPUTER SYSTEM.
     ------------------------------------

     8.A. GRANT OF LICENSE.
          ----------------

     COMPANY hereby grants to FRANCHISE OWNER a nonexclusive, nontransferable, nonassignable license to use the Licensed Program, subject to the following terms and conditions:

     (1) The Licensed Program shall be installed and tested on the Computer System by COMPANY or its designee. If FRANCHISE OWNER does not purchase the Computer System from COMPANY, FRANCHISE OWNER must pay COMPANY or its designee a reasonable installation and testing fee upon completion of COMPANY's or its designee's installation and testing of the operation of the Licensed Program with the Computer System. FRANCHISE OWNER acknowledges and agrees that COMPANY's current installation and testing fee of $3,500.00 is reasonable. COMPANY agrees that the installation and testing fee applicable pursuant to this Agreement will not exceed $3,500.

     (2)  Except with the prior written consent of COMPANY, the Licensed Program
          (a) shall not be operated by persons other than FRANCHISE OWNER and employees of FRANCHISE OWNER, (b) shall not be operated on equipment other than the Computer System, (c) shall be used only in conjunction with the Specified Software and not with any other computer applications program, and (d) shall not be operated at locations other than the Store and the FRANCHISE OWNER's principal office; provided, however, that with prior notice to COMPANY, FRANCHISE OWNER may operate the Licensed Program on equipment other than the Computer System and at a location other than the Store and the FRANCHISE OWNER's principal office to the extent required due to malfunction of the Computer System or other cause beyond the reasonable control of FRANCHISE OWNER, but not for any period longer than seven (7) consecutive days unless otherwise agreed in writing by COMPANY.

     (3) The Licensed Program shall be used in FRANCHISE OWNER's operation of the Store and shall not be used for any other purpose.

     (4) Without limiting the foregoing, FRANCHISE OWNER shall not, and shall not allow its employees or agents to: (a) sell, assign, lease, sublicense, pledge, grant a security interest with respect to, market or commercially exploit, in any way, the Licensed Program or any component thereof, or any data generated by the use of the Licensed Program or any component of the Licensed Program; (b) disclose or grant access to the Licensed Program, or any data generated by the use of the Licensed Program or any component of the Licensed Program, to any third party other than one to whom COMPANY has consented in writing and who has agreed in writing with COMPANY to keep the Licensed Program confidential; (c) copy or reproduce the Licensed Program, or any data generated by the use of the Licensed Program or any component of the Licensed Program, in any manner, except to the extent necessary for normal back-up and operating thereof; or (d) alter, modify or adapt the Licensed Program, any documentation relating thereto or any component of the Licensed Program, including, but not limited to, by translating, decompiling, reverse engineering or disassembling the Licensed Program.

     (5) FRANCHISE OWNER acknowledges and agrees that the Licensed Program and any data generated by the use of the Licensed Program is the valuable, proprietary property and trade secret of COMPANY or, as applicable, COMPANY's licensor and FRANCHISE OWNER agrees to use the utmost care to safeguard the Licensed Program and any data generated by the use of the Licensed Program and to maintain the copyright protection and the secrecy and confidentiality thereof. FRANCHISE OWNER shall not undertake to patent, copyright or otherwise assert proprietary rights to the Licensed Program and any data generated by the use of the Licensed Program or any portion thereof. FRANCHISE OWNER recognizes that all or part of the Licensed Program and any data generated by the use of the Licensed Program may be copyrighted and agrees that this shall not be construed as causing the copyrighted material to be public information. FRANCHISE OWNER will ensure that all copies of the Licensed Program and any data generated by the use of the Licensed Program or any components of the Licensed Program in its possession contain an appropriate copyright notice under the Universal Copyright Convention or other notice of proprietary rights specified by COMPANY.

     (6) FRANCHISE OWNER shall promptly disclose to COMPANY all ideas and suggestions for modifications or enhancements of the Licensed Program conceived or developed by or for FRANCHISE OWNER, and COMPANY and its Affiliates shall have the right to use and license such ideas and suggestions. All modifications and enhancements made to the Licensed Program together with the copyright therein shall be the property of COMPANY, without regard to the source of the modification or enhancement, and FRANCHISE OWNER hereby assigns all of its right, title, and interest in any ideas, modifications, and enhancements to COMPANY. FRANCHISE OWNER agrees to execute any document, in recordable form, which COMPANY determines is necessary to reflect such ownership.

     (7) COMPANY or its designee shall have the right at all times to access the Licensed Pro gram and to retrieve, analyze and use all data in the files of FRANCHISE OWNER for the Licensed Program.

     (8) COMPANY or its designee shall provide to FRANCHISE OWNER all upgrades, modifications, improvements, enhancements, extensions and other changes to the Licensed Program approved by COMPANY for use in connection with the operation of UNITS and FRANCHISE OWNER shall promptly implement their use.

     (9) Upon expiration or termination of this Agreement, FRANCHISE OWNER shall allow COMPANY's or its designee's employees or agents to remove the Licensed Program from the Computer System, shall immediately return the Licensed Program, each component thereof, and any data generated by the use of the Licensed Program to COMPANY or its designee, and shall immediately destroy any and all back-up or other copies of the Licensed Program or parts thereof, documentation for the Licensed Program and any data generated by the use of the Licensed Program, and other materials or information which relate to or reveal the Licensed Program and its operation and any data generated by the use of the Licensed Program.

     8.B. SOFTWARE LICENSE FEE.
          --------------------

     FRANCHISE OWNER agrees to pay to COMPANY or its designee upon installation of the Licensed Program on FRANCHISE OWNER's Computer System, a software license fee (the "Software License Fee") in the amount of Fifteen Thousand Dollars ($15,000.00). The Software License Fee shall be fully earned by COMPANY or its designee upon installation of the Licensed Program on the Computer System and is non-refundable in whole or in part.

     8.C. SOFTWARE SUPPORT SERVICE.
          ------------------------

     During the term of this Agreement and, provided that FRANCHISE OWNER is in compliance with the terms of this Agreement, COMPANY or its designee shall provide to FRANCHISE OWNER such support services as COMPANY deems reasonably necessary to cause the Licensed Program to perform on the Computer System in accordance with the standards for the Licensed Program as specified from time to time by COMPANY, provided, however, that in no event will such support services be less than COMPANY or its designee provides to COMPANY-operated UNITS. Such support services shall not extend to error corrections, operational support and assistance resulting from FRANCHISE OWNER's use or operation of software which is not authorized by this Agreement for use on the Computer System, (b) software training or (c) hardware maintenance such support service shall include non-procedure Help Desk calls. All procedural Help Desk calls will be handled by COMPANY for an additional fee of $25 per call.

     8.D. SOFTWARE SUPPORT SERVICE FEE.
          ----------------------------

     For the software support service provided to FRANCHISE OWNER, as described above, FRANCHISE OWNER agrees to pay to COMPANY or its designee a periodic software support service fee ("Software Support Fee") in the amount of Four Hundred Dollars ($400.00). Such fee shall be payable in advance for each Accounting Period on or before the eighth (8th) day prior to commencement of such period commencing on the installation of the Licensed Program on the Computer System. The Software Support Fee may be increased by COMPANY from time to time, at its sole option, upon written notice to FRANCHISE OWNER.

     8.E. MODIFICATION, ENHANCEMENT,
          AND REPLACEMENT OF COMPUTER SYSTEM,
          LICENSED PROGRAM AND SPECIFIED SOFTWARE.
          ---------------------------------------

     FRANCHISE OWNER acknowledges that COMPANY may, during the term of this Agreement, require FRANCHISE OWNER to modify, enhance and/or replace all or any part of the Computer System, the Licensed Program and/or the Specified Software at FRANCHISE OWNER's expense, and agrees, within sixty (60) days of receipt of notice from COMPANY, to acquire, or acquire the right to use for the remainder of the term of this Agreement and implement, the modified, enhanced or replacement version of the Computer System, the Licensed Program and/or the Specified Software specified by COMPANY and to take any and all other actions as may be necessary to enable them, as modified, enhanced or replaced, to operate as specified by COMPANY. Any such modifications, enhancements, and replacements may require FRANCHISE OWNER to incur costs to purchase, lease and/or license new or modified computer hardware and/or software or other equipment and to obtain different and/or additional service and support services during the term of this Agreement. FRANCHISE OWNER acknowledges that COMPANY cannot estimate the costs of such future enhancements, modifications, and replacements and that such costs may not be fully amortizable over the remaining term of the Franchise Agreement. Nonetheless, FRANCHISE OWNER agrees to incur such costs, where directed by COMPANY to do so, provided that the COMPANY is then currently specifying the same enhancements, modifications, and replacements for use in COMPANY-operated UNITS.

     8.F. WARRANTIES AND LIMITATION OF LIABILITY.
          --------------------------------------

     COMPANY represents and warrants to FRANCHISE OWNER that: (1) COMPANY has the right to license the Licensed Program to FRANCHISE OWNER, as set forth in this Agreement; and (2) to the best of COMPANY's knowledge the Licensed Program does not, and as a result of any enhancements, improvements or modifications provided by COMPANY, will not, to the best of COMPANY's knowledge, infringe upon any United States patent, copyright or other proprietary right of any third party. In the event FRANCHISE OWNER's use of the Licensed Program as required by COMPANY is enjoined as a result of a claim by a third party of patent or copyright infringement or violation of proprietary rights, COMPANY shall, in its sole discretion, either (i) procure for FRANCHISE OWNER the right to continue use of the Licensed Program as contemplated hereunder, or (ii) replace the Licensed Program or modify it such that there is no infringement of the third party's rights. Such action by COMPANY shall be FRANCHISE OWNER's sole and exclusive remedy against COMPANY in such event.

     Neither COMPANY nor its designee represents or warrants to FRANCHISE OWNER, and expressly disclaims any warranty, that the Licensed Program is error-free or that the operation and use of the Licensed Program by FRANCHISE OWNER will be uninterrupted or error-free. Neither COMPANY nor its designee shall have any obligation or liability for any expense or loss incurred by FRANCHISE OWNER arising from use of the Licensed Program in conjunction with any other computer program not authorized by COMPANY.

     EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTIES, COMPANY AND/OR ITS DESIGNEE MAKE NO WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE LICENSED PROGRAM, PROGRAM DOCUMENTATION, OR ANY OTHER MATERIAL FURNISHED HEREUNDER, OR ANY COMPONENT THEREOF AND THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO.

     8.G. SUBCOMPONENT LICENSES AND THIRD-PARTY LICENSES.
          ----------------------------------------------

     FRANCHISE OWNER acknowledges that the Licensed Program contains third-party components and subcomponents which COMPANY has the authority to license to FRANCHISE OWNER as part of the Licensed Program pursuant to and in accordance with software license agreements with third-party vendors (collectively, the "Component Licenses"). In addition, FRANCHISE OWNER acknowledges that acquisitions by FRANCHISE OWNER of all or portions of the Computer System and the Specified Software from or through the COMPANY are governed by license or other agreements by and between third-party vendors and COMPANY, which agreements specifically permit COMPANY to sell and/or sublicense all or portions of the Computer System and the Specified Software to FRANCHISE OWNER or specifically require FRANCHISE OWNER to agree to be bound by the terms thereof (either type of license hereinafter referred to as the "Third Party Licenses"). FRANCHISE OWNER therefore hereby agrees to be bound by the terms of each Component License and each relevant Third Party License, in each case as if FRANCHISE OWNER was a party thereto, and agrees that the vendors and licensors of all or portions of the Specified Software and the Computer System and the licensors of all or portions of the Licensed Program (collectively, the "Vendors") are third-party beneficiaries of this Agreement with full rights to enforce their respective rights under this Section 8 of this Agreement. FRANCHISE OWNER further agrees to indemnify and hold harmless COMPANY and each of the Vendors from and against all costs, expenses, and damages arising out of or based upon any breach or claim of a breach of this Agreement, the Third Party Licenses or Component Licenses by FRANCHISE OWNER, its directors, officers, employees, agents and owners.

9.   CONFIDENTIAL INFORMATION
     ------------------------

     COMPANY or its licensors, as applicable, possess and may further develop and acquire certain confidential and proprietary information and trade secrets including, but not limited to, the following categories of information, methods, techniques, procedures and knowledge developed or to be developed by COMPANY, its consultants or contractors, its Affiliates or its designees, and/or franchise owners and developers (the "CONFIDENTIAL INFORMATION"):

          (1) methods, techniques, equipment, specifications (including Design Specifications), standards, policies, procedures, information, concepts and systems relating to and knowledge of and experience in the development, operation and franchising of UNITS; and

          (2)  marketing and promotional programs for UNITS; and

          (3) knowledge concerning the logic, structure and operation of computer software programs which COMPANY authorizes for use in connection with the operation of UNITS (including, without limitation, the Licensed Program) and all additions, modifications and enhancements thereof, and all data generated from use of such programs and the logic, structure and operation of the data base file structures containing such data and all additions, modifications and enhancements thereof; and

          (4) sales data and information concerning consumer preferences and inventory requirements for Products, materials and supplies, and specifications for and knowledge of suppliers of certain materials, equipment and fixtures for UNITS; and

          (5) ingredients, formulas, mixes, spices, seasonings, recipes for, and methods of preparation, baking, cooking, freezing, serving, packaging, catering and delivery of, Products and other items sold at UNITS; and

          (6) information concerning customers, customer lists, Product sales, operating results, financial performance and other financial data of UNITS; and

          (7) the Store Manuals and the Development Manual (defined in the Development Agreement); and

          (8)  employee selection procedures, training and staffing levels.

     COMPANY will disclose to FRANCHISE OWNER such parts of the Confidential Information as COMPANY deems necessary or advisable from time to time in its sole discretion for the operation of a Store during training, and in guidance and assistance furnished to FRANCHISE OWNER during the term of the Franchise, and FRANCHISE OWNER may learn or otherwise obtain from COMPANY and its Affiliates and other licensors of components or elements of the System, other developers and other franchise owners additional Confidential Information of COMPANY during the term of the Franchise. FRANCHISE OWNER acknowledges and agrees that neither FRANCHISE OWNER nor any other person or entity will acquire by or through FRANCHISE OWNER any interest in or right to use the Confidential Information other than the FRANCHISE OWNER's right to utilize it in the operation of the Store pursuant to this Agreement, and that the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with COMPANY and other UNIT developers and franchise owners. FRANCHISE OWNER agrees to disclose the Confidential Information to its Owners and to employees of the Store only to the extent reasonably necessary for the operation of the Store and only if such individuals have agreed to maintain such information in confidence in an agreement enforceable by COMPANY.

     FRANCHISE OWNER acknowledges and agrees that the Confidential Information is confidential to and a valuable asset of COMPANY or its licensors, if applicable, is proprietary, includes trade secrets of COMPANY, and is disclosed to FRANCHISE OWNER solely on the condition that FRANCHISE OWNER, its Owners and its employees who have access to the Confidential Information agree, and FRANCHISE OWNER does hereby agree, that, during and after the term of this Agreement, FRANCHISE OWNER, its Owners and such employees:

          (a) will not use the Confidential Information in any other business or capacity (unless in the case of the Licensed Program, separately licensed by the owner thereof); and

          (b) will maintain the absolute secrecy and confidentiality of the Confidential Information; and

          (c) will not make unauthorized copies of any portion of the Confidential Information disclosed in written or other tangible form; and

          (d) will adopt and implement all reasonable procedures prescribed from time to time by COMPANY to prevent unauthorized use or disclosure of or access to the Confidential Information, including, without limitation, requiring employees and Owners who will have access to such information to execute non-competition and confidentiality agreements in the form attached hereto as Exhibit H (the "CONFIDENTIALITY AND NON-COMPETITION AGREEMENT").
               ---------
     FRANCHISE OWNER shall provide COMPANY, at its request, executed originals of each such Confidentiality and Non-Competition Agreement.

     Notwithstanding the foregoing and any other provision of this Agreement, FRANCHISE OWNER may use the Confidential Information in connection with the operation of other UNITS (in addition to the Store) pursuant to other franchise agreements with COMPANY.

     Notwithstanding anything to the contrary contained in this Agreement and provided FRANCHISE OWNER shall have obtained COMPANY's prior written consent, the restrictions on FRANCHISE OWNER's disclosure and use of the Confidential Information shall not apply to the following:

          (i) information, methods, procedures, techniques and knowledge which are or become generally known in the food service business in the Territory, other than through disclosure (whether deliberate or inadvertent) by FRANCHISE OWNER or any other party having an obligation of confidentiality to COMPANY; and

          (ii) the disclosure of the Confidential Information in judicial or administrative proceedings to the extent that FRANCHISE OWNER is legally compelled to disclose such information, provided FRANCHISE OWNER has notified COMPANY prior to disclosure and shall have used its best efforts to obtain, and shall have afforded COMPANY the opportunity to obtain, an appropriate protective order or other assurance satisfactory to COMPANY of confidential treatment for the information required to be so disclosed.

     FRANCHISE OWNER agrees to disclose to COMPANY all ideas, concepts, methods, techniques and products conceived or developed by FRANCHISE OWNER, its affiliates, Owners or employees during the term of this Agreement relating to the development and operation of UNITS, provided that FRANCHISE OWNER will not be obligated to make such disclosures if doing so would violate any contractual obligations of FRANCHISE OWNER (or DEVELOPER, if applicable) which:

          (A) arose prior to DEVELOPER's execution of the Development Agreement (or, if there is no Development Agreement, then which arose prior to FRANCHISE OWNER's execution of this Agreement); and

          (B) DEVELOPER disclosed to COMPANY in writing prior to or upon execution of the Development Agreement.

FRANCHISE OWNER hereby grants to COMPANY and agrees to procure from its Affiliates, Owners or employees a perpetual, non-exclusive, and worldwide right to use any such ideas, concepts, methods, techniques and products in all food service businesses operated by COMPANY or its Affiliates, franchisees and designees. COMPANY shall have no obligation to make any lump sum or on-going payments to FRANCHISE OWNER with respect to any such ideas, concepts, methods, techniques or products. FRANCHISE OWNER agrees that FRANCHISE OWNER will not use nor will it allow any other person or entity to use any such concept, method, technique or product without obtaining COMPANY's prior written approval.

10.  EXCLUSIVE RELATIONSHIP.
     ----------------------

     FRANCHISE OWNER acknowledges and agrees that COMPANY would be unable to protect the Confidential Information against unauthorized use or disclosure and would be unable to encourage a free exchange of ideas and information among franchise owners and developers of UNITS if franchise owners, developers and their Principal Owners (and members of their Immediate Families) were permitted to engage in, hold interests in or perform services for Competitive Businesses. FRANCHISE OWNER further acknowledges and agrees that the restrictions contained in this Section 10 will not hinder its activities or the activities of its Principal Owners (or member of their Immediate Families) under this Agreement or in general. COMPANY has entered into this Agreement with FRANCHISE OWNER on the express condition that, with respect to the operation of food service businesses that sell Products, FRANCHISE OWNER and its Principal Owners and members of their respective Immediate Families will deal exclusively with COMPANY. FRANCHISE OWNER therefore agrees that during the term of this Agreement, neither FRANCHISE OWNER nor any Principal Owner of FRANCHISE OWNER, nor any member of the Immediate Family of FRANCHISE OWNER or of any Principal Owner, shall directly or indirectly:

          (a) have any interest as a record or beneficial owner in any Competitive Business (this restriction shall not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted on a national inter-dealer quotation system that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding);

          (b) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business; or

          (c) divert or attempt to divert any business or any customers of any UNIT to any Competitive Business.

FRANCHISE OWNER also agrees that, during the term of this Agreement, neither FRANCHISE OWNER nor any Principal Owner of FRANCHISE OWNER, nor any member of the Immediate Family of FRANCHISE OWNER or a Principal Owner shall directly or indirectly employ or seek to employ any person who is employed by COMPANY, its Affiliates or by any other developer or franchise owner of UNITS, nor induce any such person to leave said employment without the prior written consent of such person's employer.

     Furthermore, if FRANCHISE OWNER is a corporation, limited liability company or partnership, it will not engage in any business or other activity, directly or indirectly, other than the development and operation of the Store and other UNITS developed and operated pursuant to other agreements with COMPANY.

     FRANCHISE OWNER acknowledges and agrees that the failure of any person or entity restricted pursuant to this Section 10 to comply with the restrictions of this Section 10 (regardless of whether that person or entity actually has executed this Agreement or a Confidentiality and Non-Competition Agreement) shall constitute a breach of this Agreement.

     The restrictions of this Section 10 shall not be construed to prohibit FRANCHISE OWNER, any Principal Owner of FRANCHISE OWNER, or any member of the Immediate Family of FRANCHISE OWNER or its Principal Owners from having a direct or indirect ownership interest in any UNIT, development agreements or franchise agreements for the development or operation of UNITS, or any entity owning, controlling or operating UNITS, or from providing services to any such UNITS pursuant to other agreements with COMPANY. Furthermore, the restrictions of this Section 10 shall not prohibit FRANCHISE OWNER, any Principal Owner, or any member of the Immediate Family of FRANCHISE OWNER or a Principal Owner (to the extent any such person is an individual) from performing services for or having an ownership interest in a Permitted Competitive Business, or from conducting customary promotion and advertising of a Permitted Competitive Business. Such person(s) and business(es), if any, are identified in Exhibit D attached to this
                                                      ---------
Agreement.

11.  FEES.
     ----


     11.A. INITIAL FRANCHISE FEE.
           ---------------------

     FRANCHISE OWNER agrees to pay to COMPANY upon execution of this Agreement an initial franchise fee (the "INITIAL FRANCHISE FEE") in the amount of Thirty-Five Thousand Dollars ($35,000.00). The Initial Franchise Fee (and any deposits applicable thereto under the Development Agreement) shall be fully earned by COMPANY upon the earlier of payment thereof or execution of this Agreement. The Initial Franchise Fee is non-refundable in whole or in part and is paid to compensate COMPANY for various services provided to FRANCHISE OWNER, including but not limited to providing initial training, furnishing plans and specifications for the Store and inspecting the Store prior to opening. The Initial Franchise Fee is not compensation for the use of the Marks or the Copyrighted Works.

     11.B. ROYALTY FEE.
           -----------

     FRANCHISE OWNER agrees to pay to COMPANY a continuing royalty fee (the "ROYALTY FEE") in an amount equal to eight percent (8%) of the Store's Royalty Base Revenue (as defined in Paragraph C of this Section). The Royalty Fee shall be payable to COMPANY on or before the twentieth (20th) day of each Accounting Period based on the Store's Royalty Base Revenue for the immediately preceding Accounting Period. The Royalty Fee is paid, in part, to compensate COMPANY for various services provided to FRANCHISE OWNER after the Store opens, including, but not limited to, quality, service, and cleanliness inspections. COMPANY, upon written notice to FRANCHISE OWNER shall have the right to change the timing of FRANCHISE OWNER's payments of Royalty Fees and Marketing Contributions (as defined below) due under this Agreement, provided that COMPANY shall make such payments due no more frequently than twice each Accounting Period. FRANCHISE OWNER shall not subordinate to any other obligation its obligation to pay the Royalty Fee or any other fee or charge hereunder. Each payment of Royalty Fees shall be accompanied by a report, in a form approved by COMPANY, reflecting the calculation of the amount of the Royalty Fee remitted, the amount of Local Expenditures (defined below) for the period covered as well as such other information as COMPANY requires from time to time (a "Royalty Reporting Form").

     11.C. DEFINITION OF "ROYALTY BASE REVENUE".
           -----------------------------------

     As used in this Agreement, the term "ROYALTY BASE REVENUE" shall mean and include the gross revenue from all sales of Products and all other products and services sold or performed by or for FRANCHISE OWNER or the Store in, at, from, or away from the Store, or through or by means of the business conducted pursuant to this Agreement, whether for cash or credit, including any assumed gross revenue calculated for the purpose of an insurance claim for lost profits to the extent such claim is paid by the insurer, but excluding: (1) all sales or service taxes collected from customers and paid or payable to the appropriate taxing authority; (2) all customer refunds, valid discounts and coupons, and credits made by the Store (such exclusions shall not include any reductions for credit card user fees, returned checks or reserves for bad credit or doubtful accounts); (3) any portion of employee meals for which FRANCHISE OWNER does not charge the employee; and (4) any monies received by the Store from other UNITS as a result of and directly attributable to any approved Commissary operated out of the Store.

     11.D. INTEREST ON LATE PAYMENTS.
           -------------------------

     All fees and other amounts which FRANCHISE OWNER owes to COMPANY or its Affiliates, shall bear interest after due date for the number of days which such payment is overdue at a rate equal to the lesser of: (1) eighteen percent (18%) per annum; or (2) the highest legal rate permitted by applicable law. FRANCHISE OWNER acknowledges that this Paragraph shall not constitute COMPANY's agreement to accept such payments after same are due or a commitment by COMPANY to extend credit to, or otherwise finance FRANCHISE OWNER's operation of the Store. Further, FRANCHISE OWNER acknowledges that failure to pay all such amounts when due shall, notwithstanding the provisions of this Paragraph, constitute grounds for termination of this Agreement, as provided in this Agreement.

     11.E. APPLICATION OF PAYMENTS.
           -----------------------

     Notwithstanding any designation by FRANCHISE OWNER, COMPANY shall have sole discretion to apply any payments received from FRANCHISE OWNER or any indebtedness of COMPANY to FRANCHISE OWNER, to any past due indebtedness, of whatever nature, of FRANCHISE OWNER to COMPANY or its Affiliates.

     11.F. ELECTRONIC FUNDS TRANSFER.
           -------------------------

     COMPANY reserves the right to require FRANCHISE OWNER to remit fees and other amounts due to COMPANY hereunder via electronic funds transfer or other similar means utilizing the Computer System or otherwise. If COMPANY notifies FRANCHISE OWNER to use such payment method, FRANCHISE OWNER agrees to comply with procedures specified by COMPANY and/or perform such acts and deliver and execute such documents, including authorization (in the form attached hereto as
Exhibit I or such other form as COMPANY shall accept) for direct debits from
- ---------
FRANCHISE OWNER's business bank operating account, as may be necessary to assist in or accomplish payment by such method. Under this procedure FRANCHISE OWNER shall authorize COMPANY to initiate debit entries and/or credit correction entries to a designated checking or savings account for payments of fees and other amounts payable to COMPANY and its Affiliates and any interest charges due thereon. FRANCHISE OWNER shall make the funds available to COMPANY for withdrawal by electronic transfer no later than the due date for payment therefor. If FRANCHISE OWNER has not timely reported the Store's Royalty Base Revenue to COMPANY for any reporting period, then COMPANY shall be authorized, at COMPANY's option, to debit FRANCHISE OWNER's account in an amount equal to
(a) the fees transferred from FRANCHISE OWNER's account for the last reporting period for which a report of the Store's Royalty Base Revenue was provided to COMPANY as required hereunder or (b) the amount due based on information retrieved from the Computer System.

12.  STORE IMAGE AND OPERATION.
     -------------------------


     12.A. CONDITION AND APPEARANCE OF THE STORE.
           -------------------------------------

     FRANCHISE OWNER agrees that:

           (1) neither the Store nor the Site will be used for any purpose other than the operation of a UNIT in full compliance with this Agreement; and

           (2) FRANCHISE OWNER will maintain the condition and appearance of the Store, its equipment, furnishings, fixtures, signs and vehicles in accordance with the specifications and standards of COMPANY and consistent with the image of a UNIT as a first-class, clean, sanitary, attractive and efficiently operated food service business; and

           (3) FRANCHISE OWNER will perform such maintenance (including, without limitation, maintenance procedures and routines which COMPANY prescribes from time to time) with respect to the decor, equipment, fixtures, furnishings, vehicles, and signs of the Store and the Site, as may be required or directed by COMPANY from time to time to maintain such condition, appearance, and efficient operation, including, without limitation:

                 (a) continuous and thorough cleaning and sanitation of the interior and exterior of the Store; and

                 (b) thorough repainting and redecorating of the interior and exterior of the Store and/or the Site at reasonable intervals; and

                 (c) interior and exterior repair of the Store and/or the Site; and

                 (d) repair or replacement of damaged, worn out or obsolete furnishings, equipment, vehicles, fixtures and signs; and

          (4) FRANCHISE OWNER will not make any material alterations to the Site, or to the appearance of the Store as originally developed, without the prior approval of COMPANY; and

          (5) subject to approval by COMPANY of plans, layouts and designs, FRANCHISE OWNER will remodel, expand, redecorate, re-equip and refurnish the Site and the Store at reasonable intervals determined by COMPANY to reflect changes in the appearance and operation of UNITS prescribed by COMPANY and required of new UNIT franchise owners, provided that:

                 (a) COMPANY has initiated a program to begin such changes with respect to other UNITS operated within the Marketing Area, to the extent COMPANY has the contractual right to require any such UNITS to do so; and

                 (b) FRANCHISE OWNER shall have a reasonable time period remaining in the term of this Agreement (not less than five (5) years) to amortize the costs of such improvements, or equipment (excluding the Computer System, Licensed Program and/or Specified Software), vehicles, fixtures and furnishings;

     it being understood and agreed by FRANCHISE OWNER that the provision of Delivery Service from the Store and/or Catering Service from a Catering Facility, if authorized or required by COMPANY, may require FRANCHISE OWNER to incur additional costs to obtain equipment, vehicles, fixtures, furnishings and furniture and improve the Store to provide such services in accordance with COMPANY's standards and specifications therefor; and

          (6) FRANCHISE OWNER will place or display at the Store (interior and exterior) only such signs, emblems, lettering, logos, and display and advertising materials that are from time to time approved by COMPANY.

     In addition to any other remedies available to COMPANY, if FRANCHISE OWNER does not maintain the condition and appearance of the Store as herein required, COMPANY may, upon not less than ten (10) days' written notice (or, in cases of health or sanitation hazards or other public endangerment, as determined by COMPANY, in its sole discretion, immediately on oral or written notice) to FRANCHISE OWNER:

           (i) arrange for the necessary cleaning or sanitation, repair, remodeling, upgrading, painting or decorating; or

           (ii) replace, as necessary, fixtures, furnishings, equipment, vehicles, or signs.

FRANCHISE OWNER shall pay the entire cost thereof on or before the fifth (5th) day following the receipt of a bill for such work from COMPANY.

     12.B. STORE MENU AND SERVICES.
           -----------------------

     FRANCHISE OWNER agrees that the Store shall (1) offer for sale all Products and all promotional and related items (for example, T-shirts, cups, mugs, caps, hats and similar items) as may be directed by COMPANY from time to time (and no other products) and (2) provide only the following services (and no other services): (a) the carry-out service and on-premises dining that COMPANY authorizes and requires, (b) the Delivery Service that COMPANY, in its sole discretion, may authorize and/or require from time to time for the Store pursuant to a Delivery Rider and (c) the Catering Service that COMPANY in its sole discretion may authorize and/or require from time to time to provide from the Store (or a Catering Facility) pursuant to a Catering Rider, all in accordance with COMPANY's specifications, standards and procedures. FRANCHISE OWNER agrees that the Store shall not under any circumstances offer for sale or sell any products or services at or from the Store which have not been approved by COMPANY prior to such offer or sale. FRANCHISE OWNER also acknowledges and agrees that the preparation and packaging of Products for purposes of carry-out service, on-premises dining, Delivery Service and Catering Service is important to the image of the System, and that, therefore, FRANCHISE OWNER shall not sell any Products that have not been prepared and packaged in accordance with COMPANY's specifications, standards and procedures prescribed in the Store Manuals or otherwise in writing. FRANCHISE OWNER also acknowledges and agrees that if COMPANY requires the Store to offer new or substitute products or services not currently offered at UNITS, FRANCHISE OWNER agrees to offer such services and/or products in compliance with COMPANY's specifications, standards and procedures and to diligently pursue obtaining any permits and take such actions (including, without limitation, constructing improvements and acquiring fixtures, furnishings, equipment, supplies and materials) required to offer such products and/or services. FRANCHISE OWNER acknowledges and understands that such modifications to the services and/or products to be offered by the Store may require FRANCHISE OWNER to incur additional costs and expenses to operate the Store, including, without limitation, the purchase and/or lease of additional or substitute furnishings, furniture, fixtures, vehicles or equipment for Catering Service and/or Delivery Service, and FRANCHISE OWNER agrees to incur such expenses in connection therewith.

     FRANCHISE OWNER acknowledges that COMPANY may conduct quality, service, cleanliness, and other inspections of the Store from time to time without notice to FRANCHISE OWNER to determine compliance with this Agreement and the standards and specifications applied by COMPANY from time to time and that performance meeting COMPANY's standards in such inspections is required hereunder. COMPANY also may designate an independent evaluation service to conduct a "mystery shopper" quality control and evaluation program with respect to COMPANY-owned and/or franchised UNITS. FRANCHISE OWNER agrees that the Store will participate in such mystery shopper program, as prescribed and required by COMPANY, provided that COMPANY-owned and franchised UNITS also will participate in such program to the extent COMPANY has the right to require such participation. FRANCHISE OWNER agrees to timely pay the then-current charges imposed by such evaluation service for the Store's participation in such program.

     12.C. APPROVED PRODUCTS, DISTRIBUTORS AND SUPPLIERS.
           ---------------------------------------------

     The reputation and goodwill of all UNITS are based upon, and can only be maintained by, the sale of distinctive, high-quality Products, and the presentation, packaging and service of Products in an efficient and appealing manner. COMPANY has developed and shall continue to develop certain proprietary food products which will be prepared by or for COMPANY according to COMPANY's proprietary recipes and formulas. COMPANY also has developed and may continue to develop standards and specifications for bagels and other food products, ingredients, spreads, seasonings, spices, mixes, teas, coffees and other beverages, materials and supplies incorporated in or used in the preparation, freezing, baking, cooking, serving, packaging, catering and delivery of prepared food products authorized for sale at or from UNITS.

     COMPANY has approved and shall review and continue to approve suppliers and distributors of the foregoing products, supplies and materials that meet its standards and requirements including, without limitation, standards and requirements relating to quality, quantity and portions, prices, volume capability, frequency of delivery, distribution methods and locations, standards of service, including prompt attention to complaints, consistency, reliability, financial capability, labor and customer relations and other criteria.
FRANCHISE OWNER agrees that the Store shall:

           (1) purchase those Products which are COMPANY's private label food products, materials, supplies and proprietary food products developed by or for COMPANY or its Affiliates whether or not pursuant to a special recipe or formula or bearing the Marks (collectively "PROPRIETARY ITEMS") only from COMPANY or designees required and licensed by COMPANY to manufacture, prepare, distribute and/or sell such products;

           (2) purchase only from distributors and suppliers approved or required by COMPANY all other goods and items authorized to be sold in the Store, and other materials and supplies used in the preparation, freezing, baking, cooking, serving, packaging, delivery and catering of Products and equipment, menus, forms, paper and plastic products, packaging or other materials (collectively "SUPPLIES AND MATERIALS"); and


           (3) purchase only from distributors and suppliers approved or required by COMPANY all Products other than Proprietary Items ("NON-PROPRIETARY PRODUCTS").

COMPANY may, in its sole discretion, designate which Products constitute Proprietary Items, and which of such Proprietary Items: (a) are required to be purchased from COMPANY or its designated suppliers; or (b) may be produced and/or prepared at the Store. COMPANY may from time to time modify the list of approved or required suppliers and distributors, and may designate itself or an Affiliate as a required manufacturer, supplier and/or distributor of certain equipment, products, materials, supplies or other items. FRANCHISE OWNER shall not, after receipt in writing of such modification, reorder any product from any supplier or distributor that is no longer approved. COMPANY may approve or require a single distributor or supplier for any products, materials or supplies and may approve or require a distributor or supplier only as to certain products, materials and supplies, and such approval may be temporary pending a further evaluation of such distributor or supplier by COMPANY. COMPANY may concentrate purchases with one or more distributors or suppliers to obtain lower prices and/or advertising support and/or services for the benefit of the System and/or UNITS. COMPANY may establish COMPANY or Affiliate-owned and operated food commissaries and distribution facilities which COMPANY may designate as an approved or required distributor or supplier.

     FRANCHISE OWNER shall notify COMPANY and submit to COMPANY such information, specifications and samples as COMPANY requests if the FRANCHISE OWNER proposes to purchase any Products or Supplies and Materials from a distributor or supplier whom COMPANY has disapproved or not previously approved. COMPANY shall use its reasonable best efforts to notify FRANCHISE OWNER within one hundred twenty (120) days after receipt of all requested information and materials whether FRANCHISE OWNER is authorized to purchase such products from such distributor or supplier. If FRANCHISE OWNER fails to receive a notice of approval or disapproval within such one hundred twenty (120) day period, FRANCHISE OWNER may not purchase such products from such distributor or supplier. COMPANY may require FRANCHISE OWNER to reimburse COMPANY for its reasonable costs incurred in connection with the evaluation, inspection and supervision of such distributor or supplier.

     FRANCHISE OWNER shall at all times maintain an adequate inventory of approved food and paper products, beverages, ingredients and other products sufficient in quality and variety to realize the full potential of the Store.

     FRANCHISE OWNER acknowledges and agrees that COMPANY may, in its sole discretion, collect and retain all allowances, benefits, credits, monies, payments or rebates (collectively "PROMOTIONAL ALLOWANCES") offered to FRANCHISE OWNER or COMPANY or its Affiliates by manufacturers, suppliers and distributors for promotional or advertising purposes based upon FRANCHISE OWNER's purchases of Proprietary Items, Supplies and Materials and Non-Proprietary Products. FRANCHISE OWNER assigns to COMPANY or its designee all of FRANCHISE OWNER's right, title and interest in and to any and all such Promotional

Allowances and authorizes COMPANY or its designee to collect any such Promotional Allowances for remission to: (a) the Marketing Fund (defined below) to the extent based on FRANCHISE OWNER's purchase of Non-Proprietary Products and Supplies and Materials, except as provided in clause (b) following; and (b) the general operating funds of COMPANY to the extent based on FRANCHISE OWNER's purchases of Proprietary Items, regardless of where purchased, as well as Non-Proprietary Products and Supplies and Materials purchased from COMPANY or its Affiliates. FRANCHISE OWNER acknowledges and agrees that under no circumstances will COMPANY or its Affiliates be required to contribute to the Marketing Fund any revenue made or collected by COMPANY or its Affiliates from sales to or purchases by FRANCHISE OWNER of any goods or services.

     12.D. SPECIFICATIONS, STANDARDS AND PROCEDURES.
           ----------------------------------------

     FRANCHISE OWNER acknowledges that the operation of the Store in strict compliance with COMPANY's high standards is important to COMPANY and other UNITS and FRANCHISE OWNER agrees to maintain such high standards in the operation of the Store. The Store and all Products used and offered for sale at the Store shall at all times be maintained in a safe and sanitary condition. FRANCHISE OWNER agrees to comply strictly with all of COMPANY's mandatory specifications, standards and operating procedures relating to the appearance, function, cleanliness, days and hours of operation (days and hours of operation may vary somewhat among UNITS based on COMPANY's reasonable judgment of the requirements of the Store's trade area and whether COMPANY has approved any special services to be offered at or from a site), and operation of a UNIT, including, but not limited to:

           (1) type, brand, quality, taste, weight, dimensions, ingredients, uniformity, manner of preparation, preservation and sale of all Products and Supplies and Materials; and

           (2)   sales and marketing procedures and customer service; and

           (3)   advertising and promotional programs; and

           (4)   layout, decor and color scheme of the Store; and

           (5) recruitment, selection, training, appearance and dress of employees, including, without limitation, use of COMPANY's employee selection and training materials; and

           (6) safety, maintenance, appearance, cleanliness, sanitation, standards of service and operation of the Store; and

           (7) submission of requests for approval of brands of food and packaging products, supplies and suppliers; and

           (8) use and illumination of signs, posters, displays, standard formats and similar items; and

           (9)   identification of FRANCHISE OWNER as the owner of the Store;
     and

           (10) types of and use of fixtures, furnishings, equipment, computer hardware and software, vehicles, and signs; and

           (11) carry-out, on-premises dining and (if authorized by COMPANY and agreed to by FRANCHISE OWNER) Delivery Service, Catering Service and Special Distribution Arrangements; and

           (12)  required and approved menu items; and

           (13) general staffing levels for the Store and number, type and qualifications of Store personnel; and

           (14) participation in market research and test programs required or approved by COMPANY concerning various aspects of the System, including, without limitation, procedures, systems, techniques, furnishings, fixtures, equipment, ingredients, signs, labels, trade dress, logos, packaging, supplies, marketing materials and strategies, merchandising and new menu items and services. FRANCHISE OWNER agrees, if requested by COMPANY, to participate in COMPANY's customer surveys and market research programs.

FRANCHISE OWNER acknowledges and agrees that all mandatory specifications, standards and operating and inspection procedures prescribed from time to time by COMPANY in the Store Manuals or otherwise communicated to FRANCHISE OWNER in writing, shall constitute binding obligations on the part of FRANCHISE OWNER as if fully set forth herein, and any failure by FRANCHISE OWNER to adhere to such mandatory specifications, standards and operating and inspection procedures or to pass COMPANY's periodic quality control inspections shall constitute grounds for termination of this Agreement by COMPANY, as provided for herein. All references herein to this Agreement shall include all such mandatory specifications, standards, and operating procedures.

     12.E. COMPLIANCE WITH LAWS AND GOOD BUSINESS PRACTICES.
           ------------------------------------------------

     FRANCHISE OWNER shall secure and maintain in force in its name all required licenses, permits, and certificates relating to the conduct of its business pursuant to this Agreement. FRANCHISE OWNER shall comply with all applicable laws, ordinances and regulations, including, without limitation, laws and governmental regulations relating to the preparation, purchase and handling of food products, Delivery Service, Catering Service and Special Distribution Arrangements (if applicable), occupational hazards, health, safety and sanitation, worker's compensation insurance, unemployment insurance, and withholding and payment of all taxes. All advertising by FRANCHISE OWNER shall be approved by COMPANY and be completely factual, in good taste in the judgment of COMPANY, and shall conform to high standards of ethical advertising. FRANCHISE OWNER shall in all dealings with its customers, suppliers, COMPANY, and public officials adhere to high standards of honesty, integrity, fair dealing and ethical conduct. FRANCHISE OWNER agrees to refrain from any business or advertising practice which may be injurious to the business of COMPANY and the goodwill associated with the Marks and other UNITS. FRANCHISE OWNER shall notify COMPANY in writing:

           (1) within three (3) days after the commencement of any action, suit, proceeding or issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of FRANCHISE OWNER or the Store; or

           (2) immediately upon the receipt of any notice of violation of any law, ordinance or regulation relating to health, sanitation or the operation of the Store.

     12.F. MANAGEMENT AND PERSONNEL OF THE STORE.
           -------------------------------------

     FRANCHISE OWNER (or the persons identified as supervising Owners in Exhibit
                                                                         -------
E hereto) shall supervise and oversee the operation of the Store.  FRANCHISE
- -
OWNER shall employ and maintain at all times during the term of this Agreement at least one (1) Store Manager and one (1) Additional Manager at the Store. The Store Manager shall be the full-time manager of the Store and the Additional Manager shall perform on a full-time basis such other operations for FRANCHISE OWNER as COMPANY may reasonably specify from time to time and both must successfully complete to COMPANY's satisfaction a COMPANY certified initial management training program for the operation of the Store. FRANCHISE OWNER also shall employ the number of assistant managers and other personnel required for adequate staffing of the Store, and shall at all times keep COMPANY advised of the identities of the Store Manager, Additional Manager and assistant managers. COMPANY shall have the right to deal with the Store Manager, Additional Manager and assistant managers on matters pertaining to day-to-day operations of, and reporting requirements for, the Store. The Store at all times shall be under the direct, on-site supervision of the Store Manager, Additional Manager or an assistant manager who has completed a training program conducted by COMPANY or DEVELOPER (if applicable) and who has been certified under the terms of the Development Agreement. FRANCHISE OWNER shall provide the Store Manager with a compensation program reasonably acceptable to COMPANY designed to provide an incentive to the Store Manager to use diligent efforts to cause the Store to be operated in a profitable manner.

     FRANCHISE OWNER shall hire all employees of the Store and shall be exclusively responsible for the terms of their employment and compensation and for the proper training of such employees in the operation of the Store.

     12.G. INSURANCE.
           ---------

     During the term of this Agreement, FRANCHISE OWNER shall maintain in force, under policies of insurance issued by insurers rated "A-" or better by Alfred M. Best & Company, Inc. and approved by COMPANY:

           (1) such insurance as is necessary to comply with all legal requirements concerning insurance coverage (including, without limitation, workers' compensation requirements), and insurance coverage for persons attending COMPANY training programs on behalf of FRANCHISE OWNER;

           (2) commercial general liability insurance (including, but not limited to, coverage for motor vehicles used in the development and operation of the Store, whether or not owned by FRANCHISE OWNER), against claims for bodily and personal injury, death and property damage caused by or occurring in conjunction with the operation of the Store or otherwise in conjunction with the conduct of business by FRANCHISE OWNER pursuant to this Agreement, under one or more policies of insurance containing minimum liability coverage prescribed by COMPANY from time to time; and

           (3) all risk property and casualty insurance for the replacement value of the Store and its contents (including leasehold improvements, furnishings, fixtures, equipment, the Computer System, signs, inventory, supplies, and materials).

     COMPANY may periodically increase the amounts of coverage required under such insurance policies and require different or additional kinds of insurance at any time, including excess liability insurance, to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances. Each insurance policy shall name COMPANY as an additional named insured, shall contain a waiver of all subrogation rights against COMPANY, its Affiliates, and their successors and assigns, and shall provide for thirty (30) days' prior written notice to COMPANY of any material modification, cancellation, or expiration of such policy. The maintenance of insurance coverage that meets the minimum requirements described in this Section and such additional coverages which FRANCHISE OWNER determines are appropriate for its particular circumstances shall be the responsibility of FRANCHISE OWNER.

     Upon execution of this Agreement, FRANCHISE OWNER shall provide COMPANY with evidence of the insurance required under this Agreement. Thereafter, prior to the expiration of the term of each insurance policy, FRANCHISE OWNER shall furnish COMPANY with a copy of each renewal or replacement insurance policy to be maintained by FRANCHISE OWNER for the immediately following term and evidence of the payment of the premium therefor. If FRANCHISE OWNER fails or refuses to maintain required insurance coverage, or to furnish satisfactory evidence thereof and the payment of the premiums therefor, COMPANY, at its option and in addition to its other rights and remedies under this Agreement, may obtain such insurance coverage on behalf of FRANCHISE OWNER and FRANCHISE OWNER shall fully cooperate with COMPANY in its effort to obtain such insurance policies, promptly execute all forms or instruments required to obtain or maintain any such insurance, allow any inspections of the Store or vehicles which are required to obtain or maintain such insurance, and pay to COMPANY, on demand, any costs and premiums incurred by COMPANY.

     FRANCHISE OWNER's obligations to maintain insurance coverage as herein described shall not be affected in any manner by reason of any separate insurance maintained by COMPANY, nor shall the maintenance of such insurance relieve FRANCHISE OWNER of any indemnification obligations under this Agreement.

     12.H. CREDIT CARDS AND OTHER METHODS OF PAYMENT.
           -----------------------------------------

     FRANCHISE OWNER shall at all times have arrangements in existence with a full range of credit and debit card issuers or sponsors, check verification services and electronic fund transfer systems as COMPANY designates in its sole discretion from time to time in order that the Store may accept customers' credit and debit cards, checks and other methods of payment. FRANCHISE OWNER shall use only such methods of payment which COMPANY authorizes or approves.

13.  ADVERTISING.
     -----------


     13.A. MARKETING FUND.
           --------------

     Recognizing the value of advertising and marketing to the goodwill and public image of UNITS, COMPANY has instituted and FRANCHISE OWNER agrees that COMPANY or its designee shall maintain and administer a mar keting fund (the "MARKETING FUND") for such advertising, media placement, marketing and public relations programs, research and related activities as COMPANY, in its sole discretion, may deem necessary or appropriate to generally promote UNITS and/or the System. FRANCHISE OWNER shall contribute to the Marketing Fund two percent (2%) of the Store's Royalty Base Revenue (without credit for any Promotional Allowances collected by COMPANY and contributed pursuant to Section 12.C.), payable to COMPANY by separate check or transfer at the same time and in the same manner as the Royalty Fees due hereunder. UNITS which are owned by COMPANY or its Affiliates, to the extent COMPANY has the right to require such Affiliates to do so, shall contribute to the Marketing Fund on the same basis as FRANCHISE OWNER. COMPANY shall have the right to require FRANCHISE OWNER from time to time to increase FRANCHISE OWNER'S Marketing Fund contributions up to one fourth of one percent (0.25%) per year.

     COMPANY shall direct all advertising, media placement, marketing and public relations programs and activities financed by the Marketing Fund, with sole discretion over the strategic direction, creative concepts, materials and endorsements used therein, and the geographic, market, and media placement and allocation thereof. FRANCHISE OWNER agrees that the Marketing Fund may be used to pay various costs and expenses, including, by way of example and without limitation: preparing and producing video, audio and written advertising materials; interest on borrowed funds; sponsorship of sporting, charitable or similar events; reasonable salaries and expenses of employees of COMPANY or its Affiliates working for or on behalf of the Marketing Fund or on advertising, marketing, public relations materials, programs, or activities or promotions for the benefit of the Marketing Fund and administrative costs and overhead of COMPANY or its Affiliates incurred in activities reasonably related to the administration of the Marketing Fund; administering advertising programs, including, without limitation, purchasing direct mail and other media advertising and employing advertising agencies to assist therewith; and supporting public relations, market and consumer research and other advertising, promotional and marketing activities, including testing and test marketing programs, fulfillment charges, and development, implementation and testing of Trade Dress and design prototypes. FRANCHISE OWNER agrees to participate in all advertising, marketing, promotions, research and public relations programs instituted by the Marketing Fund. The

Marketing Fund shall furnish FRANCHISE OWNER with reasonable quantities of marketing, advertising and promotional formats and sample materials at cost.

     The Marketing Fund shall be accounted for separately, but shall not be required to be segregated, from the other funds of COMPANY and shall not be used to defray any of COMPANY's general operating expenses, except for such reasonable salaries, administrative costs and overhead as COMPANY may incur in activities reasonably related to the administration and activities of the Marketing Fund and creation or conduct of its marketing programs including, without limitation, conducting market research, preparing advertising and marketing materials and collecting and accounting for contributions to the Marketing Fund. COMPANY may spend in a fiscal year an amount greater or less than the aggregate contributions of all UNITS to the Marketing Fund in that year. The Marketing Fund may borrow from COMPANY or other lenders at standard commercial interest rates to cover deficits of the Marketing Fund or cause the Marketing Fund to invest any surplus for future use by the Marketing Fund. All interest earned on monies contributed to the Marketing Fund will be used to pay costs of the Marketing Fund before other assets of the Marketing Fund are expended. A summary statement of monies collected and costs incurred by the Marketing Fund for COMPANY's immediately preceding fiscal year shall be made available to FRANCHISE OWNER upon FRANCHISE OWNER's written request. COMPANY will have the right to cause the Marketing Fund to be incorporated or operated through an entity separate from COMPANY at such time as COMPANY deems appropriate, and such successor entity shall have all rights and duties of COMPANY pursuant to this Paragraph A.

     Notwithstanding anything in this Agreement to the contrary, under no circumstances will COMPANY or its Affiliates be required to contribute to the Marketing Fund any revenue or profits (or an portion thereof) made or collected by COMPANY or its Affiliates from sales to or purchases by FRANCHISE OWNER of any goods or services.

     FRANCHISE OWNER understands and acknowledges that the Marketing Fund is intended to maximize recognition of the Marks and the System generally.
Although COMPANY will endeavor to utilize the Marketing Fund to develop advertising and marketing materials and programs, and to place advertising in order to benefit all UNITS, COMPANY undertakes no obligation to ensure that expenditures by the Marketing Fund in or affecting any geographic area are proportionate or equivalent to the contributions to the Marketing Fund by UNITS operating in that geographic area or that any UNIT will benefit directly or in proportion to its contribution to the Marketing Fund from the develop ment of advertising and marketing materials or the placement of advertising. COMPANY may use the Marketing Fund to promote any type of UNIT in the System. FRANCHISE OWNER acknowledges that its failure to derive any such ben efit will not serve as a basis for a reduction or elimination of its obligation to contribute to the Marketing Fund. FRANCHISE OWNER further acknowledges and agrees that the failure (whether with or without COMPANY's permission) of any other franchise owner to make the appropriate amount of contributions to the Marketing Fund shall not in any way release FRANCHISE OWNER from or reduce FRANCHISE OWNER's obligations under this Paragraph A., such obligations being separate and independent obligations of FRANCHISE OWNER under this Agreement. Except as expressly provided in this Paragraph A.,

COMPANY assumes no direct or indirect liability or obligation to FRANCHISE OWNER with respect to the maintenance, direction, or administration of the Marketing Fund.

     FRANCHISE OWNER understands and acknowledges that the monies it contributes to the Marketing Fund shall be combined with contributions of other franchise owners in the System, including those franchise owners in the System that may operate their UNITs under different brand names or Marks, or with trade dress and operations that differ from FRANCHISE OWNER'S. Contributions to the Marketing Fund made by FRANCHISE OWNER may be used to promote UNITS and brands that differ from type of UNIT FRANCHISE OWNER operates and the brands FRANCHISE OWNER uses, and contributions to the Marketing Fund made by franchise owners in the System that use brands and operate UNITS that differ from FRANCHISE OWNER'S brands and UNIT may be used to promote the type of UNIT FRANCHISE OWNER operates. COMPANY undertakes no obligation to insure that Marketing Fund monies will be spent to promote various types of UNITS using various brands in proportion to the Marketing Fund contributions made by franchise owners in the System of such types of UNITS or using those brands.

     COMPANY reserves the right, in its sole discretion, to suspend contributions to and operations of the Marketing Fund for such periods that it determines to be appropriate and to terminate the Marketing Fund upon written notice to FRANCHISE OWNER. All unspent monies on the date of termination shall be distributed to COMPANY and franchise owners in proportion to their respective contributions to the Marketing Fund during the preceding twelve (12) month period. COMPANY has the right to reinstate the Marketing Fund upon the same terms and conditions set forth herein upon thirty (30) days' prior written notice to FRANCHISE OWNER.

     13.B. LOCAL ADVERTISING FUND.
           ----------------------

     FRANCHISE OWNER agrees that, unless otherwise notified by COMPANY, in its sole discretion, FRANCHISE OWNER shall participate in a local advertising fund (a "LOCAL AD FUND") comprised of the UNIT(s) (including those owned by COMPANY or its Affiliates, or other franchise owners, to the extent COMPANY has the right to require any such Affiliate or franchise owner to do so) located in the same Marketing Area (subject to the rights of other franchise owners under their franchise agreements with COMPANY). COMPANY shall establish, maintain and administer the Local Ad Fund for such advertising, media placement, marketing and public relations programs and related activities as COMPANY, in its sole discretion, may deem necessary or appropriate to promote UNITS in the Marketing Area. FRANCHISE OWNER shall contribute to such Local Ad Fund up to four percent (4%) of the Store's Royalty Base Revenue as determined by COMPANY from time to time for each Accounting Period in which it participates in the Local Ad Fund.

     COMPANY shall have the right to require FRANCHISE OWNER from time to time to increase FRANCHISE OWNER's Local Ad Fund contributions above four percent (4%) up to one fourth of one percent (0.25%) each year. Amounts paid to such Local Ad Fund by FRANCHISE OWNER shall be payable to COMPANY by separate check or transfer at the same time and in the same manner as the Royalty Fees and Marketing Fund Contributions due under this Agreement. UNITS located in the same Marketing Area which are owned by COMPANY or its Affiliates, to the extent COMPANY has the right to require such Affiliates to do so, shall contribute to such Local Ad Fund on the same basis as franchise owners who are members of such Local Ad Fund. Notwithstanding the foregoing, FRANCHISE OWNER acknowledges and agrees that it may be required from time to time to contribute to the Local Ad Fund an amount greater than that provided for herein to enable the commencement and combination of "REQUIRED TELEVISION ADVERTISING" (as defined in the Development Agreement) as required pursuant to the Development Agreement.

     COMPANY or its designee shall direct all advertising, media placement, marketing and public relations programs and activities of the Local Ad Fund, with sole discretion over the strategic direction, creative concepts, materials and endorsements used therein, and the geographic, market, and media placement and allocation thereof within the Marketing Area. FRANCHISE OWNER may consult with and advise COMPANY concerning activities of the Local Ad Fund. FRANCHISE OWNER agrees that the Local Ad Fund may be used to pay the costs of: preparing, adapting and producing video, audio and written advertising materials; interest on borrowed funds; sponsorship of sporting, charitable or similar events; reasonable salaries and expenses of employees of COMPANY or its Affiliates working for or on behalf of the Local Ad Fund or on advertising, marketing, public relations materials, programs, or activities or promotions for the benefit of the Local Ad Fund and administrative costs and overhead of COMPANY or its Affiliates incurred in activities reasonably related to the administration or activities of the Local Ad Fund; administering advertising programs, including, without limitation, purchasing direct mail and other media advertising and employing advertising agencies to assist therewith; and supporting public relations, market research and other advertising, promotional and marketing activities, including testing and test marketing, fulfillment charges and development, implementation, and testing of Trade Dress and design prototypes. FRANCHISE OWNER agrees to participate in all advertising, promotional events and public relations programs instituted by the Local Ad Fund.

     The Local Ad Fund shall be accounted for separately, but shall not be required to be segregated, from the other funds of COMPANY and shall not be used to defray any of COMPANY's general operating expenses, except for such reasonable salaries, administrative costs and overhead as COMPANY may incur in activities reasonably related to the administration or activities of the Local Ad Fund and creation or conduct of its marketing programs (including, without limitation, conducting marketing research, preparing advertising and marketing materials and collecting and accounting for contributions to the Local Ad Fund). COMPANY may spend in any fiscal year an amount greater or less than the aggregate contributions of all UNITS to the Local Ad Fund in that year. The Local Ad Fund may borrow from COMPANY or other lenders at standard commercial interest rates to cover deficits of the Local Ad Fund or cause the Local Ad Fund to invest any surplus for its future use. All interest earned on monies contributed to the Local Ad Fund will be used to pay costs of the Local Ad Fund before other assets are expended. A summary statement of monies collected and costs incurred by the Local Ad Fund for COMPANY's immediately preceding fiscal year shall be made available to FRANCHISE OWNER upon FRANCHISE OWNER's written request. COMPANY will have the right to cause the Local Ad Fund to be incorporated or operated through an entity separate from

COMPANY at such time as COMPANY deems appropriate, and such successor entity shall have all rights and duties of COMPANY pursuant to this Paragraph B.

     FRANCHISE OWNER understands and acknowledges that the Local Ad Fund is intended to maximize recognition of the Marks and patronage of UNITS in the Marketing Area. Although COMPANY will endeavor to utilize the Local Ad Fund to develop advertising and marketing materials and programs, and to place advertising in order to benefit all UNITS in the Marketing Area, COMPANY undertakes no obligation to ensure that any UNIT in the Marketing Area will benefit directly or in proportion to its contribution to the Local Ad Fund from the development of advertising and marketing materials or the placement of advertising by the Local Ad Fund. The COMPANY may use the Local Ad Fund to promote any type of UNIT in the System. FRANCHISE OWNER acknowledges that its failure to derive any such benefit will not serve as a basis for a reduction or elimination of its obligation to contribute to the Local Ad Fund. FRANCHISE OWNER further acknowledges and agrees that the failure (whether with or without COMPANY's permission) of any other franchise owner to make the appropriate amount of contributions to the Local Ad Fund shall not in any way release FRANCHISE OWNER from or reduce FRANCHISE OWNER's obligations under this Paragraph B., such obligations being separate and independent obligations of FRANCHISE OWNER under this Agreement. Except as expressly provided in this Paragraph B., COMPANY assumes no direct or indirect liability or obligation to FRANCHISE OWNER with respect to the maintenance, direction, or administration of the Local Ad Fund.

     COMPANY reserves the right, in its sole discretion, to suspend contributions to and operations of the Local Ad Fund for such periods that it determines to be appropriate and to terminate the Local Ad Fund upon written notice to FRANCHISE OWNER. All unspent monies on the date of termination shall be distributed to COMPANY and franchise owners in proportion to their respective contributions to the Local Ad Fund during the preceding twelve (12) month period. COMPANY has the right to reinstate the Local Ad Fund upon the same terms and conditions set forth herein upon thirty (30) days' prior written notice to FRANCHISE OWNER. In the event that COMPANY terminates or suspends operation of the Local Ad Fund, FRANCHISE OWNER shall spend as Local Expenditures (defined below) at least such percentage of the Royalty Base Revenue of the Store as shall be equal to the percentage which could have been required to be paid to the Local Ad Fund under this Paragraph B.

     13.C.  ADVERTISING BY FRANCHISE OWNER.
            ------------------------------

     During each Accounting Period during the term of this Agreement in which the Store does not participate in a Local Ad Fund during such Accounting Period, FRANCHISE OWNER shall conduct local advertising and promotion for the Store. Expenditures for such required advertising and promotion are referred to herein as "LOCAL EXPENDITURES". FRANCHISE OWNER shall make Local Expenditures during each Accounting Period during which the Store does not participate in the Local Ad Fund of at least such percentage of the Store's Royalty Base Revenue as shall be equal to the percentage which could have been required to be paid to the Local Ad Fund under Paragraph B of this Section for such Accounting Period. The following shall not count as Local Expenditures: (1) moneys spent on classified telephone directory listings and advertisements, advertising and promotional expenses required under the lease for the Store and discounts and the redemption of coupons; and (2) the cost of goods or services supplied without charge. Amounts spent for local advertising and promotion of the Store shall not be credited toward FRANCHISE OWNER's Local Expenditures under this Agreement to the extent that FRANCHISE OWNER is reimbursed for such expenditures by, or such expenditures are made by, a supplier of the Store.

     Prior to their use by FRANCHISE OWNER, samples of all advertising and promotional materials not prepared or previously approved by COMPANY shall be submitted to COMPANY for approval, in the form and manner prescribed by COMPANY from time to time. If approval is not granted by COMPANY within fifteen (15) days from the date of receipt by COMPANY of such materials, COMPANY shall be deemed to have disapproved the submitted materials. FRANCHISE OWNER shall not use any advertising or promotional materials that COMPANY has not approved, has disapproved or that do not include the copyright registration notices and trademark registration notices designated by COMPANY. COMPANY, in its sole discretion, may disapprove on a prospective basis materials that it had previously approved.

     In order to promote efficiency and coordination of advertising of UNITS, FRANCHISE OWNER shall only utilize advertising agencies designated by COMPANY for the placement of local advertising with the various media.

14.  ACCOUNTING, REPORTS AND FINANCIAL STATEMENTS.
     --------------------------------------------

     FRANCHISE OWNER shall install and use at the Store the Computer System in such form as is specified by COMPANY from time to time and transmit to or permit the electronic collection of information by COMPANY through use of the Computer System. FRANCHISE OWNER, at its own expense, shall establish and maintain at the Store, (i) a telephone modem and dedicated line or other data transmission medium specified by COMPANY from time to time that COMPANY may use to access the Computer System, (ii) full, complete and accurate records and reports and, (iii) if required by COMPANY, computer diskettes and databases in the form specified by COMPANY pertaining to the operation of the Store, including, but not limited to, site reports on the Store prepared by FRANCHISE OWNER and submitted to COMPANY, the Site Agreement, supervisory reports relating to Store operations, a bookkeeping, accounting, recordkeeping and records retention system conforming to the requirements prescribed by COMPANY from time to time (including, without limitation, requirements for a general ledger system which utilizes the standard chart of accounts prescribed by COMPANY from time to time and for timely entry of information into data bases of the Computer System and periodic printouts of reports generated from the Computer System) and information relating to employee turnover. Each transaction of the Store shall be processed on the Computer System in the manner prescribed by COMPANY from time to time. COMPANY shall have, at all times, the right to access and retrieve information from and data processed on the Computer System with respect to the Store, and FRANCHISE OWNER shall take such action as may be necessary to provide such access to COMPANY.

     With respect to the operation and financial condition of the Store, FRANCHISE OWNER shall adopt, until otherwise specified by COMPANY, a fiscal year consisting of thirteen (13) four-week accounting periods which coincides with COMPANY's then current fiscal year, as specified by COMPANY and furnish to COMPANY or its designee in the form and format prescribed by COMPANY from time to time, including, without limitation, via computer diskette and/or restated in accordance with COMPANY's financial reporting periods consistent with COMPANY's then-current financial reporting periods and accounting practices and procedures:

           (1)   royalty reporting forms;

           (2) weekly reports of the Store's sales and Royalty Base Revenue each Monday (for the preceding Monday through Sunday period) and, if requested by COMPANY, daily reports of Store's sales and Royalty Base Revenue and, by facsimile or telephone no later than 10:00 a.m. Rocky Mountain time on the following day; and

           (3) upon request by COMPANY, such other data, reports, information, and supporting records for such periods as COMPANY from time to time requires (including, without limitation, daily and weekly reports of Product and/or service sales by category by means of telephonic, facsimile or other transmission system);

           (4) within thirty (30) days after the end of each quarter of FRANCHISE OWNER's fiscal year, FRANCHISE OWNER shall submit reports of those income and expense items of the Store which COMPANY specifies from time to time for use in any revenue, earnings, and/or cost summary it chooses to furnish to prospective franchise owners, provided that COMPANY will not identify to prospective franchise owners any specific financial results of the Store; and

           (5) within sixty (60) days after the end of FRANCHISE OWNER's fiscal year, a fiscal year-end balance sheet, an income statement of the Store for such fiscal year reflecting all year-end adjustments, and a statement of changes in cash flow of FRANCHISE OWNER, prepared in accordance with generally accepted accounting principles consistently applied and in the format prescribed by COMPANY from time to time.

Each report and financial statement submitted by FRANCHISE OWNER to COMPANY or its designee shall be signed by FRANCHISE OWNER and verified as correct in the manner prescribed by COMPANY.

     FRANCHISE OWNER agrees to maintain and to furnish to COMPANY and/or its designee upon request complete copies of all income, sales, value added, use and service tax returns, and employee withholding, worker's compensation, and similar reports filed by FRANCHISE OWNER reflecting activities of the Store.

     FRANCHISE OWNER shall immediately report to COMPANY and/or its designee any events or developments which may have a materially adverse impact on the operation of the Store, the performance of Franchise Owner under this Agreement, or the goodwill associated with the Marks and UNITS.

15.  INSPECTIONS AND AUDITS.
     ----------------------


     15.A. COMPANY'S RIGHT TO INSPECT THE STORE.
           ------------------------------------

     To determine whether FRANCHISE OWNER and the Store are complying with this Agreement and with specifications, standards and operating procedures prescribed by COMPANY for the operation of UNITS, COMPANY or its agents shall have the right, at any reasonable time to: (1) inspect the Site, the Store, the Computer System and other equipment, furnishings, fixtures, signs, vehicles, operating materials and supplies of the Store; (2) observe, photograph and video tape the operations of the Store for such consecutive or intermittent periods as COMPANY deems necessary; (3) remove samples of any Products and Supplies and Materials for testing and analysis; (4) interview personnel of the Store; (5) interview customers of the Store; and (6) inspect and copy any books, records, reports, computer data bases and documents relating to the operation of the Store. FRANCHISE OWNER agrees to cooperate fully with COMPANY in connection with any such inspections, observations, photographing and video taping, product removal and interviews. FRANCHISE OWNER shall present to its customers such evaluation forms as are periodically prescribed by COMPANY and shall participate and/or request its customers to participate in any surveys performed by or on behalf of COMPANY. FRANCHISE OWNER agrees that COMPANY may inspect and monitor electronically information concerning FRAN CHISE OWNER's sales and the Store's Royalty Base Revenue, and such other information as may be contained or stored in the Computer System. COMPANY shall have telephone access to FRANCHISE OWNER's Computer System as provided herein at such times and in such manner as COMPANY shall from time to time specify.

     15.B. COMPANY'S RIGHT TO AUDIT.
           ------------------------

     COMPANY shall have the right at any time during business hours, and with reasonable notice to FRANCHISE OWNER, to inspect and audit, or cause to be inspected and audited, the business records, bookkeeping and accounting records, computer data bases, value added, sales, use, service, payroll, employee withholding, worker's compensation, and income tax records and returns, and other records of the Store and FRANCHISE OWNER and the books and records of FRANCHISE OWNER if a corporation or partnership. FRANCHISE OWNER shall fully cooperate with representatives of COMPANY and independent accountants hired by COMPANY to conduct any such inspection or audit. COMPANY's right to audit shall also include COMPANY's right to access the Computer System by telephone as provided in this Agreement. In the event any such inspection or audit shall disclose an understatement of the Store's Royalty Base Revenue or an underpayment of any fees due under this Agreement, COMPANY shall be authorized to initiate immediately a debit to FRANCHISE OWNER's account for in the amount due plus interest via electronic funds transfer, as described in Section 11.F. Alternatively, at COMPANY's option, FRANCHISE OWNER shall pay to COMPANY, within fifteen (15) days after receipt of the inspection or audit report, the fees due on the amount of such understatement, plus interest (at the rate and on the terms provided for herein) from the date originally due until the date of payment. Further, in the event such inspection or audit is made necessary by the failure of FRANCHISE OWNER to furnish reports, supporting records, other information or financial statements, as herein required, or to furnish such reports, records, information or financial statements on a timely basis, or if an understatement of Royalty Base Revenue for the period of any audit is determined by any such audit or inspection to be greater than two percent (2%), FRANCHISE OWNER shall reimburse COMPANY for the cost of such inspection or audit, including, without limitation, legal fees and accountants' fees, and the travel expenses, room and board and applicable per diem charges for employees of COMPANY. The foregoing remedies shall be in addition to all other remedies and rights of COMPANY hereunder or under applicable law.

16.  TRANSFER.
     --------


     16.A. BY COMPANY.
           ----------

     This Agreement is fully transferable by COMPANY and shall inure to the benefit of any transferee or other legal successor to the interests of COMPANY herein.

     16.B. NONTRANSFERABILITY OF CERTAIN RIGHTS.
           ------------------------------------

     FRANCHISE OWNER understands, acknowledges and agrees (and hereby represents and warrants that its Owners understand and agree) that the rights and duties created by this Agreement are personal to FRANCHISE OWNER and its Owners and that a material cause for COMPANY's willingness to enter into this Agreement is its reliance upon the individual or collective character, skill, aptitude, business ability and financial capacity of FRANCHISE OWNER and its Owners. Therefore, FRANCHISE OWNER agrees that:

           (1)   no Ownership Interest in FRANCHISE OWNER; and

           (2) no obligations, rights or interest of FRANCHISE OWNER in (a) this Agreement, (b) the lease for the premises of the Store, (c) the Franchise, (d) the Store or (e) the assets of the Store may be transferred without the prior written consent of COMPANY. This restriction shall not apply to the sale of inventory in the ordinary course of business. Any purported transfer in violation of this Section shall constitute a breach of this Agreement and shall convey to the transferee no rights or interests in the foregoing.

     As used in this Agreement, the term "transfer" shall include, without limitation, the following, whether voluntary or involuntary, conditional, direct or indirect:

           (1)   an assignment, sale, gift or pledge; and

           (2) the grant of a mortgage, charge, lien or security interest, including, without limitation, the grant of a collateral assignment; and

           (3) a merger, consolidation, share exchange, issuance of additional Ownership Interests or securities representing or potentially representing Ownership Interests, or redemption of Ownership Interests; and

           (4) a sale or exchange of voting interests or securities convertible to voting interests, or an agreement granting the right to exercise or control the exercise of the voting rights of any holder of Ownership Interests or to control the operations or affairs of FRANCHISE OWNER; and

           (5) except where specifically approved by COMPANY, a management agreement whereby FRANCHISE OWNER delegates (i) any of its obligations under this Agreement; or (ii) any or all of the management functions with respect to a Store or the business to be conducted by FRANCHISE OWNER pursuant to this Agreement.

     In addition to the foregoing, a transfer (as defined above) will require the prior written consent of COMPANY where such transfer occurs by virtue of (a) divorce; (b) insolvency; (c) dissolution of a corporation, partnership or limited liability company; (d) will; (e) intestate succession; or (f) declaration of or transfer in trust.

     16.C. COMPANY'S RIGHT TO APPROVE TRANSFERS.
           ------------------------------------

     If FRANCHISE OWNER or any Owner intends to make a transfer of any interests which, under Paragraph B of this Section, requires COMPANY's prior written consent, FRANCHISE OWNER shall deliver to COMPANY written notice of such proposed transfer at least thirty (30) days prior to its intended effective date. Such notice shall describe in detail the proposed transfer (including, without limitation, the nature of the transfer, the nature and amount of the interests being transferred, the reason for the transfer, the consideration to be paid and the terms of payment of such consideration and the effective date) and shall identify and provide all pertinent background information regarding the proposed purchaser. COMPANY shall have 30 days from delivery of such notice within which to evaluate the proposed transactions and to notify FRANCHISE OWNER of its approval or disapproval (with reasons) of the proposed transfer. If approved, the transfer must take place as described in the notice (as modified by any conditions imposed by COMPANY in granting its approval) and within 30 days of the delivery of notice of COMPANY's approval.

     FRANCHISE OWNER agrees that it would be reasonable for COMPANY to disapprove any proposed transfer based on any and all reasonable factors including, without limitation, in the event that:

           (1)   the proposed transfer is a transfer by a Principal Owner;

           (2) the proposed transfer, by itself or in conjunction with other transfers, would result in the transfer of a Controlling Interest in FRANCHISE OWNER or of a change in the composition of the group holding a Controlling Interest in FRANCHISE OWNER;

           (3) the proposed transfer is to a Competitive Business or to a direct or indirect owner of interests in a Competitive Business;

           (4) FRANCHISE OWNER and its Owners are not in full compliance with this Agreement;

           (5)   the proposed transferee and, if applicable, any of its owners
     (a) are not of good moral character, (b) otherwise fail to meet COMPANY's then applicable standards for franchise owners or owners of franchise owners or (c) are not in full compliance with any other franchise agreements or development agreements between COMPANY and them; or

           (6) the price and terms of the proposed transfer are so burdensome as to adversely affect or have a potentially adverse affect on COMPANY's rights and interests under this Agreement.

     16.D. CONDITIONS FOR APPROVAL OF TRANSFERS.
           ------------------------------------

     In granting its approval of a proposed transfer, COMPANY may also impose certain reasonable conditions, including, without limitation, one or more of the following:

           (1) that FRANCHISE OWNER reimburse COMPANY for any costs and expenses incurred by COMPANY in evaluating the proposed transfer;

           (2) that FRANCHISE OWNER, the transferring Owner or the proposed purchaser pay a transfer fee in the amount of $5,000;

           (3) that, if any part of the sale price is financed by the transferor, it agrees, in a manner satisfactory to COMPANY, that all obligations of the purchaser under or pursuant to any promissory notes, agreements or security interests reserved by the transferor be subordinate to any obligations of the purchaser to pay amounts then or thereafter due COMPANY and its Affiliates;

           (4) that the purchaser and its owners execute any undertakings then being required by COMPANY of other franchise owners or owners of franchise owners of UNITS;

           (5) that FRANCHISE OWNER, the transferring Owner and the purchaser (if the purchaser is then the owner of interests in another developer or franchise owner of UNITS) execute a general release and consent agreement, in form satisfactory to COMPANY, of any and all claims against COMPANY and its Affiliates and their respective shareholders, officers, directors, employees and agents, for matters arising on or before the effective date of the transfer;

           (6) that the FRANCHISE OWNER or, if applicable, the transferring Owner execute a noncompetition undertaking in favor of COMPANY and the transferee, providing that the transferor shall not directly or indirectly (through a member of the Immediate Family of the transferor or otherwise), for a period of two years commencing on the effective date of such transfer:

                 (a) have any direct or indirect interest as a disclosed or beneficial owner in any Competitive Business located or operating:

                       (i)    at the Site; or

                       (ii)   within a five (5) mile radius of the Site; or

                       (iii) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of the transfer; or

                       (iv)   within the Marketing Area; or

                 (b) perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business located or operating:

                       (i)    at the Site; or

                       (ii)   within a five (5) mile radius of the Site; or

                       (iii) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of the transfer; or

                       (iv)   within the Marketing Area; or

                  (c) divert or attempt to divert any business or any customers of any UNIT to any Competitive Business; or

                  (d) employ or seek to employ, any person who is employed by COMPANY, its Affiliates or any developer or franchise owner of COMPANY, nor induce nor attempt to induce any such person to leave said employment without the prior written consent of such person's employer;

          (7) FRANCHISE OWNER, the transferor and the transferee (if it is then a developer or franchise owner of COMPANY) must pay such Royalty Fees, Software License Fees, Software Support Fees, Marketing Contributions, amounts owed for purchases by FRANCHISE OWNER or such transferee from COMPANY and its Affiliates, and all other amounts owed to COMPANY or its Affiliates, which are then due and unpaid; and

          (8) the transferee must agree to cause its designated Store Manager and Additional Manager to complete to COMPANY's satisfaction COMPANY's initial management training program in the operation of a UNIT prior to the transfer at the time specified by COMPANY and the transferee must have paid COMPANY's then current standard training charges; and

          (9) in the event of a transfer of the Agreement, the transferee and its owners, at COMPANY's option, must agree, in a manner satisfactory to COMPANY, to be bound by all terms and conditions of this Agreement for the remainder of its term or execute COMPANY's then-current form of standard franchise agreement and such ancillary documents (including guarantees) as are then customarily used by COMPANY in the grant of franchises for UNITS, modified as necessary to provide for the same Royalty Fees, Software License Fees, Software Support Fees, and Marketing Contributions required hereunder and a term equal to the remaining term of this Agreement;

         (10) the transferee and its owners must execute COMPANY's then-current form of secured loan agreement and accounting services agreement and such ancillary documents as are then customarily used by COMPANY in the grant of area development rights or franchises for UNITS containing such terms as are then customarily used by COMPANY in the grant of area development rights or franchises for UNITS; and

         (11) that the transferee and FRANCHISE OWNER acknowledge and agree that COMPANY's approval of the proposed transfer indicates only that the transferee meets or that COMPANY has waived the criteria established by COMPANY for franchise owners as of the time of such transfer and that COMPANY's approval thereof does not constitute a warranty or guaranty by COMPANY, express or implied, of the suitability of the terms of sale or of the successful operation or profitability of the Store by the transferee;

         (12) that the transfer be made in compliance with all applicable laws;

         (13) that the transfer of the Store, the lease or the assets of the Store (other than in connection with the financing of authorized equipment for the Store, the sale of inventory or otherwise in the ordinary course of business), be made only in conjunction with a transfer of this Agreement;

         (14) that the FRANCHISE OWNER, the transferor and the transferee execute a consent agreement, in form satisfactory to COMPANY, providing for, among other things, an acknowledgment from the parties that COMPANY's approval of the transfer does not constitute a warranty or guaranty by COMPANY, express or implied, of the suitability of the terms of sale or of the successful operation or profitability of the Store by the transferee.

     A transfer of an Owner's interest shall not be required to meet the conditions set forth in Subparagraphs (2), (6) or (9) if the Owner is not a Principal Owner and the transfer does not itself, or together with prior or concurrent transfers involve the transfer of a Controlling Interest in FRANCHISE OWNER and COMPANY determines in its sole discretion that such transfer does not result in the transfer or elimination of a Controlling Interest or a change in the composition of any group of Owners who previously together possessed a Controlling Interest.

Subparagraph (2) above, shall not apply to transfers by gift, bequest, or inheritance. FRANCHISE OWNER acknowledges and agrees that the failure of any person or entity restricted pursuant to Subparagraph (6) to comply with this
Section 16, including, without limitation, the restrictions of Subparagraph (6), shall constitute a breach of this Agreement. The restrictions of Subparagraph
(6)(a) shall not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted by a national inter-dealer quotation system that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding nor shall they be construed to prohibit FRANCHISE OWNER, any Principal Owner of FRANCHISE OWNER, or any member of the Immediate Family of FRANCHISE OWNER or any Principal Owner from having a direct or indirect ownership interest in any UNIT, development agreement or franchise agreement for the development or operation of any UNIT, or any entity owning, controlling or operating a UNIT, or from providing services to a UNIT. Furthermore, the restrictions of Subparagraph (6) shall not prohibit FRANCHISE OWNER, any Principal Owner of FRANCHISE OWNER, or any member of the Immediate Family of FRANCHISE OWNER or a Principal Owner of FRANCHISE OWNER (to the extent any such person is an individual) from performing services for or having an ownership interest in a Permitted Competitive Business, or from conducting customary promotion and advertising of a Permitted Competitive Business.

     The rights of FRANCHISE OWNER and its Owners to seek COMPANY's approval of a transfer of interests, as provided in this Agreement, may be exercised only by the FRANCHISE OWNER or its Owners and not by a receiver, trustee, liquidator or other person acting in a comparable capacity with respect to the assets or ownership of FRANCHISE OWNER.

     16.E. DEATH OR INCAPACITY OF FRANCHISE OWNER.
           --------------------------------------

     Upon the death of FRANCHISE OWNER or the permanent incapacity of FRANCHISE OWNER to conduct business affairs or, if FRANCHISE OWNER is a corporation, limited liability company or partnership, upon the death or permanent incapacity of a Principal Owner of FRANCHISE OWNER, all of such person's interest in this Agreement, or such interest in FRANCHISE OWNER shall be transferred to a transferee approved by COMPANY. Such disposition of this Agreement or such interest in FRANCHISE OWNER (including, without limitation, transfer by bequest or inheritance), shall be completed within a reasonable time, not to exceed nine
(9) months from the date of death or permanent disability and shall be subject to all the terms and conditions applicable to transfers contained in this Section. Failure to so transfer the interest in this Agreement or such interest in FRANCHISE OWNER, within said period of time shall constitute a breach of this Agreement.

     16.F. PUBLIC OR PRIVATE OFFERING.
           --------------------------

     FRANCHISE OWNER acknowledges and agrees that it is the intent of both COMPANY and FRANCHISE OWNER that FRANCHISE OWNER not be or become a public company or "reporting company" (as defined in Sections 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or otherwise) including, without limitation, by way of an initial public offering or transfer to or merger with an existing public company. Accordingly, FRANCHISE

OWNER agrees that securities of FRANCHISE OWNER or an entity owning a direct or indirect equity interest in FRANCHISE OWNER, this Agreement, the Franchise or the Store may not be offered pursuant to a public offering. FRANCHISE OWNER further agrees that such securities will not be offered pursuant to a private placement without the prior written consent of COMPANY. COMPANY hereby grants its consent to a private placement of securities by FRANCHISE OWNER provided that FRANCHISE OWNER ensures that:

          (1) such private placement complies with all applicable federal, state and local laws governing offerings of securities and all applicable agreements between FRANCHISE OWNER and COMPANY or its Affiliates;

          (2) such private placement complies with each of the relevant transfer procedures, requirements, and limitations contained herein;

          (3) such private placement does not result in any change in operating control of FRANCHISE OWNER or the Store or in the parties owning a Controlling Interest in FRANCHISE OWNER or any Store or in the individual or individuals controlling the management, policies or decision-making power of FRANCHISE OWNER; and

          (4) each such entity or individual receiving securities in such private placement shall be an accredited investor, as defined by applicable law, and shall have been identified and be reasonably acceptable to COMPANY; provided, however, that FRANCHISE OWNER may allow unaccredited investors to receive securities if FRANCHISE OWNER has complied with applicable law with respect thereto;

          (5) a draft of any offering memorandum or other information used in connection with any such private placement is submitted to COMPANY for review and comment a reasonable time prior to its use, that the reasonable comments and suggestions of COMPANY thereon are given due consideration and that a final version of such memorandum or information be provided to COMPANY at least five (5) days prior to its distribution to prospective investors;

          (6) any offering memorandum or information used in connection with any such private placement shall clearly identify that it is not an offering by COMPANY and that COMPANY has not participated in its preparation and has not supplied any financial information, projections, budgets, cost estimates, or similar information contained therein, all of which shall be the sole responsibility of FRANCHISE OWNER;

          (7) each recipient of information relating to such private placement shall agree to maintain it in confidence;

          (8) the structure, timing, allocation and nature of such private placement shall be reasonably acceptable to COMPANY;

          (9) FRANCHISE OWNER shall not become a "Reporting Company" by virtue of Sections 12(b), 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended; and

          (10) each person who or entity which becomes an Owner or Principal Owner as a result of such private placement agrees to become bound by any provision of this Agreement pertaining to Owners or Principal Owners, as applicable.

     FRANCHISE OWNER agrees to indemnify COMPANY and its Affiliates and their respective officers, directors, agents and employees, for and hold them harmless against any and all costs, expenses, claims, actions, judgments and liabilities (including, but not limited to, costs and expenses related to legal defense) arising from or relating to any private placement approved by COMPANY pursuant to this Section. FRANCHISE OWNER also agrees to reimburse COMPANY for its reasonable expenses incurred in connection with any such private placement (including attorney's fees) and to comply with all requirements of COMPANY in connection with such offering, including, without limitation, adding appropriate disclaimers to the offering documents and execution of appropriate indemnification agreements.

     16.G. EFFECT OF CONSENT TO TRANSFER.
           -----------------------------

     COMPANY's consent to a transfer under this Section 16 shall not constitute a waiver of any claims it may have against FRANCHISE OWNER (or its Owners), nor shall it be deemed a waiver of COMPANY's right to demand full compliance with any of the terms or conditions of this Agreement by FRANCHISE OWNER or the transferee. COMPANY's consent to any such transfer shall not, unless expressly provided in such consent, effect a release of FRANCHISE OWNER (or its Owners, as the case may be) post-transfer.

     16.H. COMPANY'S RIGHT OF FIRST REFUSAL.
           --------------------------------

     If FRANCHISE OWNER or any of its Owners shall at any time determine to sell an interest in this Agreement, the Franchise, the Store, some or all of the assets of the Store (other than in the ordinary course of business) or an ownership interest in FRANCHISE OWNER, FRANCHISE OWNER or its Owner(s) shall obtain a bona fide, arms length, executed purchase agreement (and any ancillary agreements) in complete and definitive form and not subject to any financing contingency or other material, substantive contingency and an earnest money deposit (in the amount of ten percent (10%) or more of the purchase price) from a qualified, responsible, bona fide and fully disclosed purchaser. A true and complete copy of such purchase agreement (conditioned on COMPANY's right of first refusal) and any proposed ancillary agreements shall immediately be submitted to COMPANY by FRANCHISE OWNER, such Owner(s) or both. The purchase agreement must apply only to an interest which is permitted to be transferred under this Agreement and may not include the purchase of any other property or rights of FRANCHISE OWNER (or such Owner(s)) and the price and terms of purchase offered to FRANCHISE OWNER (or such Owner(s)) in the purchase agreement for the aforementioned interests shall reflect the bona fide price offered therefor and shall not reflect any value for any other property or rights. If the purchaser proposes to buy any other property or rights from FRANCHISE OWNER (or such Owner(s)) under a separate, contemporaneous purchase agreement, FRANCHISE OWNER shall submit a true and complete copy of a bona fide, arms length executed purchase agreement (and any proposed ancillary agreements) in complete and definitive form and not subject to any financing or other material, substantive contingency. COMPANY shall have the right, exercisable by written notice delivered to FRANCHISE OWNER or such Owner(s) within thirty (30) days from the date of receipt by COMPANY of an exact copy of such purchase agreement, together with payment of any applicable transfer fee and a completed and executed application for COMPANY's consent to transfer such interest for the price and on the terms and conditions contained in such purchase agreement, provided that COMPANY may substitute cash, a cash equivalent, or marketable securities of equivalent value for any form of payment proposed in such purchase agreement, COMPANY's credit shall be deemed equal to the credit of any proposed purchaser, and COMPANY shall have not less than sixty
(60) days to prepare for closing. Regardless of whether included in the purchase agreement, COMPANY shall be entitled to all customary representations and warranties given by the seller of a business, including, without limitation, representations and warranties as to: (1) ownership, condition and title to the Ownership Interests and/or assets being purchased; (2) liens and encumbrances relating to such Ownership Interests and/or assets; and (3) validity of contracts and liabilities, contingent or otherwise, of any legal entity whose Ownership Interests are purchased. If COMPANY does not exercise its right of first refusal, FRANCHISE OWNER or such Owner(s) may complete the sale to such purchaser pursuant to and on the exact terms of such purchase agreement, subject to COMPANY's approval of the transfer, as provided for in this Agreement, provided that if the sale to such purchaser is not completed within one hundred twenty (120) days after receipt of such purchase agreement by COMPANY, or if there is a change in the terms of the sale, COMPANY shall have an additional right of first refusal for thirty (30) days as set forth herein on the modified or initial terms and conditions of sale.

     16.I. OWNERSHIP STRUCTURE.
           -------------------

     FRANCHISE OWNER represents and warrants that its Owners are as set forth on

Exhibit E attached to this Agreement and covenants that it will not permit the
- ---------
identity of such Owners, or their respective interests in FRANCHISE OWNER, to change without complying with this Agreement.

     16.J. DELEGATION BY COMPANY.
           ---------------------

     FRANCHISE OWNER agrees that COMPANY shall have the right, from time to time, to delegate the performance of any portion or all of its obligations and duties under this Agreement to designees, whether the same are agents of COMPANY or independent contractors with which COMPANY has contracted to provide such services.

     16.K. PERMITTED TRANSFERS.
           -------------------

     Notwithstanding anything to the contrary contained in this Agreement and provided (a) FRANCHISE OWNER reimburses any costs incurred by COMPANY in connection therewith, (b) FRANCHISE OWNER, its Owners and the transferees comply with the provisions of the HSR Act, if applicable, prior to such a transfer, (c) FRANCHISE OWNER, its Owners and the transferees comply with all other restrictions of this Agreement applicable to Owners and Ownership interests (including, without limitation those restricting an Owner's ownership of interests in a Competitive Business), and (d) the transfer does not, by itself or in conjunction with other transfers, result in the transfer of a Controlling Interest in FRANCHISE OWNER or of a change in the composition of the group holding a Controlling Interest in FRANCHISE OWNER, the provisions of this Section 16 (including, without limitation, the requirement of the payment of transfer fees under Section 16.D(2) and the right of first refusal granted to COMPANY in Section 16.H) shall not restrict or apply to any assignment, sale, transfer of an Ownership Interest which:

           (1) is pursuant and according to the terms of a written stock or other equity interest option or stock or other equity interest bonus plan which benefits employees of FRANCHISE OWNER and/or of the Boston Chicken, Inc. franchise owner which provides management services to FRANCHISE OWNER pursuant to a support services agreement and has been approved by COMPANY; or

           (2) is made for bona fide estate planning purposes (a) to a corporation, trust, partnership, or other entity controlled by the transferring Owner or (b) pursuant to an inter vivos or testamentary document or the laws of descent and distribution.

17   GRANT OF SUCCESSOR FRANCHISES.
     -----------------------------


     17.A. FRANCHISE OWNER'S RIGHT TO A SUCCESSOR FRANCHISE.
           ------------------------------------------------

     Subject to the provisions of Paragraphs B and C of this Section, upon expiration of the initial term of this Agreement, if:

           (1) FRANCHISE OWNER and its Owners have complied with this Agreement during the initial term of this Agreement in all material respects; and

           (2) FRANCHISE OWNER and its Owners are then in full compliance with this Agreement; and

           (3)    (a)      FRANCHISE OWNER maintains possession of the Site and
           agrees to remodel and/or expand the Store, add or replace equipment, furnishings, fixtures, and signs and otherwise modify the Store to bring it into compliance with specifications and standards then applicable under new or successor franchises for UNITS; or

                  (b) if FRANCHISE OWNER is unable to maintain possession of the Site, or if, in the judgment of COMPANY, the Store should be relocated within the Territory, FRANCHISE OWNER secures a substitute site within the Territory approved by COMPANY and agrees to develop expeditiously such substitute site in compliance with specifications and standards then applicable under new or successor franchises for UNITS;

then FRANCHISE OWNER shall have the right to obtain a successor franchise to operate a UNIT at the Site (a "SUCCESSOR FRANCHISE") for a term of five (5) years. In consideration of the grant of the Successor Franchise, FRANCHISE OWNER shall pay to COMPANY a fee in an amount equal to thirty-three and one-third percent (33-1/3%) of the then-current initial franchise fee charged by COMPANY in connection with the grant of a single UNIT franchise. If COMPANY is not, at that time, actively engaged in the sale of UNIT franchises, the fee shall be equal to 33-1/3% of the higher of (a) the Initial Franchise Fee due under this Agreement or (b) the Initial Franchise Fee charged under the standard single UNIT franchise offered as set forth in the latest offering version of COMPANY's Uniform Franchise Offering Circular. As additional consideration for the grant of a Successor Franchise, FRANCHISE OWNER agrees to execute a general release in form prescribed by COMPANY in accordance with this Section.
FRANCHISE OWNER shall have the right to obtain a second Successor Franchise on the same terms and subject to the same conditions as the initial Successor Franchise.

     17.B. NOTICES.
           -------

     FRANCHISE OWNER shall give COMPANY written notice of its election to obtain a Successor Franchise not more than twenty-four (24) months, and not less than twelve (12) months, prior to the expiration of this Agreement. COMPANY agrees to give FRANCHISE OWNER written notice, not more than ninety (90) days after receipt of FRANCHISE OWNER's notice, of (a) COMPANY's determination whether or not it will grant FRANCHISE OWNER a Successor Franchise pursuant to this Section and/or (b) any deficiencies in FRANCHISE OWNER's operation of the Store (or any other failure to comply with the terms of this Agreement) which could cause COMPANY to refuse to grant a Successor Franchise. Such notice shall state what actions FRANCHISE OWNER must take to correct the deficiencies and shall specify the time period in which such deficiencies must be corrected. COMPANY shall give FRANCHISE OWNER written notice of a decision not to grant a Successor Franchise based upon FRANCHISE OWNER's failure to cure deficiencies not less than ninety (90) days prior to the expiration of the initial term of this Agreement. Such notice shall state the reasons for COMPANY's refusal to grant a Successor Franchise. In the event COMPANY fails to give FRAN CHISE OWNER (a) notice of deficiencies in the Store, or in FRANCHISE OWNER's operation of the Store, within ninety (90) days after receipt of FRANCHISE OWNER's timely election to obtain a Successor Franchise, or (b) notice of COMPANY's decision not to grant a Successor Franchise at least ninety (90) days prior to the expiration of the term of this Agreement, COMPANY may extend the term of this Agreement for such period of time as is necessary in order to provide FRANCHISE OWNER reasonable time to cure deficiencies or to provide ninety (90) days' notice of COMPANY's determination not to grant a Successor Franchise. The grant of a Successor Franchise shall be conditioned upon FRANCHISE OWNER's continued compliance with all the terms and conditions of this Agreement up to the date of expiration.

     17.C. SUCCESSOR FRANCHISE AGREEMENT/RELEASES.
           --------------------------------------

     To obtain a Successor Franchise, COMPANY, FRANCHISE OWNER and its Owners shall execute the form of franchise agreement and any ancillary agreements then customarily used by COMPANY in the grant of franchises for the operation of UNITS (with appropriate modifications to the term, the successor franchise provisions, and other appropriate provisions to reflect the fact that the agreement relates to a Successor Franchise) which may provide for higher or additional Royalty Fees and other fees, and FRANCHISE OWNER and its Owners shall execute general releases, in form satisfactory to COMPANY, of any and all claims against COMPANY and its Affiliates and their respective shareholders, officers, directors, employees, agents, successors and assigns. The franchise agreement for a Successor Franchise will not include any right to any further renewal, extension, or successor franchise rights. Failure by FRANCHISE OWNER and its Owners to sign and deliver to COMPANY, such agreements and releases within fifteen (15) days after delivery thereof to FRANCHISE OWNER shall be deemed an election by FRANCHISE OWNER not to obtain a Successor Franchise.

18   TERMINATION OF THE FRANCHISE.
     ----------------------------


     18.A. BY FRANCHISE OWNER.
           ------------------

     If FRANCHISE OWNER is in full compliance with this Agreement and COMPANY materially breaches this Agreement, FRANCHISE OWNER may terminate this Agreement effective thirty (30) days after COMPANY's receipt of written notice of termination if FRANCHISE OWNER gives written notice of such breach to COMPANY and COMPANY does not:

           (1) correct such failure within thirty (30) days after COMPANY's receipt of such notice of material breach; or

           (2) if such breach cannot reasonably be cured within thirty (30) days after COMPANY's receipt of such notice, undertake within thirty (30) days after COMPANY'S receipt of such notice, and continue until completion, reasonable efforts to cure such breach.

Any attempt to terminate this Agreement by FRANCHISE OWNER other than as provided in this Paragraph A shall be a breach of this Agreement.

     18.B. BY COMPANY.
           ----------

     COMPANY may terminate this Agreement, effective upon delivery of notice of termination to FRANCHISE OWNER, or, where expressly applicable, upon failure to cure to COMPANY's satisfaction any breach by the expiration of any period of time within which such breach may be cured in accordance with the provisions set forth below, if:

           (1) FRANCHISE OWNER fails to develop the Store in accordance with this Agreement and commence operation of business within the time provided in this Agreement; or

           (2) FRANCHISE OWNER fails to operate, abandons, surrenders or transfers control of the operation of the Store without prior written approval of COMPANY; or

           (3) FRANCHISE OWNER or any of its Principal Owners has made any material misrepresentation or omission in the application for or acquisition of the Franchise or in materials submitted relating to a transfer; or

           (4) FRANCHISE OWNER or any of its Owners is convicted by a trial court of, or pleads guilty or no contest to, a felony, or to another crime or offense that may adversely affect the reputation of FRANCHISE OWNER or the Store or the goodwill associated with the Marks or engages in any misconduct which may adversely affect the reputation of any UNIT or the goodwill associated with the Marks; or

           (5) FRANCHISE OWNER or any of its Owners makes an assignment or transfer in violation of this Agreement; or

           (6) FRANCHISE OWNER (or any of its Owners or employees) makes any unauthorized use or disclosure of or duplicates any copy of any Confidential Information or of any of the Store Manuals, makes any unauthorized use of the Marks or Copyrighted Works, or challenges or seeks to challenge the validity of COMPANY's or its Affiliates' rights in and to the Marks, the Copyrighted Works or the Confidential Information (unless the foregoing prohibited act is inadvertent and does not have, or threaten to have, an adverse effect upon COMPANY, its business concept, its business operations, the business of any UNIT, any Mark, the Confidential Information, any Store Manuals, or the Copyrighted Works, and FRANCHISE OWNER ceases and desists any such prohibited act promptly upon notice and reimburses COMPANY for all damages, losses, costs, and expenses incurred by COMPANY in connection with such prohibited acts); or

           (7) FRANCHISE OWNER loses the right to possession of the Site and does not relocate the Store to another site in accordance with this Agreement; or

           (8)   FRANCHISE OWNER fails to timely commence or provide:

                 (a) Delivery Service pursuant to a Delivery Rider executed by COMPANY and FRANCHISE OWNER; or

                 (b) Catering Service pursuant to a Catering Rider executed by COMPANY and FRANCHISE OWNER; or

                 (c) Special Distribution Arrangements if required pursuant to a Special Distribution Agreement executed by COMPANY and FRANCHISE OWNER, in accordance with COMPANY's standards, specifications and procedures, and does not correct such failure within 10 days after FRANCHISE OWNER's receipt of COMPANY's written notice of such failure to comply; or, if such failure cannot reasonably be corrected within the aforesaid 10-day period but can be corrected within a reasonably short time (not to exceed an additional 30 days), undertake within 10 days after FRANCHISE OWNER's receipt of COMPANY's written notice, and continue until completion, best efforts to correct such failure within such reasonably short time (not to exceed an additional 30 days), and furnish proof acceptable to COMPANY, upon its request, of such efforts and the date full compliance will be achieved; or

           (9) FRANCHISE OWNER fails to operate a Commissary to service the Store, at the time specified by COMPANY and at the location approved by COMPANY, in accordance with COMPANY's standards, specifications and procedures and does not correct such failure within ten (10) days after written notice of such failure is delivered to FRANCHISE OWNER.

           (10) FRANCHISE OWNER becomes insolvent in the sense that it is unable to pay its bills as they become due; or

           (11) FRANCHISE OWNER, its Principal Owners or members of their Immediate Families (whether or not bound by individual noncompetition undertakings) or other persons who have executed such individual undertakings violate the restrictions in this Agreement with respect to Competitive Businesses or Owners who have had access to the Confidential Information violate the covenants concerning competition and confidentiality contained in the form of Confidentiality and Non-Competition Agreement attached hereto as Exhibit H (regardless of whether
                                              ---------
     any such party has executed this Agreement or a Confidentiality and Non-Competition Agreement); or

           (12) FRANCHISE OWNER fails to report accurately the Store's Royalty Base Revenue or fails to make payments of any amounts due COMPANY for Royalty Fees, Software Fees, Marketing Contributions, purchases from COMPANY or its Affiliates, or any other amounts due to COMPANY or its Affiliates, and does not correct such failure within ten (10) days after written notice of such failure is delivered to FRANCHISE OWNER; or

           (13) FRANCHISE OWNER causes or permits to exist a default under the lease or sublease for the Site and fails to cure such default within the applicable cure period set forth in the lease or sublease; or

           (14) FRANCHISE OWNER or any of its Principal Owners fails on three or more separate occasions within any period of 12 consecutive months to comply with this Agreement in any material respect, whether or not such failures to comply are corrected after notice of default is given, or fail on two (2) or more separate occasions within any period of nine (9) consecutive months to comply with the same requirement under this Agreement, whether or not such failures to comply are corrected after notice of default is given; or

           (15) FRANCHISE OWNER or any of its Owners fail to comply with any other provision of this Agreement or any mandatory specification, standard, or operating or inspection procedure prescribed by COMPANY or to pass COMPANY's quality control inspection and does not: (a) correct such failure within thirty (30) days after FRANCHISE OWNER's receipt of COMPANY's written notice of such failure to comply; or (b) if such failure cannot reasonably be corrected within the aforesaid thirty (30) day period, but can be corrected within a reasonably short time (not to exceed an additional thirty (30) days), under take within ten (10) days after FRANCHISE OWNER's receipt of COMPANY's written notice, and continue until completion within such reasonably short time (not to exceed an additional thirty (30) days), best efforts to bring the Store into full compliance, and furnish proof acceptable to COMPANY upon its request of such efforts and the date full compliance will be achieved; or

           (16) FRANCHISE OWNER or any of its Owners fail or refuse to follow or comply with any mandatory specification, standard or operating procedure prescribed by COMPANY relating to the cleanliness or sanitation of the Store or receives a notice of violation from a governmental authority or violates any health, safety or sanitation law, ordinance or regulation and does not: (a) correct such failure or refusal within twenty-four (24) hours after written notice thereof is delivered to FRANCHISE OWNER; or (b) if such failure can be corrected within five (5) days but cannot reasonably be corrected within twenty-four (24) hours after such written notice is received by FRANCHISE OWNER, undertake corrective action within twenty-four
     (24) hours and achieve full compliance within five (5) days after written notice thereof; or

           (17) The lesser of (a) three (3) or more, or (b) fifty percent (50%) or more, of the Franchise Agreements granted to FRANCHISE OWNER and DEVELOPER in accordance with the terms of the Development Agreement are terminated by COMPANY in accordance with their terms, excluding the permanent closing of any UNITS with the prior written approval of COMPANY; or

           (18) FRANCHISE OWNER has attempted to terminate a Franchise Agreement with COMPANY without complying with Section 18.A. of this Agreement.

     18.C. TERMINATION OF CERTAIN RIGHTS OF FRANCHISE OWNER.
           ------------------------------------------------

     If COMPANY is entitled to terminate this Agreement in accordance with Paragraph B. of this Section, COMPANY shall have the option to terminate any one or more of the following instead of terminating this Agreement:

           (1) FRANCHISE OWNER's option to purchase and develop UNITS at Conversion Sites under Section 2.E. of this Agreement; and

           (2) any Delivery Rider in effect between COMPANY and FRANCHISE OWNER; and

           (3) any Catering Rider in effect between COMPANY and FRANCHISE OWNER; and

           (4) any Special Distribution Agreement in effect between COMPANY and FRANCHISE OWNER; and

           (5) any exclusivity for the Territory granted under Section 2.B. of this Agreement,

effective ten (10) days after delivery of written notice thereof to FRANCHISE OWNER. If any of such rights, options or arrangements are terminated in accordance with this Paragraph C., such termination shall be without prejudice to COMPANY's right to terminate this Agreement in accordance with Section 18.B or to terminate any other rights, options or arrangements under this Agreement at any time thereafter for the same default or as a result of any additional defaults of the terms of this Agreement.

19.  RIGHTS AND OBLIGATIONS OF COMPANY AND FRANCHISE
     OWNER UPON TERMINATION OR EXPIRATION OF THE AGREEMENT.
     -----------------------------------------------------


     19.A. PAYMENT OF AMOUNTS OWED TO COMPANY.
           ----------------------------------

     FRANCHISE OWNER shall immediately pay to COMPANY upon termination or expiration of this Agreement such Royalty Fees, Software License Fees, Marketing Contributions and amounts owed for purchases by FRANCHISE OWNER from COMPANY or its Affiliates, interest due on any of the foregoing, and all other amounts owed to COMPANY or its Affiliates which are then unpaid, whether or not attributable to the Store.

     19.B. MARKS, TRADE DRESS, AND COPYRIGHTED WORKS.
           -----------------------------------------

     Upon the termination or expiration of this Agreement, FRANCHISE OWNER shall:

           (1) immediately cease use of all the Marks and not thereafter directly or indirectly at any time or in any manner identify itself or any business as a current or former UNIT, or as a current or former franchise owner of or as otherwise associated with COMPANY, or use any Mark, any colorable imitation thereof or any mark substantially identical to or deceptively similar to any Mark in any manner or for any purpose, or utilize for any purpose any trade name, trademark or service mark, or other commercial symbol or trade dress that suggests or indicates a connection or association with COMPANY; and

           (2) immediately remove from the Site all signs containing any Mark, remove the Marks from all vehicles, fixtures, furnishings, decor items and other objects displaying any Mark at the Site and return to COMPANY or destroy all packaging materials and forms, advertising and promotional materials, catalogs, invoices and other materials containing any Mark or otherwise identifying or relating to a UNIT; and

           (3) immediately take such action as may be required to cancel or, at COMPANY's option, to transfer to COMPANY or its designee, all fictitious or assumed name or equivalent registrations relating to its use of any Mark; and

           (4) immediately cease use of all Copyrighted Works which were furnished and/or licensed to FRANCHISE OWNER by COMPANY pursuant to this Agreement and return to COMPANY or destroy, at COMPANY's option, all forms, advertising and promotional materials or other materials containing such Copyrighted Works; and

           (5) immediately take all such actions as may be necessary to transfer any telephone number and any telephone directory listings associated with the Marks to COMPANY. FRANCHISE OWNER acknowledges that, as between COMPANY and FRANCHISE OWNER, COMPANY has the sole right to and interest in all telephone numbers and directory listings associated with the Marks. FRANCHISE OWNER concurrently with the execution of this Agreement shall execute COMPANY's form of collateral assignment of telephone numbers and listings (the "TELEPHONE NUMBER ASSIGNMENT"), attached to this Agreement as

     Exhibit J.  FRANCHISE OWNER acknowledges and agrees that the telephone
     ---------
     company and all listing agencies may accept the Telephone Number Assignment as conclusive evidence of the exclusive right of the COMPANY in such telephone numbers and directory listings and its authority to direct their transfer; and

           (6) if COMPANY does not purchase the Store as provided in Section 19.F., at FRANCHISE OWNER's expense, immediately make such modifications and alterations, including removal of all distinctive physical and structural features associated with the Trade Dress of UNITS, as may be necessary to distinguish the Site and the Store so clearly from its former appearance and from other UNITS as to prevent any possibility that the public will associate the Site with UNITS and to prevent confusion created by such association. Such modifications and alterations shall include, but not be limited to, removing all awnings and removing or covering the distinctive decor and color scheme on all walls, signage, counters, displays, equipment, vehicles, fixtures and furnishings, as well as the exterior of the Store. If FRANCHISE OWNER fails to initiate immediately or complete such modifications, alterations and/or removals within such time as COMPANY deems appropriate, FRANCHISE OWNER agrees that COMPANY or its designated agents may enter the Store and adjacent areas without prior notice to make such modifications, alterations and/or removals, at FRANCHISE OWNER's expense, without liability for trespass or damages. FRANCHISE OWNER expressly acknowledges that its failure to make such alterations will cause irreparable injury to COMPANY and consents to entry, at FRANCHISE OWNER's expense, of an ex-parte order by any court of competent jurisdiction authorizing COMPANY or its agents to take such action, if COMPANY seeks such an order.

FRANCHISE OWNER shall furnish to COMPANY (i) within thirty (30) days after the effective date of termination or expiration, evidence satisfactory to COMPANY of FRANCHISE OWNER's compliance with Subparagraphs (1), (3) and (4) of the foregoing obligations, and (ii) within thirty (30) days after the later of expiration of COMPANY's option to purchase the

Store, as provided in this Section, or receipt of notice that COMPANY elects not to purchase the Store pursuant to this Section, evidence satisfactory to COMPANY of FRANCHISE OWNER's compliance with all of the foregoing obligations. If COMPANY exercises its option to purchase the Store under this Section, COMPANY, in its sole discretion, shall direct FRANCHISE OWNER regarding which, if any, of the above requirements FRANCHISE OWNER shall observe.

     19.C. CONFIDENTIAL INFORMATION.
           ------------------------

     FRANCHISE OWNER agrees that upon termination or expiration of the Franchise (without grant of a Successor Franchise):

           (1) it, and all of its affiliates, Owners, employees, agents or other representatives, will immediately cease to use and will maintain the absolute confidentiality of any Confidential Information of COMPANY disclosed to or otherwise learned or acquired by FRANCHISE OWNER and will refrain from using such Confidential Information in any business or otherwise; and

           (2) it will return to COMPANY all copies of the Store Manuals and any other confidential materials which have been loaned or made available to it by COMPANY.

     19.D. COVENANT NOT TO COMPETE.
           -----------------------

     Upon expiration or termination of this Agreement by COMPANY or by FRANCHISE OWNER, other than pursuant to Section 18.A., neither FRANCHISE OWNER nor any of its Principal Owners shall directly or indirectly (through a member of the Immediate Family of FRANCHISE OWNER or a Principal Owner or otherwise) for a period of two (2) years commencing on the effective date of such termination or expiration, or the date on which FRANCHISE OWNER ceases to operate the Store, whichever is later:

           (1) have any interest as a disclosed or beneficial owner in any Competitive Business located or operating:

                 (a)    at the Site; or

                 (b)    within a five (5) mile radius of the Site; or

                 (c) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of termination or expiration of this Agreement; or

                 (d)    within the Marketing Area; or

          (2) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business located or operating:

                 (a)    at the Site; or

                 (b)    within a five (5) mile radius of the Site; or

                 (c) within a five (5) mile radius of any other UNIT in operation or under development on the effective date of termination or expiration of this Agreement; or

                 (d)   within the Marketing Area; or

           (3) divert or attempt to divert any business or any customers of any UNIT to any Competitive Business; or

           (4) employ or seek to employ, any person who is employed by COMPANY, its Affiliates or any developer or franchise owner of COMPANY, nor induce nor attempt to induce any such person to leave said employment without the prior written consent of such person's employer.

     The restrictions of Subparagraph (1) of this Paragraph D. will not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market and quoted on a national inter-dealer quotation system that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding nor shall they be construed to prohibit FRANCHISE OWNER, any Principal Owner of FRANCHISE OWNER, or any member of the Immediate Family of FRANCHISE OWNER or any Principal Owner from having a direct or indirect ownership interest in any UNIT, development agreement or franchise agreement for the development or operation of any UNIT, or any entity owning, controlling or operating a UNIT, or from providing services to a UNIT. Furthermore, the restrictions of this Paragraph
D. shall not prohibit FRANCHISE OWNER, any Principal Owner of FRANCHISE OWNER, or (to the extent any such person is an individual) any member of the Immediate Family of FRANCHISE OWNER or a Principal Owner of FRANCHISE OWNER from performing services for or having an ownership interest in a Permitted Competitive Business, or from conducting customary promotion and advertising of a Permitted Competitive Business.

     19.E. CONTINUING OBLIGATIONS.
           ----------------------

     All obligations of COMPANY and FRANCHISE OWNER which expressly or by their nature survive or are intended to survive the expiration or termination of this Agreement shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.

     19.F. COMPANY'S RIGHT TO PURCHASE ASSETS OF THE STORE.
           -----------------------------------------------

     Upon termination of this Agreement by COMPANY in accordance with its terms and conditions, upon termination of this Agreement by FRANCHISE OWNER without complying with this Agreement, or upon expiration of this Agreement (without the grant of a Successor

Franchise), COMPANY or its assignee shall have the option, exercisable by giving written notice thereof within sixty (60) days from the date of such expiration or termination, to purchase from FRANCHISE OWNER all the assets used in the Store. As used in this Paragraph, "ASSETS" shall mean and include, without limitation, leasehold improvements, equipment, computer hardware, vehicles, furnishings, fixtures, signs, inventory (non-perishable products, materials and supplies) and the lease or sublease for the Site. COMPANY shall have the unrestricted right to assign this option to purchase. COMPANY or its assignee shall be entitled to all customary warranties and representations given by the seller of a business including, without limitation, representations and warranties as to: (1) ownership, condition and title to assets; (2) liens and encumbrances relating to the assets; and (3) validity of contracts and liabilities, inuring to COMPANY or affecting the assets, contingent or otherwise.

     The purchase price for the assets of the Store shall be the tangible book value, determined as of the date of termination or expiration of this Agreement in a manner consistent with reasonable depreciation of leasehold improvements owned by FRANCHISE OWNER and the equipment, computer hardware, vehicles, furnishings, fixtures, signs and inventory of the Store, provided that the purchase price shall take into account the termination or expiration of the Franchise granted hereunder and this Agreement and shall not contain any factor or increment for any trademark, service mark or other commercial symbol used in connection with the operation of the Store or any goodwill or "going concern" value for the Store and further provided that COMPANY may exclude from the assets purchased hereunder any equipment, computer hardware, vehicles, furnishings, fixtures, signs and inventory that are not approved as meeting then-current quality standards for UNITS. The length of the remaining term of the lease or sublease for the Site of the Store shall also be considered in determining the fair market value hereunder.

     The purchase price shall be paid in cash, a cash equivalent, or marketable securities of equivalent value at the closing of the purchase, which shall take place no later than ninety (90) days after receipt by FRANCHISE OWNER of notice of exercise of this option to purchase, at which time FRANCHISE OWNER shall deliver instruments transferring to COMPANY or its assignee: (i) good and merchantable title to the assets purchased, free and clear of all liens and encumbrances (other than liens and security interests acceptable to COMPANY or its assignee), with all sales and other transfer taxes paid by FRANCHISE OWNER;
(ii) all licenses and permits of the Store which may be assigned or transferred; and (iii) the lease or sublease for the Site. In the event that FRANCHISE OWNER cannot deliver clear title to all of the purchased assets as aforesaid, or in the event there shall be other unresolved issues, the closing of the sale shall be accomplished through an escrow. Further, FRANCHISE OWNER and COMPANY shall, prior to closing, comply with all applicable legal requirements, including the bulk sales provisions of the Uniform Commercial Code of the state in which the Store is located and the bulk sales provisions of any applicable tax laws and regulations. FRANCHISE OWNER shall, prior to or simultaneously with the closing of the purchase, pay all tax liabilities incurred in connection with the operation of the Store. COMPANY shall have the right to set off against and reduce the purchase price by any and all amounts owed by FRANCHISE OWNER to COMPANY, and the amount of any encumbrances or liens against the assets or any obligations assumed by COMPANY.

     If COMPANY or its assignee exercises this option to purchase, pending the closing of such purchase as hereinabove provided, COMPANY shall have the right to appoint a manager to maintain the operation of the Store, in which case FRANCHISE OWNER shall continue to operate the Store on the terms of this Agreement until the closing of the purchase. Alternatively, COMPANY may require FRANCHISE OWNER to close the Store during such time period without removing any assets from the Store. FRANCHISE OWNER shall maintain in force all insurance policies required pursuant to this Agreement, through the date of closing. If the Site is leased, COMPANY agrees to use reasonable efforts to effect a termination of the existing lease for the Site and enter into a new lease on reasonable terms with the landlord. In the event COMPANY is unable to enter into a new lease and FRANCHISE OWNER's rights under the lease for the Site are assigned to COMPANY or COMPANY subleases the Site from FRANCHISE OWNER, COMPANY will indemnify and hold harmless FRANCHISE OWNER from any ongoing liability under the lease from the date COMPANY assumes possession of the Site.

20   RELATIONSHIP OF THE PARTIES/INDEMNIFICATION.
     -------------------------------------------


     20.A. INDEPENDENT CONTRACTORS.
           -----------------------

     It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that COMPANY and FRANCHISE OWNER are and shall be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner, or employee of the other for any purpose. FRANCHISE OWNER shall conspicuously identify itself in all dealings with customers, suppliers, vendors, public officials, FRANCHISE OWNER personnel, and others as the owner of the Store under a franchise granted by COMPANY and shall conspicuously and prominently place such other notices of independent ownership on the Site and on such forms, business cards, stationery, advertising, and such other materials as COMPANY may require from time to time.

     20.B. NO LIABILITY FOR ACTS OF OTHER PARTY.
           ------------------------------------

     FRANCHISE OWNER shall not employ any of the Marks in signing any contract, application for any license or permit, or in a manner that may result in liability of COMPANY or its Affiliates for any indebtedness or obligation of FRANCHISE OWNER, nor will FRANCHISE OWNER use the Marks in any way not expressly authorized herein. Except as expressly authorized in writing, neither COMPANY nor FRANCHISE OWNER shall make any express or implied agreements, warranties, guarantees or representations, or incur any debt in the name of or on behalf of the other, or represent that their relationship is other than franchisor and franchise owner, and neither COMPANY nor FRANCHISE OWNER shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing, nor shall COMPANY be obligated for any damages to any person or property directly or indirectly arising out of the operation of the Store or FRANCHISE OWNER's business authorized by or conducted pursuant to this Agreement.

     20.C. TAXES.
           -----

     COMPANY shall have no liability for any sales, value added, use, service, occupation, excise, gross receipts, income, property, payroll, employee withholding or other taxes, whether levied upon this Agreement, FRANCHISE OWNER, the Store or FRANCHISE OWNER's property, or upon COMPANY, in connection with the sales made or business conducted by FRANCHISE OWNER, except any taxes COMPANY is required by law to collect from FRANCHISE OWNER with respect to purchases from COMPANY. Payment of all such taxes shall be the responsibility of FRANCHISE OWNER.

     20.D. INDEMNIFICATION.
           ---------------

     FRANCHISE OWNER agrees to indemnify, defend and hold COMPANY, its Affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assignees harmless against and to reimburse them for:
(1) any and all taxes described in Paragraph C of this Section; (2) any and all claims against, and losses, obligations, damages and expenses incurred, by COMPANY in connection with any and all claims, losses, damages and expenses of customers and others directly or indirectly arising out of this Agreement, the development or operation of the Store (including, without limitation, breach or violation of any agreement, contract or commitment by FRANCHISE OWNER resulting from FRANCHISE OWNER's execution and delivery of this Agreement or performance of any of its obligations hereunder or liabilities asserted by owners or employees, agents or other representatives of FRANCHISE OWNER arising in connection with training provided by COMPANY or its Affiliates or designees or otherwise), (3) the conduct of Catering Service or Delivery Service, (4) the operation of Special Distribution Arrangements, (5) unauthorized activities conducted in association with the Marks, or (6) the transfer of any interest in this Agreement, the Franchise, the Store, some or all of the assets of the Store (other than sales in the ordinary course of business) or FRANCHISE OWNER, in any manner not in accordance with this Agreement to the extent that such claims, obligations, damages, taxes, losses or liabilities do not arise solely from the gross negligence or wrongful conduct of COMPANY. For purposes of this indemni fication, "CLAIMS" shall mean and include all obligations, actual, consequential, special, and punitive damages, and costs incurred in the defense or settlement of any claim, including, without limitation, reasonable accountants', attorneys', attorney assistants', arbitrators' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses. COMPANY shall have the right to defend any such indemnified claim against it in such manner as COMPANY deems appropriate or desirable in its sole discretion. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

21.  ENFORCEMENT.
     -----------


     21.A. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS.
           -------------------------------------------------

     If any provision of this Agreement relating to the in-term exclusive dealing covenants is declared or made invalid or unenforceable by judicial action, legislation or other government action, COMPANY may, if it believes in its sole discretion that the continuation of this

Agreement would not be in its best interests, terminate this Agreement effective upon sixty (60) days' written notice to FRANCHISE OWNER.

     All other provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable. To the extent the post-transfer restrictive covenants or post-termination/post-expiration restrictive covenants contained herein are deemed unenforceable by virtue of their scope in terms of geographic area, business activity prohibited and/or length of time, but may be made enforceable by reductions or alterations of either or any thereof, FRANCHISE OWNER and COMPANY agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement or refusal to grant a Successor Franchise than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard or operating procedure prescribed by COMPANY is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and COMPANY shall have the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard, or operating procedure to the extent required to be valid and enforceable. Such modifications to this Agreement shall be effective only in such jurisdiction and this Agreement shall be enforced as originally made and entered into in all other jurisdictions.

     21.B. WAIVER OF OBLIGATIONS.
           ---------------------

     COMPANY and FRANCHISE OWNER may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Whenever this Agreement requires COMPANY's prior approval or consent, FRANCHISE OWNER shall make a timely written request therefor and such approval shall be obtained in writing.

     With respect to this Agreement, the relationship of the parties, the Store, Catering Service, Delivery Service, Special Distribution Arrangements, Commissaries or any other matter, COMPANY makes no representations, warranties or guaranties upon which FRANCHISE OWNER may rely, and assumes no liability or obligation to FRANCHISE OWNER, by granting any waiver, approval, or consent to FRANCHISE OWNER or by reason of any neglect, delay, or denial of any request therefor. Any waiver granted by COMPANY (1) shall be without prejudice to any other rights COMPANY may have, (2) will be subject to continuing review by COMPANY, and (3) as to continuing waivers, may be revoked prospectively, in COMPANY's sole discretion, at any time and for any reason, effective upon delivery to FRANCHISE OWNER of ten (10) days' prior written notice.

     COMPANY and FRANCHISE OWNER shall not be deemed to have waived or impaired any right, power, or option reserved by this Agreement (including, without limitation, the right to demand full compliance with every term, condition, and covenant in this Agreement, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any:

                       (i) custom or practice of the parties at variance with the terms hereof; or

                       (ii) any failure, refusal, or neglect of COMPANY or FRANCHISE OWNER to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder, including, without limitation, any mandatory specification, standard or operating procedure; or

                       (iii) any waiver, forebearance, delay, failure, or omission by COMPANY to exercise any right, power, or option, whether of the same, similar or different nature, with respect to any other UNIT or any development or franchise agreement therefor; or

                       (iv) the acceptance by COMPANY of any payments from FRANCHISE OWNER after any breach by FRANCHISE OWNER of this Agreement.

     Neither COMPANY nor FRANCHISE OWNER shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from any of the following and is not caused by the non-performing party:

                       (v)    acts of God; or

                       (vi)   acts of war or insurrection; or

                       (viii) strikes, lockouts, boycotts, fires and other
                              casualties.

Any delay resulting from any of said causes shall extend the time allowed for performance or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of Royalty Fees, Software License Fees, Marketing Contributions or other fees thereafter and as soon as performance is possible the non-performing party shall immediately resume performance and, in no event, shall non-performance be excused for more than six (6) months.

     21.C. INJUNCTIVE RELIEF.
           -----------------

     COMPANY shall have the right to seek specific performance of the provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damages under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. FRANCHISE OWNER agrees that COMPANY may obtain such injunctive relief in addition to such further or other relief as may be available at law or in equity. FRANCHISE OWNER agrees that COMPANY will not be required to post a bond to obtain any injunctive relief and that FRANCHISE OWNER's only remedy if an injunction is entered against FRANCHISE OWNER will be the dissolution of that injunction, if warranted, upon due hearing (all claims for damages by reason of the wrongful issuance of such injunction being expressly waived hereby). Any such action shall be brought as provided in Paragraph G. of this Section.

     21.D. RIGHTS OF PARTIES ARE CUMULATIVE.
           --------------------------------

     The rights of COMPANY and FRANCHISE OWNER hereunder are cumulative and no exercise or enforcement by COMPANY or FRANCHISE OWNER of any right or remedy hereunder shall preclude the exercise or enforcement by COMPANY or FRANCHISE OWNER of any other right or remedy hereunder or to which COMPANY or FRANCHISE OWNER is entitled by law.

     21.E. COSTS AND LEGAL FEES.
           --------------------

     If COMPANY engages legal counsel in connection with any failure by FRANCHISE OWNER to comply with this Agreement, FRANCHISE OWNER shall reimburse COMPANY for costs and expenses incurred by COMPANY, including, without limitation, reasonable accountants, attorneys', attorneys assistants', arbitrators' and expert witness fees, cost of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for, in contemplation of or in connection with the filing of any judicial or arbitration proceeding to enforce this Agreement.

     21.F. GOVERNING LAW.
           -------------

     EXCEPT TO THE EXTENT GOVERNED BY THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. {{ 1051 ET SEQ.), THIS AGREEMENT AND THE RELATIONSHIP
                               ------
BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, EXCEPT THAT SUCH STATE'S CHOICE OF LAW AND CONFLICTS OF LAW RULES SHALL NOT APPLY AND ANY FRANCHISE REGISTRATION, DISCLOSURE, RELATIONSHIP OR SIMILAR STATUTE WHICH MAY BE ADOPTED BY THE STATE OF COLORADO SHALL NOT APPLY UNLESS ITS JURISDICTIONAL REQUIREMENTS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS PARAGRAPH.

     21.G. CONSENT TO JURISDICTION/CHOICE OF FORUM.
           ---------------------------------------

     FRANCHISE OWNER AGREES THAT FRANCHISE OWNER SHALL, AND COMPANY MAY, AT ITS OPTION, INSTITUTE ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY STATE COURT OF GENERAL JURISDICTION IN JEFFERSON COUNTY, COLORADO OR THE UNITED STATES FEDERAL DISTRICT COURT FOR THE DISTRICT OF COLORADO, OR THE STATE COURT OF GENERAL JURISDICTION OR UNITED STATES FEDERAL DISTRICT COURT NEAREST TO COMPANY'S EXECUTIVE OFFICE AT THE TIME SUCH ACTION IS FILED. FRANCHISE OWNER IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND WAIVES ANY OBJECTION IT MAY HAVE TO EITHER THE JURISDICTION OR VENUE OF ANY SUCH COURT.

     21.H. LIMITATIONS OF CLAIMS.
           ---------------------

     EXCEPT FOR CLAIMS BROUGHT BY COMPANY WITH REGARD TO FRANCHISE OWNER'S OBLIGATIONS TO MAKE PAYMENTS TO COMPANY PURSUANT TO THIS AGREEMENT AND TO INDEMNIFY COMPANY PURSUANT TO SECTION 20.D., ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP OF FRANCHISE OWNER AND COMPANY PURSUANT TO THIS AGREEMENT SHALL BE BARRED UNLESS AN ACTION IS COMMENCED WITHIN:
(1) TWO (2) YEARS FROM THE DATE ON WHICH THE ACT OR EVENT GIVING RISE TO THE CLAIM OCCURRED OR (2) ONE (1) YEAR FROM THE DATE ON WHICH FRANCHISE OWNER OR COMPANY KNEW OR SHOULD HAVE KNOWN, IN THE EXERCISE OF REASONABLE DILIGENCE, OF THE FACTS GIVING RISE TO SUCH CLAIMS, WHICHEVER OCCURS FIRST.

     21.I. WAIVER OF PUNITIVE DAMAGES.
           --------------------------

     COMPANY AND FRANCHISE OWNER HEREBY WAIVE TO THE FULLEST EXTENT PERMIT TED BY LAW, ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SPECULATIVE DAMAGES AGAINST THE OTHER AND AGREE THAT IN THE EVENT OF A DISPUTE BETWEEN THEM, EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH SHALL BE LIMITED TO THE RECOVERY OF ACTUAL DAMAGES SUSTAINED BY IT.

     21.J. WAIVER OF JURY TRIAL.
           --------------------

     COMPANY AND FRANCHISE OWNER HEREBY IRREVOCABLY WAIVE TRIAL BY JURY ON ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM.

     21.K. BINDING EFFECT.
           --------------

     This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns, and successors in interest, and shall not be modified, except by written agreement signed by both FRANCHISE OWNER and COMPANY.

     21.L. CONSTRUCTION.
           ------------

     The preambles and exhibits are a part of this Agreement, this Agreement constitutes the entire agreement of the parties, and there are no other oral or written understandings or agreements between COMPANY and FRANCHISE OWNER relating to the subject matter of this Agreement. Except as otherwise provided herein, nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity not a party hereto. The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit, or construe the contents of such sections or paragraphs. The term "FRANCHISE OWNER" as used in this Agreement is applicable to one or more persons or enti-ties as the case may be, and the singular usage includes the plural and the masculine and neuter usages include each other and the feminine.

     If two or more persons are at any time FRANCHISE OWNER hereunder, whether or not as partners or joint venturers, their obligations and liabilities to COMPANY shall be joint and several. This Agreement shall be executed in multiple copies, each of which shall be deemed an original.

     21.M. REASONABLENESS; APPROVALS.
           -------------------------

     COMPANY and FRANCHISE OWNER agree to act reasonably in all dealings with each other pursuant to this Agreement. Whenever the consent or approval of either party is required or contemplated hereunder, such approval shall be in writing, and the party whose consent or approval is required agrees not to unreasonably withhold the same, unless expressly subject to such party's sole discretion pursuant to the terms of this Agreement.

22.  NOTICES AND PAYMENTS.
     --------------------

     All written notices and reports permitted or required to be delivered by the provisions of this Agreement or of the Store Manuals shall be deemed so delivered at the time delivered by hand, one (1) business day after transmission by facsimile with proof of receipt, one (1) business day after being placed in the hands of a commercial courier service for overnight delivery, or three (3) business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and properly addressed. Unless otherwise notified in writing, all notices, reports or payments to COMPANY shall be sent to COMPANY at 1526 Cole Boulevard, Suite 200, Golden, Colorado 80401-4086, to the attention of the Vice President, Franchise Development, with a copy to the Vice President and General Counsel or at its most current principal business address of which FRANCHISE OWNER has been notified. Notices to FRANCHISE OWNER shall be sent to FRANCHISE OWNER at the address shown on the first page of this Agreement or to FRANCHISE OWNER's most current principal business address of which COMPANY has been notified, as applicable. All payments and reports required by this Agreement shall be directed to COMPANY at the above address, or to such other persons and places as COMPANY may direct from time to time. Any required payment or report not actually received by COMPANY during regular business hours on the date due (or postmarked by postal authorities at least two (2) days prior thereto) shall be deemed delinquent.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple originals on the day and year first above written and COMPANY has accepted this Agreement in Jefferson County, Colorado.

EINSTEIN/NOAH BAGEL CORP.               ____________________________________
                                        FRANCHISE OWNER



By:________________________________     By:_________________________________

  Title:___________________________       Title:____________________________

                                   EXHIBIT A
             TO THE EINSTEIN/NOAH BAGEL CORP. FRANCHISE AGREEMENT
                                BY AND BETWEEN
                           EINSTEIN/NOAH BAGEL CORP.
                   AND ____________________________________
                       DATED _____________________


                                CATERING RIDER
                                --------------

                                CATERING RIDER
                                --------------



     THIS RIDER is made as of this _________________ day of _____________,
19____ by and between EINSTEIN/NOAH BAGEL CORP., a Delaware corporation ("COMPANY"), and
________________________________________________________________________________
________________________, a ____________________________________________
("FRANCHISE OWNER"), and is attached to and incorporated into the Einstein/Noah Bagel Corp. Franchise Agreement by and between COMPANY and FRANCHISE OWNER (the "Agreement") dated as of ______________________________________________. All
capitalized terms not defined in this Rider shall have the respective meanings set forth in the Agreement. To the extent that the terms of this Rider are inconsistent with any of the terms of the Agreement, the terms of this Rider shall supersede and govern.

     1.     CATERING SERVICE.  FRANCHISE OWNER agrees that, within
            ----------------
_____________________ (____________) days after the execution date of this Rider and thereafter during the remainder of the term of the Agreement, subject to earlier termination by COMPANY as provided below in this Rider, FRANCHISE OWNER will offer and provide Catering Service (defined below) from the Stores or, if required by COMPANY in its sole discretion, from a catering facility ("CATERING FACILITY") to customers located within the geographic area described in Schedule
                                                                        --------
A attached hereto ("CATERING AREA").  As used herein, "Catering Service" shall
- -
mean the delivery of Products prepared at the Stores or a Catering Facility to customers in the Catering Area, where (a) such Products are intended to serve fifteen (15) or more persons, or (b) in addition to the delivery of Products, FRANCHISE OWNER provides ancillary services to a customer at a location within the Catering Area, including, by way of example and without limitation, setting up for serving or other distribution of Products. The Stores or the Catering Facility, whichever is used for the conduct of Catering Service by FRANCHISE OWNER, shall be referred to herein as the "CATERING LOCATION" and shall be identified in Schedule A attached hereto immediately after COMPANY approves such
              ----------
Catering Facility in writing pursuant to the requirements of Paragraph 2 below. FRANCHISE OWNER acknowledges and agrees that Catering Service shall not include Delivery Service, as defined in the Agreement. FRANCHISE OWNER, at its sole expense, shall take such actions (including, without limitation, constructing such improvements and acquiring fixtures, equipment, vehicles, and other materials and supplies) and obtain such permits as are required to commence Catering Service from the Catering Location within the (___) day period specified above.

     2.     CATERING SERVICE STANDARDS.  FRANCHISE OWNER agrees to provide
            --------------------------
Catering Service in accordance with the standards, specifications and procedures for Catering Service which COMPANY prescribes, and may change from time to time in its sole discretion, in the Manuals or otherwise in writing, including, without limitation, requirements for catering vehicles (owned and non-owned), training and conduct of personnel involved in Catering Service, design, layout, equipment, fixtures, furniture, signage, product packaging, materials and supplies, and COMPANY's prototype plans and layout for a Catering Location.

     In particular, and without limiting the foregoing, FRANCHISE OWNER shall:

               a. require all catering drivers to strictly comply with all regulations, laws and ordinances applicable to the operation of motor vehicles and use due care, taking into consideration road conditions, when performing catering services;

               b. require all catering drivers to maintain adequate motor vehicle liability insurance that complies with all applicable laws and regulations and that extends to the operation of a motor vehicle for use for commercial delivery;

               c. maintain or cause drivers to maintain all catering vehicles in good and safe operating condition in full compliance with all applicable laws and regulations;

               d. conduct initial and periodic (at least once every six months) driving record checks on all catering drivers;

               e. require all catering drivers to possess and maintain valid drivers licenses and driving records free of disqualifying violations;

               f. suspend, or where appropriate under COMPANY's specifications and standards as in effect from time to time, terminate any catering driver who does not conform to COMPANY's standards and specifications for Catering Service; and

               g. obtain and maintain all licenses, permits and other governmental approvals necessary or advisable for the provision of Catering Services, and the conduct of such Catering Service in a manner which complies with all sanitary, safety and food preparation and holding period standards.

          FRANCHISE OWNER shall maintain the condition and appearance of, and perform maintenance with respect to, the Catering Location, catering vehicles, furniture, fixtures and equipment used in connection with the provision of Catering Service in accordance with COMPANY's standards, specifications and procedures, and consistent with the image of UNITS and related facilities as first class, clean, sanitary, attractive and efficiently operated food service businesses.

          3.   COMPANY'S REVIEW AND APPROVAL OF THE CATERING FACILITY.
               ------------------------------------------------------
FRANCHISE COMPANY's specifications and requirements regarding site selection (if applicable), development and construction of the Catering Facility. FRANCHISE OWNER shall promptly submit to COMPANY after the execution date of this Rider a complete site evaluation report and feasibility analysis (the "CATERING FACILITY SITE PACKAGE") on COMPANY's specified form (containing such commercial and other information and photographs as COMPANY may require from time to time) for the site at which FRANCHISE OWNER proposes and intends in good faith to establish and operate the Catering Facility and which FRANCHISE OWNER reasonably believes to conform to certain minimum site criteria for catering facilities established by COMPANY from time to time in its sole discretion. In approving or disapproving any proposed site for the Catering Facility, COMPANY will consider such matters as it deems material, including, without limitation, the effect Catering Service will have on the carry-out and on-premises dining services and Delivery Service (if any) conducted at or from the STORE, traffic patterns, parking, the predominant character of the neighborhood, the nature of other businesses in proximity to the site, and other commercial characteristics (including the purchase price or rental obligations and other lease terms for the proposed site, if applicable) and the size, appearance, and other physical characteristics of the proposed site.

     COMPANY will approve or disapprove a proposed site for the Catering Facility by delivery of written notice to FRANCHISE OWNER. COMPANY agrees to exert its best efforts to deliver such notification to FRANCHISE OWNER within twenty (20) days after receipt by COMPANY of a complete Catering Facility Site Package and such other materials requested by COMPANY from time to time, containing all information required by COMPANY. COMPANY shall have the right in its sole discretion to approve or disapprove a proposed site for the Catering Facility, and FRANCHISE OWNER acknowledges and agrees that COMPANY shall have no liability therefor. Notwithstanding any other provision of this Rider, COMPANY's failure to provide FRANCHISE OWNER with notice of its approval or disapproval of one or more proposed sites shall in no event constitute a waiver of COMPANY's right to approve or disapprove the site for the Catering Facility.

     4.   COMPANY'S RIGHT TO TERMINATE THE AGREEMENT OR CATERING SERVICE.  If
          --------------------------------------------------------------
FRANCHISE OWNER fails to provide Catering Service as required pursuant to this Rider, FRANCHISE OWNER acknowledges and agrees COMPANY shall have the right to
(a) terminate the Agreement pursuant to and in accordance with the terms specified in Section 3.C. of the Agreement, or (b) FRANCHISE OWNER's right to provide Catering Service, among other rights, pursuant to and in accordance with the terms specified in Section 18.B(8)(b) of the Agreement. If COMPANY terminates FRANCHISE OWNER's right to perform Catering Service pursuant to this Paragraph 4, COMPANY or its designee will have the right to offer Catering Service within the Territory of the STORE from and after COMPANY's delivery of written notice of such termination to FRANCHISE OWNER.

     Notwithstanding the foregoing, COMPANY reserves the right, at any time and in its sole discretion, with or without cause and regardless of the investment made by FRANCHISE OWNER in establishing and conducting Catering Service or the length of time FRANCHISE OWNER has offered Catering Service: (1) to reduce, modify or expand the Catering Area, effective upon COMPANY's written notice to FRANCHISE OWNER, provided, however, that if a reduction or modification of the Catering Area amounts to a termination of substantially all of FRANCHISE OWNER's rights to provide such services (except in the case of the exercise by COMPANY of its remedies under Section 18.C of this Agreement), such reduction or modification shall not be effective until 90 days after COMPANY's written notice to FRANCHISE OWNER; or (2) to suspend or terminate FRANCHISE OWNER's right to offer Catering Service, effective one hundred eighty (180) days after COMPANY's written notice to FRANCHISE OWNER (in which case, FRANCHISE OWNER will not file any orders for Catering Service after the expiration of such one hundred eighty
(180) day period). In the event of such suspension or termination, COMPANY reserves the right to require FRANCHISE OWNER to reinstate Catering Service upon fifteen (15) days' prior written notice to FRANCHISE OWNER.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Rider in multiple originals as of the date of the Agreement.


EINSTEIN/NOAH BAGEL CORP.          ________________________________
                                           FRANCHISE OWNER


By:_____________________                   ________________________

Its:____________________                   ________________________

                                  SCHEDULE A
                       TO THE EINSTEIN/NOAH BAGEL CORP.
                              FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                AND ________________________________
              DATED __________________TO THE CATERING RIDER


                      CATERING AREA AND CATERING FACILITY
                      -----------------------------------


          1.   CATERING AREA.  The Catering Area will be as follows:
               -------------







, provided that COMPANY may, at any time and in its sole discretion, with or without cause and regardless of the investment made by FRANCHISE OWNER in establishing and conducting Catering Service or the length of time FRANCHISE OWNER has offered Catering Service, reduce, modify or expand the Catering Area.

          2.  CATERING FACILITY.  The Catering Facility will be located at the
              -----------------
following address:

              _________________________________________________________________

              _________________________________________________________________



EINSTENIN BROS. BABELS, INC.            _______________________________________
                                        FRANCHISE


By:_________________________________    By:____________________________________

  Its:______________________________      Its:_________________________________

                                   EXHIBIT B
                       TO THE EINSTEIN/NOAH BAGEL CORP.
                              FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                AND __________________________________________
                        DATED ________________________

                                DELIVERY RIDER
                                --------------

                                DELIVERY RIDER
                                --------------


          THIS RIDER is made as of this _________________ day of _____________,
19___ by and between EINSTEIN/NOAH BAGEL CORP., a Delaware corporation ("COMPANY"), and ______________________________________________________________
a ___________________________________ ("FRANCHISE OWNER"), and is attached to and incorporated into the Einstein/Noah Bagel Corp. Franchise Agreement by and between COMPANY and FRANCHISE OWNER (the "AGREEMENT") dated as of ______________ All capitalized terms not defined in this Rider shall have the respective meanings set forth in the Agreement. To the extent that the terms of this Rider are inconsistent with any of the terms of the Agreement, the terms of this Rider shall supersede and govern.

     1.   DELIVERY SERVICE.  FRANCHISE OWNER agrees that, within
          ----------------
_____________________ (________________) days after the execution date of this
Rider and thereafter during the remainder of the term of the Agreement, subject to earlier termination by COMPANY as provided below in this Rider, FRANCHISE OWNER will offer and provide Delivery Service (defined below) from the Stores or, if required by COMPANY its sole discretion, from a separate delivery facility approved by COMPANY in writing ("DELIVERY FACILITY"), to customers located within the geographic area described in Schedule A attached hereto
                                                ----------
("DELIVERY AREA"). As used herein, "DELIVERY SERVICE" shall mean the delivery of Products prepared at the Stores or a Delivery Facility to customers in the Delivery Area, where (a) such Products are intended to serve fewer than fifteen
(15) persons, and (b) such service involves the provision of no services other than the delivery of Products to a customer at a location within the Delivery Area. FRANCHISE OWNER acknowledges and agrees that Delivery Service shall not include Catering Service, as defined in the Agreement. FRANCHISE OWNER, at its sole expense, shall take such actions (including, without limitation, constructing such improvements and acquiring fixtures, equipment, delivery vehicles, and other materials and supplies) and obtain such permits as required to commence Delivery Service within the ______________________________ (_______________) day period specified above.

     2.   DELIVERY SERVICE STANDARDS.  FRANCHISE OWNER agrees to provide
          --------------------------
Delivery Service in accordance with the standards, specifications and procedures for Delivery Service which COMPANY prescribes, and which COMPANY may change from time to time in its sole discretion, in the Manuals or otherwise in writing, including, without limitation, requirements for delivery drivers, delivery vehicles (owned and non-owned), delivery response time, training of personnel involved in Delivery Service, design, layout, equipment, fixtures, signage, product packaging, materials and supplies, and COMPANY's prototype plans and layout for a delivery staging area within a UNIT or for a Delivery Facility, if any, approved by COMPANY.

     In particular, and without limiting the foregoing, FRANCHISE OWNER shall:

          a. require all delivery drivers to strictly comply with all regulations, laws and ordinances applicable to the operation of motor vehicles and use due care, taking into consideration road conditions, when performing delivery services;

          b. require all delivery drivers to maintain adequate motor vehicle liability insurance that complies with all applicable laws and regulations and that extends to the operation of a motor vehicle for use for commercial delivery;

          c. maintain or cause drivers to maintain all delivery vehicles in good and safe operating condition in full compliance with all applicable laws and regulations;

          d. conduct initial and periodic (at least once every six months) driving record checks on all delivery drivers;

          e. not guarantee to customers delivery within any specified time or advertise or promote refunds or discounts for FRANCHISE OWNER's failure to deliver within any specified time;

          f. require all delivery drivers to possess and maintain valid drivers licenses and driving records free of disqualifying violations; and

          g. suspend, or where appropriate under COMPANY's specifications and standards as in effect from time to time, terminate any delivery driver who does not conform to COMPANY's standards and specifications for Delivery Service.

     FRANCHISE OWNER shall maintain the condition and appearance of, and perform maintenance with respect to the delivery vehicles, facilities, fixtures and equipment used in connection with the provision of Delivery Service in accordance with COMPANY's standards, specifications and procedures, and consistent with the image of UNITS as first class, clean, sanitary, attractive and efficiently operated food service businesses.

     3.   COMPANY'S RIGHT TO TERMINATE THE AGREEMENT OR DELIVERY SERVICE. If
          --------------------------------------------------------------
FRANCHISE OWNER fails to provide Delivery Service as required pursuant to this Rider, FRANCHISE OWNER acknowledges and agrees COMPANY shall have the right to terminate (a) the Agreement pursuant to and in accordance with Section 18.B(8)(a) of the Agreement, or (b) FRANCHISE OWNER's right to provide Delivery Service, among other rights, pursuant to and in accordance with Section 3.B of the Agreement. If COMPANY terminates FRANCHISE OWNER's right to perform Delivery Service pursuant to this Paragraph 3, COMPANY or its designee will have the right to offer Delivery Service within the Development Area from and after COMPANY's delivery of written notice of such termination to FRANCHISE OWNER.

          Notwithstanding the foregoing, COMPANY reserves the right, at any time and in its sole discretion, with or without cause and regardless of the investment made by FRANCHISE OWNER in establishing and conducting Delivery Service or the length of time FRANCHISE OWNER has offered Delivery Service: (a) to reduce, modify or expend the Delivery Area, effective upon COMPANY's written notice to FRANCHISE OWNER, provided, however, that if a reduction or modification of the Delivery Area amounts to a termination of substantially all of FRANCHISE OWNER's rights to provide such services (except in the case of the exercise by COMPANY of its remedies under Section 18.C of this Agreement), such reduction or modification shall not be effective until 90 days after COMPANY's written notice to

FRANCHISE OWNER; or (b) to suspend or terminate FRANCHISE OWNER's right to offer Delivery Service, effective one hundred eighty (180) days after COMPANY's written notice to FRANCHISE OWNER. In the event of such suspension termination, COMPANY reserves the right to require FRANCHISE OWNER to reinstate Delivery Service upon fifteen (15) days' prior written notice to FRANCHISE OWNER.

     4.  DISPLAY OF MARKS.  FRANCHISE OWNER is hereby granted a special,
         ----------------
limited license to display on delivery vehicles used in the performance of delivery service pursuant to this Rider the Marks and logos in the form and manner specified by COMPANY in the Manuals or otherwise. This license shall expire automatically and without notice upon the expiration or termination of FRANCHISE OWNER's right to provide delivery services pursuant to this Rider.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Rider in multiple originals as of the date of the Agreement.


EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             (FRANCHISE OWNER)


By:_____________________________________     ___________________________________

  Its:__________________________________     ___________________________________

                                  SCHEDULE A
                             TO THE DELIVERY RIDER
             TO THE EINSTEIN/NOAH BAGEL CORP. FRANCHISE AGREEMENT
                                BY AND BETWEEN
                           EINSTEIN/NOAH BAGEL CORP.
                AND __________________________________________
                        DATED ________________________


                                 DELIVERY AREA
                                 -------------


     1.   DELIVERY AREA.  The Delivery Area of the STORE will be as follows:
          -------------




, provided that COMPANY may, and FRANCHISE OWNER acknowledges and agrees that COMPANY may, at any time and in its sole discretion with or without cause and regardless of the investment made by FRANCHISE OWNER in establishing and conducting Delivery Service or the length of time FRANCHISE OWNER has offered Delivery Service, reduce, modify or expand the Delivery Area.



EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             (FRANCHISE OWNER)


By:_____________________________________     By:________________________________

  Its:__________________________________       Its:_____________________________

                                   EXHIBIT C
                       TO THE EINSTEIN/NOAH BAGEL CORP.
                              FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                AND __________________________________________
                        DATED ________________________



                       FRANCHISE OWNER ACKNOWLEDGEMENTS
                         AND REPRESENTATIONS STATEMENT
                         -----------------------------

                       FRANCHISE OWNER ACKNOWLEDGEMENTS
                         AND REPRESENTATIONS STATEMENT
                         -----------------------------


     1. FRANCHISE OWNER acknowledges that it has read the Franchise Agreement (the "AGREEMENT") between Einstein/Noah Bagel Corp. ("COMPANY") and FRANCHISE OWNER dated as of the same date hereof and COMPANY's Franchise Offering Circular in their entirety and that it understands and accepts the terms, conditions, and covenants contained in the Agreement as being reasonably necessary to maintain COMPANY's high standards of quality and service and the uniformity of those standards at all UNITS and to protect and preserve the goodwill of the Marks and the System. (Capitalized terms not defined herein shall have the respective meanings set forth in the Agreement.) FRANCHISE OWNER acknowledges that:
(1) COMPANY delivered and FRANCHISE OWNER received a copy of COMPANY's Franchise Offering Circular at the earlier of (a) FRANCHISE OWNER's first personal meeting with COMPANY or (b) ten business days prior to the execution of the Agreement or the payment of any consideration by FRANCHISE OWNER in connection with the transaction contemplated in the Agreement; and (2) COMPANY delivered and FRANCHISE OWNER received the Agreement in form for execution at least five (5) business days prior to the execution of the Agreement.

     2. FRANCHISE OWNER acknowledges that the food service business is a highly competitive industry, with constantly changing market conditions. FRANCHISE OWNER acknowledges that it has conducted an independent investigation of the business venture contemplated by the Agreement and recognizes that, like any other business, the nature of the business conducted by UNITS may change over time, that an investment in a UNIT involves business risks and that the success of the venture is largely dependent upon the business abilities and efforts of FRANCHISE OWNER.

     3. FRANCHISE OWNER acknowledges and agrees that COMPANY has developed and will continue to develop or modify in the future a number of branded retail food service businesses that offer and sell Products and other food and beverage items under different marks, systems and concepts. FRANCHISE OWNER understands that the rights granted to it under this Agreement are with regard only to the type of branded retail store that operates under the Marks and System designated in Exhibit K. Further, FRANCHISE OWNER acknowledges and agrees that COMPANY retains the right, among other rights, to (1) operate and/or grant others the right to operate retail stores featuring bagels in FRANCHISE OWNER's Territory under marks and systems other than the Marks and System designated in Exhibit K; or (2) operate and/or grant others the right to offer Products in FRANCHISE OWNER's Territory using any method of distribution other than UNITS including but not limited to wholesaling to other retail stores and to other distribution channels such as hotels and airlines.

     4. FRANCHISE OWNER acknowledges and agrees that some aspects of COMPANY's franchise program and the System are still under development and that COMPANY expects that there will be some significant variations in the System in different regional markets which may exist for an initial or transitional period, or on a permanent basis. COMPANY may, for example, allow FRANCHISE OWNER to use one recipe for bagels, cream cheeses or other items while allowing other developers and franchise owners to use different recipes. COMPANY may also allow variations between developers and franchise owners in the areas of trademarks, trade dress, operational items or other aspects of UNITS. FRANCHISE OWNER acknowledges and agrees that only COMPANY may determine what variations FRANCHISE OWNER may use and that FRANCHISE OWNER will in any event conform strictly to the standards and specifications which COMPANY establishes for FRANCHISE OWNER's Store.

     COMPANY intends to allow these variations in the System: (a) as part of ongoing research and development for UNITS generally; and (b) to test whether regional variations in UNITS may be advantageous. FRANCHISE OWNER understands and accepts that, over time during the term of the Agreement COMPANY will continue to develop and refine various aspects of the System and that as new products, new operating procedures, new trade dress and other refinements are introduced, COMPANY may, in its sole discretion, cease to allow some or all of the variations and may require local or regional variations or national uniformity among UNITS as to aspects for which COMPANY had previously allowed variations. FRANCHISE OWNER acknowledges and agrees that this may mean that FRANCHISE OWNER may be required, for example, to change one or more of (a) the recipes FRANCHISE OWNER uses for bagels, cream cheese or other items; (b) the trademarks and/or service marks FRANCHISE OWNER uses; (c) the trade dress or operational procedures FRANCHISE OWNER uses; or (d) other aspects of your UNITS. Some or all of these changes may require FRANCHISE OWNER to make substantial additional capital expenditures. FRANCHISE OWNER acknowledges and agrees that COMPANY may discontinue any of the variations which it had previously allowed FRANCHISE OWNER to utilize and that FRANCHISE OWNER will conform to all required local, regional and/or national standards and specifications and other requirements which COMPANY may establish from time to time even if it means substantial additional expense for FRANCHISE OWNER Further, COMPANY acknowledges and agrees that it shall provide to COMPANY the data COMPANY requires concerning FRANCHISE OWNER'S operations in order to allow COMPANY to assess the success of different variations in its retail store concept.

     Furthermore, FRANCHISE OWNER acknowledges and agrees that COMPANY may continue to operate and/or franchise others to operate UNITS in certain areas under a variety of trademarks and service marks including without limitation "BAGEL & BAGEL," "BALTIMORE BAGELS," "EINSTEIN BROS.," "NOAH'S NEW YORK BAGELS" or "OFFERDAHL'S." COMPANY may allow the use of such various marks temporarily, indefinitely or permanently and on a local, regional, national or international basis. FRANCHISE OWNER further understands and agrees that COMPANY may, rather than operating and franchising a national chain of bagel stores operating under a single trademark or service mark, determine in its sole discretion to operate and franchise a network of bagel shops operating under different names and in different geographic areas.

     5. FRANCHISE OWNER acknowledges that neither COMPANY nor any officer, director, employee, agent, representative or Affiliate thereof has made any representations or statements of actual, average, projected or forecasted sales, profits, earnings, cash flow or costs with respect to any UNITS. Neither COMPANY's sales personnel nor any employee, officer, director, agent, representative or affiliate of the COMPANY is authorized to make any claims or statements as to the sales, profits, earnings, cash flow, costs or prospects or chances of success that any developer or franchise owner can expect or that present or past franchise owners have had. COMPANY specifically instructs its sales personnel, employees, officers, directors, agents, representatives and affiliates that they are not permitted to make such claims or statements as to the sales, profits, earnings, cash flow, costs or the prospects or chances of success, nor are they authorized to represent or estimate amounts of sales, profits, earnings, cash flow, costs or other measures as to any aspect of the operation of UNITS. COMPANY recommends that applicants for UNIT franchises make their own investigations and determine whether or not a UNIT is profitable. COMPANY will not be bound by any unauthorized representations as to FRANCHISE OWNER's sales, profits, earnings, cash flow, costs or prospects or chances of success. COMPANY recommends that each applicant for a UNIT franchise consult with an attorney of its choosing and further be represented by legal counsel at the time of its closing. FRANCHISE OWNER acknowledges that it has had ample opportunity to consult with legal counsel and other professional advisors. FRANCHISE OWNER acknowledges that it has not received or relied on any representations about the Franchise by COMPANY, or its sales personnel, employees, officers, directors, agents, representatives or affiliates that are contrary to the statements made in COMPANY's Franchise Offering Circular or to the terms of the Agreement.

     6. FRANCHISE OWNER hereby acknowledges and agrees that COMPANY's approval of the Site and Site Agreement for the Store does not constitute an assurance, representation or warranty of any kind, express or implied, as to the suitability of the Site or Site Agreement for a Store, or the successful operation or profitability of a Store operated at the Site. COMPANY's approval of the Site indicates only that COMPANY believes that the Site or Site Agreement falls within acceptable minimum criteria established by COMPANY solely for COMPANY's purposes at the time of the approval thereof. Both FRANCHISE OWNER and COMPANY acknowledge that application of criteria that have been effective with respect to other sites may not be predictive of potential for all sites and that, subsequent to COMPANY's approval of the Site, demographic and/or economic factors, such as competition from other similar businesses, included in or excluded from COMPANY's criteria could change, thereby altering the potential of the Site. Such factors are unpredictable and are beyond COMPANY's control. COMPANY shall not be responsible for the failure of the Site approved by COMPANY to meet FRANCHISE OWNER's expectations as to revenue or operational criteria. FRANCHISE OWNER further acknowledges and agrees that its acceptance of a Franchise for the operation of a Store at the Site is based on its own independent investigation of the suitability of the Site.

     7. FRANCHISE OWNER acknowledges that COMPANY's approval of a financing plan for operation of the Store under the Agreement does not constitute any assurance that such financing plan is adequate, favorable or not unduly burdensome, or that the Store will be successful if the financing plan is implemented by FRANCHISE OWNER. COMPANY's approval of the financing plan indicates only that such financing plan meets or that COMPANY has waived COMPANY's then-current minimum standards established by COMPANY solely for its own purposes at the time of approval thereof.

     8. FRANCHISE OWNER acknowledges that in all of COMPANY's dealings with FRANCHISE OWNER, the officers, directors, employees, and agents of COMPANY act only in a representative capacity and not in an individual capacity. FRANCHISE OWNER further acknowl edges that the Agreement, and all business dealings between FRANCHISE OWNER and such individuals as a result of the Agreement, are solely between FRANCHISE OWNER and COMPANY. Furthermore, FRANCHISE OWNER represents to COMPANY, as an inducement to its entry into the Agreement, that neither FRANCHISE OWNER nor its Owners have made any misrepresentations in obtaining the Franchise.

     9.   If FRANCHISE OWNER is a legal entity, FRANCHISE OWNER:

          (A) represents that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization, is qualified to do business in all jurisdictions in which its business activities or the nature of properties owned by FRANCHISE OWNER requires such qualification, and has the authority to execute and deliver the Agreement and perform all FRANCHISE OWNER's obligations under the Agreement; and

          (B) agrees that all certificates representing Ownership Interests in FRANCHISE OWNER now outstanding or hereafter issued will be endorsed with a legend in form approved by COMPANY reciting that the transfer of Ownership Interests in FRANCHISE OWNER is subject to restrictions contained in this Agreement.

     10. FRANCHISE OWNER, whether or not a legal entity, represents and warrants that FRANCHISE OWNER is not subject to any restriction, agreement, contract, commitment, law, judgment or decree which would prohibit or be breached or violated by FRANCHISE OWNER's execution and delivery of the Agreement or performance of its obligations thereunder. At COMPANY's request, FRANCHISE OWNER shall furnish an opinion of counsel to COMPANY in form and substance satisfactory to COMPANY, to the effect that the Agreement is a valid and binding agreement of FRANCHISE OWNER, enforceable against FRANCHISE OWNER in accordance with its terms, and that FRANCHISE OWNER is not subject to any restriction, agreement, law, judgment or decree which would prohibit or be violated by FRANCHISE OWNER's execution and delivery of the Agreement and performance of its obligations thereunder.

     11. FRANCHISE OWNER further represents and warrants that all Owners of FRANCHISE OWNER and their interests therein are completely and accurately listed in Exhibit E to the Agreement and covenants that FRANCHISE OWNER will make,
   ---------
execute and deliver to COMPANY such revisions thereto as may be necessary during the term of the Franchise to reflect any changes in the information contained therein.

     12. FRANCHISE OWNER represents and warrants that its domicile is as set forth below:

                   ________________________________________
                                    Address


                   ________________________________________
                                City and State



                                              __________________________________
                                              FRANCHISE OWNER



                                              By:_______________________________

                                                 Title:_________________________


                                              Date:_____________________________

                                   EXHIBIT D
                          TO THE FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
  ________________________________________________________ ("FRANCHISE OWNER")
                           DATED ___________________


                       PERMITTED COMPETITIVE BUSINESSES,
            IDENTITY OF DEVELOPER AND DATE OF DEVELOPMENT AGREEMENT
            -------------------------------------------------------

                       PERMITTED COMPETITIVE BUSINESSES,
            IDENTITY OF DEVELOPER AND DATE OF DEVELOPMENT AGREEMENT
            -------------------------------------------------------


     1.   APPLICABILITY.  If this Agreement is not executed pursuant to a
          -------------
Development Agreement, Section 2 of this Exhibit shall be completed by the parties and Sections 2 and 3 of this Exhibit shall be incorporated into this Agreement. If this Agreement is executed pursuant to a Development Agreement,
Section 4 of this Exhibit shall be completed by the parties and incorporated into this Agreement.

     2.   OWNERS IN PERMITTED COMPETITIVE BUSINESSES.  If applicable pursuant to
          ------------------------------------------
Section 1 of this Exhibit and as specified in Section 10 of this Agreement, the following Owners currently perform services for or have an ownership interest in a Permitted Competitive Business as of the date of this Agreement.

NAME OF OWNER:                          NAME OF OWNER:


____________________________________    ________________________________________

Name of Competitive Business:           Name of Competitive Business:

____________________________________    ________________________________________

Address of Competitive Business:        Address of Competitive Business:

____________________________________    ________________________________________

____________________________________    ________________________________________


NAME OF OWNER:                          NAME OF OWNER:


____________________________________    ________________________________________

Name of Competitive Business:           Name of Competitive Business:

____________________________________    ________________________________________

Address of Competitive Business:        Address of Competitive Business:

____________________________________    ________________________________________

____________________________________    ________________________________________

     FRANCHISE OWNER and its Owners represent and warrant that they have previously provided to COMPANY a true, correct, complete and detailed description of all Competitive Businesses in which they own, directly or indirectly, interests and that all such Competitive Businesses are disclosed in this Exhibit D. FRANCHISE OWNER and its Owners acknowledge that COMPANY has relied on the aforementioned description of such Competitive Businesses in entering into this Agreement with DEVELOPER.

     3.   DEVELOPMENT AGREEMENT.  If applicable pursuant to Section 1 of this
          ---------------------
Exhibit, FRANCHISE OWNER acknowledges that it has received, and it has reviewed and understands, the form of Development Agreement contained in COMPANY's Uniform Franchise Offering Circular in effect as of the date of this Agreement.

     4.   DATE OF DEVELOPMENT AGREEMENT AND IDENTITY OF DEVELOPER.  If
          -------------------------------------------------------
applicable pursuant to Section 1 of this Exhibit, the date of the Development Agreement and the identity of DEVELOPER under the Development Agreement is as follows:


                           ________________________
                           DEVELOPER


                           ________________________
                           DATE


EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             FRANCHISE OWNER



By:_____________________________________     By:________________________________

  Title:________________________________       Title:___________________________

                                   EXHIBIT E
                          TO THE FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
               ____________________________ ("FRANCHISE OWNER")
                       DATED ___________________________



                        PRINCIPAL OWNERS, OTHER OWNERS,
                         DESIGNATED PRINCIPAL OWNERS,
                     STORE MANAGER AND ADDITIONAL MANAGER,
                 SUPERVISING OWNERS AND INITIAL CAPITALIZATION
                 ---------------------------------------------

                        PRINCIPAL OWNERS, OTHER OWNERS,
                         DESIGNATED PRINCIPAL OWNERS,
                     STORE MANAGER AND ADDITIONAL MANAGER,
                 SUPERVISING OWNERS AND INITIAL CAPITALIZATION
                 ---------------------------------------------


     1.   PRINCIPAL OWNERS:  Listed below is the full name and mailing address
          ----------------
of each person or entity who is a Principal Owner of FRANCHISE OWNER and a description of the nature and amount of such Principal Owner's direct or indirect equity or voting interest in FRANCHISE OWNER:

_________ (INITIAL HERE IF THE FOLLOWING STATEMENT IS APPLICABLE AND DO NOT COMPLETE THE REST OF THIS SECTION 1.) The Principal Owners of FRANCHISE OWNER and their respective equity and voting interests in FRANCHISE OWNER are the same as indicated in the Development Agreement with respect to the Principal Owners and their interests in DEVELOPER.

Name:__________________________    Number of Interests Owned:___________________
Address:_______________________    % of Total Interests:________________________
_______________________________    Number of Interests Owner is Entitled
_______________________________    to Vote:_____________________________________
_______________________________    Other Interest (Describe):___________________
                                   _____________________________________________

Name:__________________________    Number of Interests Owned:___________________
Address:_______________________    % of Total Interests:________________________
_______________________________    Number of Interests Owner is Entitled
_______________________________    to Vote:_____________________________________
_______________________________    Other Interest (Describe):___________________
                                   _____________________________________________

Name:__________________________    Number of Interests Owned:___________________
Address:_______________________    % of Total Interests:________________________
_______________________________    Number of Interests Owner is Entitled
_______________________________    to Vote:_____________________________________
_______________________________    Other Interest (Describe):___________________
                                   _____________________________________________

Name:__________________________    Number of Interests Owned:___________________
Address:_______________________    % of Total Interests:________________________
_______________________________    Number of Interests Owner is Entitled
_______________________________    to Vote:_____________________________________

_______________________________    Other Interest (Describe):___________________
                                   _____________________________________________


     2.   DESIGNATED PRINCIPAL OWNERS.  The following individuals are designated
          ---------------------------
as Principal Owners based upon their business experience, financial capacity or other personal attributes:


___________________________________     ________________________________________
Name                                    Name



___________________________________     ________________________________________
Name                                    Name


     3.   OTHER OWNERS.  Listed below is the full name and mailing address of
          ------------
each person or entity, other than the Principal Owners, who directly or indirectly owns an equity voting interest in FRANCHISE OWNER and a description of the nature and amount of the interest (attach additional sheets if necessary):

__________ (INITIAL HERE IF THE FOLLOWING STATEMENT IS APPLICABLE AND DO NOT
           COMPLETE THE REST OF THIS SECTION 3.) The Owners of FRANCHISE OWNER and their respective equity and voting interests in FRANCHISE OWNER are the same as indicated in the Development Agreement with respect to the Owners and their interests in DEVELOPER.

Name:__________________________    Number of Interests Owned:___________________
Address:_______________________    % of Total Interests:________________________
_______________________________    Number of Interests Owner is Entitled
_______________________________    to Vote:_____________________________________
_______________________________    Other Interest (Describe):___________________
                                   _____________________________________________

Name:__________________________    Number of Interests Owned:___________________
Address:_______________________    % of Total Interests:________________________
_______________________________    Number of Interests Owner is Entitled
_______________________________    to Vote:_____________________________________
_______________________________    Other Interest (Describe):___________________
                                   _____________________________________________

     4.   STORE MANAGER AND ADDITIONAL MANAGER:  As required pursuant to this
          ------------------------------------
Agreement, the following person shall attend the training program as the initial Store Manager and the initial Additional Manager of the Store:

Name:_________________________________       Name:______________________________
   (Store Manager)                              (Additional Manager)


     5.   SUPERVISING OWNERS:  As required pursuant to this Agreement, the
          ------------------
following Principal Owners shall supervise the operation of the Store:

Name:_________________________________       Name:______________________________

Name:_________________________________       Name:______________________________

     6.   INITIAL CAPITALIZATION.  FRANCHISE OWNER:  (a) represents and warrants
          ----------------------
that it has developed and previously provided to COMPANY a description of its initial capital structure (the "INITIAL CAPITAL STRUCTURE") which is a true, correct, complete and detailed description of FRANCHISE OWNER's capital structure; (b) covenants that it will not deviate from the Initial Capital Structure without COMPANY's prior written consent; and (c) acknowledges that COMPANY has relied on the Initial Capital Structure in entering into this Agreement.

EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             FRANCHISE OWNER



By:___________________________________       By:________________________________

  Title:______________________________         Title:___________________________

                                   EXHIBIT F
                          TO THE FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
               _____________________________ ("FRANCHISE OWNER")
                        DATED ________________________



                              SITE AND TERRITORY
                              ------------------

                              SITE AND TERRITORY
                              ------------------

     1.   SITE.  The Site of the Store will be as follows:




     2.   TERRITORY.  Territory shall be as follows:




EINSTEIN/NOAH BAGEL CORP.                    ___________________________________
                                             FRANCHISE OWNER



By:____________________________________      By:________________________________

  Title:_______________________________        Title:___________________________

                                   EXHIBIT G
                          TO THE FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
            ___________________________________ ("FRANCHISE OWNER")
                           DATED ___________________



           GUARANTY AND ASSUMPTION OF FRANCHISE OWNER'S OBLIGATIONS
           --------------------------------------------------------

           GUARANTY AND ASSUMPTION OF FRANCHISE OWNER'S OBLIGATIONS
           --------------------------------------------------------


     THIS GUARANTY AND ASSUMPTION OF FRANCHISE OWNER'S OBLIGATIONS is given this _______ day of _______________, 19__, by the undersigned.


FRANCHISE OWNER:_______________________________________

DATE OF FRANCHISE AGREEMENT:___________________________


     In consideration of, and as an inducement to, the execution of the above mentioned Einstein/Noah Bagel Corp. Franchise Agreement (the "FRANCHISE AGREEMENT") by EINSTEIN/NOAH BAGEL CORP. ("COMPANY"), each of the undersigned and any other parties who sign counterparts of this guaranty (referred to herein individually as a "GUARANTOR" and collectively as "GUARANTORS") hereby personally and unconditionally: (a) guarantees to COMPANY, and its successors and assigns, for the term of the Franchise Agreement and thereafter as provided in the Franchise Agreement, that FRANCHISE OWNER shall punctually pay and perform each and every undertaking, agreement and covenant set forth in the Franchise Agreement; and (b) agrees to be personally bound by, and personally liable for the breach of, each and every provision in the Franchise Agreement, both monetary obligations and other obligations, including, without limitation, the obligation to pay costs and legal fees as provided in the Franchise Agreement and the obligation to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities, including, without limitation, the provisions of the Franchise Agreement relating to competitive activities.

     Each Guarantor waives:

          (1) acceptance and notice of acceptance by COMPANY of the foregoing undertakings; and

          (2) notice of demand for payment of any indebtedness or nonperformance of any obligations hereby guaranteed; and

          (3) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations hereby guaranteed; and

          (4) any right he may have to require that an action be brought against FRANCHISE OWNER or any other person as a condition of liability; and

          (5) all rights to payments and claims for reimbursement or subrogation which he may have against FRANCHISE OWNER arising as a result of his execution and performance under this guaranty (including by way of counterpart); and

          (6) any and all other notices and legal or equitable defenses to which he may be entitled.

     Each Guarantor consents and agrees that:

          (A) his direct and immediate liability under this guaranty shall be joint and several not only with FRANCHISE OWNER, but also among the Guarantors; and

          (B) he shall render any payment or performance required under the Franchise Agreement upon demand if FRANCHISE OWNER fails or refuses punctually to do so; and

          (C) such liability shall not be contingent or conditioned upon pursuit by COMPANY of any remedies against FRANCHISE OWNER or any other person; and

          (D) such liability shall not be diminished, relieved or otherwise affected by any subsequent rider or amendment to the Franchise Agreement or by any extension of time, credit or other indulgence which COMPANY may from time to time grant to FRANCHISE OWNER or to any other person, including, without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which shall in any way modify or amend this guaranty, which shall be continuing and irrevocable throughout the term of the Franchise Agreement and for so long thereafter as there are any monies or obligations owing by FRANCHISE OWNER to COMPANY under the Franchise Agreement; and

          (E) the written acknowledgment of FRANCHISE OWNER, accepted in writing by COMPANY, or the judgement of any court or arbitration panel of competent jurisdiction establishing the amount due from FRANCHISE OWNER shall be conclusive and binding on the undersigned as guarantors.

     If COMPANY is required to enforce this guaranty in a judicial or arbitration proceeding, and prevails in such proceeding, it shall be entitled to reimbursement of its costs and expenses, including, but not limited to, reasonable accountants', attorneys', attorneys' assistants', arbitrators' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If COMPANY is required to engage legal counsel in connection with any failure by the undersigned to comply with this guaranty, the Guarantors shall reimburse COMPANY for any of the above-listed costs and expenses incurred by it .

     Each of the undersigned Guarantors represents and warrants that, if no signature appears below for such Guarantor's spouse, such Guarantor is either not married or, if married, is a resident of a state which does not require the consent of both spouses to encumber the assets of the Guarantor's marital estate.

     IN WITNESS WHEREOF, each Guarantor has hereunto affixed his signature on the same day and year as the Franchise Agreement was executed.

GUARANTOR(S):
- ------------

DEVELOPER (if any):

___________________________________
Name of DEVELOPER

___________________________________      ATTEST:
State of Organization

By:________________________________      _____________________________________
   Signature                             Name:________________________________
                                            Title:____________________________
___________________________________
Name and Title


PRINCIPAL OWNERS OF DEVELOPER:
- -----------------------------


___________________________________      Spouse:______________________________
Name:                                         Name:


___________________________________      Spouse:______________________________
Name:                                         Name:


___________________________________      Spouse:______________________________
Name:                                         Name:


PRINCIPAL OWNERS OF FRANCHISE OWNER:
- -----------------------------------



___________________________________       Spouse:_____________________________
Name:                                         Name:

____________________________________      Spouse:_____________________________
Name:                                          Name:


____________________________________      Spouse:_____________________________
Name:                                          Name:

                                   EXHIBIT H
                       TO THE EINSTEIN/NOAH BAGEL CORP.
                              FRANCHISE AGREEMENT
                                BY AND BETWEEN
                           EINSTEIN/NOAH BAGEL CORP.
                                      AND
                       _________________________________
                               DATED __________


                   CONFIDENTIALITY AND NON-COMPETE AGREEMENT
                   -----------------------------------------

                                   EXHIBIT H

                   CONFIDENTIALITY AND NON-COMPETE AGREEMENT
                   -----------------------------------------

                           EINSTEIN/NOAH BAGEL CORP.

                   CONFIDENTIALITY AND NONCOMPETE AGREEMENT
                   ----------------------------------------



     WHEREAS, the undersigned (the "Undersigned") is a current or prospective employee ("Employee"), owner ("Owner") of an interest in, or supplier, agent, researcher, consultant, service provider, or vendor ("Vendor") of, Einstein/Noah Bagel Corp. ("Company") and/or one or more of its affiliates, subsidiaries, area developers, franchisees, or joint venturers (each a "Related Party");

     WHEREAS, the Undersigned has been or may be given access to certain confidential and proprietary information of Company and/or its Related Parties previously not available to the Undersigned.

     WHEREAS, the Company and/or the Related Party signatory hereto, as the case may be, is only willing to commence or continue its relationship with Undersigned in the event Undersigned enters into this Agreement; and

     WHEREAS, the Company and/or the Related Party signatory hereto has entered into this Agreement with the Undersigned in order to ensure the confidentiality of Proprietary Information in accordance with the terms of this Agreement, to ensure that the Undersigned does not utilize such information to compete with the Company or unfairly disadvantage the Company, and/or to protect the investment made by the Company and/or the Related Party signatory hereto in the training and instruction of its Employees and/or in negotiation with and education of Owners and Vendors, as the case may be.

     NOW, THEREFORE, the Undersigned hereby agrees as follows:

     1.   RECITALS. The recitals set forth above are incorporated herein by this
          --------
          reference and shall be part of this Agreement.

     2.   PROPRIETARY INFORMATION.  As used in this Agreement, the term
          -----------------------
"Proprietary Information" shall mean the business concepts, recipes, food preparation methods, equipment, operating techniques, marketing methods, financial information, demographic and trade area information, prospective site locations, market penetration techniques, plans, or schedules, customer profiles, preferences, or statistics, menu breakdowns, itemized costs, franchisee composition, territories, and development plans, and all related trade secrets or confidential or proprietary information treated as such by the Company and/or the Related Party signatory hereto, as the case may be, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary, by any communication to such effect made prior to or at the time any such Proprietary Information is disclosed to the Undersigned, or otherwise.

     3.   USE AND DISCLOSURE OF PROPRIETARY INFORMATION.  The Undersigned shall
          ---------------------------------------------
hold all Proprietary Information in strict confidence, shall use such Proprietary Information only for the benefit of the Company and/or the Related Party and shall disclose such Proprietary Information only to the Undersigned's employees and agents who have a need to know such Proprietary Information in order to assist the Undersigned, provided such employees and agents each have individually entered into this Agreement or a Confidentiality and Noncompete Agreement substantially identical hereto or are otherwise obligated by a written agreement with the Undersigned to maintain the confidence of the Proprietary Information, which agreement the Undersigned hereby agrees may be directly enforced by Company and/or the Related Party signatory hereto, as the case may be. The Undersigned shall not disclose Proprietary Information to any other person or entity. The obligations hereunder to maintain the confidentiality of Proprietary Information shall not expire.

     4.   LIMITATIONS ON OBLIGATIONS.  The obligations of the Undersigned
          --------------------------
specified in Section 3 shall not apply to any Proprietary Information which is received from the Company and/or the Related Party signatory hereto, as the case may be, which (a) is disclosed in a printed publication available to the public, or is otherwise in the public domain through no act of the Undersigned or its employees, agents or other person or entity which has received such Proprietary Information from or through the Undersigned, (b) is approved for release by written authorization of an officer of the Company and/or the Related Party signatory hereto, as the case may be, or (c) is required to be disclosed by proper order of a court of applicable jurisdiction after adequate notice to the Company and/or the Related Party signatory hereto, as the case may be, sufficient to permit them to seek a protective order therefor, the imposition of which protective order the Undersigned agrees to approve and support.

     5.   RETURN OF DOCUMENTS.  The Undersigned (and each employee, agent, or
          -------------------
other person or entity which has received such Proprietary Information from or through the Undersigned) shall, upon the request of the Company and/or the Related Party signatory hereto, as the case may be, return all documents and other tangible manifestations of Proprietary Information received form the Company and/or the Related Party signatory hereto, as the case may be, including all copies and reproductions thereof.

     6.   NONCOMPETE.  During the Applicable Term (as defined in  Section 10
          ----------
hereof) and for two years after the later of (i) the end of the Applicable Term or (ii) the date on which Undersigned returns any Proprietary Information pursuant to Section 5 hereof, Undersigned (x) agrees (1) if Undersigned is an Employee or Vendor, not to compete against the Company and/or the Related Party signatory hereto, as the case may be, by directly or indirectly owning, managing, operating, controlling, being employed by, participating in, or being connected in any manner with the ownership, management, operation, or control of
(A) any food service establishment that prepares, serves, or sells and derives more than 5% of its revenues from, bagels and/or bagel related products (including but not limited to cream cheese and other spreads, bagel sandwiches and bagel chips), or (B) any food service establishment, at least 15% of the revenue of which is derived from coffee or any other product which accounts for at least 15% of the revenue of any food service establishment owned or operated by the Company and/or the Related Party signatory hereto, as the case may be, at the time Undersigned commences or significantly increases its ownership, management, or other participation therein, which food service establishment described in either (A) or (B), above, is located within five miles of any store owned or operated by the Company and/or the Related Party signatory hereto, as the case may be, or within any standard metropolitan statistical area, trade area or "area of dominant influence" (as defined by Arbitron Ratings Company) in which the Company and/or the Related Party signatory hereto, as the case may be, engage, or have developed specific plans to engage, in business or (2) if Undersigned is an Owner, to comply with the confidentiality and noncompete provisions in any applicable Area Development Agreement as if Owner were Developer or to comply with the confidentiality and noncompete provisions in any applicable Franchise Agreement as if Owner were Franchise Owner, in each case within the geographic area therein specified, and
(y) agrees not to solicit employees from the Company and/or the Related Party signatory hereto, as the case may be, it being understood that this Section 6 shall not prevent the Undersigned from participating as an investor, officer, or director in any restaurant venture not covered by the foregoing applicable restrictions, and does not prevent the Undersigned from investing so as to hold less than 2% of the outstanding shares of any company which is a "reporting company" under the Securities Exchange Act of 1934, as amended. It is the intention of the parties that this Section 6 be interpreted so as to be valid under applicable law and, if required for validity, any court or applicable tribunal may reduce or alter the geographic scope and duration of this Section 6, by substitution of words or otherwise, so as to create the broadest permissible protection to the Company and/or the Related Party signatory hereto, as the case may be.

     7.   NO WAIVER.  No delays or omissions by the Company and/or the Related
          ---------
Party signatory hereto, as the case may be, in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company and/or the Related Party signatory hereto, as the case may be, on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

     8.   NOTICES.  Any notice, request, information, or other document to be
          -------
given hereunder to any of the parties by any other party shall be in writing and delivered personally, sent by facsimile transmission or registered or certified mail, postage prepaid, or overnight delivery service, as follows:

     If to the Company, addressed to:

          Einstein/Noah Bagel Corp.
          1526 Cole Boulevard
          Suite 200
          Golden, Colorado 80401
          Attention:  General Counsel
          Facsimile:  (303) 202-3490

     If to the Related Party signatory hereto, addressed to:

          _________________________________________
          _________________________________________
          _________________________________________
          _________________________________________

     If to the Undersigned, address to:

          _________________________________________      (Name)
          _________________________________________      (Address)
          _________________________________________      (City, State, Zip)
          _________________________________________      (Attention)
          _________________________________________      (Phone Number)
          _________________________________________      (Facsimile)

     Any party hereto may change the place at which notices are to be received by it by the giving of notice of such change in the manner set forth above.

     9.   EQUITABLE RELIEF.  Undersigned acknowledges that Company and/or the
          ----------------
Related Party signatory hereto, as the case may be, will be irreparably harmed by any breach hereof, that monetary damages would be inadequate and that Company and/or the Related Party signatory hereto, as the case may be, shall have the right to have an injunction or other equitable remedies imposed in relief of, or to prevent or restrain, such breach. The Undersigned agrees that Company and/or the Related Party signatory hereto, as the case may be, shall also be entitled to any and all other relief available under law or equity for such breach.

     10.  APPLICABLE TERM.  The Applicable Term of Section 6 of this Agreement
          ---------------
shall be (i) the term of employment in the event Undersigned is an Employee, it being understood and acknowledged that Employee is employed at will and may be terminated at any time by Company and/or the Related Party signatory hereto, as the case may be, (ii) the term of the applicable Area Development Agreement or Franchise Agreement in the event Undersigned is an Owner, or (iii) three years in the event the Undersigned is a Vendor, provided that in the case of this clause (iii), the Applicable Term shall automatically be extended one year on each anniversary of the date of execution hereof, unless either party has given written notice to the other not more than 90 days prior thereto stating that such extensions shall not occur.

     11.  MISCELLANEOUS.
          -------------

          a. This Agreement shall not be construed to grant to the Undersigned any patents, licenses, or similar rights to Proprietary Information disclosed to the Undersigned hereunder, all of which rights and interests shall be deemed to reside or be vested in the Company.

          b. This Agreement, does not supersede, but rather is in addition to and cumulative with, all prior agreements, written or oral, between the parties relating to the subject matter of this Agreement. This A greement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties.

          c. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          d. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          e. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

EXECUTED as of the ______ day of ____________________, 199____.

EINSTEIN/NOAH BAGEL CORP.              UNDERSIGNED
                                       ____________________________________
                                       (Entity Name, if any)

By:________________________________
 Title:____________________________    By:_________________________________
                                       Print Name:
                                       Print Title:

RELATED PARTY
___________________________________
(Name)


By:________________________________
 Title:____________________________

                                   EXHIBIT I
                          TO THE FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
   _______________________________________________________ ("FRANCHISE
OWNER")
                          DATED _________________________


               AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS
                                (DIRECT DEBITS)
                                 -------------

               AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS
                                (DIRECT DEBITS)
                                 -------------


Name of DEPOSITOR:_____________________________________________________________
DEPOSITOR Identification Number:_______________________________________________

The undersigned depositor ("DEPOSITOR") hereby authorizes Einstein/Noah Bagel Corp. ("COMPANY") to initiate debit entries and/or credit correction entries to the undersigned's checking and/or savings account(s) indicated below and the depository designated below ("DEPOSITORY") to debit such account pursuant to COMPANY's instructions.

____________________________________       ____________________________________
DEPOSITORY                                 Branch

____________________________________       ____________________________________
Address                                    City, State and Zip Code

____________________________________       ____________________________________
Bank Transit/ABA Number                    Account Number


This authority is to remain in full and force and effect until DEPOSITORY has received joint written notification from COMPANY and DEPOSITOR of the DEPOSITOR's termination of such authority in such time and in such manner as to afford DEPOSITORY a reasonable opportunity to act on it. If an erroneous debit entry is initiated to DEPOSITOR's account, DEPOSITOR shall have the right to have the amount of such entry credited to such account by DEPOSITORY, if (a) within fifteen (15) calendar days following the date on which DEPOSITORY sent to DEPOSITOR a statement of account or a written notice pertaining to such entry or
(b) forty-five (45) days after posting, whichever occurs first, DEPOSITOR shall have sent to DEPOSITORY a written notice identifying such entry, stating that such entry was in error and requesting DEPOSITORY to credit the amount thereof to such account. These rights are in addition to any rights DEPOSITOR may have under federal and state banking laws.

___________________________________        ____________________________________
DEPOSITOR                                  DEPOSITORY


By:________________________________        By:_________________________________
  Title:___________________________          Title:____________________________


Date:______________________________        Date:_______________________________

                                   EXHIBIT J
                          TO THE FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
     _______________________________________________________ ("FRANCHISE OWNER")
                             DATED__________________________


            COLLATERAL ASSIGNMENT OF TELEPHONE NUMBERS AND LISTINGS
            -------------------------------------------------------

            COLLATERAL ASSIGNMENT OF TELEPHONE NUMBERS AND LISTINGS
            -------------------------------------------------------


     THIS ASSIGNMENT is entered into this ___ day of _____________, 19__, in accordance with the terms of that certain Einstein/Noah Bagel Corp. Franchise Agreement (the "FRANCHISE AGREEMENT") between _________________________________ ("FRANCHISE OWNER") and Einstein/Noah Bagel Corp., a Delaware corporation ("COMPANY"), executed concurrently with this Assignment, under which COMPANY granted FRANCHISE OWNER the right to own and operate a UNIT located at
________________________________________________________________________________
___________ (the "STORE").

     FOR VALUE RECEIVED, FRANCHISE OWNER hereby assigns to COMPANY, all of FRANCHISE OWNER's right, title and interest in and to those certain telephone numbers and regular, classified or other telephone directory listings (collectively, the "TELEPHONE NUMBERS AND LISTINGS") associated with COMPANY's trade and service marks and used from time to time in connection with the operation of the Store at the address provided above. This Assignment is for collateral purposes only and, except as specified herein, COMPANY shall have no liability or obligation of any kind whatsoever arising from or in connection with this Assignment, unless COMPANY shall notify the telephone company and/or the listing agencies with which FRANCHISE OWNER has placed telephone directory listings (all such entities are collectively referred to herein as the "TELEPHONE COMPANY") to effectuate the assignment pursuant to the terms hereof.

     Upon termination or expiration of the Franchise Agreement (without renewal or extension), COMPANY shall have the right and is hereby empowered to effectuate the assignment of the Telephone Numbers and Listings, and, in such event, FRANCHISE OWNER shall have no further right, title or interest in the Telephone Numbers and Listings and shall remain liable to the Telephone Company for all past due fees owing to the Telephone Company on or before the effective date of the assignment hereunder.

     FRANCHISE OWNER agrees and acknowledges that as between COMPANY and FRANCHISE OWNER, upon termination or expiration of the Franchise Agreement, COMPANY shall have the sole right to and interest in the Telephone Numbers and Listings, and FRANCHISEE appoints COMPANY as FRANCHISE OWNER's true and lawful attorney-in-fact to direct the Telephone Company to assign same to COMPANY, and execute such documents and take such actions as may be necessary to effectuate the assignment. Upon such event, FRANCHISE OWNER shall immediately notify the Telephone Company to assign the Telephone Numbers and Listings to COMPANY. If FRANCHISE OWNER fails to promptly direct the Telephone Company to assign the Telephone Numbers and Listings to COMPANY, COMPANY shall direct the Telephone Company to effectuate the assignment contemplated hereunder to COMPANY. The parties agree that the Telephone Company may accept COMPANY's written direction, the Franchise Agreement or this Assignment as conclusive proof of COMPANY's exclusive rights in and to the Telephone Numbers and Listings upon such termination or expiration and that such assignment shall be made automatically and effective immediately upon Telephone Company's receipt of such notice from COMPANY or FRANCHISE OWNER. The parties further agree that if the Telephone Company requires that the parties execute the

Telephone Company's assignment forms or other documentation at the time of termination or expiration of the Franchise Agreement, COMPANY's execution of such forms or documentation on behalf of FRANCHISE OWNER shall effectuate FRANCHISE OWNER's consent and agreement to the assignment. The parties agree that at any time after the date hereof, they will perform such acts and execute and deliver such documents as may be necessary to assist in or accomplish the assignment described herein upon termination or expiration of the Franchise Agreement.

ASSIGNEE:                                ASSIGNOR:
- --------                                 --------

EINSTEIN/NOAH BAGEL CORP.                _____________________________________
                                         (FRANCHISE OWNER)



By:_____________________________         By:___________________________________
  Its:__________________________           Its:________________________________


ACCEPTED AND AGREED TO BY:

_____________________________
(Telephone Company Authorized
Representative)

_____________________________
(Name of Telephone Company)

                                   EXHIBIT K
                          TO THE FRANCHISE AGREEMENT
                   BY AND BETWEEN EINSTEIN/NOAH BAGEL CORP.
                                      AND
     _______________________________________________________ ("FRANCHISE OWNER")
                             DATED__________________________


                 PRINCIPAL MARKS TO BE USED BY FRANCHISE OWNER
                 ---------------------------------------------

     The Store to be developed pursuant to this Agreement shall be identified by the following Principal Marks (subject to the rights of COMPANY to discontinue or modify such Principal Marks pursuant to Section 6 of this Agreement) and shall be operated in accordance with COMPANY'S requirements, including but not limited to the System designated for the Store associated with such Principal Marks as in effect from time to time:

     COMPANY will provide FRANCHISE OWNER with the Store Manual(s), as modified from time to time, that describes and provides standards and specifications for operation of a Store under the Principal Marks and the System associated therewith.

                                   EXHIBIT D
                                   ---------

                           EINSTEIN/NOAH BAGEL CORP.
                               ADDENDUM TO LEASE
                               -----------------

                                   EXHIBIT D
                                   ---------

          LOCATION:________________________
                ___________________________

          STORE NO.:_______________________


                              ADDENDUM TO LEASE/1/
                              -----------------

          THIS ADDENDUM TO LEASE (this "Addendum"), is to the Lease (the "Lease"), dated as of _______________ 19___, by and between ____________________
a ("Landlord") and ______________________ a ("Tenant") as of the date of final execution of the Lease and this Addendum (the "Effective Date").

          The following shall amend and be incorporated into the Lease. In the event of any conflict, inconsistency or ambiguity between the terms of the Lease and the terms of this Addendum, then the terms of this Addendum shall control. Any terms that are capitalized in this Addendum but not defined in the Addendum that are capitalized and defined in the Lease shall have the respective meanings set forth in the Lease.

          1. DESCRIPTION OF LEASED PREMISES. In addition to the Leased Premises, Landlord hereby leases and grants to Tenant, as an appurtenance to the Leased Premises (a) all rights, easements and appurtenances belonging or appertaining to the Leased Premises [or the Shopping Center], (b) all right, title and interest of Landlord in and to any and all roads, streets, alleys and ways bounding the Leased Premises [or the Shopping Center], [(c) all common ways and areas within the Shopping Center, (d) a nonexclusive easement for vehicular parking and vehicular and pedestrian ingress and egress to and from the Leased Premises over, upon and across the parking areas, driveways, exits and entrances of the Shopping Center, and (e) all such areas of the Shopping Center which Tenant requires for (i) installation, maintenance and operation of sewer, water, gas, power and other utility lines and for heating, ventilation and air condition equipment, (ii) adequate trash receptacle, trash compactor and delivery areas adjacent to the Leased Premises, and (iii) loading and unloading its supplies. The Leased Premises and the Shopping Center may hereinafter collectively referred to alternatively as the "Property" or
                                               --------

____________________

     /1/ To be used in event Landlord insists on using its form lease. Can be used for in-line and freestanding sites. Should not be used for ground lease sites.  Make sure definitions are consistent with definitions used in Landlord's form lease.  Bolded areas should be revised and/or deleted as appropriate, depending upon whether Leased Premises are part of a Shopping Center. Provisions may be deleted in their entirety in the event they are materially consistent with the terms contained in the Landlord's lease.

the "Shopping Center". The parking areas, driveways, exits and entrances of the Shopping Center which are crosshatched on Exhibit ___ may not be modified, reduced and/or relocated without the consent of Tenant.]

     2.   PERCENTAGE RENT.
          ---------------

     (a) Tenant shall also pay to Landlord, at the time and in the manner set forth herein, a sum (the "Percentage Rent") equivalent to the amount, if any, of
                          ---------------
_____ percent [3%, but never to exceed 6%] of Gross Sales (hereafter defined)
in excess of Base Gross Sales (hereafter defined) for each of Tenant's Fiscal Years (hereafter defined) during the Term of this Lease. The term "Gross Sales"
                                                                    -----------
as used in this Lease shall mean the entire gross receipts of every kind and nature from rental or sales of merchandise and services made in, upon, or from the Leased Premises, and all other receipts of business conducted in or from the Leased Premises and all mail or telephone orders received at the Leased Premises, whether for credit or cash, in every department operating in the Leased Premises, whether operated by the Tenant or by any subtenant, concessionaire or licensee or any other person, excepting: (1) the selling price of all merchandise refused by customers and accepted for full credit or the amount of discounts and allowances made thereon; (2) goods refused to sources, or produced on the Leased Premises and transferred to another store or warehouse owned by or affiliated with Tenant for sale or storage at such store or warehouse; (3) sums and credits received in the settlement of claims for loss of or damage to merchandise, to the extent previously reported as Gross Sales; (4) the price allowed on all merchandise traded in by customers for credit or the amount of credit for discounts and allowances made in lieu of acceptance thereof, (5) cash refunds made to customers in the ordinary course of business, but this exclusion shall not include any amount paid or payable for what are commonly referred to as trading stamps; (6) receipts from public telephones, stamp machines, public toilet locks, or vending machines installed solely for the use of Tenant's employees; and (7) sales taxes, luxury taxes, consumer's excise taxes, gross receipts taxes, and other similar taxes now or hereafter imposed upon the sale of merchandise or services. The term "Base Gross Sales"
                                                             ----------------
as used in this Lease shall mean the amount determined by dividing the total annual Rent for the Fiscal Year in question by _____ percent [3%, but never to exceed 6%].

     (b) Within ninety (90) days after the end of each of Tenant's four (4) 13-week fiscal periods (a "Fiscal Year"), Tenant shall furnish to Landlord a
                        -----------
written report ("Annual Gross Sales Report"), certified by Tenant to be correct,
                 -------------------------
setting forth the Gross Sales made in, upon or from the Leased Premises during the preceding Fiscal Year. Each annual Gross Sales Report shall be accompanied by a payment of all Percentage Rent owed to Landlord under the terms of this Lease.

     (a) Tenant shall keep accurate accounts of its Gross Sales. Landlord shall have the right, upon prior written notice and during Tenant's regular business hours, to examine and inspect any of Tenant's sales tax reports for the Leased Premises for the purpose of investigating and veri@g the accuracy of the Annual Gross Sales Report. If, subsequent to Landlord's inspection, the Annual Gross Sales Report shall be found to have understated Tenant's Gross Sales by three percent (3%) or more, then Tenant shall pay to Landlord, on demand, the amount equal to such understatement, together with interest thereon at the Prime Rate (hereafter defined). Tenant shall maintain all records related to the calculation of Gross Sales for a period of three (3) years after the expiration of any Fiscal Year.

     3.   OTHER AGREEMENTS.  Landlord agrees upon request of Tenant to execute,
          ----------------
and record in recordable form, a written (a) memorandum of lease, (b) term commencement agreement, and (c) each Non-Disturbance and Attornment Agreement required in Section ___ hereof. Tenant shall bear the cost of any such recording.

     4.   TENANT'S USES [EXCLUSIVE USE].  Tenant may use the Leased Premises
          -----------------------------
[and the Property] for (i) the operation of a bagel bakery and restaurant ("Tenant's Use") or (ii) any other lawful use, provided Tenant receives the consent of Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Landlord acknowledges that Tenant's Use shall include but not be limited to the preparation and sale of bagels, baked goods, specially and gourmet coffees and teas, soft drinks, dessert items, deli and other sandwiches and sideorder items, for in-store service and consumption, delivery and take-out service, and for catering services provided for off-premises preparation or consumption by customers and other establishments. If permitted by local ordinance, Tenant may, at its discretion, operate a drivethrough from the Leased Premises, and Landlord shall cooperate with Tenant's application for any permits required in connection therewith, and shall make available any portion of the common areas that will facilitate such use. [Landlord agrees that during the Term and any Extension, Tenant shall have the exclusive right to sell bagels and bagel-related products and gourmet coffee for on or off-premises consumption at the Shopping Center. Landlord agrees to enforce this covenant against other tenants in the Shopping Center using all reasonable legal means.] Landlord acknowledges that odors and smoke are emitted during the operation of Tenant's Use and shall not be deemed noxious or offensive.

     5.   RIGHTS OF OTHER TENANTS. Landlord represents and warrants that there
          -----------------------
are no tenants or any other parties in the Shopping Center who have leases or agreements which prohibit, restrict or interfere with Tenant's Use.]

     6.   INSPECTION.  Landlord shall provide to Tenant plans and specifications
          ----------
of the Leased Premises including, but not limited to, the floor plan and the floor bearing capacity of the Leased Premises within five (5) days after the Effective Date. Also within such five (5) day period, Landlord shall deliver to Tenant an existing title policy on the [Shopping Center or] Leased Premises and all appurtenant easements, including legible copies of all documents affecting the [Property or] Leased Premises. At any tune after the Effective Date, Landlord shall permit Tenant to enter upon the [Property or] Leased Premises to make a topographic and boundary survey, determine the location of utilities, performing engineering studies and/or environmental audits ("Inspections") to
                                                             -----------
determine the Leased Premises' suitability for Tenant's

Use. Landlord agrees to remove, at its sole cost and expense, any asbestos or asbestos containing materials located on the Leased Premises. Tenant shall be permitted to make adequate openings in walls, floors and ceilings during Inspections. If the Inspections indicate conditions not satisfactory to Tenant for Tenant's Use, Tenant may terminate this I-ease and the parties shall be released from further liability. If Tenant shall terminate this Lease pursuant to this Section, it shall as soon as reasonably possible repair any openings in the walls, floors or ceilings it made during Inspections. Tenant shall indemnity and hold Landlord harmless from and against any and all liability arising out of any negligence in the performance of the Inspections.

     7.   CONSTRUCTION OF LEASED PREMISES; ALLOWANCE.
          ------------------------------------------

     (a) This Lease is contingent on Tenant's ability to secure all required licenses, permits and approvals from applicable governmental authorities necessary for it to operate its business, including, without limitation, Tenant obtaining all licenses, permits and approvals necessary for Tenant to conduct table-seated dining on the Leased Premises; otherwise, Tenant may elect to terminate this Lease immediately upon written notice to Landlord. On or before ______________, 19___, Landlord agrees, at Landlord's expense, to perform all work with respect to the Leased Premises as required by Tenant in accordance with the terms of Exhibit ___ attached hereto and made a part hereof. Within sixty (60) days from the substantial completion of Landlord's work and delivery of possession of the Leased Premises to Tenant, Tenant shall commence and complete all work on the Leased Premises other than those "punch list" items remaining to be performed by Landlord. Each party's respective work obligations shall be commenced and completed in a good, workmanlike and lien free manner, in accordance with all applicable laws, including the Americans with Disabilities Act of 1990, as amended (the within the time periods provided herein and in such work letter.

     (b) Landlord agrees to provide Tenant with a cash allowance (the "Allowance") of $______ per square foot (or $_______ in total) for the purpose of Tenant constructing its leasehold improvements. Landlord agrees that the Allowance shall be due and payable within ten (10) days following (i) receipt of a copy of Tenant's certificate of occupancy, (ii) Tenant's opening for business, and (iii) Tenant's furnishing Landlord with all properly executed lien waiver forms. Landlord and Tenant hereby agree that the Allowance shall be amortized over a period of ten (10) years and shall bear interest at the Prime Rate (hereafter defined). For purposes of this Lease, the term "Prime Rate" shall
                                                           ----------
mean the rate per annum from time to term determined by ____________ as its Prime Rate of interest, as reflected in the Bank's Prime Rate history book maintained at its principal office in ________________, as the Prime Rate may change from time to time. Landlord hereby agrees that Tenant shall have the right to repay the Allowance to Landlord at any tune and any such repayment shall reduce the Rent payable hereunder.

     8.   UTILITIES.  Landlord shall furnish to the Leased Premises at all times
          ---------
sufficient (i) sewer, gas, water and electric service lines in sufficient capacity as is required by Tenant and

(ii) sufficient heat, hot and cold water and air conditioning as required from time to time by Tenant for all purposes, except during the making of necessary repairs which repairs shall be completed as promptly as possible without disruption to Tenant's business. such Landlord hereby represents and warrants to Tenant that all utilities and any HVAC system servicing the Leased Premises are in good working order, condition and repair as of the Effective Date.

     9.   [In-Line: MAINTENANCES PAYMENT.  Landlord covenants and agrees to
                    --------------------
maintain in good condition and repair the Property (including structural elements), the cannon areas, parking areas, walkways, access drives, driveways, utility lines and foundations within the Property, throughout the Term and any Extensions. In the event Landlord fails to promptly perform such necessary maintenance and/or repairs, Tenant may perform such maintenance and/or repairs and any costs expended by Tenant shall be deducted the Rent. Landlord shall keep the parking area free of all ice, snow, debris and refuse so as to keep the Shopping Center in a neat, clean and orderly condition. Landlord shall also maintain adequate lighting for the parking area and driveways.

     Tenant shall, within thirty (30) days upon receipt from Landlord of a report certified by an authorized officer of Landlord, of the actual and reasonable common area maintenance expenses incurred for the Property for the previous calendar year, reimburse Landlord for payment of Tenant's proportionate share of such expenses. Tenant shall have the right to audit and inspect the books and records of Landlord with respect to any costs or item which is passed through to Tenant upon ten (10) days written notice by Tenant to Landlord. If the results of the audit show an overcharge to Tenant of more than two percent (2%) of the actual amount owed by Tenant, Landlord shall pay the reasonable cost of such audit and Landlord shall credit or refund to Tenant any overcharge of such item as discovered by the audit within thirty (30) days of the completion of such audit. In the event such audit discloses an undercharge of such items as billed to Tenant, Tenant shall pay to Landlord the amount of such undercharge within thirty (30) days of completion of such audit. Tenant's proportionate share ("Proportionate Share") shall be a fraction, the
        -------------------

numerator of which shall be the Leased Premises Floor Area and the denominator of which shall be the gross leaseable floor area in the Property (whether or not constructed, rented or occupied). Notwithstanding anything to the contrary provided herein, Tenant shall not be required to pay any expenses which, in accordance with generally accepted accounting principles, are not fully chargeable as a current expense in the year the expenditure is incurred.]

     Freestanding: MAINTENANCE; PAYMENT.  Tenant covenants and agrees, at its
                   --------------------
expense, to maintain in good condition and repair the Leased Premises (including structural elements), the common areas, parking areas, walkways, access drives, driveways, utility lines and foundations within the Leased Premises, throughout the Term and any Extensions. In the event Tenant fails to promptly perform such necessary maintenance and/or repairs, Landlord may perform such maintenance and/or repairs and any costs expended by Landlord shall be added to the Rent. Tenant shall keep the parking area free of all ice, snow, debris and refuse so as to keep the I-eased Premises in a neat, clean and orderly condition. Tenant shall also maintain adequate lighting for the parking area and driveways.

     10.  MAJOR TENANTS. If one or more of the following tenants cease to
          -------------
operate a business under its present trade name within the Shopping Center for a period in excess of 90 days, and another tenant of substantially the same size, quality and reputation in the business community, shall not have commenced operation within such time, then Tenant reserves the right to terminate this Lease or to reduce its Rent and other charges payable by Tenant in proportion to the reduction in value of the Leased Premises, as reasonably determined by Tenant: _______________________________.]

     11.  PROPERTY USE. Tenant has entered into this Lease in reliance upon
          ------------
representations by Landlord that no part of the Shopping Center shall be used as a massage parlor or spa, blood bank, abortion clinic, or an adult book or adult video tape store (which are defined as stores in which any portion of the inventory is not available for sale or rental to children under 18 years old because such inventory explicitly deals with or depicts human sexuality).]

     12.  NON-DISTURBANCE AND ATTORNMENT.  Landlord, within thirty (30) days
          ------------------------------
after Effective Date, but in any event, prior to the Commencement Date, will obtain from every senior landlord, mortgagee and holder of a deed of trust upon the [Property or] Leased Premises (collectively, the "Senior Interest Holders"), an agreement in recordable form acceptable to Tenant wherein the Senior Interest Holders agree not to disturb Tenant's possession of the Leased Premises or deprive Tenant of any rights or increase any of its obligations under this Lease (the "Non-Disturbance and Attornment Agreement").
      ----------------------------------------

     13.  OPTION TO TERMINATE.  Tenant shall have the right to terminate the
          -------------------
Lease at any time after the second anniversary of the Commencement Date by giving Landlord three (3) months written notice of its intention to do so. In the event Tenant shall exercise this right of termination, Tenant shall pay as consideration to Landlord on the date of termination a sum equal to three (3) months' Rent.

     14.  In-Line: REAL ESTATE TAXES . Landlord shall pay before they become
                   -----------------
delinquent real estate taxes imposed during the Term and any Extensions upon or against the Property ("Real Estate Taxes"). Landlord shall be solely responsible
                       -----------------
for payment of any and penalties imposed for any late payment. Tenant shall, within thirty (30) days upon receipt from Landlord of a copy of the paid tax bill and an invoice, reimburse Landlord for payment of Tenant's Proportionate Share of Real Estate Taxes.

     Real Estate Taxes for the year in which the Term shall begin and the year in which the Lease shall terminate shall be prorated so that Tenant shall pay only those portions thereof which correspond with the portion of said years as are within the Term or the current Extension. Nothing herein contained shall require Tenant to pay (a) corporation, franchise, income, estate, gift and inheritance taxes or charges imposed on Rent or other similar taxes, charges or impositions which may be levied or assessed against Landlord, fee owner, or their successor in title or (b) Real Estate Taxes on easement parcels.]

     15.  Freestanding: REAL ESTATE TAXES.  Tenant shall pay before they become
                        -----------------
delinquent real estate taxes imposed during the Term and any Extensions upon or against the Leased Premises ("REAL ESTATE TAXES"). Real Estate Taxes for the
                              -----------------
year in which the Term shall begin and the year in which the Lease shall terminate shall be prorated so that Tenant shall pay only those portions thereof which correspond with the portion of said years as are within the Term or the current Extension. Nothing herein contained shall require Tenant to pay (a) corporation, franchise, income, estate, gift and inheritance taxes or charges unposed on Rent or other similar taxes, charges or impositions which may be levied or assessed against Landlord, fee owner, or their successor in title or
(b) Real Estate Taxes on easement parcels.

     16.  SIDEWALKS. Tenant shall be permitted to use the sidewalks and/or
          ---------
courtyards adjacent to the Leased Premises as an outdoor cafe free of any additional charge. Landlord shall not cause or permit the street, sidewalks or courtyards adjacent to the Leased Premises to be obstructed or blocked.]


     [17. In-Line: INSURANCE.
                   ---------

     (a)  LANDLORD. From the Effective Date and continuing throughout the Term
          --------
and any Extensions, Tenant shall maintain the following insurance naming Landlord as an additional insured: (i) commercial general liability and property damage insurance in the amount of not less than $1,000,000.00 for bodily injury or death or property damage of any one person and $1,000,000.00 for any one occurrence, and (ii) fire and extended coverage insurance in an amount equal to the full replacement cost of any improvements located on the Leased Premises, established by agreed amount endorsement by Tenant, Landlord and the insurer. Upon notice from Landlord, Tenant shall deliver to Landlord a certificate from its insurer declaring such insurance to be in full force and effect.

     (b)  TENANT.  From the Effective Date and continuing throughout the Term
          ------
and any Extensions, Tenant shall maintain commercial general liability insurance naming Landlord as an additional insured in the amount of not less than $1,000,000.00 for bodily injury or death or property damage of any one person and $1,000,000.00 for any one occurrence. Upon notice from Landlord, Tenant shall deliver to Landlord a certificate from its insurer declaring such insurance to be in full force and effect.

     (c)  WAIVER OF SUBROGATION.  Landlord and Tenant and all parties claiming
          ---------------------
by or through them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard, covered or required hereunder to be covered in whole or in part by insurance on the Leased Premises or in connection with property on or activities conducted on the Leased Premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.]


     18.  Freestanding: INSURANCE.
                        ---------

     (a)  LANDLORD.  From the Effective Date and continuing throughout the Term
          --------
and any Extensions, Tenant shall maintain the following insurance naming Tenant as an additional insured: (i) commercial general liability and property damage insurance in the amount of not less than $500,000.00 for bodily injury or death or property damage of any one person and $1,000,000.00 for any one occurrence,
(ii) fire and extended coverage insurance in an amount equal to the full replacement cost of any improvements located on the Leased Premises, established by agreed amount endorsement by Tenant, Landlord and the insurer, (iii) workers' compensation insurance in statutory amounts, and (iv) contractual liability insurance. Upon notice from Tenant, Landlord, its agents and contractors shall deliver to Tenant a certificate from its insurer declaring such insurance to be in full force and effect.

     (b)  WAIVER OF SUBROGATION.  Landlord and Tenant and all parties claiming
          ---------------------
by or through them mutually release and discharge each other from all claims and liabilities arising from or caused by any casualty or hazard, covered or required hereunder to be covered in whole or in part by insurance on the Property or in connection with property on or activities conducted on the Property, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

     19.  LANDLORD'S TITLE AND QUIET ENJOYMENT.  Landlord represents and
          ------------------------------------
warrants that Landlord is seized in fee simple title to the [Property or] Leased Premises, free, clear and unencumbered except as otherwise disclosed herein. Landlord covenants that so long as Tenant fulfills the conditions and covenants required of it to be performed, Tenant will have peaceful and quiet possession thereof. Landlord further represents and warrants that it has good right, full power and lawful authority to enter into the Lease for the Term and any Extensions.

     20.  IMPROVEMENTS AND ALTERATIONS.  Tenant shall have the right to (i)
          ----------------------------
alter, renovate, add, remodel, modify, and/or change the Leased Premises and/or other improvements upon the Leased Premises as Tenant may deem desirable, and
(ii) install pylon signage on any [Shopping Center] pylon [on the Leased Premises] or may install a freestanding pylon or affix fascia signs, canopies, awnings and/or flags on the exterior walls of the Leased Premises if permitted by local ordinance. landlord hereby grants to Tenant and its agents and contractors, at Tenant's sole cost and expense, the right to install, maintain and operate a mast mounted satellite dish antenna (the "Dish") and related
                                                        ----
equipment, including cables from the exterior of the roof directly above the Leased Premises to equipment inside the Leased Premises, necessary to the operation of the Dish, as part of Tenant's integrated satellite business network. Tenant may locate the Dish at or relocate the Dish to some other location on or about the roof of the [Shopping Center or] Leased Premises for purposes of adequate reception, subject to appropriate law, codes and regulations. Any improvements constructed upon the [Property or Leased Premises by Tenant shall be and remain the property of Tenant during the Term and any Extensions. Tenant shall not be required to remove the improvements upon the [Property or] Leased Premises and Tenant's failure to do so after the expiration of such period shall be deemed to be an abandonment thereof, whereby title shall become vested in the Landlord.

     21.  In-Line: DAMAGE OR DESTRUCTION.  If the Leased Premises and/or the
                   ---------------------
Property shall be damaged or destroyed by fire or other casualty, Landlord shall continence to repair or rebuild the Leased Premises and/or the Property to their condition immediately prior to such damage or destruction and shall complete same within a reasonable time thereafter. In the event Landlord has not commenced to so repair or rebuild the Leased Premises and/or the Property, Tenant may at any time thereafter and without further notice to Landlord commence to repair or rebuild the Leased Premises, or Tenant may terminate the Lease and the parties shall be released from further liability. In the event Tenant elects to repair or rebuild the Leased Premises, Landlord shall make available to Tenant all insurance proceeds or such portion thereof necessary for this purpose. In the event the insurance proceeds are insufficient to cover the costs of the repairs or rebuilding, the excess costs shall be borne by Landlord, which costs shall be deducted from the Rent. In the event the repair or rebuilding of the Leased Premises has not been completed within a period of ninety (90) days from the date of the damage or destruction, or if the casualty occurs within the last year of the Term or any Extension regardless of the time necessary to complete the repair or rebuilding, Tenant may, at its option, terminate the Lease and the parties shall be released from further liability.
In such event, Tenant shall be entitled to all proceeds of insurance and rights of recovery against insurers on policies covering such damage or destruction for any improvements constructed upon the Property by Tenant. During any period that the damage or destruction is as to render the use of the Leased Premises impractical or impossible, as determined by Tenant, the Rent and other charges payable by Tenant shall abate.]

     22.  Freestanding: DAMAGE OR DESTRUCTION.  If the Leased Premises shall be
                        ---------------------
damaged or destroyed by fire or other casualty, Tenant may, at its option, (i) commence to repair or rebuild the Leased Premises to its condition immediately prior to such damage or destruction and shall complete same within a reasonable time thereafter, or (ii) terminate the Lease and the parties shall be released from further liability. In the event Tenant elects to repair or rebuild the Leased Premises, Landlord shall make available to Tenant all insurance proceeds or such portion thereof necessary for this purpose. If the casualty occurs within the last year of the Term or any Extension regardless of the time necessary to complete the repair or rebuilding, Tenant may, at its option, terminate the Lease and the parties shall be released from further liability.
In such event, Tenant shall be entitled to all proceeds of insurance and rights of recovery against insurers on policies covering such damage or destruction for any improvements constructed upon the Leased Premises by Tenant. During any period that the damage or destruction is such as to render the use of the Leased Premises impractical or impossible, as determined by Tenant, the Rent and other charges payable by Tenant shall abate.]

     23.  LIENS.  Landlord and Tenant covenant each with the other not to permit
          -----
any judgment, attachment and/or lien (an "Encumbrance") to be filed against the
                                          -----------
Leased Premises. Should any judgment, attachment and/or lien of any nature be filed against the Leased Premises, the party from whose fault or alleged debt such lien arises shall within thirty (30) days cause such Encumbrance to be removed by substitution of collateral or otherwise.

     24.  WAIVER OF LANDLORD'S LIEN.  In the event Tenant, its subtenants or
          -------------------------
assigns acquires and/or leases personal property to be installed and used upon the Leased Premises subject to a conditional sales contract, chattel mortgage or other security agreement or lease, Landlord agrees to execute and deliver to any such secured creditor and/or lessor a waiver of any lien Landlord may have upon such personal property. Such waiver will be on a form provided by Tenant authorizing the secured creditor and/or lessor to enter upon the Leased Premises and remove such personal property in the event of default under the terms of the conditional sales contract, chattel mortgage, security agreement and/or lease. This Section shall not be interpreted as creating a lien in favor of Landlord.

     25.  DEFAULT.  In the event Tenant shall fail to pay the Rent when due or
          -------
shall fail to perform any of its other obligations under the Lease, after notice of such default shall have been given as provided below, Landlord may as its sole and exclusive remedy elect either: (a) to re-enter the Leased Premises by summary or similar proceedings and re-let the Leased Premises, using reasonable efforts therefor, and receiving the Rent therefrom, applying the same first to the payment of Rent accruing hereunder, the balance, if any, to be paid to Tenant; but, Tenant shall remain liable for the equivalent of the amount of all Rent reserved herein less the receipts of reletting, if any, and such amount shall be due and payable to Landlord as damages or rent, as the case may be, on the successive Rent days provided above, and Landlord may recover such amount periodically on such successive days; or (b) to terminate the Lease and to resume possession of the Leased Premises wholly discharged from the Lease.

     Such election shall be made by written notice to Tenant at any time on or before the doing of any act or the commencement of any proceedings to recover possession of the Leased Premises and shall be final. If Landlord shall elect to terminate the Lease, all rights and obligations of Tenant relating to the unexpired portion of the Lease shall cease. Within ten (10) days after receipt by Tenant of notice of election by Landlord to terminate the Lease, the parties shall by an instrument in writing in recordable form, terminate the Lease and Tenant shall surrender and deliver to Landlord the Leased Premises, except that Tenant may remove its trade fixtures, signs, equipment and other personal property from and de-identify the Leased Premises.

     Neither bankruptcy, insolvency, nor the appointment of a receiver or trustee shall affect the Lease so long as the obligations of Tenant are performed by Tenant, its successors or assigns.

     No default hereunder shall be deemed to have occurred on the part of Tenant until ten (10) days after written notice of any monetary default and thirty (30) days after written notice of any non-monetary default shall have been given to Tenant, and Tenant wi@ such time shall have failed to remedy such default. If any default by Tenant, except payment of the rent, cannot reasonably be cured within thirty (30) days after notice then Tenant shall have additional time as may be reasonably necessary to cure such default.

     26.  CONDEMNATION.  If any portion of or interest in the [Property or]
          ------------
Leased Premises shall be permanently or temporarily taken under any right of eminent domain or any transfer in lieu thereof, and such taking renders the Leased Premises [or the Property] unsuitable in the reasonable judgment of Tenant for Tenant's Use, Tenant may terminate this Lease by notice to Landlord within thirty (30) days after such taking deprives Tenant of possession of any portion of the Leased Premises or of any other rights of Tenant under this Lease. Nothing contained herein shall prevent Landlord and Tenant from prosecuting claims in any condemnation proceedings for the values of their respective interests. Tenant shall have the exclusive right to claim any proceeds for the taking of Tenant's trade fixtures, equipment or personal property and for relocation expenses. Landlord acknowledges and agrees that any remediation of Hazardous Substances (hereinafter defined) that interferes with Tenant's Use shall be deemed to be a taking for purposes of this Section.

     Landlord represents and warrants that, at the Effective Date, it has no actual or constructive knowledge of any proposed condemnation or road or access changes or impairment to the visibility of the [Property or] Leased Premises including, but not limited to, restrictions, barriers or medians, overpasses, underpasses or bypasses, that would affect the [Property or] Leased Premises or Tenant's Use of any part of the [Property or] Leased Premises. In the event that, prior to the Commencement Date, any of the foregoing actions is proposed by any governmental or private authority, Tenant shall be under no obligation to commence or continue construction of its work on the Leased Premises, and Tenant shall have the option to (i) recover all rights, damages and awards pursuant to the appropriate provisions of this Section, or (ii) terminate this Lease with a reservation of its rights and remedies hereunder.

     27.  ASSIGNMENT OF TRANSFER.
          ----------------------

     (a)  LANDLORD.  No assignment or transfer of the Lease by Landlord shall be
          --------
binding on Tenant unless the assignee or transferee shall assume and agree to be bound by the terms of the Lease.

     (b)  TENANT.  Tenant shall have the (i) right to assign, sublet, license or
          ------
transfer any or all of its rights and privileges under the Lease provided that no such assignment, sublease, license or transfer shall operate to relieve Tenant of its obligations under the Lease, including the payment of Rent and other charges and (ii) unrestricted right to execute and deliver a mortgage, deed of trust, pledge and/or collateral assignment of the Lease as security for any indebtedness in any form whatsoever. Landlord hereby consents to such collateral assignment and agrees to execute any document required by Tenant's mortgagee to effect such transaction.

     28.  TENANT.  Tenant's customers shall have the exclusive right to park on
          ------
the portion of the parking area as crosshatched on Exhibit A during Tenant's regular business hours. Tenant shall have the right to place signs reading "Reserved Parking Tenant's Customers Only from 6:00 a.m. to 7:00 p.m." on such parking spaces if and when Tenant, exercising reasonable judgment, shall determine that other tenant's customers or employees are utilizing such spaces to the detriment of Tenant's business. Tenant shall have the right to enforce its exclusive parking rights under this paragraph by the ticketing and towing of cars.]

     29.  REPRESENTATIONS AND WARRANTIES.  Landlord represents and warrants:
          ------------------------------

     (a)  HAZARDOUS SUBSTANCES.  The [Property or] Leased Premises does not
          --------------------
presently contain and is free from all hazardous substances and/or wastes, toxic and nontoxic pollutants and contaminants including, but not limited to, petroleum products and asbestos (collectively, "Hazardous Substances").
                                                --------------------
Landlord has not received any notification from any federal, state, county or city agency or authority relating to Hazardous Substances, in or near the [Property or] Leased Premises. Neither party shall cause or permit any Hazardous Substances to be brought upon, kept or used in or about the [Property or] Leased Premises by such party, its agents, employees, contractors, invitees, tenants, subtenants or licensees without the prior written consent of the other party. Neither party shall unreasonably withhold its consent thereto as long as such party demonstrates to the other party's reasonable satisfaction that each such Hazardous Substance is necessary or useful to its business or to the business of its agents, employees, contractors, invitees, tenants, subtenants or licensees, and will be used, kept and stored in a manner that complies with all applicable federal, state and local environmental laws. If consented to, the requesting party shall promptly deliver to the other party true and complete copies of all notices received by such party from any governmental authority with respect to the generation, storage or disposal of such Hazardous Substances.

     (b)  LITIGATION.  There are no claims, causes of action or other litigation
          ----------
or proceedings pending or, to the best of Landlord's knowledge, threatened in respect to the ownership, operation or environmental condition of the [Property or] Leased Premises or any part thereof, except for claims which are fully insured and as to which the insurer has accepted defense without reservation.

     (c)  VIOLATION.  There are no violations of any health, safety, pollution,
          ---------
zoning or other laws, ordinances, rules or regulations with respect to any portion of the [Shopping Center or] Leased Premises which have not been heretofore entirely corrected. In the event Landlord has knowledge of any such violations, Landlord shall cure such violations prior to the Effective Date.

     (d)  ZONING.  The Shopping Center is currently zoned to allow the use of
          ------
the Leased Premises for Tenant's Use.

     30.  Freestanding: RIGHT OF FIRST LEASE; RIGHT OF FIRST REFUSAL.
          ----------------------------------------------------------

     (a) If Landlord desires to accept a bona fide offer ("Lease Offer") to lease the Leased Premises or any portion thereof for a term commencing on or after the expiration of this Lease or to lease any portion of the premises adjacent to the Leased Premises, Landlord shall notify Tenant and Tenant shall have a right of first lease to lease the Leased Premises and/or the adjacent premises upon the ten-ns and conditions of the Lease Offer.

     (b) Tenant shall have the right to purchase the Leased Premises on the same terms and conditions as those of any bona fide offer received by and acceptable to Landlord. Prior to making any sale or any agreement to sale, Landlord shall notify Tenant in writing of the terms and conditions of such offer and Tenant, within 30 days after receipt of such notice, may exercise this right by written notice to Landlord.


     [31. In-Line: RIGHT OF FIRST LEASE. If Landlord desires to accept a bona fide offer ("Lease Offer") to lease the Leased Premises or any portion thereof for a term commencing on or after the expiration of this Lease or to lease any portion of the premises adjacent to the Leased Premises, Landlord shall notify Tenant and Tenant shall have a right of first lease to lease the Leased Premises and/or the adjacent premises upon the terms and conditions of the Lease Offer.]


     32.  INDEMNIFICATION.
          ---------------

     (a) Landlord hereby indemnities and holds Tenant, Tenant's nominees, officers, directors, agents, employees, successors and assigns harmless from and against any and all claims, demands, liabilities, and expenses, including attorneys' fees and litigation expenses, arising from (i) the negligence or wilful acts of Landlord or its agents, employees, or contractors occurring on [the Leased Premises or] the Property or (ii) the presence of hazardous substances or materials on [the Leased Premises or] the Property, except to the extent caused by Tenant's negligence or wilful misconduct. In the event any action or proceeding shall be brought against Tenant by reason of any such claim, Landlord shall defend the same at Landlord's expense by counsel selected by Tenant.

     (b) Tenant hereby indemnities and holds Landlord, Landlord's nominees, officers, directors, agents, employees, successors and assigns harmless from and against any and all claims, demands, liabilities, and expenses, including attorneys' fees and litigation expenses, arising from the negligence or wilful acts of Tenant or its agents, employees, or contractors occurring on [the Leased Premises or] the Property, except to the extent caused by Landlord's negligence or wilful misconduct. In the event any action or proceeding shall be brought against

Landlord by reason of any such claim, Tenant shall defend the same at Tenant's expense by counsel selected by Landlord.

     33.  MISCELLANEOUS.
          -------------

     (a) If either party is delayed or prevented from performing any of its obligations under this Lease by reason of strike, lockouts, labor troubles, failure of power, riots, insurrection, war, acts of God or any other cause beyond such party's control, the period of such event or such prevention shall be deemed added to the time period herein provided for the performance of any such obligation by the applicable party.

     (b) This Lease contains the entire agreement between the parties. No modification, alteration or amendment of the Lease shall be binding unless in writing and executed by the parties.

     (c) The representations, warranties and indemnities contained in this Lease shall survive the termination or expiration of this Lease.

     (d) Landlord acknowledges that any plans or specifications of Tenant and Tenant's trademarks and service marks, including, without limitation are the sole property of Tenant, and Landlord shall not have any rights to same.

     (e) Each party hereto has reviewed and revised (or requested revisions of) this Lease, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Lease or any Exhibits hereto.

     (f) Time is of the essence of this Lease and each provision; provided, however, if the final (but not any interim) date of any period set forth herein falls on a Saturday, Sunday or legal holiday under the laws of the United States of America, the final date of such period shall be extended to the next business day.

     (g) Landlord agrees to pay all commissions due in connection with the execution of this Lease.

     (h) his Lease shall be governed by and construed and interpreted in accordance with the laws of the state in which the Shopping Center is located.

     (i) This Lease is contingent upon Tenant obtaining the requisite senior management and Board of Director approval of this Lease and the Leased Premises for Tenant's Use.

     (j) Landlord and its agents, representatives, employees, partners, officers and directors will not disclose the subject matter or terms of the transaction contemplated by this

Lease unless prior written consent to such disclosure is obtained from Tenant, which consent may be withheld at Tenant's sole discretion.

     (k) Landlord agrees that upon its execution of this Lease, neither it nor its agents or employees shall (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitation by third parties relating to the Leased Premises or any part thereof, (ii) fail to immediately notify Tenant if any third party attempts to initiate any such solicitation, discussion, or negotiation with Landlord and (iii) enter into any agreement with any third party with respect to the Leased Premises or any part thereof.

     (l) The offer to lease set forth in this Lease must be accepted by Landlord by the delivery of fully executed duplicate originals of this Lease to Tenant by no later than _____________, ___.m., on _________________, ___,
19___; otherwise, this offer may, at Tenant's sole option, be terminated and be of no further force or effect.

     IN WITNESS WHEREOF, Landlord has caused this Addendum to Lease to be executed and sealed this ___ day of______________, 199___.

WITNESSES:                              LANDLORD

_______________________________         ________________________________________

_______________________________         By:_____________________________________
                                           Name:________________________________
                                           Title:_______________________________

     IN WITNESS WHEREOF, Tenant has caused this Addendum to Lease to be executed and sealed this ___ day of ________________, 199___.

WITNESSES:                                   LANDLORD

_______________________________________      ___________________________________

_______________________________________      By:________________________________
                                                Name:___________________________
                                                Title:__________________________

                                   EXHIBIT A
                                   ---------


                     SITE PLAN AND LEGAL DESCRIPTION OF THE
                      LEASED PREMISES [OR SHOPPING CENTER]
                      ------------------------------------

                                   EXHIBIT B
                                   ---------


                       LEASE PLAN OF THE LEASED PREMISES
                       ---------------------------------

                                   EXHIBIT C
                                   ---------

                                 LANDLORD WORK
                                 -------------


     The Landlord shall, at its sole cost and expense, deliver the Leased Premises in standard "vanilla shell" condition and shall complete the following in a workmanlike manner, conforming with the Tenant's plans and specifications and all local, state, national codes and UL and NFPA requirements, where applicable:

     Electrical Service -120/208 volts, 3-Phase, 4 wire; 200 amp service installed at location as specified by Tenant.

     Water Service - 1" domestic water line from local main to Leased Premises; meter and backflow device located as specified by Tenant.

     Gas Service - install adequate gas line and meter at rear of building supplying not less than 700 CFH; meter location as specified by Tenant.

     Building Sanity Sewer - 4" sanitary sewer line from the Leased Premises to the authorized main sewer; sewer stub at location specified by Tenant.

     Fire Sprinkler -provide and install NFPA, UL and code approved fire protection system.

     Telephone Conduit -provide and install 2" telephone conduit, stubbed at Tenant's specified location.

     HVAC System -provide and install a minimum of 1 ton per 150 s.f. or provide allowance of $1500 per ton for same.

     Drywall and Ceiling System - provide and install standard 2' x 4' exposed ceiling grid with standard grade lay-in ceiling tile. Provide and install standard 5/8" drywall at demising walls and vinyl-coated drywall in service and kitchen area.

     Restrooms - provide functional handicap bathrooms as required by local codes and ADA requirements; include janitor's closet or mop sink.

                                   EXHIBIT F
                                   ---------

                            FINANCED AREA DEVELOPER
                            PROGRAM LOAN AGREEMENT
                            ----------------------

                            SECURED LOAN AGREEMENT
                            ----------------------


     THIS SECURED LOAN AGREEMENT (the "Agreement") is made and entered into as of the ___ day of ____________, 1996 between Einstein/Noah Bagel Corp., a Delaware corporation (the "Company"), and ______________________, a Delaware limited liability company ("DEVELOPER").

                               R E C I T A L S:
                               ---------------

     The Company and DEVELOPER have entered into an area development agreement (as amended from time to time, the "Development Agreement") pursuant to which DEVELOPER is required to establish and operate up to ____________ bagel stores (the "Stores") in the area specified in the Development Agreement (the "Development Area") in compliance with a development schedule set forth therein and to enter into individual franchise agreements (each a "Franchise Agreement") for such specific Stores. In order to facilitate the development of the Stores, DEVELOPER desires to borrow up to $____________ from the Company, and the Company desires to make such loan to DEVELOPER, upon the terms and subject to the conditions set forth herein.

                                   COVENANTS
                                   ---------

     In consideration of the mutual representations, warranties, and covenants set forth herein, and in consideration of any advances made hereunder to or for the benefit of DEVELOPER by Company, the parties hereto agree as follows:


                                   ARTICLE I
                                   ---------

                                   THE LOAN
                                   --------

     1.1  THE LOAN.  The Company agrees, on the terms and subject to the
          --------
conditions hereinafter set forth, including without limitation the conditions to loan advances set forth in Article III hereof, to advance at any time and from time to time during the period commencing on the date hereof and ending on the last day of the ____________ Retail Period (as defined in Section 1.7 below) in the Company's fiscal year 199_ (the "Draw Loan Termination Date"), amounts requested by DEVELOPER in an aggregate principal amount not to exceed $________________ (the "Loan"). Each advance of the Loan shall be in a minimum amount of $100,000 and shall be made by wire transfer of Company to the account of DEVELOPER or by regular check of Company payable to DEVELOPER and forwarded to DEVELOPER by overnight air express to its address as set forth herein for delivery on the next regular business day. The Loan shall be evidenced by a promissory note (the "Note") of even date herewith in the form attached hereto as Exhibit A.

     1.2  PURPOSES OF THE LOAN.  Proceeds of the Loan shall be used by DEVELOPER
          --------------------
to pay fees and make payments to the Company, to fund Store operating costs, to fund general corporate overhead, to pay fees to __________________ pursuant to the Support Services Agreement (as each such term is defined in Section 6.3 hereof), to provide general working capital for DEVELOPER, and to finance the purchase, design, construction and equipment of Stores in the Development Area pursuant to and in accordance with the Development Agreement.

     1.3  MAXIMUM PRINCIPAL BALANCE; ADDITIONAL LOAN AMOUNT.
          -------------------------------------------------

          (a) The aggregate outstanding principal balance of the Loan shall at no time exceed $____________, less the principal amount of conversions under Section 1.9 and option exercises under Section 1.10 (the "Maximum Principal Balance").

          (b) In the event that Einstein Bros. Equity Funding, L.L.C. (the "Fund") exercises all or a portion of either or both of the options ("Additional Unit Options") to purchase up to an additional ____________ Units of DEVELOPER in the aggregate as provided in the unit purchase agreement as of even date herewith by and between DEVELOPER and the Fund ("Unit Purchase Agreement"), the Maximum Principal Balance may be increased by the Company at the Company's option by an amount to be determined by the Company in its sole discretion not to exceed four times the total proceeds received by DEVELOPER upon any exercise by the Fund of all or a portion of either or both of the Additional Unit Options ("Additional Loan Amount").

          (c) In the event and each time that the Company increases the Maximum Principal Balance as provided in Section 1.3(b) above, DEVELOPER shall execute a new promissory note, substantially in the form of the Note, reflecting the Maximum Principal Balance under Section 1.3(b) plus the Additional Loan Amount ("New Note"). Such New Note shall provide that the Conversion Price (as defined in the Note) for purposes of converting the Additional Loan Amount pursuant to Section 1.9 hereof or exercising the Option for the Additional Loan Amount pursuant to Section 1.10 hereof shall be $1.12 per Voting Unit, and all references in this Agreement, the Pledge Agreements (as defined in Section 2.2 hereof) and Security Instruments (as defined in Section 2.4 hereof) to the Note shall thereafter be references to the New Note.

          (d) As used in all other sections of this Agreement (including in Sections 1.10 and 5.9 hereof), the term "Maximum Principal Balance" shall mean $__________ plus, in the event that all or any portion of either or both of the Additional Unit Options has been exercised, the Additional Loan Amount less the dollar amount of all previous conversions under Section 1.9 hereof and exercises of the Option under Section 1.10 hereof.

     1.4  THE LOAN ACCOUNT.  The Company shall maintain a loan account on its
          ----------------
books in which shall be recorded all advances under the Loan (collectively, "Advances") made by Company to DEVELOPER pursuant to this Agreement, and all payments made by DEVELOPER with respect to the Loan; provided, however, that failure to maintain such account or record any advances therein shall not relieve DEVELOPER of its obligations to repay the outstanding principal amount of the Loan, all accrued interest thereon, and any amount payable with respect thereto in accordance with the terms of this Agreement and the Note.

     1.5  INTEREST RATE.
          -------------

          (a) Interest shall accrue daily on the aggregate outstanding principal balance of the Loan, for the period commencing on the date the Loan is made until the Loan is paid in full, at a per annum rate equal to the rate designated and announced by Bank of America Illinois or its successor in interest (the "Bank") from time to time as its "reference rate" in effect at its principal office in Chicago, Illinois, plus 1%. The interest rate shall be adjusted, from time to time, on the same day on which the Bank adjusts its "reference rate." Interest on the outstanding principal amount of the Loan shall be payable in arrears on the dates set forth herein and at maturity (whether at stated maturity, by acceleration or otherwise).

          (b) Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

          (c) Any principal payment due under the Note not paid when due, whether at stated maturity, by notice of repayment, by acceleration or otherwise, shall, to the extent permitted by applicable law, thereafter bear interest (compounded monthly and payable upon demand) at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement in respect of such principal amount until such unpaid amount has been paid in full (whether before or after judgment).

     1.6  PAYMENT OF INTEREST.  During the Interest Payment Period (as defined
          -------------------
below) DEVELOPER shall pay to the Company interest only on the outstanding principal balance of the Loan on the first day of each Retail Period. The "Interest Payment Period" shall mean the period commencing on the first day of the Retail Period immediately following the first Retail Period in which DEVELOPER initially draws on the Loan under this Agreement and continuing through and including the Draw Loan Termination Date. Thereafter DEVELOPER shall pay principal and interest as provided in Section 1.7 hereof.

     1.7  REPAYMENT OF THE LOAN.  If not earlier paid, or if not accelerated for
          ---------------------
payment, the outstanding principal amount of the Loan shall, at the close of business on the Draw Loan Termination Date, thereafter become an amortized term loan payable as follows: the principal balance of the Loan shall be payable to the Company in 65 substantially equal periodic installments of principal (the amount of which periodic installments of principal shall be determined at the close of business on the Draw Loan Termination Date based on a schedule amortizing such outstanding principal balance of the Loan as of such date in 130 substantially equal periodic installments of principal), plus accrued but unpaid interest, on the first day of each of the Company's 13 consecutive four-week accounting periods used for accounting purposes (each a "Retail Period"), commencing on the first day of the ____________ Retail Period in the Company's fiscal year 19__ and continuing until the first day of the ____________ Retail Period in the Company's fiscal year 20__, when the entire remaining principal balance of the Loan and all interest accrued thereon shall be due and payable.

     1.8  TERM OF THIS AGREEMENT.  This Agreement and all covenants and
          ----------------------
agreements of the Company hereunder shall be effective ____________, 1996 ("Closing Date") and shall continue in effect until the last to occur of (i) the exercise, expiration, or other termination of all remaining option rights granted in Section 1.10 hereof, (ii) the exercise, expiration, or other termination of all of the remaining conversion rights granted in Section 1.9 hereof, (iii) the date on which there is no amount (principal or interest) remaining outstanding under the Note and (iv) the date on which the Company no longer has an obligation to make any Advances hereunder if DEVELOPER were to make a valid request for an Advance pursuant to and in accordance with Article III hereof.

     1.9  CONVERTIBILITY.
          --------------

          (a) On the terms and subject to the conditions set forth in the Note, any portion of the outstanding principal balance of the Loan is convertible at the election of the holder of the Note into Voting Units (as defined in the DEVELOPER's limited liability company agreement dated ____________, 199__, as amended and as it may be further amended from time to time (the "LLC Agreement")) of DEVELOPER at any time and from time to time after both of the following have occurred: (i) the second anniversary of the Closing Date, and (ii) such time as DEVELOPER has completed not less than 80% of the Development Schedule set forth in the Development Agreement, and up to the later of (x) the date on which DEVELOPER has properly repaid the outstanding principal balance of the Loan and all accrued interest thereon in full or (y) the first day of the ____________ Retail Period in the Company's fiscal year 20__; provided, however, that nothing herein shall impair, restrict or prohibit the exercise of remedies, including exercise of the conversion right, under Section 8.2 hereof upon the occurrence of a Default. Upon such conversion, that portion of principal so converted shall be deemed to be paid in full. Conversion of any portion of the principal balance of the Loan shall not relieve DEVELOPER of its obligation to pay any accrued but unpaid interest to the date of conversion on the portion of the principal balance of the Loan so converted. In no event shall interest be convertible into Voting Units in DEVELOPER.

          (b) Upon any conversion under this Section 1.9, the Company's obligation to make additional Advances to DEVELOPER under this Agreement shall be reduced by an amount equal to the amount of the principal balance of the Loan so converted.

     1.10 OPTION.
          ------

          (a) The Company shall have the option, at any time and from time to time after both of the following have occurred: (i) the second anniversary of the Closing Date, and (ii) such time as DEVELOPER has completed not less than 80% of the Development Schedule set forth in the Development Agreement, and up to the later of (x) the date on which DEVELOPER has properly repaid the outstanding principal balance of the Loan and all accrued interest thereon in full or (y) the first day of the ____________ Retail Period in the Company's fiscal year 20__, to purchase at the Conversion Price (as defined in the Note) up to that number of Voting Units equal to (A) the Option Amount, divided by (B) the Conversion Price (the "Option"); provided, however, that nothing herein shall impair, restrict or prohibit the exercise of remedies, including exercise of the Option, under
     Section 8.2 hereof upon the occurrence of a Default.  For purposes of this
     Section 1.10, the Option Amount shall mean the Maximum Principal Balance less the dollar amount of the outstanding principal balance of the Loan (whether such amount is the result of a reduction in principal due to the repayment of the Loan or the failure by DEVELOPER to request Advances hereunder or otherwise) on the date the Company notifies DEVELOPER of its intention to exercise the Option.

          (b) Upon exercise of any portion of the Option under this Section 1.10, the Company's obligations to make additional Advances to DEVELOPER under this Agreement shall be reduced by an aggregate amount equal to the amount paid upon such option exercise.

          (c) In case of any reclassification or change of outstanding Units (as defined in the LLC Agreement), or in case of any consolidation or merger of DEVELOPER with or into any partnership, corporation, or other entity (other than a merger in which DEVELOPER is the surviving entity and which does not result in any reclassification or change of outstanding Units, other than a change in number of Units issuable upon exercise of the Option) or in case of any sale or conveyance to any partnership, corporation, or other entity of the property of DEVELOPER as an entirety or substantially as an entirety, then the holder of the Note shall have the right thereafter to exercise the Option for the kind and amount of units and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, or conveyance by a holder of the number of Voting Units of DEVELOPER issuable upon exercise of the Option immediately prior to such reclassification, change, consolidation, merger, sale, or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

     1.11 ONE OBLIGATION.  All Advances made hereunder, and all interest accrued
          --------------
thereon, shall constitute one obligation of DEVELOPER secured by the security interests granted by this Agreement and by all other security interests, liens, claims, and encumbrances from time to time hereafter granted to the Company by DEVELOPER.

     1.12 CREDIT RESOURCES.  DEVELOPER acknowledges that the Company has
          ----------------
informed it that the Company does not currently and may not from time to time in the future have cash, cash equivalents, and credit resources sufficient to permit the Company to necessarily make all requested Advances under this Agreement and all other similar agreements with its financed area developers and franchisees while maintaining sufficient working capital for the Company's operating needs. DEVELOPER agrees that in the event the Company shall fail to fund the Loan as and to the extent required hereby solely as a result of the unavailability to the Company of cash and/or credit resources to fund the Loan and not as a result of any failure of DEVELOPER to satisfy the conditions precedent to Advances or of the occurrence of a Default or Event of Default hereunder (a "Funding Default"), such Funding Default shall not (a) constitute fraud (by any person or entity, including the Company and its successors and assignees) or (b) give rise to any liability of any person or entity (other than the Company and its successors and assignees) in any other tort, and DEVELOPER further agrees that it shall be limited to its remedies in contract and in a non-fraud tort action against the Company. The Company and DEVELOPER agree that this Section 1.12 shall not diminish or otherwise affect in any way the amount of damages for which the Company may be liable to DEVELOPER in a contract or non-fraud tort action for a Funding Default.

     1.13 PAYMENT METHOD; AUTHORIZATION TO ADVANCE FOR LIMITED PURPOSES.
          -------------------------------------------------------------

          (a) All payments to be made by DEVELOPER hereunder shall be made in lawful money of the United States, in immediately available funds, without set off, counterclaims, deduction or withholding of any type.

          (b) So long as funds are still available to be drawn by DEVELOPER hereunder, and DEVELOPER is not in Default under this Agreement, DEVELOPER hereby authorizes the Company (i) to make daily Advances on behalf of DEVELOPER under this Agreement in accordance with the Company's customary practices and procedures solely to provide funds to DEVELOPER to cover payables, intercompany charges and other charges previously approved by DEVELOPER regardless of whether the DEVELOPER has specifically requested such Advance and without waiver of any of the Company's rights hereunder, and (ii) to make Advances under the Loan from time to time solely to pay interest on the Loan if and only if DEVELOPER does not pay interest when due hereunder. In the event that the Company makes any such daily Advances, DEVELOPER agrees to deliver to the Company, every two calendar weeks, a certificate of DEVELOPER in the form attached hereto as Exhibit B, which shall be signed by a duly authorized officer of the manager of DEVELOPER.

                                  ARTICLE II
                                  ----------

                            SECURITY AND COLLATERAL
                            -----------------------

     2.1  SECURITY INTEREST.  To secure payment and performance of DEVELOPER's
          -----------------
obligations hereunder and under the Note, and any and all other indebtedness, obligations or liabilities of any kind of DEVELOPER to the Company, whether now existing or hereafter arising, direct or indirect, absolute or contingent, joint and/or several, arising by operation of law or otherwise, DEVELOPER hereby grants to the Company a continuing security interest in and to the following property and interests in property, whether now owned or hereafter acquired by DEVELOPER and wheresoever located:

          (a) all of DEVELOPER's real estate, accounts, equipment (including, but not limited to machinery, furniture, fixtures, tools, vehicles, and other tangible property), inventory, leasehold improvements, contract rights (including its rights as lessee under all leases of real property), general intangibles, deposit accounts, tax refunds, chattel paper, instruments, notes, letters of credit, documents, and documents of title, capital stock or other ownership interests of all Subsidiaries (as defined in Section 6.11 hereof) and all shares of common stock of the Company owned by DEVELOPER;

          (b)  all insurance proceeds of or relating to any of the foregoing;

          (c) all of DEVELOPER's books, records, and computer programs and data relating to any of the foregoing; and

          (d) all accessories and additions to, substitutions for, and replacements, products, and proceeds of, any of the foregoing (all of the foregoing, and all of the security described in Sections 2.2 and 2.3, being referred to collectively as the "Collateral").

     2.2  PLEDGE OF UNITS.  In addition to the security interest in the
          ---------------
Collateral, DEVELOPER's obligations hereunder and under the Note and all other obligations of DEVELOPER to Company shall be secured by the security interest created pursuant to a unit pledge agreement between the Company and all of the members of DEVELOPER holding Voting Units, other than the Fund (the "Members"), substantially in the form attached hereto as Exhibit C (the "Unit Pledge Agreement").

     2.3  SUBSIDIARY SECURITY DOCUMENTS.  DEVELOPER shall cause each person or
          -----------------------------
entity becoming a Subsidiary of DEVELOPER from time to time to execute and deliver to the Company, within five days after such person or entity becomes a Subsidiary, a security agreement substantially in the form attached hereto as Exhibit D, together with all financing statements and other related documents (including real estate mortgages) as the Company may request and such closing documents with respect to such Subsidiary of the type described in Article VII as the Company may request, sufficient to grant to the Company liens and security interests in all assets of each Subsidiary of the type described in Section 2.1. DEVELOPER shall from time to time execute and deliver to the Company, within five days after a person or entity becomes a Subsidiary of DEVELOPER, a pledge agreement substantially in the form of Exhibit C, pursuant to which DEVELOPER shall grant a security interest in favor of the Company in and to all shares of capital stock (or other equity interests) of such Subsidiary, together with the stock certificates evidencing such stock ownership (or other evidence of ownership) and accompanied by a stock power (or equity assignment) executed in blank. Any such pledge agreements executed by DEVELOPER and security agreements and other documents executed by a Subsidiary of DEVELOPER from time to time shall be included in the term "Security Instruments" used herein and the stock and assets of such Subsidiary covered by such Security Instruments shall be included in the term "Collateral" used herein.

     2.4  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS
          ---------------------------------------------------------------
THEREIN.
- -------

          (a) DEVELOPER shall execute and deliver to the Company, concurrently with the execution of this Agreement, and shall execute and deliver or cause any Subsidiary of DEVELOPER to execute and deliver to the Company at any time or times hereafter at the request of the Company or the Agent (as defined in Section 2.5 below), all financing statements or other documents, including mortgages on real estate owned by DEVELOPER or its Subsidiaries and Subsidiary security agreements (the "Security Instruments") (and pay the cost of filing or recording the same in all public offices deemed necessary by the Company), as the Company or the Agent may request, in forms satisfactory to the Company, and take all further action that the Company or the Agent may request, or which may be reasonably necessary or desirable, to perfect and keep perfected the security interest in the Collateral granted by DEVELOPER to the Company, to create and perfect the security interests in the assets of any Subsidiaries of DEVELOPER provided in Section 2.3 hereof, or otherwise to protect and preserve the Collateral and the Company's security interest therein. Should DEVELOPER fail to do so, the Company is authorized to sign any such Security Instruments as DEVELOPER's agent.

          (b) DEVELOPER will furnish to the Company from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Company may reasonably request, all in reasonable detail.

          (c) DEVELOPER shall notify the Company, within five days after the occurrence thereof, of the acquisition of any property by DEVELOPER that is not subject to the existing liens and security interests, in favor of the Company, of any person or entity's becoming a Subsidiary, and of any other event or condition that may require additional action of any nature in order to create, preserve, or perfect the liens and security interests of the Company.

     (d) DEVELOPER shall, and shall cause each Subsidiary to, cause all tangible Collateral to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual.

     2.5  ALTERNATE SECURITY AND UNIT PLEDGE AGREEMENTS.  If requested by the
          ---------------------------------------------
Company in order for the transactions contemplated by this Agreement to comply with the limitations and restrictions of any applicable agreement between the Company and its lender or between its lender and its lender's banks and any bank designated as agent for its lender's banks ("Agent"), as amended from time to time, or to obtain a waiver therefrom, DEVELOPER hereby agrees that a security interest as referred to in Section 2.1 hereof, a pledge of Units as referred to in Section 2.2 hereof, and the additional security interests described in Sections 2.3 and 2.4 hereof may be granted directly to the Company's lender or to the Agent in lieu of or in addition to such grants to the Company, in which event appropriate alterations may be made to this Article II and to the forms of the other Security Agreements, and references herein to such security, pledges, and deliveries thereof to the Company may be deemed to refer to the Agent, as appropriate.


                                  ARTICLE III
                                  -----------

                            CONDITIONS TO ADVANCES
                            ----------------------

     Notwithstanding any other provisions contained in this Agreement, the Company's obligations to make any Advance (including an initial Advance) provided for in Section 1.1 shall be conditioned upon the following:

     3.1  NO MATERIAL ADVERSE CHANGE.  No material adverse change, as determined
          --------------------------
by the Company in its sole discretion, in the financial condition, results of operations, assets, or business of DEVELOPER, shall have occurred at any time or times subsequent to the date thereof.

     3.2  NO DEFAULT.  Neither a Default (as that term is defined in Article
          ----------
VIII hereof) nor any event which, through the passage of time or the service of notice or both, would mature into a Default (an "Event of Default") shall have occurred and be continuing.

     3.3  REPRESENTATIONS AND WARRANTIES.  The representations and warranties
          ------------------------------
contained in Article IV hereof and in the Unit Pledge Agreement and the other Security Instruments shall be true and correct on and as of the date such Advance is made.

     3.4  SUPPORT SERVICES AGREEMENT; DEVELOPMENT SCHEDULE.  DEVELOPER shall be
          ------------------------------------------------
in compliance with the terms of the Support Services Agreement and with the Development Schedule (as defined in the Development Agreement).

     3.5  OTHER REQUIREMENTS.  The Company shall have received, in form and
          ------------------
substance satisfactory to it, all certificates, consents, affidavits, schedules, instruments, and other doc uments which DEVELOPER is obligated to provide to the Company hereunder or which the Company may at any time reasonably request.

     3.6  ADVANCE REQUEST.  Other than the initial Advance, the Company shall
          ---------------
have received, at least five business days prior to the day an Advance is to be made hereunder, (i) a certificate of DEVELOPER in the form attached hereto as Exhibit E, which shall be signed by the chief operating officer, chief financial officer or other officer of the manager of DEVELOPER that the Company deems appropriate, and (ii) copies of all other documents required to be delivered to Company under Section 5.1 below or otherwise reasonably requested.


                                  ARTICLE IV
                                  ----------

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     DEVELOPER represents and warrants that:

     4.1  FINANCIAL STATEMENTS.  The financial statements to be furnished to the
          --------------------
Company or the Agent in accordance with Section 5.1 below will be prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved, and will fairly present the financial condition of DEVELOPER and its Subsidiaries at the dates thereof and its results of operations for the periods indicated (subject, in the case of financial statements covering less than one full fiscal year, to normal recurring year-end adjustments).

     4.2  MEMBER UNITS.  DEVELOPER has previously furnished to the Company a
          ------------
true and correct copy of the certificate of formation of DEVELOPER and the LLC Agreement, including in each case all amendments thereto through the date of this Agreement. The holders of record (and beneficial owners, if any) of Units in DEVELOPER, and the number of Units owned of record by each such holder and beneficially owned by each such beneficial owner, are set forth on Exhibit A to the LLC Agreement, and the number of Units set forth on such Exhibit A constitute 100% of the issued and outstanding ownership interests in DEVELOPER. Except for the Additional Unit Options and except for options granted under DEVELOPER's 1996 Unit Option Plan and except as otherwise provided herein and in the Note, there are no outstanding options, warrants, rights, contracts or agreements of any kind for the issuance or sale of any Units or for the issuance or sale of any other member interests or obligations of DEVELOPER or for the purchase of any of its member interests.

     4.3  NO MATERIAL ADVERSE CHANGE.  Since the date hereof, there has been no
          --------------------------
material adverse change in the financial condition, results of operations, assets, or business of DEVELOPER and its Subsidiaries, taken as a whole.

     4.4  NO PENDING MATERIAL LITIGATION OR PROCEEDINGS.  There are no actions,
          ---------------------------------------------
suits, investigations or proceedings pending or, to the knowledge of DEVELOPER or its Subsidiaries, threatened against or affecting DEVELOPER or its Subsidiaries or the business or properties of DEVELOPER or its Subsidiaries, in any court or before or by any governmental department, commission, board, agency or instrumentality, or any arbitrator. Neither DEVELOPER nor any of its Subsidiaries is in default with respect to any order, writ, injunction, or decree of any court or arbitrator or governmental agency.

     4.5  VALID ORGANIZATION; DUE AUTHORIZATION; VALID AND BINDING AGREEMENT.
          ------------------------------------------------------------------

          (a) DEVELOPER is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with power and authority to enter into and perform this Agreement and to issue the Note and incur the indebtedness to be evidenced thereby. DEVELOPER is qualified to do business and is in good standing in the States of ______________________ and in each additional jurisdiction in which failure to so qualify could have a material adverse affect on its property, business, operations, or prospects.

          (b) This Agreement, the Note and the Accounting and Administration Services Agreement in the form attached hereto as Exhibit G have each been duly authorized by all required action on the part of DEVELOPER, and each of this Agreement, the Note and the Accounting and Administration Services Agreement has been duly executed and delivered by DEVELOPER and constitutes the legal, valid, and binding obligation of DEVELOPER enforceable in accordance with its terms.

          (c) The execution and delivery of this Agreement and the Note and the performance by DEVELOPER of its obligations hereunder and thereunder are not in contravention of any law, rule or regulation, including without limitation Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System, and will not conflict with or result in any breach of any of the provisions, or constitute a default under or result in the creation or imposition of any lien or encumbrance (except as expressly provided herein) upon any of the property of DEVELOPER pursuant to any of the provisions of the certificate of formation of DEVELOPER or the LLC Agreement or any agreement or instrument to which DEVELOPER is a party or by which it or its assets is bound.

          (d) No consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other person, which has not been obtained or taken, is required for the execution and delivery of, or the performance by DEVELOPER of its obligations under, this Agreement or the Note.

     4.6  CONDUCT OF BUSINESS.  Since their inception, DEVELOPER and each
          -------------------
Subsidiary has conducted its business and operations in a manner consistent with that of a franchisee of Company and has not engaged in any business other than the business of establishing, opening, and operating Stores.

     4.7  ABSENCE OF MATERIAL LIABILITIES.  Neither DEVELOPER nor any Subsidiary
          -------------------------------
has any material liabilities or obligations, either accrued, absolute, contingent, or otherwise, except (a) as set forth in its most recent unaudited balance sheet, (b) normal liabilities and obligations incurred in the ordinary course of business since the date of its most recent unaudited balance sheet,
(c) those assumed from the Company in and pursuant to that certain Asset Purchase Agreement of even date herewith, and (d) obligations under contracts and agreements entered into in the ordinary course of business.

     4.8  TAX MATTERS.
          -----------

          (a) DEVELOPER and its Subsidiaries have filed all federal, state, and local tax returns which are required to be filed, except for extensions duly obtained, and has paid, or made provisions for the payment of, all taxes which have become due pursuant to such returns or pursuant to any assessment received by DEVELOPER or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

          (b) DEVELOPER will be classified for tax purposes as a partnership within the meaning of Section 7701(a)(2) of the Internal Revenue Code of 1986, as amended ("Code"), and DEVELOPER is not a "publicly traded partnership" within the meaning of Section 7704 of the Code.

     4.9  OWNERSHIP OF COLLATERAL; SECURITY INTEREST PRIORITY.  At the time any
          ---------------------------------------------------
Collateral becomes subject to a security interest of the Company hereunder, unless the Company shall otherwise consent, (a) DEVELOPER or a Subsidiary shall be the lawful owner of such Collateral and have the right and authority to subject the same to the security interest of the Company, (b) none of the Collateral shall be subject to any lien or encumbrance other than that in favor of the Company (and other than federal and state securities law restrictions on shares of the Company's common stock), and (c) there shall be no effective financing statement covering any of the Collateral on file in any public office, other than in favor of the Company. This Agreement creates in favor of the Company a valid and perfected first-priority security interest in the Collateral enforceable against DEVELOPER or its Subsidiary, as the case may be, and all third parties and secures the payment of DEVELOPER's obligations hereunder and under the Note, and all other obligations of DEVELOPER to the Company, whether now existing or hereafter arising, and all filings and other actions necessary or desirable to create, preserve, or perfect such security interest have been duly taken. Notwithstanding the foregoing provisions of this Section 4.9, clause (b) and (c) and the immediately preceding sentence of this Section 4.9 shall not be inaccurate by reason of any purchase money security interest (including pursuant to a financing lease) in any equipment for DEVELOPER's Stores.

     4.10 LOCATION OF OFFICES, RECORDS, AND FACILITIES.  DEVELOPER's chief
          --------------------------------------------
executive office and chief place of business and the office where DEVELOPER keeps its records concerning its accounts, contract rights, chattel papers, instruments, general intangibles, and other obligations arising out of or in connection with the operation of its business or otherwise ("Receivables"), and all originals of all leases and other chattel paper which evidence Receivables, are located in the State of _____________, at the address of DEVELOPER set forth in Section 9.4 hereof (as such address may be changed from time to time in accordance therewith). The federal tax identification number of DEVELOPER is ________________. The name of DEVELOPER is "_________________________" and
DEVELOPER operates under no other names other than the name Einstein Bros. Bagels on its Stores pursuant to and in accordance with any applicable Franchise Agreement with the Company.

     4.11 LOCATION OF INVENTORY, FIXTURES, MACHINERY, AND EQUIPMENT.
          ---------------------------------------------------------

          (a) All Collateral consisting of inventory, fixtures, machinery, or equipment is located within the Development Area and at no other locations without the prior written consent of the Company.

          (b) If the Collateral described in clause (a) is kept at leased locations, DEVELOPER has used its best efforts to obtain appropriate landlord lien waivers or subordination satisfactory to the Company, unless such has been waived in writing by the Company for the particular instance.

          (c) If the Collateral described in clause (a) is warehoused, DEVELOPER has sent appropriate warehousemen's notices, each reasonably satisfactory to the Company, unless such has been waived by the Company for the particular instance.

     4.12 INVESTMENT COMPANY ACT.  DEVELOPER is not an "investment company", or
          ----------------------
a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     4.13 PUBLIC UTILITY HOLDING COMPANY ACT.  DEVELOPER is not a "holding
          ----------------------------------
company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.14 SUBSIDIARIES.  DEVELOPER has no Subsidiaries as of the date of this
          ------------
Agreement.

                                   ARTICLE V
                                   ---------

                             AFFIRMATIVE COVENANTS
                             ---------------------

     DEVELOPER covenants and agrees that so long as this Agreement remains in effect:

     5.1  FINANCIAL STATEMENTS.
          --------------------

          (a) DEVELOPER shall cause to be furnished to the Company and, at the Company's request, to the Company's lender or to the Agent: (i) as soon as practicable and in any event within 20 days after the end of each interim fiscal quarter, statements of income and cash flows of DEVELOPER and its Subsidiaries for such period and for the period from the beginning of the then current fiscal year to the end of such quarter and a balance sheet of DEVELOPER and its Subsidiaries as of the end of such quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, certified as accurate by the chief financial officer or treasurer of the manager of DEVELOPER, subject to changes resulting from normal, recurring year-end adjustments; (ii) as soon as practicable and in any event within 60 days after the end of each fiscal year, statements of income and cash flows of DEVELOPER and its Subsidiaries for such year, and a balance sheet of DEVELOPER and its Subsidiaries as of the end of such year, setting forth in each case, in comparative form, corresponding figures for the preceding fiscal year and as of the end of the preceding fiscal year, audited by independent certified public accountants selected by the Company and reasonably satisfactory to DEVELOPER; and (iii) as soon as practicable (but in any event not more than five business days after the president or chief financial officer of the manager of DEVELOPER obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to an Event of Default or a Default), notice of any and all Events of Default or Defaults hereunder.

          (b) All financial statements delivered to the Company, and if applicable, the Company's lender or the Agent pursuant to the requirements of Section 5.1(a) shall be prepared in accordance with generally accepted accounting principles consistently applied. Together with each delivery of financial statements required by Section 5.1(a), DEVELOPER shall deliver to the Company an officer's certificate stating that there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature thereof, the period of existence thereof and what action DEVELOPER proposes to take or has taken with respect thereto. Together with each delivery of financial statements required by Section 5.1(a)(ii) above, DEVELOPER shall deliver to the Company a certificate of the accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of a Default or

     Event of Default, specifying the nature and period of existence thereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the ordinary course of an audit. DEVELOPER authorizes the Company to discuss the financial condition of DEVELOPER with DEVELOPER's independent public accountants and agrees that such discussion or communication shall be without liability to either the Company or DEVELOPER's independent public accountants.

     5.2  INSPECTION.  The Company, or any person designated from time to time
          ----------
by the Company, shall have the right, from time to time hereafter, to call at DEVELOPER's or its Subsidiaries' place or places of business during ordinary business hours, and, without hindrance or delay, (a) to inspect, audit, check, and make copies of and extracts from DEVELOPER's and its Subsidiaries' books, records, journals, orders, receipts, and any correspondence and other data relating to the business of DEVELOPER or its Subsidiaries or to any transactions between the parties hereto, and (b) to discuss the affairs, finances, and business of DEVELOPER and its Subsidiaries with the officers of DEVELOPER and its Subsidiaries.

     5.3  CONDUCT OF BUSINESS.
          -------------------

          (a) DEVELOPER shall, and shall cause each Subsidiary to (i) maintain its existence and qualification to do business in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the financial condition of DEVELOPER or its Subsidiaries,
     (ii) maintain in full force and effect all licenses, bonds, franchises, leases, patents, contracts, and other rights necessary to the conduct of its business, and (iii) comply with all applicable laws and regulations of any federal, state, or local governmental authority, including those relating to environmental matters, labor and employment laws and employee benefit matters.

          (b) DEVELOPER shall, and shall cause its Subsidiaries to, duly pay and discharge (i) all lawful claims, whether for labor, materials, supplies, services, or anything else, which might or could, if unpaid, become a lien or charge upon its property or assets, unless and to the extent only that the validity thereof is being contested in good faith and by such appropriate proceedings, (ii) all of its trade bills when due in accordance with customary practice, and (iii) all taxes, unless and to the extent that the validity thereof is being contested by DEVELOPER in good faith and by appropriate proceedings.

          (c) DEVELOPER shall, and shall cause each Subsidiary to, conduct its business and operations in a manner consistent with that of a multi-unit food service establishment, and shall not, and shall not permit any Subsidiary to, engage in any business other than the business of establishing, opening, and operating Stores in the Development Area.

     5.4  INSURANCE.
          ---------

          (a) DEVELOPER shall keep and maintain, and shall cause its Subsidiaries to keep and maintain, at their sole cost and expense, (i) insurance on their assets for at least 80% of the full replacement value (or the full insurable value) thereof against loss or damage by fire, theft, explosion, and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses similarly situated; and (ii) public liability insurance relating to DEVELOPER's and its Subsidiaries' ownership and use of their assets.

          (b) All such policies of insurance shall be in such form and in such amounts as is customary in the case of other owners or users of like properties in similar businesses, with insurers as shall be reasonably satisfactory to the Company. Upon demand, DEVELOPER shall deliver to the Company the original (or certified) copy of each policy of insurance, and evidence of payment of all premiums for each such policy. Such policies of insurance (except those of public liability) shall contain an endorsement in form and substance acceptable to the Company, showing the Company as an additional insured. Such endorsement, or an independent instrument furnished to the Company, shall provide that all insurance companies will give the Company at least 30 days prior written notice before any such policy or policies of insurance shall be altered or canceled. DEVELOPER and each Subsidiary hereby directs all insurers under such policies of insurance (except those of public liability) to pay all proceeds payable thereunder for claims in excess of the aggregate amount of $50,000 directly to the Company, and DEVELOPER irrevocably appoints the Company (and all officers, employees, or agents designated by the Company), as DEVELOPER's and the Subsidiaries' true and lawful agent (and attorney-in-fact) for the purpose of endorsing the name of DEVELOPER or such Subsidiary on any check, draft, instrument, or other item of payment for such proceeds. Any proceeds received by the Company shall be applied to DEVELOPER's obligations hereunder, and any overage shall be paid to DEVELOPER. DEVELOPER and each Subsidiary irrevocably appoints the Company, from and after a Default or an Event of Default, as DEVELOPER's and each Subsidiary's true and lawful agent (and attorney-in-fact) for the purpose of making, settling, and adjusting claims under such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. In the event DEVELOPER or any Subsidiary at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then the Company, without waiving or releasing any Default or Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which the Company deems advisable. All sums so disbursed by the Company, including reasonable attorneys' fees, court costs, expenses, and other charges relating thereto, shall be part of DEVELOPER's obligations hereunder, payable by DEVELOPER to the Company on demand.

     5.5  NOTICE OF SUIT OR ADVERSE CHANGE IN BUSINESS.  DEVELOPER shall give
          --------------------------------------------
written notice to the Company (a) as soon as possible, and in any event within five business days after DEVELOPER receives actual notice (written or oral) of any material proceeding(s) being instituted or threatened to be instituted by or against DEVELOPER or any Subsidiary in any federal, state, or local court or before any commission or other regulatory body (federal, state, or local), and
(b) as soon as possible, and in any event within five business days after DEVELOPER learns of any material adverse change in the financial condition, results of operations, business, or assets of DEVELOPER or any Subsidiary.

     5.6  USE OF PROCEEDS.  Except as otherwise authorized in writing by the
          ---------------
Company, DEVELOPER shall use the proceeds of the Loan solely for the purposes set forth in Article I hereof. DEVELOPER will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock.

     5.7  REGISTRATION OF UNITS.  DEVELOPER covenants that if any units to be
          ---------------------
issued upon conversion of the Note or exercise of the Option require registration with or approval of any governmental authority under any Federal or state law before such units may be issued upon such conversion of exercise, DEVELOPER will, at its expense and as expeditiously as possible, cause such units to be duly registered or approved, as the case may be.

     5.8  ADDITIONAL MEMBERS.  DEVELOPER agrees to cause each person (other than
          ------------------
the Company) becoming a Member holding Voting Units from time to time after the date of the Unit Pledge Agreement to execute and deliver to the Company within five days after such person becomes a Member a copy of the Unit Pledge Agreement.

     5.9  RIGHTS REGARDING FUTURE FINANCINGS.  Except for the exercise of the
          ----------------------------------
Additional Unit Options, if, at any time after the Closing Date through the later of the date on which the outstanding principal balance of the Loan and all accrued interest thereon is paid in full or the expiration of the term of the Option in accordance with the provisions of Section 1.10 hereof, advances of debt and purchases of equity by the Company under this Agreement aggregate at least 75% of the Maximum Principal Balance, and DEVELOPER determines that it requires additional financing (whether debt or equity) (including, but not limited to, all capital-type transactions and sale/leaseback transactions), it agrees (a) to negotiate in good faith with the Company for a period of 60 days with regard to any portion or the entire amount (at the option of the Company) of such financing prior to negotiating with any other entity with regard thereto, (b) in the event DEVELOPER has engaged in good faith negotiations under clause (a) of this Section 5.9 and such negotiations have been unsuccessful, to notify the Company of the existence of any other financing arrangement it proposes to consummate and the terms and conditions thereof and grant to the Company a right of first refusal with respect to such financing on the same terms and subject to the same conditions contained therein and upon receipt of such notice (setting forth in detail all relevant terms and conditions of such financing), in which event the Company shall have 30 days thereafter in which to agree to assume all of the financing on the same terms and conditions, and (c) with respect to any financing other than a pure debt financing in which the debt instrument to be offered has no equity-type features, to grant to the Company a right to participate therein on a fully diluted basis for a period of 60 days, which right may be satisfied, at the Company's option, by increasing the Maximum Principal Balance available to be borrowed by DEVELOPER hereunder (with corresponding increases in the Company's conversion and Option rights) rather than purchasing or otherwise participating in the instrument or security to be offered by DEVELOPER. As used herein "a right to participate therein on a fully diluted basis" shall mean the Company's right to maintain the same percentage equity interest in DEVELOPER (calculated by including as outstanding the units subject to all outstanding options and warrants, including units which the Company then has a right to purchase hereunder either through conversion pursuant to Section 1.9 or the exercise of its Option pursuant to Section 1.10 hereof) after such financing is completed as it had prior to such financing. The Company acknowledges that the right of first negotiation as set forth in clause (a) above does not preclude DEVELOPER from making inquiries in the relevant marketplace to obtain information regarding the terms of a financing solely for purposes of comparison. The failure by the Company to exercise its rights under any provision of this
Section 5.9 within the time period specified shall be deemed to constitute a waiver of its rights under such provision.

     5.10 COMPANY LOAN COMPLIANCE.  DEVELOPER agrees that, at the time that it
          -----------------------
becomes a subsidiary of the Company, if ever, it will not incur any indebtedness or create any lien which would cause the Company to be in default of any lending arrangement or credit agreement to which the Company or its parent company, if any, is a party.

     5.11 COMPANY LOAN AGREEMENT REPRESENTATIONS.  DEVELOPER agrees that, at the
          --------------------------------------
time that it becomes a subsidiary of the Company, if ever, it will conduct its business and take such action (or refrain from taking such action) as to cause to be true and correct at all relevant times the representations or warranties applicable to a subsidiary contained in any lending arrangements or credit agreements to which the Company and/or its parent company, if any, is a party.

     5.12 COMPANY SUBSIDIARIES.  Each corporation or other entity becoming a
          --------------------
Subsidiary of DEVELOPER after the date hereof will be duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and will be duly qualified to do business in each additional jurisdiction where the failure to be so qualified would have a material adverse effect on such Subsidiary. Each Subsidiary of DEVELOPER will have all requisite power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock or other units of ownership interest of each class of each Subsidiary of DEVELOPER will be validly issued and will be fully paid and nonassessable and will be owned, beneficially and of record, by DEVELOPER or another Subsidiary of DEVELOPER free and clear of any liens.

     5.13 PLACE OF BUSINESS.  DEVELOPER will provide the Company with 60 days'
          -----------------
prior written notice of any proposed change in the location of its chief executive office. DEVELOPER shall not change its name without the prior written consent of the Company.

     5.14 LOCATION OF INVENTORY, FIXTURES, MACHINERY, AND EQUIPMENT.
          ---------------------------------------------------------

          (a) All Collateral consisting of inventory, fixtures, machinery, and equipment, shall at all times be located within the Development Area, and at no other locations without the prior written consent of the Company.

          (b) If the Collateral described in clause (a) is at any time kept at leased locations, DEVELOPER shall use its best efforts to obtain appropriate landlord lien waivers or subordination satisfactory to the Company, unless such has been waived in writing by the Company for a particular instance.

          (c) If the Collateral described in clause (a) is at any time warehoused, DEVELOPER shall send appropriate warehousemen's notices, each satisfactory to the Company, unless such has been waived by the Company for the particular instance.

     5.15 HSR ACT COMPLIANCE.  In the event the Company determines that any
          ------------------
filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with any exercise of the conversion rights pursuant to Section 1.9 hereof or of the Option pursuant to
Section 1.10 hereof, DEVELOPER agrees to prepare and file with the Federal Trade Commission and the United States Department of Justice within 15 business days from the date of notice from the Company any notification required to be filed under the HSR Act or any rules or regulations promulgated thereunder. The Company shall pay any filing fees required under the HSR Act in connection with such filing. Any information about DEVELOPER or its Subsidiaries contained in such filing shall be true and accurate in all material respects and responsive to the requirements of the HSR Act and any such rules and regulations. Each of DEVELOPER and the Company shall make available to the other party such information as may be required for the preparation of any such notification or related reports.

     5.16 PARTNERSHIP STATUS FOR TAX PURPOSES.  DEVELOPER will maintain at all
          -----------------------------------
times its status for tax purposes as a "partnership" within the meaning of
Section 7701(a)(2) of the Code, and DEVELOPER will not take any action or omit to take any action that would cause DEVELOPER to become a "publicly traded partnership" within the meaning of Section 7704 of the Code.

     5.17 DEVELOPER'S FISCAL YEAR.  DEVELOPER shall adopt a fiscal year for tax
          -----------------------
and financial reporting purposes consistent with the fiscal year adopted by the Company from time to time. As of the date of this Agreement, DEVELOPER acknowledges that the Company's fiscal year is the 52/53-week period ending on the last Sunday in December and consists of 13 four-week period.


                                  ARTICLE VI
                                  ----------

                              NEGATIVE COVENANTS
                              ------------------

     DEVELOPER covenants and agrees that, so long as this Agreement remains in effect (unless the Company shall give its prior written consent thereto):

     6.1  GUARANTEES; LOANS; ETC.  DEVELOPER shall not, and shall not permit any
          -----------------------
Subsidiary to (a) guarantee, endorse or otherwise in any way become or be responsible for obli gations of any other person, whether by agreement to purchase the indebtedness of any other person or through the purchase of goods, supplies, or services, or by agreement to maintain net worth, working capital, or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance, or loan for the purpose of paying or discharging any indebtedness or obligation of such other person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business and (b) make loans or advances to any person, other than the loans evidenced by the Member Notes (as defined in Section 7.7 hereof).

     6.2  DISPOSAL OF PROPERTY.  DEVELOPER shall not, and shall not permit any
          --------------------
Subsidiary to, sell, lease, transfer, or otherwise dispose of any of its properties, assets, and rights (or agree to sell, lease, transfer, or otherwise dispose of any of its properties, assets, and rights) (including the Collateral) to any party except in the ordinary course of business and except that DEVELOPER may grant stock options on no more than ___ shares of common stock of the Company owned by it pursuant to and in accordance with DEVELOPER's 1996 Stock Option Plan.

     6.3  COMPENSATION TO MEMBERS AND OTHERS.  Other than (a) reasonable
          ----------------------------------
salaries and other normal benefits (including options granted pursuant to a 1996 Unit Option Plan and 1996 Stock Option Plan to be adopted by DEVELOPER with the consent of the Company (together, the "Plans")) to be paid to Members of DEVELOPER employed by DEVELOPER or the Manager, which salaries and benefits must be approved by the Company, (b) the Member Notes (as defined in Section 7.7 hereof), and (c) management fees to be paid to _____________________ ("_______________") under the Support Services Agreement of even date herewith by and between _______________ and DEVELOPER ("Support Services Agreement"), DEVELOPER shall not make any loans to, or pay any compensation, bonuses, fees, options, or other amounts to any equity holder or to any of the affiliates or immediate family members of any such equity holder. DEVELOPER shall not, without the prior written consent of the Company, amend or modify the Plans or amend, modify or waive any default under the Member Notes, the Support Services Agreement or any employment arrangement or agreement with any equity holder or any affiliate or immediate family member of any equity holder previously approved by the Company.

     6.4  DISTRIBUTIONS AND REDEMPTIONS.
          -----------------------------

          (a) DEVELOPER shall not, directly or indirectly, (i) redeem, purchase, or otherwise retire any of its Units, (ii) make any distributions (in cash or securities) in any fiscal year or (iii) return capital of DEVELOPER to its members.

          (b) Notwithstanding anything to the contrary contained herein, DEVELOPER shall make cash distributions to its members to the maximum extent permitted under the laws of the state of its organization, (i) after
     (A) satisfactory completion of the Development Schedule under each Development Agreement between DEVELOPER and the Company, as each such Development Agreement may be amended from time to time, and (B) establishment of reasonably adequate reserves for working capital and foreseeable contingencies, in each case so long as DEVELOPER is in compliance with the terms and provisions of this Agreement and maintains at all times Cash Flow during each fiscal quarter which is at least equal to the Prospective Fixed Charges for the next succeeding fiscal quarter and
     (ii) pursuant to and in accordance with Section 6.2 of the LLC Agreement.

          (c) For purposes of this Section 6.4, the term "Cash Flow" for any fiscal quarter shall mean the sum of Net Earnings during such fiscal quarter plus all charges made by DEVELOPER during such quarter for depreciation and amortization in respect of its fixed assets and interest on the Loan, and any other long-term indebtedness, all as determined in accordance with generally accepted accounting principles consistently applied. The term "Net Earnings" shall mean the net income of DEVELOPER during such period as computed in accordance with generally accepted accounting principles consistently applied, and, without limiting the foregoing, after deduction from gross income of all charges and reserves, including charges and reserves for all taxes on or measured by income, but excluding any profits or losses on the sale or other disposition not in the ordinary course of business or fixed or capital assets or on the acquisition, retirement, sale, or other disposition of securities of DEVELOPER, and also excluding any taxes on such profits and any tax deductions or credits on account of any such losses. The term "Prospective Fixed Charges" shall mean for any fiscal quarter the same are to be determined one-fourth of the sum of (x) any principal payments on the Loan and on any other long term indebtedness (determined in accordance with generally accepted accounting principles consistently applied) scheduled to become due within such fiscal quarter and the succeeding three fiscal quarters and (y) interest to be paid during such period on the Loan and on any other long-term indebtedness. In the event any interest required by this Section 6.4 to be included in the calculation of Prospective Fixed Charges is charged on a floating-rate basis which cannot be determined as to the future, then such interest shall be calculated for such period at the rate then in effect.

     6.5  ADDITIONAL INDEBTEDNESS.  Except as provided in Section 5.9 hereof,
          -----------------------
and except for trade payables and real estate lease obligations for Stores, in each case entered into in the ordinary course of business, DEVELOPER shall not, and shall not permit any Subsidiary to, incur additional indebtedness in excess of $5,000 as to any one item and $50,000 in the aggregate without the consent of the Company.

     6.6  MERGERS, CONSOLIDATIONS, ACQUISITIONS, ETC.  DEVELOPER shall not, and
          ------------------------------------------
shall not permit any Subsidiary (a) to be a party to any consolidation, reorganization, or merger; (b) sell or otherwise transfer any part of its assets (except in the ordinary course of business and except as part of a financing as to which the Company has waived its rights pursuant to and in accordance with
Section 5.9 hereof); (c) except as provided in Section 5.9 hereof, to effect any change in its capital structure or in any of its business objectives, purposes, and operations; (d) to acquire any capital in or equity ownership of another limited liability company, corporation, partnership, or other business organization; (e) to engage in any business other than the operation of Stores; or (f) to liquidate or dissolve or take any action with a view toward liquidation or dissolution.

     6.7  CERTIFICATE OF FORMATION AND LLC AGREEMENT.  DEVELOPER shall not make
          ------------------------------------------
any changes in or amendments to its certificate of formation or the LLC Agreement as they are in effect as of the date hereof; except that DEVELOPER may amend its LLC Agreement solely to the extent necessary to consummate any financing as to which the Company has waived its rights pursuant to and in accordance with Section 5.9 hereof.

     6.8  ISSUANCE OF UNITS; GRANT OF OPTIONS.   Except for (i) Voting Units
          -----------------------------------
which may be issued upon (A) exercise of options granted under DEVELOPER's 1996 Unit Option Plan, (B) exercise of the Option, (C) conversion of any portion of the outstanding principal balance of the Loan as provided in the Note, and (D) consummation of any financing as to which the Company has waived its rights pursuant to and in accordance with Section 5.9 hereof, (ii) exercise of the Additional Unit Options, (iii) options granted under the DEVELOPER's 1996 Unit Option Plan which are approved by the Company, in its sole discretion, and (iv) any increase in the Maximum Principal Balance as provided herein, DEVELOPER will not issue any additional units of membership interests or grant any option, warrant, or similar right to acquire units of membership interests.

     6.9  LIENS.  DEVELOPER shall not, and shall not permit any Subsidiary to,
          -----
create, incur, or suffer to exist any lien on any of the assets, rights, revenues or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired, of

DEVELOPER or any Subsidiary, other than liens in favor of the Company and liens otherwise permitted under Section 4.9 hereof.

     6.10 TRANSACTIONS WITH AFFILIATES.  DEVELOPER shall not, and shall not
          ----------------------------
permit any Subsidiary to, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate (as defined in Section 9.2 hereof) except in the ordinary course of business and on terms not less favorable to DEVELOPER or such Subsidiary than those which could be obtained if such contract or undertaking was an arms length transaction with a person other than an affiliate. The parties hereto acknowledge that the Support Services Agreement has been negotiated at arms' length.

     6.11 SUBSIDIARIES.  DEVELOPER shall not, and shall not permit any
          ------------
Subsidiary to, create or otherwise invest in any corporation, partnership, or other entity unless DEVELOPER or such Subsidiary owns directly 100% of the issued and outstanding equity interests therein (such 100% owned entity to be referred to herein as a "Subsidiary").

     6.12 MANAGER.  DEVELOPER shall not remove, or otherwise diminish the
          -------
responsibilities of, the manager of DEVELOPER, for any reason whatsoever, nor shall any interest in the manager of DEVELOPER be sold, transferred or otherwise assigned, in each case without the Company's prior written consent.


                                  ARTICLE VII
                                  -----------

                             CONDITIONS OF CLOSING
                             ---------------------

     The Company's obligations hereunder shall be subject to (a) the performance by DEVELOPER prior to or on the Closing Date of all of its covenants theretofore to be performed under this Agreement, (b) the accuracy of DEVELOPER's representations and warranties contained in this Agreement on the Closing Date, and (c) the satisfaction, prior to or on the Closing Date, of the following further conditions:

     7.1  OPINIONS OF COUNSEL.
          -------------------

          (a) The Company shall have received on the Closing Date from ________________ an opinion, dated the Closing Date, in the form attached hereto as Exhibit F with all blanks appropriately completed.

          (b) The Company shall have received on the Closing Date from _______________ an opinion, dated the Closing Date, that DEVELOPER will be taxed as a partnership within the meaning of Section 7701(a)(2) of the Code and that DEVELOPER will not be a "publicly traded partnership" within the meaning of Section 7704 of the Code.

     7.2  PROCEEDINGS AND DOCUMENTS.  All proceedings to be taken in connection
          -------------------------
with the transaction contemplated by this Agreement and all documents incident to such transaction shall be satisfactory in form and substance to the Company and its counsel, and the Company shall have received all documents or other evidence which it and its counsel may reasonably have requested in connection with such transaction, including copies of records of all proceedings in connection with such transaction and compliance with the conditions set forth in this Article VII, in form and substance satisfactory to the Company and its counsel.

     7.3  EXECUTED DOCUMENTS.  DEVELOPER and its Subsidiaries, and to the extent
          ------------------
applicable, the members and their respective spouses, shall have each duly executed the following documents to which they are parties, and shall have delivered to the Company the following:

          (a)  this Agreement;

          (b)  the Note;

          (c) the Accounting and Administration Services Agreement in substantially the form of Exhibit G hereto;

          (d) the Investor Representation Letter set forth as Exhibit H hereto signed by each investor in the DEVELOPER;

          (e)  the Unit Pledge Agreement;

          (f)  the Subsidiary Security Agreement, where applicable;

          (g)  the Support Services Agreement;

          (h) Collateral Assignments of Tenant's Interest in Lease for each lease of real property to which DEVELOPER is a party (other than real property subleased to DEVELOPER by the Company);

          (i) certificates for all shares of common stock of the Company owned by DEVELOPER in form available for transfer and multiple stock powers executed in blank; and

          (j) such financing statements or other documents for filing with public officials with respect to the Security Instruments as the Company may reasonably request, including without limitation financing statements executed by each Member holding Voting Units.

     7.4  NO DEFAULTS.  There shall exist no Event of Default or Default.
          -----------

     7.5  ADDITIONAL DELIVERIES.  The Company shall have received, in form and
          ---------------------
substance satisfactory to it, copies of the following documents:

          (a) DEVELOPER's certificate of formation, certified as true and correct by the Secretary of State of Delaware, dated within ten days prior to the Closing Date, and certified as true and correct as of the Closing Date by a duly authorized officer of the manager of DEVELOPER;

          (b) the LLC Agreement, as it is in force and effect on the Closing Date, certified as true and correct by the Secretary or Assistant Secretary of the manager of the DEVELOPER;

          (c) certificate of good standing of the DEVELOPER from the Secretary of State of each of the States included within the Development Area dated within ten days prior to the Closing Date; and

          (d) evidence satisfactory in form and substance to the Company of all required action taken by DEVELOPER to authorize, among other things, the execution, delivery, and performance by DEVELOPER of this Agreement, the Note, the Accounting and Administration Services Agreement, and the Security Instruments and the consummation of the transactions contemplated hereby, including authorization to enter into the Area Development Agreement and any Franchise Agreement pursuant thereto and to issue Voting Units upon the conversion of the Loan and the exercise of the Option, certified as true and correct as of the Closing Date by a duly authorized officer of the manager of DEVELOPER.

     7.6  OPINION OF AUDITORS.  The Company shall have received on the Closing
          -------------------
Date from the Company's independent public accountants an opinion, dated the Closing Date, in form and substance satisfactory to the Company, to the effect that the Note and the obligations incurred hereunder are deemed to be debt, and not equity, in accordance with generally accepted accounting principles.

     7.7  MEMBERS' EQUITY.  The Company shall have received evidence
          ---------------
satisfactory to it that DEVELOPER has, on the Closing Date, cash or cash equivalents of at least $____________, and promissory notes, each dated ____________, 1996, from ____________, ____________________ and
__________________, in each case payable to DEVELOPER in the principal amounts of $____________, $_______________ and $____________, respectively (the "Member
Notes"), and members' equity of at least $____________. On the Closing Date DEVELOPER shall assign, endorse and deliver to the Company the original executed Member Notes.

     7.8  COMPLIANCE WITH COMPANY CREDIT AGREEMENTS.  The Company shall (a)
          -----------------------------------------
determine in good faith that this Agreement complies with applicable restrictions or limitations under any lending arrangements or credit agreements to which Company is a party, (b) obtain a written waiver of noncompliance of the transactions contemplated hereby with such agreements, or (c) deliver to its lender or the Agent from DEVELOPER such pledges, collateral, and other documentation as may be required to evidence compliance with such lending arrangements or credit agreements of the transactions contemplated hereby.


                                 ARTICLE VIII
                                 ------------

                  DEFAULT, RIGHTS AND REMEDIES OF THE COMPANY
                  -------------------------------------------

     8.1  DEFAULT.  The occurrence of any of the following events or acts shall
          -------
constitute a default ("Default"):

          (a) Default in the payment when due of any portion of the principal on the Note and the continuance of such default for a period of three days;

          (b) Default in the payment when due of any portion of the interest on the outstanding principal of the Note and the continuance of such default for a period of 10 days;

          (c) any representation or warranty now or hereafter made in this Agreement, the Accounting and Administration Services Agreement, the Unit Pledge Agreement, the Subsidiary Security Agreement, the Note, any other Security Instrument, or any certificate hereunder or thereunder shall not be true, or any certificate, statement, report, financial data, or notice furnished at any time by DEVELOPER to the Company shall be materially inaccurate;

          (d) any breach of, or failure to perform or observe, any covenant, condition, or agreement contained in the Unit Pledge Agreement, the Subsidiary Security Agreement or in any other Security Instrument, which in each case shall continue unremedied for a period of 10 calendar days following notice thereof from the Company, provided that such grace period shall not apply, and DEVELOPER shall be in Default immediately upon such breach, if, in the Company's judgment, such breach may not be reasonably cured by DEVELOPER during such cure period;

          (e) the breach of, or failure to perform or observe, any covenant, condition, or agreement contained in Sections 5.6, 5.16, 5.17, 6.1, 6.2, 6.4, 6.6, 6.7, 6.8, 6.10 or 6.11 of this Agreement;

          (f) any breach of, or failure to perform or observe, any other covenant, condition, or agreement contained in this Agreement or the Note which shall continue unremedied for a period of 10 calendar days following notice thereof from the Company, provided that such grace period shall not apply, and DEVELOPER shall be in Default immediately upon such breach, if, in the Company's judgment, such breach may not reasonably be cured by DEVELOPER during such cure period;

          (g) DEVELOPER or any Subsidiary shall (i) generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due, (ii) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets, (iii) commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iv) have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of 60 days or more, (v) by any act or omission, indicate its consent to, approval of, or knowing acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties, or (vi) suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of 60 days or more;

          (h) the Support Services Agreement is terminated for any reason whatsoever and DEVELOPER does not replace _____________ within 90 days thereafter with an entity that is capable of performing similar services which is acceptable to the Company in its sole discretion;

          (i) DEVELOPER's default under, or breach of any provision of, the Development Agreement (other than a default which constitutes a default under Section 8.1(p) hereof);

          (j) termination of the lesser of (i) 50 % or (ii) three, of the Franchise Agreements to which DEVELOPER and the Company are parties;

          (k)  dissolution or liquidation of the Company;

          (l) there occurs a material adverse change in the financial condition, results of operations, assets, or business of DEVELOPER and its Subsidiaries taken as a whole;

          (m) DEVELOPER or any Subsidiary shall (a) fail to pay any indebtedness for borrowed money (other than the Note) of DEVELOPER or such Subsidiary, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and any applicable grace periods shall have expired, or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration, after the giving of notice, of the maturity of such indebtedness, or (c) default in the performance or observance of any obligations under leases of real property if the effect of such default is to permit the termination of such lease and any applicable cure period therein has expired;

          (n) one or more judgments, decrees or orders for the payment of money in excess of $100,000 in the aggregate and not otherwise fully covered by insurance shall be rendered against DEVELOPER or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, escorted, stayed, or bonded pending appeal;

          (o) the Unit Pledge Agreement, the Subsidiary Security Agreement, any other Security Instrument, or the security interests created under this Agreement shall be terminated, invalidated, or set aside or be declared ineffective or inoperative or in any way cease to give or provide to the Company the benefits purported to be created thereby; or

          (p) DEVELOPER fails to satisfy its development obligations for the Development Area or any Sub-Area (as defined in the Development Agreement) as set forth in Paragraph 3.C of the Development Agreement, so long as during the 180-day period immediately preceding the event giving rise to the default under this Section 8.1(p), both (i) there has been no Funding Default by the Company hereunder, and (ii) DEVELOPER has had (A) access to capital, either equity or debt, either directly or through sources provided by the Company, on commercially reasonable terms for a similarly situated restaurant business, or (B) income from operations, sufficient in either case to complete its development obligations.

     8.2  DEFAULT; REMEDIES.
          -----------------

          (a)  In the event a Default shall exist or occur the Company may:

               (i) terminate its obligations under this Agreement and cease to make any further advances under Section 1.1, and shall have the right to declare the Note due and payable in full, without demand, presentment, or notice of any kind;

               (ii) in its sole and absolute discretion, exercise any one or more of the rights and remedies accruing to a secured party under the Uniform Commercial

          Code with respect to the Collateral and any other applicable law upon default by a debtor;

               (iii) exercise its rights under the Unit Pledge Agreement and/or the other Security Instruments;

               (iv) convert any portion of the outstanding principal balance of the Loan into Voting Units as provided in the Note;

               (v)    exercise all or a portion of the Option;

provided, however, that in the case of any event or condition described in
Section 8.1(g) with respect to DEVELOPER or any Subsidiary, the Company's obligations under this Agreement shall automatically terminate forthwith and all amounts owed by DEVELOPER hereunder and under the Note shall automatically become immediately due and payable without notice, demand, presentment, protest, diligence, notice of dishonor, or other formality, all of which are hereby expressly waived, and provided further that, in the case of any event described in Section 8.1(p), the Company's sole and exclusive remedies shall be the remedies described in subparagraphs (iv) and (v) above.

          (b) In connection with the exercise of the Company's rights and remedies provided in Section 8.2(a)(ii), DEVELOPER hereby agrees to assemble the Collateral and make it available to the Company at a place to be designated by the Company which is reasonably convenient to both parties, authorizes the Company to take possession of the Collateral with or without demand and with or without process of law and to sell and dispose of the same at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including reasonable attorneys' fees and disbursements incurred by the Company) and then to the payment and satisfaction of the Loan. Any requirement of reasonable notice shall be met if the Company sends such notice to DEVELOPER, by registered or certified mail, at least five days prior to the date of sale, disposition, or other event giving rise to a required notice. The Company may be the purchaser at any such sale. DEVELOPER expressly authorizes such sale or sales of the Collateral in advance of and to the exclusion of any sale or sales of or other realization upon any other collateral securing the Loan. The Company shall have no obligation to preserve rights against prior parties. DEVELOPER hereby waives as to the Company any right of subrogation or marshaling of such Collateral and any other collateral for the Loan. To this end, DEVELOPER hereby expressly agrees that any such collateral or other security of DEVELOPER or any other party which the Company may hold, or which may come to any of them or any of their possession, may be dealt with in all respects and particulars as though this Agreement were not in existence. The parties hereto further agree that public sale of the Collateral by auction conducted in any county in which any Collateral is located or in which the Company or DEVELOPER does business after advertisement of the time and place thereof shall, among other manners of public and private sale, be deemed to be a commercially reasonable disposition of the Collateral. DEVELOPER shall be liable for any deficiency remaining after disposition of the Collateral.

          (c) All of the Company's rights and remedies under this Agreement are cumulative and nonexclusive. Any conversion of, or exercise of the Option with respect to, less than all of the principal balance outstanding under the Note shall not affect the Company's rights and remedies with respect to any portion not so converted or exercised.

     8.3  NO WAIVER.  The Company's failure, at any time or times hereafter, to
          ---------
require DEVELOPER's strict compliance with or performance of any provision of this Agreement shall not waive, affect, or diminish any right of the Company thereafter to demand such strict compli ance or performance therewith. Any suspension or waiver by the Company of a Default or an Event of Default by the Company under this Agreement or the Note shall not suspend, waive, or affect any other Default or Event of Default by DEVELOPER under this Agreement or the Note, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants, and representa tions of DEVELOPER contained in this Agreement or the Note and no Default or Event of Default by DEVELOPER under this Agreement or the Note shall be deemed to have been suspended or waived by the Company unless such suspension or waiver is in writing signed by an officer of the Company.


                                  ARTICLE IX
                                  ----------

                                 MISCELLANEOUS
                                 -------------

     9.1  NO ORAL CHANGE.  This Agreement may not be changed orally, but only by
          --------------
an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     9.2  ASSIGNMENT.  DEVELOPER may not assign any of its rights or delegate
          ----------
any of its obligations under this Agreement without the Company's written consent, which consent may be withheld in the Company's sole discretion. The Company may assign any of its rights or delegate any of its obligations under this Agreement (including assignment of this Agreement, the Note, the Unit Pledge Agreement and the Security Instruments), (a) without notice to DEVELOPER,
(i) to any Affiliate of the Company (except DEVELOPER) or (ii) in connection with any pledge of its assets under the Company's credit agreements and (b) with notice, but without any requirement of consent or approval, to any other person entity (except DEVELOPER). Any such assignment shall vest in the assignee all of the benefits under the documents so assigned. For purposes of this Agreement, the term "Affiliate" of a specified person shall mean any person or entity which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

     9.3  COSTS AND ATTORNEYS' FEES.
          -------------------------

          (a)  Except as provided in Section 2.4 hereof and subsection (b) or
     (c) of this Section 9.3, each of the parties hereto shall pay its own expenses (including accounting fees) incident to the negotiation and execution of this Agreement and to the consummation of the transactions contemplated hereby.

          (b) DEVELOPER shall pay all reasonable attorneys' fees and any costs and charges relating to or arising out of (i) the negotiation and drafting of this Agreement and all related documents and (ii) the enforcement by the Company of its rights to collect any portion of the Loan.

          (c)  In any action not founded solely on grounds covered by subsection
     (b) of this Section 9.3, the party to the action who does not prevail shall pay to the prevailing party the court costs and reasonable attorneys' fees and other expenses (including, but not limited to, fees and expenses of expert witnesses or consulting experts) incurred directly or indirectly by the prevailing party in connection with its prosecution or defense of the action, as the case may be.

     9.4  COMMUNICATIONS AND NOTICES.  All communications and notices provided
          --------------------------
for in this Agreement or under the Note shall be in writing and shall be deemed to have been duly given if delivered personally to the party to whose attention the notice is directed or sent by overnight express, facsimile transmission, express mail delivery service, or registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

          If to DEVELOPER:         _____________________________________________
                                   _____________________________________________
                                   _____________________________________________

                                   Attention:  Manager
                                   Facsimile: __________________________________

          with a copy to:          _____________________________________________
                                   _____________________________________________
                                   _____________________________________________

                                   Attention: __________________________________
                                   Facsimile: __________________________________

          If to the Company:       Einstein/Noah Bagel Corp.
                                   1526 Cole Blvd., Suite 200
                                   Golden, CO  80401

                                   Attention:     Vice President, Franchise
                                                  Development
                                   Facsimile:  (303) 202-3490

          with a copy to:          Einstein/Noah Bagel Corp.
                                   1526 Cole Blvd., Suite 200
                                   Golden, CO   80401

                                   Attention:  General Counsel
                                   Facsimile:  (303) 202-3490

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given when so delivered. Any notice delivered by facsimile transmission shall be deemed to have been given on the earlier of the date it is actually received or one day after such transmission. Any notice delivered by overnight express courier will be deemed to have been given on the next succeeding business day after the day it is sent to the intended recipient at the address set forth above, and any notice delivered by registered or certified mail or express mail delivery service shall be deemed to have been duly given on the earlier of the date it is actually received or three business days after it is sent to the intended recipient at the address set forth above.

     9.5  GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH
          -------------
AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

     9.6  HEADINGS.  The headings of the sections of this Agreement are inserted
          --------
for convenience only and shall not be deemed to constitute a part of this Agreement.

     9.7  SEVERABILITY.  If any provision of this Agreement or the application
          ------------
thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, and the provisions of this Agreement shall be severable in any such instance.

     9.8  AVOIDANCE.  To the extent that the Company receives any payment on
          ---------
account of DEVELOPER's obligations hereunder, and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated, and/or required to be repaid to a trustee, receiver, or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment(s) or proceeds received, DEVELOPER's obligations hereunder, or part thereof intended to be satisfied, shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by the Company.

     9.9  COUNTERPARTS.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     9.10 ENTIRE AGREEMENT.  This Agreement, the Note, the Unit Pledge
          ----------------
Agreement, the Security Instruments and the exhibits to each of the foregoing contain the entire agreement of the parties hereto with respect to the transactions contemplated herein, and collectively supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.

     9.11 GENERAL INDEMNITY.  In addition to the payments pursuant to Section
          -----------------
9.3, DEVELOPER agrees to indemnify, pay, and hold the Company and any holder of the Note, and the officers, directors, employees, agents, and Affiliates of the Company and any such holder (collectively, the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative, or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of this Agreement, the Note, the Unit Pledge Agreement, the Subsidiary Security Agreement, the Security Instruments and the exhibits or any other agreements or document executed and delivered by DEVELOPER in connection therewith, DEVELOPER's use and operation of the Stores, including any damage to public or worker health and safety or the environment, the Company's agreement to make the Loan hereunder, or the use or intended use of the proceeds of the Loan (the "indemnified liabilities"); provided that DEVELOPER shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, DEVELOPER shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this
Section 9.11 shall survive satisfaction and payment of DEVELOPER's obligations hereunder and termination of this Agreement.

     9.12 LIMITATION ON DAMAGES.  Notwithstanding anything to the contrary
          ---------------------
herein no party hereto shall be liable for consequential, indirect, incidental, special, speculative, or punitive damages (including, but not limited to, loss of revenue or profit) whether such claim alleges breach of contract, tortious conduct including, but not limited to, negligence, or any other theory, provided that nothing herein shall limit or otherwise restrict DEVELOPER's obligation to pay fees under the Accounting and Administration Services Agreement or royalties, advertising fund contributions, fees and all other payments that may become due under the Development Agreement or any Franchise Agreement entered into pursuant thereto.

     9.13 SUBMISSION TO JURISDICTION.  DEVELOPER agrees that any legal action or
          --------------------------
proceeding with respect to this Agreement, the Note, the Unit Pledge Agreement, the Subsidiary Security Agreement, the Accounting and Administration Services Agreement or any Security Instrument or the transactions contemplated hereby may be brought in any court of the State of Colorado, or in any court of the United States of America sitting in Colorado, and DEVELOPER hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to their respective person and property, and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to DEVELOPER or by the mailing thereof by registered or certified mail, postage prepaid to DEVELOPER at the address for DEVELOPER set forth in Section
9.4. Nothing in this paragraph shall affect the right of the Company to serve process in any other manner permitted by law or limit the rights of the Company to bring any such action or proceeding against DEVELOPER or property in the courts of any other jurisdiction. DEVELOPER hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     9.14 WAIVER OF JURY TRIAL.  No party to this instrument, which includes any
          --------------------
assignee, successor, heir or personal representative of a party, shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Agreement, the Note, the Unit Pledge Agreement, the Subsidiary Security Agreement, the Accounting and Administration Services Agreement, any Security Instrument, any related instrument, or the dealings or the relationship between the parties. No party will seek to consolidate any such action, in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived.

     THE PROVISIONS OF THIS SECTION 9.14 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY IN ENTERING INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date and year first above written.

                                    EINSTEIN/NOAH BAGEL CORP.


                                    By:________________________________________
                                         Title:________________________________


                                    ___________________________________________


                                         By:___________________________________
                                             its Manager


                                              By:______________________________
                                                   Title:  President

                                   EXHIBITS
                                   --------


     Exhibit A    Convertible Secured Note

     Exhibit B    Borrowing Certificate

     Exhibit C    Unit Pledge Agreement

     Exhibit D    Subsidiary Security Agreement

     Exhibit E    Advance Certificate

     Exhibit F    Opinion of Counsel for DEVELOPER

     Exhibit G    Accounting and Administration Services Agreement

     Exhibit H    Investor Representation Letter

                                   EXHIBIT A
                                   ---------

                           CONVERTIBLE SECURED NOTE
                           ------------------------

                           CONVERTIBLE SECURED NOTE
                           ------------------------


$__________                                                     Golden, Colorado
                                                                 _________, 1996


     FOR VALUE RECEIVED, _________________________, a Delaware limited liability company (the "DEVELOPER"), promises to pay to the order of Einstein/Noah Bagel Corp., a Delaware corporation (the "Company"), pursuant to the Loan Agreement (as hereinafter defined) at such place as the Company may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of ______ million dollars ($_________________) and any interest thereon, or, if less, the aggregate unpaid amount of the Loan made pursuant to Section 1.1 of the Loan Agreement and any interest thereon.

     This Note evidences the Loan made under, and is referred to in and is executed and delivered pursuant to, a Secured Loan Agreement as of even date herewith between the DEVELOPER and the Company (the "Loan Agreement"), to which reference is hereby made for a statement of the terms and conditions under which this Note may be repaid and accelerated and for a description of the collateral and security securing this Note. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

     Interest shall accrue daily on the aggregate outstanding principal balance of the Loan for the period commencing on the date the Loan is made until the Loan is paid in full, at a per annum rate equal to the rate designated and announced by Bank of America Illinois or its successor in interest (the "Bank") from time to time as its "reference rate" in effect at its principal office in Chicago, Illinois, plus 1%. The interest rate shall be adjusted, from time to time, on the same day on which the Bank adjusts its "reference rate." Interest only on the outstanding principal amount of the Loan shall be payable in arrears on the first day of each Retail Period during the Interest Payment Period. Interest on the outstanding principal amount of the Loan shall also be payable as otherwise provided herein in connection with principal payments and at maturity (whether by acceleration or otherwise).

     Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

     Any principal payment due under this Note not paid when due, whether at stated maturity, by notice of repayment, by acceleration or otherwise, shall, to the extent permitted by applicable law, thereafter bear interest (compounded monthly and payable upon demand) at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Note in respect of such principal amount until such unpaid amount has been paid in full (whether before or after judgment).

     Except as otherwise provided in the Loan Agreement, unless accelerated, the outstanding principal amount of the Loan shall be payable to the Company in 65 substantially equal periodic installments of principal (the amount of which periodic installments of principal shall be determined at the close of business on the Draw Loan Termination Date based on a schedule amortizing such outstanding principal balance of the Loan as of such date in 130 substantially equal periodic installments of principal), plus accrued but unpaid interest, on the first day of each Retail Period, commencing on the first day of the __________ Retail Period in the Company's fiscal year 19__ and continuing until the first day of the ______ Retail Period in the Company's fiscal year 20__, when the entire principal balance of the Loan and all interest accrued thereon shall be due and payable.

     This Note may be prepaid at any time without payment of penalty or premium. All payments made hereunder shall be applied first to interest and then to outstanding principal.

     If payment hereunder becomes due and payable on a Saturday, Sunday, or legal holiday, under the laws of the State of Colorado, the due date thereof shall be extended to the next succeeding business day.

     Demand, presentment, protest, diligence, notice of dishonor, and any other formality are hereby expressly waived by the DEVELOPER and any endorser or guarantor.


                                   ARTICLE I
                                   ---------

                              CONVERSION OF NOTE
                              ------------------

     1.1 The holder of this Note shall have the right, at such holder's option, to convert, subject to the terms, conditions and provisions of this Article I, the outstanding principal balance of this Note or any portion thereof into Voting Units at the price of $1.12 per Voting Unit, or, in the event an adjustment of such price has occurred pursuant to the provisions of Section 1.3, then at the price as last adjusted (referred to herein as the "Conversion Price"), at any time after both of the following have occurred: (i) the second anniversary of the Closing Date, and (ii) such time as DEVELOPER has completed not less than 80% of the Development Schedule set forth in the Development Agreement, and up to the later of (y) the date on which the DEVELOPER has properly repaid the outstanding principal balance of the Loan and all accrued interest thereon in full or (x) the first day of the ____________ Retail Period in the Company's fiscal year 20__; provided, however, that nothing herein shall impair, restrict or prohibit the exercise of remedies, including exercise of the conversion right, under Section 8.2 of the Loan Agreement upon the occurrence of a Default. In the event the outstanding principal balance of this Note is to be converted, the holder shall surrender this Note to the DEVELOPER at any time during usual business hours together with written notice (hereinafter referred to as "Conversion Notice") that the holder elects to convert this Note into Voting Units in accordance with the provisions of this Article I, and specifying the name or names in which the certificate or certificates, if any, evidencing the Voting Units issuable upon such conversion shall be registered, together with the addresses of the persons so named. In the event this Note is to be converted in part only, the DEVELOPER shall, upon surrender of this Note, execute and deliver to the holder thereof, at the expense of the DEVELOPER, a new Note in principal amount equal to the unconverted portion of this Note. In no event shall accrued interest be convertible into Voting Units.

     1.2 As promptly as practicable after the surrender, as herein provided, of this Note for conversion and the receipt of the Conversion Notice relating thereto, the DEVELOPER shall deliver to or upon the written order of the holder of this Note a certificate or certificates, or other evidence of ownership if Voting Units are uncertificated, representing the number of Voting Units of the DEVELOPER into which this Note may be converted in accordance with the provisions of this Article I and a new Note for any unconverted portion of the principal amount hereof. Subject to the following provisions of this Section 1.2, such conversion shall be deemed to have been made immediately before the close of business on the date that this Note shall have been surrendered for conversion together with the Conversion Notice, so that the rights of the holder of this Note as a Noteholder shall cease at such time and the person or persons entitled to receive the Voting Units upon conversion of this Note shall be treated for all purposes as having become the record holder or holders of such Voting Units at such time, and such conversion shall be at the Conversion Price in effect at such time. If the last day for the exercise of the conversion right shall not be a business day, then such conversion right may be exercised on the next succeeding business day.

     1.3 (a) In case of any reclassification or change of outstanding Units, or in case of any consolidation or merger of the DEVELOPER with or into any partnership, corporation, or other entity (other than a merger in which the DEVELOPER is the surviving entity and which does not result in any reclassification or change of outstanding Units, other than a change in number of Units issuable upon conversion of this Note) or in case of any sale or conveyance to any partnership, corporation, or other entity of the property of the DEVELOPER as an entirety or substantially as an entirety, then the holder of this Note shall have the right thereafter to convert this Note into the kind and amount of units and other securities and property receivable upon such reclassification, change, consolidation, merger, sale, or conveyance by a holder of the number of Voting Units of the DEVELOPER issuable upon conversion of this Note immediately prior to such reclassification, change, consolidation, merger, sale, or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.

          (b) The Conversion Price shall be adjusted in the event the DEVELOPER shall at any time (i) make a subdivision of or combine Units outstanding or
     (ii) make a distribution in cash, in kind, or in securities of any kind (including, but not limited to, any Unit split, other than cash distributions permitted pursuant to the provisions of Section 6.4 of the Loan Agreement ("Permitted Distributions")). In the event the

     DEVELOPER makes a subdivision of Units or makes a distribution in cash, in kind, or in securities of any kind (other than Permitted Distributions), the Conversion Price in effect immediately prior to such action shall be appropriately decreased, and in the event the DEVELOPER shall at any time combine Units outstanding, the Conversion Price in effect immediately prior to such combination shall be appropriately increased. An adjustment made pursuant to this Section 1.3(b) shall, in the event of a subdivision or combination, become effective retroactively immediately after the effective date thereof, and shall, in the event of a distribution, become effective retroactively immediately after the record date for the determination of members entitled thereto. Whenever the Conversion Price is adjusted, pursuant to this Section 1.3(b), the DEVELOPER shall promptly cause a notice to be given to such holder of this Note which will state the adjusted Conversion Price.

          (c) The DEVELOPER covenants that if any Units to be issued upon conversion of this Note require registration with or approval of any governmental authority under any federal or state law before such Units may be issued upon conversion, the DEVELOPER will, at its expense and as expeditiously as possible, cause such Units to be duly registered or approved, as the case may be.

          (d) Any issuance of certificates, or other evidence of ownership if Voting Units are uncertificated, for Voting Units upon the conversion of this Note shall be made without charge to the converting Noteholder for any tax in respect of the issuance of such certificates or other evidence of ownership, and such certificates or other evidence of ownership shall be issued in the respective names of, or in such names as may be directed by, the holder of this Note; provided, however, that the DEVELOPER shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate or other evidence of ownership in a name other than that of the holder of this Note, and the DEVELOPER shall not be required to issue or deliver such certificates or other evidence of ownership unless and until the person or persons requesting the issuance thereof shall have paid to the DEVELOPER the amount of such tax or shall have established to the reasonable satisfaction of the DEVELOPER that such tax has been paid.

          (e) Conversion of any portion of the principal balance of this Note shall not relieve the DEVELOPER of its obligation to pay any accrued but unpaid interest as of the date of conversion on the portion of the principal balance of this Note so converted.

          (f) To the extent that any portion of this Note is not converted into Voting Units, such portion shall remain a secured debt of the DEVELOPER payable in accordance with the terms of the Loan Agreement.

                                  ARTICLE II
                                  ----------

                                   ADVANCES
                                   --------

     2.1 Loan advances may be made from time to time by the Company to the DEVELOPER in the manner and on the terms and subject to the conditions set forth in the Loan Agreement. Upon granting each loan advance, the Company shall record the making and amount of such advance on its books in a separate loan account, and shall also record in the loan account all payments made by the DEVELOPER with respect to the Loan. The aggregate amount of all Advances, less the amounts of payment of principal made by the DEVELOPER, shall be the principal amount outstanding under this Note. The loan account shall be prima facie evidence of the unpaid amount of principal outstanding under this Note; provided, however, that failure to maintain such account or record any advances therein shall not relieve the DEVELOPER of its obligations to repay the outstanding principal amount of the Loan, all accrued interest thereon, and any amount payable with respect thereto in accordance with the terms of this Note.


                                  ARTICLE III
                                  -----------

                    DEFAULT, RIGHTS AND REMEDIES OF HOLDER
                    --------------------------------------

     3.1 The occurrence of a Default shall be a default under this Note. Upon any default under this Note, the holder of this Note may declare this Note due and payable in full and exercise such other rights and remedies as are available to the holder under the Loan Agreement or applicable law.

     3.2 If there is any default under this Note, and this Note is placed in the hands of an attorney for collection, or is collected through any court, including any bankruptcy court, the DEVELOPER promises to pay to the order of the holder hereof such holder's reasonable attorneys' fees and court costs incurred in collecting or attempting to collect or securing or attempting to secure this Note or enforcing the holder's rights with respect to the Collateral, to the extent allowed by the laws of the State of Colorado or any state in which any Collateral is situated.


                                  ARTICLE IV
                                  ----------

                                 MISCELLANEOUS
                                 -------------

     4.1 THIS NOTE HAS BEEN DELIVERED IN, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF, THE STATE OF

COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

     4.2 The holder of this Note may, with or without notice to any party, and without affecting the obligations of any maker, surety, guarantor, endorser, accommodation party, or any other party to this Note (i) extend the time for payment of either principal or interest from time to time, (ii) release or discharge any one or more parties liable on this Note, (iii) suspend the right to enforce this Note with respect to any persons, (iv) change, exchange, or release any property in which the holder has any interest securing this Note,
(v) justifiably or otherwise, impair any of the Collateral or suspend the right to enforce against any such Collateral, and (vi) at any time it deems it necessary or proper, call for and, should it be made available, accept, as additional security, the signature or signatures of additional parties or a security interest in property of any kind or description or both.

     4.3 Any provision herein, or in the Loan Agreement, or any other document executed or delivered in connection herewith or therewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither the Company nor any holder hereof shall in any event be entitled to receive or collect, nor shall any amounts received hereunder be credited, so that the Company or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person primarily obligated to pay this Note at the time in question. If any construction of this Note or the Loan Agreement, or any and all other papers, agreements or commitments, indicate a different right given to the Company or any holder hereof to ask for, demand, or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note, the Loan Agreement, and all other documents executed or delivered in connection herewith shall in all ways comply with applicable law and proper adjustments shall automatically be made accordingly. In the event that the Company or any holder hereof ever receives, collects, or applies as interest, any sum in excess of the maximum amount permitted by applicable law, if any, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to the DEVELOPER. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum amount permitted by applicable law, if any, the DEVELOPER and any holder hereof shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense or fee rather than as interest, and (b) "spread" the total amount of interest throughout the entire term of this Note.

     IN WITNESS WHEREOF, the DEVELOPER has caused this Note to be executed in its corporate name by the undersigned officer, thereunto duly authorized.


                                    ____________________________________________

                                    By:_________________________________________
                                       its Manager

                                         By:____________________________________
                                            Title:______________________________

                                   EXHIBIT B
                                   ---------

                             BORROWING CERTIFICATE
                             ---------------------

                             BORROWING CERTIFICATE
                             ---------------------

     The undersigned, the __________ of _______________, Inc., the manager of _________________________________ (the "DEVELOPER"), borrower under that certain
Secured Loan Agreement dated ____________, 1996 (the "Loan Agreement") between the DEVELOPER and Einstein/Noah Bagel Corp. (the "Company"), hereby certifies to the Company as follows:

     1. Loan proceeds in the aggregate amount of $__________ were disbursed by the Company for the benefit of DEVELOPER under the Loan Agreement during the two-week borrowing period ended ____________, 199_ (the "Borrowing Period"). DEVELOPER confirms that (a) the Company was authorized to disburse such amount on behalf of DEVELOPER, and (b) such amount was required and used by DEVELOPER for the purposes permitted under the Loan Agreement and for no other purpose.

     2. As of __________, 1996, the outstanding principal balance of the Loan is $_____________.

     3. The representations and warranties contained in Article IV of the Loan Agreement and in the Security Instruments delivered in connection therewith were true and correct at all times during the Borrowing Period, are true and correct on and as of the date hereof, and will be true and correct at all times during the next succeeding two-week borrowing period.

     4.   No Default or Event of Default has occurred and is continuing.

     5. DEVELOPER is in compliance with the Development Schedule (as defined in the Development Agreement).

     The Company is entitled to rely on this Certificate and the representations contained herein when disbursing loan proceeds during the next succeeding two-week borrowing period.

     Capitalized terms used but not defined herein have the meanings ascribed thereto in the Loan Agreement.


                                             ___________________________________

                                   EXHIBIT C
                                   ---------

                             UNIT PLEDGE AGREEMENT
                             ---------------------

                             UNIT PLEDGE AGREEMENT
                             ---------------------


     THIS UNIT PLEDGE AGREEMENT ("Pledge Agreement"), dated __________, 1996, is made and entered into by and between Einstein/Noah Bagel Corp., a Delaware corporation (the "Company"), and all of the holders (other than the Company and Einstein Bros. Equity Funding, L.L.C.) of Voting Units in ____________________________, a Delaware limited liability company (the "DEVELOPER"), and their spouses listed on the signature pages hereof and any other persons who, after the date of this Pledge Agreement, become holders of Voting Units in the DEVELOPER and their spouses (collectively, the "Members").


                                   RECITALS
                                   --------

     1. The Members own 100% of the issued and outstanding Voting Units in the DEVELOPER, in the amounts set forth on Schedule A hereto.

     2. The DEVELOPER has entered into a Secured Loan Agreement of even date herewith (the " Loan Agreement") with the Company pursuant to which the Company has agreed on the terms and subject to the conditions therein, to make the Loan (as defined in the Loan Agreement) to the DEVELOPER, which Loan is evidenced by a promissory note of even date herewith from the DEVELOPER to the Company (the " Note").

     3. Certain of the Members have executed promissory notes of even date herewith to DEVELOPER pursuant to which DEVELOPER has loaned such Members the money necessary for such Members to purchase certain of the Voting Units owned by them (each, a "Member Note"). To secure his obligation under his Member Note, each such Member has granted to DEVELOPER a security interest in and to the Voting Units (the "Second Pledge Agreement").

     4. As an inducement to the Company to enter into the Loan Agreement and as a condition to the effectiveness of the Company 's obligations under the Loan Agreement, the Members have agreed, among other things, to pledge to the Company, and grant a first-priority security interest to the Company, in and to, 100% of the issued and outstanding Voting Units in the DEVELOPER, and DEVELOPER has agreed that the pledge to it of, and its security interest in and to, the Voting Units will be junior to the pledge of and security interest in and to the Voting Units granted to the Company as provided herein.

     NOW, THEREFORE, the Company and the Members have agreed as follows:

     1.   CERTAIN DEFINITIONS.  The capitalized terms and phrases not otherwise
          -------------------
defined herein, shall have the meanings given them in the Loan Agreement, and the following terms or phrases shall have the following meanings:

          "Affiliate" shall mean, with respect to a specified person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

          "Collateral" shall mean the Pledged Units and any other property in which the Company acquires a security interest pursuant to this Pledge Agreement to secure any indebtedness or other obligation of the DEVELOPER to the Company.

          "Default" shall have the meaning given it in Section 10 of this Pledge Agreement.

          "Pledged Units" shall mean all the issued and outstanding Voting Units in the DEVELOPER now or hereafter owned by the Members.

          "Secured Obligations" shall mean the obligations secured by this Pledge Agreement described in Section 3 of this Pledge Agreement.

          "Voting Units" shall have the meaning ascribed thereto in the limited liability company agreement of DEVELOPER dated ___________, 1996, as amended.

     2.   GRANT OF SECURITY INTEREST.
          --------------------------

          (a) The Members hereby grant to the Company a security interest in all of their respective right, title, and interest in and to the Pledged Units whether now owned or hereafter acquired. The Members further grant to the Company a security interest in any rights to subscribe, liquidating distributions, distributions paid in units of ownership interest, new securities, or any other property to which the Members are or may hereafter become entitled to receive whether on account of the Pledged Units or otherwise other than cash distributions permitted pursuant to the provisions of Section 6.4 of the Loan Agreement. If the Members receive additional property of such nature, they shall immediately deliver such property to the Company to be held by the Company in the same manner as the property held pursuant to this Pledge Agreement.

          (b) The Members grant a further security interest to the Company in the proceeds or products of any sale or other disposition of the Pledged Units.

     3.   OBLIGATIONS SECURED.  The security interest created hereby secures
          -------------------
payment and performance of (a) the indebtedness evidenced by the Note, and all obligations contained in the Note, (b) all of the other obligations, agreements, covenants, and representations of the DEVELOPER under the Loan Agreement whether or not, either on the date of this Pledge Agreement or thereafter, evidenced by any note, instrument, or other writing, and (c) any and all other indebtedness, obligation, or liability of the DEVELOPER to the Company, however evidenced, whether existing on the date of this Pledge Agreement or arising thereafter, direct or indirect, absolute or contingent, joint and/or several.

     4.   REPRESENTATIONS AND WARRANTIES.  To induce the Company to enter into
          ------------------------------
this Pledge Agreement, each of the Members represents and warrants for himself as follows:

          (a) The Member has full right, power, and capacity to enter into and perform this Pledge Agreement; and this Pledge Agreement has been duly authorized, executed and delivered and constitutes a legal, valid, and binding obligation of the Member enforceable in accordance with its terms.

          (b) The Member has good and marketable title to the Pledged Units owned by him, and such Pledged Units are not subject to any lien, charge, pledge, encumbrance, claim, or security interest other than a second priority lien on the Pledged Units (the "Second Lien") in favor of DEVELOPER pursuant to the Second Pledge Agreement, if applicable, and the security interest created by this Pledge Agreement.

          (c) The Pledged Units owned by him constitute one hundred percent (100%) of the issued and outstanding equity interest of the DEVELOPER owned by him.

          (d)  The Pledged Units owned by him are fully paid and nonassessable.

          (e) Other than the LLC Agreement, the Member has not entered into any restriction or purchase agreement with respect to the Pledged Units, which would in any way restrict the sale, pledge, or other transfer of the Pledged Units or of any interest in or to the Pledged Units.

     5.   DURATION OF SECURITY INTEREST.  The Company, its successors and
          -----------------------------
assigns, shall hold the Pledged Units and security interest created hereby upon the terms of this Pledge Agree ment, and this security interest shall continue until all the Secured Obligations have been paid in full.

     6.   MAINTAINING FREEDOM FROM LIENS.  The Members shall keep the Pledged
          ------------------------------
Units and other Collateral free and clear of liens, other than the lien granted hereunder and, if applicable, the Second Lien, and shall pay all amounts, including taxes, assessments, or charges, which might result in a lien against the Pledged Units or other Collateral if left unpaid. If any such lien, assessment, claim, or charge shall nevertheless exist, and the Members fail to pay such amounts promptly, the Company may, but is not obligated to, pay such amounts, and such payment shall be conclusive evidence of the legality or validity thereof. The Members shall promptly reimburse the Company for any such payments, and until reimbursement, such payments shall be a part of the Secured Obligations.

     7.   CERTAIN RIGHTS RESPECTING PLEDGED UNITS.
          ---------------------------------------

          (a) The Members shall continue to be the owner of the Pledged Units and other Collateral so long as no Default has occurred and is continuing and may collect and retain all cash distributions now or hereafter payable on or on account of the Pledged Units and other Collateral which are permitted under the Loan Agreement, and, so long as no Default has occurred, may exercise voting rights with respect to the Pledged Units and other Collateral.

          (b) The Members shall not sell, transfer, or attempt to sell or transfer the Pledged Units or other Collateral, or any part thereof or interest therein, without the prior express written consent of the Company. Any such consent of the Company shall not constitute the release by the Company of its interest in the Pledged Units or other Collateral, and any such sale or transfer consented to shall transfer the Pledged Units or other Collateral subject to the security interest of the Company. Any such transfer shall be subject to the transferee member's agreement to be bound by the terms and subject to the conditions of this Pledge Agreement, such agreement to be evidenced by the transferee member's execution of this Pledge Agreement. The parties agree that a sale or transfer of Pledged Units or other Collateral pursuant to and in accordance with the terms and provisions of each Development Agreement and Franchise Agreement relating thereto between the DEVELOPER and the Company shall be deemed to be a sale or transfer of such Pledged Units or Collateral with the Company's prior express written consent hereunder, provided that any such transferee agrees to and does pledge to the Company such Pledged Units or Collateral as provided herein.

          (c) The Company, at its option upon any Default, may exercise all voting rights and privileges whatsoever with respect to the Pledged Units and other Collateral, including, without limitation, the right to receive distributions, and to that end the Members hereby constitute any officer of the Company as their proxy and attorney-in-fact for all purposes of voting the Pledged Units and other Collateral after any Default at any annual regular or special meeting of the DEVELOPER, and this appointment shall be deemed coupled with an interest and is and shall be irrevocable until all of the Secured Obligations have been fully paid and terminated, and all persons whatsoever shall be conclusively entitled to rely upon any oral or written certification of the Company that it is entitled to vote the Pledged Units and other Collateral hereunder. The Members shall execute and deliver to the Company any additional proxies and powers of attorney that the Company may desire in its own name in order to exercise the rights expressly granted to the Company under this Section 7(c). In addition to any other voting rights, the Company may, upon any Default, vote the Pledged Units and other Collateral to remove the managers of the DEVELOPER, or any of them, and to elect new managers of the DEVELOPER, who may thereafter manage the affairs of the DEVELOPER, operate its properties and carry on its business and otherwise take any action with respect thereto as it shall deem necessary and appropriate, and may also liquidate its business, and may authorize the borrowing of money in the name of the DEVELOPER, and the pledge of its assets to secure such borrowing.

     8.   ISSUANCE OR ACQUISITION OF NEW UNITS; MERGERS, SALES AND OTHER
          --------------------------------------------------------------
DISPOSITION OF ASSETS.  The Members shall not permit the DEVELOPER to (a) issue
- ----------------------
new units of ownership interest in DEVELOPER, or any options, subscription rights, or warrants with respect thereto (except as contemplated in and permitted by the Loan Agreement), (b) merge into or with or consolidate with any other entity, (c) sell or otherwise transfer any part of its assets (except in the ordinary course of business) or (d) liquidate or dissolve or take any action with a view toward liquidation or dissolution, in each case without the Company's prior written consent.

     9.   DELIVERY OF CERTIFICATES AND TRANSFER DOCUMENTS; PLEDGE OF ADDITIONAL
          ---------------------------------------------------------------------
UNITS.  If the Pledged Units are at any time represented by certificates, the
- -----
Members shall deliver to the Company such certificates in form suitable for transfer together with executed blank assignment or transfer documents, and the Company shall hold the certificates as bailee for DEVELOPER. If for any reason any of the Members acquires any interest in any additional membership units of the DEVELOPER (voting and nonvoting) such Member shall immediately deliver certificates representing those units in form suitable for transfer and blank assignment or transfer documents to the Company to be held by the Company in the same manner as the Pledged Units, and such units shall be pledged under this Pledge Agreement and constitute a part of the Collateral. With respect to any additional Voting Units acquired by any of the Members, the Company will hold certificates representing those Voting Units as bailee for DEVELOPER.

     10.  DEFAULT.  At the option of the Company, the occurrence of any Default
          -------
(as defined in the Loan Agreement) under the Loan Agreement shall constitute a default under this Pledge Agreement.

     11.  REMEDIES.
          --------

          (a) Upon the occurrence of any Default, the Company shall have all of the rights and remedies provided by law and/or by this Pledge Agreement, including but not limited to all of the rights and remedies of a secured party under the Uniform Commercial Code, and the Members hereby authorize the Company to hold such Pledged Units or to sell all or any part of the Pledged Units at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including the reasonable attorneys' fees and disbursements incurred by the Company) and then to the payment of the other Secured Obligations. The Company may be the purchaser at any such sale. The Members expressly authorize such sale or sales of the Pledged Units in advance of and to the exclusion of any sale or sales of or other realization upon any other collateral securing indebtedness or other obligations owed to the Company. The Company shall be under no obligation to preserve rights against prior parties.

          (b) The Members agree and acknowledge that because there may be no public market for the Pledged Units and because of applicable securities laws, a public sale of the Pledged Units may not be possible or advisable and sales at a private sale may be on terms less favorable than if such Pledged Units were sold at a public sale and may be at a price less favorable than a public sale. The Members agree that all such private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

     12.  EXERCISE OF REMEDIES.  The rights and remedies of the Company shall be
          --------------------
deemed to be cumulative, and any exercise of any right or remedy shall not be deemed to be an election of that right or remedy to the exclusion of any other right or remedy. Notwithstanding the foregoing, the Company shall be entitled to recover by the cumulative exercise of all remedies no more than the sum of
(a) the Secured Obligations remaining outstanding at the time of the exercise of remedies, plus (b) the costs, fees, and expenses the Company is otherwise entitled to recover.

     13.  RETURN OF COLLATERAL.  If certificates representing the Pledged Units
          --------------------
shall at any time have been delivered to the Company hereunder, the Company may at any time deliver the Pledged Units or other Collateral, or any part thereof, to the Members. The receipt by the Members of the Pledged Units or other Collateral, or any part thereof, shall be a complete and full discharge of the Company, and the Company shall be discharged from any liability or responsibility with respect thereto.

     14.  COMMUNICATIONS AND NOTICES.
          --------------------------

          (a) Any requirement of the Uniform Commercial Code of reasonable notice shall be met if such notice is given at least five business days before the time of sale, disposition, or other event or thing giving rise to the requirement of notice.

          (b) All communications and notices shall be in writing and shall be deemed to have been duly given if delivered personally to the party to whose attention the notice is directed or sent by overnight express, facsimile transmission, express mail delivery service, or registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

          If to the Members:        the addresses shown on the signature pages

          If to the Company:        Einstein/Noah Bagel Corp.
                                    1526 Cole Blvd., Suite 200
                                    Golden, CO  80401
                                    Attention:    Vice President,
                                                  Franchise Development
                                    Facsimile:  (303) 202-3490

          with a copy to:           Einstein/Noah Bagel Corp.
                                    1526 Cole Blvd., Suite 200
                                    Golden, CO  80401
                                    Attention:  General Counsel
                                    Facsimile:  (303) 202-3490

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given when so delivered. Any notice delivered by facsimile transmission shall be deemed to have been given on the earlier of the date it is actually received or one day after such transmission. Any notice delivered by overnight express courier will be deemed to have been given on the next succeeding business day after the day it is sent to the intended recipient at the address set forth above, and any notice delivered by registered or certified mail or express mail delivery service shall be deemed to have been duly given on the earlier of the date it is actually received or three business days after it is sent to the intended recipient at the address set forth above.

     15.  FURTHER ASSURANCES.  The Members shall sign any such other documents
          ------------------
or instruments, including UCC financing statements, and take such other action, as the Company may request to more fully create and maintain, or to verify, ratify, or perfect the security interest intended to be created by this Pledge Agreement.

     16.  MULTIPLE COUNTERPARTS.  This Pledge Agreement may be executed in two
          ---------------------
or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Pledge Agreement or the terms thereof to produce or account for more than one such counterpart.

     17.  MISCELLANEOUS.
          -------------

          (a) Failure by the Company to exercise any right shall not be deemed a waiver of that right, and any single or partial exercise of any right shall not preclude the further exercise of that right. Every right of the Company shall continue in full force and effect until such right is specifically waived in writing signed by the Company.

          (b) If any provision of this Pledge Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of the Pledge Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, and the provisions of this Pledge Agreement shall be severable in any such instance.

          (c) The headings of the sections of this Pledge Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Pledge Agreement.

          (d) This Pledge Agreement shall benefit the Company, its successors and assigns, and all obligations of the Members shall bind their successors and assigns. The Members acknowledge that the Company may assign or otherwise transfer (in whole or in part) the Note, the Loan Agreement, or this Pledge Agreement to any other person, and such other person shall thereupon become vested with all of the benefits in respect thereof granted to the Company thereunder (including the benefits under this Pledge Agreement).

          (E) THIS PLEDGE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

          (f) This Pledge Agreement and the Loan Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior understandings with respect to the subject matter hereof. No change, modification, addition, or termination of this Pledge Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

          (g) To the extent any spouse of a Member is deemed, under applicable law or otherwise, to have an interest in the Collateral, such spouse hereby waives, relinquishes, and forever releases such interest in such Collateral and agrees that such Collateral is subject to all of the terms and provisions of this Pledge Agreement, especially, without limitation, Sections 10 and 11 hereof, and further agrees to be bound by the terms and provisions hereof and to execute, acknowledge, and deliver such further assignments, transfers, conveyances, powers of attorney, and assurances as may be required to sell the Pledged Units as provided in Section 11 hereof, and as may be otherwise appropriate to carry out the transactions contemplated by this Pledge Agreement.

          (h) Each of the Members agrees that any legal action or proceeding with respect to this Pledge Agreement or the transactions contemplated hereby may be brought in any court of the State of Colorado, or in any court of the United States of America sitting in Colorado, and each of the Members hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property, and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to each of the Members or by the mailing thereof by registered or certified mail, postage prepaid addressed to each of the Members at the address for notices as provided in Section 14 hereof. Nothing in this paragraph shall affect the right of the Company to serve process in any other manner permitted by law or limit the right of the Company to bring any such action or proceeding against the Members or property in the courts of any other jurisdiction. Each of the Members hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     18.  WAIVER OF JURY TRIAL.  No party to this instrument, which includes any
          --------------------
assignee, successor, heir or personal representative of a party, shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Agreement, any related instrument, or the dealings or the relationship between the parties. If the subject matter of any such litigation is one in which the waiver of a jury trial is prohibited, if at all, under the controlling law of the applicable jurisdiction, by constitutional or statutory provision, no party hereto will present as a defense or counterclaim in such litigation any claim which would reduce or offset any amount or right claimed under the provisions of this Pledge Agreement. No party will seek to consolidate any such action, in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived.

     THE PROVISIONS OF THIS Section 18 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY IN ENTERING INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto executed this Pledge Agreement to be effective as of the date and year first above written.

                                    EINSTEIN/NOAH BAGEL CORP.


                                    By:_________________________________________
                                       Its:_____________________________________


                                    MEMBERS


                                    Signature pages attached

DEVELOPER hereby executes this Pledge Agreement for purposes of acknowledging and consenting to its execution by DEVELOPER's members and agrees that its security interest in and to the Pledged Units is junior to the security interest in and to the Pledged Units granted to the Company hereunder.

                                    ____________________________________________


                                    By:_________________________________________
                                       its Manager


                                         By:____________________________________
                                            Title:______________________________

                                  SCHEDULE A
                                      TO
                               PLEDGE AGREEMENT
                               ----------------


                       Pledged Units at _____ ___, 1996




          NO. OF UNITS                                      ISSUED TO
          ------------                                      ---------

                                   EXHIBIT D
                                   ---------


                         SUBSIDIARY SECURITY AGREEMENT
                         -----------------------------

                         SUBSIDIARY SECURITY AGREEMENT
                         -----------------------------


     THIS SECURITY AGREEMENT, dated as of __________, 199_ (this "Security Agreement"), is made by __________________, a ____________ corporation (the
"Subsidiary"), in favor of Einstein/Noah Bagel Corp., a Delaware corporation (the "Company").


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, ______________________________, a Delaware limited liability company (the "Borrower"), has entered into a Secured Loan Agreement dated __________, 1996 (the "Loan Agreement"), with the Company pursuant to which the Company has agreed on the terms and conditions therein, to make the Loan (as defined in the Loan Agreement) to the Borrower; and

     WHEREAS, the Subsidiary is a wholly-owned subsidiary of the Borrower;

     WHEREAS, as a condition to the effectiveness of the Company's obligations under the Loan Agreement, the Subsidiary has agreed, among other things, to grant to the Company a first-priority security interest in and to the Collateral hereinafter described;

     NOW, THEREFORE, to secure (a) the payment of the principal sum of _______________ Dollars ($____________), together with interest thereon, in accordance with the terms of a promissory note dated ____________, 19___, issued by the Borrower pursuant to the Loan Agreement (the "Note"), (b) the performance of the covenants herein contained and any monies expended by the Company in connection therewith, (c) the payment of all obligations and performance of all covenants of the Borrower under the Loan Agreement, the Unit Pledge Agreements and all other Security Instruments (as defined in the Loan Agreement) and any other documents, agreements or instruments between the Borrower or the Subsidiary and the Company given in connection therewith, and (d) any and all other indebtedness, obligations and liabilities of any kind of the Borrower and/or the Subsidiary to the Company now or hereafter existing, direct or indirect, absolute or contingent, joint and/or several, secured or unsecured, arising by operation of law or otherwise, and whether incurred by the Subsidiary as principal, surety, endorser, guarantor, accommodation party or otherwise (all of the aforesaid indebtedness, obligations and liabilities of the Borrower and/ or the Subsidiary being herein called the "Secured Obligations", and all of the documents, agreements and instruments between the Subsidiary and the Company evidencing or securing the repayment of, or otherwise pertaining to the Secured Obligations being herein collectively called the "Operative Documents"), for value received and pursuant to the Loan Agreement, the Subsidiary hereby grants, assigns and transfers to the Company a security interest in and to the following described property whether now owned or existing or hereafter acquired or arising and wherever located (all of which is herein collectively called the "Collateral"):

          (a) all of the Subsidiary's real estate, accounts, equipment (including, but not limited to machinery, furniture, fixtures, tools, vehicles, and other tangible property), inventory, leasehold improvements, contract rights (including its rights as lessee under all leases of real property), general intangibles, deposit accounts, tax refunds, chattel paper, instruments, notes, letters of credit, documents, and documents of title;

          (b)  all insurance proceeds of or relating to any of the foregoing;

          (c) all of the Subsidiary's books, records, and computer programs and data relating to any of the foregoing; and

          (d) all accessories and additions to, and substitutions for, and replacements, products and proceeds of, any of the foregoing.

     1.   REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.  The Subsidiary
          -----------------------------------------------------
further represents, warrants, covenants, and agrees with the Company as follows:

          (a)  OWNERSHIP OF COLLATERAL; SECURITY INTEREST PRIORITY.  At the time
               ---------------------------------------------------
     any Collateral becomes subject to a security interest of the Company hereunder, unless the Company shall otherwise consent, the Subsidiary shall be deemed to have represented and warranted that (i) the Subsidiary is the lawful owner of such Collateral and has the right and authority to subject the same to the security interest of the Company; (ii) none of the Collateral is subject to any lien other than that in favor of the Company and there is no effective financing statement covering any of the Collateral on file in any public office, other than in favor of the Company. This Security Agreement creates in favor of the Company a valid and perfected first-priority security interest in the Collateral enforceable against the Subsidiary and all third parties and securing the payment of the Secured Obligations and all filings and other actions necessary or desirable to create, preserve or perfect such security interests have been duly taken.

          (b)  LOCATION OF OFFICES, RECORDS AND FACILITIES.  The Subsidiary's
               -------------------------------------------
     chief executive office and chief place of business and the office where the Subsidiary keeps its records concerning its accounts, contract rights, chattel papers, instruments, general intangibles and other obligations arising out of or in connection with the sale or lease of goods or the rendering of services or otherwise ("Receivables"), and all originals of all leases and other chattel paper which evidence Receivables, are located in the State of ___________, County of ____________ at
     ______________________________. The Subsidiary will provide the Company with prior written notice of any proposed change in the location of its chief executive office and will not change the location of its chief executive office without the prior written consent of the Company. The federal tax identification number of the Subsidiary is ____________. The name of the Subsidiary is ______________________, and the

     Subsidiary operates under no other names [except for "________________________"]. The Subsidiary shall not change its name without the prior written consent of the Company.

          (c)  LOCATION OF INVENTORY, FIXTURES, MACHINERY AND EQUIPMENT.  All
               --------------------------------------------------------
     Collateral consisting of inventory, fixtures, machinery or equipment is, and will be, located within the Development Area, and at no other locations without the prior written consent of the Company. If the Collateral described in this paragraph 1(c) is kept at leased locations or warehoused, the Subsidiary has obtained appropriate landlord's lien waivers or appropriate warehousemen's notices have been sent, each satisfactory to the Company, unless waived by the Company.

          (d)  LIENS, ETC.  The Subsidiary will keep the Collateral free at all
               ----------
     times from any and all liens, security interests or encumbrances other than those described in paragraph 1(a)(ii) hereof and those consented to in writing by the Company. The Subsidiary will not, without the prior written consent of the Company, sell or lease, or permit or suffer to be sold or leased, any of the Collateral except inventory which is sold or, subject to the Company's security interest therein, is leased in the ordinary course of the Subsidiary's business, and tangible Collateral which is disposed of in the ordinary course of the Subsidiary's business as being obsolete. The Company or its attorneys may at any and all reasonable times inspect the Collateral and for such purpose may enter upon any and all premises where the Collateral is or might be kept or located.

          (e)  INSURANCE.  The Subsidiary shall keep the tangible Collateral
               ---------
     insured at all times against loss by theft, fire and other casualties and shall otherwise comply with the insurance provisions set forth in Section
     5.4 of the Loan Agreement.

          (f)  TAXES, ETC.  The Subsidiary will pay promptly, and within the
               ----------
     time that they can be paid without interest or penalty, any taxes, assessments and similar imposts and charges, not being contested in good faith, which are now or hereafter may become a lien, charge or encumbrance upon any of the Collateral. If the Subsidiary fails to pay any such taxes, assessments or other imposts or charges in accordance with this Section, the Company shall have the option to do so and the Subsidiary agrees to repay forthwith all amounts so expended by the Company with interest at the default rate set forth in the Loan Agreement.

          (g)  FURTHER ASSURANCES.  The Subsidiary will do all acts and things
               ------------------
     and will execute all financing statements and writings requested by the Company to establish, maintain and continue a perfected and valid security interest of the Company in the Collateral, and will promptly on demand pay all reasonable costs and expenses of filing and recording all instruments, including the costs of any searches deemed necessary by the Company to establish and determine the validity and the priority of the Company's security interests. A carbon, photographic or other reproduction of this Security

     Agreement or any financing statement covering the Collateral shall be sufficient as a financing statement.

          (h)  MAINTENANCE OF TANGIBLE COLLATERAL.  The Subsidiary will cause
               ----------------------------------
     the tangible Collateral to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and in accordance with any manufacturer's manual, and shall forthwith, or, in the case of any loss or damage to any of the tangible Collateral as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements made in connection therewith which are necessary or desirable to such end. The Subsidiary shall promptly furnish to the Company a statement respecting any loss or damage to any of the tangible Collateral.

          (i)  MAINTENANCE OF INTANGIBLE COLLATERAL.  The Subsidiary shall
               ------------------------------------
     preserve and maintain all rights of the Subsidiary and the Company in the intangible Collateral, including without limitation the payment of all maintenance fees and the taking of appropriate action at the Subsidiary's expense to halt the infringement of any of the intangible Collateral.

          (j)  SPECIAL RIGHTS REGARDING ACCOUNTS RECEIVABLE.  The Company or any
               --------------------------------------------
     of its agents may, at any time and from time to time in its sole discretion and irrespective of the existence of any event of default under this Security Agreement, verify directly with the Subsidiary's account debtors the accounts pledged hereunder in any manner. The Company or any of its agents may, at any time from time to time in its sole discretion, notify the Subsidiary's account debtors of the security interest of the Company in the Collateral and/or direct such account debtors that all payments in connection with such obligations and the Collateral be made directly to the Company in the Company's name. If the Company or any of its agents shall collect such obligations directly from the Subsidiary's account debtors, the Company or any of its agents shall have the right to resolve any disputes relating to returned goods directly with the Subsidiary's account debtors in such manner and on such terms as the Company or any of its agents shall deem appropriate. The Subsidiary directs and authorizes any and all of its present and future account debtors to comply with requests for information from the Company, the Company's designees and agents and/or auditors, relating to any and all business transactions between the Subsidiary and the Subsidiary's account debtors. The Subsidiary further directs and authorizes all of its account debtors upon receiving a notice or request sent by the Company or the Company's agents or designees to pay directly to the Company any and all sums of money or proceeds now or hereafter owing by the Subsidiary's account debtors to the Subsidiary, and any such payment shall act as a discharge of any debt of such account debtor to the Subsidiary in the same manner as if such payment had been made directly to the Subsidiary. The Subsidiary agrees to take any and all action as the Company may request to assist the Company in exercising the rights described in this Section.

     2.   EVENTS OF DEFAULT.  The occurrence of any Event of Default specified
          -----------------
in the Loan Agreement shall be deemed an event of default under this Security Agreement.

     3.   REMEDIES.  Upon the occurrence of any such event of default, the
          --------
Company shall have and may exercise any one or more of the rights and remedies provided to it under this Security Agreement or any of the other Operative Documents or provided by law, including but not limited to all of the rights and remedies of a secured party under the Uniform Commercial Code, and the Subsidiary hereby agrees to assemble the Collateral and make it available to the Company at a place to be designated by the Company which is reasonably convenient to both parties, authorizes the Company to take possession of the Collateral with or without demand and with or without process of law and to sell and dispose of the same at public or private sale and to apply the proceeds of such sale to the costs and expenses thereof (including reasonable attorneys' fees and disbursements, incurred by the Company) and then to the payment of the indebtedness and satisfaction of other Secured Obligations. Any requirement of reasonable notice shall be met if the Company sends such notice to the Subsidiary, by registered or certified mail, at least five days prior to the date of sale, disposition or other event giving rise to a required notice. The Company may be the purchaser at any such sale. The Subsidiary expressly authorizes such sale or sales of the Collateral in advance of and to the exclusion of any sale or sales of or other realization upon any other collateral securing the Secured Obligations. The Company shall have no obligation to preserve rights against prior parties. The Subsidiary hereby waives as to the Company any right of subrogation or marshaling of such Collateral and any other collateral for the Secured Obligations. To this end, the Subsidiary hereby expressly agrees that any such collateral or other security of the Subsidiary or any other party which the Company may hold, or which may come to any of them or any of their possession, may be dealt with in all respects and particulars as though this Security Agreement were not in existence. The parties hereto further agree that public sale of the Collateral by auction conducted in any county in which any Collateral is located or in which the Company or the Subsidiary does business after advertisement of the time and place thereof shall, among other manners of public and private sale, be deemed to be a commercially reasonable disposition of the Collateral. The Subsidiary shall be liable for any deficiency remaining after disposition of the Collateral.

     4.   REMEDIES CUMULATIVE.  No right or remedy conferred upon or reserved to
          -------------------
the Company under any Operative Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy of the Company under any Operative Document or under applicable law may be exercised from time to time and as is often as may be deemed expedient by the Company. To the extent that it lawfully may, the Subsidiary agrees that it will not at any time insist upon, plead, or in any manner whatever claim or take any benefit or advantage of any applicable present or future stay, extension or moratorium law, which may effect observance or performance of any provisions of any Operative Document; nor will it claim, take or insist upon any benefit or advantage of any present or future law providing for the valuation or appraisal of any security for its obligations under any Operative Document prior to any sale or sales thereof which may be made under or by virtue of any instrument governing the same; nor will it, after any such sale or sales, claim or exercise any right, under any applicable law to redeem any portion of such security so sold.

     5.   CONDUCT NO WAIVER.  No waiver of default shall be effective unless in
          -----------------
writing executed by the Company and waiver of any default or forbearance on the part of the Company in enforcing any of its rights under this Security Agreement shall not operate as a waiver of any other default or of the same default on a future occasion or of such right.

     6.   GOVERNING LAW; DEFINITIONS.  This Security Agreement is a contract
          --------------------------
made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with, the laws of the State of Colorado applicable to contracts made and to be performed entirely within such State. Terms used but not defined herein shall have the respective meaning ascribed thereto in the Loan Agreement. Unless otherwise defined herein or in the Loan Agreement, terms used in Article 9 of the Uniform Commercial Code in the State of Colorado are used herein as therein defined on the date hereof. The headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify any of the terms or provisions hereof.

     7.   NOTICES.  All notices, demands, requests, consents and other
          -------
communications hereunder shall be delivered and shall be effective in the manner specified in Section 9.4 of the Loan Agreement.

     8.   RIGHTS NOT CONSTRUED AS DUTIES.   The Company neither assumes nor
          ------------------------------
shall it have any duty of performance or other responsibility under any contracts in which the Company has or obtains a security interest hereunder. If the Subsidiary fails to perform any agreement contained herein, the Company may but is in no way obligated to itself perform, or cause performance of, such agreement, and the expenses of the Company incurred in connection therewith shall be payable by the Subsidiary under paragraph 11.

     9.   AMENDMENTS.  None of the terms and provisions of this Security
          ----------
Agreement may be modified or amended in any way except by an instrument in writing executed by each of the parties hereto.

     10.  SEVERABILITY.  If any one or more provisions of this Security
          ------------
Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired or prejudiced thereby.

     11.  EXPENSES.  The Subsidiary agrees to indemnify the Company from and
          --------
against any and all claims, losses and liabilities growing out of or resulting from this Security Agreement (including, without limitation, enforcement of this Security Agreement), except claims, losses or liabilities resulting from the Company's gross negligence or willful misconduct.

     12.  SUCCESSORS AND ASSIGNS; TERMINATION.  This Security Agreement shall
          -----------------------------------
create a continuing security interest in the Collateral and shall (a) remain in full force and effect until full payment and performance of the Secured Obligations (b) be binding upon the Subsidiary, its successors and assigns and
(c) inure, together with the rights and remedies of the Company hereunder, to the benefit of the Company and its successors, transferees and assigns. Upon the full payment and performance of the Secured Obligations the security interests granted hereby shall terminate and all rights to the Collateral shall revert to the Subsidiary. Upon any such termination, the Company will, at the Subsidiary's expense, execute and deliver to the Subsidiary such documents as the Subsidiary shall reasonably request to evidence such termination.

     13.  SUBMISSION TO JURISDICTION.  The Subsidiary agrees that any legal
          --------------------------
action or proceeding with respect to this Security Agreement or the transactions contemplated hereby may be brought in any court of the State of Colorado, or in any court of the United States of America sitting in Colorado, and the Subsidiary hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to their respective person and property, and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to the Subsidiary or by the mailing thereof by registered or certified mail, postage prepaid addressed to the Subsidiary at the address for notices as provided in Section 7 hereof. Nothing in this paragraph shall affect the right of the Company to serve process in any other manner permitted by law or limit the right of the Company to bring any such action or proceeding against the Subsidiary or property in the courts of any other jurisdiction. The Subsidiary hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     14.  WAIVER OF JURY TRIAL.  No party to this instrument, which includes any
          --------------------
assignee, successor, heir or personal representative of a party, shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Agreement, any related instrument, or the dealings or the relationship between the parties. If the subject matter of any such litigation is one in which the waiver of a jury trial is prohibited, if at all, under the controlling law of the applicable jurisdiction, by constitutional or statutory provision, no party hereto will present as a defense or counterclaim in such litigation any claim which would reduce or offset any amount or right claimed under the provisions of this Agreement. No party will seek to consolidate any such action, in which a jury has been waived, with any other action in which a jury trial cannot or has not been waived.

     THE PROVISIONS OF THIS Section 14 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY IN ENTERING INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the Subsidiary has caused this Security Agreement to be duly executed as of the day and year first set forth above.

                                    [NAME OF SUBSIDIARY]


                                    By:_________________________________________
                                       Its:_____________________________________

                                   EXHIBIT E
                                   ---------

                   FORM OF CERTIFICATE TO ACCOMPANY ADVANCES
                   -----------------------------------------

                           CERTIFICATE FOR ADVANCES
                           ------------------------


     The undersigned, the _______________ of _________________, Inc., the
manager of ______________________________ (the "DEVELOPER"), borrower under that certain Secured Loan Agreement dated ___________, 1996 (the "Loan Agreement") between the DEVELOPER and Einstein/Noah Bagel Corp. (the "Company"), hereby requests a Loan Advance in the amount of $__________ to be made on __________, 19__.

     In support of this request, the DEVELOPER hereby represents and warrants to the Company as follows:

     1. The amount of the Advance is required and will be used by the DEVELOPER for the purposes permitted under Section 1.2 of the Loan Agreement and for no other purposes.

     2. The representations and warranties contained in Article IV of the Loan Agreement and in the Security Instruments delivered in connection therewith are true and correct on and as of the date hereof, and will be true and correct on the date such Advances are made.

     3.   No Default or Event of Default has occurred or is continuing.

     4. All of the conditions to Advances set forth in Article III of the Loan Agreement have been satisfied.

     5. DEVELOPER has expended at least 75% of its equity capital (other than equity represented by the Member Notes) for the purposes set forth in the Loan Agreement and for no other purposes.

     6.   DEVELOPER is in compliance with the Development Schedule.

     7. The amount of the requested Advance is the amount DEVELOPER reasonably expects (and which DEVELOPER reasonably believes is necessary) to expend within the 60-day period immediately following the receipt of the Advance to purchase, design, construct and equip Stores in accordance with Section 1.2 of the Loan Agreement that are scheduled to open within 6 months of the Advance date.

     Capitalized terms used but not defined herein have the meanings ascribed thereto in the Loan Agreement.

Date: ____________________, 199_


                                        ______________________________

                                   EXHIBIT F
                                   ---------

                          FORM OF OPINION OF COUNSEL
                          --------------------------

                         [Form of Opinion of Counsel]
                                    [Date]


Einstein/Noah Bagel Corp.
1526 Cole Blvd., Suite 200
Golden, CO  80401

     Re:

Ladies and Gentlemen:

     We have acted as counsel for ______________________________, a Delaware limited liability company (the "Company") in connection with the preparation, execution, and delivery of the Documents (as hereinafter defined). This opinion is furnished to you pursuant to Section 7.1 of the Agreement (as hereinafter defined). As used herein, the term "State" means the State of [opining jurisdiction] and the term "UCC" means the Uniform Commercial Code as in effect in the State on the date hereof. Other capitalized terms used herein and not otherwise defined herein have the meanings provided in the Agreement.

     The documents we have examined in rendering this opinion are the following:

          (i)    The following, collectively called the "Documents":

                 (a) the Secured Loan Agreement (the "Agreement"), of even date herewith, between the Company and Einstein/Noah Bagel Corp. ("ENBC");

                 (b) the Convertible Secured Note of the Company, of even date herewith and delivered pursuant to the Agreement (the " Note");

                 (c)  the Unit Pledge Agreement (the "Pledge Agreement");

                 [(d) the Subsidiary Security Agreement, dated of even date herewith between ____________________ and ENBC pursuant to the Agreement (the "Subsidiary Security Agreement"); and]

                 (e) The Development Agreement, of even date herewith, by and between the Company and ENBC, as amended by [as applicable] (the "Development Agreement")

                 (f)  [other documents as applicable]

          (ii)   A certificate of the Secretary of the Company certifying as to
     (A) the certificate of formation and LLC Agreement of the Company and (B) evidence of authorization of the transactions contemplated by the Documents;

          (iii) Copies of those indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and orders, writs, judgments, awards, injunctions and decrees, which have been certified by the Secretary of the Company as those documents which affect or purport to affect the Company's right to borrow money under, or right to undertake and perform its obligations under, the Documents (collectively, the "Other Agreements and Court Orders"), a copy of which certificate is attached hereto as Exhibit
                                                                       -------
     A; and
     -
          (iv) A certificate of the Secretary of State of the State of Delaware, dated ________________, attesting to the continued existence and good standing of the Company in that state.

     We have also examined such other documents and records, and other certificates, opinions and instruments and have conducted such investigation as we have deemed necessary as a basis for the opinions expressed below. As to factual matters relevant to our opinions expressed below, we have, without independent investigation, relied upon all of the foregoing, upon the factual representations made by the Company in Article VI of the Agreement, upon certificates of the officers of the Company and of public officials, and upon public records.

     Based upon and subject to the matters stated herein and upon such investigation as we have deemed necessary, we are of the opinion that:

          1. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation, with corporate power and authority to enter into the Agreement and to issue the Note and incur the indebtedness to be evidenced thereby.

          [2. The Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with corporate power and authority to enter into the Documents to which it is a party.]

          3. Each of the Documents to which the Company is a party has been duly authorized by all required action on the part of the Company, and each of them has been duly executed and delivered by the Company, and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          [4. Each of the Documents to which the Subsidiary is a party has been duly authorized by all required corporate action on the part of the Subsidiary, and each of them has been duly executed and delivered by the Subsidiary, and constitutes the legal, valid, and binding obligation of the Subsidiary, enforceable against the Subsidiary in accordance with its terms.]

          5. The execution and delivery of the Documents and the performance by the Company of its obligations thereunder, will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of any lien or encumbrance upon any of the properties of the Company pursuant to the provisions of (a) its certificate of formation or LLC Agreement, (b) any of the Other Agreements and Court Orders, or (c) any law, rule, or regulation including without limitation Regulation G, T, U or X of the Board of Governors of the Federal Reserve.

          [6. The execution and delivery of the Documents and the performance by the Subsidiary of its obligations thereunder, will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of any lien or encumbrance upon any of the properties of the Subsidiary pursuant to the provisions of
     (a) its Certificate of Incorporation or bylaws, (b) any of the Other Agreements and Court Orders, or (c) any law, rule, or regulation including without limitation Regulation G, T, U or X of the Board of Governors of the Federal Reserve.]

          7. To the best of our knowledge, no consent, authorization, appraisal, or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other person, which has not been obtained or taken, is required for the execution and delivery of, or the performance by the Company [or the Subsidiary] of their respective obligations under, each of the Documents.

          8. Under applicable law, the Company's certificate of formation or LLC Agreement, and all contracts, agreements, or restrictions known by us to bind the Company, the vote of the holders of a majority of the Voting Units is sufficient to elect the manager or managers of the Company, approve the merger, consolidation, or sale of substantially all of the assets of the Company, or take any other action whatsoever.

          9. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          10. The Company is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          11. The Agreement creates a valid security interest in your favor as security for the payment of the obligations of the Company under the Agreement and the Note in all of the Company's right, title, and interest in and to all personal property (the "Code Collateral") included within the definition of the term Collateral (as defined in the Agreement) in which a security interest can be granted under the UCC and Non-[opining jurisdiction] Codes (as such term is hereinafter defined)./1/ We have examined the financing statements (the "Financing Statements") to be filed in the filing offices listed on Annex I attached hereto (the "Filing
                                     -------
     Offices") with respect to the security interests granted to ENBC pursuant to the Agreement, and upon the filing of such Financing Statements in the Filing Offices, and assuming that the representations made in the Agreement with respect to the location of the Code Collateral and the chief executive office of the Company are and remain true and correct: (a) all filings, registrations and recordings necessary to perfect the security interest granted to you under such Agreement in respect of all Code Collateral in which a security interest may be perfected by filing a financing statement in the Filing Offices will have been accomplished; and (b) the security interests granted to you pursuant to such Agreement in and to such Code Collat eral will be perfected to the extent that such security interests may be perfected by filing financing statements in the Filing Offices under the UCC and the Non-[opining jurisdiction] Codes.

          [12. The Subsidiary Security Agreement creates a valid security interest in your favor as security for the payment of the obligations of the Company under the Agreement and the Note in all of the Subsidiary's right, title, and interest in and to all personal property (the "Code Collateral") included within the definition of the term Collateral (as defined in the Agreement) in which a security interest can be granted under the UCC and Non-[opining jurisdiction] Codes (as such term is hereinafter defined)./2/ We have examined the financing statements (the "Financing Statements") to be filed in the filing offices listed on Annex I attached
                                                              -------
     hereto (the "Filing Offices") with respect to the security interests granted to ENBC pursuant to the Subsidiary Security Agreement, and upon the filing of such Financing Statements in the Filing Offices, and assuming that the representations made in the Subsidiary Security Agreement with respect to the location of the Code Collateral and the chief executive office of the Subsidiary are and remain true and correct: (a) all filings, registrations and recordings necessary to perfect the security interest granted to you under such Subsidiary Security Agreement in respect of all Code Collateral in which a security interest may be perfected by filing a financing

______________________

/1/* Opinion with respect to the perfection of security interests in Non-Opining Jurisdictions is only required when the Company has code Collateral or its chief executive office outside of the Non-Opining Jurisdiction.

/2/* Opinion with respect to the perfection of security interests in Non-Opining Jurisdictions is only required when the Company has code Collateral or its chief executive office outside of the Non-Opining Jurisdiction.

     statement in the Filing Offices will have been accomplished; and (b) the security interests granted to you pursuant to such Subsidiary Security Agreement in and to such Code Collateral will be perfected to the extent that such security interests may be perfected by filing financing statements in the Filing Offices under the UCC and the Non-[opining jurisdiction] Codes.]

          13. The Pledge Agreement create a valid security interest in your favor as security for payment of the Secured Obligations in the Collateral (as such terms are defined in the Pledge Agreement). The security interests created in your favor under the Pledge Agreement with respect to such Pledged Units constitute perfected security interests in such Pledged Units.

     In addition to any assumptions, qualifications and other matters set forth elsewhere herein, the opinions set forth above are subject to the following:

          (a) For the purposes of this opinion, we have assumed that the Code Collateral exists and the Company and the Subsidiary have rights or title to each item thereof, that all natural persons have legal capacity, that all items submitted to us as originals are authentic and all signatures thereon are genuine, that all items submitted to us as copies conform to the originals and each such original or copy is complete and has been duly executed and delivered by each party (other than the Company and the Subsidiary) pursuant to due authorization as such party's legal, valid, and binding obligation, enforceable against such party in accordance with its respective terms.

          (b) Our opinion with respect to the legality, validity, binding effect, and enforceability of any document or agreement is subject to the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors' rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing (regardless of whether considered in a proceeding in equity or at law).

          (c) We call your attention to the following matters (as well as those matters set out in paragraph (d) below) as to which we express no opinion:

               (i) the Company's agreement in the Agreement to indemnify you against costs, expenses, or liability notwithstanding your acts of gross negligence or willful misconduct;

               (ii) the Company's agreements in the Agreement for payment or reimbursement of costs, fees, and expenses or indemnification for claims, losses, or liabilities to the extent any such provision may be determined by a court or other tribunal to be in an unreasonable amount, to constitute a penalty, or to be contrary to public policy;

               (iii) any of the waivers or remedies contained in the Documents, whether or not any Document deems any such waiver or remedy commercially reasonable, if such waivers or remedies are determined
          (1) not to be commercially reasonable within the meaning of the UCC,
          (2) to conflict with mandatory provisions under the UCC or other applicable law, or (3) to be taken in a manner determined to be unreasonable or not performed in good faith or with fair dealing or with honesty in-fact;

               (iv) certain other provisions contained in the Documents which may be limited or rendered ineffective by applicable laws or judicial decisions governing such provisions or holding their enforcement to be unreasonable under the then-existing circumstances, but such laws and judicial decisions do not, in our opinion, render the Documents invalid as a whole or leave you without remedies; or

               (v) the priority or continued perfection of any security interest or lien granted by the Company to you under any of the Documents.

          (d) Our opinions set forth in paragraph 8 above are subject to the following further qualifications, exclusions and assumptions:

               (i)    Our opinions are qualified by and subject to:

                      (A) in the case of proceeds, continuation of perfection of your security interest therein is limited to the extent set forth in Section 9-306 of the UCC;

                      (B) in the case of property which becomes collateral after the date hereof, Section 547 of the United States Bankruptcy Code (the "Bankruptcy Code") provides that a transfer is not made until the debtor has rights in the property transferred, so a security interest in after-acquired property which is security for other than a contemporaneous advance may be treated as a voidable preference under the conditions (and subject to the exceptions) provided by Section 547;

                      (C) Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of the case under the Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case; and

                      (D) Section 364 of the Bankruptcy Code provides that the extension of secured credit after the commencement of a case under the Bankruptcy Code requires court approval.

               (ii)   We express no opinion as to:

                      (A) the creation or perfection of any security interest in any fixtures or property excluded from the provisions of the UCC pursuant to 9-104; and

                      (B) the perfection of any security interest in accounts that are an obligation of the Federal government or any agency or political subdivision thereof to the extent that any applicable laws require any actions in addition to filing of the Financing Statements.

               (iii)  We have assumed with your permission that:

                      (A) the Company has right, title, and interest in and to the collateral pledged by it;

                      (B) all items of collateral (including, without limitation, money, Units, or additional instruments) pledged under the Pledge Agreement, of which possession must be obtained and retained by a secured party in order to perfect its security interest pursuant to Section 9-103 and 9-304 of the UCC, are in your actual or constructive possession and not in the possession of the Company or any of its subsidiaries, affiliates, or agents;

                      (C) all items of collateral constitute items which are mobile in nature and, if installed on any property, do not constitute fixtures; and

                      (D) none of the collateral consists of consumer goods, farm products, crops, timber, minerals, or the like (including oil and gas), or accounts resulting from the sale thereof, receivables due from any govern ment or agency or department thereof, beneficial interests in a trust or a decedent's estate, letters of credit, inventory which is subject of any negotiable documents of title, such as a negotiable bill of lading or warehouse receipt held by anyone other than you or on your behalf, or items which are subject to a requirement of any jurisdiction, including the State, which provides for a registration or certificate of title or a filing other than under the UCC.

     Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring solely to the actual knowledge of the particular [firm name] attorneys who have represented the Company in connection with the Documents. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been undertaken by us.

     Our opinions expressed herein are limited to the laws of the State of [opining jurisdiction], [the general corporation law of the state of the Company's and Subsidiary's incorporation if different than the opining jurisdiction] and the federal laws of the United States, and we do not express any opinion herein concerning any other law except as expressly set forth in paragraph 8 above. With respect to our opinions in paragraph 8, to the extent our opinions are not governed by federal or [opining jurisdiction] law, our opinions are based solely and exclusively on a review of Subsections 9-103(3), 9-203(1) and (2), 9-302(1), 9-303, 9-401(1) and 9-402(1) and (3) of the Uniform
Commercial Codes as reported by [Commerce Clearing House, Inc. in the Secured Transactions Guide for the states listed on Annex I] (collectively, the states listed on Annex I are sometimes referred to herein as the "Non-[opining jurisdiction] Jurisdictions" and the Uniform Commercial Codes as adopted and in effect in such Non-[opining jurisdiction] Jurisdictions are sometimes called the "Non-[opining jurisdiction] Codes"). We have not reviewed, and we express no opinion on, local custom with respect to, and any other sections of, the Non- [opining jurisdiction] Codes, including any provisions that are referred to in the sections that we have reviewed which are noted above, nor have we reviewed any other statutes of the Non-[opining jurisdiction] Jurisdictions or judicial decisions construing or interpreting the laws of the Non-[opining jurisdiction] Jurisdictions, including the Non-[opining jurisdiction] Codes. By rendering the opinions set forth in paragraph 8 we do not intend to indicate that we are experts on, or qualified to render opinions on, the laws of the Non-[opining jurisdiction] Jurisdictions. Accordingly, we caution you that the opinions in paragraph 8 could be materially affected by local custom, other provisions of the Non-[opining jurisdiction] Codes, other statutes, laws, or regulations of the Non-[opining jurisdiction] Jurisdictions or judicial decisions of courts construing or interpreting the laws of the Non-[opining jurisdiction] Jurisdictions, including the Non-[opining jurisdiction] Codes.

     This opinion is furnished to you solely in connection with the transactions described above and may not be relied upon by you (and to the extent indicated in the previous sentence, your counsel) for any other purpose or by any other person in any manner or for any purpose.

                                    Very truly yours,

                                    Annex 1


UCC-1 Financing Statement filings to perfect a security interest in collateral not constituting fixtures:

STATE                       FILING OFFICE                  REPORTING PUBLICATION
- -----                       -------------                  ---------------------

                                                                       EXHIBIT A
                                                                       ---------


                                  CERTIFICATE
                                  -----------


     The undersigned hereby certifies that he is the duly elected Secretary of ___________________________, a Delaware limited liability company (the "Company"), and further certifies that the following documents are the only documents to which the Company is a party that affect or purport to affect the Company's right to borrow money under, or the Company's right to undertake and perform its obligations under, the Documents (as defined in the Secured Loan Agreement, dated _______________, between the Company and Einstein/Noah Bagel Corp.)



Date:______________________________


                                        _____________________________________
                                        Secretary

                                   EXHIBIT G
                                   ---------


               ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT
               ------------------------------------------------

               ACCOUNTING AND ADMINISTRATION SERVICES AGREEMENT
               ------------------------------------------------


     This Accounting and Administration Services Agreement ("Agreement") is made the ___ day of _____, 1996, by and between _________________________, a Delaware limited liability company ("DEVELOPER"), and Einstein/Noah Bagel Corp., a Delaware corporation ("Company").

                                   RECITALS
                                   --------

     1. Company and DEVELOPER have entered into an Area Development Agreement dated _________, 1996, as amended (the "ADA"), and have entered into or propose to enter into one or more franchise agreements (each a "Franchise Agreement" and, collectively, the "Franchise Agreements"), each providing for the franchise by the Company to DEVELOPER of the right to operate an einste!n Bros. store.

     2. Pursuant to the ADA and/or the Franchise Agreements, DEVELOPER is required to maintain certain accounting records and provide to Company certain periodic financial reports and other data.

     3. DEVELOPER has requested and Company has offered that Company assist DEVELOPER in maintaining certain accounting records and preparing certain financial reports required under the ADA and/or the Franchise Agreements.

     4. DEVELOPER desires to enter into an agreement pursuant to which Company would perform such services for DEVELOPER upon the terms and subject to the conditions hereinafter provided.


                                  AGREEMENTS
                                  ----------

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, as well as other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.   ACCOUNTING SERVICES.
     -------------------

     1.1 Upon the terms and subject to the conditions set forth in this Agreement, Company shall provide to DEVELOPER for each einste!n Bros. store and for each bagel store to be converted into an einste!n Bros. store operated by DEVELOPER pursuant to the ADA (each a "Unit") the following accounting services (the "Services"):

          (a) per-Unit calculation of revenue and expenses by accounting category per Company's standard chart of accounts and calculation of Royalty Based Revenue and Royalty Fees (as each term is defined in the Franchise Agreements);

          (b) administration and maintenance of corporate payroll, and administration of the processing of payroll and calculation of applicable tax and other withholdings relating to the Units through Company's designated payroll service bureau;

          (c)  administration of accounts payable (including check generation);

          (d) administration of recurring cash transfers between DEVELOPER's applicable Unit and corporate bank accounts;

          (e) administration and maintenance of a DEVELOPER general ledger trial balance, balance sheet, income statement and certain other corporate and Unit reports by accounting category per Company's standard chart of accounts and consistent with periodic reports Company customarily prepares in the normal course of business to manage its financial affairs, and periodic distribution of such reports to DEVELOPER using Company's Report Distribution System;

          (f) maintenance of all accounting records supporting DEVELOPER's financial statements (consistent with Company's record retention program) in reasonable fashion separate and discrete from the accounting records of Company; and

          (g) preparation of period end reconciliations and associated period end journal entries for all DEVELOPER balance sheet accounts.

     1.2 The Services shall not include any of the following, each of which is the sole responsibility of DEVELOPER:

          (a) selection of accounting policies to be applied to DEVELOPER's books and records; however, Company will consistently apply the appropriate policies selected by DEVELOPER;

          (b) negotiation of terms and conditions between DEVELOPER and its suppliers, vendors, and others, such as remittance due dates and discounts;

          (c) quarterly review and edit of DEVELOPER's vendor masterfile for current and accurate data; however, Company will appropriately apply updates to the vendor masterfile as directed by DEVELOPER;

          (d) signature and final release of trade accounts payable disbursement checks in excess of $200,000;

          (e)  final review and approval of annual financial statements;

          (f) cash investment activities; however, Company will initiate and manage repetitive and/or fixed cash management activities as directed in writing by DEVELOPER;

          (g)  approval and coding of invoices for disbursement;

          (h) preparation of budgets (except that Company will develop a budget process and calendar to facilitate the preparation of annual budgets by DEVELOPER, which DEVELOPER agrees to adopt and adhere to); and

          (i) preparation, filing, or signing of any tax returns required to be filed by DEVELOPER, with the exception of sales and use tax returns which will be prepared, but not, however, filed or signed by Company.

     1.3 DEVELOPER agrees to effectively apply locally the policies and procedures defined in Company's Accounting Manual (and in particular Accounting Policy and Procedures Bulletin 93-13), as the same may be modified and updated from time to time, on a timely basis, which actions and compliance shall be a condition to Company's obligations hereunder.

     1.4 DEVELOPER agrees to utilize Company's designated auditors and tax consultants for annual audit and tax return preparation activities.

     1.5 DEVELOPER agrees to utilize Company's designated bankers (except for Unit bank accounts) and credit card processors for all corporate cash management activities.

     1.6 DEVELOPER agrees to supply Company all information, materials, data, and documents necessary or advisable to properly perform the Services in such form, format, or media as Company may reasonably request, to make available the officers of DEVELOPER to answer any inquiries in connection therewith, and to cooperate with Company in the performance of its duties.

2.   FEES FOR SERVICES AND EXPENSE REIMBURSEMENT.
     -------------------------------------------

     2.1 In consideration of the Services, DEVELOPER agrees to pay to Company, separate and apart from any fee otherwise payable under the ADA or any Franchise Agreement, an accounting services fee, as follows:

          (a) a base fee for services to DEVELOPER payable by DEVELOPER for each four-week accounting period of Company ("Accounting Period") of $4,500 (the "Base Fee"); and

          (b) a unit fee for each Unit open and operating during all or any portion of such Accounting Period, which unit fee shall depend on the number of Units directly owned and operated by DEVELOPER pursuant to the ADA, and shall be equal to:

               (i) $850 per Accounting Period for each such Unit open and operating during all or any portion of such Accounting Period, until DEVELOPER opens and operates 12 or more Units;

               (ii) $750 per Accounting Period after DEVELOPER opens its 12th Unit and prior to the opening of the 30th Unit open and operating during all or any portion of such Accounting Period;

               (iii) $650 per Accounting Period after DEVELOPER opens its 30th Unit and prior to the opening of the 50th Unit open and operating during all or any portion of such Accounting Period;

               (iv) $550 per Accounting Period after DEVELOPER opens its 50th Unit and prior to the opening of the 100th Unit open and operating during all or any portion of such Accounting Period;

               (v) $450 per Accounting Period after DEVELOPER opens its 100th Unit and prior to the opening of the 200th Unit open and operating during all or any portion of such Accounting Period; and

               (vi) $350 per Accounting Period after DEVELOPER opens its 200th Unit and for all Units opened thereafter during all or any portion of such Accounting Period.

     In the event that DEVELOPER and the Units meet certain reporting requirements, administrative procedure compliance requirements, and timeliness deadlines as Company may establish and announce from time to time in its sole discretion, the unit fees set forth in (i) through (vi), above shall be reduced for DEVELOPER to $700, $600, $500, $400, $300, and $250, respectively.

     DEVELOPER agrees that the foregoing fees (base fee and unit fees) may be increased cumulatively by not more than 10% per fiscal year at the sole discretion of Company effective upon written notice thereof.

     2.2 In addition to the payment of fees as specified in Section 2.1 of this Agreement, DEVELOPER shall reimburse Company for all non-ordinary, out-of-pocket expenses incurred by Company or its affiliates in connection with the Services rendered by them hereunder, including, but not limited to, travel expenses, legal fees, fees of experts, audit fees, tax fees, payroll service fees, etc. All non-ordinary, out-of-pocket expenses, however, must be approved by DEVELOPER prior to incurring such expense. Expenses payable under this
Section 2.2 shall be paid promptly in the manner specified in Section 4.1 of this Agreement. These expenses will not include any expenses associated with computer system enhancements at the Company's Support Center, except as otherwise agreed to by the parties.

3.   TERM OF SERVICES.
     ----------------

     3.1 The term of this Agreement shall be for one year from the effective date hereof unless the parties mutually agree to extend such term; provided that either party hereto may terminate this Agreement during the term upon 180 days' prior written notice to the other party; and provided further that Company may terminate this Agreement without notice and cease rendering the Services, also without notice, upon any non-payment by DEVELOPER of the fees and expenses provided for herein when such fees and expenses are due and payable.

     3.2 Termination of this Agreement shall terminate Company's obligations to provide the Services. Upon termination of this Agreement, DEVELOPER shall pay to Company the fees due Company in accordance with Section 2.1 hereof for the Services rendered by Company through the date of termination and reimburse Company in accordance with Section 2.2 hereof for expenses incurred by Company in connection with the Services rendered by Company through the date of termination.

4.   PAYMENT OF AMOUNTS DUE HEREUNDER; LIABILITY.
     -------------------------------------------

     4.1 Company will calculate and DEVELOPER hereby authorizes Company to collect through electronic funds transfer, at the end of each Accounting Period, the total dollar amount of all fees and expenses due to Company hereunder.

     4.2 Company shall not be liable for any cost, damage, expense, or loss of DEVELOPER or its owners, partners, shareholders, officers, members, directors, employees, suppliers, or vendors, or any other person or entity arising or resulting, directly or indirectly, from (i) the failure of Company to perform any of the Services for DEVELOPER or the misperformance of any such Services, except to the extent such failure to perform or such misperformance is the result of Company's willful misconduct or gross negligence, in which event Company's liability shall not exceed its fee for such hereunder for the Accounting Period in question, or (ii) reliance by DEVELOPER, its owners, partners, shareholders, officers, members, directors, employees, suppliers, or vendors, or any other person or entity on any data or advice Company may provide pursuant to this Agreement. In no event will Company be liable for indirect, incidental, consequential, special, speculative, exemplary, or punitive damages (including, but not limited to, loss of revenue or profit).

     4.3 COMPANY MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THEIR ADEQUACY, QUALITY,

PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

5.   MISCELLANEOUS.
     -------------

     5.1 In performing the Services set forth in this Agreement, Company will have neither express nor implied power to execute agreements on behalf of DEVELOPER or in any manner bind DEVELOPER as to any matter not within the scope of this Agreement.

     5.2 All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight express or facsimile transmission or registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

          If to DEVELOPER:         _____________________________________________
                                   _____________________________________________
                                   _____________________________________________

                                   Attn: _______________________________________
                                   Facsimile:___________________________________

          If to Company:           Einstein/Noah Bagel Corp.
                                   1526 Cole Blvd., Suite 200
                                   Golden, CO 80401
                                   Attention:  Chief Financial Officer
                                   Facsimile:  (303) 202-3360

          with a copy to:          Einstein/Noah Bagel Corp.
                                   1526 Cole Blvd., Suite 200
                                   Golden, CO 80401
                                   Attention:  General Counsel
                                   Facsimile:  (303) 202-3490

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by overnight express courier or facsimile transmission shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given three business days after it is sent to the intended recipient at the address set forth above.

     5.3 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO APPLICABLE TO

CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

     5.4 A failure of any party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision. No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party or parties in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

     5.5 This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

     5.6 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either or oral or written, with respect thereto.

     5.7 Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.

     5.8 This Agreement may not be assigned by DEVELOPER without the prior written consent of Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    EINSTEIN/NOAH BAGEL CORP.



                                    By:_________________________________________
                                       Title:___________________________________


                                    ____________________________________________


                                         By:_____________________________, Inc.,
                                            its Manager

                                              By:_______________________________
                                                 Title:_________________________

                                   EXHIBIT H
                                   ---------


                        INVESTOR REPRESENTATION LETTER
                        ------------------------------

                            LETTER HEAD OF INVESTOR



Einstein/Noah Bagel Corp.
1526 Cole Boulevard, Suite 200
Golden, Colorado   80401


Ladies and Gentlemen:

     The undersigned hereby makes the following representations to Einstein/Noah Bagel Corp. (the "Company") in connection with and as an inducement to and of the consummation of certain transactions with ______________________________, a Delaware limited liability company (the "Developer").

     The undersigned has conducted an investigation of the Developer, including the management and current and proposed operations of the Developer, and of the locations, characteristics and demographics of (i) the sites for einste!n Bros. stores in the Development Area (as defined in the Development Agreement by and between the Company and the Developer of even date herewith) subject to executed leases or purchase contracts (the "Leased and Contracted Sites"), and (ii) the potential sites for einste!n Bros. stores being negotiated in the Development Area (the "Sites in Progress"), in each case to be purchased by the Developer from the Company. The undersigned has reviewed all of the documents, records, reports and other available materials relating to the Developer's operations, the Leased and Contracted Sites and the Sites in Progress, and is familiar with their content. The undersigned acknowledges that it has been given access to and has visited and examined the Developer's operations and the Leased and Contracted Sites and the Sites in Progress, and is satisfied with the condition thereof and that all inquiries have been answered to its satisfaction. For purposes of conducting these investigations, the undersigned has employed the services of its own agents, representatives, experts and consultants. In all matters affecting the undersigned's decision to invest in the Developer, the undersigned is relying upon the advice and opinions of its own agents, representatives, experts and consultants and not upon any information or statement, oral or written, of or provided by the Company or its officers, directors, agents, representatives or attorneys.

                                                Very truly yours,

                                    ITEM 23
                                    -------

                                    RECEIPT

THIS OFFERING CIRCULAR SUMMARIZES PROVISIONS OF THE FRANCHISE AGREEMENT AND OTHER INFORMATION IN PLAIN LANGUAGE. READ THIS OFFERING CIRCULAR AND ALL AGREEMENTS CAREFULLY.

IF ENBC OFFERS YOU A FRANCHISE, IT MUST PROVIDE THIS OFFERING CIRCULAR TO YOU BY THE EARLIEST OF:

A.   THE FIRST PERSONAL MEETING TO DISCUSS ENBC's FRANCHISE; OR

B.   TEN BUSINESS DAYS BEFORE SIGNING OF A BINDING AGREEMENT; OR

C.   TEN BUSINESS DAYS BEFORE ANY PAYMENT TO ENBC.

YOU MUST ALSO RECEIVE A FRANCHISE AGREEMENT CONTAINING ALL MATERIAL TERMS AT LEAST FIVE BUSINESS DAYS BEFORE YOU SIGN ANY FRANCHISE AGREEMENT.

IF ENBC DOES NOT DELIVER THIS OFFERING CIRCULAR ON TIME OR IF IT CONTAINS A FALSE OR MISLEADING STATEMENT, OR A MATERIAL OMISSION, A VIOLATION OF FEDERAL AND STATE LAW MAY HAVE OCCURRED AND SHOULD BE REPORTED TO THE FEDERAL TRADE COMMISSION, WASHINGTON, D.C. 20580 AND THE APPROPRIATE STATE AGENCY IDENTIFIED ON EXHIBIT A.

ENBC authorizes the respective state agencies identified on Exhibit A to receive service of process for Einstein/Noah Bagel Corp. in the particular state.

I have received a Uniform Franchise Offering Circular dated March 29, 1996, as amended September 1, 1996. This offering circular included the following
Exhibits:

     A.   State Agencies/Agents for Service of Process/Effective Dates
     B.   Development Agreement
     C.   Franchise Agreement
     D.   Addendum to Lease
     E.   Financial Statements
     F.   Financed Area Developer Loan Agreement


___________________________________     _______________________________________
Date                                    Franchisee

                                    RECEIPT

THIS OFFERING CIRCULAR SUMMARIZES PROVISIONS OF THE FRANCHISE AGREEMENT AND OTHER INFORMATION IN PLAIN LANGUAGE. READ THIS OFFERING CIRCULAR AND ALL AGREEMENTS CAREFULLY.

IF ENBC OFFERS YOU A FRANCHISE, IT MUST PROVIDE THIS OFFERING CIRCULAR TO YOU BY THE EARLIEST OF:

A.   THE FIRST PERSONAL MEETING TO DISCUSS ENBC's FRANCHISE; OR

B.   TEN BUSINESS DAYS BEFORE SIGNING OF A BINDING AGREEMENT; OR

C.   TEN BUSINESS DAYS BEFORE ANY PAYMENT TO ENBC.

YOU MUST ALSO RECEIVE A FRANCHISE AGREEMENT CONTAINING ALL MATERIAL TERMS AT LEAST FIVE BUSINESS DAYS BEFORE YOU SIGN ANY FRANCHISE AGREEMENT.

IF ENBC DOES NOT DELIVER THIS OFFERING CIRCULAR ON TIME OR IF IT CONTAINS A FALSE OR MISLEADING STATEMENT, OR A MATERIAL OMISSION, A VIOLATION OF FEDERAL AND STATE LAW MAY HAVE OCCURRED AND SHOULD BE REPORTED TO THE FEDERAL TRADE COMMISSION, WASHINGTON, D.C. 20580 AND THE APPROPRIATE STATE AGENCY IDENTIFIED ON EXHIBIT A.

ENBC authorizes the respective state agencies identified on Exhibit A to receive
                                                            ---------
service of process for Einstein/Noah Bagel Corp. in the particular state.

I have received a Uniform Franchise Offering Circular dated March 29, 1996, as amended September 1, 1996. This offering circular included the following
Exhibits:

     A.   State Agencies/Agents for Service of Process/Effective Dates
     B.   Development Agreement
     C.   Franchise Agreement
     D.   Addendum to Lease
     E.   Financial Statements
     F.   Financed Area Developer Loan Agreement


____________________________________    _______________________________________
Date                                    Franchisee